   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 3, 1999



                                                      REGISTRATION NO. 333-83887

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                               AMENDMENT NO. 1 TO


                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                          CHARTER COMMUNICATIONS, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                             4841                            43-1857213
 (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL            (FEDERAL EMPLOYER
  INCORPORATION OR ORGANIZATION)      CLASSIFICATION CODE NUMBER)           IDENTIFICATION NUMBER)

                            ------------------------

                            12444 POWERSCOURT DRIVE
                           ST. LOUIS, MISSOURI 63131
                                 (314) 965-0555

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                    REGISTRANT'S PRINCIPAL EXECUTIVE OFFICE)

                            ------------------------

                              CURTIS S. SHAW, ESQ.
              SENIOR VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                          CHARTER COMMUNICATIONS, INC.
                            12444 POWERSCOURT DRIVE
                           ST. LOUIS, MISSOURI 63131
                                 (314) 965-0555
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

    DANIEL G. BERGSTEIN, ESQ.           ALVIN G. SEGEL, ESQ.              RICHARD D. BOHM, ESQ.
     THOMAS R. POLLOCK, ESQ.             IRELL & MANELLA LLP             PETER J. LOUGHRAN, ESQ.
    PATRICIA M. CARROLL, ESQ.      1800 AVENUE OF THE STARS, SUITE        DEBEVOISE & PLIMPTON
         PAUL, HASTINGS,                         900                        875 THIRD AVENUE
      JANOFSKY & WALKER LLP            LOS ANGELES, CALIFORNIA          NEW YORK, NEW YORK 10022
         399 PARK AVENUE                     90067-4276                      (212) 909-6000
    NEW YORK, NEW YORK 10022               (310) 277-1010
         (212) 318-6000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.


    If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]



    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]



    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                Explanatory Note



All information relating to Bresnan's June 30, 1999 financial information is estimated by Charter Communications, Inc. based on information provided by Bresnan.

THE INFORMATION IN THIS PRELIMINARY PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THESE SECURITIES MAY NOT BE SOLD UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PRELIMINARY PROSPECTUS IS NOT AN OFFER TO SELL NOR DOES IT SEEK AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                SUBJECT TO COMPLETION. DATED SEPTEMBER 3, 1999.


[CHARTER COMMUNICATIONS LOGO]
                                            Shares

                          CHARTER COMMUNICATIONS, INC.

                              Class A Common Stock
                             ----------------------
     This is an initial public offering of shares of Class A common stock of Charter Communications, Inc. This prospectus relates to an offering of shares in the United States and Canada. In addition, shares are being offered outside the United States and Canada. All of the shares of Class A common stock are being sold by Charter Communications, Inc.

     Paul G. Allen, our principal owner, has agreed to make, through a company he controls, a $750 million contribution to our subsidiary Charter Communications Holding Company, LLC. He will pay a purchase price per membership unit in that company equal to the net initial public offering price per share of the Class A common stock. We expect this investment to be completed concurrently with the closing of the offering.


     Prior to the offering, there has been no public market for the Class A common stock. It is currently estimated that the initial public offering price
per share will be between $          and $          . We have applied to have
the Class A common stock included for quotation on the Nasdaq National Market under the symbol "CHTR".



     See "Risk Factors" beginning on page 12 to read about factors you should consider before buying shares of the Class A common stock.


                             ----------------------

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ----------------------

                                                                Per Share       Total
                                                                ---------       -----
Initial public offering price...............................     $           $
Underwriting discount.......................................     $           $
Proceeds, before expenses, to us............................     $           $

     To the extent that the underwriters sell more than           shares of
Class A common stock, the underwriters have the option to purchase up to an
additional           shares from Charter Communications, Inc. at the initial
public offering price less the underwriting discount.

                             ----------------------

     The underwriters expect to deliver the shares against payment in New York,
New York on             , 1999.

GOLDMAN, SACHS & CO.     BEAR, STEARNS & CO. INC.     MORGAN STANLEY DEAN WITTER

DONALDSON, LUFKIN & JENRETTE       MERRILL LYNCH & CO.      SALOMON SMITH BARNEY

            A. G. EDWARDS & SONS, INC.            M.R. BEAL & COMPANY
                             ----------------------

                    Prospectus dated                , 1999.

[INSIDE FRONT COVER]



     [Map of the United States with locations of cable systems marked with dots]



     [Text:] Imagine a time when television, computers, the Internet, and telecommunications will converge, and the world of entertainment and information will come into the home and the work place through a single cable.



     A Wired World



     Charter Communications, Inc. is the fourth largest operator of cable television systems in the United States, serving approximately 6.2 million customers, after giving effect to our pending acquisitions. We currently serve approximately 3.0 million customers. We offer a full range of traditional cable television services and have begun to offer digital cable television services and high-speed Internet access to customers. We have also started to introduce a number of other new services including interactive video programming and are exploring opportunities in telephony.



[INSIDE GATEFOLD]



     [Graphic of various screens showing logos of HBO, CNN, Showtime, Discovery Channel, Charter Pipeline, WorldGate with captions Charter Cable TV (tm), Charter Digital Cable (tm), Charter Pipeline (tm), Interactive TV, Internet TV]



     [Text:] Now The Vision is here. Charter Communications has begun to introduce a vast selection of entertainment programming, as well as high-speed Internet access. All will be delivered through the far-reaching cable network of Charter Communications, Inc.



Entertainment. Charter Cable Television & Charter Digital Cable (tm)



     Charter Cable Television provides hundreds of programming choices and extraordinary variety with quality reception. Available are premium channels as well as pay-per-view through Charter Home Theater (tm).



     Charter Digital Cable adds the superior quality of digital picture and sound and greatly expands subscriber options with more channels and movies, an electronic program guide, and digital music.



High Speed Internet Access. Charter Pipeline (tm)



     Charter Pipeline provides high-speed computer Internet access, around-the-clock, with an "always on" connection that eliminates the need for an additional phone line in our two-way systems. Charter Pipeline can increase data transfer speeds as much as 50 times the speed of conventional 28.8 kilobit modem connections.



Internet TV. With WorldGate TV over Cable (sm)



     Charter offers Internet access and e-mail services without the need for a computer, modem, or phone line. Customers can surf the Net and use e-mail on their televisions through their cable service, a converter box and a wireless keyboard.



Interactive TV. Through a partnership with Wink (tm)



     Charter offers an interactive television service that provides customers with background information on shows and programming. This service allows an instant link to current sports, news, financial and weather information, simultaneously with regular cable television viewing.

                               PROSPECTUS SUMMARY


     The following summary contains a general discussion of our business, the offering of Class A common stock and summary financial information. It likely does not contain all the information that is important to you in making a decision to purchase shares of the Class A common stock. For a more complete understanding of the offering, you should read this entire prospectus and other documents to which we refer. Unless otherwise stated, the information in this prospectus assumes that the underwriters do not exercise their option to purchase additional shares in the offering. References to "our", "us" and "we" include Charter Communications, Inc., Charter Communications Holding Company, LLC and the direct and indirect subsidiaries of Charter Communications Holding Company, LLC, unless we indicate otherwise or the context otherwise requires.


                                  OUR BUSINESS


     We are the 4th largest operator of cable television systems in the United States, serving approximately 6.2 million customers, after giving effect to our pending acquisitions. We currently serve approximately 3.0 million customers.



     We offer a full range of traditional cable television services and have begun to offer digital cable television services to customers in some of our systems. Digital cable television is cable television service provided through digital technology. Digital technology enables cable operators to increase the channel capacity of cable systems by permitting a significantly increased number of video signals to be transmitted over a cable system's existing bandwidth. Channel capacity is the number of channels that can be simultaneously carried on the cable system and is generally defined in terms of the number of analog channels. Analog channels refer to communication channels on which the information is transmitted in a non-digital format, which means data is transmitted in a manner similar to the original signals. Bandwidth is a measure of the information-carrying capacity of a communication channel. It is the range of usable frequencies that can be carried by a cable system.



     We have also started to introduce a number of other new products and services, including interactive video programming, which allows information to flow in both directions, and high-speed Internet access to the World Wide Web. We are also exploring opportunities in telephony, which will integrate telephone services with the Internet through the use of cable. The introduction of these new services represents an important step toward the realization of our "wired world" vision, where cable's ability to transmit voice, video and data at high speeds will enable it to serve as the primary platform for the delivery of new services to the home and workplace. We are accelerating the upgrade of our systems to more quickly provide these new services.



     We have grown rapidly over the past five years. During this period, our management team has successfully completed 26 acquisitions, including six acquisitions closed in 1999. We also merged with Marcus Cable Holdings, LLC in April 1999. In addition, we have entered into agreements to acquire additional cable systems with approximately 3.2 million customers. We have also expanded our customer base through significant internal growth. In 1998, our internal customer growth, without giving effect to the cable systems we acquired in that year, was 4.8%, more than twice the national industry average of 1.7%. In 1997, our internal customer growth, without giving effect to the cable systems we acquired in that year, was 3.5%, significantly higher than the national industry average of 2.0%.



     Pro forma for our merger with Marcus Holdings and for completed and pending acquisitions, our 1998 revenues were $2.7 billion. On the same pro forma basis, for the six months ended June 30, 1999, our revenues were $1.4 billion. Without giving effect to the cable systems we acquired in 1998, we increased revenues, as compared to 1997, by 9.5%.

     We are a holding company whose sole asset after completion of the offering
will be an approximate   % equity interest and a more than 50% voting interest
in Charter Communications Holding Company, LLC. The only business of Charter Communications, Inc. will be to act as the sole manager of Charter Communications Holding Company, LLC. Our principal executive offices are located at 12444 Powerscourt Drive, St. Louis, Missouri 63131. Our telephone number is
(314) 965-0555 and our web site is located at www.chartercom.com. The information on our web site is not part of this prospectus.

                               BUSINESS STRATEGY


     Our objective is to increase our operating cash flow by increasing our customer base and the amount of cash flow per customer. To achieve this objective, we are pursuing the following strategies:


     - rapidly integrate acquired cable systems and apply our core operating strategies to raise the financial and operating performance of these acquired systems;

     - expand the array of services we offer to our customers through the implementation of our "wired world" vision;


     - upgrade the bandwidth capacity of our systems to 550 megahertz or greater to enable greater channel capacity and add two-way capability to facilitate interactive communication. Two-way capability is the ability to have bandwidth available for upstream or two-way communication;


     - maximize customer satisfaction by providing reliable, high-quality service offerings, superior customer service and attractive programming choices at reasonable rates;

     - employ innovative marketing programs tailored to local customer preferences to generate additional sales;


     - emphasize local management autonomy to better serve our customers while providing support from regional and corporate offices and maintaining centralized financial controls; and



     - improve the geographic clustering of our cable systems by selectively trading or acquiring systems to increase operating efficiencies and improve operating margins. Clusters refer to cable systems under common ownership which are located within geographic proximity to each other.


                                  ORGANIZATION

     The chart on the following page sets forth our corporate structure as of the date of the completion of the offering and assumes that:


     - Mr. Allen, through Vulcan Cable III Inc., has made a total equity contribution of $1.325 billion (including $500 million funded in August
       1999) to Charter Communications Holding Company, LLC in exchange for
       membership units at a price of $     per membership unit;


     - Mr. Allen, through Vulcan Cable III Inc., has purchased a total of membership units from Charter Communications Holding Company, LLC for $750 million at a price per membership unit equal to the net initial public offering price per share;


     - all of our pending acquisitions have been completed;



     - specified sellers in our pending Rifkin, Falcon and Bresnan acquisitions, who will receive or have the right to receive a portion of their purchase price in Charter Communications Holding Company, LLC membership units rather than in cash, have exercised these rights in full, received membership units;


     - the underwriters have not exercised their over-allotment option; and


     - none of the options to purchase membership units that have been granted under the Charter Communications Holding Company, LLC option plan or granted to our chief executive officer have been exercised.

                     [STRUCTURAL CONSIDERATIONS FLOW CHART]


     For a more detailed description of each entity and how it relates to us, see "Business -- Organizational Structure".

                                 RECENT EVENTS



     We have completed, and are in the process of completing, the acquisitions described below.



RECENT ACQUISITIONS



     In the second and third quarters of 1999, we completed six transactions in which we acquired cable systems serving a total of approximately 585,000 customers. The total purchase price for these acquisitions was approximately $1.9 billion. For the year ended December 31, 1998, these systems had revenues of approximately $227 million. The following table is a breakdown of our recent acquisitions:



                                                                              AS OF AND FOR
                                                                           THE SIX MONTHS ENDED
                                         ACTUAL OR                            JUNE 30, 1999
                                        ANTICIPATED      PURCHASE      ----------------------------
                                        ACQUISITION        PRICE          BASIC         REVENUE
         RECENT ACQUISITIONS           CLOSING DATE    (IN MILLIONS)   SUBSCRIBERS   (IN THOUSANDS)
         -------------------           -------------   -------------   -----------   --------------
Renaissance Media Group L.L.C. ......      4/99           $  459         131,000        $ 30,807
American Cable Entertainment,
  L.L.C. ............................      5/99              240          69,000          17,958
Cable systems of Greater Media
  Cablevision, Inc. .................      6/99              500         174,000          42,348
Helicon Partners I, L.P. and
  Affiliates.........................      7/99              550         173,000          42,956
Other (Vista Broadband
  Communications, L.L.C. and certain
  cable assets of Cable Satellite of
  South Miami, Inc.).................  7/99 and 8/99         148          38,000           9,157
                                       -------------      ------        --------        --------
  Total..............................                     $1,897         585,000        $143,226
                                                          ======        ========        ========



PENDING ACQUISITIONS



     In addition to the recent acquisitions described above, since the beginning of 1999, we have entered into agreements to acquire additional cable systems. The total purchase price for these acquisitions will be approximately $12.3 billion, including assumed debt. This includes the exchange with another cable service provider of certain of our cable television systems with a fair market value of $0.4 billion for cable systems that we can operate more efficiently because of their geographic proximity to our other systems. As of June 30, 1999, the systems to be acquired by us, net of systems to be exchanged, served a total of approximately 3.2 million customers.

For the year ended December 31, 1998, these systems had revenues of approximately $1.4 billion. The following table is a breakdown of our pending acquisitions:



                              PENDING ACQUISITIONS



                                                                              AS OF AND FOR THE SIX
                                                                            MONTHS ENDED JUNE 30, 1999
                                                             PURCHASE      ----------------------------
           PENDING               ACTUAL OR ANTICIPATED         PRICE          BASIC         REVENUES
         ACQUISITIONS           ACQUISITION CLOSING DATE   (IN MILLIONS)   SUBSCRIBERS   (IN THOUSANDS)
------------------------------  ------------------------   -------------   -----------   --------------
Cable systems of InterMedia                                                   412,000
  Capital Partners IV, L.P.,                                      $873 +     (143,000)
  InterMedia Partners                                                      ----------
  and Affiliates..............      3rd Quarter 1999       systems swap       269,000       $100,644
Rifkin Acquisition Partners,
  L.L.L.P. and Interlink
  Communications Partners,
  L.L.P. .....................      3rd Quarter 1999              1,460       462,000        105,592
Avalon Cable LLC..............      4th Quarter 1999                845       261,000         51,769
The Systems of Fanch
  Cablevision L.P. and
  Affiliates and their
  assets......................      4th Quarter 1999              2,400       537,000         98,931
Falcon Communications, L.P. ..      4th Quarter 1999              3,600     1,008,000        212,205
Bresnan Communications Company
  Limited Partnership.........      1st Quarter 2000              3,100       656,000        137,291
                                                             ----------    ----------       --------
     Total....................                                  $12,278      3,193,000      $706,432
                                                             ==========    ==========       ========



     We expect to finance these pending acquisitions with the proceeds of this offering, additional equity, borrowings under our credit facilities and additional debt.



MERGER WITH MARCUS HOLDINGS



     On April 23, 1998, Paul G. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable Company, L.L.C., and agreed to acquire the remaining interests in Marcus Cable. The aggregate purchase price was approximately $1.4 billion, excluding $1.8 billion in assumed debt. On February 22, 1999, Marcus Holdings was formed, and all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen completed the acquisition of all remaining interests of Marcus Cable. On April 7, 1999, Mr. Allen merged Marcus Holdings into Charter Communications Holdings, L.L.C. Charter Holdings survived the merger, and the operating subsidiaries of Marcus Holdings became subsidiaries of Charter Holdings.

                                  THE OFFERING


Total Class A common stock offered:
  U.S. offering.............................................
  International offering....................................
                                                              ------
     Total..................................................
                                                              ======
Shares of common stock to be outstanding after the offering:
  Class A common stock......................................
  Class B common stock......................................
Charter Communications Holding Company membership units to
  be owned by persons or entities other than CCI after the
  offering..................................................



     In calculating the number of shares of each class of our common stock and the membership units in Charter Communications Holding Company that will be outstanding after the offering, we have made the same assumptions described on page 3 with respect to our organizational chart.



     Shares of Class B common stock are convertible into, and membership units of Charter Communications Holding Company not owned by CCI, Vulcan Cable III or Charter Investment are exchangeable for, shares of Class A common stock at any time on a one-for-one basis. Charter Communications Holding Company membership units held by Vulcan Cable III and Charter Investment are exchangeable for shares of Class B common stock at any time on a one-for-one basis. If, immediately following the offering, Mr. Allen converted his Class B common stock into Class A common stock, and Charter Investment and Vulcan Cable III exchanged their common membership units for Class B common stock and converted the shares of Class B common stock so received into Class A common stock, they together
would own approximately      % of our Class A common stock. See "Description of
Capital Stock and Membership Units".

                             ----------------------


Allen Investments.............   Mr. Allen, through Vulcan Cable III, has agreed
                                 to make total equity contributions of $1.325
                                 billion to Charter Communications Holding
                                 Company (including $500 million funded in
                                 August 1999) for $          per membership
                                 unit. In addition, Mr. Allen, through Vulcan
                                 Cable III, has agreed to make a $750 million equity contribution to Charter Communications
                                 Holding Company at the closing of the offering for a purchase price per membership unit equal to the net initial public offering price per share. The funding of these investments is a condition to the closing of the offering.



Use of Proceeds...............   By CCI: To acquire           membership units
                                 in Charter Communications Holding Company at a price per membership unit equal to the net initial public offering price per share.



                                 By Charter Communications Holding Company: To partially fund, together with the proceeds from the $750 million equity contribution from Vulcan Cable III, a number of our pending acquisitions. See "Use of Proceeds".


Voting Rights.................   Each holder of Class A common stock is entitled
                                 to one vote per share. Each holder of Class B common stock is entitled to the number of votes per share equal to:

                                 - ten multiplied by the sum of (a) the total
                                   number of shares of Class B common stock held by the holder and (b) the number of shares of Class B common stock into which the Charter Communications Holding Company membership units held, directly or indirectly, by the holder are exchangeable; divided by


                                 - the number of shares of Class B common stock
                                   held by the holder.

                                 See "Description of Capital Stock and
                                 Membership Units".


Proposed Nasdaq National
Market Symbol.................   "CHTR".


                                  RISK FACTORS


     You should carefully consider all of the information in this prospectus. In particular, you should evaluate the specific risk factors under "Risk Factors" for a discussion of risks associated with purchasing the Class A common stock offered in this prospectus.

                   UNAUDITED SUMMARY PRO FORMA FINANCIAL DATA

     You should read the following unaudited summary pro forma financial data of CCI in conjunction with the historical financial statements and other financial information appearing elsewhere in this prospectus, including "Capitalization", "Unaudited Pro Forma Financial Statements" and "Management's Discussion and Analysis of Financial Condition and Results of Operations".


                                                     UNAUDITED SUMMARY PRO FORMA STATEMENT OF OPERATIONS
                                                                SIX MONTHS ENDED JUNE 30, 1999
                             ----------------------------------------------------------------------------------------------------
                                 CHARTER
                             COMMUNICATIONS       RECENT                     PENDING      REFINANCING    OFFERING
                             HOLDING COMPANY   ACQUISITIONS    SUBTOTAL    ACQUISITIONS   ADJUSTMENTS   ADJUSTMENTS      TOTAL
                             ---------------   ------------   ----------   ------------   -----------   -----------   -----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND CUSTOMER DATA)
Revenues...................    $  594,173        $127,246     $  721,419   $   705,439     $     --     $       --    $ 1,426,858
                               ----------        --------     ----------   -----------     --------     -----------   -----------
Operating expenses:
 Operating, general and
   administrative..........       310,325          64,798        375,123       370,561           --             --        745,684
 Depreciation and
   amortization............       313,621          62,691        376,312       461,766           --             --        838,078
 Stock option compensation
   expense.................        38,194              --         38,194            --                                     38,194
 Corporate expense
   charges(a)..............        11,073           8,999         20,072        16,792           --             --         36,864
 Management fees...........            --           2,815          2,815         5,925           --             --          8,740
                               ----------        --------     ----------   -----------     --------     -----------   -----------
   Total operating
     expenses..............       673,213         139,303        812,516       855,044           --             --      1,667,560
                               ----------        --------     ----------   -----------     --------     -----------   -----------
Loss from operations.......       (79,040)        (12,057)       (91,097)     (149,605)          --             --       (240,702)
Interest expense...........      (183,869)        (27,233)      (211,102)     (292,217)       4,500             --       (498,819)
Interest income............        10,189             259         10,448           986           --             --         11,434
Other income (expense).....         2,682            (428)         2,254          (495)          --             --          1,759
                               ----------        --------     ----------   -----------     --------     -----------   -----------
Loss before minority
 interest..................      (250,038)        (39,459)      (289,497)     (441,331)       4,500             --       (726,328)
Minority interest..........            --              --             --            --           --        544,746        544,746
                               ----------        --------     ----------   -----------     --------     -----------   -----------
Loss before extraordinary
 item......................    $ (250,038)       $(39,459)    $ (289,497)  $  (441,331)    $  4,500     $  544,746    $  (181,582)
                               ==========        ========     ==========   ===========     ========     ===========   ===========
Basic loss per share.......                                                                                           $
                                                                                                                      ===========
Diluted loss per share.....                                                                                           $
                                                                                                                      ===========
Weighted average shares
 outstanding:..............
 Basic.....................
 Diluted...................
OTHER FINANCIAL DATA:
EBITDA(b)..................    $  237,263        $ 50,206     $  287,469   $   311,666                                $   599,135
EBITDA margin(c)...........          39.9%           39.5%          39.8%         44.2%                                      42.0%
Adjusted EBITDA(d).........    $  283,848        $ 62,448     $  346,296   $   334,878                                $   681,174
Cash flows from operating
 activities................       172,770          25,655        198,425       252,625                                    451,050
Cash flows used in
 investing activities......      (271,191)        (33,696)      (304,887)     (192,089)                                  (496,976)
Cash flows from (used in)
 financing
 activities................       207,131         (94,559)       112,572       628,781                                    741,353
Cash interest expense......                                                                                               412,631
Capital expenditures.......       262,507          25,576        288,083       191,819                                    479,902
BALANCE SHEET DATA (AT END
 OF PERIOD):
Total assets...............     8,687,474         604,011      9,291,485    12,587,096           --             --     21,878,581
Total debt.................     5,134,310         588,024      5,722,334     5,927,597           --             --     11,649,931
Minority interest..........            --              --             --            --           --      7,176,842      7,176,842
Member's equity............     3,204,122              --      3,204,122     3,525,000           --     (6,729,122)            --
Stockholders' equity.......            --              --             --            --           --      2,392,280      2,392,280
OPERATING DATA (AT END OF
 PERIOD, EXCEPT FOR
 AVERAGES):
Homes passed(e)............     4,631,000         312,000      4,943,000     4,573,000                                  9,516,000
Basic customers(f).........     2,735,000         211,000      2,946,000     3,192,000                                  6,138,000
Basic penetration(g).......          59.1%           67.6%          59.6%         69.8%                                      64.5%
Premium units(h)...........     1,674,000          88,000      1,762,000     1,298,000                                  3,060,000
Premium penetration(i).....          61.2%           41.7%          59.8%         40.7%                                      49.9%
Average monthly revenue per
 basic customer(j).........                                                                                           $     38.74

                                            UNAUDITED SUMMARY PRO FORMA STATEMENT OF OPERATIONS
                                                        YEAR ENDED DECEMBER 31, 1998
                                          --------------------------------------------------------
                                             CHARTER
                                             COMMUNI-
                                             CATIONS
                                             HOLDING                        RECENT
                                             COMPANY         MARCUS      ACQUISITIONS    SUBTOTAL
                                          --------------   -----------   ------------   ----------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND CUSTOMER DATA)
Revenues................................   $   601,953     $   457,929    $  268,460    $1,328,342
                                           -----------     -----------    ----------    ----------
Operating expenses:
 Operating, general and
   administrative.......................       304,555         236,595       138,524       679,674
 Depreciation and amortization..........       370,406         258,348       141,535       770,289
 Stock option compensation expense......           845              --            --           845
 Corporate expense charges(a)...........        16,493          17,042         6,759        40,294
 Management fees........................            --              --         4,573         4,573
                                           -----------     -----------    ----------    ----------
   Total operating expenses.............       692,299         511,985       291,391     1,495,675
                                           -----------     -----------    ----------    ----------
Loss from operations....................       (90,346)        (54,056)      (22,931)     (167,333)
Interest expense........................      (204,770)       (140,651)      (95,489)     (440,910)
Other income (expense)..................           518              --            84           602
                                           -----------     -----------    ----------    ----------
Loss before minority interest...........      (294,598)       (194,707)     (118,336)     (607,641)
Minority interest.......................            --              --            --            --
                                           -----------     -----------    ----------    ----------
Loss before extraordinary item..........   $  (294,598)    $  (194,707)   $ (118,336)   $ (607,641)
                                           ===========     ===========    ==========    ==========
Basic loss per share....................
Diluted loss per share..................
Weighted average shares outstanding:
 Basic..................................
 Diluted................................
OTHER FINANCIAL DATA:
EBITDA(b)...............................   $   280,578     $   204,292    $  118,688    $  603,558
EBITDA margin(c)........................          46.6%           44.6%         44.2%         45.4%
Adjusted EBITDA(d)......................   $   297,398     $   221,334    $  129,936    $  648,668
Cash flows from operating activities....       141,602         135,466        38,186       315,254
Cash flows used in investing
 activities.............................      (387,633)       (217,729)      (56,242)     (661,604)
Cash flows from (used in) financing
 activities.............................       210,306         109,924       (21,932)      298,298
Cash interest expense...................
Capital expenditures....................       213,353         224,723        22,672       460,748
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets............................     4,335,527       2,900,129     1,941,773     9,177,429
Total debt..............................     2,002,706       1,520,495     1,901,590     5,424,791
Minority interest.......................            --              --            --            --
Members' equity.........................     2,147,379       1,281,912            --     3,429,291
Stockholders' equity....................            --              --            --            --
OPERATING DATA (AT END OF PERIOD, EXCEPT
 FOR AVERAGES):
Homes passed(e).........................     2,149,000       1,743,000       806,000     4,698,000
Basic customers(f)......................     1,255,000       1,062,000       562,000     2,879,000
Basic penetration(g)....................          58.4%           60.9%         69.7%         61.3%
Premium units(h)........................       845,000         411,000       299,000     1,555,000
Premium
 penetration(i).........................          67.3%           38.7%         53.2%         54.0%
Average monthly revenue per basic
 customer(j)............................

                                            UNAUDITED SUMMARY PRO FORMA STATEMENT OF OPERATIONS
                                                       YEAR ENDED DECEMBER 31, 1998
                                          -------------------------------------------------------

                                            PENDING      REFINANCING    OFFERING
                                          ACQUISITIONS   ADJUSTMENTS   ADJUSTMENTS      TOTAL
                                          ------------   -----------   -----------   ------------
                                        (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND CUSTOMER DATA)
Revenues................................  $ 1,350,984     $     --     $       --    $  2,679,326
                                          -----------     --------     -----------   ------------
Operating expenses:
 Operating, general and
   administrative.......................      672,794           --             --       1,352,468
 Depreciation and amortization..........      926,915           --             --       1,697,204
 Stock option compensation expense......           --           --             --             845
 Corporate expense charges(a)...........       41,322           --             --          81,616
 Management fees........................       16,234           --             --          20,807
                                          -----------     --------     -----------   ------------
   Total operating expenses.............    1,657,265           --             --       3,152,940
                                          -----------     --------     -----------   ------------
Loss from operations....................     (306,281)          --             --        (473,614)
Interest expense........................     (543,511)       6,800             --        (977,621)
Other income (expense)..................      (11,596)          --             --         (10,994)
                                          -----------     --------     -----------   ------------
Loss before minority interest...........     (861,388)       6,800             --      (1,462,229)
Minority interest.......................           --           --      1,096,672       1,096,672
                                          -----------     --------     -----------   ------------
Loss before extraordinary item..........  $  (861,388)    $  6,800     $1,096,672    $   (365,557)
                                          ===========     ========     ===========   ============
Basic loss per share....................
Diluted loss per share..................
Weighted average shares outstanding:
 Basic..................................
 Diluted................................
OTHER FINANCIAL DATA:
EBITDA(b)...............................  $   609,038                                $  1,212,596
EBITDA margin(c)........................         45.1%                                       45.3%
Adjusted EBITDA(d)......................  $   678,190                                $  1,326,858
Cash flows from operating activities....      274,270                                     589,524
Cash flows used in investing
 activities.............................     (632,665)                                 (1,294,269)
Cash flows from (used in) financing
 activities.............................      258,404                                     556,702
Cash interest expense...................                                                  806,889
Capital expenditures....................      289,480                                     750,228
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets............................   12,550,003      125,000             --      21,852,432
Total debt..............................    5,943,717      128,604             --      11,497,112
Minority interest.......................           --           --      7,343,015       7,343,015
Members' equity.........................    3,525,000       (3,604)    (6,950,687)             --
Stockholders' equity....................           --           --      2,447,672       2,447,672
OPERATING DATA (AT END OF PERIOD, EXCEPT
 FOR AVERAGES):
Homes passed(e).........................    4,483,000                                   9,181,000
Basic customers(f)......................    3,035,000                                   5,914,000
Basic penetration(g)....................         67.7%                                       64.4%
Premium units(h)........................    1,123,000                                   2,678,000
Premium
 penetration(i).........................         37.0%                                       45.3%
Average monthly revenue per basic
 customer(j)............................                                             $      37.75

-------------------------

(a) Charter Investment provided corporate management and consulting services to subsidiaries of Charter Operating during 1998 and 1999 and to subsidiaries of Marcus Holdings beginning in October 1998. See "Certain Relationships and Related Transactions".

(b) EBITDA represents earnings (loss) before interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a cable television company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

(c) EBITDA margin represents EBITDA as a percentage of revenues.


(d) Adjusted EBITDA means EBITDA before stock option compensation expense, corporate expenses, management fees and other income (expense). Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service its indebtedness. However, Adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because Adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by Adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.



(e) Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area.



(f) Basic customers are customers who receive basic cable service.



(g) Basic penetration represents basic customers as a percentage of homes passed.



(h) Premium units represent the total number of subscriptions to premium channels.



(i) Premium penetration represents premium units as a percentage of basic customers.



(j) Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at period end.

                                  RISK FACTORS


     An investment in our Class A common stock entails the following risks. You should carefully consider these risk factors, as well as the other information in this prospectus.



                                  OUR BUSINESS



WE HAVE SUBSTANTIAL EXISTING DEBT AND WILL INCUR SUBSTANTIAL ADDITIONAL DEBT, WHICH COULD ADVERSELY AFFECT OUR FINANCIAL HEALTH, AND AFFECT OUR ABILITY TO OBTAIN FINANCING IN THE FUTURE AND REACT TO CHANGES IN OUR BUSINESS.



     We have a significant amount of debt. As of June 30, 1999, pro forma for our pending acquisitions and recent acquisitions completed since that date, our total debt was approximately $11.6 billion and our total stockholders' equity was approximately $2.4 billion. Our significant amount of debt could have important consequences to you. For example, it could:


     - make it more difficult for us to satisfy our obligations under our credit facilities and to our noteholders;


     - increase our vulnerability to general adverse economic and cable industry conditions, including interest rate fluctuations, because much of our borrowings are and will continue to be at variable rates of interest;



     - require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, which will reduce our funds available for working capital, capital expenditures, acquisitions of additional systems and other general corporate expenses;


     - limit our flexibility in planning for, or reacting to, changes in our business and the cable industry generally;

     - place us at a disadvantage compared to our competitors that have proportionately less debt; and


     - limit our ability to borrow additional funds in the future, if we need them, due to applicable financial and restrictive covenants in such debt.



     We anticipate incurring significant additional debt in the future to fund the expansion, maintenance and upgrade of our systems. We may also incur debt to finance pending or additional acquisitions. If new debt is added to our current debt levels, the related risks that we and you now face could intensify.



THE AGREEMENTS AND INSTRUMENTS GOVERNING OUR DEBT CONTAIN RESTRICTIONS AND LIMITATIONS WHICH COULD SIGNIFICANTLY IMPACT OUR ABILITY TO OPERATE OUR BUSINESS.



     Our credit facilities and the indentures governing our notes contain a number of significant covenants that could adversely impact our business. These covenants, among other things, restrict the ability of our subsidiaries to:



     - pay dividends;



     - pledge assets;



     - dispose of assets or merge;



     - incur additional debt;



     - issue equity;



     - repurchase or redeem equity interests and debt;



     - create liens; and



     - make certain investments or acquisitions.

Furthermore, in accordance with our credit facilities, we are required to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument.



OUR ABILITY TO GENERATE THE SIGNIFICANT AMOUNT OF CASH NEEDED TO SERVICE OUR DEBT AND GROW OUR BUSINESS DEPENDS ON MANY FACTORS BEYOND OUR CONTROL.



     Our ability to make payments on our debt and to fund our planned capital expenditures for upgrading our cable systems and for other purposes will depend on our ability to generate cash and secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. If our business does not generate sufficient cash flow from operations, and sufficient future borrowings are not available to us under our credit facilities or from other sources of financing, we may not be able to repay our debt, to grow our business or to fund our other liquidity needs.



WE HAVE GROWN RAPIDLY AND HAVE A LIMITED HISTORY OF OPERATING OUR CURRENT SYSTEMS. THIS MAKES IT DIFFICULT FOR YOU TO COMPLETELY EVALUATE OUR PERFORMANCE.



     We commenced active operations in 1994 and have grown rapidly since then through acquisitions of cable systems. As of June 30, 1999, giving effect to pending acquisitions and recent acquisitions closed since June 30, 1999, our systems served approximately 387% more customers than were served as of December 31, 1998. As a result, historical financial information about us may not be indicative of the future or of results that we can achieve with the cable systems which will be under our control. Our recent growth in revenue and growth in EBITDA over our short operating history is not necessarily indicative of future performance.


WE HAVE A HISTORY OF NET LOSSES AND EXPECT TO CONTINUE TO EXPERIENCE NET LOSSES. CONSEQUENTLY, WE MAY NOT HAVE THE ABILITY TO FINANCE FUTURE OPERATIONS.


     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. We reported net losses from continuing operations before extraordinary items of $5 million for 1997, $23 million for 1998 and $216 million for the six months ended June 30, 1999. On a pro forma basis, giving effect to the merger of Charter Holdings and Marcus Holdings and our recent and pending acquisitions, we had net losses from continuing operations, before extraordinary items and minority interest of $1.5 billion for 1998. For the six months ended June 30, 1999, on the same pro forma basis, we had net losses from continuing operations before extraordinary items of $726 million. We expect our net losses to increase as a result of the merger of Charter Holdings with Marcus Holdings and our recent and pending acquisitions. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.


IF WE ARE UNSUCCESSFUL IN IMPLEMENTING OUR GROWTH STRATEGY, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS COULD BE ADVERSELY AFFECTED.


     We expect that a substantial portion of our future growth will be achieved through revenues from new products and services and the acquisition of additional cable systems. We may not be able to offer these new products and services successfully to our customers and these new products and services may not generate adequate revenues. In addition, we cannot predict the success of our acquisition strategy. In the past year, the cable television industry has undergone dramatic consolidation which has reduced the number of future acquisition prospects. This consolidation may increase the purchase price of future acquisitions, and we may not be successful in identifying attractive acquisition targets in the future. Additionally, those acquisitions we do complete are not likely to have a positive net impact on our operating results in the near future. If we are unable to grow our cash flow sufficiently, we may be unable to repay our debt, to grow our business or to fund our other liquidity needs.


OUR PROGRAMMING COSTS ARE INCREASING. WE MAY NOT HAVE THE ABILITY TO PASS THESE INCREASES ON TO OUR CUSTOMERS, WHICH WOULD ADVERSELY AFFECT OUR CASH FLOW AND OPERATING MARGINS.


     Programming has been, and is expected to continue to be, our largest single expense item. In recent years, the cable industry has experienced a rapid escalation in the cost of programming, particularly sports programming. This escalation may continue and we may not be able to pass programming cost increases on to our customers. In addition, as we upgrade the channel capacity of our systems, add programming to our basic and expanded basic programming tiers, and reposition premium services to the basic tier, we may face additional market constraints on our ability to pass programming costs on to our customers. Basic programming includes a variety of entertainment and local programming. Expanded basic programming offers more services than basic programming. Premium service includes unedited, commercial-free movies, sports and other special event entertainment programming. The inability to pass these programming cost increases on to our customers will have an adverse impact on our cash flow and operating margins.



WE MAY NOT BE ABLE TO OBTAIN CAPITAL SUFFICIENT TO FUND OUR PLANNED UPGRADES AND OTHER CAPITAL EXPENDITURES. THIS COULD ADVERSELY AFFECT OUR ABILITY TO OFFER NEW PRODUCTS AND SERVICES, WHICH COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.



     We intend to upgrade a significant portion of our cable systems over the coming years and make other capital investments. For the three years ending December 31, 2002, we plan to spend approximately $5.5 billion for capital expenditures, approximately $2.9 billion of which will be used to upgrade and rebuild our systems to bandwidth capacity of 550 megahertz or greater and add two-way capability so that we may offer advanced services. The remaining $2.6 billion will be used to maintain and expand the systems we own and the systems we will acquire. We cannot assure you that these amounts will be sufficient to accomplish our planned system upgrades, maintenance and expansion. If we cannot obtain the necessary funds from increases in our operating cash flow, additional borrowings or other sources, we may not be able to fund our planned upgrades and expansion and offer new products and services on a timely basis. Consequently, our growth, our financial condition and the results of our operations could suffer materially.



WE MAY NOT BE ABLE TO FUND THE CAPITAL EXPENDITURES NECESSARY TO KEEP PACE WITH TECHNOLOGICAL DEVELOPMENTS OR OUR CUSTOMERS' DEMAND FOR NEW PRODUCTS OR SERVICES. THIS COULD LIMIT OUR ABILITY TO COMPETE EFFECTIVELY.



     The cable business is characterized by rapid technological change and the introduction of new products and services. We cannot assure you that we will be able to fund the capital expenditures necessary to keep pace with technological developments, or that we will successfully anticipate the demand of our customers for products or services requiring new technology. This type of rapid technological change could adversely affect our plans to upgrade or expand our systems and respond to competitive pressures. Our inability to upgrade, maintain and expand our systems and provide enhanced services in a timely manner, or to anticipate the demands of the market place, could adversely affect our ability to compete. Consequently, our growth, results of operation and financial condition could suffer materially.

WE MAY BE UNABLE TO NEGOTIATE CONSTRUCTION CONTRACTS ON FAVORABLE TERMS AND OUR CONSTRUCTION COSTS MAY INCREASE SIGNIFICANTLY. THIS COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.



     The expansion and upgrade of our existing systems and the systems we plan to acquire in our pending acquisitions will require us to hire contractors and enter into a number of construction agreements. We may have difficulty hiring civil contractors, and the contractors we hire may encounter cost overruns or delays in construction. Our construction costs may increase significantly over the next few years as existing contracts expire and as demand for cable construction services continues to grow. We cannot assure you that we will be able to construct new systems or expand or upgrade existing or acquired systems in a timely manner or at a reasonable cost. This may adversely affect our growth, financial condition and results of operations.



WE MAY NOT HAVE THE ABILITY TO INTEGRATE THE NEW SYSTEMS THAT WE ACQUIRE AND THE CUSTOMERS THEY SERVE WITH OUR EXISTING SYSTEMS. THIS COULD ADVERSELY AFFECT OUR OPERATING RESULTS AND GROWTH STRATEGY.



     Upon the completion of our pending acquisitions, we will own and operate cable systems serving approximately 6.2 million customers, as compared to the cable systems we currently own which served approximately 3.0 million customers as of June 30, 1999. In addition, we may acquire more cable systems in the future, through system swaps or otherwise. The integration of our new cable systems poses a number of significant risks, including:



     - our acquisitions may not have a positive impact on our cash flows from operations;



     - the integration of these new systems and customers will place significant demands on our management and our operations, information services, and financial, legal and marketing resources. Our current operating and financial systems and controls and information services may not be adequate, and any steps taken to improve these systems and controls may not be sufficient;


     - our current information systems may be incompatible with the information systems we have acquired or plan to acquire. We may be unable to integrate these information systems at a reasonable cost or in a timely manner;


     - acquired businesses sometimes result in unexpected liabilities and contingencies which could be significant; and



     - our continued growth will also increase our need for qualified personnel. We may not be able to hire such additional qualified personnel.


     We cannot assure you that we will successfully integrate any acquired systems into our operations.

WE MAY BE UNABLE TO OBTAIN CAPITAL SUFFICIENT TO CONSUMMATE OUR PENDING ACQUISITIONS.


     Our subsidiaries have entered into six agreements to acquire the equity and/or assets of other cable operators for a total purchase price of approximately $12.3 billion, including $2.3 billion in assumed debt. The cash component of the total purchase price will be reduced by equity rollovers valued between $1.45 billion and $1.8 billion. The proceeds from the offering, Mr. Allen's equity contributions, through Vulcan Cable III, to Charter Communications Holding Company, borrowings under our revolving credit facilities and cash will not be sufficient to consummate these acquisitions. Accordingly, we will require additional funds in connection with the acquisitions. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". We also may require additional funds for any or all of the following reasons:



     - Specified sellers in the Rifkin acquisition may elect to receive part of their purchase price in membership units in Charter Communications Holding Company and specified sellers in the Falcon acquisition may elect to receive more of the purchase price in membership units than the minimum number of membership units they are required to receive under the acquisition agreement. If these sellers do not make these elections, the amount of cash we will need to consummate these acquisitions will increase by up to $350 million.



     - Following consummation of the Rifkin, Avalon, Falcon and Bresnan acquisitions, we will be required to make an offer to repurchase the notes issued by Rifkin, Avalon, Falcon and Bresnan under the indentures governing these notes. Additionally, we are required by the terms of the indentures governing the Helicon notes to make an offer to repurchase the Helicon notes within the forty-five business days of the closing of the Helicon acquisition. We may also be required to repay debt under the Avalon and Bresnan credit facilities. We will need capital sufficient to consummate these repurchases and repayments.


     - We may complete additional acquisitions.


     If we fail to consummate any of these acquisitions because we can not obtain financing, we would likely be subject to breach of contract and other claims that could materially adversely affect our operating results.



THERE SHOULD BE NO EXPECTATION THAT MR. ALLEN WILL FUND OUR OPERATIONS OR OBLIGATIONS IN THE FUTURE.



     In the past, Mr. Allen and/or his affiliates have contributed equity to Charter Investment and Charter Communications Holding Company. Pursuant to a membership interests purchase agreement, as amended, Vulcan Cable III contributed $500 million on August 10, 1999 to Charter Communications Holding Company, and agreed to contribute an additional $825 million, which will be in the form of cash and, upon the Rifkin acquisition closing, certain equity interests to be acquired in connection with that acquisition. In addition, Mr. Allen, through Vulcan Cable III, has also agreed to make a $750 million equity contribution to Charter Communications Holding Company at the closing of the offering. Other than as described in this prospectus, there can be no expectation that Mr. Allen or his affiliates will contribute funds to us or to our subsidiaries in the future.


THE FAILURE TO OBTAIN NECESSARY REGULATORY APPROVALS, OR TO SATISFY OTHER CLOSING CONDITIONS, COULD IMPEDE THE CONSUMMATION OF A PENDING ACQUISITION. THIS WOULD PREVENT OR DELAY OUR STRATEGY TO EXPAND OUR BUSINESS AND INCREASE REVENUES.


     Our pending acquisitions are subject to federal, state and local regulatory approvals. We cannot assure you that we will be able to obtain any necessary approvals. These pending acquisitions are also subject to a number of other closing conditions. We cannot assure you as to when, or if, each such acquisition will be consummated. Any delay, prohibition or modification could adversely affect the terms of a pending acquisition or could require us to abandon an otherwise attractive opportunity and possibly forfeit earnest money.


OUR PENDING ACQUISITIONS MAY NOT BE CONSUMMATED AND IF NOT CONSUMMATED, OUR MANAGEMENT WILL HAVE BROAD DISCRETION WITH RESPECT TO THE USE OF THE PROCEEDS ALLOCATED TO SUCH ACQUISITIONS.

     The consummation of each of our pending acquisitions is subject to a number of conditions. If these conditions are not materially met, the relevant acquisition may not be consummated. We cannot assure you that any or all of these acquisitions will be consummated on the terms described in this prospectus, or at all. This offering is not contingent or in any way dependent on the consummation of any or all of these acquisitions. If any of these acquisitions is not consummated, a significant portion of the net proceeds from the offering will not be designated for a specific use. In these circumstances, our management will have broad discretion with respect to the use of the proceeds of the offering and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately.

WE OPERATE IN A VERY COMPETITIVE BUSINESS ENVIRONMENT WHICH CAN ADVERSELY AFFECT OUR BUSINESS AND OPERATIONS.



     The industry in which we operate is highly competitive. In some instances, we compete against companies with fewer regulatory burdens, easier access to financing, greater personnel resources, greater brand name recognition and long-standing relationships with regulatory authorities. Mergers, joint ventures and alliances among cable television operators, regional telephone companies, long distance telephone service providers, electric utilities, local exchange carriers, which are local phone companies that provide local area telephone services and access to long distance services to customers, providers of cellular and other wireless communications services, Internet service providers and others may result in providers capable of offering cable television and other telecommunications services in direct competition with us.



     We face competition within the subscription television industry, which includes providers of paid television service employing technologies other than cable, and excludes broadcast companies that transmit their signal to customers without assessing a subscription fee. We also face competition from broadcast companies distributing television broadcast signals without assessing a subscription fee and from other communications and entertainment media, including conventional off-air television and radio broadcasting services, newspapers, movie theaters, the Internet, live sports events and home video products. We cannot assure you that upgrading our cable systems will allow us to compete effectively. Additionally, as we expand and introduce new and enhanced services, including Internet and additional telecommunications services, we will be subject to competition from other telecommunications providers and Internet service providers. We cannot predict the extent to which this competition may affect our business and operations in the future.



DATA PROCESSING FAILURES AFTER DECEMBER 31, 1999 COULD SIGNIFICANTLY DISRUPT OUR OPERATIONS, CAUSING A DECLINE IN CASH FLOW AND REVENUES AND OTHER DIFFICULTIES.



     The year 2000 problem affects our owned and licensed computer systems and equipment used in connection with internal operations. It also affects our non-information technology systems, including embedded systems in our buildings and other infrastructure. Additionally, since we rely directly and indirectly, in the regular course of business, on the proper operation and compatibility of third-party systems, the year 2000 problem could cause these systems to fail, err or become incompatible with our systems.



     Much of our assessment efforts regarding the year 2000 problem has involved, and depends on, inquiries to third party service providers. Some of these third parties that have certified the readiness of their products will not certify that such products have operating compatibility with our systems. If we, or a significant third party with whom we communicate and do business through computers, fails to become year 2000 ready, or if the year 2000 problem causes our systems to become internally incompatible or incompatible with key third party systems, our business could suffer material disruptions. We could also face disruptions if the year 2000 problem causes general widespread problems or an economic crisis. We cannot now estimate the extent of these potential disruptions. We cannot assure you that our efforts to date and our ongoing efforts to prepare for the year 2000 problem will be sufficient to prevent a material disruption of our operations, particularly with respect to systems we may acquire prior to December 31, 1999. As a result of any such disruption, our growth, financial condition and results of operations could suffer materially.


MR. ALLEN HAS THE ABILITY TO CONTROL MATTERS ON WHICH CCI'S STOCKHOLDERS MAY
VOTE.


     Following the offering, Mr. Allen will own high vote Class B common stock
representing   % of the voting power of CCI's capital stock. CCI, as the sole manager and owner of more than 50% of the voting power of Charter Communications Holding Company, will control Charter

Communications Holding Company. Accordingly, Mr. Allen will have the ability to control fundamental corporate transactions requiring equity holder approval, including, without limitation, the election of all of our directors and approval of merger transactions involving us and sales of all or substantially all of our assets. Control by Mr. Allen may have the effect of preventing or discouraging transactions involving an actual or potential change of control. This may include a transaction in which holders of Class A common stock might otherwise receive a premium for their shares over the then-current market price.


MR. ALLEN MAY HAVE INTERESTS THAT CONFLICT WITH YOUR INTERESTS.


     Through his direct ownership of shares of our high vote Class B common stock and indirect ownership of membership units in Charter Communications Holding Company and his service as Chairman of our board of directors Mr. Allen has the ability to control management and fundamental corporate transactions requiring equity holder approval, including without limitation, election of directors, approval of potential acquisitions of businesses, merger transactions involving us, sales of all or substantially all of our assets, the disposition of securities and the payment of dividends. His control position could create conflicts of interest if he is faced with decisions that could have implications both for him personally or other entities in which he has an interest and for us and the holders of Class A common stock. Further, through his effective control of our management and affairs, Mr. Allen could cause us to enter into contracts with another corporation in which he owns an interest or cause us to decline a transaction that he or an entity in which he owns an interest ultimately enters into.



     Mr. Allen may engage in other businesses involving the operation of cable television systems, video programming, high-speed Internet access or electronic commerce, which is business and financial transactions conducted through broadband interactivity and Internet services. Mr. Allen may also engage through one or more of his affiliates in other businesses that compete or may in the future compete with us. In addition, Mr. Allen currently engages and may engage in the future in businesses that are complementary to our cable television business. Accordingly, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen's affiliates. Current or future agreements between us and Mr. Allen may not be the result of arm's-length negotiations. Consequently, such agreements may be less favorable to us than agreements that we could otherwise have entered into with unaffiliated third parties. Further, many past and future transactions with Mr. Allen or his affiliates are informal in nature and, therefore, costs and benefits are not formally allocated among the parties to the transactions. As a result, there inevitably will be some discretion left to the parties, who are subject to the potentially conflicting interests described above.



     We have not instituted any formal plans to address conflicts of interest that may arise.



WE ARE NOT PERMITTED TO ENGAGE IN ANY BUSINESS ACTIVITY OTHER THAN THE CABLE TRANSMISSION OF VIDEO, AUDIO AND DATA UNLESS MR. ALLEN FIRST DETERMINES NOT TO PURSUE THAT PARTICULAR BUSINESS ACTIVITY. THIS COULD ADVERSELY AFFECT OUR ABILITY TO OFFER NEW PRODUCTS AND SERVICES OUTSIDE OF THE CABLE TRANSMISSION BUSINESS AND ENTER INTO NEW BUSINESSES, WHICH COULD ADVERSELY AFFECT OUR GROWTH, FINANCIAL CONDITION AND RESULTS OF OPERATIONS.



     CCI's certificate of incorporation and Charter Communications Holding Company's operating agreement will provide that, until all of the shares of Class B common stock held by Mr. Allen have automatically converted into shares of Class A common stock in accordance with CCI's certificate of incorporation, CCI and Charter Communications Holding Company, including their subsidiaries cannot engage in any business activity outside the cable transmission business, unless the opportunity to pursue the particular business activity is first offered to Mr. Allen, he decides not to pursue it and he consents to our engaging in the business activity. The cable transmission business means the business of transmitting video, audio, including telephone services, and data on television systems owned, operated or managed by us from time to time.

These provisions may limit our ability to take advantage of attractive business opportunities. Consequently, our ability to offer new products and services outside of the cable transmission business and enter into new businesses could be adversely affected, resulting in an adverse effect on our growth, financial condition and results of operations. See "Certain Relationships and Related Transactions -- Allocation of Business Opportunities with Mr. Allen".

MR. ALLEN'S CONTROL AND CCI'S ORGANIZATIONAL DOCUMENTS MAY INHIBIT OR PREVENT A TAKEOVER THAT STOCKHOLDERS MAY CONSIDER FAVORABLE.

     Mr. Allen will have the ability to delay or prevent a change of control or changes in our management that stockholders consider favorable or beneficial. Provisions in our organizational documents may also have the effect of delaying or preventing these changes, including provisions authorizing issuance of "blank check" preferred stock, restricting the calling of special meetings of stockholders and requiring advanced notice for proposals for stockholder meetings. If a change of control or change in management is delayed or prevented, the market price of our Class A common stock could suffer or holders may not receive a premium over the then-current market price of the Class A common stock.

THE LOSS OF KEY EXECUTIVES COULD ADVERSELY AFFECT OUR ABILITY TO MANAGE OUR BUSINESS.


     Our success is substantially dependent upon the retention, and the continued performance of the Chairman of our board of directors, Mr. Allen, and our Chief Executive Officer, Jerald L. Kent. The loss of the services of Mr. Allen or Mr. Kent could adversely affect our financial condition and results of operations.



                       REGULATORY AND LEGISLATIVE MATTERS



OUR BUSINESS IS SUBJECT TO EXTENSIVE GOVERNMENTAL LEGISLATION AND REGULATION. THE APPLICABLE LEGISLATION AND REGULATIONS, AND CHANGES TO THEM, COULD ADVERSELY AFFECT OUR BUSINESS BY INCREASING OUR EXPENSES.



     Regulation of the cable industry has increased the administrative and operational expenses and limited the revenues of cable systems. Cable operators are subject to, among other things:



     - limited rate regulation;


     - requirements that, under specified circumstances, a cable system carry a local broadcast station or obtain consent to carry a local or distant broadcast station;

     - rules for franchise renewals and transfers; and

     - other requirements covering a variety of operational areas such as equal employment opportunity, technical standards and customer service requirements.


     Additionally, many aspects of these regulations are currently the subject of judicial proceedings and administrative or legislative proposals. There are also ongoing efforts to amend or expand the state and local regulation of some of our cable systems, which may compound the regulatory risks we already face. We expect further efforts of this type, but cannot predict whether any of the states or localities in which we now operate will expand regulation of our cable systems in the future or how they will do so.



WE MAY BE REQUIRED TO PROVIDE ACCESS TO OUR NETWORKS TO OTHER INTERNET SERVICE PROVIDERS. THIS COULD SIGNIFICANTLY INCREASE OUR COMPETITION AND ADVERSELY AFFECT THE UPGRADE OF OUR SYSTEMS OR OUR ABILITY TO PROVIDE NEW PRODUCTS AND SERVICES.



     There are proposals before the United States Congress and the Federal Communications Commission to require all cable operators to make a portion of their cable systems' bandwidth available to other Internet service providers, such as telephone companies. Certain local franchising authorities are considering or have already approved such "open access" requirements. A federal district court in Portland, Oregon, recently upheld the legality of an open access requirement. Recently, a number of companies, including telephone companies and Internet service providers, have requested local authorities and the Federal Communications Commission to require cable operators to provide access to cable's broadband infrastructure, which allows cable to deliver a multitude of channels and/or services, so that these companies may deliver Internet services directly to customers over cable facilities. Broward County, Florida recently granted open access to an Internet service provider as a condition to a cable operator's transfer of its franchise for cable service. The cable operator has commenced legal action at the federal district court level. Allocating a portion of our bandwidth capacity to other Internet service providers would impair our ability to use our bandwidth in ways that would generate maximum revenues. In addition, our Internet service provider competitors would be strengthened. We may also decide not to upgrade our systems which would prevent us from introducing our planned new products and services. In addition, we cannot assure you that if we were required to provide access in this manner, it would not adversely impact our profitability in many ways, including any or all of the following:


     - significantly increasing competition;

     - increasing the expenses we incur to maintain our systems; and

     - increasing the expense of upgrading and/or expanding our systems.


OUR CABLE SYSTEMS ARE OPERATED UNDER FRANCHISES WHICH ARE SUBJECT TO NON-RENEWAL OR TERMINATION. THE FAILURE TO RENEW A FRANCHISE COULD ADVERSELY AFFECT OUR BUSINESS IN A KEY MARKET.



     Our cable systems generally operate pursuant to non-exclusive franchises, permits or licenses typically granted by a municipality or other state or local government controlling the public rights-of-way. Many franchises establish comprehensive facilities and service requirements, as well as specific customer service standards and establish monetary penalties for non-compliance. In many cases, franchises are terminable if the franchisee fails to comply with material provisions set forth in the franchise agreement governing system operations. Franchises are generally granted for fixed terms and must be periodically renewed. Local franchising authorities may resist granting a renewal if either past performance or the prospective operating proposal is considered inadequate. Franchise authorities often demand concessions or other commitments as a condition to renewal, which have been and may continue to be costly to us. In some instances, franchises have not been renewed at expiration, and we have operated under either temporary operating agreements or without a license while negotiating renewal terms with the local franchising authorities. We cannot assure you that we will be able to renew these franchises in the future, and a sustained failure to renew a franchise could adversely affect our business in the affected geographic area.



WE OPERATE OUR CABLE SYSTEMS UNDER FRANCHISES WHICH ARE NON-EXCLUSIVE. LOCAL FRANCHISING AUTHORITIES CAN GRANT ADDITIONAL FRANCHISES AND CREATE COMPETITION IN MARKET AREAS WHERE NONE EXISTED PREVIOUSLY.



     Our cable systems are operated under franchises granted by local franchising authorities. These franchises are non-exclusive. Consequently, such local franchising authorities can grant additional franchises to competitors in the same geographic area. As a result, competing operators may build systems in areas in which we hold franchises. In some cases municipal utilities may legally compete with us without obtaining a franchise from the local franchising authority. The existence of more than one cable system operating in the same territory is referred to as an overbuild. These overbuilds could adversely affect our growth, financial condition and results of operations.

LOCAL FRANCHISE AUTHORITIES HAVE THE ABILITY TO IMPOSE ADDITIONAL REGULATORY CONSTRAINTS ON OUR BUSINESS. THIS CAN FURTHER INCREASE OUR EXPENSES.



     In addition to the franchise document, cable authorities have also adopted in some jurisdictions cable regulatory ordinances that further regulate the operation of cable systems. This additional regulation increases our expenses in operating our business. We cannot assure you that the local franchising authorities will not impose new and more restrictive requirements.



     Local franchising authorities also have the power to reduce rates and order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. Basic service tier rates are the prices charged for basic programming services. As of June 30, 1999, we have refunded an aggregate amount of approximately $50,000 since our inception. We may be required to refund additional amounts in the future.


DESPITE RECENT DEREGULATION OF EXPANDED BASIC CABLE PROGRAMMING PACKAGES, WE ARE CONCERNED THAT CABLE RATE INCREASES COULD GIVE RISE TO FURTHER REGULATION. THIS COULD IMPAIR OUR ABILITY TO RAISE RATES TO COVER OUR INCREASING COSTS OR CAUSE US TO DELAY OR CANCEL SERVICE OR PROGRAMMING ENHANCEMENTS.


     On March 31, 1999, the pricing guidelines of expanded basic cable programming packages were deregulated, permitting cable operators to set their own rates. This deregulation was not applicable to basic services. However, the Federal Communications Commission and the United States Congress continue to be concerned that cable rate increases are exceeding inflation. It is possible that either the Federal Communications Commission or the United States Congress will again restrict the ability of cable television operators to implement rate increases. Should this occur, it would impede our ability to raise our rates. If we are unable to raise our rates in response to increasing costs, our financial condition and results of operations could be materially adversely affected.


IF WE OFFER TELECOMMUNICATIONS SERVICES, WE MAY BE SUBJECT TO ADDITIONAL REGULATORY BURDENS CAUSING US TO INCUR ADDITIONAL COSTS.


     If we enter the business of offering telecommunications services, we may be required to obtain federal, state and local licenses or other authorizations to offer these services. We may not be able to obtain such authorizations in a timely manner, if at all, and conditions could be imposed upon such licenses or authorizations that may not be favorable to us. Furthermore, telecommunications companies, including Internet protocol telephony companies, which are companies that have the ability to offer telephone services over the Internet, generally are subject to significant regulation as well as higher fees for pole attachments. Pole attachments are cable wires that are attached to poles. In particular, cable operators who provide telecommunications services and cannot reach agreement with local utilities over pole attachment rates in states that do not regulate pole attachment rates will be subject to a methodology prescribed by the Federal Communications Commission for determining the rates. These rates may be higher than those paid by cable operators who do not provide telecommunications services. The rate increases are to be phased in over a five-year period beginning on February 8, 2001. If we become subject to telecommunications regulation or higher pole attachment rates, we may incur additional costs which may be material to our business.

                                  THE OFFERING


RISKS OF EXTREME VOLATILITY OF MARKET PRICE OF CLASS A COMMON STOCK.


     The initial public offering price that we determine, with the assistance of the underwriters, may have no relation to the price at which the Class A common stock trades after completion of the offering. Among the factors considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses. The market price of the Class A common stock may be extremely volatile for many reasons, including:


     - actual or anticipated variations in our revenues and operating results;

     - a public market for the Class A common stock may not develop;

     - announcements of the development of improved or competitive technologies;

     - the use of new products or promotions by us or our competitors;

     - the offer and sale by us in the future of additional shares of Class A common stock or other securities;

     - changes in financial forecasts by securities analysts;

     - new conditions or trends in the cable industry; and

     - market conditions.

THE MARKET PRICE FOR OUR CLASS A COMMON STOCK COULD BE ADVERSELY AFFECTED BY THE LARGE NUMBER OF ADDITIONAL SHARES ELIGIBLE FOR ISSUANCE IN THE FUTURE.


     Immediately following the offering,        shares of Class A common stock
will be issued and outstanding. An additional        shares of Class A common
stock will be issuable upon the exchange of membership units in Charter Communications Holding Company not owned by us, the conversion of shares of outstanding Class B common stock and the conversion of Class B common stock issuable in exchange for Charter Communications Holding Company membership units held by Vulcan Cable III and Charter Investment. Some of these exchangeable membership units will be issued in connection with the Rifkin, Falcon and Bresnan acquisitions. For the purposes of calculating the number of shares eligible for sale in the future, we have assumed that, in each instance, the relevant sellers will elect to receive the maximum number of exchangeable membership units that they are entitled to receive. Substantially all of the shares of Class A common stock issuable upon exchange of Charter Communications Holding Company membership units and all shares of Class A common stock issuable upon conversion of shares of our Class B common stock will have "demand" and "piggyback" registration rights attached to them, including those issuable to Mr. Allen through Charter Investment and Vulcan Cable III. "Demand" rights enable the holders to demand that their shares be registered and may require us to file a registration statement under the Securities Act of 1933 at our expense. "Piggyback" rights provide for notice to the relevant holders if we propose to register any of our securities under the Securities Act, and such holders may include their shares in the registration statement. Shares of Class A common stock not held by our affiliates will be freely saleable at the end of the relevant restricted period pursuant to Rule 144. The sale of a substantial number of shares of Class A common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A common stock. In addition, any such sale or perception that such sale could occur could make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate. CCI, all of its directors and executive officers, Charter Communications Holding Company, Charter Investment and Vulcan Cable III have agreed not to dispose of or hedge any of their Class A common stock or any of their Charter Communications Holding Company membership units or securities convertible into or exchangeable for Class A common stock or membership units during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. See "Shares Eligible For Future Sale" and "Underwriting".


YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION RESULTING IN YOUR STOCK BEING WORTH LESS ON A NET TANGIBLE BOOK VALUE BASIS THAN THE AMOUNT YOU INVESTED.


     Purchasers of the Class A common stock offered hereby will experience an
immediate dilution in net tangible book value of $       per share of Class A
common stock purchased. To the extent outstanding options to purchase exchangeable membership interests in Charter Communications Holding Company are exercised and the membership units issued upon this exercise are exchanged for shares of Class A common stock, there may be further dilution. Accordingly, in the event we are liquidated, investors may not receive the full amount of their investment. See "Dilution".



                           FORWARD-LOOKING STATEMENTS



     This prospectus includes forward-looking statements regarding, among other things, our plans, strategies and prospects, both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this prospectus are set forth under the caption "Risk Factors" and elsewhere in this prospectus and include, but are not limited to:



     - our plans to achieve growth by offering new services and through acquisitions;



     - our anticipated capital expenditures for our planned upgrades, and the ability to fund such upgrades;



     - our beliefs regarding the effects of governmental regulation on our business;



     - our ability to effectively compete in a highly competitive environment;
       and



     - our expectations to be ready for any year 2000 problem.



     All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by those cautionary statements.

                                USE OF PROCEEDS


     We estimate that the net proceeds from our sale of           shares of
Class A common stock will be $2.84 billion, after deducting underwriting discounts and estimated offering expenses. This assumes an initial public offering price of $ per share, which is the mid-point of the range appearing on the cover page of this prospectus. In addition, concurrently with the closing of the offering, Charter Communications Holding Company will receive proceeds of $750 million from an equity contribution by Mr. Allen, through Vulcan Cable III, for membership units at a purchase price per membership unit equal to the net initial public offering price per share.



     CCI intends to use the net proceeds from the offering to acquire
               membership units representing an approximate      % equity
interest in Charter Communications Holding Company as of the closing of the
offering, or an approximate      % equity interest, making all of the
assumptions described on page 3 with respect to our organizational chart. The price per membership unit to be acquired by CCI will be equal to the net initial public offering price per share.



     Charter Communications Holding Company will use its proceeds from the sale of the membership units to CCI, together with the proceeds from the $750 million equity contribution described above, to pay a portion of the purchase prices in the Fanch, Falcon and Avalon acquisitions. We expect, but cannot guarantee, that these acquisitions will be consummated in the fourth quarter of 1999. See "Business -- Acquisitions" for further information on these acquisitions.



     Pending Charter Communications Holding Company's use of the net proceeds of this offering as described above, we may invest the funds in appropriate short-term investments as determined by us or repay any amounts outstanding under Charter Operating's revolving credit facility. Separate tranches of Charter Operating's facility mature in 2007 and 2008 and these facilities bear interest, at the borrower's option, at a rate based on the "prime rate" or on the interbank eurodollar rate, and the interest rate margins on these facilities depend on specified performance ratios.

                                DIVIDEND POLICY


     We do not expect to pay any cash dividends on our Class A common stock in the foreseeable future. Charter Communications Holding Company is required under certain circumstances to pay distributions pro rata to all its common members to the extent necessary for any common member to pay taxes incurred with respect to its taxable income. Covenants in the indentures and credit agreements governing the indebtedness of Charter Communications Holding Company's subsidiaries restrict their ability to make distributions to us and, accordingly, limit our ability to declare or pay cash dividends. We intend to cause Charter Communications Holding Company and its subsidiaries to retain future earnings, if any, to finance the expansion of the business of Charter Communications Holding Company and its subsidiaries.

                                 CAPITALIZATION


     The following table sets forth as of June 30, 1999 on a consolidated basis:



     - the actual capitalization of Charter Communications Holding Company;


     - the pro forma capitalization of CCI to reflect:


        (1) the issuance and sale by CCI of the shares of Class A common stock offered in this prospectus for net proceeds of $2.84 billion, after deducting underwriting discounts and estimated offering expenses totaling $160 million; and



        (2) the purchase by CCI of      membership units in Charter
            Communications Holding Company resulting in the consolidation of Charter Communications Holding Company by CCI; and



     - the pro forma as adjusted capitalization of CCI assuming that as of June 30, 1999:



        (1) all acquisitions closed since June 30, 1999 had been completed;


        (2) all of our pending acquisitions had been completed;


        (3) Mr. Allen, through Vulcan Cable III, had made a total equity contribution of $1.325 billion(including $500 million funded in August 1999) to Charter Communications Holding Company for membership interests; and



        (4) Mr. Allen, through Vulcan Cable III, had purchased membership units from Charter Communications Holding Company for $750 million at a price per membership unit equal to the net initial public offering price per share.


     This table should be read in conjunction with the "Unaudited Pro Forma Financial Statements" and the accompanying notes included elsewhere in this prospectus. See also "Use of Proceeds".

                                                               AS OF JUNE 30, 1999
                                                   --------------------------------------------
                                                      CHARTER
                                                   COMMUNICATIONS               CCI
                                                      HOLDING        --------------------------
                                                      COMPANY                        PRO FORMA
                                                       ACTUAL         PRO FORMA     AS ADJUSTED
                                                   --------------    -----------    -----------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
Long-term debt:
  Credit facilities(a)...........................    $2,025,000      $ 2,025,000    $ 5,735,000
  8.250% senior notes -- Charter Holdings........       600,000          600,000        600,000
  8.625% senior notes -- Charter Holdings........     1,500,000        1,500,000      1,500,000
  9.920% senior discount notes -- Charter
     Holdings....................................     1,475,000        1,475,000      1,475,000
  10% senior discount notes -- Renaissance.......       114,413          114,413        114,413
  Notes and debentures -- Falcon(b)..............            --               --        823,871
  Notes -- Avalon(c).............................            --               --        346,547
  Notes -- Bresnan(d)............................            --               --        445,000
  Other(e).......................................         1,010            1,010      1,555,010
                                                     ----------      -----------    -----------
                                                      5,715,423        5,715,423     12,594,841
  Unamortized discount...........................      (581,113)        (581,113)      (944,910)
                                                     ----------      -----------    -----------
          Total long-term debt...................     5,134,310        5,134,310     11,649,931
                                                     ----------      -----------    -----------
Members' equity(f)...............................     3,204,122               --             --
                                                     ----------      -----------    -----------
Minority interest(f)(g)..........................            --        3,626,473      7,176,842
                                                     ----------      -----------    -----------
Stockholders' equity:
  Class A common stock; $.001 par value;
     1.5 billion shares authorized; shares issued
     and outstanding on a pro forma basis........            --            3,000          3,000
  Class B common stock; $.001 par value;
     1 billion shares authorized; shares issued
     and outstanding on a pro forma basis........            --               --             --
  Preferred stock; $.001 par value; 250 million
     shares authorized; no shares issued and
     outstanding.................................            --               --             --
  Additional paid-in capital.....................                      2,414,649      2,389,280
                                                     ----------      -----------    -----------
     Total stockholders' equity(g)(h)............            --        2,417,649      2,392,280
                                                     ----------      -----------    -----------
          Total capitalization...................    $8,338,432      $11,178,432    $21,219,053
                                                     ==========      ===========    ===========


---------------

(a) Pro forma as adjusted credit facilities consist of $3.0 billion of existing credit facilities at Charter Operating, $1.0 billion of committed credit facilities at Falcon, and $1.7 billion of credit facilities at Fanch, Avalon and Bresnan expected to be arranged by us on terms similar to the existing credit facilities at those companies.



(b) Consists of 8.375% senior debentures of $375,000, 9.285% senior discount debentures of $433,871, and 11.56% subordinated notes of $15,000.



(c) Consists of 9.375% senior subordinated notes of $150,000 and 11.25% senior discount notes of $196,547.



(d) Consists of 8.0% senior notes of $170,000 and 9.25% senior discount notes of $275,000.



(e) Pro forma as adjusted includes $1.5 billion of additional long-term debt expected to be raised prior to our closing of the pending acquisitions. Although we have shown the entire amount as debt in the above table, we intend to finance $1.1 billion of the Bresnan purchase price with equity.

(f) Minority interest represents total members' equity of Charter Communications Holding Company multiplied by 60% (pro forma) and 75% (pro forma as adjusted), the estimated ownership percentages of Charter Communications Holding Company not held by CCI. Pro forma as adjusted minority interest includes additional equity contributions into Charter Communications Holding Company by Mr. Allen, through Vulcan Cable III, of $2.075 billion, and additional equity interests in Charter Communications Holding Company membership units issued to sellers of Falcon and Bresnan recorded at $1.45 billion. Gains (losses) arising from issuances by Charter Communications Holding Company of its own membership units will be recorded as capital transactions in our consolidated financial statements thereby increasing (decreasing) our total stockholders' equity.



 (g) Approximately      % of the membership units of Charter Communications
     Holding Company are exchangeable for Class A common stock of CCI at the option of the equity holder. We assume in this table that none of these membership units are exchanged for CCI common stock. If all equity holders in Charter Communications Holding Company except Mr. Allen's affiliates exchanged their membership units for Class A common stock, total
     stockholders' equity would increase by $     billion and minority interest
     would decrease by $     billion.



 (h) Assuming the underwriters' option to purchase additional shares of Class A common stock is exercised, total stockholders' equity would increase by
     $          .

                                    DILUTION


     The following table illustrates the dilution in pro forma net tangible book value (total assets less total liabilities) on a per share basis. In calculating the dilution, we have made the same assumptions described on the following page with respect to our unaudited pro forma financial statements. We have also
assumed the issuance of        shares of Class A common stock offered in this
prospectus.



Assumed initial public offering price per share.............    $
  Pro forma net tangible book value per share at June 30,
     1999...................................................    $
  Increase in pro forma net tangible book value per share
     attributable to new investors purchasing shares in the
     offering...............................................
                                                                ------
Pro forma net tangible book value per share after the
  offering..................................................
                                                                ------
Pro forma dilution per share to new investors(a)............    $
                                                                ======


---------------

(a) Assuming the exchange of all Charter Communications Holding Company membership units into our common stock and the exercise of the underwriters over-allotment option, pro forma dilution per share to new investors would
    be $          .



     The following table summarizes the relative investment in Charter Communications Holding Company of the existing holders of Charter Communications Holding Company membership units and CCI, giving pro forma effect to the sale of Charter Communications Holding Company membership units to CCI.



                                       MEMBERSHIP UNITS                              AVERAGE
                                          PURCHASED             CONSIDERATION       PRICE PER
                                     --------------------   ---------------------   MEMBERSHIP
                                       NUMBER     PERCENT      PAID       PERCENT      UNIT
                                     ----------   -------   -----------   -------   ----------
Existing holders of membership
  units............................                     %   $                   %     $
Charter Communications, Inc........
                                     ----------    -----    -----------    -----
          Total....................                     %   $                   %
                                     ==========    =====    ===========    =====



     The table above and related discussion assumes no exercise of any stock options outstanding. At June 30, 1999, there were options outstanding to purchase 16,538,208 membership units at exercise prices ranging from $20.00 to $20.73 per unit. Membership units received upon exercise of these options will be automatically exchanged for shares of Class A common stock on a one-for-one basis, except for membership units received by our chief executive officer which are exchangeable for Class B common stock. To the extent that any of these options are exercised, there will be further dilution to the new investors.

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS


     The following Unaudited Pro Forma Financial Statements of CCI are based on the pro forma financial statements of Charter Communications Holding Company. Prior to the issuance and sale by CCI of Class A common stock in the offering, CCI is a holding company with no material assets or operations. The net proceeds from the initial public offering will be used to purchase membership units in Charter Communications Holding Company, including a controlling voting interest. As a result, CCI will consolidate the financial statements of Charter Communications Holding Company. Since January 1, 1999, Charter Communications Holding Company has closed numerous acquisitions and has several pending acquisitions. In addition, a subsidiary of Charter Communications Holding Company merged with Marcus Holdings in April 1999. Our financial statements, on a consolidated basis with Charter Communication Holding Company, are adjusted on a pro forma basis to illustrate the estimated effects of pending acquisitions and recent acquisitions closed since June 30, 1999 as if such transactions had occurred on June 30, 1999 for the Unaudited Pro Forma Balance Sheet and to illustrate the estimated effects of the following transactions as if they had occurred on January 1, 1998, for the Unaudited Pro Forma Statements of
Operations:



     (1) the acquisition of Charter Communications Holding Company on December 23, 1998 by Mr. Allen;



     (2) the acquisition of certain cable systems from Sonic Communications Inc., located in California and Utah, on May 20, 1998 by Charter Communications Holding Company for an aggregate purchase price net of cash acquired, of $228.4 million, comprised of $167.5 million in cash and $60.9 million in a note payable to seller;



     (3) the acquisition of Marcus Cable by Mr. Allen and Charter Communications Holding Company's merger with Marcus Holdings effective March 31, 1999;



     (4) the acquisitions and dispositions during 1998 by Marcus Cable;



     (5) Charter Communications Holding Company's and its subsidiaries' acquisitions completed since January 1, 1999 and pending acquisitions; and



     (6) the refinancing of all the debt of our subsidiaries through the issuance of notes and funding under our credit facilities.



     The Unaudited Pro Forma Financial Statements also illustrate the estimated effects of the issuance and sale by us of the shares of Class A common stock, after deducting underwriting discounts and estimated offering expenses, and the equity contribution of the net proceeds to Charter Communications Holding Company. We have assumed the net proceeds would purchase a 40% economic interest in Charter Communications Holding Company prior to the closing of any of the pending acquisitions. After considering additional membership units issued by Charter Communications Holding Company to Mr. Allen, through Vulcan Cable III, and the sellers of Falcon and Bresnan, the economic interest held by CCI in Charter Communications Holding Company is reduced to 25%. As such, the consolidated pro forma financial statements of CCI reflect a minority interest equal to 75% of the equity of Charter Communications Holding Company after the investment by CCI and depict 75% of the net losses of Charter Communications Holding Company being allocated to the minority interest.



     The Unaudited Pro Forma Financial Statements reflect the application of the principles of purchase accounting to the transactions listed in items (1) through (5). The allocation of purchase price is based, in part, on preliminary information which is subject to adjustment upon obtaining complete valuation information of intangible assets. We believe that finalization of the purchase price will not have a material impact on the results of operations or financial position of CCI or Charter Communications Holding Company.

     The unaudited pro forma adjustments are based upon available information and certain assumptions that we believe are reasonable. In particular, the pro forma adjustments assume the following:



     - We will repurchase the Helicon notes at a price equal to 103% of their aggregate principal amount, plus accrued interest. The call price of 103% is not permitted until November 1, 1999. The Helicon notes are currently callable at 106%.



     - We will repurchase the Rifkin notes at a price equal to 101% of their principal amount, plus accrued interest.



     - The sellers of Rifkin will elect all cash for payment of the Rifkin purchase price. The Rifkin sellers may elect to take up to $250 million of the purchase price in Charter Communications Holding Company preferred or common equity or, if mutually agreed by the parties, of a parent of Charter Communications Holding Company.



     - We will pay $450 million of Falcon's purchase price in the form of membership units in Charter Communications Holding Company. A portion of the purchase price, ranging from $450 to $550 million, will be paid in the form of membership units in Charter Communications Holdings Company. The exact amount of purchase price payable in membership units will be determined by reference to a formula in the purchase agreement.



     - Approximately      % of the membership units of Charter Communications
       Holding Company are exchangeable for Class A common stock of CCI at the option of certain equity holders. We assume none of the membership units are exchanged for CCI common stock.



     - we will fund certain pending acquisitions prior to closing with additional long-term debt of $1.5 billion with an assumed interest rate of 10%. These additional funds have not been arranged at this time.



     The estimated impacts of alternative outcomes are disclosed in the notes to the Unaudited Pro Forma Financial Statements.

     The Unaudited Pro Forma Financial Statements of CCI do not purport to be indicative of what our financial position or results of operations would actually have been had the transactions described above been completed on the dates indicated or to project our results of operations for any future date.


                                                         UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                                                SIX MONTHS ENDED JUNE 30, 1999
                            ------------------------------------------------------------------------------------------------------
                               CHARTER
                            COMMUNICATIONS
                               HOLDING          RECENT                       PENDING        REFINANCING    OFFERING
                               COMPANY       ACQUISITIONS                  ACQUISITIONS     ADJUSTMENTS   ADJUSTMENTS
                               (NOTE A)        (NOTE B)      SUBTOTAL        (NOTE B)        (NOTE C)      (NOTE D)       TOTAL
                            --------------   ------------   ----------   ----------------   -----------   -----------   ----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND CUSTOMER DATA)
Revenues..................    $  594,173       $127,246     $  721,419      $  705,439       $     --      $     --     $1,426,858
                              ----------       --------     ----------      ----------       --------      --------     ----------
Operating expenses:
  Operating, general and
    administrative........       310,325         64,798        375,123         370,561             --            --        745,684
  Depreciation and
    amortization..........       313,621         62,691        376,312         461,766             --            --        838,078
  Stock option
    compensation
    expense...............        38,194             --         38,194              --             --            --         38,194
  Corporate expense
    charges
    (Note E)..............        11,073          8,999         20,072          16,792             --            --         36,864
  Management fees.........            --          2,815          2,815           5,925             --            --          8,740
                              ----------       --------     ----------      ----------       --------      --------     ----------
    Total operating
      expenses............       673,213        139,303        812,516         855,044             --            --      1,667,560
                              ----------       --------     ----------      ----------       --------      --------     ----------
Loss from operations......       (79,040)       (12,057)       (91,097)       (149,605)            --            --       (240,702)
Interest expense..........      (183,869)       (27,233)      (211,102)       (292,217)         4,500            --       (498,819)
Interest income...........        10,189            259         10,448             986             --            --         11,434
Other income (expense)....         2,682           (428)         2,254            (495)            --            --          1,759
                              ----------       --------     ----------      ----------       --------      --------     ----------
Income (loss) before
  minority interest.......      (250,038)       (39,459)      (289,497)       (441,331)         4,500            --       (726,328)
Minority interest.........            --             --             --              --             --       544,746        544,746
                              ----------       --------     ----------      ----------       --------      --------     ----------
Loss before extraordinary
  item....................    $ (250,038)      $(39,459)    $ (289,497)     $ (441,331)      $  4,500      $544,746     $ (181,582)
                              ==========       ========     ==========      ==========       ========      ========     ==========
Basic loss per share......                                                                                              $
Diluted loss per share....                                                                                              $
Weighted average shares
  outstanding:
  Basic...................
  Diluted.................

                                                         UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                                                SIX MONTHS ENDED JUNE 30, 1999
                            ------------------------------------------------------------------------------------------------------
                               CHARTER
                            COMMUNICATIONS
                               HOLDING          RECENT                       PENDING        REFINANCING    OFFERING
                               COMPANY       ACQUISITIONS                  ACQUISITIONS     ADJUSTMENTS   ADJUSTMENTS
                               (NOTE A)        (NOTE B)      SUBTOTAL        (NOTE B)        (NOTE C)      (NOTE D)       TOTAL
                            --------------   ------------   ----------   ----------------   -----------   -----------   ----------
                                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND CUSTOMER DATA)
OTHER FINANCIAL DATA:
EBITDA (Note F)...........    $  237,263       $ 50,206     $  287,469      $  311,666                                  $  599,135
EBITDA margin
  (Note G)................          39.9%          39.5%          39.8%           44.2%                                       42.0%
Adjusted EBITDA
  (Note H)................    $  283,848       $ 62,448     $  346,296      $  334,878                                  $  681,174
Cash flows from operating
  activities..............       172,770         25,655        198,425         252,625                                     451,050
Cash flows used in
  investing activities....      (271,191)       (33,696)      (304,887)       (192,089)                                   (496,976)
Cash flows from (used in)
  financing activities....       207,131        (94,559)       112,572         628,781                                     741,353
Cash interest expense.....                                                                                                 412,631
Capital expenditures......       262,507         25,576        288,083         191,819                                     479,902

OPERATING DATA (AT END OF
  PERIOD, EXCEPT FOR
  AVERAGES):
Homes passed
  (Note I)................     4,631,000        312,000      4,943,000       4,573,000                                   9,516,000
Basic customers
  (Note J)................     2,735,000        211,000      2,946,000       3,192,000                                   6,138,000
Basic penetration (Note
  K)......................          59.1%          67.6%          59.6%           69.8%                                       64.5%
Premium units (Note L)....     1,674,000         88,000      1,762,000       1,298,000                                   3,060,000
Premium penetration (Note
  M)......................          61.2%          41.7%          59.8%           40.7%                                       49.9%
Average monthly revenue
  per basic customer (Note
  N)......................                                                                                              $    38.74

              NOTES TO UNAUDITED PRO FORMA STATEMENT OF OPERATIONS



     NOTE A: Pro forma operating results for Charter Communications Holding Company consist of the following (dollars in thousands):



                                                                   HISTORICAL
                                                           ---------------------------
                                                               1/1/99
                                                               THROUGH         1/1/99
                                                               6/30/99        THROUGH
                                                               CHARTER        3/31/99
                                                           COMMUNICATIONS      MARCUS      PRO FORMA
                                                           HOLDING COMPANY    HOLDINGS    ADJUSTMENTS      TOTAL
                                                           ---------------    --------    -----------    ---------
Revenues.................................................     $ 468,993       $125,180      $    --      $ 594,173
                                                              ---------       --------      -------      ---------
Operating expenses:
  Operating, general and administrative..................       241,341         68,984           --        310,325
  Depreciation and amortization..........................       249,952         51,688       11,981(a)     313,621
  Stock option compensation expense......................        38,194             --           --         38,194
  Corporate expense charges..............................        11,073             --           --         11,073
  Management fees........................................            --          4,381       (4,381)(b)         --
                                                              ---------       --------      -------      ---------
    Total operating expenses.............................       540,560        125,053        7,600        673,213
                                                              ---------       --------      -------      ---------
Income (loss) from operations............................       (71,567)           127       (7,600)       (79,040)
Interest expense.........................................      (157,669)       (27,067)         867(c)    (183,869)
Interest income..........................................        10,085            104           --         10,189
Other income (expense)...................................         2,840           (158)          --          2,682
                                                              ---------       --------      -------      ---------
Loss before extraordinary item...........................     $(216,311)      $(26,994)     $(6,733)     $(250,038)
                                                              =========       ========      =======      =========


---------------


(a) As a result of Mr. Allen acquiring a controlling interest in Marcus Cable, a large portion of the purchase price was recorded as franchises ($2.5 billion) that are amortized over 15 years. This resulted in additional amortization for the period from January 1, 1999 through March 31, 1999. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):



                                                                            WEIGHTED AVERAGE
                                                                              USEFUL LIFE       DEPRECIATION/
                                                              FAIR VALUE       (IN YEARS)       AMORTIZATION
                                                              ----------    ----------------    -------------
Franchises..................................................   $2,500.0            15              $ 40.8
Cable distribution systems..................................      720.0             8                21.2
Land, buildings and improvements............................       28.3            10                 0.7
Vehicles and equipment......................................       13.6             3                 1.0
                                                                                                   ------
  Total depreciation and amortization.......................                                         63.7
  Less -- historical depreciation and amortization of Marcus
    Cable...................................................                                        (51.7)
                                                                                                   ------
    Adjustment..............................................                                       $ 12.0
                                                                                                   ======


---------------


(b) Reflects the elimination of management fees.



(c) As a result of the acquisition of Marcus Cable by Paul G. Allen, the carrying value of outstanding debt was recorded at estimated fair value, resulting in a debt premium that is to be amortized as an offset to interest expense over the term of the debt. This resulted in a reduction of interest expense.

     NOTE B: Pro forma operating results for our recent acquisitions and pending acquisitions consist of the following (dollars in thousands):



                                                                                SIX MONTHS ENDED JUNE 30, 1999
                                                                               RECENT ACQUISITIONS -- HISTORICAL
                                                              -------------------------------------------------------------------
                                                                                          GREATER
                                                                               AMERICAN    MEDIA                          TOTAL
                                                              RENAISSANCE(a)   CABLE(a)   SYSTEMS   HELICON     OTHER     RECENT
                                                              --------------   --------   -------   --------   -------   --------
Revenues....................................................     $20,396       $12,311    $42,348   $ 42,956   $ 9,157   $127,168
                                                                 -------       -------    -------   --------   -------   --------
Operating expenses:
  Operating, general and administrative.....................       9,382         6,465    26,067      26,927     4,921     73,762
  Depreciation and amortization.............................       8,912         5,537     5,195      13,584     2,919     36,147
  Management fees...........................................          --           369        --       2,148       298      2,815
                                                                 -------       -------    -------   --------   -------   --------
    Total operating expenses................................      18,294        12,371    31,262      42,659     8,138    112,724
                                                                 -------       -------    -------   --------   -------   --------
Income (loss) from operations...............................       2,102           (60)   11,086         297     1,019     14,444
Interest expense............................................      (6,321)       (3,218)     (565)    (15,831)   (1,653)   (27,588)
Interest income.............................................         122            32        --         105        --        259
Other income (expense)......................................          --             2      (398)         --       (30)      (426)
                                                                 -------       -------    -------   --------   -------   --------
Income (loss) before income tax expense.....................      (4,097)       (3,244)   10,123     (15,429)     (664)   (13,311)
Income tax expense..........................................         (65)            5     4,535          --        --      4,475
                                                                 -------       -------    -------   --------   -------   --------
Income (loss) before extraordinary item.....................     $(4,032)      $(3,249)   $5,588    $(15,429)  $  (664)  $(17,786)
                                                                 =======       =======    =======   ========   =======   ========



                                                                          SIX MONTHS ENDED JUNE 30, 1999
                                                                        PENDING ACQUISITIONS -- HISTORICAL
                                                  -------------------------------------------------------------------------------
                                                  INTERMEDIA                                                              TOTAL
                                                   SYSTEMS     RIFKIN(a)    AVALON     FALCON     FANCH(a)   BRESNAN     PENDING
                                                  ----------   ---------   --------   ---------   --------   --------   ---------
Revenues........................................   $100,644    $105,592    $ 51,769   $ 212,205   $98,931    $137,291   $ 706,432
                                                   --------    --------    --------   ---------   -------    --------   ---------
Operating expenses:
  Operating, general and administrative.........     55,248      59,987      29,442     112,557    44,758      84,256     386,248
  Depreciation and amortization.................     52,309      54,250      22,096     110,048    32,303      26,035     297,041
  Equity-based deferred compensation............         --          --          --      44,600        --          --      44,600
  Management fees...............................      1,566       1,701          --          --     2,644          --       5,911
                                                   --------    --------    --------   ---------   -------    --------   ---------
    Total operating expenses....................    109,123     115,938      51,538     267,205    79,705     110,291     733,800
                                                   --------    --------    --------   ---------   -------    --------   ---------
Income (loss) from operations...................     (8,479)    (10,346)        231     (55,000)   19,226      27,000     (27,368)
Interest expense................................    (11,757)    (23,781)    (23,246)    (64,852)     (666)    (31,941)   (156,243)
Interest income.................................        163          --         708          --         6          --         877
Other income (expense)..........................         (6)       (471)         --       9,970        89        (607)      8,975
                                                   --------    --------    --------   ---------   -------    --------   ---------
Income (loss) before income tax expense
  (benefit).....................................    (20,079)    (34,598)    (22,307)   (109,882)   18,655      (5,548)   (173,759)
Income tax expense (benefit)....................     (2,690)     (1,239)     (1,362)     (2,459)      118          --      (7,632)
                                                   --------    --------    --------   ---------   -------    --------   ---------
Income (loss) before extraordinary item.........   $(17,389)   $(33,359)   $(20,945)  $(107,423)  $18,537    $ (5,548)  $(166,127)
                                                   ========    ========    ========   =========   =======    ========   =========

                                                   SIX MONTHS ENDED JUNE 30, 1999
                       --------------------------------------------------------------------------------------
                                         RECENT ACQUISITIONS                         PENDING ACQUISITIONS
                       -------------------------------------------------------   ----------------------------
                                                    PRO FORMA                                    PRO FORMA
                                    ------------------------------------------                ---------------
                       HISTORICAL   ACQUISITIONS(b)   ADJUSTMENTS      TOTAL     HISTORICAL   ACQUISITIONS(b)
                       ----------   ---------------   -----------     --------   ----------   ---------------
Revenues.............   $127,168         $ 78          $     --       $127,246   $ 706,432        $31,991
                        --------         ----          --------       --------   ---------        -------
Operating expenses:
  Operating, general
    and
    administrative...     73,762           35            (8,999)(d)     64,798     386,248         17,236
  Depreciation and
    amortization.....     36,147           34            26,510(e)      62,691     297,041          7,473
  Equity-based
    deferred
    compensation.....         --           --                --             --      44,600             --
  Corporate expense
    charges..........         --           --             8,999(d)       8,999          --             --
  Management fees....      2,815           --                --          2,815       5,911          1,132
                        --------         ----          --------       --------   ---------        -------
  Total operating
    expenses.........    112,724           69            26,510        139,303     733,800         25,841
                        --------         ----          --------       --------   ---------        -------
Income (loss) from
  operations.........     14,444            9           (26,510)       (12,057)    (27,368)         6,150
Interest expense.....    (27,588)         (25)              380(g)     (27,233)   (156,243)        (1,918)
Interest income......        259           --                --            259         877            109
Other income
  (expense)..........       (426)          --                (2)(h)       (428)      8,975         48,846
                        --------         ----          --------       --------   ---------        -------
Income (loss) before
  income tax expense
  (benefit)..........    (13,311)         (16)          (26,132)       (39,459)   (173,759)        53,187
Income tax (benefit)
  expense............      4,475           --            (4,475)(i)         --      (7,632)           (12)
                        --------         ----          --------       --------   ---------        -------
Income (loss) before
  extraordinary
  item...............   $(17,786)        $(16)         $(21,657)      $(39,459)  $(166,127)       $53,199
                        ========         ====          ========       ========   =========        =======

                             SIX MONTHS ENDED JUNE 30, 1999
                       -------------------------------------------
                                  PENDING ACQUISITIONS
                       -------------------------------------------
                                        PRO FORMA
                       -------------------------------------------
                       DISPOSITIONS(c)   ADJUSTMENTS       TOTAL
                       ---------------   -----------     ---------
Revenues.............     $(32,984)       $      --      $ 705,439
                          --------        ---------      ---------
Operating expenses:
  Operating, general
    and
    administrative...      (16,131)         (16,792)(d)    370,561
  Depreciation and
    amortization.....      (13,659)         170,911(e)     461,766
  Equity-based
    deferred
    compensation.....           --          (44,600)(f)         --
  Corporate expense
    charges..........           --           16,792(d)      16,792
  Management fees....       (1,118)              --          5,925
                          --------        ---------      ---------
  Total operating
    expenses.........      (30,908)         126,311        855,044
                          --------        ---------      ---------
Income (loss) from
  operations.........       (2,076)        (126,311)      (149,605)
Interest expense.....           31         (134,087)(g)   (292,217)
Interest income......           --               --            986
Other income
  (expense)..........       (2,560)         (55,756)(h)       (495)
                          --------        ---------      ---------
Income (loss) before
  income tax expense
  (benefit)..........       (4,605)        (316,154)      (441,331)
Income tax (benefit)
  expense............           --            7,644(i)          --
                          --------        ---------      ---------
Income (loss) before
  extraordinary
  item...............     $ (4,605)       $(323,798)     $(441,331)
                          ========        =========      =========


---------------


(a) Renaissance represents its results of operations through April 30, 1999, the date of acquisition by Charter Communications Holding Company. American Cable represents its results of operations through May 7, 1999, the date of acquisition by Charter Communications Holding Company. Rifkin includes the results of operations for the six months ended June 30, 1999 of Rifkin Acquisition Partners, L.L.L.P., Rifkin Cable Income Partners L.P., Indiana Cable Associates, Ltd. and R/N South Florida Cable Management Limited Partnership, all under common ownership as follows (dollars in thousands):



                                  RIFKIN         RIFKIN      INDIANA    SOUTH
                                ACQUISITION   CABLE INCOME    CABLE    FLORIDA     OTHER     TOTAL
                                -----------   ------------   -------   --------   -------   --------
Revenues......................   $ 48,584        $2,708      $ 4,251   $ 12,274   $37,775   $105,592
Income (loss) from
  operations..................     (2,602)          166         (668)    (9,214)    1,972    (10,346)
Income (loss) before
  extraordinary item..........    (13,197)           69       (1,072)   (10,449)   (8,710)   (33,359)



     Fanch includes the results of operations for the six months ended June 30, 1999, of Fanch Cable Systems as follows (dollars in thousands):



                                                             FANCH CABLE    OTHER      TOTAL
                                                             -----------    ------    -------
Revenues...................................................    $90,357      $8,574    $98,931
Income from operations.....................................     17,825       1,401     19,226
Income before extraordinary item...........................     17,929         608     18,537

(b) Represents the historical results of operations for the period from January 1, 1999 through the date of purchase for acquisitions completed by Rifkin, Fanch and Bresnan.


     These acquisitions will be accounted for using the purchase method of accounting. A definitive written agreement exists for all acquisitions that have not yet closed. The purchase price in millions and anticipated closing dates for significant acquisitions are as follows:


                                              RIFKIN                FANCH          BRESNAN
                                           ACQUISITIONS         ACQUISITIONS     ACQUISITIONS
                                       ---------------------    -------------    ------------
Purchase price.....................    $165.0                   $248.0           $40.0
Closing date.......................    February 1999            February 1999    January 1999

Purchase price.....................    $53.8                    $112.0           $27.0
Closing date.......................    July 1999                March 1999       March 1999

Purchase price.....................                             $50.0
Closing date.......................                             June 1999



(c) Represents the elimination of the operating results primarily related to the cable systems to be transferred to InterMedia Systems as part of a swap of cable systems and to the sale of several smaller cable systems. A definitive written agreement exists for the disposition on these systems. The fair value of our systems to be transferred is $420 million. No material gain or loss is anticipated on the disposition as these systems were recently acquired and recorded at fair value at that time. It is anticipated that this transfer will close during the third or fourth quarter of 1999.


(d) Reflects a reclassification of expenses representing corporate expenses that would have occurred at Charter Investment.


(e) Represents additional amortization of franchises as a result of our recent and pending acquisitions. A large portion of the purchase price was allocated to franchises ($12.2 billion) that are amortized over 15 years. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):



                                                                 WEIGHTED AVERAGE    DEPRECIATION/
                                                   FAIR VALUE      USEFUL LIFE       AMORTIZATION
                                                   ----------    ----------------    -------------
Franchises.......................................  $12,178.4            15              $400.8
Cable distribution systems.......................    1,729.1             8               108.3
Land, buildings and improvements.................       53.9            10                 2.6
Vehicles and equipment...........................       89.1             3                12.7
                                                                                        ------
     Total depreciation and amortization.........................................        524.4
     Less-historical depreciation and amortization...............................       (327.0)
                                                                                        ------
          Adjustment.............................................................       $197.4
                                                                                        ======



(f) Reflects the elimination of costs related to a deferred compensation plan that will be terminated in connection with the acquisition of Falcon.



(g) Reflects additional interest expense on borrowings, which will be used to finance the acquisitions as follows (dollars in millions):



$109.6 million of credit facilities at composite current
  rate of 7.4% drawn down in March 1999, included in Charter
  Holdings' historical cash.................................  $   4.0
$1.1 billion credit facilities at composite current rate of
  7.4%......................................................     41.9
10% senior discount notes -- Renaissance....................      4.2
8.375% senior debentures -- Falcon..........................     15.7
9.285% senior discount debentures -- Falcon.................     13.7
11.56% subordinated notes -- Falcon.........................      0.9
9.375% senior subordinated notes -- Avalon..................      7.1

11.875% senior discount notes -- Avalon.....................      6.4
8.0% senior notes -- Bresnan................................      6.8
9.25% senior discount notes -- Bresnan......................      8.1
Credit facilities of acquisitions (at composite current rate
  of 7.5%)..................................................     97.9
Anticipated long-term debt (at 10%).........................     76.5
Interest expense prior to acquisition:
  $381.1 million of credit facilities for Renaissance
     acquisition (acquired April 30, 1999) at composite
     current rate of 7.4%...................................      9.3
  $240.0 million of credit facilities for American Cable
     acquisition (acquired May 7, 1999) at composite current
     rate of 7.4%...........................................      5.8
  Renaissance senior discount notes (acquired April 30,
     1999) at 10.0%.........................................      2.8
  $500.0 million of credit facilities for Greater Media
     acquisition (acquired June 30, 1999) at composite
     current rate of 7.4%...................................     18.3
                                                              -------
     Total pro forma interest expense.......................    319.4
     Less-historical interest expense from acquired
      companies.............................................   (185.7)
                                                              -------
          Adjustment........................................  $ 133.7
                                                              =======



     The Rifkin sellers may take up to $250 million in equity instead of cash. This would reduce interest expense by up to $9.2 million. Additionally, we have assumed that the Rifkin notes will be tendered. Should we be unable to purchase all or a portion of the Rifkin notes, interest expense will increase by up to $2.3 million. The Falcon sellers may take up to an additional $100 million in equity instead of cash. This would reduce interest expense by up to $3.7 million. We have assumed we will fund certain pending acquisitions prior to closing with additional long-term debt of $1.5 billion with an interest rate of 10%. An increase in the interest rate of 0.125% on this assumed debt would result in an increase in interest expense of $0.9 million



(h) Represents the elimination of gain (loss) on sale of assets.



(i) Reflects the elimination of income tax expense (benefit) as a result of being acquired by a limited liability company.



     NOTE C: We have extinguished substantially all of our long-term debt, excluding borrowings of our previous credit facilities and refinanced all previous credit facilities. See "Capitalization". The refinancing adjustment of lower interest expense consists of the following (dollars in millions):



                                                              INTEREST
                        DESCRIPTION                           EXPENSE
                        -----------                           --------
$600 million 8.25% senior notes.............................  $  24.8
$1,500 million 8.625% senior notes..........................     64.7
$1,475 million ($932 million carrying value) 9.92% senior
  discount notes............................................     45.4
Credit facilities ($652 million at composite current rate of
  7.4%).....................................................     24.8
Amortization of debt issuance costs.........................      7.8
Commitment fee on unused portion of our credit facilities
  ($1,540 million at 0.375%)................................      2.9
                                                              -------
  Total pro forma interest expense..........................    170.4
  Less -- historical interest expense (net of Renaissance
     and American Cable interest expense consolidated in
     Charter Holdings)......................................   (174.9)
                                                              -------
     Adjustment.............................................  $  (4.5)
                                                              =======



     An increase in the interest rate of 0.125% on all variable rate debt would result in an increase in interest expense of $3.6 million.



     NOTE D: Represents the allocation of 75% of the net loss of Charter Communications Holding Company to the minority interest.

     NOTE E: Charter Investment has provided corporate management and consulting services to Charter Communications Holding Company. In connection with the offering, the existing management agreement will be assigned to CCI and CCI will enter into a new management agreement with Charter Communications Holding Company. See "Certain Relationships and Related Transactions".



     NOTE F: EBITDA represents earnings (loss) before interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a cable television company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.



     NOTE G:  EBITDA margin represents EBITDA as a percentage of revenues.



     NOTE H: Adjusted EBITDA means EBITDA before stock option compensation expense, corporate expenses, management fees and other income (expense). Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, Adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because Adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by Adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.



     NOTE I: Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area.



     NOTE J:   Basic customers are customers who receive basic cable service.



     NOTE K: Basic penetration represents basic customers as a percentage of homes passed.



     NOTE L:   Premium units represent the total number of subscriptions to premium channels.



     NOTE M: Premium penetration represents premium units as a percentage of basic customers.



     NOTE N: Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at June 30, 1999.

                                                 UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                                         YEAR ENDED DECEMBER 31, 1998
                                       ----------------------------------------------------------------
                                        CHARTER
                                       COMMUNI-
                                        CATIONS
                                        HOLDING                   RECENT                     PENDING
                                        COMPANY     MARCUS     ACQUISITIONS                ACQUISITIONS
                                       (NOTE A)    (NOTE B)      (NOTE C)      SUBTOTAL      (NOTE C)
                                       ---------   ---------   ------------   ----------   ------------
                                          (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND CUSTOMER DATA)
Revenues.............................  $ 601,953   $ 457,929    $ 268,460     $1,328,342    $1,350,984
                                       ---------   ---------    ---------     ----------    ----------
Operating expenses:
 Operating, general and
   administrative....................    304,555     236,595      138,524        679,674       672,794
 Depreciation and amortization.......    370,406     258,348      141,535        770,289       926,915
 Stock option compensation expense...        845          --           --            845            --
 Corporate expense charges (Note F)..     16,493      17,042        6,759         40,294        41,322
 Management fees.....................         --          --        4,573          4,573        16,234
                                       ---------   ---------    ---------     ----------    ----------
    Total operating expenses.........    692,299     511,985      291,391      1,495,675     1,657,265
                                       ---------   ---------    ---------     ----------    ----------
Loss from operations.................    (90,346)    (54,056)     (22,931)      (167,333)     (306,281)
Interest expense.....................   (204,770)   (140,651)     (95,489)      (440,910)     (543,511)
Other income (expense)...............        518          --           84            602       (11,596)
                                       ---------   ---------    ---------     ----------    ----------
Income (loss) before minority
  interest...........................   (294,598)   (194,707)    (118,336)      (607,641)     (861,388)
Minority interest....................         --          --           --             --
                                       ---------   ---------    ---------     ----------    ----------
Loss before extraordinary item.......  $(294,598)  $(194,707)   $(118,336)    $ (607,641)   $ (861,388)
                                       =========   =========    =========     ==========    ==========
Basic loss per share.................
Diluted loss per share...............
Weighted average shares outstanding:
  Basic..............................
  Diluted............................
OTHER FINANCIAL DATA:
EBITDA (Note G)......................  $ 280,578   $ 204,292    $ 118,688     $  603,558       609,038
EBITDA margin (Note H)...............       46.6%       44.6%        44.2%          45.4%         45.1%
Adjusted EBITDA (Note I).............  $ 297,398   $ 221,334    $ 129,936     $  648,668    $  678,190
Cash flows from operating
  activities.........................    141,602     135,466       38,186        315,254       274,270
Cash flows used in investing
  activities.........................   (387,633)   (217,729)     (56,242)      (661,604)     (632,665)
Cash flows from (used in) financing
  activities.........................    210,306     109,924      (21,932)       298,298       258,404
Cash interest expense................
Capital expenditures.................    213,353     224,723       22,672        460,748       289,480
OPERATING DATA (AT END OF PERIOD,
  EXCEPT FOR AVERAGES):
Homes passed (Note J)................  2,149,000   1,743,000      806,000      4,698,000     4,483,000
Basic customers (Note K).............  1,255,000   1,062,000      562,000      2,879,000     3,035,000
Basic penetration (Note L)...........       58.4%       60.9%        69.7%          61.3%         67.7%
Premium units (Note M)...............    845,000     411,000      299,000      1,555,000     1,123,000
Premium penetration (Note N).........       67.3%       38.7%        53.2%          54.0%         37.0%
Average monthly revenue per basic
  customer (Note O)..................

                                       UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                                            YEAR ENDED DECEMBER 31, 1998
                                       ---------------------------------------

                                       REFINANCING    OFFERING
                                       ADJUSTMENTS   ADJUSTMENTS
                                        (NOTE D)      (NOTE E)        TOTAL
                                       -----------   -----------   -----------
                                       (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AND CUSTOMER DATA)
Revenues.............................   $     --     $       --    $ 2,679,326
                                        --------     ----------    -----------
Operating expenses:
 Operating, general and
   administrative....................         --             --      1,352,468
 Depreciation and amortization.......         --             --      1,697,204
 Stock option compensation expense...         --             --            845
 Corporate expense charges (Note F)..         --             --         81,616
 Management fees.....................         --             --         20,807
                                        --------     ----------    -----------
    Total operating expenses.........         --             --      3,152,940
                                        --------     ----------    -----------
Loss from operations.................         --             --       (473,614)
Interest expense.....................      6,800             --       (977,621)
Other income (expense)...............         --             --        (10,994)
                                        --------     ----------    -----------
Income (loss) before minority
  interest...........................      6,800             --     (1,462,229)
Minority interest....................                 1,096,672      1,096,672
                                        --------     ----------    -----------
Loss before extraordinary item.......   $  6,800     $1,096,672    $  (365,557)
                                        ========     ==========    ===========
Basic loss per share.................                              $
                                                                   ===========
Diluted loss per share...............                              $
                                                                   ===========
Weighted average shares outstanding:
  Basic..............................
  Diluted............................
OTHER FINANCIAL DATA:
EBITDA (Note G)......................                              $ 1,212,596
EBITDA margin (Note H)...............                                     45.3%
Adjusted EBITDA (Note I).............                              $ 1,326,858
Cash flows from operating
  activities.........................                                  589,524
Cash flows used in investing
  activities.........................                               (1,294,269)
Cash flows from (used in) financing
  activities.........................                                  556,702
Cash interest expense................                                  715,786
Capital expenditures.................                                  750,228
OPERATING DATA (AT END OF PERIOD,
  EXCEPT FOR AVERAGES):
Homes passed (Note J)................                                9,181,000
Basic customers (Note K).............                                5,914,000
Basic penetration (Note L)...........                                     64.4%
Premium units (Note M)...............                                2,678,000
Premium penetration (Note N).........                                     45.3%
Average monthly revenue per basic
  customer (Note O)..................                              $     37.75

            NOTES TO THE UNAUDITED PRO FORMA STATEMENT OF OPERATIONS

     NOTE A: Pro forma operating results for Charter Holdings, including the acquisition of us on December 23, 1998 by Mr. Allen and the acquisition of Sonic, consist of the following (dollars in thousands):

                                                                 12/24/98    1/1/98
                                                                 THROUGH     THROUGH
                               1/1/98 THROUGH 12/23/98           12/31/98    5/20/98
                         ------------------------------------   ----------   -------
                            CCA      CHARTERCOMM   CHARTER COMMUNICATIONS
                           GROUP      HOLDINGS         HOLDING COMPANY        SONIC    ELIMINATIONS     SUBTOTAL
                         ---------   -----------   -----------------------   -------   ------------     ---------
Revenues...............  $ 324,432    $196,801      $ 49,731      $13,713    $17,276     $    --        $ 601,953
                         ---------    --------      --------      -------    -------     -------        ---------
Operating expenses:
  Operating, general
    and
    administrative.....    164,145      98,331        25,952        7,134      8,993          --          304,555
  Depreciation and
    amortization.......    136,689      86,741        16,864        8,318      2,279          --          250,891
  Stock option
    compensation
    expense............         --          --            --          845         --          --              845
  Management
    fees/corporate
    expense charges....     17,392      14,780         6,176          473         --          --           38,821
                         ---------    --------      --------      -------    -------     -------        ---------
    Total operating
      expenses.........    318,226     199,852        48,992       16,770     11,272          --          595,112
                         ---------    --------      --------      -------    -------     -------        ---------
Income (loss) from
  operations...........      6,206      (3,051)          739       (3,057)     6,004          --            6,841
Interest expense.......   (113,824)    (66,121)      (17,277)      (2,353)    (2,624)      1,900(c)      (200,299)
Other income
  (expense)............      4,668      (1,684)         (684)         133        (15)     (1,900)(c)          518
                         ---------    --------      --------      -------    -------     -------        ---------
Income (loss) before
  income taxes.........   (102,950)    (70,856)      (17,222)      (5,277)     3,365          --         (192,940)
Provision for income
  taxes................         --          --            --           --      1,346          --            1,346
                         ---------    --------      --------      -------    -------     -------        ---------
Income (loss) before
  extraordinary item...  $(102,950)   $(70,856)     $(17,222)     $(5,277)   $ 2,019     $    --        $(194,286)
                         =========    ========      ========      =======    =======     =======        =========


                                 PRO FORMA
                         --------------------------

                         ADJUSTMENTS        TOTAL
                         -----------      ---------
Revenues...............   $      --       $ 601,953
                          ---------       ---------
Operating expenses:
  Operating, general
    and
    administrative.....          --         304,555
  Depreciation and
    amortization.......     119,515(a)      370,406
  Stock option
    compensation
    expense............          --             845
  Management
    fees/corporate
    expense charges....     (22,328)(b)      16,493
                          ---------       ---------
    Total operating
      expenses.........      97,187         692,299
                          ---------       ---------
Income (loss) from
  operations...........     (97,187)        (90,346)
Interest expense.......      (4,471)(d)    (204,770)
Other income
  (expense)............          --             518
                          ---------       ---------
Income (loss) before
  income taxes.........    (101,658)       (294,598)
Provision for income
  taxes................      (1,346)(e)          --
                          ---------       ---------
Income (loss) before
  extraordinary item...   $(100,312)      $(294,598)
                          =========       =========


-------------------------


(a) Represents additional amortization of franchises as a result of the acquisition of us by Mr. Allen. A large portion of the purchase price was allocated to franchises ($3.6 billion) that are amortized over 15 years. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):



                                                                       WEIGHTED AVERAGE       DEPRECIATION/
                                                      FAIR VALUE    USEFUL LIFE (IN YEARS)    AMORTIZATION
                                                      ----------    ----------------------    -------------
    Franchises......................................   $3,600.0               15                 $240.0
    Cable distribution systems......................    1,439.2               12                  115.3
    Land, buildings and improvements................       41.3               11                    3.5
    Vehicles and equipment..........................       61.2                5                   11.6
                                                                                                 ------
      Total depreciation and amortization...........                                              370.4
      Less-historical depreciation and                                                           (250.9)
         amortization...............................
                                                                                                 ------
         Adjustment.................................                                             $119.5
                                                                                                 ======



(b) Reflects the reduction in corporate expense charges of approximately $8.2 million to reflect the actual costs incurred. Management fees charged to CCA Group and CharterComm Holdings, companies not controlled by Charter Investment at that time, exceeded the allocated costs incurred by Charter Investment on behalf of those companies by $8.2 million. Also reflects the elimination of approximately $14.4 million of change of control payments under the terms of then-existing equity appreciation rights plans. Such payments were triggered by the acquisition of us by Mr. Allen. Such payments were made by Charter Investment and were not subject to reimbursement by us, but were allocated to us for financial reporting purposes. The equity appreciation rights plans were terminated in connection with the acquisition of us by Mr. Allen, and these costs will not recur.



(c) Represents the elimination of intercompany interest on a note payable from Charter Communications Holding Company to CCA Group.



(d) Reflects additional interest expense on $228.4 million of borrowings under our previous credit facilities used to finance the Sonic acquisition by us using a composite current rate of 7.4% as follows (dollars in millions):



    $228.4 million under previous credit facilities.............  $ 7.1
    Less-historical Sonic interest expense......................   (2.6)
                                                                  -----
      Adjustment................................................  $ 4.5
                                                                  =====



(e) Reflects the elimination of provision for income taxes, as Charter Communications Holding Company will operate as a limited liability company and all income taxes will flow through to the members.

     NOTE B: Pro forma operating results for Marcus Holdings consist of the following (dollars in thousands):



                                                     YEAR ENDED
                                                    ------------                             PRO FORMA
                                                    DECEMBER 31,   -------------------------------------------------------------
                                                        1998       ACQUISITIONS(a)   DISPOSITIONS(b)    ADJUSTMENTS      TOTAL
                                                    ------------   ---------------   ---------------    -----------    ---------
Revenues..........................................   $ 499,820         $2,620           $ (44,511)       $      --     $ 457,929
                                                     ---------         ------           ---------        ---------     ---------
Operating expenses:
  Operating, general and administrative...........     271,638          1,225             (20,971)         (15,297)(c)   236,595
  Depreciation and amortization...................     215,789             --                  --           42,559(d)    258,348
  Corporate expense charges.......................          --             --                  --           17,042(c)     17,042
  Management fees.................................       3,341             --                  --           (3,341)(c)        --
  Transaction and severance costs.................     135,379             --                  --         (135,379)(c)        --
                                                     ---------         ------           ---------        ---------     ---------
    Total operating expenses......................     626,147          1,225             (20,971)         (94,416)      511,985
                                                     ---------         ------           ---------        ---------     ---------
Income (loss) from operations.....................    (126,327)         1,395             (23,540)          94,416       (54,056)
Interest expense..................................    (159,985)            --                  --           19,334(d)   (140,651)
Other income (expense)............................     201,278             --            (201,278)              --            --
                                                     ---------         ------           ---------        ---------     ---------
Income (loss) before extraordinary item...........   $ (85,034)        $1,395           $(224,818)       $ 113,750     $(194,707)
                                                     =========         ======           =========        =========     =========


-------------------------

(a) Represents the results of operations of acquired cable systems prior to their acquisition in 1998 by Marcus Holdings.



(b) Represents the elimination of the operating results and corresponding gain on sale of cable systems sold by Marcus Holdings during 1998.



(c) Represents a reclassification to reflect the expenses totaling $15.3 million from operating, general and administrative to corporate expenses. Also reflects the elimination of management fees and the addition of corporate expense charges of $1.7 million for actual costs incurred by Charter Investment, on behalf of Marcus Holdings. Management fees charged to Marcus Holdings exceeded the costs incurred by Charter Investment by $1.3 million.



(d) As a result of the acquisition of Marcus Holdings by Mr. Allen, a large portion of the purchase price was recorded as franchises ($2.5 billion) that are amortized over 15 years. This resulted in additional amortization for year ended December 31, 1998. The adjustment to depreciation and amortization expense consists of the following (dollars in millions):



                                                           WEIGHTED AVERAGE
                                                             USEFUL LIFE       DEPRECIATION/
                                             FAIR VALUE       (IN YEARS)       AMORTIZATION
                                             ----------    ----------------    -------------
Franchises.................................   $2,500.0            15              $ 167.1
Cable distribution systems.................      720.0             8                 84.5
Land, buildings and improvements...........       28.3            10                  2.7
Vehicles and equipment.....................       13.6             3                  4.0
                                                                                  -------
     Total depreciation and amortization...                                         258.3
     Less-historical depreciation and
       amortization........................                                        (215.8)
                                                                                  -------
       Adjustment..........................                                       $  42.5
                                                                                  =======



     Additionally, the carrying value of outstanding debt was recorded at estimated fair value, resulting in a debt premium that is to be amortized as an offset to interest expense over the term of the debt. This resulted in a reduction in interest expense for the year ended December 31, 1998.



(e) As a result of the acquisition of Marcus Holdings by Mr. Allen, Marcus Holdings recorded transaction costs of approximately $135.4 million. These costs were primarily comprised of approximately $90.2 million in compensation paid to employees of Marcus Holdings in settlement of specially designated Class B units and approximately $29.2 million of transaction fees paid to certain equity partners for investment banking services. In addition, Marcus Holdings recorded costs related to employee and officer stay-bonus and severance arrangements of approximately $16.0 million.

     NOTE C: Pro forma operating results for our recently completed and pending acquisitions consist of the following (dollars in thousands):


                                                                         YEAR ENDED DECEMBER 31, 1998
                                                     ---------------------------------------------------------------------
                                                                       RECENT ACQUISITIONS -- HISTORICAL
                                                     ---------------------------------------------------------------------
                                                                                GREATER
                                                                    AMERICAN     MEDIA                             TOTAL
                                                     RENAISSANCE     CABLE      SYSTEMS    HELICON      OTHER      RECENT
                                                     -----------    --------    -------    --------    -------    --------
Revenues...........................................   $ 41,524      $15,685     $78,635    $ 75,577    $15,812    $227,233
                                                      --------      -------     -------    --------    -------    --------
Operating expenses:
  Operating, general and administrative............     21,037        7,441      48,852      40,179      7,821     125,330
  Depreciation and amortization....................     19,107        6,784       8,612      24,290      4,732      63,525
  Corporate expense charges........................         --           --          --          --         --          --
  Management fees..................................         --          471          --       3,496         --       3,967
                                                      --------      -------     -------    --------    -------    --------
    Total operating expenses.......................     40,144       14,696      57,464      67,965     12,553     192,822
                                                      --------      -------     -------    --------    -------    --------
Income from operations.............................      1,380          989      21,171       7,612      3,259      34,411
Interest expense...................................    (14,358)      (4,501)       (535)    (27,634)    (4,023)    (51,051)
Interest income....................................        158          122          --          93         --         373
Other income (expense).............................         --           --        (493)         --          5        (488)
                                                      --------      -------     -------    --------    -------    --------
Income (loss) before income tax
  expense..........................................    (12,820)      (3,390)     20,143     (19,929)      (759)    (16,755)
Income tax expense.................................        135           --       7,956          --                  8,091
                                                      --------      -------     -------    --------    -------    --------
Income (loss) before extraordinary item............   $(12,955)     $(3,390)    $12,187    $(19,929)   $  (759)   $(24,846)
                                                      ========      =======     =======    ========    =======    ========



                                                                           YEAR ENDED DECEMBER 31, 1998
                                                 --------------------------------------------------------------------------------
                                                                        PENDING ACQUISITIONS -- HISTORICAL
                                                 --------------------------------------------------------------------------------
                                                 INTERMEDIA                                                              TOTAL
                                                  SYSTEMS     RIFKIN(a)    AVALON     FALCON     FANCH(a)   BRESNAN     PENDING
                                                 ----------   ---------   --------   ---------   --------   --------   ----------
Revenues.......................................   $176,062    $124,382    $ 18,187   $ 307,558   $141,104   $261,964   $1,029,257
                                                  --------    --------    --------   ---------   --------   --------   ----------
Operating expenses:............................
 Operating, general and administrative.........     86,753      63,815      10,067     161,233     62,977    150,750      535,595
 Depreciation and amortization.................     85,982      47,657       8,183     152,585     45,886     54,308      394,601
 Corporate expense charges.....................         --          --         655          --        105         --          760
 Management fees...............................      3,147       4,106          --          --      3,998         --       11,251
                                                  --------    --------    --------   ---------   --------   --------   ----------
       Total operating expenses................    175,882     115,578      18,905     313,818    112,966    205,058      942,207
                                                  --------    --------    --------   ---------   --------   --------   ----------
Income (loss) from operations..................        180       8,804        (718)     (6,260)    28,138     56,906       87,050
Interest expense...............................    (25,449)    (30,482)     (8,223)   (102,591)    (1,873)   (18,296)    (186,914)
Interest income................................        341          --         173          --         17         --          531
Other income (expense).........................     23,030      36,279        (463)     (3,093)    (6,628)    26,754       75,879
                                                  --------    --------    --------   ---------   --------   --------   ----------
Income (loss) before income tax expense
 (benefit).....................................     (1,898)     14,601      (9,231)   (111,944)    19,654     65,364      (23,454)
Income tax expense (benefit)...................      1,623      (4,178)        186       1,897        286         --         (186)
                                                  --------    --------    --------   ---------   --------   --------   ----------
Income (loss) before extraordinary item........   $ (3,521)   $ 18,779    $ (9,417)  $(113,841)  $ 19,368   $ 65,364   $  (23,268)
                                                  ========    ========    ========   =========   ========   ========   ==========

                                                            YEAR ENDED DECEMBER 31, 1998
                               --------------------------------------------------------------------------------------
                                                 RECENT ACQUISITIONS                         PENDING ACQUISITIONS
                               -------------------------------------------------------   ----------------------------
                                                            PRO FORMA                                    PRO FORMA
                                            ------------------------------------------                ---------------
                                                                               TOTAL
                               HISTORICAL   ACQUISITIONS(b)   ADJUSTMENTS     RECENT     HISTORICAL   ACQUISITIONS(b)
                               ----------   ---------------   -----------    ---------   ----------   ---------------
Revenues.....................   $227,233        $41,227        $     --      $ 268,460   $1,029,257      $405,169
                                --------        -------        --------      ---------   ----------      --------
Operating expenses:
 Operating, general and
   administrative............    125,330         19,953          (6,759)(d)    138,524      535,595       205,891
 Depreciation and
   amortization..............     63,525         15,352          62,658(e)     141,535      394,601       109,234
 Corporate expense charges...         --             --           6,759(d)       6,759          760        14,962
 Management fees.............      3,967            606              --          4,573       11,251         5,958
                                --------        -------        --------      ---------   ----------      --------
   Total operating expenses..    192,822         35,911          62,658        291,391      942,207       336,045
                                --------        -------        --------      ---------   ----------      --------
Income (loss) from
 operations..................     34,411          5,316         (62,658)       (22,931)      87,050        69,124
Interest expense.............    (51,051)        (5,787)        (38,651)(f)    (95,489)    (186,914)      (50,813)
Interest income..............        373            157              --            530          531           961
Other income (expense).......       (488)           139             (97)(g)       (446)      75,879         4,709
                                --------        -------        --------      ---------   ----------      --------
Income (loss) before income
 tax expense (benefit).......    (16,755)          (175)       (101,406)      (118,336)     (23,454)       23,981
Income tax expense
 (benefit)...................      8,091          1,191          (9,282)(h)         --         (186)       (2,058)
                                --------        -------        --------      ---------   ----------      --------
Income (loss) before
 extraordinary item..........   $(24,846)       $(1,366)       $(92,124)     $(118,336)  $  (23,268)     $ 26,039
                                ========        =======        ========      =========   ==========      ========

                                      YEAR ENDED DECEMBER 31, 1998
                               -------------------------------------------
                                          PENDING ACQUISITIONS
                               -------------------------------------------
                                                PRO FORMA
                               -------------------------------------------
                                                                  TOTAL
                               DISPOSITIONS(c)   ADJUSTMENTS     PENDING
                               ---------------   -----------    ----------
Revenues.....................     $(83,442)       $      --     $1,350,984
                                  --------        ---------     ----------
Operating expenses:
 Operating, general and
   administrative............      (43,092)         (25,600)(d)    672,794
 Depreciation and
   amortization..............      (44,473)         467,553(e)     926,915
 Corporate expense charges...           --           25,600(d)      41,322
 Management fees.............         (975)              --         16,234
                                  --------        ---------     ----------
   Total operating expenses..      (88,540)         467,553      1,657,265
                                  --------        ---------     ----------
Income (loss) from
 operations..................        5,098         (467,553)      (306,281)
Interest expense.............       20,286         (326,070)(f)   (543,511)
Interest income..............           (9)              --          1,483
Other income (expense).......       (1,459)         (92,208)(g)    (13,079)
                                  --------        ---------     ----------
Income (loss) before income
 tax expense (benefit).......       23,916         (885,831)      (861,388)
Income tax expense
 (benefit)...................          310            1,934(h)          --
                                  --------        ---------     ----------
Income (loss) before
 extraordinary item..........     $ 23,606        $(887,765)    $ (861,388)
                                  ========        =========     ==========


-------------------------


(a) Rifkin includes the results of operations of Rifkin Acquisition Partners, L.L.L.P., as follows (dollars in thousands):



                                                       RIFKIN
                                                     ACQUISITION     OTHER      TOTAL
                                                     -----------    -------    --------
Revenues...........................................    $89,821      $34,461    $124,382
Income from operations.............................      1,040        7,764       8,804
Income before extraordinary item...................     24,419       (5,640)     18,779



     Fanch includes the results of operations of Fanch Cable Systems as follows (dollars in thousands):



                                                    FANCH CABLE    OTHERS      TOTAL
                                                    -----------    -------    --------
Revenues..........................................   $124,555      $16,549    $141,104
Income from operations............................     25,241        2,897      28,138
Income before extraordinary item..................     18,814          554      19,368


(b) Represents the historical results of operations for the period from January 1, 1998 through the date of purchase for acquisitions completed by Renaissance, the InterMedia systems, Helicon, Rifkin, Avalon, Falcon, Fanch and Bresnan and for the period from January 1, 1998 through December 31, 1998 for acquisitions to be completed in 1999. A definitive written agreement exists for all acquisitions that have not yet closed.

     These acquisitions will be accounted for using the purchase method of accounting. Definitive written agreements exist for all acquisitions that have not yet closed. Purchase prices and the closing dates or anticipated closing dates for significant acquisitions are as follows (dollars in millions):


                                       RENAISSANCE     INTERMEDIA        HELICON         RIFKIN          AVALON
                                      -------------   -------------   -------------   -------------   -------------
    Purchase price..................  $309.5          $29.1           $26.1           $165.0          $30.5
    Closing date....................  April 1998      December 1998   December 1998   February 1999   July 1998
    Purchase price..................                                                  $53.8           $431.6
    Closing date....................                                                  July 1999       November 1998
    Purchase price..................
    Closing date....................
    Purchase price..................
    Closing date....................

                                          FALCON           FANCH           BRESNAN
                                      --------------   --------------   -------------
    Purchase price..................  $86.2            $248.0           $17.0
    Closing date....................  July 1998        February 1999    February 1998
    Purchase price..................  $158.6           $112.0           $11.8
    Closing date....................  September 1998   March 1999       October 1998
    Purchase price..................  $513.3           $50.0            $40.0
    Closing date....................  September 1998   June 1999        January 1999
    Purchase price..................                                    $27.0
    Closing date....................                                    March 1999



    The InterMedia acquisition above is part of a "swap."


(c) Represents the elimination of the operating results primarily related to the cable systems to be transferred to InterMedia as part of a swap of cable systems and related to the sale of several smaller cable systems. A definitive written agreement exists for the disposition on these systems. The fair value of the systems to be transferred is $420 million. No material gain or loss is anticipated on the disposition as these systems were recently acquired and recorded at fair value at that time. It is anticipated that this transfer will close during the third or fourth quarter of 1999.

(d) Reflects a reclassification of expenses representing corporate expenses that would have occurred at Charter Investment.


(e) Represents additional amortization of franchises as a result of our recently completed and pending acquisitions. A large portion of the purchase price was allocated to franchises ($12.2 billion) that are amortized over 15 years. The adjustments to depreciation and amortization expense consists of the following (dollars in millions):



                                                FAIR      WEIGHTED AVERAGE   DEPRECIATION/
                                                VALUE       USEFUL LIFE      AMORTIZATION
                                              ---------   ----------------   -------------
Franchises..................................  $12,178.4          15            $  812.3
Cable distribution systems..................    1,729.1           8               222.7
Land, building and improvements.............       53.9          10                 5.3
Vehicles and equipment......................       89.1           3                28.1
                                                                               --------
  Total depreciation and amortization.......                                    1,068.4
  Less-historical depreciation and
     amortization...........................                                     (538.2)
                                                                               --------
     Adjustment.............................                                   $  530.2
                                                                               ========

(f) Reflects additional interest expense on borrowings which will be used to finance the acquisitions as follows (dollars in millions):



$1.0 billion of credit facilities at composite current rate   $  73.0
  of 7.4% drawn down in March 1999 included in Charter
  Holdings' historical cash.................................
$1.4 billion of credit facilities at composite current rate     107.3
  of 7.4%...................................................
$83 million 10% senior discount notes -- Renaissance........      8.0
8.375% senior debentures -- Falcon..........................     31.4
9.285% senior discount debentures -- Falcon.................     27.0
11.56% subordinated notes -- Falcon.........................      1.8
9.375% senior subordinated notes -- Avalon..................     14.2
11.875% senior discount notes -- Avalon.....................     12.8
8.0% senior notes -- Bresnan................................     13.6
9.25% senior discount notes -- Bresnan......................     16.2
Credit facilities of acquisitions (at composite current rate    195.8
  of 7.4%)..................................................
Anticipated long-term debt (at 10%).........................    137.9
                                                              -------
  Total pro forma interest expenses.........................    639.0
  Less-historical interest expense from acquired               (274.3)
     companies..............................................
                                                              -------
     Adjustment.............................................  $ 364.7
                                                              =======



     The Rifkin sellers may take up to $250 million in equity instead of cash. This would reduce interest expense by up to $18.5 million. Additionally, we have assumed that the Rifkin notes will be tendered. Should we be unable to purchase all or a portion of the Rifkin notes, interest expense will increase by up to $4.7 million. The Falcon sellers may take up to an additional $100 million in equity instead of cash. This would reduce interest expense by up to $7.4 million. We have assumed we will fund certain pending acquisitions prior to closing with additional long-term debt of $1.5 billion with an assumed interest rate of 10%. An increase in the interest rate of 0.125% on this assumed debt would result in an increase in interest expense of $1.9 million.



(g) Represents the elimination of gain (loss) on the sale of cable television systems whose results of operations have been eliminated in (c) above.



(h) Reflects the elimination of income tax expense (benefit) as a result of being acquired by a limited liability company.

     NOTE D: In March 1999, we extinguished substantially all of our long-term debt, excluding borrowings of our previous credit facilities and refinanced all previous credit facilities. In addition, we incurred and plan to incur additional debt in connection with our pending and recently completed acquisitions. See "Capitalization". The refinancing adjustment to interest expense consists of the following (dollars in millions):



                                                              INTEREST
DESCRIPTION                                                    EXPENSE
-----------                                                   ---------
$600 million 8.25% senior notes.............................  $    49.6
$1.5 billion 8.625% senior notes............................      129.4
$1.475 billion ($906 carrying value) 9.92% senior discount
  notes.....................................................       90.0
Credit facilities ($652 at composite current rate of
  7.4%).....................................................       48.2
Amortization of debt issuance costs.........................       16.0
Commitment fee on unused portion of credit facilities
  ($1,440 million at 0.375%)................................        5.4
                                                              ---------
  Total pro forma interest expense..........................      338.6
  Less -- interest expense (including Marcus Cable).........     (345.4)
                                                              ---------
     Adjustment.............................................  $     6.8
                                                              =========



     An increase in the interest rate on all variable rate debt of 0.125% would result in an increase in interest expense of $7.2 million.



     NOTE E: Represents the allocation of 75% of the net loss of Charter Communications Holding Company to the minority interest.



     NOTE F: Charter Investment provided corporate management and consulting services to Charter Communications Holding Company in 1998 and to Marcus Holdings beginning in October 1998. See "Certain Relationships and Related Transactions".


     NOTE G: EBITDA represents earnings (loss) before interest, income taxes, depreciation and amortization. EBITDA is presented because it is a widely accepted financial indicator of a cable television company's ability to service indebtedness. However, EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.

     NOTE H:  EBITDA margin represents EBITDA as a percentage of revenues.


     NOTE I: Adjusted EBITDA means EBITDA before stock option compensation expense, corporate expenses, management fees and other income (expense). Adjusted EBITDA is presented because it is a widely accepted financial indicator of a cable company's ability to service indebtedness. However, Adjusted EBITDA should not be considered as an alternative to income from operations or to cash flows from operating, investing or financing activities, as determined in accordance with generally accepted accounting principles. Adjusted EBITDA should also not be construed as an indication of a company's operating performance or as a measure of liquidity. In addition, because Adjusted EBITDA is not calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies. Management's discretionary use of funds depicted by Adjusted EBITDA may be limited by working capital, debt service and capital expenditure requirements and by restrictions related to legal requirements, commitments and uncertainties.


     NOTE J: Homes passed are the number of living units, such as single residence homes, apartments and condominium units, passed by the cable television distribution network in a given cable system service area.



     NOTE K:  Basic customers are customers who receive basic cable service.



     NOTE L: Basic penetration represents basic customers as a percentage of homes passed.



     NOTE M: Premium units represent the total number of subscriptions to premium channels.



     NOTE N: Premium penetration represents premium units as a percentage of basic customers.



     NOTE O: Average monthly revenue per basic customer represents revenues divided by the number of months in the period divided by the number of basic customers at December 31, 1998.

                                           UNAUDITED PRO FORMA BALANCE SHEET
                                                  AS OF JUNE 30, 1999
                        ------------------------------------------------------------------------
                            CHARTER          RECENT                     PENDING       OFFERING
                        COMMUNICATIONS    ACQUISITIONS                ACQUISITIONS   ADJUSTMENTS    PRO FORMA
                        HOLDING COMPANY     (NOTE A)      SUBTOTAL      (NOTE A)      (NOTE B)        TOTAL
                        ---------------   ------------   ----------   ------------   -----------   -----------
                                                 (DOLLARS IN THOUSANDS)
ASSETS
Cash and cash
  equivalents.........    $  109,626       $(102,659)    $    6,967   $    18,078    $        --   $    25,045
Accounts receivable,
  net.................        32,487           3,478         35,965        61,702             --        97,667
Prepaid expenses and
  other...............        10,181           2,327         12,508        40,008             --        52,516
                          ----------       ---------     ----------   -----------    -----------   -----------
     Total current
       assets.........       152,294         (96,854)        55,440       119,788             --       175,228
Property, plant and
  equipment...........     1,764,499         108,862      1,873,361     1,669,496             --     3,542,857
Franchises............     6,591,972         592,003      7,183,975    10,789,947             --    17,973,922
Other assets..........       178,709              --        178,709         7,865             --       186,574
                          ----------       ---------     ----------   -----------    -----------   -----------
     Total assets.....    $8,687,474       $ 604,011     $9,291,485   $12,587,096    $        --   $21,878,581
                          ==========       =========     ==========   ===========    ===========   ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable and
  accrued expenses....    $  273,987       $  15,987     $  289,974   $   292,147    $        --   $   582,121
Current deferred
  revenue.............            --              --             --         2,352             --         2,352
Payables to manager of
  cable television
  systems.............        21,745              --         21,745            --             --        21,745
                          ----------       ---------     ----------   -----------    -----------   -----------
     Total current
       liabilities....       295,732          15,987        311,719       294,499             --       606,218
Pending acquisition
  payable.............            --              --             --     2,840,000     (2,840,000)           --
Long-term debt........     5,134,310         588,024      5,722,334     5,927,597             --    11,649,931
Other long-term
  liabilities.........        53,310              --         53,310            --             --        53,310
Minority interest.....            --              --             --            --      7,176,842     7,176,842
Member's equity.......     3,204,122              --      3,204,122     3,525,000     (6,729,122)           --
                          ----------       ---------     ----------   -----------    -----------   -----------
Common stock..........            --              --             --            --          3,000         3,000
Additional paid-in
  capital.............            --              --             --            --      2,389,280     2,389,280
                          ----------       ---------     ----------   -----------    -----------   -----------
     Total
       stockholders'
       equity.........            --              --             --            --      2,392,280     2,392,280
                          ----------       ---------     ----------   -----------    -----------   -----------
     Total liabilities
       and
       stockholders'
       equity.........    $8,687,474       $ 604,011     $9,291,485   $12,587,096    $        --   $21,878,581
                          ==========       =========     ==========   ===========    ===========   ===========

                 NOTES TO THE UNAUDITED PRO FORMA BALANCE SHEET

     NOTE A: Pro forma balance sheet for our recently completed acquisitions and pending acquisitions consists of the following (dollars in thousands):


                                                                     AS OF JUNE 30, 1999
                                                              ----------------------------------
                                                              RECENT ACQUISITIONS -- HISTORICAL
                                                              ----------------------------------
                                                                                        TOTAL
                                                               HELICON      OTHER       RECENT
                                                              ----------   --------   ----------
Cash and cash equivalents...................................  $   6,894    $    73    $   6,967
Accounts receivable, net....................................      1,859      1,619        3,478
Receivable from related party...............................          6         --            6
Prepaid expenses and other..................................      2,172        155        2,327
                                                              ---------    -------    ---------
  Total current assets......................................     10,931      1,847       12,778
Property, plant and equipment...............................     88,252     20,610      108,862
Franchises..................................................     12,811     54,956       67,767
Other assets................................................     79,964        126       80,090
                                                              ---------    -------    ---------
  Total assets..............................................  $ 191,958    $77,539    $ 269,497
                                                              =========    =======    =========
Accounts payable and accrued expenses.......................  $  14,288    $ 1,699    $  15,987
Current deferred revenue....................................         --      1,076        1,076
                                                              ---------    -------    ---------
  Total current liabilities.................................     14,288      2,775       17,063
Long-term debt..............................................    299,076     40,687      339,763
Note payable to related party, including accrued interest...      5,000         --        5,000
Other long-term liabilities, including redeemable preferred
  shares....................................................     21,162         --       21,162
Equity......................................................   (147,568)    34,077     (113,491)
                                                              ---------    -------    ---------
  Total liabilities and equity..............................  $ 191,958    $77,539    $ 269,497
                                                              =========    =======    =========

                                                                               AS OF JUNE 30, 1999
                                                 --------------------------------------------------------------------------------
                                                                        PENDING ACQUISITIONS -- HISTORICAL
                                                 --------------------------------------------------------------------------------
                                                 INTERMEDIA                                                              TOTAL
                                                  SYSTEMS      RIFKIN     AVALON      FALCON      FANCH     BRESNAN     PENDING
                                                 ----------   --------   --------   ----------   --------   --------   ----------
Cash and cash equivalents......................   $     --    $  7,156   $  3,457   $   11,852   $    785   $  2,826   $   26,076
Accounts receivable, net.......................     16,009      13,118      6,158       19,102      2,814     14,917       72,118
Receivable from related party..................      5,250          --         --        6,949         --         --       12,199
Prepaid expenses and other.....................        719       2,271        415       35,007      1,249         --       39,661
                                                  --------    --------   --------   ----------   --------   --------   ----------
  Total current assets.........................     21,978      22,545     10,030       72,910      4,848     17,743      150,054
Property, plant and equipment..................    231,382     297,318    116,587      522,587    241,169    330,876    1,739,919
Franchises.....................................    226,040     437,479    470,041      384,197      4,602    324,990    1,847,349
Deferred income tax assets.....................     15,288          --         --           --         --         --       15,288
Other assets...................................      5,535          --         32      457,148    606,851     23,515    1,093,081
                                                  --------    --------   --------   ----------   --------   --------   ----------
  Total assets.................................   $500,223    $757,342   $596,690   $1,436,842   $857,470   $697,124   $4,845,691
                                                  ========    ========   ========   ==========   ========   ========   ==========
Current maturities of long-term debt...........   $     --    $     --   $     25   $       --   $    754   $     --   $      779
Accounts payable and accrued expenses..........     19,874      46,777     13,983      144,892     27,156     43,518      296,200
Current deferred revenue.......................     11,778          --      3,136        2,630         --         --       17,544
Note payable to related party..................      4,607          --      3,160           --         --      3,698       11,465
                                                  --------    --------   --------   ----------   --------   --------   ----------
  Total current liabilities....................     36,259      46,777     20,304      147,522     27,910     47,216      325,988
Deferred income taxes..........................         --       6,703         --        2,287         --         --        8,990
Long-term debt.................................         --     546,575    446,079    1,665,676     12,728    846,364    3,517,422
Note payable to related party, including
  accrued interest.............................    414,493          --         --           --      1,457         --      415,950
Other long-term liabilities, including
  redeemable preferred shares..................     18,168          --         --           --        197     12,015       30,380
Members' equity................................     31,303     157,287    130,307     (378,643)   815,178   (208,471)     546,961
                                                  --------    --------   --------   ----------   --------   --------   ----------
  Total liabilities and members' equity........   $500,223    $757,342   $596,690   $1,436,842   $857,470   $697,124   $4,845,691
                                                  ========    ========   ========   ==========   ========   ========   ==========

                                                             AS OF JUNE 30, 1999
                            -------------------------------------------------------------------------------------
                                    RECENT ACQUISITIONS                         PENDING ACQUISITIONS
                            ------------------------------------   ----------------------------------------------
                                                PRO FORMA                                   PRO FORMA
                                         -----------------------                ---------------------------------
                            HISTORICAL   ADJUSTMENTS     TOTAL     HISTORICAL   ACQUISITIONS(a)   DISPOSITIONS(b)
                            ----------   -----------   ---------   ----------   ---------------   ---------------
Cash and cash
  equivalents.............  $   6,967     $(109,626)(c) $(102,659) $   26,076       $   809          $  (8,807)
Accounts receivable,
  net.....................      3,478            --        3,478       72,118           885             (1,879)
Receivable from related
  party...................          6            (6)(e)        --      12,199           594                 --
Prepaid expenses and
  other...................      2,327            --        2,327       39,661           544               (197)
                            ---------     ---------    ---------   ----------       -------          ---------
  Total current assets....     12,778      (109,632)     (96,854)     150,054         2,832            (10,883)
Property, plant and
  equipment...............    108,862            --      108,862    1,739,919        11,396            (81,819)
Franchises................     67,767       524,236(f)   592,003    1,847,349           365           (332,143)
Deferred income tax
  assets..................         --            --           --       15,288            --                 --
Other assets..............     80,090       (80,090)(h)        --   1,093,081         1,332               (469)
                            ---------     ---------    ---------   ----------       -------          ---------
  Total assets............  $ 269,497     $ 334,514    $ 604,011   $4,845,691       $15,925          $(425,314)
                            =========     =========    =========   ==========       =======          =========
Current maturities of
  long-term debt..........  $      --     $      --    $      --   $      779       $    --          $      --
Accounts payable and
  accrued expenses........     15,987            --       15,987      296,200         1,261             (5,314)
Current deferred
  revenue.................      1,076        (1,076)(d)        --      17,544           259                 --
Note payable to related
  party...................         --            --           --        4,607        (2,561)                --
Other current
  liabilities.............         --            --           --        6,858            --                 --
                            ---------     ---------    ---------   ----------       -------          ---------
  Total current
    liabilities...........     17,063        (1,076)      15,987      325,988        (1,041)            (5,314)
Deferred revenue..........         --            --           --           --           170                 --
Deferred income taxes.....         --            --           --        8,990           359                 --
Pending acquisition
  payable.................         --            --           --           --            --                 --
Long-term debt............    339,763       248,261(j)   588,024    3,517,422         3,878           (420,000)
Note payable to related
  party, including accrued
  interest................      5,000        (5,000)(i)        --     415,950            --                 --
Other long-term
  liabilities.............     21,162       (21,162)(i)        --      30,380            10                 --
Equity....................   (113,491)      113,491(k)        --      546,961        12,549                 --
                            ---------     ---------    ---------   ----------       -------          ---------
  Total liabilities and
    equity................  $ 269,497     $ 334,514    $ 604,011   $4,845,691       $15,925          $(425,314)
                            =========     =========    =========   ==========       =======          =========

                                 AS OF JUNE 30, 1999
                            -----------------------------
                                PENDING ACQUISITIONS
                            -----------------------------
                                      PRO FORMA
                            -----------------------------
                            ADJUSTMENTS          TOTAL
                            -----------       -----------
Cash and cash
  equivalents.............  $        --       $    18,078
Accounts receivable,
  net.....................       (9,422)(d)        61,702
Receivable from related
  party...................      (12,793)(e)            --
Prepaid expenses and
  other...................           --            40,008
                            -----------       -----------
  Total current assets....      (22,215)          119,788
Property, plant and
  equipment...............           --         1,669,496
Franchises................    9,274,376(f)     10,789,947
Deferred income tax
  assets..................      (15,288)(g)            --
Other assets..............   (1,086,079)(h)         7,865
                            -----------       -----------
  Total assets............  $ 8,150,794       $12,587,096
                            ===========       ===========
Current maturities of
  long-term debt..........  $      (779)      $        --
Accounts payable and
  accrued expenses........           --           292,147
Current deferred
  revenue.................      (15,451)(d)         2,352
Note payable to related
  party...................       (2,046)(i)            --
Other current
  liabilities.............       (6,858)               --
                            -----------       -----------
  Total current
    liabilities...........      (25,134)          294,499
Deferred revenue..........         (170)(d)            --
Deferred income taxes.....       (9,349)(g)            --
Pending acquisition
  payable.................    2,840,000(j)      2,840,000
Long-term debt............    2,826,297(j)      5,927,597
Note payable to related
  party, including accrued
  interest................     (415,950)(i)            --
Other long-term
  liabilities.............      (30,390)(i)            --
Equity....................    2,965,490(k)      3,525,000
                            -----------       -----------
  Total liabilities and
    equity................  $ 8,150,794       $12,587,096
                            ===========       ===========

-------------------------


(a) Represents the historical balance sheets as of June 30, 1999, for acquisitions to be completed subsequent to June 30, 1999.



(b) Represents the historical assets and liabilities as of June 30, 1999, of the cable systems to be transferred to InterMedia as part of a swap of cable systems. The cable systems being swapped will be accounted for at fair value. No material gain or loss is anticipated in conjunction with the swap. See the "Business" section.



(c) Represents the use of Charter Communications Holding Company cash for the recent and pending acquisitions. The sources of cash for the recent and pending acquisitions are as follows (dollars in millions):



    Charter Communications Holding Company historical cash......  $   109.6
    Expected equity contributions...............................    6,365.0
    Expected credit facilities draw down........................    5,190.6
    Falcon debentures...........................................      680.0
    Avalon notes................................................      268.0
    Bresnan notes...............................................      352.0
    Helicon preferred limited liability company interest........       25.0
                                                                  ---------
                                                                  $12,990.2
                                                                  =========



(d) Represents the offset of advance billings against deferred revenue to be consistent with Charter Communications Holding Company accounting policy and the elimination of deferred revenue.


(e) Reflects assets retained by the seller.


(f) Substantial amounts of the purchase price in (c) above have been allocated to franchises based on estimated fair values. This results in an allocation of purchase price as follows (dollars in thousands):



                                                                  INTERMEDIA
                                                                   SYSTEMS     HELICON      RIFKIN
                                                                  ----------   --------   ----------
    Working capital.............................................   $(20,493)   $ (3,363)  $  (23,796)
    Property, plant and equipment...............................    149,563      88,252      301,526
    Franchises..................................................    744,099     465,111    1,182,270
    Other.......................................................       (469)         --           --
                                                                   --------    --------   ----------
                                                                   $872,700    $550,000   $1,460,000
                                                                   ========    ========   ==========



                                  AVALON        FALCON       FANCH       BRESNAN      OTHER        TOTAL
                                -----------   ----------   ----------   ----------   --------   -----------
    Working capital...........   $ (3,396)    $  (78,943)  $  (22,308)  $  (25,775)  $    148   $  (177,926)
    Property, plant and
      equipment...............    121,470        524,892      241,169      330,876     20,610     1,778,358
    Franchises................    741,101      3,151,581    2,181,139    2,789,757    126,892    11,381,950
    Other.....................         --          8,334           --           --         --         7,865
                                 --------     ----------   ----------   ----------   --------   -----------
                                 $859,175     $3,605,864   $2,400,000   $3,094,858   $147,650   $12,990,247
                                 ========     ==========   ==========   ==========   ========   ===========


(g) Represents the elimination of deferred income tax assets and liabilities.

(h) Represents the elimination of the unamortized historical cost of various assets based on the allocation of purchase price (see (f) above) as follows (dollars in thousands):



Subscriber lists............................................  $  (520,871)
Noncompete agreements.......................................      (13,847)
Deferred financing costs....................................      (58,997)
Goodwill....................................................     (736,791)
Other assets................................................      (93,811)
                                                              -----------
                                                               (1,424,317)
Less-accumulated amortization...............................      258,148
                                                              -----------
                                                              $(1,166,169)
                                                              ===========


(i) Represents liabilities retained by the seller.


(j) Represents the following (dollars in millions):



Long-term debt not assumed..................................  $ (1,901.0)
Helicon notes (to be called)................................      (115.0)
Rifkin notes (to be tendered)...............................      (125.0)
                                                              ----------
     Total pro forma debt not assumed.......................    (2,141.0)
Additional borrowings.......................................     8,030.6
Helicon preferred limited liability company interests.......        25.0
                                                              ----------
                                                              $  5,914.6
                                                              ==========



(k) Represents the following (dollars in thousands):



Elimination of historical equity............................  $ (446,019)
Additional contributions into Charter Communications
  Holding Company...........................................   3,525,000
                                                              ----------
                                                              $3,078,981
                                                              ==========



     The additional contributions represent $2.075 billion of equity contributions to Charter Communications Holding Company from Mr. Allen, through Vulcan Cable III, plus equity interests of Charter Communications Holding Company issued to the sellers of Falcon and Bresnan totaling $1.45 billion.



     NOTE B: Offering adjustments include the issuance and sale by CCI of Class A common stock for net proceeds of $2.84 billion, after deducting underwriting discounts and commissions and estimated offering expenses. Also included as an offering adjustment is the effect of consolidating Charter Communications Holding Company into CCI based on CCI's purchase of membership units, including voting control, in Charter Communications Holding Company. This results in the $7.2 billion of member's equity in Charter Communications Holding Company becoming minority interest in the consolidated balance sheet of CCI.



     Certain equity interests in Charter Communications Holding Company are exchangeable into Class A common stock of CCI. We assume no such equity interests are exchanged. If all equity holders in Charter Communications Holding Company except Mr. Allen's affiliates exchanged their units for Class A common
stock, total stockholders' equity would increase by $     billion and minority
interest would decrease by $     billion.

                       SELECTED HISTORICAL FINANCIAL DATA


     On July 22, 1999, CCI was formed. CCI will be a holding company whose sole asset, upon closing of the initial public offering, will be an approximate
     % equity interest and a more than 50% voting interest in Charter Communications Holding Company. This results in the consolidation of Charter Communications Holding Company and CCI. We have included below selected historical financial data for Charter Communications Holding Company.



     The selected historical financial data below for the years ended December 31, 1996 and 1997, for the periods from January 1, 1998, through December 23, 1998, and from December 24, 1998 through December 31, 1998, are derived from the consolidated financial statements of Charter Communications Holding Company. They have been audited by Arthur Andersen LLP, independent public accountants, and are included elsewhere in this prospectus. The selected historical financial data for the period from October 1, 1995 through December 31, 1995, are derived from the predecessor of Charter Communications Holding Company's unaudited financial statements and are not included elsewhere in this prospectus. The selected historical financial data for the year ended December 31, 1994 and for the period from January 1, 1995 through September 30, 1995 are derived from the unaudited financial statements of Charter Communications Holding Company's predecessor business and are not included elsewhere in this prospectus. The information presented below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the historical financial statements of Charter Communications Holding Company and related notes included elsewhere in this prospectus.



                                                       PREDECESSOR OF
                                                          CHARTER
                                                       COMMUNICATIONS
                                                      HOLDING COMPANY              CHARTER COMMUNICATIONS HOLDING COMPANY
                                                   ----------------------   ----------------------------------------------------
                                                                                          YEAR ENDED
                                                    YEAR ENDED    1/1/95    10/1/95      DECEMBER 31,       1/1/98     12/24/98
                                                   DECEMBER 31,   THROUGH   THROUGH    -----------------   THROUGH     THROUGH
                                                       1994       9/30/95   12/31/95    1996      1997     12/23/98    12/31/98
                                                   ------------   -------   --------   -------   -------   --------   ----------
                                                                              (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS:
Revenues.........................................    $  6,584     $ 5,324   $ 1,788    $14,881   $18,867   $49,731    $   13,713
                                                     --------     -------   -------    -------   -------   --------   ----------
Operating expenses:
  Operating, general and
    administrative...............................       3,247       2,581       931      8,123    11,767    25,952         7,134
  Depreciation and amortization..................       2,508       2,137       648      4,593     6,103    16,864         8,318
  Stock option compensation expense..............          --          --        --         --        --        --           845
  Management fees/corporate expense charges......         106         224        54        446       566     6,176           473
                                                     --------     -------   -------    -------   -------   --------   ----------
    Total operating expenses.....................       5,861       4,942     1,633     13,162    18,436    48,992        16,770
                                                     --------     -------   -------    -------   -------   --------   ----------
Income (loss) from operations....................         723         382       155      1,719       431       739        (3,057)
Interest expense.................................          --          --      (691)    (4,415)   (5,120)  (17,277)       (2,353)
Interest income..................................          26          --         5         20        41        44           133
Other income (expense)...........................          --          38        --        (47)       25      (728)           --
                                                     --------     -------   -------    -------   -------   --------   ----------
Net income (loss)................................    $    749     $   420   $  (531)   $(2,723)  $(4,623)  $(17,222)  $   (5,277)
                                                     ========     =======   =======    =======   =======   ========   ==========
BALANCE SHEET DATA (AT END OF PERIOD):
Total assets.....................................    $ 25,511     $26,342   $31,572    $67,994   $55,811   $281,969   $4,335,527
Total debt.......................................      10,194      10,480    28,847     59,222    41,500   274,698     2,002,206
Members' equity (deficit)........................      14,822      15,311       971      2,648    (1,975)   (8,397)    2,147,379

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS


     Reference is made to the "Certain Trends and Uncertainties" section below in this Management's Discussion and Analysis for discussion of important factors that could cause actual results to differ from expectations and non-historical information contained herein.


INTRODUCTION


     We do not believe that our historical financial condition and results of operations are accurate indicators of future results because of recent and pending significant events, including:



     (1) the acquisition of us by Paul G. Allen,



     (2) Charter Holdings' merger with Marcus Holdings,



     (3) our recent and pending acquisitions,



     (4) the refinancing of our previous credit facilities, and



     (5) the purchase of publicly held notes that had been issued by several of our subsidiaries.



Provided below is a discussion of:



     (1) our operation and development prior to the acquisition of us by Mr. Allen,



     (2) the acquisition of us by Mr. Allen,



     (3) Charter Holdings' merger with Marcus Holdings, and



     (4) our recent acquisitions and pending acquisitions.



ORGANIZATIONAL HISTORY



     Prior to our acquisition by Mr. Allen on December 23, 1998, and Charter Holdings' merger with Marcus Holdings on April 7, 1999, our cable systems, excluding those cable systems acquired since January 1, 1999, were operated under four groups of companies. Three of these groups were comprised of companies that were managed by Charter Investment prior to our acquisition by Mr. Allen and the fourth group was comprised of companies that were subsidiaries of Marcus Holdings.



     The following is an explanation of how:



     (1) Charter Communications Properties; the operating companies that formerly comprised CCA Group; Charter Communications, LLC and the Marcus companies became wholly owned subsidiaries of Charter Operating;



     (2) Charter Operating became a wholly owned subsidiary of Charter Holdings;



     (3) Charter Holdings became a wholly owned subsidiary of Charter Communications Holding Company; and



     (4) Charter Communications Holding Company became a wholly owned subsidiary of Charter Investment.



THE CHARTER COMPANIES



     Prior to Charter Investment acquiring the remaining interests of CCA Group and CharterComm Holdings, LLC and Charter Communications Properties Holdings, LLC did not previously own in CCA Group and CharterComm Holdings, LLC, as described below, the operating subsidiaries were parties to separate management agreements with Charter Investment pursuant to which Charter Investment provided management and consulting services. The three groups which formerly comprised the companies managed by Charter Investment prior to our acquisition by Mr. Allen were as follows:



     (1) Charter Communications Properties Holdings, LLC



          Charter Communications Properties Holdings, LLC was a wholly owned subsidiary of Charter Investment. The primary subsidiary of Charter Communications Properties Holdings which owned the cable systems was Charter Communications Properties. In connection with Mr. Allen's acquisition on December 23, 1998, Charter Communications Properties Holdings was merged out of existence. Charter Communications Properties became a direct, wholly owned subsidiary of Charter Investment. In May 1998, Charter Communications Properties acquired certain cable systems from Sonic Communciations, Inc. for a total purchase price, net of cash acquired, of $224.4 million, including $60.9 million of assumed debt.



     (2) CCA Group



          The controlling interests in CCA Group were held by affiliates of Kelso & Co. Charter Investment had only a minority interest. On December 21, 1998, prior to Mr. Allen's acquisition, the remaining interests it did not previously own in CCA Group were acquired by Charter Investment from the Kelso affiliates. Consequently, the companies comprising CCA Group became wholly owned subsidiaries of Charter Investment.



        CCA Group consisted of the following three sister companies:



           (i)  CCT Holdings, LLC,



           (ii)  CCA Holdings, LLC, and



           (iii) Charter Communications Long Beach, LLC.



          The cable systems were owned by the various subsidiaries of these three sister companies. The financial statements for these three sister companies historically were combined and the term "CCA Group" was assigned to these combined entities. In connection with Mr. Allen's acquisition on December 23, 1998, the three sister companies and some of the non-operating subsidiaries were merged out of existence, leaving certain of the operating subsidiaries owning all of the cable systems under this former group. These operating subsidiaries became indirect, wholly owned subsidiaries of Charter Investment.



     (3) CharterComm Holdings, LLC



          The controlling interests in CharterComm Holdings were held by affiliates of Charterhouse Group International Inc. Charter Investment had only a minority interest. On December 21, 1998, prior to Mr. Allen's acquisition, the remaining interests it did not previously own in CharterComm Holdings were acquired by Charter Investment from the Charterhouse affiliates. Consequently, CharterComm Holdings became a wholly owned subsidiary of Charter Investment.



          The cable systems were owned by the various subsidiaries of CharterComm Holdings. In connection with Mr. Allen's acquisition on December 23, 1998, some of the non-operating subsidiaries were merged out of existence, leaving certain of the operating subsidiaries owning all of the cable systems under this former group. CharterComm Holdings was merged out of existence. Charter Communications, LLC became a direct, wholly owned subsidiary of Charter Investment.



     In February 1999, Charter Holdings was formed as a wholly owned subsidiary of Charter Investment, and Charter Operating was formed as a wholly owned subsidiary of Charter Holdings. All of Charter Investment's direct interests in the entities described above were transferred to Charter Operating. All of the prior management agreements were terminated and a new management agreement was entered into between Charter Investment and Charter Operating.


     In May 1999, Charter Communications Holding Company was formed as a wholly owned subsidiary of Charter Investment. All of Charter Investment's interests in Charter Holdings were transferred to Charter Communications Holding Company.



     Our acquisition by Mr. Allen became effective on December 23, 1998, through a series of transactions in which Mr. Allen acquired approximately 94% of the equity interests of Charter Investment for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in assumed debt. Charter Communications Properties, the operating companies that formerly comprised CCA Group and Charter Communications, LLC were contributed to Charter Operating subsequent to Mr. Allen's acquisition. Charter Communications Properties is deemed to be our predecessor. Consequently, the contribution of Charter Communications Properties was accounted for as a reorganization under common control. Accordingly, the accompanying financial statements for periods prior to December 24, 1998 include the accounts of Charter Communications Properties. The contributions of the operating companies that formerly comprised CCA Group and Charter Communications, LLC were accounted for in accordance with purchase accounting. Accordingly, the financial statements for periods after December 23, 1998 include the accounts of Charter Communications Properties, CCA Group and CharterComm Holdings.



MARCUS COMPANIES



     In April 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable, and agreed to acquire the remaining interests. The owner of the remaining partnership interests retained voting control of Marcus Cable. In October 1998, Marcus Cable entered into a management consulting agreement with Charter Investment, pursuant to which Charter Investment provided management and consulting services to Marcus Cable and its subsidiaries which own the cable systems. This agreement placed the Marcus cable systems under common management with our cable systems.



     In February 1999, Marcus Holdings was formed and all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings. In March 1999, Mr. Allen acquired the remaining interests in Marcus Cable, including voting control, which interests were transferred to Marcus Holdings. In April 1999, Mr. Allen merged Marcus Holdings into Charter Holdings, and the operating subsidiaries of Marcus Holdings and all of the cable systems they own came under the ownership of Charter Holdings. For financial reporting purposes, our merger with Marcus Holdings was accounted for as an acquisition of Marcus Holdings effective March 31, 1999, and accordingly, the results of operations of Marcus Holdings have been included in our financial statements since that date.


ACQUISITIONS


     In the second and third quarters of 1999, we acquired American Cable, the Greater Media systems, Renaissance, Helicon, Vista and certain cable assets of Cable Satellite of South Miami for a total purchase price of approximately $1.9 billion which included assumed debt of $226 million. See
"Business -- Acquisitions" and "Description of Certain Indebtedness". These acquisitions were funded through excess cash from the issuance by Charter Holdings of senior notes, additional borrowings under our credit facilities and the assumption of Renaissance notes and Helicon notes.



     In addition to these acquisitions, since the beginning of 1999, we have entered into definitive agreements to acquire the InterMedia, Rifkin, Avalon, Fanch, Falcon and Bresnan cable systems, all as set forth in the table below. These acquisitions are expected to be funded through the net proceeds of this offering, excess cash, additional borrowings under our credit facilities, additional equity and debt financings and the assumption of outstanding notes issued by Rifkin, Avalon,

Falcon and Bresnan. See "-- Liquidity and Capital Resources". We may be required to repay the Avalon and Bresnan credit facilities. See "Description of Certain Indebtedness". We are required to make an offer to repurchase the Helicon Notes, and will be required to make an offer to repurchase the Avalon 11 7/8% notes, Avalon 9 3/8% notes, the Falcon debentures, the Bresnan notes and the Rifkin notes following the closing of the these acquisitions, respectively. See "Description of Certain Indebtedness" and "-- Liquidity and Capital Resources".



     Under the Falcon purchase agreement, specified Falcon sellers have agreed to receive at least $450 million and, at their election, up to $550 million of the Falcon purchase price in the form of membership units in Charter Communications Holding Company. Under the Bresnan purchase agreement, the Bresnan sellers have agreed to receive $1.0 billion of the Bresnan purchase price in the form of membership units in Charter Communications Holding Company, which, at the time the agreement was executed, was calculated to equal approximately 6.14% of the total membership interests in Charter Communications Holding Company. See "Business -- Acquisitions". In addition, certain Rifkin sellers could elect to receive some of the purchase price in the form of preferred or common equity of Charter Communications Holding Company. If issued, this equity portion would total between approximately $25 million and $250 million.



     As part of the transaction with InterMedia, we will "swap" some of our non-strategic cable systems located in Indiana, Montana, Utah and northern Kentucky, representing 143,000 basic customers, and pay cash of $873 million. The InterMedia systems serve approximately 412,000 customers in Georgia, North Carolina, South Carolina and Tennessee.



                                                                                                          AS OF AND FOR
                                                                                                       THE SIX MONTHS ENDED
                                                                                                          JUNE 30, 1999
                                                                 ACTUAL OR                         ----------------------------
                                                                ANTICIPATED        PURCHASE
                                                                ACQUISITION          PRICE            BASIC         REVENUE
ACQUISITION                                                         DATE         (IN MILLIONS)     SUBSCRIBERS   (IN THOUSANDS)
-----------                                                     -----------      -------------     -----------   --------------
Renaissance.................................................        4/99        $          459        131,000       $ 30,807
American Cable..............................................        5/99                   240         69,000         17,958
Greater Media systems.......................................        6/99                   500        174,000         42,348
Helicon.....................................................        7/99                   550        173,000         42,956
Other (Vista and certain cable assets of Cable Satellite)...   7/99 and 8/99               148         38,000          9,157
Rifkin......................................................  3rd Quarter 1999           1,460        462,000        105,592
InterMedia systems..........................................  3rd Quarter 1999             873        412,000)       100,644
                                                                                  systems swap       (143,000
                                                                                                   ----------
                                                                                                      269,000
Avalon......................................................  4th Quarter 1999             845        261,000         51,769
Fanch.......................................................  4th Quarter 1999           2,400        537,000         98,931
Falcon......................................................  4th Quarter 1999           3,600      1,008,000        212,205
Bresnan.....................................................  1st Quarter 2000           3,100        656,000        137,291
                                                                                ---------------    ----------       --------
   Total....................................................                    $       14,175      3,778,000       $849,658
                                                                                ===============    ==========       ========



     The systems acquired pursuant to these recent and pending acquisitions serve, in the aggregate, approximately 3.8 million customers. In addition, we are negotiating with several other potential acquisition candidates whose systems would further complement our regional operating clusters.



OVERVIEW



     Approximately 85% of our historical revenues for the six months ended June 30, 1999 are primarily attributable to monthly subscription fees charged to customers for our basic, expanded basic and premium cable television programming services, equipment rental and ancillary services provided by our cable television systems. In addition, we derive other revenues from installation and reconnection fees charged to customers to commence or reinstate service, pay-per-view programming, where users are charged a fee for individual programs requested, advertising revenues and commissions related to the sale of merchandise by home shopping services. We have generated increased revenues in each of the past three fiscal years, primarily through internal customer growth, basic and expanded tier rate increases and acquisitions as well as innovative marketing, such as our MVP package of premium services. The MVP package entitles customers to receive a substantial discount on bundled premium services of HBO, Showtime, Cinemax and The Movie Channel. The MVP package has increased premium revenue by 3.4% and premium cash flow by 5.5% in the initial nine months of this program. We are beginning to offer our customers several other services, which are expected to significantly contribute to our revenues. One of these services is digital cable, which provides subscribers with additional programming options. We are also offering high speed Internet access to the World Wide Web through cable modems. Cable modems can be attached to personal computers so that users can send and receive data over cable systems. Our television based Internet access allows us to offer the services provided by WorldGate Communications, Inc., which provides users with TV based e-mail and other Internet access.



     Our expenses primarily consist of operating costs, general and administrative expenses, depreciation and amortization expense and management fees/corporate expense charges. Operating costs primarily include programming costs, cable service related expenses, marketing and advertising costs, franchise fees and expenses related to customer billings. Programming costs account for approximately 50% of our operating costs. Programming costs have increased in recent years and are expected to continue to increase due to additional programming being provided to customers, increased cost to produce or purchase cable programming, inflation and other factors affecting the cable television industry. In each year we have operated, our costs to acquire programming have exceeded customary inflationary increases. A significant factor with respect to increased programming costs is the rate increases and surcharges imposed by national and regional sports networks directly tied to escalating costs to acquire programming for professional sports packages in a competitive market. We have benefited in the past from our membership in an industry cooperative that provides members with volume discounts from programming networks. We believe our membership has minimized increases in our programming costs relative to what the increases would otherwise have been. We also believe that we should derive additional discounts from programming networks due to our increased size. Finally, we were able to negotiate favorable terms with premium networks in conjunction with the premium packages, which minimized the impact on margins and provided substantial volume incentives to grow the premium category. Although we believe that we will be able to pass future increases in programming costs through to customers, there can be no assurance that we will be able to do so.



     General and administrative expenses primarily include accounting and administrative personnel and professional fees. Depreciation and amortization expense relates to the depreciation of our tangible assets and the amortization of our franchise costs. Management fees/corporate expense charges are fees paid to or charges from Charter Investment for corporate management and consulting services. Charter Holdings records actual corporate expense charges incurred by Charter Investment on behalf of Charter Holdings. Prior to the acquisition of us by Mr. Allen, the CCA Group and CharterComm Holdings recorded management fees payable to Charter Investment equal to 3.0% to 5.0% of gross revenues plus certain expenses. In October 1998, Charter Investment began managing the cable operations of Marcus Holdings under a management agreement, which was terminated in February 1999 and replaced by a master management fee arrangement. The Charter Operating credit facilities limit management fees to 3.5% of gross revenues.



     In connection with the offering, the existing management agreement between Charter Investment and Charter Operating will be assigned to CCI and CCI will enter into a new management agreement with Charter Communications Holding Company. This management agreement will be substantially similar to the existing management agreement with Charter Operating except that CCI will only be entitled to receive reimbursement of its expenses as consideration for its providing management services. See "Certain Relationships and Related Transactions".


     We have had a history of net losses and expect to continue to report net losses for the foreseeable future. The principal reasons for our prior and anticipated net losses include the depreciation and amortization expenses associated with our acquisitions, the capital expenditures related to construction and upgrading of our systems, and interest costs on borrowed money. We cannot predict what impact, if any, continued losses will have on our ability to finance our operations in the future.


RESULTS OF OPERATIONS


     The following discusses the results of operations for



     (1) Charter Communications Holding Company, comprised of Charter Communications Properties, for the six months ended June 30, 1998, and



     (2) Charter Communications Holding Company, comprised of the following for the six months ended June 30, 1999:



        - Charter Communications Properties, CCA Group and CharterComm Holdings for the entire period.



        - Marcus Holdings for the period from March 31, 1999 (the date Mr. Allen acquired voting control) through June 30, 1999.



        - Renaissance for the period from May 1, 1999 (the acquisition date) through June 30, 1999.



        - American Cable for the period from May 8, 1999 (the acquisition date) through June 30, 1999.



     The following table sets forth the percentages of revenues that items in the statements of operations constitute for the indicated periods.



                                                              SIX MONTHS ENDED
                                                 ------------------------------------------
                                                      6/30/99                 6/30/98
                                                 ------------------      ------------------
                                                           (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
Revenues.......................................  $ 468,993    100.0%     $ 15,129    100.00%
                                                 ---------   ------      --------    ------
Operating expenses:
  Operating, general and administrative........    241,341     51.5         8,378      55.4
  Depreciation and amortization................    249,952     53.3         5,312      35.1
  Stock option compensation expense............     38,194      8.1            --        --
  Management fees/corporate expense charges....     11,073      2.4           628       4.1
                                                 ---------   ------      --------    ------
          Total operating expenses.............    540,560    115.3        14,318      94.6
                                                 ---------   ------      --------    ------
Income (loss) from operations..................    (71,567)   (15.3)          811       5.4
Interest income................................     10,085      2.2            14       0.1
Interest expense...............................   (157,669)   (33.6)       (5,618)    (37.1)
Other income...................................      2,840      0.6             3        --
                                                 ---------   ------      --------    ------
Loss before extraordinary item.................   (216,311)   (46.1)       (4,790)    (31.6)
Extraordinary item-loss from early
  extinguishment of debt.......................      7,794      1.7            --        --
                                                 ---------   ------      --------    ------
          Net loss.............................  $(224,105)   (47.8)%    $ (4,790)    (31.6)%
                                                 =========   ======      ========    ======

PERIOD FROM JANUARY 1, 1999 THROUGH JUNE 30, 1999


COMPARED TO PERIOD FROM JANUARY 1, 1998 THROUGH JUNE 30, 1998



     REVENUES. Revenues increased by $453.9 million, or 3,000%, from $15.1 million for the period from January 1, 1998 through June 30, 1998 to $469.0 million for the period from January 1, 1999 through June 30, 1999. The increase in revenues primarily resulted from the acquisitions of CCA Group, CharterComm Holdings, Sonic, Marcus Holdings and Renaissance. Additional revenues from these entities included for the period ended June 30, 1999 were $179.5 million, $108.9 million, $26.2 million, $128.1 million and $10.4 million, respectively.



     OPERATING, GENERAL AND ADMINISTRATIVE EXPENSES. Operating, general and administrative expenses increased by $232.9 million, or 2,781%, from $8.4 million for the period from January 1, 1998 through June 30, 1998 to $241.3 million for the period from January 1, 1999 through June 30, 1999. This increase was due primarily to the acquisitions of the CCA Group, CharterComm Holdings, Sonic, Marcus Holdings and Renaissance. Additional operating, general and administrative expenses from these entities included for the period from January 1, 1999 through June 30, 1999 were $90.7 million, $54.2 million, $13.6 million, $69.5 million and $4.9 million, respectively.



     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $244.7 million, or 4,605%, from $5.3 million for the period from January 1, 1998 through June 30, 1998 to $250.0 million for the period from January 1, 1999 through June 30, 1999. There was a significant increase in amortization expense resulting from the acquisitions of the CCA Group, CharterComm Holdings, Sonic, Marcus Holdings and Renaissance. Additional depreciation and amortization expense from these entities included for the period ended June 30, 1999 were $97.9 million, $67.4 million, $5.6 million, $65.6 million and $5.8 million, respectively.



     STOCK OPTION COMPENSATION EXPENSE. Stock option compensation expense for the period from January 1, 1999 through June 30, 1999 was $38.2 million due to the granting of options to employees in December 1998, February 1999 and April 1999. The exercise prices of the options are less than the estimated fair values of the underlying membership interests on the date of grant, resulting in compensation expense accrued over the vesting period of each grant that varies from four to five years.



     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Management fees/corporate expense charges increased by $10.5 million, or 1,663%, from $0.6 million for the period from January 1, 1998 through June 30, 1998 to $11.1 million for the period from January 1, 1999 through June 30, 1999. The increase from the period from January 1, 1998 through June 30, 1998 compared to the period from January 1, 1999 through June 30, 1999 was the result of the acquisitions of CCA Group, CharterComm Holdings, Sonic, Marcus Holdings, Renaissance and American Cable.



     INTEREST INCOME. Interest income increased by $10.1 million from $14,000 for the period from January 1, 1998 to June 30, 1998 to $10.1 million for the period from January 1, 1999 to June 30, 1999. The increase was primarily due to investing excess cash that resulted from required credit facilities draw downs.



     INTEREST EXPENSE. Interest expense increased by $152.1 million, or 2,706.1%, from $5.6 million for the period from January 1, 1998 through June 30, 1998 to $157.7 million for the period from January 1, 1998 through June 30, 1999. This increase resulted primarily from interest on the notes at Charter Holdings, the credit facilities at Charter Operating and the financing of the acquisitions of CCA Group and CharterComm Holdings. The interest expenses resulting from each of these transactions were $68.7 million, $44.9 million, $12.7 million and $11.3 million, respectively.

     OTHER INCOME. Other income increased by $2.8 million from $3,000 for the period from January 1, 1998 to June 30, 1998 to $2.8 million for the period from January 1, 1999 to June 30, 1999. The increase was primarily due to the gain on the sale of certain aircrafts.



     NET LOSS. Net loss increased by $219.3 million, or 4,578%, from $4.8 million for the period from January 1, 1998 through June 30, 1998 to $224.1 million for the period from January 1, 1998 through June 30, 1999. The increase in revenues that resulted from the acquisitions of CCA Group, CharterComm Holdings, Sonic and Marcus Holdings was not sufficient to offset the operating expenses associated with the acquired systems and loss from early extinguishment of debt.



RESULTS OF OPERATIONS



     The following discusses the results of operations for



     (1) Charter Communications Holding Company, comprised of Charter Communications Properties, for the period from January 1, 1998 through December 23, 1998 and for the years ended December 31, 1997 and 1996, and



     (2) Charter Communications Holding Company, comprised of Charter Communications Properties, CCA Group and CharterComm Holdings, for the period from December 24, 1998 through December 31, 1998.



     The following table sets forth the percentages of revenues that items in the statements of operations constitute for the indicated periods.



                                                         YEAR ENDED
                                                        DECEMBER 31,                     1/1/98              12/24/98
                                            ------------------------------------         THROUGH             THROUGH
                                                  1996                1997              12/23/98             12/31/98
                                            ----------------    ----------------    -----------------    ----------------
                                                                       (DOLLARS IN THOUSANDS)
STATEMENTS OF OPERATIONS
Revenues..................................  $14,881    100.0%   $18,867    100.0%   $ 49,731    100.0%   $13,713    100.0%
                                            -------    -----    -------    -----    --------    -----    -------    -----
Operating expenses:
 Operating costs..........................    5,888     39.5%     9,157     48.5%     18,751     37.7%     6,168     45.0%
 General and administrative costs.........    2,235     15.0%     2,610     13.8%      7,201     14.5%       966      7.0%
 Depreciation and amortization............    4,593     30.9%     6,103     32.4%     16,864     33.9%     8,318     60.7%
 Stock option compensation expense........       --       --         --       --          --       --        845      6.2%
 Management fees/corporate expense
   charges................................      446      3.0%       566      3.0%      6,176     12.4%       473      3.4%
                                            -------    -----    -------    -----    --------    -----    -------    -----
 Total operating expenses.................   13,162     88.4%    18,436     97.7%     48,992     98.5%    16,770    122.3%
                                            -------    -----    -------    -----    --------    -----    -------    -----
Income (loss) from operations.............    1,719     11.6%       431      2.3%        739      1.5%    (3,057)   (22.3%)
Interest income...........................       20      0.1%        41      0.2%         44      0.1%       133      1.0%
Interest expense..........................   (4,415)   (29.7%)   (5,120)   (27.1%)   (17,277)   (34.7%)   (2,353)   (17.2%)
Other income (expense)....................      (47)    (0.3%)       25      0.1%       (728)    (1.5%)       --       --
                                            -------    -----    -------    -----    --------    -----    -------    -----
Net loss..................................  $(2,723)   (18.3%)  $(4,623)   (24.5%)  $(17,222)   (34.6%)  $(5,277)   (38.5%)
                                            =======    =====    =======    =====    ========    =====    =======    =====



PERIOD FROM DECEMBER 24, 1998, THROUGH DECEMBER 31, 1998



     This period is not comparable to any other period presented. The financial statements represent eight days of operations. This period not only contains the results of operations of Charter Communications Properties, but also the results of operations of those entities purchased in the acquisition of us by Mr. Allen. As a result, no comparison of the operating results for this eight-day period is presented.

PERIOD FROM JANUARY 1, 1998 THROUGH DECEMBER 23, 1998 COMPARED TO 1997



     REVENUES. Revenues increased by $30.8 million, or 163.6%, from $18.9 million in 1997 to $49.7 million for the period from January 1, 1998 through December 23, 1998. The increase in revenues primarily resulted from the acquisition of Sonic whose revenues for that period were $30.5 million.



     OPERATING EXPENSES. Operating expenses increased by $9.6 million, or 104.8%, from $9.2 million in 1997 to $18.8 million for the period from January 1, 1998 through December 23, 1998. This increase was due primarily to the acquisition of Sonic, whose operating expenses for that period were $11.5 million, partially offset by the loss of $1.4 million on the sale of a cable system in 1997.



     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $4.6 million, or 175.9%, from $2.6 million in 1997 to $7.2 million for the period from January 1, 1998 through December 23, 1998. This increase was due primarily to the acquisition of Sonic whose general and administrative expenses for that period were $4.4 million.



     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $10.8 million, or 176.3%, from $6.1 million in 1997 to $16.9 million for the period from January 1, 1998 through December 23, 1998. There was a significant increase in amortization resulting from the acquisition of Sonic. Incremental depreciation and amortization expenses of the acquisition of Sonic were $10.3 million.



     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Corporate expense charges increased by $5.6 million, or 991.2% from $0.6 million in 1997 to $6.2 million for the period from January 1, 1998 through December 23, 1998. The increase from 1997 compared to the period from January 1, 1998 through December 23, 1998 was the result of additional Charter Investment charges related to equity appreciation rights plans of $3.8 million for the period from January 1, 1998 through December 23, 1998 and an increase of $1.5 million in management services provided by Charter Investment as a result of the acquisition of Sonic.



     INTEREST EXPENSE. Interest expense increased by $12.2 million, or 237.4%, from $5.1 million in 1997 to $17.3 million for the period from January 1, 1998 through December 23, 1998. This increase resulted primarily from the indebtedness of $220.6 million, including a note payable for $60.7 million, incurred in connection with the acquisition of Sonic resulting in $12.1 million of additional interest expense.



     NET LOSS. Net loss increased by $12.6 million, or 272.5%, from $4.6 million in 1997 to $17.2 million for the period from January 1, 1998 through December 23, 1998. The increase in revenues that resulted from cable television customer growth was not sufficient to offset the operating expenses related to the acquisition of Sonic.



1997 COMPARED TO 1996



     REVENUES. Revenues increased by $4.0 million, or 26.8%, from $14.9 million in 1996 to $18.9 million in 1997. The primary reason for this increase is due to the acquisition of 5 cable systems in 1996 that increased customers by 58.9%.



     Revenues of Charter Communications Properties, excluding the activity of any other systems acquired during the periods, increased by $0.7 million, or 8.9%, from $7.9 million in 1996 to $8.6 million in 1997.



     OPERATING EXPENSES. Operating expenses increased by $3.3 million, or 55.5%, from $5.9 million in 1996 to $9.2 million in 1997. This increase was primarily due to the acquisitions of the cable systems in 1996 and the loss of $1.4 million on the sale of a cable system in 1997.

     GENERAL AND ADMINISTRATIVE EXPENSES. General and administrative expenses increased by $0.4 million, or 16.8%, from $2.2 million in 1996 to $2.6 million in 1997. This increase was primarily due to the acquisitions of the cable systems in 1996.



     DEPRECIATION AND AMORTIZATION. Depreciation and amortization expense increased by $1.5 million, or 32.9%, from $4.6 million in 1996 to $6.1 million in 1997. There was a significant increase in amortization resulting from the acquisitions of the cable systems in 1996.



     MANAGEMENT FEES/CORPORATE EXPENSE CHARGES. Corporate expense charges increased by $0.2 million, or 26.9%, from $0.4 million in 1996 to $0.6 million in 1997. These fees were 3.0% of revenues in both 1996 and 1997.



     INTEREST EXPENSE. Interest expense increased by $0.7 million, or 15.9%, from $4.4 million in 1996 to $5.1 million in 1997. This increase resulted primarily from the indebtedness incurred in connection with the acquisitions of several cable systems in 1996.



     NET LOSS. Net loss increased by $1.9 million, or 69.8%, from $2.7 million in 1996 to $4.6 million in 1997. The increase in net loss is primarily related to the $1.4 million loss on the sale of a cable system.



OUTLOOK



     Our business strategy emphasizes the increase of our operating cash flow by increasing our customer base and the amount of cash flow per customer. We believe that there are significant advantages in increasing the size and scope of our operations, including:



     - improved economies of scale in management, marketing, customer service, billing and other administrative functions;



     - reduced costs for our cable plants and our infrastructure in general;



     - increased leverage for negotiating programming contracts; and



     - increased influence on the evolution of important new technologies affecting our business.



     We seek to "cluster" cable systems in suburban and ex-urban areas surrounding selected metropolitan markets. We believe that such "clustering" offers significant opportunities to increase operating efficiencies and to improve operating margins and cash flow by spreading fixed costs over an expanding subscriber base. In addition, we believe that by concentrating "clusters" in markets, we will be able to generate higher growth in revenues and operating cash flow. Through strategic acquisitions and "swaps" of cable systems, we seek to enlarge the coverage of our current areas of operations, and, if feasible develop "clusters" in new geographic areas within existing regions. Swapping of cable systems allows us to trade systems that do not coincide with our operating strategy while gaining systems that meet our objectives. Several significant swaps have been announced. These swaps have demonstrated the industry's trend to cluster operations. To date, Charter Holdings has participated in one swap in connection with the transaction with InterMedia. We are currently negotiating other possible swap transactions.



LIQUIDITY AND CAPITAL RESOURCES



     Our business requires significant cash to fund acquisitions, capital expenditures, debt service costs and ongoing operations. We have historically funded and expect to fund future liquidity and capital requirements through cash flows from operations, equity contributions, borrowings under our existing credit facilities and additional debt financing.



     Our historical cash flows from operating activities for 1998 were $141.6 million, and for the six months ended June 30, 1999 were $172.8 million. Pro forma for our recent and pending acquisitions and the merger of Marcus Holdings with Charter Holdings, our cash flows from operating activities for 1998 were $589.5 million, and for the six months ended June 30, 1999 were $451.2 million.



CAPITAL EXPENDITURES



     We have substantial ongoing capital expenditure requirements. We make capital expenditures primarily to upgrade, rebuild and expand our existing cable systems, as well as for system maintenance, the development of new products and services and converters. Converters are set-top devices added in front of a subscriber's television receiver to change the frequency of the cable television signals to a suitable channel. The television receiver is then able to tune and to allow access to premium service.



     Upgrading our cable systems will enable us to offer new products and services, including digital television, additional channels and tiers, expanded pay-per-view options, high-speed Internet access, and interactive services.



     For the period from January 1, 2000 to December 31, 2002, we plan to spend approximately $5.5 billion for capital expenditures, approximately $2.9 billion of which will be used to upgrade and rebuild our systems to bandwidth capacity of 550 megahertz or greater and add two-way capability, so that we may offer advanced services. The remaining $2.6 billion will be used for extensions of systems, development of new products and services, converters and system maintenance. Capital expenditures for 2000, 2001 and 2002 are expected to be approximately $1.5 billion, $2.0 billion and $2.0 billion, respectively. We expect to finance 80% and 20% of the anticipated capital expenditures with distributions generated from operations and additional borrowings under our credit facilities, respectively. We cannot assure you that these amounts will be sufficient to accomplish our planned system upgrade, expansion and maintenance. See "Risk Factors -- Our Business -- We may not be able to obtain capital sufficient to fund our planned upgrades and other capital expenditures". This could adversely affect our ability to offer new products and services and compete effectively, and could adversely affect our growth, financial condition and results of operations.



     For the six months ended June 30, 1999, we made capital expenditures, excluding the acquisition of cable systems, of $206 million. The majority of the capital expenditures related to rebuilding existing cable systems.



FINANCING ACTIVITIES



     On March 17, 1999, Charter Holdings issued $3.6 billion principal amount of senior notes. The net proceeds of approximately $2.99 billion, combined with the borrowings under our credit facilities, were used to consummate tender offers for publicly held debt of several of our subsidiaries, as described below, refinance borrowings under our previous credit facilities and for working capital purposes.



     Semi-annual interest payments with respect to the 8.250% notes and the 8.625% notes will be approximately $89.4 million, commencing on October 1, 1999. No interest on the 9.920% notes will be payable prior to April 1, 2004. Thereafter, semiannual interest payments will be approximately $162.6 million in the aggregate, commencing on October 1, 2004.



     Concurrently with the issuance of the Charter Holdings notes, we refinanced substantially all of our previous credit facilities and Marcus Cable's credit facilities with new credit facilities entered into by Charter Operating. In February and March 1999, we commenced cash tender offers to purchase the 14% senior discount notes issued by Charter Communications Southeast Holdings, LLC, the 11.25% senior notes issued by Charter Communications Southeast, LLC, the 13.50% senior subordinated discount notes issued by Marcus Cable Operating Company, L.L.C., and the 14.25% senior discount notes issued by Marcus Cable. All notes except for $1.1 million in principal amount were paid off.

     Our credit facilities provide for two term facilities, one with a principal amount of $1.0 billion that matures September 2008 (Term A), and the other with the principal amount of $1.85 billion that matures on March 2009 (Term B). Our credit facilities also provide for a $1.25 billion revolving credit facility with a maturity date of September 2008. As of June 30, 1999, approximately $2.075 billion was available for borrowing under Charter Operating's credit facilities. In addition, an uncommitted incremental term facility of up to $500 million with terms similar to the terms of Charter Operatings credit facilities is permitted under these credit facilities, but will be conditioned on receipt of additional new commitments from existing and new lenders.



     Amounts under Charter Operatings credit facilities bear interest at a base rate or a eurodollar rate, plus a margin up to 2.75%. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility. The weighted average interest rate for outstanding debt on June 30, 1999 was 7.4%. Furthermore, Charter Operating has entered into interest rate protection agreements to reduce the impact of changes in interest rates on our debt outstanding under its credit facilities. See
"-- Interest Rate Risk".



     We acquired Renaissance in April 1999. Renaissance has outstanding publicly held debt comprised of 10% senior discount notes due 2008 with a $163.2 million principal amount at maturity and an initial $100.0 million accreted value. The Renaissance notes do not require the payment of interest until April 15, 2003. From and after April 15, 2003, the Renaissance notes bear interest, payable semi-annually in cash, on each April 15 and October 15, commencing October 15, 2003. The Renaissance notes are due on April 15, 2008. Due to the change of control of Renaissance, an offer to purchase the Renaissance notes was made at 101% of their accreted value, plus accrued and unpaid interest, on June 28, 1999. Of the $163.175 million face amount of Renaissance notes outstanding, $48.762 million were repurchased. As of June 30, 1999, approximately $82.6 million accreted value of Renaissance notes were outstanding.



     We acquired Helicon in July 1999. As of June 30, 1999, Helicon had outstanding $115.0 million in principal amount of 11% senior secured notes due 2003. As a result of the acquisition, we are required under the change of control covenant contained in the indenture for these notes to make an offer to purchase these notes at a price equal to 101% of their principal amount plus accrued interest. The Helicon notes are currently callable at 106%. We anticipate repurchasing the Helicon notes at a price equal to 103% of their aggregate principal amount, plus accrued interest. The call price of 103% is not permitted until November 1, 1999. We plan to use availability under our credit facilities to repurchase the Helicon notes.



     Falcon has outstanding publicly held debt comprised of 8.375% senior debentures due 2010 and 9.285% senior discount debentures due 2010. Interest on the Falcon senior debentures is payable semiannually on April 15 and October 15 of each year, commencing April 15, 2010. No interest on the Falcon senior discount debentures will be paid prior to April 15, 2003. From and after April 15, 2003, the issuers may elect to commence accrual of cash interest payment on any date, and the interest will be payable semi-annually in cash on each interest payment date thereafter.



     Furthermore, in connection with the Falcon acquisition, we have amended and restated the Falcon existing credit facilities providing for available borrowing capacity of $1.15 billion. We are also trying to raise additional commitments for a supplemental revolving credit facility in the maximum amount of $350 million.



     Avalon has 11 7/8% senior discount notes due 2008 and 9 3/8% senior subordinated notes due 2008. Before December 1, 2003, there will be no payments of cash interest on the 11 7/8% senior discount notes. After December 1, 2003, cash interest on the 11 7/8% senior discount notes will be payable semiannually on June 1 and December 1 of each year, commencing June 1, 2004. Interest on the 9 3/8% senior subordinated notes will be payable semiannually on June 1 and December 1 of each year, commencing June 1, 1999.

     Bresnan has 8% senior notes due 2009 and 9 1/4% senior discount notes due 2009. Interest on the 8% senior notes will be payable semiannually on February 1 and August 1 of each year, commencing on August 1, 1999. On and after August 1, 2004, interest on the 9 1/4% senior discount notes will be payable semiannually in cash on February 1 and August 1 of each year.



     Rifkin has 11 1/8% senior subordinated notes due 2006. Interest on the Rifkin notes is payable semi-annually on January 15 and July 15 of each year.



     Following the Rifkin, Avalon, Falcon and Bresnan acquisitions, we will be required to make offers to repurchase outstanding publicly held notes issued by these companies due to change of control covenants contained in the indentures for these notes. As of June 30, 1999, $1.4 billion aggregate principal amount of notes issued by these companies was outstanding.



     As of June 30, 1999, pro forma for the pending acquisitions and acquisitions completed since that date, our total debt was approximately $11.6 billion. Our significant amount of debt may adversely affect our ability to obtain financing in the future and react to changes in our business. Our debt requires us to comply with various financial and operating covenants that could adversely impact our ability to operate our business. See the first three risk factors discussed in "Risk Factors -- Our Business". For a more detailed description of our debt and the debt that we will assume or refinance in connection with our pending acquisitions, see "Description of Certain Indebtedness."



ACQUISITIONS



     In the second and third quarters of 1999, we acquired the Renaissance, American Cable, Greater Media, Helicon, Vista and Cable Satellite cable systems. The total purchase price for these acquisitions was $1.9 billion, including $226 million of assumed debt. We financed the cash portion of the purchase prices for these acquisitions through excess cash from the issuance of the Charter Operating senior notes and borrowings under our credit facilities.



     We have agreed to purchase the InterMedia, Rifkin, Avalon, Fanch, Falcon and Bresnan cable systems. The total purchase price for these acquisitions is $12.3 billion, including assumed debt of $3.1 billion. The aggregate purchase price includes up to $1.4 billion aggregate principal amount of notes outstanding subject to change of control provisions which are triggered by the acquisitions of the notes issuers by us. We intend to finance these acquisitions and debt repayments as required, in part, with the proceeds of the offering, Mr. Allen's equity contributions through Vulcan Cable III to Charter Communications Holding Company, borrowings under the Charter Operating credit facilities, cash and additional debt. Mr. Allen, through Vulcan Cable III, made an equity contribution of $500 million to Charter Communications Holding Company in August 1999 and has agreed to make an additional equity contribution in the amount of $825 million, which will be in the form of cash and certain equity interests to be acquired in connection with the acquisition of Rifkin, in each case for
$          per membership unit. In addition, Mr. Allen has agreed to make a $750 million equity contribution to Charter Communications Holding Company at the closing of the offering.



     These sources will not be sufficient to consummate certain of our pending acquisitions, and we will require additional financing. We currently anticipate that we will need to raise $1.5 billion in equity or debt financing to fund the acquisitions. This shortfall will increase to the extent we have to repay notes or credit facility borrowings of our pending acquisitions that are put to us or repayable by us upon a change of control of the acquired entities. See "Risk Factors -- We may be unable to obtain capital sufficient to consummate our pending acquisitions".



     For a description of our recently completed and pending acquisitions, see "Business -- Acquisitions".

     The following table sets forth the anticipated sources and uses of funds as of June 30, 1999 for our pending acquisitions and acquisitions closed since that date as if these acquisitions had closed as of that date:



           SOURCES:
           --------
Borrowings under Charter
  Operating's credit
  facilities..................  $   872
Publicly held debt:
  Falcon debt.................      680
  Avalon debt.................      268
  Bresnan debt................      352
Acquired companies' new credit
  facilities..................    2,690
Proceeds from offering........    3,000
Anticipated long-term debt....    1,530
Vulcan Cable III committed
  equity contribution.........    2,075
                                -------
                                $11,467
                                =======
Payments for pending
  acquisitions and
  acquisitions closed since
  June 30, 1999:
  Helicon.....................  $   550
  Vista and Cable Satellite...      148
  Rifkin......................    1,460
  InterMedia..................      873
  Avalon......................      860
  Fanch.......................    2,400
  Falcon......................    3,082
  Bresnan.....................    1,934
  Underwriting discounts and
     estimated offering
     expenses.................      160
                                -------
                                $11,467
                                =======



CERTAIN TRENDS AND UNCERTAINTIES



     SUBSTANTIAL LEVERAGE. As of June 30, 1999, pro forma for our pending acquisitions and recent acquisitions completed since that date, our total debt was approximately $11.6 billion and our total stockholders' equity was approximately $2.4 billion. We anticipate incurring substantial additional debt in the future to fund the expansion, maintenance and the upgrade of our systems.



     Our ability to make payments on our debt and to fund our planned capital expenditures for upgrading our cable systems will depend on our ability to generate cash and secure financing in the future. This, to a certain extent, is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond our control. Based upon the current levels of operations, we believe that cash flow from operations, available cash, available borrowings under Charter Operating's credit facilities and anticipated as well as additional credit facilities related to pending acquisitions, will be adequate to meet our liquidity and capital needs for at least the next several years. However, there can be no assurance our business will generate sufficient cash flow from operations, or that future borrowings will be available to us under our existing credit facilities, new facilities or from other sources of financing in an amount sufficient to enable us to repay our debt, to grow our business or to fund our other liquidity and capital needs.



     VARIABLE INTEREST RATES. A significant portion of our debt bears interest at variable rates that are linked to short-term interest rates. If interest rates rise, our costs relative to those obligations would also rise.



     RESTRICTIVE COVENANTS. Our credit facilities contain a number of significant covenants that, among other things, restrict the ability of our subsidiaries to:



     - pay dividends;



     - pledge assets;

     - dispose of assets or merge;



     - incur additional debt;



     - issue equity;



     - repurchase or redeem equity interests and debt;



     - create liens; and



     - make certain investments or acquisitions.



     In addition, each of Charter Operating's credit facilities requires the particular borrower to maintain specified financial ratios and meet financial tests. The ability to comply with these provisions may be affected by events beyond our control. The breach of any of these covenants will result in a default under the applicable debt agreement or instrument, which could trigger acceleration of the debt. Any default under Charter Operating's credit facilities or Charter Holdings' indentures may adversely affect our growth, our financial condition and Charter Operating's results of operations.



     IMPORTANCE OF GROWTH STRATEGY AND RELATED RISKS. We expect that a substantial portion of any of our future growth will be achieved through revenues from additional services and the acquisition of additional cable systems. We cannot assure you that we will be able to offer new services successfully to our customers or that those new services will generate revenues. In addition, the acquisition of additional cable systems may not have a positive net impact on our operating results. Acquisitions involve a number of special risks, including diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities and difficulties in assimilation of the operations of the acquired companies, some or all of which could have a material adverse effect on our business, results of operations and financial condition. If we are unable to grow our cash flow sufficiently, we may be unable to fulfill our obligations or obtain alternative financing.



     MANAGEMENT OF GROWTH. As a result of the acquisition of us by Paul G. Allen, our merger with Marcus Holdings and our recent and pending acquisitions, we have experienced and will continue to experience rapid growth that has placed and is expected to continue to place a significant strain on our management, operations and other resources. Our future success will depend in part on our ability to successfully integrate the operations acquired and to be acquired and to attract and retain qualified personnel. Historically, acquired entities have had minimal employee benefit related costs and all benefit plans have been terminated with acquired employees transferring to our 401(k) plan. No significant severance cost is expected in conjunction with the recent and pending acquisitions. The failure to retain or obtain needed personnel or to implement management, operating or financial systems necessary to successfully integrate acquired operations or otherwise manage growth when and as needed could have a material adverse effect on our business, results of operations and financial condition.



     In connection with our pending acquisitions, we have formed multi-disciplinary teams to formulate plans for establishing customer service centers, identifying property, plant and equipment requirements and possible reduction of headends. Headends are the control centers of a cable television system, where incoming signals are amplified, converted, processed and combined for transmission to customer. These teams also determine market position and how to attract "talented" personnel. Our goals include rapid transition in achieving performance objectives and implementing "best practice" procedures.



     REGULATION AND LEGISLATION. Cable systems are extensively regulated at the federal, state, and local level. These regulations have increased the administrative and operational expenses of cable television systems and affected the development of cable competition. Rate regulation of cable systems has been in place since passage of the Cable Television Consumer Protection and Competition Act of 1992, although the scope of this regulation recently was sharply contracted.

Since March 31, 1999, rate regulation exists only with respect to the lowest level of basic cable service and associated equipment. Basic cable service is the service that cable customers receive for a threshold fee. This service usually includes local television stations, some distant signals and perhaps one or more non-broadcast services. This change affords cable operators much greater pricing flexibility, although Congress could revisit this issue if confronted with substantial rate increases.



     Cable operators also face significant regulation of their channel capacity. They currently can be required to devote substantial capacity to the carriage of programming that they would not carry voluntarily, including certain local broadcast signals, local public, educational and government access users, and unaffiliated commercial leased access programmers. This carriage burden could increase in the future, particularly if the Federal Communications Commission were to require cable systems to carry both the analog and digital versions of local broadcast signals or if it were to allow unaffiliated Internet service providers seeking direct cable access to invoke commercial leased access rights originally devised for video programmers. The Federal Communications Commission is currently conducting proceedings in which it is considering both of these channel usage possibilities.



     There is also uncertainty whether local franchising authorities, the Federal Communications Commission, or the U.S. Congress will impose obligations on cable operators to provide unaffiliated Internet service providers with access to cable plant on non-discriminatory terms. If they were to do so, and the obligations were found to be lawful, it could complicate our operations in general, and our Internet operations in particular, from a technical and marketing standpoint. These access obligations could adversely impact our profitability and discourage system upgrades and the introduction of new products and services.



INTEREST RATE RISK


     The use of interest rate risk management instruments, such as interest rate exchange agreements, interest rate cap agreements and interest rate collar agreements, is required under the terms of our credit facilities. Our policy is to manage interest costs using a mix of fixed and variable rate debt. Using interest rate swap agreements, we agree to exchange, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Interest rate cap agreements are used to lock in a maximum interest rate should variable rates rise, but enable us to otherwise pay lower market rates. Collars limit our exposure to and benefits from interest rate fluctuations on variable rate debt to within a certain range of rates.

     The table set forth below summarizes the fair values and contract terms of financial instruments subject to interest rate risk maintained by us as of December 31, 1998 (dollars in thousands):


                                              EXPECTED MATURITY DATE                                            FAIR VALUE AT
                               ----------------------------------------------------                             DECEMBER 31,
                                 1999       2000       2001       2002       2003     THEREAFTER     TOTAL          1998
                               --------   --------   --------   --------   --------   ----------   ----------   -------------
DEBT
Fixed Rate...................        --         --         --         --         --   $  271,799   $  271,799    $  271,799
 Average Interest Rate.......        --         --         --         --         --         13.5%        13.5%
Variable Rate................  $ 10,450   $ 21,495   $ 42,700   $113,588   $157,250   $1,381,038   $1,726,521    $1,726,521
 Average Interest Rate.......       6.0%       6.1%       6.3%       6.5%       7.2%         7.6%         7.2%
INTEREST RATE INSTRUMENTS
Variable to Fixed Swaps......  $130,000   $255,000   $180,000   $320,000   $370,000   $  250,000   $1,505,000    $ (28,977)
 Average Pay Rate............       4.9%       6.0%       5.8%       5.5%       5.6%         5.6%         5.6%
 Average Receive Rate........       5.0%       5.0%       5.2%       5.2%       5.4%         5.4%         5.2%
Caps.........................  $ 15,000         --         --         --         --           --   $   15,000            --
 Average Cap Rate............       8.5%        --         --         --         --           --          8.5%
Collar.......................        --   $195,000   $ 85,000   $ 30,000         --           --   $  310,000    $  (4,174)
 Average Cap Rate............        --        7.0%       6.5%       6.5%        --           --          6.8%
 Average Floor Rate..........        --        5.0%       5.1%       5.2%        --           --          5.0%



     The notional amounts of interest rate instruments, as presented in the above table, are used to measure interest to be paid or received and do not represent the amount of exposure to credit loss. The estimated fair value approximates the proceeds (costs) to settle the outstanding contracts. Interest rates on variable debt are estimated using the average implied forward London Interbank Offering Rate (LIBOR) rates for the year of maturity based on the yield curve in effect at December 31, 1998. While swaps, caps and collars represent an integral part of our interest rate risk management program, their incremental effect on interest expense for the years ended December 31, 1998, 1997, and 1996 was not significant.



     In March 1999, substantially all existing long-term debt, excluding borrowings of our previous credit facilities, was extinguished, and all previous credit facilities were refinanced with the credit facilities. The following table sets forth the fair values and contract terms of the long-term debt maintained by us as of June 30, 1999 (dollars in thousands):



                                               EXPECTED MATURITY DATE                                           FAIR VALUE AT
                                 --------------------------------------------------                               JUNE 30,
                                   1999       2000       2001      2002      2003     THEREAFTER     TOTAL          1999
                                 --------   --------   --------   -------   -------   ----------   ----------   -------------
DEBT
Fixed Rate.....................        --         --         --        --        --   $3,109,310   $3,109,310    $3,010,000
 Average Interest Rate.........        --         --         --        --        --          9.0%         9.0%
Variable Rate..................        --         --         --   $25,313   $39,375   $1,960,312   $2,025,000    $2,025,000
 Average Interest Rate.........        --         --         --       6.5%      6.5%         6.8%         6.8%



     Interest rates on variable debt are estimated using the average implied forward LIBOR rates for the year of maturity based on the yield curve in effect at June 30, 1999.


YEAR 2000 ISSUES


     GENERAL. Many existing computer systems and applications, and other control devices and embedded computer chips use only two digits, rather than four, to identify a year in the date field, failing to consider the impact of the upcoming change in the century. Computer chips are the physical structure upon which integrated circuits are fabricated as components of systems, such as telephone systems, computers and memory systems. As a result, such systems, applications, devices, and chips could create erroneous results or might fail altogether unless corrected to properly interpret data related to the year 2000 and beyond. These errors and failures may result, not only from a date recognition problem in the particular part of a system failing, but may also result as systems, applications, devices and chips receive erroneous or improper data from third-parties suffering from the year 2000 problem. In addition, two interacting systems, applications, devices or chips, each of which has individually been fixed so that it will properly handle the year 2000 problem, could nonetheless result in a failure because their method of dealing with the problem is not compatible.


     These problems are expected to increase in frequency and severity as the year 2000 approaches. This issue impacts our owned or licensed computer systems and equipment used in connection with internal operations, including:

     - information processing and financial reporting systems;

     - customer billing systems;

     - customer service systems;

     - telecommunication transmission and reception systems; and

     - facility systems.

     THIRD PARTIES. We also rely directly and indirectly, in the regular course of business, on the proper operation and compatibility of third party systems. The year 2000 problem could cause these systems to fail, err, or become incompatible with our systems.

     If we or a significant third party on which we rely fails to become year 2000 ready, or if the year 2000 problem causes our systems to become internally incompatible or incompatible with such third party systems, our business could suffer from material disruptions, including the inability to process transactions, send invoices, accept customer orders or provide customers with our cable services. We could also face similar disruptions if the year 2000 problem causes general widespread problems or an economic crisis. We cannot now estimate the extent of these potential disruptions.

     STATE OF READINESS. We are addressing the Year 2000 problem with respect to our internal operations in three stages:

     (1) conducting an inventory and evaluation of our systems, components, and other significant infrastructure to identify those elements that reasonably could be expected to be affected by the year 2000 problems. This initiative has been completed;

     (2) remediating or replacing equipment that will fail to operate properly in the year 2000. We plan to be finished with the remediation by September 1999; and

     (3) testing of the remediation and replacement conducted in stage two. We plan to complete all testing by September 1999.


     Much of our assessment efforts in stage one have involved, and depend on, inquiries to third party service providers, who are the suppliers and vendors of various parts or components of our systems. Certain of these third parties that have certified the readiness of their products will not certify their interoperability within our fully integrated systems. We cannot assure you that these technologies of third parties, on which we rely, will be year 2000 ready or timely converted into year 2000 compliant systems compatible with our systems. Moreover, because a full test of our systems, on an integrated basis, would require a complete shut down of our operations, it is not practicable to conduct such testing. However, we are utilizing a third party, in cooperation with other cable operators, to test a "mock-up" of our major billing and plant components, including pay-per-view systems, as an integrated system. We are utilizing another third party to also conduct comprehensive testing on our advertising related scheduling and billing systems. In addition, we are evaluating the potential impact of third party failure and integration failure on our systems.


     RISKS AND REASONABLY LIKELY WORST CASE SCENARIOS. The failure to correct a material year 2000 problem could result in system failures leading to a disruption in, or failure of certain normal business activities or operations. Such failures could materially and adversely affect our results of operations, liquidity and financial condition. Due to the general uncertainty inherent in the year 2000 problem, resulting in part from the uncertainty of the year 2000 readiness of third-party suppliers and customers, we are unable to determine at this time whether the consequences of year 2000 failures will have a material impact on our results of operations, liquidity or financial condition. The year 2000 taskforce is expected to significantly reduce our level of uncertainty about the year 2000 problem and, in particular, about the year 2000 compliance and readiness of our material vendors.

     We are in the process of acquiring certain cable televisions systems, and have negotiated certain contractual rights in the acquisition agreements relating to the year 2000. We have included the acquired cable television systems in our year 2000 taskforce's plan. We are monitoring the remediation process for systems we are acquiring to ensure completion of remediation before or as we acquire these systems. We have found that these companies are following a three stage process similar to that outlined above and are on a similar time line. We are not currently aware of any likely material system failures relating to the year 2000 affecting the acquired systems.


     CONTINGENCY AND BUSINESS CONTINUATION PLAN. The year 2000 plan calls for suitable contingency planning for our at-risk business functions. We normally make contingency plans in order to avoid interrupted service providing video, voice and data products to our customers. The normal contingency planning is being reviewed and will be revised, where appropriate, to specifically address year 2000 exposure with respect to service to customers.



     COST. We have incurred $5.6 million in costs to date directly related to addressing the year 2000 problem. We have redeployed internal resources and have selectively engaged outside vendors to meet the goals of our year 2000 program. We currently estimate the total cost of our year 2000 remediation programs, including recent acquisitions closed as of June 30, 1999, to be approximately $7.5 million. Although we will continue to make substantial capital expenditures in the ordinary course of meeting our telecommunications system upgrade goals through the year 2000, we will not specifically accelerate those expenditures to facilitate year 2000 readiness, and accordingly those expenditures are not included in the above estimate.



OPTIONS



     In accordance with an employment agreement between Charter Investment and Jerald L. Kent, the President and Chief Executive Officer of Charter Investment, and a related option agreement between Charter Communications Holding Company and Mr. Kent, an option to purchase 3% of the equity value of Charter Communications Holding Company, or 7,044,127 membership interests, was issued to Mr. Kent. The option vests over a four-year period from the date of grant and expires ten years from the date of grant.



     In February 1999, Charter Holdings adopted an option plan, which was assumed by Charter Communications Holding Company in May 1999, providing for the grant of options to purchase up to 25,009,798 Charter Holdco membership units. The option plan provides for grants of options to employees and consultants of Charter Communications Holding Company and its affiliates and consultants who provide services to Charter Communications Holding Company. Options granted will be fully vested after five years from the date of grant. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date of grant.

                                                                                             OPTIONS
                                                  OPTIONS OUTSTANDING                      EXERCISABLE
                               ---------------------------------------------------------   -----------
                               NUMBER OF    EXERCISE      TOTAL       REMAINING CONTRACT    NUMBER OF
                                OPTIONS      PRICE       DOLLARS       LIFE (IN YEARS)       OPTIONS
                               ----------   --------   ------------   ------------------   -----------
Outstanding as of January 1,
  1999(1)....................   7,044,127    $20.00    $140,882,540      9.4                1,761,032
                               ----------    ------    ------------          ---            ---------
Granted:
  February 9, 1999(2)........   9,050,881     20.00     181,017,620      9.5                       --
  April 5, 1999(2)...........     443,200     20.73       9,187,536      9.7                       --
                               ----------    ------    ------------          ---            ---------
Outstanding as of June 30,
  1999.......................  16,538,208    $20.02    $331,087,696      9.5                1,761,032
                               ==========    ======    ============          ===            =========


---------------

(1) Granted to Jerald L. Kent pursuant to his employment agreement and related option agreement.



(2) Granted pursuant to the option plan.



     We follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" to account for the option plans. Stock option compensation expense is recorded in the financial statements since the exercise prices are less than the estimated fair values of the underlying membership interests on the date of grant. Compensation expense is accrued over the vesting period of each grant that varies from four to five years.


ACCOUNTING STANDARD NOT YET IMPLEMENTED


     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument, including certain derivative instruments embedded in other contracts, be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 137 "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- An Amendment of FASB No. 133" has delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. We have not yet quantified the impacts of adopting SFAS No. 133 on our consolidated financial statements nor have we determined the timing or method of our adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (loss).


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                                    BUSINESS

OVERVIEW


     We are the 4th largest operator of cable television systems in the United States, serving approximately 6.2 million customers, after giving effect to our pending acquisitions. We are currently the 6th largest operator of cable television systems in the United States serving approximately 3.0 million customers.



     We offer a full range of traditional cable services. Our service offerings include the following programming packages.



     - basic programming;



     - expanded basic programming;



     - premium service; and



     - pay-per-view television programming.



     As part of our "wired world" vision, we are also beginning to offer an array of new services including:


     - digital television;

     - interactive video programming; and

     - high-speed Internet access.

We are also exploring opportunities in telephony.

     These new products and services will take advantage of the significant bandwidth of our cable systems. We are accelerating the upgrade of our cable systems to more quickly provide these products and services.


     For the year ended December 31, 1998, pro forma for our merger with Marcus Holdings and the acquisitions we completed during 1998 and 1999, our revenues were approximately $1.3 billion. For the six months ended June 30, 1999, pro forma for our merger with Marcus Holdings and the acquisitions we completed during 1999, our revenues were approximately $721.4 million. Pro forma for our merger with Marcus Holdings and our recent and pending acquisitions, for the year ended December 31, 1998, our revenues would have been approximately $2.7 billion. Pro forma for our merger with Marcus Holdings and our recent and pending acquisitions, for the six months ended June 30, 1999, our revenues would have been approximately $1.4 billion.



     Paul G. Allen, the principal owner of our ultimate parent company and one of the computer industry's visionaries, has long believed in a "wired world" in which cable technology will facilitate the convergence of television, computers and telecommunications. We believe cable's ability to deliver voice, video and data at high speeds will enable it to serve as the primary platform for the delivery of new services to the home and workplace.


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BUSINESS STRATEGY

     Our objective is to increase our operating cash flow by increasing our customer base and the amount of cash flow per customer. To achieve this objective, we are pursuing the following strategies:

     INTEGRATE AND IMPROVE ACQUIRED CABLE SYSTEMS. We seek to rapidly integrate acquired cable systems and apply our core operating strategies to raise the financial and operating performance of these systems. Our integration process occurs in three stages:

          SYSTEM EVALUATION. We conduct an extensive evaluation of each system we acquire. This process begins prior to reaching an agreement to purchase the system and focuses on the system's:

        - business plan;

        - customer service standards;

        - management capabilities; and

        - technological capacity and compatibility.

          We also evaluate opportunities to consolidate headends and billing and other administrative functions. Based upon this evaluation, we formulate plans for customer service centers, plant upgrades, market positioning, new product and service launches and human resource requirements.

          IMPLEMENTATION OF OUR CORE OPERATING STRATEGIES. To achieve Charter's high standards for customer satisfaction and financial and operating performance, we:

        - attract and retain high quality local management;

        - empower local managers with a high degree of day-to-day operational autonomy;

        - set key financial and operating benchmarks for management to meet, such as revenue and cash flow per subscriber, subscriber growth, customer service and technical standards; and

        - provide incentives to all employees through grants of cash bonuses and stock options.

          ONGOING SUPPORT AND MONITORING. We provide local managers with regional and corporate management guidance, marketing and other support for implementation of their business plans. We monitor performance of our acquired cable systems on a frequent basis to ensure that performance goals can be met.


The turn-around in our Fort Worth system, which our management team began to manage in October 1998, is an example of our success in integrating newly acquired cable systems into our operations. We introduced a customer care team that has worked closely with city governments to improve customer service and local government relations, and each of our customer service representatives attended a training program. We also conducted extensive training programs for our technical and engineering, dispatch, sales and support, and management personnel. We held a series of sales events and service demonstrations to increase customer awareness and enhance our community exposure and reputation. We reduced the new employee hiring process from two to three weeks to three to five days.



     OFFER NEW PRODUCTS AND SERVICES. We intend to expand the array of products and services we offer to our customers to implement our "wired world" vision. Using digital technology, we plan to offer additional channels on our existing service tiers, create new service tiers, introduce multiple packages of premium services and increase the number of pay-per-view channels. We also plan to add digital music services and interactive program guides which are comprehensive guides to television program listings that can be accessed by network, time, date or genre. In

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


addition, we have begun to roll out advanced services, including interactive video programming and high speed Internet access, and we are currently exploring opportunities in telephony. We have entered into agreements with several providers of high speed Internet and other interactive services, including EarthLink Network, Inc., High Speed Access Corp., WorldGate Communications, Inc., Wink Communications, Inc. and Excite @Home Corporation.



     UPGRADE THE BANDWIDTH CAPACITY OF OUR SYSTEMS. Over the next three years, we plan to spend approximately $2.9 billion from 2000 to 2002 to upgrade to 550 megahertz or greater the bandwidth of our cable systems and the systems we acquire through our pending acquisitions. Upgrading to at least 550 megahertz of bandwidth capacity will allow us to:


     - offer advanced services, such as digital television, Internet access and other interactive services;


     - increase channel capacity up to 82 channels, or even more programming channels if some of our bandwidth is used for digital services; and



     - permit two-way communication which will give our customers the ability to send and receive signals over the cable system so that high speed cable services, such as Internet access, will not require a separate telephone line.



     As of June 30, 1999, approximately 57% of our customers were served by cable systems with at least 550 megahertz bandwidth capacity, and approximately 34% of our customers had two-way communication capability. By year-end 2003, including all recent and pending acquisitions, we expect that approximately 94% of our customers will be served by cable systems with at least 550 megahertz bandwidth capacity and two-way communication capability.



     Our planned upgrades will reduce the number of headends from 1,243 in 1999 to 479 in 2003, including our pending acquisitions. Reducing the number of headends will reduce headend equipment and maintenance expenditures and, together with other upgrades, will provide enhanced picture quality and system reliability. In addition by year-end 2003, including all pending acquisitions, we expect that approximately 94% of our customers will be served by headends serving at least 5,000 customers.



     MAXIMIZE CUSTOMER SATISFACTION. To maximize customer satisfaction, we operate our business to provide reliable, high-quality products and services, superior customer service and attractive programming choices at reasonable rates. We have implemented stringent internal customer service standards which we believe meet or exceed those established by the National Cable Television Association, which is the Washington, D.C.-based trade association for the cable television industry. We believe that our customer service efforts have contributed to our superior customer growth, and will strengthen the Charter brand name and increase acceptance of our new products and services.



     EMPLOY INNOVATIVE MARKETING. We have developed and successfully implemented a variety of innovative marketing techniques to attract new customers and increase revenue per customer. Our marketing efforts focus on tailoring Charter branded entertainment and information services that provide value, choice, convenience and quality to our customers. We use demographic "cluster codes" to address messages to target audiences through direct mail and telemarketing. Cluster codes identify customers by marketing type such as young professionals, retirees or families. In addition, we promote our services on radio, in local newspapers and by door-to-door selling. In many of our systems, we offer discounts to customers who purchase multiple premium services such as Home Box Office or Showtime. We also have a coordinated strategy for retaining customers that includes televised retention advertising to reinforce the link between quality service and the Charter brand name and to encourage customers to purchase higher service levels. Successful implementation of these marketing techniques has contributed to internal customer growth rates in excess of the cable industry average in each year from 1996


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

through 1998 for the systems we owned in each of those years. We have begun to implement our marketing programs in all of the systems we have recently acquired.

     EMPHASIZE LOCAL MANAGEMENT AUTONOMY WHILE PROVIDING REGIONAL AND CORPORATE SUPPORT AND CENTRALIZED FINANCIAL CONTROLS. Our local cable systems are organized into seven operating regions. A regional management team oversees local system operations in each region. We believe that a strong management presence at the local system level:

     - improves our customer service;

     - increases our ability to respond to customer needs and programming preferences;

     - reduces the need for a large centralized corporate staff;

     - fosters good relations with local governmental authorities; and

     - strengthens community relations.


     Our regional management teams work closely with both local managers and senior management in our corporate office to develop budgets and coordinate marketing, programming, purchasing and engineering activities. Our centralized financial management enables us to set financial and operating benchmarks and monitor performance on an ongoing basis. In order to attract and retain high quality managers at the local and regional operating levels, we provide a high degree of operational autonomy and accountability and cash and equity-based compensation. Charter Communications Holding Company has adopted a plan to distribute to employees and consultants, including members of corporate management and key regional and system-level management personnel, options exercisable for up to 25,009,798 Charter Communications Holding Company membership units.



     CONCENTRATE OUR SYSTEMS IN TIGHTER GEOGRAPHICAL CLUSTERS. To improve operating margins and increase operating efficiencies, we seek to improve the geographic clustering of our cable systems by selectively swapping our cable systems for systems of other cable operators or acquiring systems in close proximity to our systems. We believe that by concentrating our systems in clusters, we will be able to generate higher growth in revenues and operating cash flow. Clustering enables us to consolidate headends and spread fixed costs over a larger subscriber base.



ORGANIZATIONAL STRUCTURE



     Each of the entities in our organizational structure and how it relates to us is described below.



     CHARTER COMMUNICATIONS, INC.  CCI is a holding company whose sole asset
will be an approximate   % equity interest and a more than 50% voting interest
in Charter Communications Holding Company. CCI's only business will be acting as the sole manager of Charter Communications Holding Company. As sole manager of Charter Communications Holding Company, CCI will control the affairs of Charter Communications Holding Company. Immediately following the offering, holders of
the Class A common stock will own more than      % of CCI's outstanding capital
stock. However, Mr. Allen, through his ownership of CCI's high vote Class B common stock and his indirect ownership of Charter Communications Holding
Company membership units, will control approximately      % of the voting power
of all of CCI's capital stock immediately following the offering. Accordingly, Mr. Allen will be able to elect all of CCI's directors.



     VULCAN CABLE III INC. Mr. Allen, through Vulcan Cable III, made an equity contribution of $500 million to Charter Communications Holding Company in August 1999 and has agreed to make an additional equity contribution in the amount of $825 million, which will be in the form of cash and certain equity interests to be acquired in connection with the acquisition of Rifkin, in


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


each case for $          per membership unit. In addition, Mr. Allen, through
Vulcan Cable III, has agreed to make a $750 million equity contribution to Charter Communications Holding Company at the closing of the offering. He will pay a purchase price per membership unit equal to the net initial public offering price per share. Mr. Allen owns 100% of the equity of Vulcan Cable III.



     CHARTER INVESTMENT, INC. Mr. Allen owns approximately 97% of the outstanding stock of Charter Investment. The remaining equity is owned by our founders, Jerald L. Kent, Barry L. Babcock and Howard L. Wood.



     ACQUISITION-RELATED EQUITY HOLDERS. Under the terms of the pending Rifkin, Falcon and Bresnan acquisitions, some of the sellers will receive or have the right to receive a portion of their purchase price in Charter Communications Holding Company membership units rather than in cash. If they receive membership units, they will be able to exchange these membership units for shares of Class A common stock. Assuming that:



     (1) the initial public offering price per share of Class A common stock is
$       , which is the mid-point of the price range set forth on the cover page of this prospectus,



     (2) all these sellers receive concurrently with the closing of the offering the maximum number of Charter Communications Holding Company membership units they are entitled or could elect to receive, and



     (3) all membership units are exchanged for Class A common stock,



these sellers will own % of CCI's outstanding Class A common stock. We refer to the issuances of Charter Communications Holding Company membership units in these acquisitions and the exchange of these units for Class A common stock as equity rollovers.



     CHARTER COMMUNICATIONS HOLDING COMPANY, LLC. Charter Communications Holding Company is the indirect owner of all of our cable systems. It is the direct parent of Charter Communications Holdings, LLC and will be the owner of the cable systems to be acquired through four pending acquisitions: Avalon, Fanch, Falcon and Bresnan, as described below. Charter Communications Holding Company has an option plan permitting the issuance to employees and consultants of Charter Communications Holding Company and its affiliates of options exercisable for up to 25,009,798 Charter Communications Holding Company membership units of which 9,050,881 have been granted. Membership units received upon exercise of these options will be automatically exchanged for Class A common stock. None of these options will vest prior to April 2000. In addition to options available for grant to our employees under Charter Communications Holding Company's option plan, our chief executive officer has options to purchase 7,044,127 Charter Communications Holding Company membership units. Membership units received upon exercise of these options will be exchangeable for Class B common stock. Of the options granted to our chief executive officer, 25% are immediately exercisable and the remaining 75% will vest in 36 equal monthly installments commencing on January 1, 2000.



     CHARTER COMMUNICATIONS HOLDING COMPANY'S PENDING ACQUISITIONS. Charter Communications Holding Company is a party to agreements to acquire cable systems or the companies owning cable systems from the owners of Avalon, Fanch, Falcon and Bresnan.



     CHARTER COMMUNICATIONS HOLDINGS, LLC. Charter Holdings is a co-issuer with one of its subsidiaries of $3.6 billion in principal amount of notes sold in March 1999.



     CHARTER COMMUNICATIONS OPERATING, LLC. Charter Operating is a holding company for all of the cable systems currently owned by Charter Communications Holding Company. As of June 30, 1999, Charter Operating was the borrower under credit facilities with total availability of $4.1 billion and had total outstanding borrowings of $2.025 billion.



     CHARTER OPERATING COMPANIES. These companies consist of the companies that operate all of the cable systems currently owned by Charter Holdings. These includes all recent acquisitions,


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


the systems obtained through the merger of Marcus Holdings with Charter Holdings and the cable systems originally managed by Charter Investment, namely Charter Communications Properties Holdings, LLC, CCA Group, and CharterComm Holdings. Historical financial information is presented separately for these companies.



     CHARTER OPERATING'S PENDING ACQUISITIONS. Charter Operating or one or more of its subsidiaries has entered into agreements to acquire cable systems or the companies owning cable systems from the owners of InterMedia and Rifkin, as described below.



ACQUISITIONS


     Our primary criterion in considering acquisition and swapping opportunities is the financial return that we expect to ultimately realize. We consider each acquisition in the context of our overall existing and planned operations, focusing particularly on the impact on our size and scope and the ability to reinforce our clustering strategy, either directly or through future swaps or acquisitions. Other specific factors we consider in acquiring a cable system are:

     - demographic profile of the market as well as the number of homes passed and customers within the system;

     - per customer revenues and operating cash flow and opportunities to increase these financial benchmarks;

     - proximity to our existing cable systems or the potential for developing new clusters of systems;

     - the technological state of such system; and

     - the level of competition within the local market.

     We believe that there are significant advantages in increasing the size and scope of our operations, including:

     - improved economies of scale in management, marketing, customer service, billing and other administrative functions;


     - reduced costs for our cable plants and our infrastructure in general;


     - increased leverage for negotiating programming contracts; and

     - increased influence on the evolution of important new technologies affecting our business.


     See "Description of Certain Indebtedness" for a description of the material debt that we have assumed or may assume in connection with our recent and pending acquisitions.



     MERGER WITH MARCUS HOLDINGS. On April 23, 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable Company, L.L.C., and agreed to acquire the remaining interests in Marcus Cable. The aggregate purchase price was approximately $1.4 billion, excluding $1.8 billion in debt assumed. On February 22, 1999, Marcus Holdings was formed, and all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen completed the acquisition of all remaining interests of Marcus Cable. On April 7, 1999, the holding company parent of the Marcus companies, Marcus Holdings, merged into Charter Holdings, which was the surviving entity of the merger. The subsidiaries of Marcus Holdings became our subsidiaries. During the period of obtaining the requisite regulatory approvals for the transaction, the Marcus systems came under common management with our subsidiaries in October 1998 pursuant to the terms of a management agreement dated as of October 1998.


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RECENTLY COMPLETED ACQUISITIONS


     RENAISSANCE. In April 1999, we purchased Renaissance Media Group LLC for approximately $459 million, consisting of $348 million in cash and $111 million of assumed debt. See "Description of Certain Indebtedness." As a result of our acquisition of Renaissance, we recently completed a tender offer for this publicly held debt due to the change of control. Holders of notes representing 30% of the total outstanding principal amount of the notes tendered their notes. Renaissance owns cable systems located in Louisiana, Mississippi and Tennessee, has approximately 131,000 customers and is being operated as part of our Southern region. For the six months ended June 30, 1999, Renaissance had revenues of approximately $30.8 million. For the year ended December 31, 1998, Renaissance had revenues of approximately $41.5 million. At year-end 1998, approximately 31% of Renaissance's customers were served by systems with at least 550 megahertz bandwidth capacity.



     AMERICAN CABLE. In May 1999, we purchased American Cable Entertainment, LLC for approximately $240 million. American Cable owns cable systems located in California serving approximately 69,000 customers and is being operated as part of our Western region. For the six months ended June 30, 1999, American Cable had revenues of approximately $18.0 million. For the year ended December 31, 1998, American Cable had revenues of approximately $15.7 million. At year-end 1998, none of the American Cable system's customers were served by systems with at least 550 megahertz bandwidth capacity or greater.



     GREATER MEDIA SYSTEMS. In June 1999, we purchased certain cable systems of Greater Media Cablevision Inc. for approximately $500 million. The Greater Media systems are located in Massachusetts, have approximately 174,000 customers and are being operated as part of our Northeast Region. For the six months ended June 30, 1999, the Greater Media systems had revenues of approximately $42.3 million. For the year ended December 31, 1998, the Greater Media systems had revenues of approximately $78.6 million. At year-end 1998, approximately 75% of the Greater Media system's customers were served by systems with at least 550 megahertz bandwidth capacity.



     HELICON. In July 1999, we acquired Helicon Partners I, L.P. for approximately $550 million, consisting of $410 million in cash, $115 million of assumed debt, and $25 million in the form of preferred limited liability company interest of Charter-Helicon LLC, a direct wholly owned subsidiary of Charter Communications, LLC. The holders of the preferred interest have the right to require Mr. Allen to purchase the interest until the fifth anniversary of the closing of the Helicon acquisition. The preferred interest will be redeemable at any time following the fifth anniversary of the Helicon acquisition or upon a change of control, and it must be redeemed on the tenth anniversary of the Helicon acquisition. Helicon owns cable systems located in Alabama, Georgia, New Hampshire, North Carolina, West Virginia, South Carolina, Tennessee, Pennsylvania, Louisiana and Vermont, and has approximately 173,000 customers. For the six months ended June 30, 1999, Helicon had revenues of approximately $43.0 million. For the year ended December 31, 1998, Helicon had revenues of approximately $75.6 million. At year-end 1998, approximately 69% of Helicon's customers were served by systems with at least 550 megahertz bandwidth capacity. The debt we have assumed consists of the publicly held Helicon notes. We will make an offer to repurchase the Helicon notes at a price equal to 101% of their principal amount, plus accrued interest, to the date of the purchase, due to the change of control of Helicon. See "Description of Certain Indebtedness". In connection with the acquisition of Helicon, Charter Investment entered into separate agreements with Baum Investments, Inc. and with Roberts Cable Corporation, GAK Cable, Inc. and Gimbel Cable Corp., pursuant to which Charter Investment agreed to cause the underwriters to make $12 million worth of shares of our Class A common stock being sold in this offering available for purchase by Baum Investments, Roberts Cable, GAK Cable and Gimbel Cable, at the initial public offering price.


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


     OTHER ACQUISITIONS. In July 1999, we acquired Vista Broadband Communications, LLC and certain cable assets of Cable Satellite of South Miami, Inc. These cable systems are located in Georgia and southern Florida and serve a total of approximately 38,000 customers. The total purchase price for these other acquisitions was approximately $148 million. For the six months ended June 30, 1999, the systems acquired in connection with these other acquisitions had revenues of approximately $9.2 million. For the year ended December 31, 1998, these systems had revenues of approximately $15.8 million.



PENDING ACQUISITIONS



     INTERMEDIA SYSTEMS. In April 1999, two of our subsidiaries, Charter Communications, LLC and Charter Communications Properties, entered into agreements to purchase certain cable systems of InterMedia Capital Partners IV, L.P., InterMedia Partners and their affiliates in exchange for approximately $873 million in cash and certain of our cable systems. The InterMedia systems serve approximately 412,000 customers in North Carolina, South Carolina, Georgia and Tennessee. As part of this transaction, we will "swap" some of our non-strategic cable systems serving approximately 143,000 customers located in Indiana, Montana, Utah and northern Kentucky. This transaction will result in a net increase of 269,000 customers concentrated in our Southeast and Southern regions. For the six months ended June 30, 1999, the InterMedia systems had revenues of approximately $100.6 million. For the year ended December 31, 1998, the InterMedia systems had revenues of approximately $176.1 million At year-end 1998, approximately 79% of these customers were served by systems with at least 550 megahertz bandwidth capacity. Following regulatory approvals, we anticipate that the acquisition of the InterMedia systems will close during the third quarter of 1999. Either we or the sellers under the InterMedia acquisition agreement may terminate the agreement if the acquisition does not close by January 15, 2000.



     RIFKIN. In April 1999, Charter Investment entered into agreements to purchase Rifkin Acquisition Partners, L.L.L.P. and Interlink Communications Partners, LLLP for a purchase price of approximately $1.3 billion in cash and $125 million in assumed debt. Although none of the material terms of the grant described below have been finalized. Certain sellers under the agreements could elect to receive some or all of their pro rata portion of the purchase price in the form of preferred or common equity of Charter Holdings or, if mutually agreed by the parties, of Charter Communications Holding Company. If the Rifkin acquisition occurs before or concurrently with this offering:



     - The membership units will be preferred membership units, exchangeable for shares of our Class A common stock at the initial public offering price. The exact number and value of the preferred membership units in Charter Communications Holding Company will be determined according to a formula intended to value Charter Communications Holding Company at the time of the acquisition closing, by taking into consideration many factors, including the value of our pending acquisition targets and our debt levels.



     - The exchange ratio will be calculated to issue to the Rifkin sellers the number of shares of Class A common stock equal in value to the then accreted value of the preferred membership units being exchanged.



     - The right to exchange the preferred membership units for Class A common stock terminates concurrently with this offering.


     - The preferred membership units will accrete at 8.0% annually and mature fifteen years after the closing of the acquisition.


     - The holders of the preferred membership units will have the right to cause Charter Communications Holding Company to redeem the units for five years from the closing of the acquisition. In exchange for membership units, an entity controlled by Mr. Allen will


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


        make a capital contribution to Charter Communications Holding Company in an amount equal to the redemption price concurrently with the redemption.


If the Rifkin acquisition closes after this offering:


     - The sellers may elect to receive common membership units in Charter Communications Holding Company.



     - The common membership units will be exchangeable for shares of Class A common stock at any time and will represent a percentage interest in Charter Communications Holding Company determined by reference to the value of CCI's membership interest in Charter Communications Holding Company. The value of CCI's membership interest in Charter Communications Holding Company will be determined by reference to the average trading price of our Class A common stock at the time of exchange, taking into consideration any other debts and/or assets of CCI.


     - The exchange ratio will be calculated so that the Rifkin sellers will be issued the number of shares of our Class A common stock equal in value to the membership units being exchanged.

     - The exchange ratio for these common membership units will be determined by reference to the twenty-day average trading price of our Class A common stock prior to the exchange. If we reasonably determine that the issuance of shares of our Class A common stock in exchange for these common membership units would have to be registered under the Securities Act, we will have the right to purchase or register the units.

Depending on the level of seller interest, this rollover equity, if issued, would be valued between approximately $25 million and $250 million. Because the terms of this equity have not been finalized, and seller participation has not been determined, we cannot be certain that any equity will be issued to the Rifkin sellers or that the cash portion of the purchase price will be reduced below $1.46 billion.


     The debt to be assumed consists of the publicly held Rifkin notes. As a result of our acquisition of Rifkin, we will make an offer to repurchase the Rifkin notes at a price equal to 101% of their principal amount, plus accrued interest, due to the change of control of Rifkin. See "Description of Certain Indebtedness." Additionally, pursuant to the membership interests purchase agreement, as amended, Vulcan Cable III will purchase the equity and debt of certain corporate holders of interests in Interlink Communications Partners, LLLP. The interests in Interlink will be contributed to Charter Holdings and ultimately to Charter Operating. See "Certain Relationships and Related Transactions -- Transactions with Paul G. Allen."



     It is also contemplated that these sellers will be granted registration rights with respect to the shares of our Class A common stock issued in exchange for membership units in Charter Communications Holding Company. These rights will most likely include "piggyback" and two "demand" registration rights. The demand registration rights would be exercisable with respect to shares of Class A common stock with a minimum value to be determined and not until we are eligible to file a registration statement on Form S-3 under the Securities Act of 1933.



     Rifkin owns cable systems primarily in Florida, Georgia, Illinois, Indiana, Tennessee, Virginia and West Virginia and serving approximately 462,000 customers. For the six months ended June 30, 1999, Rifkin had revenues of approximately $105.6 million. For the year ended December 31, 1998, Rifkin had revenues of approximately $124.4 million. At year-end 1998, approximately 36% of the Rifkin system's customers were served by systems with at least 550 megahertz bandwidth capacity. Following regulatory approvals, we anticipate that this transaction will close during the third or fourth quarter of 1999. Either we or the sellers' agent may terminate the agreement if the acquisition has not been completed on or prior to December 31, 1999. However, each party can require specific performance.


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     AVALON.  In May 1999, Charter Investment and Charter Communications Holding
Company entered into an agreement to purchase directly and indirectly all of the equity interests of Avalon Cable LLC from Avalon Cable Holdings LLC and Avalon Investors, L.L.C. for approximately $402 million in cash and $443 million in assumed debt. Avalon Cable operates primarily in Michigan and New England and serves approximately 260,000 customers. For the six months ended June 30, 1999, Avalon Cable had revenues of approximately $51.8 million. For the year ended December 31, 1998, Avalon Cable had revenues of approximately $18.2 million. As of June 30, 1999, there was $150.0 million, $118.1 million and $177.4 million total principal outstanding under the Avalon 9 3/8% notes, the Avalon 11 7/8% notes and the Avalon credit facilities, respectively. We will make an offer to repurchase the Avalon 9 3/8% notes and the Avalon 11 7/8% notes and we may be required to repay the Avalon credit facility. See "Description of Indebtedness." At year-end 1998, approximately 21% of the Avalon system's customers were served by systems with at least 550 megahertz bandwidth capacity. Following regulatory approvals, we anticipate that the transaction will close during the fourth quarter of 1999. Either Avalon Cable Holdings, LLC or we may terminate the agreement if the acquisition has not been completed on or prior to March 31, 2000.



     FANCH. In May 1999, Charter Investment entered into an agreement to purchase the partnership interests of Fanch Cablevision of Indiana, L.P., specified assets of Cooney Cable Associates of Ohio, Limited Partnership, Fanch-JV2 Master Limited Partnership, Mark Twain Cablevision Limited Partnership, Fanch-Narragansett CSI Limited Partnership, North Texas Cablevision, Ltd., Post Cablevision of Texas, Limited Partnership and Spring Green Communications, L.P. and the stock of Tioga Cable Company, Inc. and Cable Systems, Inc. for a total combined purchase price of approximately $2.4 billion. Charter Investment has assigned its rights under the purchase agreement to Charter Communications Holding Company. The cable television systems to be acquired in this acquisition are located in Colorado, Indiana, Kansas, Kentucky, Michigan, Mississippi, New Mexico, Oklahoma, Texas and Wisconsin, and serve approximately 537,000 customers. For the six months ended June 30, 1999, the cable systems to be acquired had revenues of approximately $98.9 million. For the year ended December 31, 1998, the systems to be acquired had revenues of approximately $141.1 million. As of June 30, 1999, there was $969.5 million total principal outstanding under the Fanch credit facilities. We may be required to repay the Fanch credit facilities. See "Description of Indebtedness." At year-end 1998, approximately half of these systems' customers were served by systems with at least 550 megahertz bandwidth capacity. Following regulatory approvals, we anticipate that this transaction will close during the last quarter of 1999. Either we or the sellers may terminate the agreement if the acquisition is not completed on or prior to March 31, 2000.



     FALCON. In May 1999, Charter Investment entered into an agreement to purchase partnership interests in Falcon Communications, L.P. from Falcon Holding Group, L.P. and TCI Falcon Holdings, LLC, interests in a number of Falcon entities held by Falcon Cable Trust and Falcon Holding Group, Inc., specified interests in Enstar Communications Corporation and Enstar Finance Company, LLC held by Falcon Holding Group, L.P., and specified interests in Adlink held by DHN Inc. Under the Falcon purchase agreement, Falcon Holding Group, L.P. has agreed to contribute to Charter Communications Holding Company a portion of its partnership interest in Falcon Communications, L.P. in exchange for membership units in Charter Communications Holding Company on the following terms:



     - The purchase price for the transaction is approximately $3.6 billion in cash, membership interests in Charter Communications Holding Company and assumed debt. From $450 to $550 million of the purchase price will be paid in the form of membership units in Charter Communications Holding Company. The exact minimum amount of the purchase price payable in membership units will be determined by reference to a formula in the purchase agreement. The purchase price includes $1.67 billion in assumed debt. We will not be required to repay the Falcon credit facilities but we will make an offer to repurchase the Falcon debentures. See "Description of Certain Indebtedness."



     - The exact number of membership units in Charter Communications Holding Company to be issued will be determined according to a formula intended to value Charter Communications Holding Company at the closing of the acquisition, taking into consideration many factors, including the value of our pending acquisition targets and our debt levels.



     - The membership units in Charter Communications Holding Company issued to Falcon Holding will be exchangeable at any time for shares of our Class A common stock, and we have the obligation to register or purchase the membership units if the issuance of shares of our Class A common stock in exchange for these units would require registration under the Securities Act.


     - The exchange ratio will be calculated to issue to Falcon Holding the number of shares of our Class A common stock equal in value to the membership units being exchanged.


     - If the membership units are exchanged concurrently with this offering, the shares of our Class A common stock will be valued at the initial public offering price.



     - If the units are exchanged after this offering, the shares of Class A common stock will be valued by reference to a twenty-day average trading price of our Class A common stock. The membership units in Charter Communications Holding Company will be valued by reference to the twenty-day average trading price and by using it to determine the value of CCI's membership interest in Charter Communications Holding Company, taking into consideration many factors, including the value of our pending acquisition targets and our debt levels.


     - If the Falcon acquisition is consummated prior to or concurrently with this offering, Falcon Holding has agreed to exercise its right to exchange the membership units immediately prior to this offering, so long as certain tax requirements are satisfied.


     If Mr. Allen sells 25% or more of his interest in Charter Investment, or if Charter Investment sells 25% or more of its interest in us, Falcon Holding will have the right to participate in certain of Mr. Allen's or Charter Investment's sales. Falcon Holding and certain other Falcon parties will have "piggyback" registration rights and, beginning 180 days after the offering, up to four "demand" registration rights with respect to the Class A common stock issued in exchange for the membership units in Charter Communications Holding Company. The demand registration rights must be exercised with respect to tranches of Class A common stock worth at least $40 million at the time of notice of demand or at least $60 million at the initial public offering price. A majority of the holders of Class A common stock making a demand may also require us to satisfy our registration obligations by filing a shelf-registration statement. The selling holders of our Class A common stock may also exercise their "piggy back" rights with respect to this offering, to the extent the offering occurs following or concurrently with the closing of the Falcon acquisition.



     The systems to be acquired are located in California and the Pacific Northwest, Missouri, North Carolina, Alabama and Georgia and serve approximately 1,008,000 customers. For the six months ended June 30, 1999, the cable systems to be acquired had revenues of approximately $212.2 million. For the year ended December 31, 1998, the cable systems to be acquired had revenues of approximately $307.6 million. As of June 30, 1999, Falcon had $683.7 million total principal outstanding under the Falcon debentures. At year-end 1998, approximately 19% of the customers of the systems to be acquired were served by systems with at least 550 megahertz bandwidth capacity. Following regulatory approvals, we anticipate that the transaction will close during the fourth quarter of 1999. Either we or the sellers may terminate the agreement if the acquisition is not completed on or prior to November 30, 2000.

     BRESNAN. In June 1999, Charter Communications Holding Company entered into an agreement to purchase Bresnan Communications Company Limited Partnership for a purchase price of approximately $1.1 billion in cash and $1.0 billion in the form of equity in Charter Communications Holding Company. We also agreed to assume approximately $1.0 billion in assumed debt. The assumed debt portion of the purchase price will consist of a credit facility and publicly held notes. We will make an offer to repurchase the Bresnan notes and we may be required to repay the Bresnan credit facility. The equity portion of the purchase price will be membership units in Charter Communications Holding Company, the total amount of which was calculated at the time the agreements were executed to equal 6.14% of the total membership interests in Charter Communications Holding Company. We calculated this percentage interest based on a number of assumptions about Charter Communications Holding Company and our pending acquisitions, including our debt, the value of our pending acquisition targets and the enterprise value of Charter Communications Holding Company. Accordingly, this percentage interest may change at or prior to the closing of the Bresnan acquisition. The holders of the membership units may exchange all or part of their units at any time for shares of our Class A common stock. The exchange ratio will be calculated as follows:



     - If we have no assets or debt other than our interest in Charter Communications Holding Company at the time of the exchange, each exchanging holder of membership units will receive the number of shares of our Class A common stock representing an indirect equity interest in Charter Communications Holding Company equal to the holder's pre-exchange direct equity interest in Charter Communications Holding Company.



     - If we have assets or debt other than our interest in Charter Communications Holding Company at the time of the exchange, each exchanging holder of membership units will receive a number of shares of our Class A common stock equal in value to the holder's membership units in Charter Communications Holding Company, taking into consideration many factors, including the value of our pending acquisition targets and our debt levels.


     If necessary, the value of the shares of our Class A common stock issued in exchange for membership units will be calculated as follows:

     - if the exchange right is exercised concurrently with this offering, according to the initial public offering price; or

     - if the exchange right is exercised after this offering, according to the twenty-day average trading price.


     If Mr. Allen sells 25% or more of his interest in Charter Investment, or if Charter Investment sells 25% or more of its interest in us, the Bresnan sellers will have the right to participate in certain of Mr. Allen's or Charter Investment's sales. Collectively, the Bresnan sellers will have "piggyback" registration rights and, beginning 180 days after this offering, up to four "demand" registration rights with respect to our Class A common stock issued in exchange for the membership units in Charter Communications Holding Company. The demand registration rights must be exercised with respect to tranches of our Class A common stock worth at least $40 million at the time of notice of demand or at least $60 million at the initial public offering price.



     TCI Bresnan LLC will have the right to put to Charter Communications Holding Company its membership units or shares of Class A common stock issued in exchange for its membership units. After 2002 and through 2010, TCI Bresnan may exercise this right once a year during the 90-day period following each anniversary of the Bresnan closing and no more than twice in total.



     The cable television systems to be acquired in this acquisition are located in Michigan, Minnesota, Wisconsin and Nebraska and serve approximately 656,000 customers. For the six months ended June 30, 1999, the Bresnan cable systems we are buying had revenues of approximately $137.3 million. For the year ended December 31, 1998, these systems had revenues of approximately $262.0 million. At year-end 1998, approximately 61% of these systems' customers were served by systems with at least 550 megahertz bandwidth capacity. Following regulatory approvals, we anticipate that this transaction will close during the first quarter of 2000. The agreement may be terminated if the acquisition has not been completed on or prior to May 1, 2000.



PRODUCTS AND SERVICES


     We offer our customers a full array of traditional cable television services and programming and we have begun to offer new and advanced high bandwidth services such as high-speed Internet access. We plan to continually enhance and upgrade these services, including adding new programming and other telecommunications services, and will continue to position cable television as an essential service.


     TRADITIONAL CABLE TELEVISION SERVICES. More than 87% of our customers subscribe to both "basic" and "expanded basic" service and generally receive a line-up of between 33 and 85 channels of television programming, depending on the bandwidth capacity of the system. Customers who pay additional amounts can also subscribe for additional channels, either individually or in packages of several channels, as add-ons to the basic channels. Approximately 25% of our customers subscribe for premium channels, with additional customers subscribing for other special add-on packages. We tailor both our basic channel line-up and our additional channel offerings to each system according to demographics, programming preferences, competition, price sensitivity and local regulation.


     Our traditional cable television service offerings include the following:


     - BASIC CABLE. All of our customers receive basic cable services, which generally consist of local broadcast television, local community programming, including governmental and public access, and limited satellite programming. As of June 30, 1999, the average monthly fee was $11.90 for basic service.



     - EXPANDED BASIC CABLE. This expanded tier includes a group of satellite-delivered or non-broadcast channels, such as Entertainment and Sports Programming Network (ESPN), Cable News Network (CNN) and Lifetime Television, in addition to the basic channel line-up. As of June 30, 1999, the average monthly fee was $16.15 for expanded basic service.



     - PREMIUM CHANNELS. These channels provide unedited, commercial-free movies, sports and other special event entertainment programming. Home Box Office, Cinemax and Showtime are typical examples. We offer subscriptions to these channels either individually or in packages. As of June 30, 1999, the average monthly fee was $5.90 per premium subscription.



     - PAY-PER-VIEW. These channels allow customers to pay to view a single showing of a recently released movie, a one-time special sporting event or music concerts on an unedited, commercial-free basis. We currently charge a fee that ranges from $2.95 to $8.95 for movies. For special events, such as championship boxing matches, we have charged a fee of up to $50.95.


     We have employed a variety of targeted marketing techniques to attract new customers by focusing on delivering value, choice, convenience and quality. We employ direct mail and telemarketing, using demographic "cluster codes" to target specific messages to target audiences. In many of our systems, we offer discounts to customers who purchase premium services on a limited trial basis in order to encourage a higher level of service subscription. We also have a coordinated strategy for retaining customers that includes televised retention advertising to reinforce the decision to subscribe and to encourage customers to purchase higher service levels.

     NEW PRODUCTS AND SERVICES. A variety of emerging technologies and the rapid growth of Internet usage have presented us with substantial opportunities to provide new or expanded products and services to our customers and to expand our sources of revenue. The desire for such new technologies and the use of the Internet by businesses in particular have triggered a significant increase in our commercial market penetration. As a result, we are in the process of introducing a variety of new or expanded products and services beyond the traditional offerings of analog television programming for the benefit of both our residential and commercial customers. These new products and services include:

     - digital television and its related enhancements;

     - high-speed Internet access, through television set-top converter boxes, cable modems installed in personal computers and traditional telephone Internet access;

     - interactive services, such as Wink; and

     - telephony and data transmission services.

     We believe that we are well positioned to compete with other providers of these services due to the high bandwidth of cable technology and our ability to access homes and businesses.

     DIGITAL TELEVISION. As part of upgrading our systems, we are installing headend equipment capable of delivering digitally encoded cable transmissions to a two-way digital-capable set-top converter box in the customer's home. This digital connection offers significant advantages. For example, we can compress the digital signal to allow the transmission of up to twelve digital channels in the bandwidth normally used by one analog channel. This will allow us to increase both programming and service offerings, including near video-on-demand for pay-per-view customers. We expect to increase the amount of services purchased by our customers.

     Digital services customers may receive a mix of additional television programming, an electronic program guide and up to 40 channels of digital music. The additional programming falls into four categories which are targeted toward specific markets:

     - additional basic channels, which are marketed in systems primarily serving rural communities;

     - additional premium channels, which are marketed in systems serving both rural and urban communities;

     - "multiplexes" of premium channels to which a customer previously subscribed, such as multiple channels of HBO or Showtime, which are varied as to time of broadcast or varied based on programming content theme which are marketed in systems serving both rural and urban communities; and

     - additional pay-per-view programming, such as more pay-per-view options and/or frequent showings of the most popular films to provide near video-on-demand, which are more heavily marketed in systems primarily serving both rural and urban communities.


     As part of our current pricing strategy for digital services, we have established a retail rate of $4.95 to $8.95 per month for the digital set-top converter and the delivery of "multiplexes" of premium services, additional pay-per-view channels, digital music and an electronic programming guide. Some of our systems also offer additional basic and expanded basic tiers of service. These tiers of services retail for $6.95 per month. As of June 30, 1999, we had in excess of 8,700 customers subscribing to digital services offered by 16 of our cable systems, which serve approximately 330,000 basic cable customers. By December 31, 1999, we anticipate that approximately 1.9 million of our customers will be served by cable systems capable of delivering digital services.

     INTERNET ACCESS. We currently provide Internet access to our customers by two principal means:

     - via cable modems attached to personal computers, either directly or through an outsourcing contract with an Internet service provider; and

     - through television access, via a service such as WorldGate.

We also provide Internet access in some markets through traditional dial-up telephone modems, using a third party service provider.

     The principal advantage of cable Internet connections is the high speed of data transfer over a cable system. We currently offer these services to our residential customers over coaxial cable at speeds that can range up to approximately 50 times the speed of a conventional 28.8 kilobits per second telephone modem. Furthermore, a two-way communication cable system using the HFC architecture can support the entire connection at cable modem speeds without any need for a separate telephone line. If the cable system only supports one-way signals from the headend to the customer, the customer must use a separate telephone line to send signals to the provider, although such customer still receives the benefit of high speed cable access when downloading information, which is the primary reason for using cable as an Internet connection. In addition to Internet access over our traditional coaxial system, we also provide our commercial customers fiber optic cable access at a price that we believe is less than 25% of the price offered by the telephone companies.

     In the past, cable Internet connections have provided customers with widely varying access speeds because each customer accessed the Internet by sending and receiving data through a node. Users connecting simultaneously through a single node share the bandwidth of that node, so that users' connection speeds may diminish as additional users connect through the same node. To induce users to switch to our Internet services, however, we guarantee our cable modem customers the minimum access speed selected from several speed options we offer. We also provide higher guaranteed access speeds for customers willing to pay an additional cost. In order to meet these guarantees, we are increasing the bandwidth of our systems and "splitting" nodes easily and cost-effectively to reduce the number of customers per node.


     - CABLE MODEM-BASED INTERNET ACCESS. We have deployed cable modem-based Internet access services in 28 markets including: Los Angeles, California; St. Louis, Missouri; and Fort Worth, Texas.



     As of June 30, 1999, we provided Internet access service to approximately 13,460 homes and 160 commercial customers. The following table indicates the historical and projected availability of cable modem Internet access services in our systems, pro forma for our recent and pending acquisitions as of the dates indicated. Only a small percentage of the homes passed currently subscribe to these services.

                                                                 HOMES PASSED BY
                                                              ADVANCED DATA SERVICES
                                                        ----------------------------------
                                                        JUNE 30, 1999    DECEMBER 31, 1999
                                                        -------------    -----------------
                                                          (ACTUAL)          (PROJECTED)
HIGH SPEED INTERNET ACCESS VIA CABLE MODEMS:
  High Speed Access ..................................      671,600          1,101,100
  EarthLink/Charter Pipeline..........................      661,300            775,800
  Excite @Home........................................      387,900            841,200
  Convergence.com.....................................           --            404,097
  In-House/Other......................................           --            404,100
                                                          ---------          ---------
     Total Cable modems...............................    1,720,800          3,395,900
                                                          =========          =========
  Internet access via World Gate......................      425,900            499,900
                                                          =========          =========



     We have an agreement with EarthLink, an independent Internet service provider, to provide as a label service Charter Pipeline(TM), which is a cable modem-based, high-speed Internet access service we offer. We currently charge a monthly usage fee of between $24.95 and $34.95. Our customers have the option to lease a cable modem for $10 to $15 a month or to purchase a modem for between $300 and $400. As of June 30, 1999, we offered EarthLink Internet access to approximately 660,000 of our homes passed and have approximately 5,800 customers.



     We have a relationship with High Speed Access to offer Internet access in some of our smaller systems. High Speed Access also provides Internet access services to our customers under the Charter Pipeline(TM) brand name. Although the Internet access service is provided by High Speed Access, the Internet "domain name" of our customer's e-mail address and web site, if any, is "Charter.net," allowing the customer to switch or expand to our other Internet services without a change of e-mail address. High Speed Access provides three different tiers of service to us. The base tier is similar to our arrangements with EarthLink and Excite @Home. The turnkey tier bears all capital, operating and marketing costs of providing the service, and seeks to build economies of scale in our smaller systems that we cannot efficiently build ourselves by simultaneously contracting to provide the same services to other small geographically contiguous systems. The third tier allows for a la carte selection of services between the base tier and the turnkey tier. As of June 30, 1999, High Speed Access offered Internet access to approximately 670,000 of our homes passed, and approximately 7,000 customers have signed up for the service. During the remaining 6 months of 1999, we, jointly with High Speed Access, plan to launch service in an additional 18 systems, covering approximately 429,500 additional homes passed. Vulcan Ventures, Inc., a company controlled by Mr. Allen, has an equity investment in High Speed Access. See "Certain Relationships and Related Transactions".



     We also have a revenue sharing agreement with Excite @Home, under which Excite @Home currently provides Internet service to customers in our systems serving Fort Worth, University Park and Highland Park, Texas. The Excite @Home network provides high-speed, cable modem-based Internet access using our cable infrastructure. As of June 30, 1999, we offered At Home Internet service to approximately 388,000 of our homes passed and had approximately 3,000 customers.


     We actively market our cable modem service to businesses in each one of our systems where we have the capability to offer such service. Our marketing efforts are often door-to-door, and we have established a separate division whose function is to make businesses aware that this type of Internet access is available through us. We also provide several virtual local area networks for municipal and educational facilities in our Los Angeles cluster including Cal Tech, the City of Pasadena and the City of West Covina.

     - TV-BASED INTERNET ACCESS. We have a non-exclusive agreement with WorldGate to provide its TV-based e-mail and Internet access to our cable customers. WorldGate's technology is only available to cable systems with two-way capability. WorldGate offers easy, low-cost Internet access to customers at connection speeds ranging up to 128 kilobits per second. For a monthly fee we provide our customers with e-mail and Internet access that does not require the use of a PC, an existing or additional telephone line, or any additional equipment. Instead, the customer accesses the Internet through the set-top box, which the customer already has on his television set, and a wireless keyboard, that is provided with the service, which interfaces with the box. WorldGate works on advanced analog and digital converters and, therefore, can be installed utilizing advanced analog converters already deployed. In contrast, other converter-based, non-PC Internet access products require a digital platform and a digital converter prior to installation.

     Customers who opt for television-based Internet access are generally first-time users who prefer this more user-friendly interface. Of these users, 41% use WorldGate at least once a day, and 77% use it at least once a week. Although the WorldGate service bears the WorldGate brand name, the Internet domain name of the customers who use this service is "Charter.net". This allows the customer to switch or expand to our other Internet services without a change of e-mail address.


     We first offered WorldGate to customers on the upgraded portion of our systems in St. Louis in April 1998. We are also currently offering this service in our systems in Logan, Utah, Maryville, Illinois and Newtown, Connecticut, and plan to introduce it in eight additional systems by December 31, 1999. Charter Investment owns a minority interest in WorldGate which will be contributed to Charter Communications Holding Company. See "Certain Relationships and Related Transactions". As of June 30, 1999, we provided WorldGate Internet service to approximately 4,300 customers.


     WINK-ENHANCED PROGRAMMING. We have formed a relationship with Wink, which sells technology to embed interactive features, such as additional information and statistics about a program or the option to order an advertised product, into programming and advertisements. A customer with a Wink-enabled set-top box and a Wink-enabled cable provider sees an icon flash on the screen when additional Wink features are available to enhance a program or advertisement. By pressing the select button on a standard remote control, a viewer of a Wink-enhanced program is able to access additional information regarding such program, including, for example, information on prior episodes or the program's characters. A viewer watching an advertisement would be able to access additional information regarding the advertised product and may also be able to utilize the two-way transmission features to order a product. We have bundled Wink's services with our traditional cable services in both our advanced analog and digital platforms. Wink's services are provided free of charge. A company controlled by Mr. Allen has made an equity investment in Wink. See "Certain Relationships and Related Transactions".

     Various programming networks, including CNN, NBC, ESPN, HBO, Showtime, Lifetime, VH1, the Weather Channel, and Nickelodeon, are currently producing over 1,000 hours of Wink-enhanced programming per week. Under certain revenue-sharing arrangements, we will modify our headend technology to allow Wink-enabled programming to be offered on our systems. Each time one of our customers uses Wink to request certain additional information or order an advertised product, we receive fees from Wink.

     TELEPHONE SERVICES. We expect to be able to offer cable telephony services in the near future using our systems' direct, two-way connections to homes and other buildings. We are exploring technologies using Internet protocol telephony, as well as traditional switching technologies that are currently available, to transmit digital voice signals over our systems. AT&T and other telephone companies have already begun to pursue strategic partnering and other programs which make it attractive for us to acquire and develop this alternative Internet protocol technology. For the last two years, we have sold telephony services as a competitive access provider in the state of Wisconsin through one of our subsidiaries, and are currently looking to expand our services as a competitive access provider into other states.

     MISCELLANEOUS SERVICES. We also offer paging services to our customers in certain markets. As of June 30, 1999, we had approximately 9,400 paging customers. We also lease our fiber-optic cable plant and equipment to commercial and non-commercial users of data and voice telecommunications services.

OUR SYSTEMS


     As of June 30, 1999, our systems consisted of approximately 74,000 miles of coaxial and approximately 9,200 sheath miles of fiber optic cable passing approximately 4.6 million households and serving approximately 2.7 million customers. Coaxial cable is a type of cable used for broadband data and cable systems. This type of cable has excellent broadband frequency characteristics, noise, immunity and physical durability. The cable is connected from each node to individual homes or buildings. A node is a single connection to a cable system's main high-capacity fiber optic cable that is shared by a number of customers. A sheath mile is the actual length of cable in miles. Fiber optic cable is a communication medium that uses hair-thin glass fibers to transmit signals over long distances with minimum signal loss or distortion. As of June 30, 1999, approximately 14% of our customers were served by systems with at least 550 megahertz bandwidth capacity, approximately 38% had at least 750 megahertz bandwidth capacity and approximately 35% were served by systems capable of providing two-way interactive communication capability. Such two-way interactive communication capability includes two-way Internet connections, services provided by Wink Communications, Inc., which are interactive services that provide additional information and statistics about programs or the option to order an advertised product while customers are viewing such programs or advertisement, and interactive program guides. These amounts do not reflect the impact of our recent or pending acquisitions.



     CORPORATE MANAGEMENT. We are managed from our corporate offices in St. Louis, Missouri. As of the closing of the offering, CCI will have eight employees, all of whom are senior management. Pursuant to a services agreement between CCI and Charter Investment, Charter Investment will provide CCI with the necessary personnel to manage Charter Communications Holding Company and its subsidiaries. Management of CCI and Charter Investment consists of approximately 200 people led by our chief executive officer Jerald L. Kent. They are responsible for coordinating and overseeing our operations, including certain critical functions, such as marketing and engineering, that are conducted by personnel at the regional and local system level. The corporate office also performs certain financial control functions such as accounting, finance and acquisitions, payroll and benefit administration, internal audit, purchasing and programming contract administration on a centralized basis.



     OPERATING REGIONS. To manage and operate our systems, we have established two divisions that contain a total of seven operating regions: Western; Central; MetroPlex (Dallas/ Fort Worth); North Central; Northeast; Southeast; and Southern. Each of the two divisions is managed by a Senior Vice President who reports directly to Mr. Kent and is responsible for overall supervision of the operating regions within. Each region is managed by a team consisting of a Senior Vice President or a Vice President, supported by operational, marketing and engineering personnel. Within each region, certain groups of cable systems are further organized into clusters. We believe that much of our success is attributable to our operating philosophy which emphasizes decentralized management, with decisions being made as close to the customer as possible. We anticipate that we will reorganize into a total of eleven regions with the closings of our pending acquisitions.

     The following table provides an overview of selected technical, operating and financial data for each of our operating regions as of and for the six months ended June 30, 1999. The following table does not reflect the impact of our pending acquisitions or acquisitions closed since June 30, 1999. Upon completion of the pending acquisitions, our systems will pass approximately 9.5 million homes serving approximately 6.2 million customers.



      SELECTED TECHNICAL, OPERATING AND FINANCIAL DATA BY OPERATING REGION


                AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999



                                                                NORTH
                              WESTERN    CENTRAL   METROPLEX   CENTRAL   NORTHEAST   SOUTHEAST   SOUTHERN     TOTAL
                             ---------   -------   ---------   -------   ---------   ---------   --------   ---------
TECHNICAL DATA:
Miles of coaxial cable.....      8,600     8,800      5,700     10,000      7,500      16,700     16,500       73,800
Density(a).................        128        68         85         61         21          46         42           60
Headends...................         23        34         16         86         18          60         79          316
Planned headend
  eliminations.............          3         3          1         30         --          11          8           56
Plant bandwidth(b):
450 megahertz or less......       32.1%     53.7%      28.0%      41.9%      43.3%       37.9%      54.3%        43.3%
550 megahertz..............        7.0%     10.2%      14.4%       9.5%      38.6%       24.0%      23.6%        19.1%
750 megahertz or greater...       60.9%     36.1%      57.6%      48.6%      18.1%       38.1%      22.1%        37.6%
Two-way capability.........       48.6%     49.0%      68.9%      64.3%      10.9%       16.8%      15.1%        33.8%
OPERATING DATA:
Homes passed...............  1,101,000   594,000    487,000    606,000    376,000     775,000    692,000    4,631,000
Basic customers............    575,000   368,000    187,000    402,000    301,000     453,000    449,000    2,735,000
Basic penetration(c).......       52.2%     62.0%      38.4%      66.3%      80.1%       58.5%      64.9%        59.1%
Premium units..............    365,000   217,000    172,000    146,000    265,000     288,000    221,000    1,674,000
Premium penetration(d).....       63.5%     59.0%      92.0%      36.3%      88.0%       63.6%      49.2%        61.2%
FINANCIAL DATA:
Revenues, in millions......     $122.8     $82.3      $25.9      $46.1      $32.0       $89.1      $70.8       $469.0


-------------------------


(a) Represents homes passed divided by miles of coaxial cable.



(b) Represents percentage of basic customers within a region served by the indicated plant bandwidth.



(c) Represents basic customers as a percentage of homes passed.



(d) Represents premium units as a percentage of basic customers.

     WESTERN REGION. The Western region consists of cable systems serving approximately 575,000 customers located entirely in the state of California, with approximately 474,000 customers located within the Los Angeles metropolitan area. These customers reside primarily in the communities of Pasadena, Alhambra, Glendale, Long Beach and Riverside. We also have approximately 101,000 customers in central California, principally located in the communities of San Luis Obispo, West Sacramento and Turlock. The Western region will also be responsible for managing approximately 169,900 customers associated with the recent acquisition of American Cable and 190,000 customers associated with the pending acquisition of Rifkin. According to National Decision Systems, the projected median household growth in the counties currently served by this region's systems is 5.2% for the period ending 2003, which is the projected U.S. median household growth for the same period.



     The Western region's cable systems have been significantly upgraded with approximately 68% of the region's customers served by cable systems with at least 550 megahertz bandwidth capacity as of June 30, 1999. The planned upgrade of the Western region's cable systems will reduce the number of headends from 21 to 18 by December 31, 2001. We expect that by December 31, 2001, 99% of this region's customers will be served by systems with at least 550 megahertz bandwidth capacity and two-way communication capability.



     CENTRAL REGION. The Central region consists of cable systems serving approximately 368,000 customers of which approximately 250,000 customers reside in and around St. Louis County or in adjacent areas in Illinois, and over 94% are served by two headends. The remaining approximately 118,000 of these customers reside in Indiana, and these systems are primarily classic cable systems serving small to medium-sized communities. The Indiana systems will be "swapped" as part of the InterMedia transaction. See "Business -- Acquisitions". The Central region will also be responsible for managing approximately 112,000 customers associated with the pending acquisition of Rifkin. According to National Decision Systems, the projected median household growth in the counties currently served by this region's systems is 4.7% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period.



     At June 30, 1999, approximately 46% of the Central region's customers were served by cable systems with at least 550 megahertz bandwidth capacity. The majority of the cable plants in the Illinois systems have been upgraded to 750 megahertz bandwidth capacity. The planned upgrade of the Central region's cable systems will reduce the number of headends from 34 to 31 by December 31, 2001. We have begun a three-year project, scheduled for completion in 2001, to upgrade the cable plant in St. Louis County, serving approximately 178,000 customers, to 870 megahertz bandwidth capability. We expect that by December 31, 2001, approximately 89% of this region's customers will be served by cable systems with at least 550 megahertz bandwidth capacity and two-way communication capability.



     METROPLEX REGION. The MetroPlex region consists of cable systems serving approximately 187,000 customers of which approximately 131,000 are served by the Fort Worth system. The systems in this region serve one of the fastest growing areas of Texas. The anticipated population growth combined with the existing low basic penetration rate of approximately 43% offers significant potential to increase the total number of customers and the associated revenue and cash flow in this region. According to National Decision Systems, the projected median household growth in the counties served by this region's systems is 8.4% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period.



     The MetroPlex region's cable systems have been significantly upgraded with approximately 72% of the region's customers served by cable systems with at least 550 megahertz bandwidth capacity as of June 30, 1999. In 1997, we began to upgrade the Fort Worth system to $70 megahertz of bandwidth capacity. We expect to complete this project during 1999. The planned upgrade of the MetroPlex region's cable systems will reduce the number of headends from 16 to 15 by December 31, 2001. We expect that by December 31, 2001, approximately 98% of this region's customers will be served by cable systems with at least 550 megahertz bandwidth capacity and two-way communication capability.



     NORTH CENTRAL REGION. The North Central region consists of cable systems serving approximately 402,000 customers. These customers are primarily located throughout the state of Wisconsin, along with a small system of approximately 27,000 customers in Rosemont, Minnesota, a suburb of Minneapolis. Within the state of Wisconsin, the four largest operating clusters are located in and around Eau Claire, Fond du Lac, Janesville and Wausau. According to National Decision Systems, the projected median household growth in the counties served by this region's systems is 5.4% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period.



     At June 30, 1999, approximately 58% of the North Central region's customers were served by cable systems with at least 550 megahertz bandwidth capacity. The planned upgrade of the North Central region's cable systems will reduce the number of headends from 86 to 56 by December 31, 2001. We plan to rebuild much of the region's cable plant and expect that by December 31, 2001, approximately 93% of this region's customers will be served by cable systems with capacity between 550 megahertz and 750 megahertz of bandwidth capacity and two-way communication capability.



     NORTHEAST REGION. The Northeast region consists of cable systems serving approximately 301,000 customers residing in the states of Connecticut and Massachusetts. These systems serve the communities of Newtown and Willimantic, Connecticut, and areas in and around Pepperell, Massachusetts, and are included in the New York, Hartford, and Boston areas of demographic influence. The Northeast region will be responsible for managing the approximately 175,000 customers associated with the recent acquisition of cable systems from Greater Media and approximately 56,000 customers associated with the pending acquisition of Helicon. According to National Decision Systems, the projected median household growth in the counties currently served by this region's systems is 3.7% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period.



     At June 30, 1999, approximately 57% of the Northeast region's customers were served by cable systems with at least 550 megahertz of bandwidth capacity. We have begun to rebuild this region's cable plant, and expect that by December 31, 2001, all of this region's customers will be served by cable systems with at least 750 megahertz bandwidth capacity and two-way communication capability.



     SOUTHEAST REGION. The Southeast region consists of cable systems serving approximately 453,000 customers residing primarily in small to medium-sized communities in North Carolina, South Carolina, Georgia and eastern Tennessee. There are significant clusters of cable systems in and around the cities and counties of Greenville/Spartanburg, South Carolina; Hickory and Asheville, North Carolina; Henry County, Georgia, a suburb of Atlanta; and Johnson City, Tennessee. These areas have experienced rapid population growth over the past few years, contributing to the high rate of internal customer growth for these systems. According to National Decision Systems, the projected median household growth in the counties currently served by this region's systems is 6.9% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period. In addition, the Southeast region will be responsible for managing an aggregate of 541,000 customers associated with the Helicon, InterMedia, Rifkin, Vista and Cable Satellite acquisitions.



     At June 30, 1999, approximately 62% of the Southeast region's customers were served by cable systems with at least 550 megahertz bandwidth capacity. The planned upgrade of the Southeast region's cable systems will reduce the number of headends from 60 to 49 by December 31, 2001. The rebuild program for this region is anticipated to result in approximately 94% of this region's customer base being served by December 31, 2001 served by cable systems with at least 550 megahertz bandwidth capacity and two-way communication capability.

     SOUTHERN REGION. The Southern region consists of cable systems serving approximately 449,000 customers located primarily in the states of Louisiana, Alabama, Kentucky, Mississippi and central Tennessee. In addition, the Southern region includes systems in Kansas, Colorado, Utah and Montana. The Southern region has significant clusters of cable systems in and around the cities of Birmingham, Alabama; Nashville, Tennessee; and New Orleans, Louisiana. According to National Decision Systems, the projected median household growth in the counties currently served by this region's systems is 6.3% for the period ending 2003, versus the projected U.S. median household growth of 5.2% for the same period. In addition, the Southern region will be responsible for managing an aggregate of 335,000 customers associated with the Helicon, InterMedia and Rifkin acquisitions.



     At June 30, 1999, approximately 46% of the Southern region's customers were served by cable systems with at least 550 megahertz bandwidth capacity. The planned upgrade of the Southeast region's cable systems will reduce the number of headends from 59 to 51 by December 31, 2001. The rebuild program for this region is anticipated to result in approximately 75% of this region's customer base being served by cable systems with at least 550 megahertz bandwidth capacity and two-way communication capability by December 31, 2001.



     PLANT AND TECHNOLOGY OVERVIEW. We have engaged in an aggressive program to upgrade our existing cable plant over the next three years. For the period from January 1, 2000 to December 31, 2002, we plan to spend approximately $5.5 billion for capital expenditures, approximately $2.9 billion of which will be used to upgrade our systems to bandwidth capacity of 550 megahertz or greater, so that we may offer advanced services. The remaining capital will be spent on plant extensions, new services, converters and system maintenance.



     The following table describes the current technological state of our systems and the anticipated progress of planned upgrades through 2001, based on the percentage of our customers who will have access to the bandwidth and other features shown:



                                    LESS THAN                     750 MEGAHERTZ    TWO-WAY
                                  550 MEGAHERTZ   550 MEGAHERTZ    OR GREATER     CAPABILITY
                                  -------------   -------------   -------------   ----------
June 30, 1999...................      43.3%           14.1%           37.8%          33.8%
December 31, 1999...............      23.9%           20.1%           56.0%          65.2%
December 31, 2000...............      12.9%           22.2%           64.9%          81.4%
December 31, 2001...............       7.7%           21.5%           70.8%          91.8%



     We have adopted the hybrid fiber optic/coaxial architecture, referred to as the HFC architecture, as the standard for our ongoing systems upgrades. The HFC architecture combines the use of fiber optic cable, which can carry hundreds of video, data and voice channels over extended distances, with coaxial cable, which requires a more extensive signal amplification in order to obtain the desired transmission levels for delivering channels. In most systems, we connect fiber optic cable to individual nodes serving an average of 800 homes or commercial buildings. We believe that this network design provides high capacity and superior signal quality, and will enable us to provide the newest forms of telecommunications services to our customers. The primary advantages of HFC architecture over traditional coaxial cable networks include:


     - increased channel capacity of cable systems;


     - reduced number of amplifiers, which are devices to compensate for signal loss caused by coaxial cable, needed to deliver signals from the headend to the home, resulting in improved signal quality and reliability;



     - reduced number of homes that need to be connected to an individual node, improving the capacity of the network to provide high-speed Internet access and reducing the number of households affected by disruptions in the network; and

     - sufficient dedicated bandwidth for two-way services, which avoids reverse signal interference problems that can otherwise occur when you have two-way communication capability.


     The HFC architecture will enable us to offer new and enhanced services, including additional channels and tiers, expanded pay-per-view options, high-speed Internet access, wide area networks, which permit a network of computers to be connected together beyond an area, point-to-point data services, which can switch data links from one point to another, and digital advertising insertion. The upgrades will facilitate our new services in two primary ways:

     - Greater bandwidth allows us to send more information through our systems. This provides us with the capacity to provide new services in addition to our current services. As a result, we will be able to roll out digital cable programming in addition to existing analog channels offered to customers who do not wish to subscribe to a package of digital services.

     - Enhanced design configured for two-way communication with the customer allows us to provide cable Internet services without telephone support and other interactive services, such as an interactive program guide, impulse pay-per-view, video-on-demand and Wink, that cannot be offered without upgrading the bandwidth capacity of our systems.

     This HFC architecture will also position us to offer cable telephony services in the future, using either Internet protocol technology or switch-based technology, another method of linking communications.

CUSTOMER SERVICE AND COMMUNITY RELATIONS

     Providing a high level of service to our customers has been a central driver of our historical success. Our emphasis on system reliability, engineering support and superior customer satisfaction is key to our management philosophy. In support of our commitment to customer satisfaction, we operate a 24-hour customer service hotline in most systems and offer on-time installation and service guarantees. It is our policy that if an installer is late for a scheduled appointment the customer receives free installation, and if a service technician is late for a service call the customer receives a $20 credit. Our on-time service call rate was 99.8% in 1997, and 99.7% in 1998.


     As of June 30, 1999, we maintained eight call centers located in our seven regions, which are responsible for handling call volume for more than 55% of our customers. They are staffed with dedicated personnel who provide service to our customers 24 hours a day, seven days a week. We believe operating regional call centers allows us to provide "localized" service, which also reduces overhead costs and improves customer service. We have invested significantly in both personnel and equipment to ensure that these call centers are professionally managed and employ state-of-the-art technology. We also maintain approximately 170 field offices, and employ approximately 2,100 customer service representatives throughout the systems. Our customer service representatives receive extensive training to develop customer contact skills and product knowledge critical to successful sales and high rates of customer retention. We have approximately 2,300 technical employees who are encouraged to enroll in courses and attend regularly scheduled on-site seminars conducted by equipment manufacturers to keep pace with the latest technological developments in the cable television industry. We utilize surveys, focus groups and other research tools as part of our efforts to determine and respond to customer needs. We believe that all of this improves the overall quality of our services and the reliability of our systems, resulting in fewer service calls from customers.



     We are also committed to fostering strong community relations in the towns and cities our systems serve. We support many local charities and community causes in various ways, including marketing promotions to raise money and supplies for persons in need, and in-kind donations that include production services and free air-time on major cable networks. Recent charity affiliations include campaigns for "Toys for Tots," United Way, local theatre, children's museums, local food banks and volunteer fire and ambulance corps. We also participate in the "Cable in the Classroom" program, whereby cable television companies throughout the United States provide schools with free cable television service. In addition, we install and provide free basic cable service to public schools, government buildings and non-profit hospitals in many of the communities in which we operate. We also provide free cable modems and high-speed Internet access to schools and public libraries in our franchise areas. We place a special emphasis on education, and regularly award scholarships to employees who intend to pursue courses of study in the communications field.


SALES AND MARKETING


     PERSONNEL RESOURCES. We have a centralized team responsible for coordinating the marketing efforts of our individual systems. For most of our systems with over 30,000 customers we have a dedicated marketing manager, while smaller systems are handled regionally. We believe our success in marketing comes in large part from new and innovative ideas and from good interaction between our corporate office, which handles programs and administration, and our field offices, which implement the various programs. We are also continually monitoring the regulatory arena, customer perception, competition, pricing and product preferences to increase our responsiveness to our customer base. Our customer service representatives are given the incentive to use their daily contacts with customers as opportunities to sell our new service offerings.


     MARKETING STRATEGY. Our long-term marketing objective is to increase cash flow through deeper market penetration and growth in revenue per household. To achieve this objective and to position our service as an indispensable consumer service, we are pursuing the following strategies:

     - increase the number of rooms per household with cable;

     - introduce new cable products and services;

     - design product offerings to enable greater opportunity for customer choices;

     - utilize "tiered" packaging strategies to promote the sale of premium services and niche programming;

     - offer our customers more value through discounted bundling of products;

     - deepen the penetration of the advanced digital platform within the home;

     - target households based on demographic data;

     - develop specialized programs to attract former customers, households that have never subscribed and illegal users of the service; and

     - employ Charter branding of products to promote customer awareness and loyalty.

     We have innovative marketing programs which utilize market research on selected systems, compare the data to national research and tailor marketing programs for individual markets. We gather detailed customer information through our regional marketing representatives and use the Claritas geodemographic data program and consulting services to create unique packages of services and marketing programs. These marketing efforts and the follow-up analysis provide consumer information down to the city block or suburban subdivision level, which allows us to create very targeted marketing programs.

     We seek to maximize our revenue per customer through the use of "tiered" packaging strategies to market premium services and to develop and promote niche programming services.

     We regularly use targeted direct mail campaigns to sell these tiers and services to our existing customer base. We are developing an in-depth profile database that goes beyond existing and former customers to include all homes passed. This database information is expected to improve our targeted direct marketing efforts, bringing us closer toward our objective of increasing total customers as well as sales per customer for both new and existing customers. For example, using customer profile data currently available, we are able to identify customers who have children under a specified age and do not currently subscribe to The Disney Channel. We then target our marketing efforts with respect to The Disney Channel to those households. In 1998, we were chosen by Claritas Corporation, sponsor of a national marketing competition across all industries, as the first place winner in their media division, which includes cable systems operations, telecommunications and newspapers, for our national segmenting and targeted marketing program.

     Our marketing professionals have also received numerous industry awards within the last two years, including the Cable and Telecommunication Association of Marketers' awards for consumer research and best advertising and marketing programs.

     In 1998, we introduced a new package of premium services. Customers receive a substantial discount on bundled premium services of HBO, Showtime, Cinemax and The Movie Channel. We were able to negotiate favorable terms with premium networks, which allowed minimal impact on margins and provided substantial volume incentives to grow the premium category. The MVP package has increased our premium household penetration, premium revenue and cash flow. As a result of this package, HBO recognized us as a top performing customer. We are currently introducing this same premium strategy in the systems we have recently acquired.

     We expect to continue to invest significant amounts of time, effort and financial resources in the marketing and promotion of new and existing services. To increase customer penetration and increase the level of services used by our customers, we use a coordinated array of marketing techniques, including door-to-door solicitation, telemarketing, media advertising and direct mail solicitation. We believe we have one of the cable television industry's highest success rates in attracting and retaining customers who have never before subscribed to cable television. Historically, these "nevers" are the most difficult customers to attract and retain.

PROGRAMMING SUPPLY

     GENERAL. We believe that offering a wide variety of conveniently scheduled programming is an important factor influencing a customer's decision to subscribe to and retain our cable services. We devote considerable resources to obtaining access to a wide range of programming that we believe will appeal to both existing and potential customers of basic and premium services. We rely on extensive market research, customer demographics and local programming preferences to determine channel offerings in each of our markets. See "-- Sales and Marketing".

     PROGRAMMING SOURCES. We obtain basic and premium programming from a number of suppliers, usually pursuant to a written contract. We obtain approximately 50% of our programming through contracts entered into directly with a programming supplier. We obtain the rest of our programming through TeleSynergy, Inc., which offers its partners contract benefits in buying programming by virtue of volume discounts available to a larger buying base. Programming tends to be made available to us for a flat fee per customer. However, some channels are available without cost to us. In connection with the launch of a new channel, we may receive a distribution fee to support the channel launch, a portion of which is applied to marketing expenses associated with the channel launch. The amounts we receive in distribution fees are not significant. For home shopping channels, we may receive a percentage of the amount spent in home shopping purchases by our customers on channels we carry. In 1998, these revenues totalled approximately $5 million.

     Our programming contracts generally continue for a fixed period of time, usually from three to ten years. Although longer contract terms are available, we prefer to limit contracts to three years so that we retain flexibility to change programming and include new channels as they become available. Some program suppliers offer marketing support or volume discount pricing structures. Some of our programming agreements with premium service suppliers offer cost incentives under which premium service unit prices decline as certain premium service growth thresholds are met.

     PROGRAMMING COSTS. Our cable programming costs have increased in recent years and are expected to continue to increase due to factors including:

     - system acquisitions;

     - additional programming being provided to customers;

     - increased cost to produce or purchase cable programming; and

     - inflationary increases.

In every year we have operated, our costs to acquire programming have exceeded customary inflationary and cost-of-living type increases. Sports programming costs have increased significantly over the past several years. In addition, contracts to purchase sports programming sometimes contain built-in cost increases for programming added during the term of the contract which we may or may not have the option to add to our service offerings.


     Under rate regulation of the Federal Communications Commission, cable operators may increase their rates to customers to cover increased costs for programming, subject to certain limitations. See "Regulation and Legislation". We now contract through TeleSynergy for approximately 50% of our programming. We believe our partnership in TeleSynergy limited increases in our programming costs relative to what the increases would otherwise have been. However, given our increased size and purchasing ability, the effect may not be material. This is because some programming suppliers offer advantageous pricing terms to cable operators whose number of customers exceeds thresholds established by such programming suppliers. Our increase in size as a result of our merger with Marcus Holdings and our recent and pending acquisitions should provide increased bargaining power, whether or not through TeleSynergy, resulting in an ability to limit increases in programming costs. Management believes it will, as a general matter, be able to pass increases in its programming costs through to customers, although we cannot assure you that it will be possible.


RATES

     Pursuant to the FCC's rules, we have set rates for cable-related equipment, such as converter boxes and remote control devices, and installation services. These rates are based on actual costs plus a 11.25% rate of return. We have unbundled these charges from the charges for the provision of cable service.


     Rates charged to customers vary based on the market served and service selected, and are typically adjusted on an annual basis. As of June 30, 1999, the average monthly fee was $11.91 for basic service and $16.15 for expanded basic service. Regulation of the expanded basic service was eliminated by federal law as of March 31, 1999 and such rates are now based on market conditions. A one-time installation fee, which may be waived in part during certain promotional periods, is charged to new customers. We believe our rate practices are in accordance with Federal Communications Commission Guidelines and are consistent with those prevailing in the industry generally. See "Regulation and Legislation".

THEFT PROTECTION

     The unauthorized tapping of cable plant and the unauthorized receipt of programming using cable converters purchased through unauthorized sources are problems which continue to challenge the entire cable industry. We have adopted specific measures to combat the unauthorized use of our plant to receive programming. For instance, in several of our regions, we have instituted a "perpetual audit" whereby each technician is required to check at least four other nearby residences during each service call to determine if there are any obvious signs of piracy, namely, a drop line leading from the main cable line into other homes. Addresses where the technician observes drop lines are then checked against our customer billing records. If the address is not found in the billing records, a sales representative calls on the unauthorized user to correct the "billing discrepancy" and persuade the user to become a formal customer. In our experience, approximately 25% of unauthorized users who are solicited in this manner become customers. Billing records are then closely monitored to guard against these new customers reverting to their status as unauthorized users. Unauthorized users who do not convert are promptly disconnected and, in certain instances, flagrant violators are referred for prosecution. In addition, we have prosecuted individuals who have sold cable converters programmed to receive our signals without proper authorization.

FRANCHISES

     As of June 30, 1999, our systems operated pursuant to an aggregate of 1,247 franchises, permits and similar authorizations issued by local and state governmental authorities. Each franchise is awarded by a governmental authority and is usually not transferable unless the granting governmental authority consents. Most franchises are subject to termination proceedings in the event of a material breach. In addition, most franchises require us to pay the granting authority a franchise fee of up to 5.0% of gross revenues generated by cable television services under the franchise (i.e., the maximum amount that may be charged under the Communications Act).

     Our franchises have terms which range from 4 years to more than 32 years. Prior to the scheduled expiration of most franchises, we initiate renewal proceedings with the granting authorities. This process usually takes three years but can take a longer period of time and often involves substantial expense. The Communications Act provides for an orderly franchise renewal process in which granting authorities may not unreasonably withhold renewals. If a renewal is withheld and the granting authority takes over operation of the affected cable system or awards it to another party, the granting authority must pay the existing cable operator the "fair market value" of the system. The Communications Act also established comprehensive renewal procedures requiring that an incumbent franchisee's renewal application be evaluated on its own merit and not as part of a comparative process with competing applications. In connection with the franchise renewal process, many governmental authorities require the cable operator make certain commitments, such as technological upgrades to the system, which may require substantial capital expenditures. We cannot assure you, however, that any particular franchise will be renewed or that it can be renewed on commercially favorable terms. Our failure to obtain renewals of our franchises, especially those in major metropolitan areas where we have the most customers, would have a material adverse effect on our business, results of operations and financial condition. See "Risk Factors--Risks Related to Regulatory and Legislative Matters". Industry". The following table summarizes our systems' franchises by year of expiration, and approximate number of basic customers as of June 30, 1999 and does not reflect pending acquisitions or acquisitions closed since that date.



                                                      PERCENTAGE                   PERCENTAGE
                                        NUMBER OF      OF TOTAL     TOTAL BASIC     OF TOTAL
YEAR OF FRANCHISE EXPIRATION            FRANCHISES    FRANCHISES     CUSTOMERS     CUSTOMERS
----------------------------            ----------    ----------    -----------    ----------
Prior to December 31, 1999............      132           10%          349,000         13%
2000 to 2002..........................      234           19%          563,000         21%
2003 to 2005..........................      263           21%          536,000         20%
2006 or after.........................      618           50%        1,234,000         46%
                                          -----          ---         ---------        ---
     Total............................    1,247          100%        2,682,000        100%


     Under the 1996 Telecom Act, cable operators are not required to obtain franchises in order to provide telecommunications services, and granting authorities are prohibited from limiting, restricting or conditioning the provision of such services. In addition, granting authorities may not require a cable operator to provide telecommunications services or facilities, other than institutional networks, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also limits franchise fees to an operator's cable-related revenues and clarifies that they do not apply to revenues that a cable operator derives from providing new telecommunications services.

     We believe our relations with the franchising authorities under which our systems are operated are generally good. Substantially all of the material franchises relating to our systems which are eligible for renewal have been renewed or extended at or prior to their stated expiration dates.

COMPETITION


     We face competition in the areas of price, service offerings, and service reliability. We compete with other providers of television signals and other sources of home entertainment. In addition, as we expand into additional services such as Internet access, interactive services and telephony, we will face competition from other providers of each type of service. See "Risk Factors -- We operate in a very competitive business environment which could adversely affect our business and operations".


     To date, we believe that we have not lost a significant number of customers, or a significant amount of revenue, to our competitors' systems. However, competition from other providers of the technologies we expect to offer in the future may have a negative impact on our business in the future.

     Through mergers such as the recent merger of Tele-Communications, Inc. and AT&T, customers will come to expect a variety of services from a single provider. While the TCI/AT&T merger has no direct or immediate impact on our business, it encourages providers of cable and telecommunications services to expand their service offerings. It also encourages consolidation in the cable industry as cable operators recognize the competitive benefits of a large customer base and expanded financial resources.

     Key competitors today include:

     - BROADCAST TELEVISION. Cable television has long competed with broadcast television, which consists of television signals that the viewer is able to receive without charge using a traditional "off-air" antenna. The extent of such competition is dependent upon the quality and quantity of broadcast signals available through "off-air" reception compared to the services provided by the local cable system. The recent licensing of digital spectrum by the Federal Communications Commission will provide incumbent television licenses with the ability to deliver

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high definition television pictures and multiple digital-quality program streams, as well as advanced digital services such as subscription video.

     - DBS. Direct broadcast satellite, known as DBS, has emerged as significant competition to cable systems. The DBS industry has grown rapidly over the last several years, far exceeding the growth rate of the cable television industry, and now serves approximately 10 million subscribers nationwide. DBS service allows the subscriber to receive video services directly via satellite using a relatively small dish antenna. Moreover, video compression technology allows DBS providers to offer more than 100 digital channels, thereby surpassing the typical cable system. DBS, however, is limited in the local programming it can provide because of the current capacity limitations of satellite technology. In addition, existing copyright rules restrict the ability of DBS providers to offer local broadcast programming. Congress is now considering legislation that would remove these legal obstacles. After recent mergers, the two primary DBS providers are DIRECTV and EchoStar Communications Corporation. America Online Inc., the nation's leading provider of Internet services has recently announced a plan to invest $1.5 billion in Hughes Electronics Corp., DIRECTV, Inc.'s parent company, and these companies intend to jointly market America Online's prospective Internet television service to DIRECTV's DBS customers.


     - DSL. The deployment of digital subscriber line technology, known as DSL, will allow Internet access to subscribers at data transmission speeds greater than those of modems over conventional telephone lines. Several telephone companies and other companies are introducing DSL service. The Federal Communications Commission has initiated an administrative proceeding to consider its authority and the possibility of rules to facilitate the deployment of advanced communications services, including high speed broadband services and interactive online Internet services. We are unable to predict the ultimate outcome of any Federal Communications Commission proceeding, the likelihood of success of the Internet access offered by our competitors or the impact on our business and operations of these competitive ventures.


     - TRADITIONAL OVERBUILDS. Cable television systems are operated under non-exclusive franchises granted by local authorities. More than one cable system may legally be built in the same area. Although still relatively uncommon, it is possible that a franchising authority might grant a second franchise to another cable operator and that franchise might contain terms and conditions more favorable than those afforded us. In addition, entities willing to establish an open video system, under which they offer unaffiliated programmers non-discriminatory access to a portion of the system's cable system may be able to avoid local franchising requirements. Well financed businesses from outside the cable industry, such as the public utilities which already possess fiber optic and other transmission lines in the areas they serve may over time become competitors. There has been a recent increase in the number of cities that have constructed their own cable systems, in a manner similar to city-provided utility services. Constructing a competing cable system is a capital intensive process which involves a high degree of risk. We believe that in order to be successful, a competitor's overbuild would need to be able to serve the homes and businesses in the overbuilt area on a more cost-effective basis than us. Any such overbuild operation would require either significant access to capital or access to facilities already in place that are capable of delivering cable television programming.


     We are aware of overbuild situations in six of our systems located in Newnan, Columbus and West Point, Georgia; Barron, Wisconsin; and Lanett and Valley, Alabama. Approximately 44,000 basic customers, approximately 1.6% of our total basic customers, are passed by these overbuilds. Additionally, we have been notified that franchises have been awarded, and present potential overbuild situations, in four of our systems located in Southlake, Roanoke and Keller, Texas and Willimantic, Connecticut. These potential overbuild areas service an aggregate of approximately 45,000 basic customers or approximately 1.6% of our total basic customers. In response to such overbuilds, these systems have been designated priorities for the upgrade of cable plant and the launch of new and enhanced services. We have upgraded each of these systems to at least 750 megahertz two-way HFC architecture, with the exceptions of our systems


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in Columbus, Georgia, and Willimantic, Connecticut. Upgrades to at least 750 megahertz two-way HFC architecture with respect to these two systems are expected to be completed by December 31, 2000 and December 31, 2001, respectively.


     - TELEPHONE COMPANIES AND UTILITIES. The competitive environment has been significantly affected by both technological developments and regulatory changes enacted in The Telecommunications Act of 1996, which were designed to enhance competition in the cable television and local telephone markets. Federal cross-ownership restrictions historically limited entry by local telephone companies into the cable television business. The 1996 Telecom Act modified this cross-ownership restriction, making it possible for local exchange carriers who have considerable resources to provide a wide variety of video services competitive with services offered by cable systems.


     As we expand our offerings to include Internet and other telecommunications services, we will be subject to competition from other telecommunications providers. The telecommunications industry is highly competitive and includes competitors with greater financial and personnel resources, who have brand name recognition and long-standing relationships with regulatory authorities. Moreover, mergers, joint ventures and alliances among franchise, wireless or private cable television operators, local exchange carriers and others may result in providers capable of offering cable television, Internet, and telecommunications services in direct competition with us.

     Several telephone companies have obtained or are seeking cable television franchises from local governmental authorities and are constructing cable systems. Cross-subsidization by local exchange carriers of video and telephony services poses a strategic advantage over cable operators seeking to compete with local exchange carriers that provide video services. Some local exchange carriers may choose to make broadband services available under the open video regulatory framework of the Federal Communications Commission. In addition, local exchange carriers provide facilities for the transmission and distribution of voice and data services, including Internet services, in competition with our existing or potential interactive services ventures and businesses, including Internet service, as well as data and other non-video services. We cannot predict the likelihood of success of the broadband services offered by our competitors or the impact on us of such competitive ventures. The entry of telephone companies as direct competitors in the video marketplace, however, is likely to become more widespread and could adversely affect the profitability and valuation of the systems.


     Additionally, we are subject to competition from utilities which possess fiber optic transmission lines capable of transmitting signals with minimal signal distortion.


     - SMATV. Additional competition is posed by satellite master antenna television systems known as "SMATV systems" serving multiple dwelling units, referred to in the cable industry as "MDU's", such as condominiums, apartment complexes, and private residential communities. These private cable systems may enter into exclusive agreements with such MDUs, which may preclude operators of franchise systems from serving residents of such private complexes. Such private cable systems can offer both improved reception of local television stations and many of the same satellite-delivered program services which are offered by cable systems. SMATV systems currently benefit from operating advantages not available to franchised cable systems, including fewer regulatory burdens and no requirement to service low density or economically depressed communities. Exemption from regulation may provide a competitive advantage to certain of our current and potential competitors.

     - WIRELESS DISTRIBUTION. Cable television systems also compete with wireless program distribution services such as multi-channel multipoint distribution systems or "wireless cable", known as MMDS. MMDS uses low-power microwave frequencies to transmit television programming over-the-air to paying customers. Wireless distribution services generally provide many of the programming services provided by cable systems, and digital compression technology is likely to increase significantly the channel capacity of their systems. Both analog

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and digital MMDS services require unobstructed "line of sight" transmission paths. While no longer as significant a competitor, analog MMDS has impacted our customer growth in Riverside and Sacramento, California and Missoula, Montana. Digital MMDS is a more significant competitor, presenting potential challenges to us in Los Angeles, California and Atlanta, Georgia.

PROPERTIES

     Our principal physical assets consist of cable television plant and equipment, including signal receiving, encoding and decoding devices, headend reception facilities, distribution systems and customer drop equipment for each of our cable television systems. Our cable television plant and related equipment are generally attached to utility poles under pole rental agreements with local public utilities and telephone companies, and in certain locations are buried in underground ducts or trenches. The physical components of our cable television systems require maintenance and periodic upgrading to keep pace with technological advances. We own or lease real property for signal reception sites and business offices in many of the communities served by our systems and for our principal executive offices. We own most of our service vehicles.

     Our subsidiaries own the real property housing our regional data center in Town & Country, Missouri, as well as the regional office for the Northeast Region in Newtown, Connecticut and additional owned real estate located in Hickory, North Carolina; Hammond, Louisiana; and West Sacramento and San Luis Obispo, California. Our subsidiaries lease space for our regional data center located in Dallas, Texas and additional locations for business offices throughout our operating regions. Our headend locations are generally located on owned or leased parcels of land, and we generally own the towers on which our equipment is located.

     All of our properties and assets are subject to liens securing payment of indebtedness under the existing credit facilities. We believe that our properties are in good operating condition and are suitable and adequate for our business operations.

EMPLOYEES


     As of the closing of the offering, CCI will have eight employees, all of whom are senior management. Pursuant to a services agreement between CCI and Charter Investment, Charter Investment will provide CCI with the necessary personnel to manage Charter Communications Holding Company and its subsidiaries. As of June 30, 1999, Charter Communications Holding Company's subsidiaries had approximately 4,980 full-time equivalent employees of which 280 were represented by the International Brotherhood of Electrical Workers. We believe we have a good relationship with our employees and have never experienced a work stoppage. See "Certain Relationships and Related Transactions".


INSURANCE

     We have insurance to cover risks incurred in the ordinary course of business, including general liability, property coverage, business interruption and workers' compensation insurance in amounts typical of similar operators in the cable industry and with reputable insurance providers. As is typical in the cable industry, we do not insure our underground plant. We believe our insurance coverage is adequate.

LEGAL PROCEEDINGS

     We are involved from time to time in routine legal matters incidental to our business. We believe that the resolution of such matters will not have a material adverse impact on our financial position or results of operations.

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WHERE YOU CAN FIND ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a Registration Statement on Form S-1 to register the Class A common stock offered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all the information included in that registration statement. For further information about us and the Class A common stock offered in this prospectus, you should refer to the registration statement and its exhibits. After completion of the offering, we will be required to file annual, quarterly and other information with the Securities and Exchange Commission. You may read and copy any document we file with the Commission at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at 3475 Lenox Road, N.E., Suite 1000, Atlanta, Georgia 30326-1232. Copies of such material may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You can also review such material by accessing the Commission's Internet web site at http:// www.sec.gov. This site contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     We intend to furnish to each holder of our Class A common stock annual reports containing audited financial statements and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year. We will also furnish to each holder of our Class A common stock such other reports as may be required by law.

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                           REGULATION AND LEGISLATION

     The following summary addresses the key regulatory developments and legislation affecting the cable television industry.

     The operation of a cable system is extensively regulated by the Federal Communications Commission, some state governments and most local governments. The 1996 Telecom Act has altered the regulatory structure governing the nation's communications providers. It removes barriers to competition in both the cable television market and the local telephone market. Among other things, it also reduces the scope of cable rate regulation and encourages additional competition in the video programming industry by allowing local telephone companies to provide video programming in their own telephone service areas.

     The 1996 Telecom Act requires the Federal Communications Commission to undertake a host of implementing rulemakings. Moreover, Congress and the Federal Communications Commission have frequently revisited the subject of cable regulation. Future legislative and regulatory changes could adversely affect our operations, and there have been calls in Congress and at the Federal Communications Commission to maintain or even tighten cable regulation in the absence of widespread effective competition.

     CABLE RATE REGULATION. The 1992 Cable Act imposed an extensive rate regulation regime on the cable television industry, which limited the ability of cable companies to increase subscriber fees. Under that regime, all cable systems are subject to rate regulation, unless they face "effective competition" in their local franchise area. Federal law now defines "effective competition" on a community-specific basis as requiring satisfaction of conditions rarely satisfied in the current marketplace.

     Although the Federal Communications Commission has established the underlying regulatory scheme, local government units, commonly referred to as local franchising authorities, are primarily responsible for administering the regulation of the lowest level of cable -- the basic service tier, which typically contains local broadcast stations and public, educational, and government access channels. Before a local franchising authority begins basic service rate regulation, it must certify to the Federal Communications Commission that it will follow applicable federal rules. Many local franchising authorities have voluntarily declined to exercise their authority to regulate basic service rates. Local franchising authorities also have primary responsibility for regulating cable equipment rates. Under federal law, charges for various types of cable equipment must be unbundled from each other and from monthly charges for programming services.


     As of June 30, 1999, approximately 21% of our local franchising authorities were certified to regulate basic tier rates. The 1992 Cable Act permits communities to certify and regulate rates at any time, so that it is possible that additional localities served by the systems may choose to certify and regulate rates in the future.



     The Federal Communications Commission itself directly administers rate regulation of cable programming service tiers, which is expanded basic programming offering more services than basic programming, which typically contain satellite-delivered programming. Under the 1996 Telecom Act, the Federal Communications Commission can regulate cable programming service tier rates only if a local franchising authority first receives at least two rate complaints from local subscribers and then files a formal complaint with the Federal Communications Commission. When new cable programming service tier rate complaints are filed, the Federal Communications Commission considers only whether the incremental increase is justified and it will not reduce the previously established cable programming service tier rate. We currently have rate complaints relating to approximately 240,000 subscribers pending at the Federal Communications Commission. Significantly, the Federal Communications Commission's authority to regulate cable programming service tier rates expired on March 31, 1999. The Federal Communications


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


Commission has taken the position that it will still adjudicate cable programming service tier complaints filed after this sunset date, but no later than 180 days after the last cable programming service tier rate increase imposed prior to March 31, 1999, and will strictly limit its review, and possibly refund orders, to the time period predating the sunset date. We do not believe any adjudications regarding these pre-sunset complaints will have a material adverse effect on our business. The elimination of cable programming service tier regulation, which is the rate regulation of a particular level of packaged programming services, typically referring to the expanded basic level of service, on a prospective basis affords us substantially greater pricing flexibility.



     Under the rate regulations of the Federal Communication Commission, most cable systems were required to reduce their basic service tier and cable programming service tier rates in 1993 and 1994, and have since had their rate increases governed by a complicated price cap scheme that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for expanding channel carriage. The Federal Communications Commission has modified its rate adjustment regulations to allow for annual rate increases and to minimize previous problems associated with regulatory lag. Operators also have the opportunity to bypass this "benchmark" regulatory scheme in favor of traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Cost of service regulation is a traditional form of rate regulation, under which a utility is allowed to recover its costs of providing the regulated service, plus a reasonable profit. The Federal Communications Commission and Congress have provided various forms of rate relief for smaller cable systems owned by smaller operations. Premium cable services offered on a per-channel or per-program basis remain unregulated, as do affirmatively marketed packages consisting entirely of new programming product. However, federal law requires that the basic service tier be offered to all cable subscribers and limits the ability of operators to require purchase of any cable programming service tier if a customer seeks to purchase premium services offered on a per-channel or per-program basis, subject to a technology exception which sunsets in 2002.



     As noted above, FCC regulation of cable programming service tier rates for all systems, regardless of size, sunset pursuant to the 1996 Telecom Act on March 31, 1999. Certain legislators, however, have called for new rate regulations if unregulated cost rates increase dramatically. The 1996 Telecom Act also relaxes existing "uniform rate" requirements by specifying that uniform rate requirements do not apply where the operator faces "effective competition," and by exempting bulk discounts to multiple dwelling units, although complaints about predatory pricing still may be made to the Federal Communications Commission.


     CABLE ENTRY INTO TELECOMMUNICATIONS. The 1996 Telecom Act creates a more favorable environment for us to provide telecommunication services beyond traditional video delivery. It provides that no state or local laws or regulations may prohibit or have the effect of prohibiting any entity from providing any interstate or intrastate telecommunications service. A cable operator is authorized under the 1996 Telecom Act to provide telecommunication services without obtaining a separate local franchise. States are authorized, however, to impose "competitively neutral" requirements regarding universal service, public safety and welfare, service quality, and consumer protection. State and local governments also retain their authority to manage the public rights-of-way and may require reasonable, competitively neutral compensation for management of the public rights-of-way when cable operators provide telecommunications service. The favorable pole attachment rates afforded cable operators under federal law can be gradually increased by utility companies owning the poles, beginning in 2001, if the operator provides telecommunications service, as well as cable service, over its plant. The Federal Communications Commission recently clarified that a cable operator's favorable pole rates are not endangered by the provision of Internet access.

     Cable entry into telecommunications will be affected by the regulatory landscape now being developed by the Federal Communications Commission and state regulators. One critical

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component of the 1996 Telecom Act to facilitate the entry of new telecommunications providers, including cable operators, is the interconnection obligation imposed on all telecommunications carriers. In July 1997, the Eighth Circuit Court of Appeals vacated certain aspects of the Federal Communications Commission initial interconnection order but most of that decision was reversed by the U.S. Supreme Court in January 1999. The Supreme Court effectively upheld most of the Federal Communications Commission interconnection regulations. Although these regulations should enable new telecommunications entrants to reach viable interconnection agreements with incumbent carriers, many issues, including whether the Federal Communications Commission ultimately can mandate that incumbent carriers make available specific network elements, remains subject to further Federal Communications Commission review. Aggressive regulation by the Federal Communications Commission in this area, if upheld by the courts, would make it easier for us to provide telecommunications service.


     INTERNET SERVICE. Although there is at present no significant federal regulation of cable system delivery of Internet services, and the Federal Communications Commission recently issued a report to Congress finding no immediate need to impose such regulation, this situation may change as cable systems expand their broadband delivery of Internet services. In particular, proposals have been advanced at the Federal Communications Commission and Congress that would require cable operators to provide access to unaffiliated Internet service providers and online service providers. Certain Internet service providers also are attempting to use existing modes of access that are commercially leased to gain access to cable system delivery. A petition on this issue is now pending before the Federal Communications Commission. Finally, some local franchising authorities are considering the imposition of mandatory Internet access requirements as part of cable franchise renewals or transfers. A federal district court in Portland, Oregon recently upheld the legal ability of local franchising authority to impose such conditions, but an appeal has been filed. Other local authorities have imposed or may impose mandatory Internet access requirements on cable operators. These developments could, if they become widespread, burden the capacity of cable systems and complicate our own plans for providing Internet service.


     TELEPHONE COMPANY ENTRY INTO CABLE TELEVISION. The 1996 Telecom Act allows telephone companies to compete directly with cable operators by repealing the historic telephone company/cable cross-ownership ban. Local exchange carriers, including the regional telephone companies, can now compete with cable operators both inside and outside their telephone service areas with certain regulatory safeguards. Because of their resources, local exchange carriers could be formidable competitors to traditional cable operators, and certain local exchange carriers have begun offering cable service.

     Various local exchange carriers currently are seeking to provide video programming services within their telephone service areas through a variety of distribution methods, including both the deployment of broadband wire facilities and the use of wireless transmission.

     Under the 1996 Telecom Act, local exchange carriers or any other cable competitor providing video programming to subscribers through broadband wire should be regulated as a traditional cable operator, subject to local franchising and federal regulatory requirements, unless the local exchange carrier or other cable competitor elects to deploy its broadband plant as an open video system. To qualify for favorable open video system status, the competitor must reserve two-thirds of the system's activated channels for unaffiliated entities. The Fifth Circuit Court of Appeals recently reversed certain of the Federal Communications Commission's open video system rules, including its preemption of local franchising. That decision may be subject to further appeal. It is unclear what effect this ruling will have on the entities pursuing open video system operation.

     Although local exchange carriers and cable operators can now expand their offerings across traditional service boundaries, the general prohibition remains on local exchange carrier buyouts

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


of co-located cable systems. Co-located cable systems are cable systems serving an overlapping territory. Cable operator buyouts of co-located local exchange carrier systems, and joint ventures between cable operators and local exchange carriers in the same market. The 1996 Telecom Act provides a few limited exceptions to this buyout prohibition, including a carefully circumscribed "rural exemption." The 1996 Telecom Act also provides the Federal Communications Commission with the limited authority to grant waivers of the buyout prohibition.


     ELECTRIC UTILITY ENTRY INTO TELECOMMUNICATIONS/CABLE TELEVISION. The 1996 Telecom Act provides that registered utility holding companies and subsidiaries may provide telecommunications services, including cable television, notwithstanding the Public Utility Holding Company Act. Electric utilities must establish separate subsidiaries, known as "exempt telecommunications companies" and must apply to the Federal Communications Commission for operating authority. Like telephone companies, electric utilities have substantial resources at their disposal, and could be formidable competitors to traditional cable systems. Several such utilities have been granted broad authority by the Federal Communications Commission to engage in activities which could include the provision of video programming.

     ADDITIONAL OWNERSHIP RESTRICTIONS. The 1996 Telecom Act eliminates statutory restrictions on broadcast/cable cross-ownership, including broadcast network/cable restrictions, but leaves in place existing Federal Communications Commission regulations prohibiting local cross-ownership between co-located television stations and cable systems.

     Pursuant to the 1992 Cable Act, the Federal Communications Commission adopted rules precluding a cable system from devoting more than 40% of its activated channel capacity to the carriage of affiliated national video program services. Although the 1992 Cable Act also precluded any cable operator from serving more than 30% of all U.S. domestic cable subscribers, this provision has been stayed pending further judicial review and Federal Communications Commission rulemaking.


     MUST CARRY/RETRANSMISSION CONSENT. The 1992 Cable Act contains broadcast signal carriage requirements. Broadcast signal carriage is the transmission of broadcast television signals over a cable system to cable customers. These requirements, among other things, allow local commercial television broadcast stations to elect once every three years between a "must carry" status or a "retransmission consent" status. Less popular stations typically elect must carry, which is the broadcast signal carriage requirement that allows local commercial television broadcast stations to require a cable system to carry the station. More popular stations, such as those affiliated with a national network, typically elect retransmission consent which is the broadcast signal carriage requirement that allows local commercial television broadcast stations to negotiate for payments for granting permission to the cable operator to carry the stations. Must carry requests can dilute the appeal of a cable system's programming offerings because a cable system with limited channel capacity may be required to forego carriage of popular channels in favor of less popular broadcast stations electing must carry. Retransmission consent demands may require substantial payments or other concessions. Either option has a potentially adverse effect on our business. The burden associated with must carry may increase substantially if broadcasters proceed with planned conversion to digital transmission and the Federal Communications Commission determines that cable systems must carry all analog and digital broadcasts in their entirety. This burden would reduce capacity available for more popular video programming and new internet and telecommunication offerings. A rulemaking is now pending at the Federal Communications Commission regarding the imposition of dual digital and analog must carry.


     ACCESS CHANNELS. Local franchising authorities can include franchise provisions requiring cable operators to set aside certain channels for public, educational and governmental access programming. Federal law also requires cable systems to designate a portion of their channel capacity, up to 15% in some cases, for commercial leased access by unaffiliated third parties.

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The Federal Communications Commission has adopted rules regulating the terms, conditions and maximum rates a cable operator may charge for commercial leased access use. We believe that requests for commercial leased access carriages have been relatively limited. A new request has been forwarded to the Federal Communications Commission, however, requesting that unaffiliated Internet service providers be found eligible for commercial leased access. Although we do not believe such use is in accord with the governing statute, a contrary ruling could lead to substantial leased activity by Internet service providers and disrupt our own plans for Internet service.


     ACCESS TO PROGRAMMING. To spur the development of independent cable programmers and competition to incumbent cable operators, the 1992 Cable Act imposed restrictions on the dealings between cable operators and cable programmers. Of special significance from a competitive business posture, the 1992 Cable Act precludes video programmers affiliated with cable companies from favoring their cable operators over new competitors and requires such programmers to sell their programming to other multichannel video distributors. This provision limits the ability of vertically integrated cable programmers to offer exclusive programming arrangements to cable companies. Recently, there has been increased interest in further restricting the marketing practices of cable programmers, including subjecting programmers who are not affiliated with cable operators to all of the existing program access requirements, and subjecting terrestrially delivered programming to the program access requirements. Terrestrially delivered programming is programming delivered other than by satellite. These changes should not have a dramatic impact on us, but would limit potential competitive advantages we now enjoy.



     INSIDE WIRING; SUBSCRIBER ACCESS. In an order issued in 1997, the Federal Communications Commission established rules that require an incumbent cable operator upon expiration of a multiple dwelling unit service contract to sell, abandon, or remove "home run" wiring that was installed by the cable operator in a multiple dwelling unit building. These inside wiring rules are expected to assist building owners in their attempts to replace existing cable operators with new programming providers who are willing to pay the building owner a higher fee, where such a fee is permissible. The Federal Communications Commission has also proposed abrogating all exclusive multiple dwelling unit service agreements held by incumbent operators, but allowing such contracts when held by new entrants. In another proceeding, the Federal Communications Commission has preempted restrictions on the deployment of private antenna on rental property within the exclusive use of a tenant, such as balconies and patios. This Federal Communications Commission ruling may limit the extent to which we along with multiple dwelling unit owners may enforce certain aspects of multiple dwelling unit agreements which otherwise prohibit, for example, placement of digital broadcast satellite receiver antennae in multiple dwelling unit areas under the exclusive occupancy of a renter. These developments may make it even more difficult for us to provide service in multiple dwelling unit complexes.



     OTHER REGULATIONS OF THE FEDERAL COMMUNICATIONS COMMISSION. In addition to the Federal Communications Commission regulations noted above, there are other regulations of the Federal Communications Commission covering such areas as:


     - equal employment opportunity,

     - subscriber privacy,


     - programming practices, including, among other things,



        (1) syndicated program exclusivity, which is a Federal Communications Commission rule which requires a cable system to delete particular programming offered by a distant broadcast signal carried on the system which duplicates the programming for which a local broadcast station has secured exclusive distribution rights,



        (2) network program nonduplication,



        (3) local sports blackouts,


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


        (4) indecent programming,



        (5) lottery programming,



        (6) political programming,



        (7) sponsorship identification,



        (8) children's programming advertisements, and



        (9) closed captioning,


     - registration of cable systems and facilities licensing,

     - maintenance of various records and public inspection files,

     - aeronautical frequency usage,

     - lockbox availability,

     - antenna structure notification,


     - tower marking and lighting,


     - consumer protection and customer service standards,

     - technical standards,

     - consumer electronics equipment compatibility, and

     - emergency alert systems.

     The Federal Communications Commission recently ruled that cable customers must be allowed to purchase cable converters from third parties and established a multi-year phase-in during which security functions, which would remain in the operator's exclusive control, would be unbundled from basic converter functions, which could then be satisfied by third party vendors. The Federal Communications Commission has the authority to enforce its regulations through the imposition of substantial fines, the issuance of cease and desist orders and/or the imposition of other administrative sanctions, such as the revocation of Federal Communications Commission licenses needed to operate certain transmission facilities used in connection with cable operations.

     COPYRIGHT. Cable television systems are subject to federal copyright licensing covering carriage of television and radio broadcast signals. In exchange for filing certain reports and contributing a percentage of their revenues to a federal copyright royalty pool, that varies depending on the size of the system, the number of distant broadcast television signals carried, and the location of the cable system, cable operators can obtain blanket permission to retransmit copyrighted material included in broadcast signals. The possible modification or elimination of this compulsory copyright license is the subject of continuing legislative review and could adversely affect our ability to obtain desired broadcast programming. We cannot predict the outcome of this legislative activity. Copyright clearances for nonbroadcast programming services are arranged through private negotiations.

     Cable operators distribute locally originated programming and advertising that use music controlled by the two principal major music performing rights organizations, the Association of Songwriters, Composers, Artists and Producers and Broadcast Music, Inc.. The cable industry and Broadcast Music have reached a standard licensing agreement, and negotiations with the Association of Songwriters are ongoing. Although we cannot predict the ultimate outcome of these industry negotiations or the amount of any license fees we may be required to pay for past and future use of association-controlled music, we do not believe such license fees will be significant to our business and operations.

     STATE AND LOCAL REGULATION. Cable television systems generally are operated pursuant to nonexclusive franchises granted by a municipality or other state or local government entity in order to cross public rights-of-way. Federal law now prohibits local franchising authorities from granting exclusive franchises or from unreasonably refusing to award additional franchises. Cable franchises generally are granted for fixed terms and in many cases include monetary penalties for non-compliance and may be terminable if the franchisee failed to comply with material provisions.

     The specific terms and conditions of franchises vary materially between jurisdictions. Each franchise generally contains provisions governing cable operations, service rates, franchising fees, system construction and maintenance obligations, system channel capacity, design and technical performance, customer service standards, and indemnification protections. A number of states, including Connecticut, subject cable systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. Although local franchising authorities have considerable discretion in establishing franchise terms, there are certain federal limitations. For example, local franchising authorities cannot insist on franchise fees exceeding 5% of the system's gross cable-related revenues, cannot dictate the particular technology used by the system, and cannot specify video programming other than identifying broad categories of programming.

     Federal law contains renewal procedures designed to protect incumbent franchisees against arbitrary denials of renewal. Even if a franchise is renewed, the local franchising authority may seek to impose new and more onerous requirements such as significant upgrades in facilities and service or increased franchise fees as a condition of renewal. Similarly, if a local franchising authority's consent is required for the purchase or sale of a cable system or franchise, such local franchising authority may attempt to impose more burdensome or onerous franchise requirements in connection with a request for consent. Historically, most franchises have been renewed for and consents granted to cable operators that have provided satisfactory services and have complied with the terms of their franchise.

     Under the 1996 Telecom Act, cable operators are not required to obtain franchises for the provision of telecommunications services, and local franchising authorities are prohibited from limiting, restricting, or conditioning the provision of such services. In addition, local franchising authorities may not require a cable operator to provide any telecommunications service or facilities, other than institutional networks under certain circumstances, as a condition of an initial franchise grant, a franchise renewal, or a franchise transfer. The 1996 Telecom Act also provides that franchising fees are limited to an operator's cable-related revenues and do not apply to revenues that a cable operator derives from providing new telecommunications services.

                                   MANAGEMENT


EXECUTIVE OFFICERS AND DIRECTORS



     As of the completion of the offering, the following will be the executive officers and directors of CCI.



EXECUTIVE OFFICERS AND DIRECTORS               AGE    POSITION
--------------------------------               ---    --------
Paul G. Allen................................  46     Chairman of the Board of Directors
William D. Savoy.............................  34     Director
Jerald L. Kent...............................  43     President, Chief Executive Officer and Director
Barry L. Babcock.............................  52     Vice Chairman
Howard L. Wood...............................  60     Vice Chairman
David G. Barford.............................  41     Senior Vice President of Operations -- Western
                                                      Division
Mary Pat Blake...............................  44     Senior Vice President -- Marketing and
                                                      Programming
Eric A. Freesmeier...........................  46     Senior Vice President -- Administration
Thomas R. Jokerst............................  50     Senior Vice President -- Advanced Technology
                                                      Development
Kent D. Kalkwarf.............................  39     Senior Vice President and Chief Financial
                                                      Officer
Ralph G. Kelly...............................  42     Senior Vice President -- Treasurer
David L. McCall..............................  44     Senior Vice President of Operations -- Eastern
                                                      Division
John C. Pietri...............................  49     Senior Vice President -- Engineering
Steven A. Schumm.............................  46     Executive Vice President, Assistant to the
                                                      President
Curtis S. Shaw...............................  50     Senior Vice President, General Counsel and
                                                      Secretary



     The following sets forth certain biographical information with respect to our executive officers and directors.



     PAUL G. ALLEN is the Chairman of the board of directors of CCI and of the board of directors of Charter Investment. Mr. Allen has been a private investor for more than five years, with interests in a wide variety of companies, many of which focus on multimedia digital communications. Such companies include Interval Research Corporation, of which Mr. Allen is a director, Vulcan Ventures, Inc., of which Mr. Allen is the President, Chief Executive Officer and Chairman of the board of directors, Vulcan Northwest, Inc., of which Mr. Allen is the Chairman of the Board, Vulcan Programming, Inc. and Vulcan Cable III. In addition, Mr. Allen is the owner and the Chairman of the board of directors of the Portland Trail Blazers of the National Basketball Association, and is the owner and the Chairman of the board of directors of the Seattle Seahawks of the National Football League. Mr. Allen currently serves as a director of Microsoft Corporation and USA Networks, Inc. and also serves as a director of various private corporations.



     WILLIAM D. SAVOY is a director of CCI, Charter Holdings and Charter Investment. Since 1990, Mr. Savoy has been an officer and a director for many affiliates of Mr. Allen, including Vice President and a director of Vulcan Ventures, President of Vulcan Northwest, President and a director of Vulcan Programming and President and director of Vulcan Cable III. From 1987 until November 1990, Mr. Savoy was employed by Layered, Inc. and became its President in 1988. Mr. Savoy serves on the Advisory Board of DreamWorks SKG and also serves as director of Harbinger Corporation, High Speed Access Corp., Metricom, Inc., Telescan, Inc., Ticketmaster Online -- CitySearch, U.S. Satellite Broadcasting Co., Inc. and USA Networks, Inc. Mr. Savoy holds a B.S. in computer science, accounting and finance from Atlantic Union College.

     JERALD L. KENT is the President, Chief Executive Officer and director of CCI, Charter Holdings, Charter Capital and Charter Investment and has previously held the position of Chief Financial Officer of Charter Investment. Prior to co-founding Charter Investment in 1994, Mr. Kent was associated with Cencom Cable Associates, Inc., where he served as Executive Vice President and Chief Financial Officer. Mr. Kent also served Cencom as Senior Vice President of Finance from May 1987, Senior Vice President of Acquisitions and Finance from July 1988, and Senior Vice President and Chief Financial Officer from January 1989. Mr. Kent is a member of the board of directors of High Speed Access Corp. and Cable Television Laboratories. Prior to that time, Mr. Kent was employed by Arthur Andersen LLP, certified public accountants, where he attained the position of tax manager. Mr. Kent, a certified public accountant, received his undergraduate and M.B.A. degrees with honors from Washington University (St. Louis).



     BARRY L. BABCOCK is Vice Chairman of CCI and is a co-founder and Vice Chairman of Charter Investment and has been involved in the cable industry since 1979. Prior to founding Charter Investment in 1994, Mr. Babcock was associated with Cencom, where he served as the Executive Vice President from February 1986 to September 1991, and was named Chief Operating Officer in May of 1986. Mr. Babcock was one of the founders of Cencom Cable Associates, Inc. and, prior to the duties he assumed in early 1986, was responsible for all of Cencom's in-house legal work, contracts and governmental relations. Mr. Babcock serves as the Chairman of the board of directors of Community Telecommunications Association. He also serves as a director of the National Cable Television Association, Cable in the Classroom and Mercantile Bank -- St. Louis. Mr. Babcock, an attorney, received his undergraduate and J.D. degrees from the University of Oklahoma.



     HOWARD L. WOOD is Vice Chairman of CCI and is a co-founder and Vice Chairman of Charter Investment. Prior to founding Charter Investment in 1994, Mr. Wood was associated with Cencom. Mr. Wood joined Cencom as President, Chief Financial Officer and director and assumed the additional position of Chief Executive Officer effective January 1, 1989. Prior to that time, Mr. Wood was a partner in Arthur Andersen LLP, certified public accountants, where he served as Partner-in-Charge of the St. Louis Tax Division from 1973 until joining Cencom. Mr. Wood is a certified public accountant and a member of the American Institute of Certified Public Accountants. He also serves as a director of VanLiner Group, Inc., First State Bank and Gaylord Entertainment Company. Mr. Wood also serves as Commissioner for the Missouri Department of Conservation. He is also a past Chairman of the board of directors and former director of the St. Louis College of Pharmacy. Mr. Wood graduated with honors from Washington University (St. Louis) School of Business.



     DAVID G. BARFORD is Senior Vice President of Operations -- Western Division of CCI and Charter Investment, where he has primary responsibility for all cable operations in the Central, Western, North Central and MetroPlex Regions. Prior to joining Charter Investment in July 1995, he served as Vice President of Operations and New Business Development for Comcast Cable, where he held various senior marketing and operating roles since November 1986. Mr. Barford received a B.A. degree from California State University, Fullerton and an M.B.A. from National University in La Jolla, California.



     MARY PAT BLAKE is Senior Vice President -- Marketing and Programming of CCI and Charter Investment and is responsible for all aspects of marketing, sales and programming and advertising sales. Prior to joining Charter Investment in August 1995, Ms. Blake was active in the emerging business sector, and formed Blake Investments, Inc. in September 1993, which created, operated and sold a branded coffeehouse and bakery. From September 1990 to August 1993, Ms. Blake served as Director -- Marketing for Brown Shoe Company. Ms. Blake has 18 years of experience with senior management responsibilities in marketing, sales, finance, systems, and general management with companies such as The West Coast Group, Pepsico Inc.-Taco Bell Division, General Mills, Inc. and ADP Network Services, Inc. Ms. Blake received a B.S.

degree from the University of Minnesota, and an M.B.A. degree from the Harvard Business School.


     ERIC A. FREESMEIER is Senior Vice President -- Administration of CCI and Charter Investment and is responsible for human resources, public relations and communications, corporate facilities and aviation. From 1986 until joining Charter Investment, he served in various executive management positions at Edison Brothers Stores, Inc., a specialty retail company where his most recent position was Executive Vice President -- Human Resources and Administration. From 1974 to 1986, Mr. Freesmeier held management and executive positions with Montgomery Ward, a national mass merchandise retailer, and its various subsidiaries. Mr. Freesmeier holds Bachelor of Business degrees in marketing and industrial relations from the University of Iowa and a Masters of Management degree in finance from Northwestern University's Kellogg Graduate School of Management.



     THOMAS R. JOKERST is Senior Vice President -- Advanced Technology Development of CCI and Charter Investment. Prior to his appointment to this position, Mr. Jokerst held the position of Senior Vice President -- Engineering since December 1993. Prior to joining Charter Investment, from March 1991 to March 1993, Mr. Jokerst served as Vice President -- Office of Science and Technology for Cable Television Laboratories in Boulder, Colorado. From June 1976 to March 1993, Mr. Jokerst was Director of Engineering for the midwest region of Continental Cablevision. Mr. Jokerst participates in professional activities with the NCTA, SCTE and Cable Television Laboratories. Mr. Jokerst is a graduate of Ranken Technical Institute in St. Louis with a degree in communications electronics and computer technology and of Southern Illinois University in Carbondale, Illinois with a degree in electronics technology.



     KENT D. KALKWARF is Senior Vice President and Chief Financial Officer of CCI, Charter Holdings, Charter Capital and Charter Investment. Prior to joining Charter Investment in 1995, Mr. Kalkwarf was a senior tax manager for Arthur Andersen LLP, from 1982 to July 1995. Mr. Kalkwarf has extensive experience in cable, real estate and international tax issues. Mr. Kalkwarf has a B.S. degree from Illinois Wesleyan University and is a certified public accountant.



     RALPH G. KELLY is Senior Vice President -- Treasurer of CCI, Charter Holdings, Charter Capital and Charter Investment. Mr. Kelly joined Charter Investment in 1993 as Vice President -- Finance, a position he held until early 1994 when he became Chief Financial Officer of CableMaxx, Inc., a wireless cable television operator. Mr. Kelly returned to Charter Investment as Senior Vice President -- Treasurer in February 1996, and has responsibility for treasury operations, investor relations and financial reporting. From 1984 to 1993, Mr. Kelly was associated with Cencom where he held the positions of Controller from 1984 to 1989 and Treasurer from 1990 to 1993. Mr. Kelly is a certified public accountant and was in the audit division of Arthur Andersen LLP from 1979 to 1984. Mr. Kelly received his undergraduate degree in accounting from the University of Missouri -- Columbia and his M.B.A. from Saint Louis University.



     DAVID L. MCCALL is Senior Vice President of Operations -- Eastern Division of CCI and Charter Investment. Mr. McCall joined Charter Investment in January 1995 as Regional Vice President Operations and has primary responsibility for all cable system operations managed by Charter Investment in the Southeast, Southern and Northeast Regions of the United States. Prior to joining Charter Investment, Mr. McCall was associated with Crown Cable and its predecessor company, Cencom, from 1983 to 1994. As a Regional Manager of Cencom, Mr. McCall's responsibilities included supervising all aspects of operations for systems located in North Carolina, South Carolina and Georgia, consisting of over 142,000 customers. From 1977 to 1982, Mr. McCall was System Manager of Coaxial Cable Developers (known as Teleview Cablevision) in Simpsonville, South Carolina. Mr. McCall has served as a director of the South Carolina Cable Television Association for the past ten years.

     JOHN C. PIETRI is Senior Vice President -- Engineering of CCI and Charter Investment since November 1998. Prior to joining Charter Investment, Mr. Pietri was with Marcus in Dallas, Texas for eight years, most recently serving as Senior Vice President and Chief Technical Officer. Prior to Marcus, Mr. Pietri served as Regional Technical Operations Manager for West Marc Communications in Denver, Colorado, and before that he served as Operations Manager with Minnesota Utility Contracting. Mr. Pietri attended the University of Wisconsin-Oshkosh.



     STEVEN A. SCHUMM is Executive Vice President and Assistant to the President of CCI, Charter Holdings, Charter Capital and Charter Investment. Mr. Schumm joined Charter Investment in December 1998 and currently directs the MIS Regulatory and Financial Controls Groups. Prior to joining Charter Investment, Mr. Schumm was managing partner of the St. Louis office of Ernst & Young LLP. Mr. Schumm was with Ernst & Young LLP for 24 years and was a partner of the firm for 14 of those years. Mr. Schumm held various management positions with Ernst & Young LLP, including the Director of Tax Services for the three-city area of St. Louis, Kansas City and Wichita and then National Director of Industry Tax Services. He served as one of 10 members comprising the firm's National Tax Committee. Mr. Schumm earned a B.S. degree from Saint Louis University with a major in accounting.



     CURTIS S. SHAW is Senior Vice President, General Counsel and Secretary of CCI, Charter Holdings, Charter Capital and Charter Investment and is responsible for all legal aspects of their businesses, government relations and the duties of the corporate secretary. Prior to joining Charter Investment, Mr. Shaw served as Corporate Counsel to NYNEX since 1988. From 1983 until 1988, Mr. Shaw served as Associate General Counsel for Occidental Chemical Corporation, and, from 1986 until 1988, as Vice President and General Counsel of its largest operating division. Mr. Shaw has 25 years of experience as a corporate lawyer, specializing in mergers and acquisitions, joint ventures, public offerings, financings, and federal securities and antitrust law. Mr. Shaw received a B.A. with honors from Trinity College and a J.D. from Columbia University School of Law.



SERVICES AGREEMENT WITH CHARTER INVESTMENT



     CCI intends to enter into a services agreement with Charter Investment. The services agreement will provide that Charter Investment will provide to CCI the personnel and services it requires to fulfill its obligations as the sole manager of Charter Communications Holding Company and its subsidiaries pursuant to the management agreements CCI intends to enter into with Charter Communications Holding Company and Charter Operating. In consideration, Charter Investment will be entitled to reimbursement of its expenses incurred in connection with its provision of personnel and services. The services agreement also provides that the officers of Charter Investment will also serve as officers of CCI. In addition, upon the closing of the offering, certain officers of Charter Investment will no longer be employees of Charter Investment and will become employees of CCI. Charter Investment and CCI will agree that the officers and employees of each shall be available to the other to provide the services set forth above. See "Certain Relationships and Related Transactions".


COMMITTEES OF THE BOARD OF DIRECTORS

     At the same time CCI completes this offering, it will establish an audit committee and a compensation committee, each composed of two outside directors. The audit committee will recommend the annual appointment of CCI's auditors with whom the audit committee will review the scope of audit and non-audit assignments and related fees, accounting principles used in CCI's financial reporting, internal auditing procedures and the adequacy of CCI's internal control procedures. The compensation committee will make recommendations to the board regarding compensation for CCI's executive officers.

DIRECTOR COMPENSATION


     The directors of CCI are not entitled to any compensation for serving as a director, nor are they paid any fees for attendance at any meeting of the board of directors. Non-employee directors will be compensated in a manner to be determined. Directors may be reimbursed for the actual reasonable costs incurred in connection with attendance at such board meetings.


EMPLOYMENT AGREEMENTS


     Effective as of December 23, 1998, Jerald L. Kent entered into an employment agreement with Charter Investment for a three-year term with automatic one-year renewals. Under this agreement, Mr. Kent agrees to serve as President and Chief Executive Officer of Charter Investment, with responsibility for the nationwide general management, administration and operation of all present and future business of Charter Investment and its subsidiaries. During the initial term of the agreement, Mr. Kent will receive an annual base salary of $1,250,000, or such higher rate as may from time to time be determined by the board of directors in its discretion. In addition, Mr. Kent will be eligible to receive an annual bonus in an aggregate amount not to exceed $625,000, to be determined by the board based on an assessment of the performance of Mr. Kent as well as the achievement of certain financial targets.



     Under the agreement, Mr. Kent is entitled to participate in any disability insurance, pension, or other benefit plan afforded to employees generally or executives of Charter Investment. Mr. Kent will be reimbursed by Charter Investment for life insurance premiums up to $30,000 per year. Also under this agreement and a related agreement with Charter Communications Holding Company, Mr. Kent received options to purchase three percent (3%) of the net equity value of Charter Communications Holding Company as of the date of the grant. The options have a term of ten years and vested twenty-five percent (25%) on December 23, 1998. The remaining seventy-five percent (75%) will vest 1/36 on the first day of each of 36 months commencing on the first day of the thirteenth month following December 23, 1998.


     Charter Investment agrees to indemnify and hold harmless Mr. Kent to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by Mr. Kent of his duties.

     In the event of the expiration of the agreement in accordance with its terms as a result of Charter Investment giving Mr. Kent notice of its intention not to extend the initial term, or a termination of the agreement by Mr. Kent for good reason or by Charter Investment without cause, (a) Charter Investment will pay to Mr. Kent an amount equal to the aggregate base salary due to Mr. Kent and the board shall consider additional amounts, if any, to be paid to Mr. Kent and (b) any unvested options of Mr. Kent shall immediately vest.


     Charter Investment will assign Mr. Kent's employment agreement to CCI and CCI will assume all rights and obligations of Charter Investment under the agreement, except with respect to the grant of options, which will be obligations of Charter Communications Holding Company.


     Effective as of December 23, 1998, Barry L. Babcock entered into an employment agreement with Charter Investment for a one-year term with automatic one-year renewals. Under this agreement, Mr. Babcock agrees to serve as Vice Chairman of Charter Investment with responsibilities including the government and public relations of Charter Investment. During the initial term of the agreement, Mr. Babcock will receive a base salary of $625,000, or such higher rate as may be determined by the Chief Executive Officer in his discretion. In addition, Mr. Babcock will be eligible to receive an annual bonus to be determined by the board of directors at its discretion. Mr. Babcock received a one-time payment as part of his employment agreement of $500,000.

     Under the agreement, Mr. Babcock is entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or executives of Charter

Investment. Charter Investment agrees to grant options to Mr. Babcock to purchase its stock as determined by the board of directors in its discretion, pursuant to an option plan to be adopted by Charter Investment.

     Charter Investment agrees to indemnify and hold harmless Mr. Babcock to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with or arising out of the performance by Mr. Babcock of his duties.

     In the event of the termination of the agreement by Charter Investment without cause or by Mr. Babcock for good reason, (a) Charter Investment will pay to Mr. Babcock an amount equal to the aggregate base salary due to Mr. Babcock for the remainder of the term of the agreement and (b) vested options, if any, of Mr. Babcock, will be redeemed for cash for their then-current intrinsic value. Unvested options will be treated as set forth in the option plan to be adopted as discussed above.


     Charter Investment will assign Mr. Babcock's employment agreement to CCI and CCI will assume all rights and obligations of Charter Investment under the agreement.


     Effective as of December 23, 1998, Howard L. Wood entered into an employment agreement with Charter Investment for a one-year term with automatic one-year renewals. Under this agreement, Mr. Wood agrees to be employed as an officer of Charter Investment. During the initial term of the agreement, Mr. Wood will receive a base salary of $312,500, or such higher rate as may be determined by the Chief Executive Officer in his discretion. In addition, Mr. Wood will be eligible to receive an annual bonus to be determined by the board of directors in its discretion. Mr. Wood received a one-time payment as part of his employment agreement of $250,000. Under the agreement, Mr. Wood is entitled to participate in any disability insurance, pension or other benefit plan afforded to employees generally or executives of Charter Investment.

     Charter Investment agrees to indemnify and hold harmless Mr. Wood to the maximum extent permitted by law from and against any claims, damages, liabilities, losses, costs or expenses in connection with, or arising out of, the performance by Mr. Wood of his duties.

     In the event of the termination of the agreement by Charter Investment without cause or by Mr. Wood for good reason, Charter Investment will pay to Mr. Wood an amount equal to the aggregate base salary due to Mr. Wood for the remainder of the term of the agreement.


     Charter Investment will assign Mr. Wood's employment agreement to CCI and CCI will assume all rights and obligations of Charter Investment under the agreement.


COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Upon completion of the offering, CCI will appoint two outside directors who will form CCI's compensation committee.

EXECUTIVE COMPENSATION


     None of the executive officers listed above has ever received any compensation from CCI. Such executive officers receive their compensation from Charter Investment, except for Mr. McCall, who is compensated by an operating subsidiary. Charter Investment is entitled to receive management fees from us for providing its management and consulting services. See "Certain Relationships and Related Transactions."



     The following table sets forth information regarding the compensation paid by Charter Investment during its last completed fiscal year to the President and Chief Executive Officer and each of the other four most highly compensated executive officers as of December 31, 1998. This compensation was paid to these executive officers by certain of our subsidiaries and affiliates for their services to these entities.


                           SUMMARY COMPENSATION TABLE


                                                                                    LONG-TERM
                                                                                   COMPENSATION
                                                   ANNUAL COMPENSATION                AWARD
                                         ---------------------------------------   ------------
                                YEAR                                  OTHER         SECURITIES
                                ENDED                                ANNUAL         UNDERLYING       ALL OTHER
NAME AND PRINCIPAL POSITION    DEC. 31   SALARY($)   BONUS($)    COMPENSATION($)    OPTIONS(#)    COMPENSATION($)
---------------------------    -------   ---------   --------    ---------------   ------------   ---------------
Jerald L. Kent...............   1998      790,481    641,353              --        7,044,127(1)        18,821(2)
  President and Chief
    Executive Officer
Barry L. Babcock.............   1998      575,000    925,000(3)           --               --           41,866(4)
  Vice Chairman
Howard L. Wood...............   1998      575,000    675,000(5)           --               --           15,604(6)
  Vice Chairman
David G. Barford.............   1998      220,000    225,000(7)           --               --        8,395,235(8)
  Senior Vice President of
    Operations -- Western
    Division
Curtis S. Shaw...............   1998      190,000     80,000              --               --        8,182,303(9)
  Senior Vice President,
    General Counsel and
    Secretary


---------------

 (1) Options for membership interests in Charter Communications Holding Company granted pursuant to an employment agreement and a related option agreement.



 (2) Includes $4,000 in 401(k) plan matching contribution, $918 in life insurance premiums, $418 in gasoline reimbursement and $13,485 attributed to personal use of Charter Investment's airplane.


 (3) Includes $500,000 earned as a one-time bonus upon signing of an employment agreement.


 (4) Includes $4,000 in 401(k) plan matching contributions, $2,493 in life insurance premiums, $970 in gasoline reimbursement and $34,403 attributed to personal use of Charter Investment's airplane.


 (5) Includes $250,000 earned as a one-time bonus upon signing of an employment agreement.


 (6) Includes $4,000 in 401(k) plan matching contributions, $4,050 in life insurance premiums, $1,242 in gasoline reimbursement and $6,312 attributed to personal use of Charter Investment's airplane.


 (7) Includes $150,000 received as a one-time bonus after completion of three years of employment.


 (8) Includes $4,000 in 401(k) plan matching contribution, $347 in life insurance premiums, and $8,390,888 received in March 1999, in connection with a one-time change of control payment under the terms of a previous equity appreciation rights plan. Such payment was triggered by the acquisition of us by Paul G. Allen on December 23, 1998, but is income for 1999.



 (9) Includes $2,529 in 401(k) plan matching contribution, $807 in life insurance premiums, and $8,178,967 received in March 1999, in connection with a one-time change of control payment under the terms of a previous equity appreciation rights plan. Such payment was triggered by the acquisition of us by Paul G. Allen on December 23, 1998, but is income for 1999.



1998 OPTION GRANTS



     The following table shows individual grants of options made to certain executive officers during the fiscal year ended December 31, 1998.



                       NUMBER OF                                              POTENTIAL REALIZABLE VALUE AT
                       MEMBERSHIP     % OF TOTAL                                 ASSUMED ANNUAL RATES OF
                       INTERESTS       OPTIONS                                  MEMBERSHIP INTEREST PRICE
                       UNDERLYING     GRANTED TO                             APPRECIATION FOR OPTION TERM(1)
                        OPTIONS       EMPLOYEES     EXERCISE    EXPIRATION   --------------------------------
NAME                    GRANTED        IN 1998        PRICE        DATE            5%               10%
----                   ----------    ------------   ---------   ----------   --------------   ---------------
Jerald L. Kent.......   7,044,127(2)       100%      $20.00      12/22/08     $88,600,272      $224,530,486
Barry L. Babcock.....         --          --             --            --              --                --
Howard L. Wood.......         --          --             --            --              --                --
David G. Barford.....         --          --             --            --              --                --
Curtis S. Shaw.......         --          --             --            --              --                --


---------------

(1) This column shows the hypothetical gains on the options granted based on assumed annual compound price appreciation of 5% and 10% over the full ten-year term of the options. The assumed rates of appreciation are mandated by the Securities and Exchange Commission and do not represent our estimate or projection of future prices.



(2) Options for membership interests in Charter Communications Holding Company granted pursuant to an employment agreement and a related option agreement which amends the options granted under the employment agreement. The agreements provide that Mr. Kent receive an option to purchase 3% of the net equity value of all of the cable systems managed by Charter Investment on the date of the grant. The option has a term of 10 years and vested one fourth on December 23, 1998, with the remaining portion vesting monthly at a rate of 1/36th on the first of each month for months 13 through 48.

1998 AGGREGATED OPTION EXERCISES AND OPTION VALUE TABLE



     The following table sets forth for certain executive officers information concerning the options granted during the fiscal year ended December 31, 1998, and the value of unexercised options as of December 31, 1998.



                                                NUMBER OF                  VALUE OF UNEXERCISED
                                          SECURITIES UNDERLYING                IN-THE-MONEY
                                           UNEXERCISED OPTIONS                  OPTIONS AT
                                           AT DECEMBER 31, 1998            DECEMBER 31, 1998(1)
                                       ----------------------------    ----------------------------
                                       EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                                       -----------    -------------    -----------    -------------
Jerald L. Kent.......................   1,761,032       5,283,095              --              --
Barry L. Babcock.....................          --              --              --              --
Howard L. Wood.......................          --              --              --              --
David G. Barford.....................          --              --              --              --
Curtis S. Shaw.......................          --              --              --              --


---------------
(1) No options were in-the-money as of December 31, 1998.


1999 OPTION GRANTS



     The following table shows individual grants of options made to certain executive officers during 1999, as of June 30, 1999. All such grants were made under the option plan.



                               NUMBER OF                            AGGREGATE VALUE OF OPTIONS TO HOLDER IF
                               MEMBERSHIP                                CHARTER COMMUNICATIONS, INC.'S
                               INTERESTS                                COMMON STOCK PRICE PER SHARE AT
                               UNDERLYING                                     SOME FUTURE DATE IS:
                                OPTIONS     EXERCISE   EXPIRATION   ----------------------------------------
NAME                            GRANTED      PRICE        DATE        $22.00        $26.00         $30.00
----                           ----------   --------   ----------   ----------   ------------   ------------
Jerald L. Kent...............        --          --          --            --             --             --
Barry L. Babcock.............    65,000      $20.00      2/9/09      $130,000     $  390,000     $  650,000
Howard L. Wood...............    65,000      $20.00      2/9/09      $130,000     $  390,000     $  650,000
David G. Barford.............   200,000      $20.00      2/9/09      $400,000     $1,200,000     $2,000,000
Curtis S. Shaw...............   200,000      $20.00      2/9/09      $400,000     $1,200,000     $2,000,000


OPTION PLAN


     Charter Holdings adopted a plan on February 9, 1999, which was assumed by Charter Communications Holding Company on May 25, 1999, providing for the grant of options to purchase up to 25,009,798 membership interests in Charter Communications Holding Company, which is equal to 10% of the aggregate equity value of the subsidiaries of Charter Communications Holding Company as of February 9, 1999, the date of adoption of the plan. The plan provides for grants of options to employees and consultants of Charter Communications Holding Company and its affiliates. The plan is intended to promote the long-term financial interest of Charter Communications Holding Company and its affiliates by encouraging eligible individuals to acquire an ownership position in Charter Communications Holding Company and its affiliates and providing incentives for performance. As of June 30, 1999, there were a total of 9,494,081 options granted under the plan. Of those, 9,050,881 options were granted on February 9, 1999 with an exercise price of $20.00 and 443,200 options were granted on April 5, 1999 with an exercise price of $20.73. One-fourth of the options granted on February 9, 1999 vest on April 3, 2000 and the remainder vest 1/45 on each monthly anniversary following April 3, 2000. One-fourth of the options granted on April 5, 1999 vest on the 15 month anniversary from April 5, 1999, with the remainder vesting 1/45 on each monthly anniversary for 45 months following the 15 month anniversary. The options expire after ten years from the date of grant. Under the terms of the plan, following the consummation of the offering, each membership unit held as a result of exercise of options will be exchanged automatically for shares of Class A common stock on a one-for-one basis.


     Any unvested options issued under the plan vest immediately upon a change of control of Charter Communications Holding Company. Options will not vest upon a change of control, however, to the extent that any such acceleration of vesting would result in the disallowance of specified tax deductions that would otherwise be available to Charter Communications Holding Company or any of its affiliates or to the extent that any optionee would be liable for any excise tax under a specified section of the tax code. In the plan, a change of control includes:



          (1) a sale of more than 49.9% of the outstanding membership interests in Charter Communications Holding Company, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company;



          (2) a merger or consolidation of Charter Communications Holding Company with or into any other corporation or entity, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company; or



          (3) any other transactions or event, including a sale of the assets of Charter Communications Holding Company, that results in Mr. Allen holding less than 50.1% of the voting power of the surviving entity, except where Mr. Allen and his affiliates retain effective voting control of Charter Communications Holding Company.



     If an optionee's employment with or service to Charter Communications Holding Company or its affiliates is terminated other than for cause prior to an initial public offering, the optionee has the right, for a period of thirty (30) days, to put to Charter Communications Holding Company or Mr. Allen at Mr. Allen's option,



     (1) all vested options, and



     (2) all membership interests in Charter Communications Holding Company owned by such optionee, whether or not obtained by the exercise of options granted under the plan,



in each case at a purchase price calculated based on the fair market value of Charter Communications Holding Company. If an optionee does not exercise his put right as described above, Charter Communications Holding Company has the right for a period of sixty (60) days to purchase from the optionee all vested options at a price equal to an option spread calculated based on fair market value or, with respect to membership interests, the fair market value of the membership interests obtained by the exercise of any options. Any such payments would be paid to the optionee in the form of cash or a ten-year note, at the option of Mr. Allen or Charter Communications Holding Company.



     If an optionee's employment with or service to Charter Communications Holding Company or its affiliates is terminated other than for cause prior to an initial public offering, the optionee has the right for a period of sixty (60) days to exercise any vested options. Any options not so exercised terminate after this 60-day period. For all purposes under the plan, an initial public offering includes a public offering of the common stock of Charter Communications Holding Company's parent.


LIMITATION OF DIRECTORS' LIABILITY AND INDEMNIFICATION MATTERS


     CCI's certificate of incorporation will limit the liability of directors to the maximum extent permitted by Delaware law. The Delaware General Corporation Law provides that a corporation may eliminate or limit the personal liability of a director for monetary damages for breach of fiduciary duty as a director, except for liability for:



     (1) any breach of the director's duty of loyalty to the corporation and its stockholders;

     (2) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;



     (3) unlawful payments of dividends or unlawful stock purchases or redemptions; or



     (4) any transaction from which the director derived an improper personal benefit.


     CCI's bylaws provide that CCI shall indemnify all persons whom it may indemnify pursuant thereto to the fullest extent permitted by law.

     CCI plans to enter into agreements to indemnify its directors and officers, in addition to the indemnification provided for in CCI's bylaws. These agreements, among other things, will provide for the indemnification of CCI's directors and officers for certain expenses (including attorney's fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of CCI, arising out of such person's services as CCI's director or officer, to any of CCI's subsidiaries or to any other company or enterprise to which the person provides services at CCI's request. CCI believes that these provisions and agreements will be necessary to attract and retain qualified directors and officers.


     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling CCI pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding beneficial
ownership of CCI's common stock as of             , 1999 by:

     - each person known by us to own beneficially 5% or more of the outstanding shares of common stock;

     - each of our directors;

     - each of our named executive officers; and

     - all current directors and executive officers as a group.


                                    NUMBER OF           PERCENTAGE OF
                               SHARES BENEFICIALLY   SHARES BENEFICIALLY      PERCENTAGE OF
                                      OWNED               OWNED(1)         VOTING POWER(1)(2)
                               -------------------   -------------------   -------------------
NAME AND ADDRESS OF             BEFORE     AFTER      BEFORE     AFTER      BEFORE     AFTER
BENEFICIAL OWNER               OFFERING   OFFERING   OFFERING   OFFERING   OFFERING   OFFERING
-------------------            --------   --------   --------   --------   --------   --------
Paul G. Allen(3)(4)..........
Charter Investment(4)(5).....
Vulcan Cable III(4)(5).......
Jerald L. Kent(6)(7).........
Barry L. Babcock(6)(7).......
Howard L. Wood(6)(7).........
All directors and executive
  officers as a group (
  persons)...................


---------------

(1) In calculating percentages, we have made the same assumptions described on page 3 above with respect to our organizational chart, except for options granted to our chief executive officer that have vested.


(2) Each holder of Class A common stock is entitled to one vote per share. Each holder of Class B common stock is entitled to the number of votes per share equal to:

    - ten multiplied by the sum of (1) the total number of shares of Class B common stock held by the holder and (2) the number of shares of Class B common stock for which the Charter Communications Holding Company membership units held, directly or indirectly, by the holder are exchangeable; divided by

     - the number of shares of Class B common stock held by the holder.


(3) Share numbers represent (1) shares of high vote Class B common stock owned directly by Mr. Allen, (2) shares of Class B common stock issuable upon exchange of Charter Communications Holding Company membership units attributable to Mr. Allen because of his equity interest in Charter Investment and (3) shares of Class B common stock issuable upon exchange of Charter Communications Holding Company membership units owned by Vulcan Cable III.


(4) The address of these persons is 110 110th Street, NE, Suite 500, Bellevue, WA 98004.


(5) Share numbers represent Charter Communications Holding Company membership units owned by such holder.



(6) Share numbers represent (1) shares of high vote Class B common stock owned by the holder and (2) shares of Class B common stock issuable upon exchange of Charter Communications Holding Company membership units attributable to such holder because of his equity interest in Charter Investment. Numbers of shares for Jerald L. Kent include shares issuable upon the exchange of Charter Communications Holding Company membership units issued upon the exercise of vested options to acquire 1,761,032 membership units.


(7) The address of these persons is c/o Charter Communications, Inc., 12444 Powerscourt Drive, St. Louis, MO 63131.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following sets forth certain transactions in which we and our directors, executive officers and affiliates, including the directors and executive officers of Charter Investment, are involved. We believe that each of the transactions described below was on terms no less favorable to us than could have been obtained from independent third parties.


TRANSACTIONS WITH MANAGEMENT AND OTHERS



MERGER WITH MARCUS



     On April 23, 1998, Mr. Allen acquired approximately 99% of the non-voting economic interests in Marcus Cable, and agreed to acquire the remaining interests in Marcus Cable. The aggregate purchase price was approximately $1.4 billion, excluding $1.8 billion in debt assumed. On February 22, 1999, Marcus Holdings was formed, and all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings on March 15, 1999. On March 31, 1999, Mr. Allen completed the acquisition of all remaining interests of Marcus Cable.



     On December 23, 1998, Mr. Allen acquired approximately 94% of the equity of Charter Investment for an aggregate purchase price of approximately $2.2 billion, excluding $2.0 billion in debt assumed. On February 9, 1999, Charter Holdings was formed as a wholly owned subsidiary of Charter Investment. On February 10, 1999, Charter Operating was formed as a wholly owned subsidiary of Charter Holdings. All of Charter Investment's equity interests in its operating subsidiaries were subsequently transferred to Charter Operating. On May 25, 1999, Charter Communications Holding Company was formed as a wholly owned subsidiary of Charter Investment. All of Charter Investment's equity interests in Charter Holdings were transferred to Charter Communications Holding Company.



     In March 1999, we paid $20 million to Vulcan Northwest, an affiliate of Mr. Allen, for reimbursement of direct costs incurred in connection with Mr. Allen's acquisition of Marcus Cable. Such costs were principally comprised of financial, advisory, legal and accounting fees.



     On April 7, 1999, Mr. Allen merged Marcus Holdings into Charter Holdings. Charter Holdings survived the merger, and the operating subsidiaries of Marcus Holdings became subsidiaries of Charter Holdings.



     At the time Charter Holdings issued $3.6 billion in principal amount of notes, this merger had not yet occurred. Consequently, Marcus Holdings was a party to the indentures governing the notes as a guarantor of Charter Holdings obligations. Charter Holdings loaned some of the proceeds from the sale of the original notes to Marcus Holdings, which amounts were used to complete the cash tender offers for then-outstanding notes of subsidiaries of Marcus Holdings. Marcus Holdings issued a promissory note in favor of Charter Holdings. The promissory note was in the amount of $1.7 billion, with an interest rate of 9.92% and a maturity date of April 1, 2007. Marcus Holdings guaranteed its obligations under the promissory note by entering into a pledge agreement in favor of Charter Holdings pursuant to which Marcus Holdings pledged all of its equity interests in Marcus Cable as collateral for the payment and performance of the promissory note. Charter Holdings pledged this promissory note to the trustee under the indentures as collateral for the equal and ratable benefit of the holders of the notes. Upon the closing of the merger, and in accordance with the terms of the notes and the indentures:



     - the guarantee issued by Marcus Holdings was automatically terminated;



     - the promissory note issued by Marcus Holdings was automatically extinguished, with no interest having accrued or being paid; and



     - the pledge in favor of Charter Holdings of the equity interests in Marcus Cable as collateral under the promissory note and the pledge in favor of the trustee of the promissory note as collateral for the notes were automatically released.

MANAGEMENT AGREEMENTS


     PREVIOUS MANAGEMENT AGREEMENTS. Prior to March 18, 1999, pursuant to a series of management agreements with certain of our subsidiaries Charter Investment provided management and consulting services to those subsidiaries. In exchange for these services, Charter Investment was entitled to receive management fees of 3% to 5% of the gross revenues of all of our systems plus reimbursement of expenses. However, our previous credit facilities limited such management fees to 3% of gross revenues. The balance of management fees payable under the previous management agreements were accrued. Payment is at the discretion of Charter Investment. Certain deferred portions of management fees bore interest at the rate of 8% per annum. Following the closing of our current credit facilities, the previous management agreements were replaced by a new management agreement. The other material terms of our previous management agreements are substantially similar to the material terms of the new management agreement.



     PREVIOUS MANAGEMENT AGREEMENT WITH MARCUS. On October 6, 1998, Marcus Cable entered into a management consulting agreement with Charter Investment pursuant to which Charter Investment agreed to provide certain management and consulting services to Marcus Cable and its subsidiaries, in exchange for a fee equal to 3% of the gross revenues of Marcus Cable's systems plus reimbursement of expenses. Management fees expensed by Marcus Cable during the period from October 1998 to December 31, 1998 were approximately $3.3 million. Upon Charter Holdings' merger with Marcus Holdings and the closing of our current credit facilities, this agreement was terminated and the subsidiaries of Marcus Cable now receive management and consulting services from Charter Investment under the new management agreement.



     THE NEW MANAGEMENT AGREEMENT. On February 23, 1999, Charter Investment entered into a new management agreement with Charter Operating, which was amended and restated as of March 17, 1999. Upon the closing of our current credit facilities on March 18, 1999, our previous management agreements and the management consulting agreement with Marcus Cable terminated and the new management agreement became operative. Pursuant to the new management agreement, Charter Investment has agreed to manage and operate the cable television systems owned by Charter Operating's subsidiaries, as well as any cable television systems Charter Operating may subsequently acquire in the future. The term of the new management agreement is ten years.



     The new management agreement provides that Charter Operating will reimburse Charter Investment for all expenses, costs, losses, liabilities or damages incurred by it in connection with Charter Operating's ownership or operation of Charter Operating's cable television systems. If Charter Investment pays or incurs any such expenses, costs, losses, liabilities or damages, it will be reimbursed. In addition to any reimbursement of expenses, Charter Investment is paid a yearly management fee equal to 3.5% of our gross revenues. Gross revenues include all revenues from the operation of Charter Operating's cable systems, including, without limitation, subscriber payments, advertising revenues, and revenues from other services provided by Charter Operating's cable systems. Gross revenues do not include interest income or income from investments unrelated to our cable systems.



     Payment of the management fee to Charter Investment is permitted under our current credit facilities, but ranks below our payment obligations under our current credit facilities. In the event any portion of the management fee due and payable is not paid by Charter Operating, it is deferred and accrued as a liability. Any deferred amount of the management fee will bear interest at the rate of 10% per annum, compounded annually, from the date it was due and payable until the date it is paid. As of June 30, 1999, no interest had been accrued.


     The management fee is payable to Charter Investment quarterly in arrears. If the current management agreement is terminated, Charter Investment is entitled to receive the fee payable for an entire quarter, even if termination occurred before the end of that quarter. Additionally, Charter Investment is entitled to receive payment of any deferred amount.



     Pursuant to the terms of the new management agreement, we have agreed to indemnify and hold harmless Charter Investment and its shareholders, directors, officers and employees. This indemnity extends to any and all claims or expenses, including reasonable attorneys' fees, incurred by them in connection with any action not constituting gross negligence or willful misconduct taken by them in good faith in the discharge of their duties to us.



     The total management fees, including expenses, earned by Charter Investment under all management agreements were as follows:



                                                                        TOTAL FEES
YEAR                                                       FEES PAID      EARNED
----                                                       ---------    ----------
                                                               (IN THOUSANDS)
Six Months Ended June 30, 1999...........................   $23,388      $20,796
Year Ended December 31, 1998.............................    17,073       27,500
Year Ended December 31, 1997.............................    14,772       20,290
Year Ended December 31, 1996.............................    11,792       15,443



     As of June 30, 1999, approximately $17.0 million remains unpaid for all management agreements.



     Upon the closing of the offering, Charter Investment will assign to us all of its rights and obligations under this Charter Operating management agreement. In connection with the assignment, the Charter Operating management agreement will be amended to eliminate the 3.5% management fee. Under the amended agreement, CCI will be entitled to reimbursement from Charter Operating for all of its expenses, costs, losses, liabilities and damages paid or incurred by us in connection with the performance of its obligations under the amended agreement. The total annual amount of such reimbursement is limited under Charter Holdings' indentures for the notes issued in March 1999 to 3.5% of the total annual gross revenues of Charter Operating's subsidiaries.



MANAGEMENT AGREEMENT WITH CHARTER COMMUNICATIONS, INC. Upon the closing of the offering, CCI intends to enter into a management agreement with Charter Communications Holding Company. This management agreement will provide that CCI will manage and operate the cable television systems owned or to be acquired by Charter Communications Holding Company and its subsidiaries.



     The terms of the CCI management agreement will be substantially similar to the terms of the Charter Operating management agreement, except that CCI will not be paid a yearly 3.5% management fee. CCI will be entitled to reimbursement from Charter Communications Holding Company for all expenses, costs, losses, liabilities and damages paid or incurred by CCI in connection with the performance of its services, which expenses will include any fees CCI is obligated to pay under the service agreement described below.



     SERVICES AGREEMENT WITH CHARTER INVESTMENT. Upon the closing of the offering, CCI intends to enter into a services agreement with Charter Investment. The services agreement will provide that Charter Investment will provide to CCI the personnel and services CCI requires to fulfill obligations as the sole manager of Charter Communications Holding Company and its subsidiaries pursuant to the CCI management agreement and the Charter Operating management agreement. Charter Investment will not receive a fee for providing the personnel and services, but Charter Investments will be entitled to reimbursement of all expenses, costs, losses, liabilities and damages paid or incurred by it in connection with the performance of its obligations under the services agreement.

CONSULTING AGREEMENT



       On March 10, 1999, Charter Holdings entered into a consulting agreement with Vulcan Northwest and Charter Investment. Pursuant to the terms of the consulting agreement, we retained Vulcan Northwest and Charter Investment to provide advisory, financial and other consulting services with respect to acquisitions of the business, assets or stock of other companies by us or by any of our subsidiaries. Such services include participation in the evaluation, negotiation and implementation of these acquisitions. The agreement expires on December 31, 2000, and automatically renews for successive one-year terms unless otherwise terminated.



     All reasonable out-of-pocket expenses incurred by Vulcan Northwest and Charter Investment are our responsibility and must be reimbursed. We must also pay Vulcan Northwest and Charter Investment a fee for their services rendered for each acquisition made by Charter Holdings or any of its subsidiaries. This fee equals 1% of the aggregate value of such acquisition. Neither Vulcan Northwest nor Charter Investment will receive a fee in connection with the American Cable, Renaissance, Greater Media, Helicon, Vista, Cable Satellite, InterMedia and Rifkin acquisitions. No such fee is planned to be paid to either Vulcan Northwest or Charter Investment in connection with other acquisitions being made by our affiliates. We have also agreed to indemnify and hold harmless Vulcan Northwest and Charter Investment, and their respective officers, directors, stockholders, agents, employees and affiliates, for all claims, actions, demands and expenses that arise out of this consulting agreement and the services they provide us.



     Mr. Allen owns 100% of Vulcan Northwest and is the Chairman of the Board. William D. Savoy, another of our directors, is the President and a director of Vulcan Northwest.



TRANSACTIONS WITH PAUL G. ALLEN



     On December 21, 1998, Mr. Allen contributed approximately $431 million to Charter Investment and received non-voting common stock of Charter Investment. Such non-voting common stock was converted to voting common stock on December 23, 1998.



     On December 23, 1998, Mr. Allen contributed approximately $1.3 billion to Charter Investment and received voting common stock of Charter Investment. Additionally, Charter Investment borrowed approximately $6.2 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment. On the same date, Mr. Allen also contributed approximately $223.5 million to Vulcan Cable II, Inc., a company owned by Mr. Allen. Vulcan II was merged with and into Charter Investment.



     On January 5, 1999, Charter Investment borrowed approximately $132.2 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment. On the same date, Mr. Allen also acquired additional voting common stock of Charter Investment from Jerald L. Kent, Howard L. Wood and Barry L. Babcock for an aggregate purchase price of approximately $176.7 million.



     On January 11, 1999, Charter Investment borrowed $25 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment.



     On March 16, 1999, Charter Investment borrowed approximately $124.8 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on such bridge loan was accrued or paid by Charter Investment.



     The $431 million contribution was used to redeem stock of certain shareholders in Charter Investment. The $1.3 billion and $223.5 million contributions by Mr. Allen were used by Charter

Investment to purchase the remaining interest in CCA Group and CharterComm Holdings. All other contributions to Charter Investment by Mr. Allen were used in operations of Charter Investment and were not contributed to Charter Holdings.



     On July 22, 1999, Charter Communications Holding Company and Mr. Allen entered into a membership interests purchase agreement. The agreement was assigned by Mr. Allen to Vulcan Cable III by an amendment dated August 10, 1999. Pursuant to the agreement, Vulcan Cable III has committed to purchase membership interests of Charter Communications Holding Company for a total of $1.325 billion. Vulcan Cable III has contributed $500 million on August 10, 1999, and will contribute an additional $825 million in the form of cash and certain equity interests to be acquired in connection with the Rifkin acquisition. Charter Communications Holding Company has committed to contribute this $1.325 billion to Charter Holdings. In return, Vulcan Cable III will have received 63,917,028 membership interests in Charter Communications Holding Company. Mr. Allen will also receive the right to use up to eight digital channels in each of our cable systems. We have agreed and are in the process of finalizing a contract to license these channels to Mr. Allen. The number of channels licensed in each system will depend on the bandwidth of the particular system. We believe that this transaction will be on terms at least as favorable to us as Mr. Allen would negotiate with other cable operators.



     During the second and third quarters of 1999, one of our subsidiaries sold shared interests in several airplanes to Mr. Allen for approximately $8 million. We believe that the purchase price paid by Mr. Allen for these interests was the fair market price.


ALLOCATION OF BUSINESS OPPORTUNITIES WITH MR. ALLEN


     As described under "-- Business Relationships," Mr. Allen and a number of his affiliates have interests in various entities that provide services or programming to a number of our subsidiaries. Given the diverse nature of Mr. Allen's investment activities and interests, and to avoid the possibility of future disputes as to potential business, effective upon the completion of the offering by CCI, Charter Communications Holding Company and CCI will have agreed, until all of its shares of Class B common stock held by Mr. Allen have automatically converted into shares of Class A common stock, not to engage in any business transaction outside the cable transmission business. We will also agree with Mr. Allen that, should we wish to pursue a business transaction outside of this scope, we must first offer Mr. Allen the opportunity to pursue the particular business transaction. If he decides not to do so and consents to our engaging in the business transaction, we will be able to do so and CCI's certificate of incorporation and Charter Communications Holding Company's operating agreement would be amended accordingly to appropriately modify the current restrictions on our ability to engage in any business other than the cable transmission business. The cable transmission business means the business of transmitting video, audio and data on cable television systems owned, operated or managed by us from time to time. As long as Mr. Allen is a director of CCI, he will be required to present to CCI any opportunity he may have to acquire, directly or indirectly, a majority ownership interest in any cable television system or any company whose principal business is the ownership, operation or management of cable television systems. However, except for the foregoing, Charter Communications Holding Company and CCI will agree that Mr. Allen does not have an obligation to present to CCI business opportunities in which both Mr. Allen and we might have an interest and that he may exploit such opportunities for his own account. CCI's certificate of incorporation and Charter Communications Holding Company's operating agreement will contain provisions to that effect.



ASSIGNMENTS OF ACQUISITIONS



     On January 1, 1999, Charter Investment entered into a membership purchase agreement with ACEC Holding Company, LLC for the acquisition of American Cable. On February 23, 1999, Charter Investment assigned its rights and obligations under this agreement to one of our


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subsidiaries, Charter Communications Entertainment II, LLC, effective as of
March 8, 1999, or such earlier date as mutually agreed to by the parties. The acquisition of American Cable was completed in May 1999.



     On February 17, 1999, Charter Investment entered into an asset purchase agreement with Greater Media, Inc. and Greater Media Cablevision, Inc. for the acquisition of the Greater Media systems. On February 23, 1999, Charter Investment assigned its rights and obligations under this agreement to one of our subsidiaries, Charter Communications Entertainment I, LLC. The acquisition of the Greater Media systems was completed in June 1999.



     On April 26, 1999, Charter Investment entered into,



     - a purchase and sale agreement with Rifkin Acquisition Partners, L.L.L.P. and the sellers listed in such purchase and sale agreement,



     - a purchase and sale agreement with Interlink Communications Partners, LLLP and the sellers listed in such purchase and sale agreement, and



     - an indemnity agreement with the sellers listed in such indemnity agreement,



for the acquisition of Rifkin. On June 30, 1999, Charter Investment assigned its rights and obligations under each of these agreements to Charter Operating. Both Charter Investment and Charter Operating remain liable to the Rifkin sellers for the performance and fulfillment of the covenants, duties and obligations of the buyer under these agreements.



     In May 1999, Charter Investment entered into the Falcon purchase agreement. As of June 22, 1999, pursuant to the first amendment to the Falcon purchase agreement, Charter Investment assigned its rights under the Falcon purchase agreement to Charter LLC, a subsidiary of Charter Holdco. In May 1999, Charter Investment entered into the Fanch purchase agreement. It is expected that Charter Investment will assign this agreement to Charter Communications VI, LLC.



EMPLOYMENT AGREEMENTS



     Mr. Kent, Mr. Babcock and Mr. Wood have entered into employment agreements with us. We have summarized these agreements in "Management -- Employment Agreements".


INSURANCE

     We receive insurance and workers' compensation coverage through Charter Investment. Charter Investment's insurance policies provide coverage for Charter Investment and its


     - subsidiaries, and associated, affiliated and inter-related companies,



     - majority (51% or more) owned partnerships and joint ventures,



     - interest in (or its subsidiaries' interest in) any other partnerships, joint ventures or limited liability companies,



     - interest in (or its subsidiaries' interest in) any company or organization coming under its active management or control, and



     - any entity or party required to be insured under any contract or agreement, which may now exist, may have previously existed, or may hereafter be created or acquired.



     Charter Investment expensed approximately $5,498,000 for the six months ended June 30, 1999, approximately $603,000 for the year ended December 31, 1998, approximately $172,100 for the year ended December 31, 1997, and approximately $108,000, for the year ended December 31, 1996, relating to insurance allocations.


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BUSINESS RELATIONSHIPS


     Paul G. Allen or certain affiliates of Mr. Allen own equity interests or warrants to purchase equity interests in various entities which provide a number of our subsidiaries with services or programming. Among these entities are High Speed Access, WorldGate, Wink, ZDTV, LLC, USA Networks and Oxygen Media, Inc. These affiliates include Charter Investment and Vulcan Ventures, Inc. Mr. Allen owns 100% of the equity of Vulcan Ventures, and is the President, Chief Executive Officer and Chairman of the Board. Mr. Savoy is also a Vice President and a director of Vulcan Ventures.



     HIGH SPEED ACCESS. High Speed Access is a provider of high-speed Internet access over cable modems. In November 1998, Charter Investment entered into a systems access and investment agreement with Vulcan Ventures and High Speed Access and a related network services agreement with High Speed Access. Additionally, Vulcan Ventures and High Speed Access entered into a programming content agreement. Under these agreements, High Speed Access will have exclusive access to at least 750,000 of our homes with an installed cable drop from our cable system or which is eligible for a cable drop by virtue of our cable system passing the home. The term of the systems access and investment agreement continues until midnight of the day High Speed Access ceases to provide High Speed Access services to cable subscribers in any geographic area or region. The term of the network services agreement is as to a particular cable system, five years from the date revenue billing commences for that cable system and, following this initial term, the network services agreement automatically renews itself on a year-to-year basis. Additionally, we can terminate our exclusivity rights, on a system-by-system basis, if High Speed Access fails to meet performance benchmarks or otherwise breaches the agreements including their commitment to provide content designated by Vulcan Ventures. The programming content agreement is effective until terminated for any breach and will automatically terminate upon the expiration of the systems access and investment agreement. During the term of the agreements, High Speed Access has agreed not to deploy WorldGate, Web TV, digital television or related products in the market areas of any committed system or in any area in which we operate a cable system. All of Charter Investment's operations take place at the subsidiary level and it is through Charter Investment that we derive our rights and obligations with respect to High Speed Access. Under the terms of the network services agreement, we split revenue with High Speed Access based on set percentages of gross revenues in each category of service. The programming content agreement provides each of Vulcan Ventures and High Speed Access with a license to use certain content and materials of the other on a non-exclusive, royalty-free basis. Operations began in the first quarter of 1999. Net receipts from High Speed Access for the six months ended June 30, 1999 were approximately $24,000.



     Concurrently with entering into these agreements, High Speed Access issued 8 million shares of Series B convertible preferred stock to Vulcan Ventures at a purchase price of $2.50 per share. Vulcan Ventures also subscribed to purchase
2.5 million shares of Series C convertible preferred stock, at a purchase price of $5.00 per share on or before November 25, 2000, and received an option to purchase an additional 2.5 million shares of Series C convertible preferred stock at a purchase price of $5.00 per share. In April 1999, Vulcan Ventures purchased the entire 5 million shares of Series C convertible preferred stock for $25 million in cash. The shares of Series B and Series C convertible preferred stock issued to Vulcan Ventures automatically converted at a price of $3.23 per share into 20.15 million shares of common stock upon completion of High Speed Access' initial public offering in June 1999. Additionally, High Speed Access granted Vulcan Ventures warrants to purchase up to 5 million shares of common stock at a purchase price of $5.00 per share. These warrants were converted to warrants to purchase up to approximately 7,739,938 shares of common stock at a purchase price of $3.23 per share upon completion of High Speed Access' initial public offering. Vulcan Ventures subsequently assigned the warrants to Charter Investment.


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


     In addition, Jerald L. Kent, our President and Chief Executive Officer and a director of Charter Holdings, Mr. Savoy and another individual, who performs management services for the issuers, are also directors of High Speed Access Corp.



     Upon completion of the offering, Charter Investment will assign to Charter Communications Holding Company all of its rights and obligations under its agreements with High Speed Access, and transfer the warrants to purchase up to 5 million shares of common stock of High Speed Access, to Charter Communications Holding Company.



     WORLDGATE. WorldGate is a provider of Internet access through cable television systems. On November 7, 1997, Charter Investment signed an affiliation agreement with WorldGate pursuant to which WorldGate's services will be offered to some of our customers. The term of the agreement is five years unless terminated by either party for failure of the other party to perform any of its obligations or undertakings required under the agreement. The agreement automatically renews for additional successive two year periods upon expiration of the initial five year term. All of Charter Investment's operations take place at the subsidiary level and it is through Charter Investment that we derive our rights and obligations with respect to WorldGate. Pursuant to the agreement, we have agreed to use our reasonable best efforts to deploy the WorldGate Internet access service within a portion of our cable television systems and to install the appropriate headend equipment in all of our major markets in those systems. Major markets for purposes of this agreement include those in which we have more than 25,000 customers. We incur the cost for the installation of headend equipment. In addition, we have agreed to use our reasonable best efforts to deploy such service in all non-major markets that are technically capable of providing interactive pay-per-view service, to the extent we determine that it is economically practical. When WorldGate has a telephone return path service available, we will, if economically practical, use all reasonable efforts to install the appropriate headend equipment and deploy the WorldGate service in our remaining markets. Telephone return path service is the usage of telephone lines to connect to the Internet to transmit data or receive data. We have also agreed to market the WorldGate service within our market areas. We pay a monthly subscriber access fee to WorldGate based on the number of subscribers to the WorldGate service. We have the discretion to determine what fees, if any, we will charge our subscribers for access to the WorldGate service. We started offering WorldGate service in 1998. For the six-months ended June 30, 1999, we paid to WorldGate approximately $570,000. For the year ended December 31, 1998, we paid to WorldGate approximately $276,000. We charged our subscribers approximately $76,000 for the six months ended June 30, 1999, and approximately $22,000 for the year ended December 31, 1998.



     On November 24, 1997, Charter Investment acquired 70,423 shares of WorldGate's Series B preferred stock at a purchase price of $7.10 per share. On February 3, 1999, a subsidiary of Charter Holdings acquired 90,909 shares of Series C preferred stock at a purchase price of $11.00 per share. As a result of a stock split, each share of Series B preferred stock will convert into two-thirds of a share of WorldGate's common stock, and each share of Series C preferred stock will convert into two-thirds of a share of WorldGate's common stock. Upon completion of WorldGate's initial public offering, each series of preferred stock will automatically convert into common stock.



     Upon completion of the offering, Charter Investment will assign to Charter Communications Holding Company all of its rights and obligations under its agreements with WorldGate and transfer its 70,423 shares of WorldGate Series B preferred stock to Charter Communications Holding Company.


     WINK. Wink offers an enhanced broadcasting system that adds interactivity and electronic commerce opportunities to traditional programming and advertising. Viewers can, among other things, find news, weather and sports information on-demand and order products through use of a remote control. On October 8, 1997, Charter Investment signed a cable affiliation agreement

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


with Wink to deploy this enhanced broadcasting technology in our systems. The term of the agreement is three years. Either party has the right to terminate the agreement for the other party's failure to comply with any of its respective material obligations under the agreement. All of Charter Investment's operations take place at the subsidiary level and it is through Charter Investment that we derive our rights and obligations with respect to Wink. Pursuant to the agreement, Wink granted us the non-exclusive license to use their software to deliver the enhanced broadcasting to all of our cable systems. For the first year of the agreement, we pay a monthly license fee to Wink which is based on the number of our subscribers in our operating areas. After the first year of the agreement we pay a fixed monthly license fee to Wink regardless of the number of our subscribers in our operating areas. We also supply all server hardware required for deployment of Wink services. In addition, we agreed to promote and market the Wink service to our customers within the area of each system in which such service is being provided. We share in the revenue Wink generated from all fees collected by Wink for transactions generated by our customers. The amount of revenue shared is based on the number of transactions per month. As of June 30, 1999, no revenue or expenses have been recognized as a result of this agreement.



     On November 30, 1998, Vulcan Ventures acquired 1,162,500 shares of Wink's Series C preferred stock for approximately $9.3 million. In connection with such acquisition, Wink issued to Vulcan Venture warrants to purchase shares of common stock. Additionally, Microsoft Corporation, of which Mr. Allen is a director, also owns an equity interest in Wink.



     Upon the completion of the offering, Charter Investment will assign to Charter Communications Holding Company all of its rights and obligations under its agreements with Wink.



     ZDTV. ZDTV operates a cable television channel which broadcasts shows about technology and the Internet. Pursuant to a carriage agreement which Charter Communications Holding Company intends to enter into with ZDTV, ZDTV has agreed to provide us with programming for broadcast via our cable television systems at no cost. The term of the proposed carriage agreement, with respect to each of our cable systems, is from the date of launch of ZDTV on that cable system until April 30, 2008. The term expires on the same day for each of our cable systems, regardless of when any individual cable system launches ZDTV. The carriage agreement grants us a limited non-exclusive right to receive and to distribute ZDTV to our subscribers in digital or analog format. The carriage agreement does not grant us the right to distribute ZDTV over the Internet. We pay a monthly subscriber fee to ZDTV for the ZDTV programming based on the number of our subscribers subscribing to ZDTV. Additionally, we agreed to use commercially reasonable efforts to publicize the programming schedule of ZDTV in each of our cable systems that offers or will offer ZDTV. Upon reaching a specified threshold number of ZDTV subscribers, then, in the event ZDTV inserts any informercials, advertorials and/ or home shopping into in the ZDTV programming, we receive from ZDTV a percentage of net product revenues resulting from our distribution of these services. ZDTV may not offer its services to any other cable operator which serves the same or fewer number of subscribers at a more favorable rate or on more favorable carriage terms. As of June 30, 1999, no expenses have been recognized as a result of these agreements.



     On February 5, 1999, Vulcan Programming acquired an approximate one-third interest in ZDTV. Mr. Allen owns 100% of Vulcan programming. Mr. Savoy is the president and director of Vulcan Programming. The remaining approximate two-thirds interest in ZDTV is owned by Ziff-Davis Inc. Vulcan Ventures acquired approximately 3% of the interests in Ziff-Davis. The total investment made by Vulcan Programming and Vulcan Ventures was $54 million.


     USA NETWORKS. USA Networks operates USA Network and The Sci-Fi Channel, which are cable television networks. USA Networks also operates Home Shopping Network, which is a retail sales program available via cable television systems. On May 1, 1994, Charter Investment

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


signed an affiliation agreement with USA Networks. Pursuant to this affiliation agreement, USA Networks has agreed to provide their programming for broadcast via our cable television systems. The term of the affiliation agreement is until December 30, 1999. The affiliation agreement grants us the nonexclusive right to cablecast the USA Network programming service. We pay USA Networks a monthly fee for the USA Network programming service number based on the number of subscribers in each of our systems and the number and percentage of such subscribers receiving the USA Network programming service. Additionally, we agreed to use best efforts to publicize the schedule of the USA Network programming service in the television listings and program guides which we distribute. We have paid to USA Networks for programming approximately $4,931,614 for the six months ended June 30, 1999, approximately $556,000 for the year ended December 31, 1998, approximately $204,000 for the year ended December 31, 1997, and approximately $134,000 for the year ended December 31, 1996. In addition, we received commissions from Home Shopping Network for sales generated by our customers totaling approximately $794,000 for the six months ended June 30, 1999, approximately $121,000 for the year ended December 31, 1998, approximately $62,000 for the year ended December 31, 1997, and approximately $35,000 for the year ended December 31, 1996.



     Mr. Allen and Mr. Savoy are also directors of USA Networks. As of April 1999, Mr. Allen also owned approximately 12.4% and Mr. Savoy owned less than 1%, of the common stock of USA Networks. Upon completion of the offering, Charter Investment will assign to Charter Communications Holding Company all of its rights and obligations under its agreements with USA Networks.



     OXYGEN MEDIA, INC. Oxygen expects to begin providing content aimed at the female audience for distribution over the Internet and cable television systems. Vulcan Ventures has agreed to invest up to $100 million in Oxygen. In addition, Charter Communications Holding Company has agreed to enter into a carriage agreement with Oxygen pursuant to which we intend to carry Oxygen programming content on our cable systems. As of June 30, 1999, no expenses have been recognized as a result of these agreements.



     Mr. Allen and his affiliates have, and in the future likely will make, numerous investments outside of Charter Communications Holding Company. We cannot assure you that in the event that we or any of our subsidiaries enter into transactions in the future with any affiliate of Mr. Allen, that such transactions will be on terms as favorable to us as terms we might have obtained from an unrelated third party. Also, conflicts could arise with respect to the allocation of corporate opportunities between us and Mr. Allen and his affiliates. Upon completion of the offering CCI will have entered into an agreement with Mr. Allen governing the allocation of corporate opportunities as they arise.


     We have not instituted any formal plan or arrangement to address potential conflicts of interest.

TRANSACTIONS WITH MANAGEMENT AND OTHERS


     ALLEN INVESTMENT AND CHARTER COMMUNICATIONS HOLDING COMPANY. On December 21, 1998, Mr. Allen contributed $431 million to Charter Investment and received non-voting common stock of Charter Investment. Such non-voting common stock was converted to voting common stock on December 23, 1998.


     On December 23, 1998, Mr. Allen contributed $1.33 billion to Charter Investment and received voting common stock of Charter Investment. Additionally, Charter Investment borrowed $6.24 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on the bridge loan was accrued or paid by Charter Investment. On the same date, Mr. Allen also contributed $223.5 million to Vulcan

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Cable II, Inc., a company owned by Mr. Allen. Vulcan II was merged with and into
Charter Investment.

     On January 5, 1999, Charter Investment borrowed $132.2 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on the bridge loan was accrued or paid by Charter Investment. On the same date, Mr. Allen also acquired additional voting common stock of Charter Investment from Jerald L. Kent, Howard
L. Wood and Barry L. Babcock for an aggregate purchase price of $176.7 million.

     On January 11, 1999, Charter Investment borrowed $25 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on the bridge loan was accrued or paid by Charter Investment.

     On March 16, 1999, Charter Investment borrowed $124.8 million in the form of a bridge loan from Mr. Allen. This bridge loan was contributed by Mr. Allen to Charter Investment in March 1999. No interest on the bridge loan was accrued or paid by Charter Investment.


     In July 1999, Charter Communications Holding Company and Mr. Allen entered into a membership interests purchase agreement pursuant to which Mr. Allen has committed to purchase membership units of Charter Communications Holding Company for a total of $1.325 billion. Mr. Allen will contribute $500 million on or before July 31, 1999, and $825 million on or before September 1, 1999, in exchange for membership interests. In the membership interests purchase agreement, we agreed to give Mr. Allen the right to program up to eight digital channels in each of our cable systems at terms not less favorable to us than Mr. Allen would agree upon with other cable companies. The exact number of channels per system depends on the bandwidth of that particular system.


     MERGER WITH MARCUS. On April 23, 1998, Mr. Allen and an entity he controlled acquired approximately 99% of the non-voting economic interests in Marcus, and agreed to acquire the remaining interests in Marcus Cable and assume voting control. The aggregate purchase price was approximately $1.4 billion, excluding $1.8 billion in debt assumed. On March 31, 1999, Mr. Allen completed the acquisition of all remaining interests and assumed voting control of Marcus Cable. On February 22, 1999, Marcus Holdings was formed and all of Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings.


     On December 23, 1998, Mr. Allen acquired approximately 94% of the equity of Charter Investment, Inc. for an aggregate purchase price of approximately $2.2 billion, excluding $2.0 billion in debt assumed. On February 9, 1999, Charter Holdings was formed as a wholly owned subsidiary of Charter Investment. On February 10, 1999, Charter Operating was formed as a wholly owned subsidiary of Charter Holdings. All of Charter Investment's equity interests in its operating subsidiaries were subsequently transferred to Charter Operating. On May 25, 1999, Charter Communications Holding Company was formed as a wholly owned subsidiary of Charter Investment. All of Charter Investment's equity interests in Charter Holdings were transferred to Charter Communications Holding Company.



     In March 1999, Charter Holdings paid an affiliate of Mr. Allen $20 million for reimbursement of direct costs incurred in connection with his acquisition of Marcus Cable. Such costs were principally comprised of financial, advisory, legal and accounting fees.



     On April 7, 1999, Mr. Allen merged Marcus Holdings into Charter Holdings. Charter Holdings survived the merger, and the operating subsidiaries of Marcus Holdings became subsidiaries of Charter Holdings. Immediately following the
merger, Mr. Allen owned   % of the equity interests in Charter Investment.



     When Charter Holdings and its subsidiary issued notes in a private placement, this merger had not yet occurred. Consequently, Marcus Holdings was a party to the indentures governing


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the notes as a guarantor of Charter Holdings' obligations. Charter Holdings loaned some of the proceeds from the sale of the original notes to Marcus Holdings, which amounts were used to complete the cash tender offers for certain outstanding notes of subsidiaries of Marcus Holdings. Marcus Holdings issued a promissory note in favor of Charter Holdings, secured by a pledge of the equity interests in Marcus Cable as collateral. Charter Holdings pledged this promissory note to the trustee under the indentures as collateral for the equal and ratable benefit of the holders of the notes. Upon the closing of the merger, and in accordance with the terms of the notes and the indentures:


     - the guarantee issued by Marcus Holdings was automatically terminated;

     - the promissory note issued by Marcus Holdings was automatically extinguished; and


     - the pledge in favor of Charter Holdings of the equity interests in Marcus Cable as collateral under the promissory note and the pledge in favor of the trustee of the promissory note as collateral for the notes were automatically released.


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                      DESCRIPTION OF CERTAIN INDEBTEDNESS


     The following description of our indebtedness is qualified in its entirety by reference to the relevant credit facility, indenture and related documents governing the debt.



EXISTING CREDIT FACILITIES



     CHARTER OPERATING CREDIT FACILITIES. On March 18, 1999, all of our then-existing senior debt, consisting of seven separate credit facilities, was refinanced with proceeds of the sale of the original Charter Holdings notes and proceeds of our initial senior secured credit facilities. The borrower under our initial senior secured credit facilities is Charter Operating. The initial senior secured credit facilities were arranged by Chase Securities, Inc., NationsBank Montgomery Securities LLC and TD Securities (USA) Inc. The initial Charter Operating senior secured credit facilities provided for borrowings of up to $2.75 billion.



     The initial Charter Operating senior secured credit facilities were increased on April 30, 1999 by $1.35 billion of additional senior secured credit facilities. Obligations under the Charter Operating credit facilities are guaranteed by Charter Operating's parent, Charter Holdings, and by Charter Operatings' subsidiaries. The obligations under the Charter Operating credit facilities are secured by pledges by Charter Operating of inter-company obligations and the ownership interests of Charter Operating and its subsidiaries, but are not secured by the other assets of Charter Operating or its subsidiaries. The guarantees are secured by pledges of inter-company obligations and the ownership interests of Charter Holdings in Charter Operating, but are not secured by the other assets of Charter Holdings or Charter Operating.



     The initial senior secured credit facilities of $4.1 billion consist of:


     - an eight and one-half year reducing revolving loan in the amount of $1.25 billion;

     - an eight and one-half year Tranche A term loan in the amount of $1.0 billion; and

     - a nine-year Tranche B term loan in the amount of $1.85 billion.


     The Charter Operating credit facilities provide for the amortization of the principal amount of the Tranche A term loan facility and the reduction of the revolving loan facility beginning on June 30, 2002 with respect to the Tranche A term loan and on March 31, 2004 with respect to the revolving credit facility, with a final maturity date of September 18, 2007. The amortization of the principal amount of the Tranche B term loan facility is substantially "back-ended," with more than ninety percent of the principal balance due in the year of maturity. The Charter Operating credit facilities also provide for an incremental term facility of up to $500 million which is conditioned upon receipt of additional new commitments from lenders. If the incremental term facility becomes available, up to 50% of the borrowings under it may be repaid on terms substantially similar to that of the Tranche A term loan and the remaining portion on terms substantially similar to the Tranche B term loan. The credit facilities also contain provisions requiring mandatory loan prepayments under some circumstances, such as when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business.



     Interest rate margins for the Charter Operating credit facilities depend upon performance measured by a "leverage ratio," or, the ratio of indebtedness annualized operating cash flow. Annualized operating cash flow is defined as the immediately preceding quarter's operating cash flow, before management fees, multiplied by four. This leverage ratio is based on the debt of Charter Operating and its subsidiaries, exclusive of the outstanding notes and other debt for money borrowed, including guarantees by Charter Operating and by Charter Holdings.



     The Charter Operating credit facilities provide Charter Operating with two interest rate options, to which a margin is added: a base rate, generally the "prime rate" of interest, and an interest rate option based on an interbank eurodollar rate. The Charter Operating credit facilities


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contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.


     Under most circumstances, acquisitions and investments may be made without the consent of the lenders as long as Charter Operating's operating cash flow for the four complete quarters preceding the acquisition or investment equals or exceeds 1.75 times the sum of its cash interest expense plus any restricted payments, on a pro forma basis after giving effect to the acquisition or investment.


     The Charter Operating credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event that either:


          (1) Mr. Allen, including his estate, heirs and other related entities, fails to maintain a 51% direct or indirect voting and economic interest in Charter Operating, provided that after the consummation of an initial public offering by Charter Holdings or an affiliate of Charter Holdings, the economic interest percentage may be reduced to 25%, or



          (2) a change of control occurs under the indentures governing the Charter Holdings notes.



     The various negative covenants place limitations on the ability of Charter Holdings, Charter Operating and their subsidiaries to, among other things, incur debt, pay dividends, incur liens, make acquisitions, investments or asset sales, or enter into transactions with affiliates. Distributions by Charter Operating under the credit facilities to Charter Holdings to pay interest on the notes are generally permitted, except during the existence of a default under the credit facilities. If the 8.250% Charter Holdings notes are not refinanced prior to six months before their maturity date, the entire amount outstanding of the Charter Operating credit facilities will become due and payable.



CREDIT FACILITIES TO BE ASSUMED IN CONNECTION WITH OUR PENDING ACQUISITIONS



     FALCON CABLE COMMUNICATIONS CREDIT FACILITIES. In May 1999, Charter Investment entered into the Falcon acquisition agreements. The assumed debt portion of the purchase price includes the $1.15 billion senior credit facilities of Falcon Cable Communications, LLC (the Falcon borrower). In anticipation of the closing of this acquisition, we have arranged with the lenders to the Falcon credit facilities to enter into an amendment and restatement of the existing credit facilities. Unless otherwise noted, the description below gives effect to this amendment and restatement, which becomes effective at the time of the acquisition.



     On July 21, 1999, a required percentage of the lenders under the Falcon borrower credit agreement dated June 30, 1998 agreed to amend and restate the credit agreement, effective on the date that we close our acquisition of Falcon. The current amount of the credit facilities is approximately $1.15 billion, consisting of:



     - A revolving facility in the amount of approximately $650 million;


     - A term loan B in the amount of approximately $199 million; and

     - A term loan C in the amount of approximately $299 million.


     We are in the process of raising additional commitments for a permitted supplemental revolving credit facility in the maximum amount of $350 million. The revolving facility and the supplemental revolving facility amortize beginning in 2001 and 2003, respectively, and ending on December 29, 2006 and December 31, 2007, respectively. The term loan B and term loan C facilities amortize beginning in 1999 and ending on June 29, 2007 and December 31, 2007, respectively. The obligations under these facilities are guaranteed by the subsidiaries of the


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

Falcon borrower. The obligations under the Falcon borrower credit facilities are secured by pledges of the ownership interests and inter-company obligations of the Falcon borrower and its subsidiaries, but are not secured by other assets of the Falcon borrower or its subsidiaries.


     The Falcon borrower credit facilities currently in effect provide for the $350 million incremental availability referred to above, which we are currently in the process of soliciting from the existing lenders. This facility is in the form of an additional revolving loan. Upon the effectiveness of the amendment and restatement of the Falcon borrower credit facilities at the time of the acquisition of Falcon borrower by Charter Communications Holding Company, up to an additional $350 million supplemental facility will be available, subject to the borrower's ability to obtain additional commitments from lenders.



     The Falcon borrower credit facilities also contain provisions requiring mandatory loan prepayments under certain circumstances, such as when significant amounts of assets are sold and the proceeds are not promptly reinvested in assets useful in the business of the Falcon borrower. Interest rates for the Falcon credit facilities, as well as a fee payable on unborrowed amounts available under these facilities, will depend upon performance measured by a "leverage ratio," or, the ratio of indebtedness to annualized operating cash flow. Annualized operating cash flow is defined as the immediately preceding quarter's operating cash flow, before management fees, multiplied by four. This leverage ratio is based on the debt of the Falcon borrower and its subsidiaries, exclusive of the Falcon debentures described below.



     The Falcon credit facilities provide the Falcon borrower with two interest rate options, to which a margin is added: a base rate option, generally the "prime rate" of interest, and an interest rate option rate based on the interbank eurodollar rate. The Falcon borrower credit facilities contain representations and warranties, affirmative and negative covenants, information requirements, events of default and financial covenants. The financial covenants, which are generally tested on a quarterly basis, measure performance against standards set for leverage, debt service coverage, and operating cash flow coverage of cash interest expense.



     The Falcon credit facilities also contain a change of control provision, making it an event of default, and permitting acceleration of the debt, in the event that either:



          (1) Mr. Allen, including his estate, heirs and other related entities, fails to maintain a 51% direct or indirect voting and economic interest in the Falcon borrower, provided that after the consummation of an initial public offering by Charter Holdings or an affiliate of Charter Holdings, the economic interest percentage may be reduced to 25%; or



          (2) A change of control occurs under the indentures governing the Falcon debentures or under the terms of other debt of Falcon.



     The various negative covenants place limitations on the ability of the Falcon borrower and its subsidiaries to, among other things, incur debt, pay dividends, incur liens, make acquisitions, investments or assets sales, or enter into transactions with affiliates. Distributions by the Falcon borrower under its credit facilities to pay interest on the Falcon debentures are generally permitted, except during the existence of a default under the credit facilities.


OTHER SENIOR CREDIT FACILITIES


     In connection with its acquisitions of Bresnan and Avalon, Charter Communications Holding Company will assume or refinance the existing credit facilities of those companies. In the event it assumes such credit facilities, it will attempt, as it has succeeded with respect to Falcon, to renegotiate the terms of such indebtedness on terms substantially similar or identical to the terms of the senior credit facilities for Charter Operating. In the event it is unable to do so, it will assume such indebtedness on its existing terms, if permitted, or refinance such indebtedness. However, we cannot assure you that Charter Communications Holding Company will be


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successful in its effort to assume and renegotiate, or to refinance, any of such existing senior indebtedness.


     BRESNAN. Bresnan's existing credit facilities, under a loan agreement dated February 2, 1999, include a revolving loan facility in the amount of $150 million maturing June 30, 2007, a term loan A facility, in the amount of $328 million, maturing June 30, 2007, and a term loan B facility in the amount of $172 million, maturing February 2, 2008. These facilities are secured in similar fashion to Charter Operating, by guaranties from subsidiaries and pledges of ownership interests and inter-company indebtedness, but not by other real or personal property. Also similar to Charter Operating, interest rates and fees are based on a pricing grid depending upon Bresnan's leverage ratio. As of June 30, 1999, there was $500 million total principal amount outstanding under the Bresnan credit facilities.



     AVALON. Avalon's existing credit facilities, under a loan agreement dated November 5, 1998, include a revolving loan facility, maturing October 31, 2005, a term loan A facility, maturing on October 31, 2005, and a term loan B facility, maturing October 31, 2006, with total commitments under all facilities of approximately $345 million. Unlike the Charter Operating, Bresnan, and Falcon facilities, the Avalon credit facilities are secured by all assets of the borrower and its subsidiaries, real and personal property, including ownership interests and inter-company indebtedness. Similar to Charter Operating, interest rates and fees on the Avalon credit facilities are based on a pricing grid depending upon Avalon's leverage ratio. As of June 30, 1999, there was $180 million total principal amount outstanding under the Avalon credit facilities.


EXISTING PUBLIC DEBT


     THE CHARTER HOLDINGS NOTES. The original 8.250% Charter Holdings notes, 8.625% Charter Holdings notes and 9.920% Charter Holdings notes were issued and the new 8.250% Charter Holdings notes, 8.625% Charter Holdings notes and 9.920% Charter Holdings notes will be issued under three separate indentures, each dated as of March 17, 1999, among Charter Holdings and Charter Communications Holdings Capital Corporation, as the issuers, Marcus Cable Holdings, LLC, as guarantor and Harris Trust and Savings Bank, as trustee. The issuers of the original Charter Holdings notes have commenced an offer to exchange these notes for new Charter Holdings notes by filing and causing to be declared effective a registration statement under the Securities Act of 1933 for the exchange. The form and terms of the new Charter Holdings notes will be the same in all material respects as the form and terms of the original Charter Holdings notes, except that the new Charter Holdings notes will be registered under the Securities Act of 1933 and, therefore, will not bear legends restricting the transfer thereof. At the time of the sale of the original Charter Holdings notes, Marcus Holdings guaranteed the Charter Holdings notes and issued a promissory note to Charter Holdings for certain amounts loaned by Charter Holdings to subsidiaries of Marcus Holdings. At the time of the merger of Charter Holdings with Marcus Holdings, both the guarantee and the promissory note automatically became ineffective under the terms of the Charter Holdings indentures. Consequently, all references in the Charter Holdings indentures and the Charter Holdings notes to the guarantor, the guarantee or the promissory note, and all related matters, such as the pledges of any collateral, became inapplicable. The Charter Holdings notes are general unsecured obligations of the issuers. The 8.250% Charter Holdings notes mature on April 1, 2007 and there is $600 million in total principal amount currently outstanding. The 8.625% Charter Holdings notes will mature on April 1, 2009 and there is $1.5 billion in total principal amount currently outstanding. The 9.920% Charter Holdings discount notes mature on April 1, 2011 and there is $1.475 billion in total principal amount currently outstanding. Net proceeds from the sale of Charter Holdings discount notes were $905.6 million. Cash interest on the 9.920% Charter Holdings notes will not accrue prior to April 1, 2004.


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


     The Charter Holdings notes are senior debts of the co-issuers. They rank equally with the current and future unsecured and unsubordinated debt, including trade payables, of Charter Holdings.



     The issuers will not have the right to redeem the 8.250% Charter Holdings notes prior to their maturity date on April 1, 2007. However, before April 1, 2002, the issuers may redeem up to 35% of each of the 8.625% Charter Holdings notes and the 9.920% Charter Holdings notes with the proceeds of certain offerings of equity securities. In addition, on or after April 1, 2004, the issuers may redeem some or all of the 8.625% Charter Holdings notes and the 9.920% Charter Holdings notes at any time.



     In the event of a specified change of control event, the issuers must offer to repurchase any then-outstanding Charter Holdings notes at 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest.



     The indentures governing the Charter Holdings notes also contain certain events of default, affirmative covenants and negative covenants. Subject to certain important exceptions, the indentures governing the Charter Holdings notes, among other things, restrict the ability of the issuers and certain of their subsidiaries to:


     - incur additional debt;

     - create specified liens;

     - pay dividends on stock or repurchase stock;

     - make investments;

     - sell all or substantially all of our assets or merge with or into other companies;

     - sell assets;

     - in the case of our restricted subsidiaries, create or permit to exist dividend or payment restrictions with respect to us; and

     - engage in certain transactions with affiliates.


     RENAISSANCE NOTES. The original Renaissance notes and new Renaissance notes were issued by Renaissance Media (Louisiana) LLC, Renaissance Media (Tennessee) LLC and Renaissance Media Capital Corporation, with Renaissance Media Group LLC as the Guarantor and the United States Trust Company of New York as the Trustee. Renaissance Media Group LLC, which is the direct or indirect parent company of these issuers, is now a subsidiary of Charter Operating. The Renaissance notes and the Renaissance guarantee are unsecured, unsubordinated debt of the issuers and the guarantor, respectively. In October 1998, the issuers exchanged $163.175 million of the original issued and outstanding 10% senior discount notes due 2008 for an equivalent value of 10% senior discount notes due April 15, 2008. The form and terms of the new Renaissance notes are the same in all material respects as the form and terms of the original Renaissance notes except that the issuance of the new Renaissance notes was registered under the Securities Act.



     There will not be any payment of interest in respect of the Renaissance notes prior to October 15, 2003. Interest on the Renaissance notes shall be paid semi-annually in cash at a rate of 10% per annum beginning on October 15, 2003. The Renaissance notes are redeemable at the option of the issuer, in whole or in part, at any time on or after April 15, 2003, initially at 105% of their principal amount at maturity, plus accrued interest, declining to 100% of the principal amount at maturity, plus accrued interest, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the issuers may redeem up to 35% of the original total principal amount at maturity of the Renaissance notes with the proceeds of one or more sales of capital stock at


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

110% of their accreted value on the redemption date, provided that after any such redemption at least $106 million total principal amount at maturity of Renaissance notes remains outstanding.


     Upon a change of control, the issuers will be required to make an offer to purchase the Renaissance notes at a purchase price equal to 101% of their accreted value on the date of the purchase, plus accrued interest, if any. Our acquisition of Renaissance triggered this requirement. In May 1999, we made an offer to repurchase the Renaissance notes, and holders of Renaissance notes representing 30% of the total principal amount outstanding at maturity tendered their Renaissance notes for repurchase.



     The indenture contains certain covenants that restrict the ability of the issuers and their restricted subsidiaries to:


     - incur additional debt;

     - create liens;

     - engage in sale-leaseback transactions;

     - pay dividends or make contributions in respect of their capital stock;

     - redeem capital stock;

     - make investments or certain other restricted payments;

     - sell assets;

     - issue or sell stock of restricted subsidiaries;

     - enter into transactions with stockholders or affiliates; or

     - effect a consolidation or merger.


     As of June 30, 1999, there was outstanding $114.4 million, total principal amount at maturity of Renaissance notes, with an accreted value of $82.6 million.



HELICON NOTES



     On November 3, 1993, The Helicon Group, L.P. and Helicon Capital Corp. jointly issued $115.0 million aggregate principal amount of 11% senior secured notes due 2003. On February 3, 1994, the issuers exchanged the original Helicon notes for an equivalent value of new Helicon notes. The form and terms of the new Helicon notes are the same as the form and terms of the corresponding original Helicon notes except that the new Helicon notes were registered under the Securities Act of 1933 and, therefore the new Helicon notes do not bear legends restricting their transfer. The Helicon notes bear interest at a rate of 11% per annum.



     The Helicon notes are senior obligations of the issuers and are secured by substantially all of their cable assets, subject to a number of exceptions. The Helicon notes may be redeemed at the option of the issuers in whole or in part at any time, at specified redemption prices plus accrued interest to the date of redemption. Beginning on November 1, 1999 we may call the Helicon notes at a redemption price of 103% of total principal amount, plus accrued interest. The Helicon notes were issued with original issue discount.



     Among other restrictions, the indenture governing the Helicon notes restricts the ability of the issuers and some of their subsidiaries to:



     - incur additional debt;



     - make specified distributions;



     - redeem equity interests;



     - enter into transactions with affiliates; and

     - merge or consolidate with or sell substantially all of the assets of the issuers.



     The issuers are required to redeem $25 million principal amount of the Helicon notes on each of November 1, 2001 and November 1, 2002. Upon specified change of control events, the issuers are required to make an offer to purchase all of the Helicon notes at a price equal to 101% of their accreted value until November 1, 1996, and at a price equal to 101% of their principal amount thereafter, plus, in each case, accrued interest to the date of purchase. Our acquisition of Helicon triggered this obligation. We intend to repurchase the Helicon notes within 120 days of the closing of the Helicon Acquisition.



     The indenture governing the Helicon notes restricts, among other things, the ability of the issuers and some of their subsidiaries to:



     - incur additional debt;



     - make specified distributions;



     - redeem equity interests;



     - enter into transactions with affiliates; and



     - merge or consolidate with or sell substantially all of the assets of the issuers.



     As of June 30, 1999, $115.0 million total principal amount of the Helicon notes remains outstanding.


PUBLIC DEBT TO BE ASSUMED IN CONNECTION WITH OUR PENDING ACQUISITIONS

  THE FALCON DEBENTURES. The Falcon debentures, consisting of 8.375% Series A senior debentures due 2010 and 9.285% Series A senior discount debentures due 2010, were issued by Falcon Holding Group, L.P. and Falcon Funding Corporation on April 3, 1998. On August 5, 1998, the issuers proposed an exchange offer whereby the outstanding $375 million Series A senior debentures and $435.25 million Series A senior discount debentures were exchanged for an equivalent value of Series B senior debentures and Series B senior discount debentures. The form and terms of the new debentures are the same as the form and terms of the corresponding original Falcon debentures except that the issuance of the exchange debentures was registered under the Securities Act of 1933 and, therefore, the exchange debentures do not bear legends restricting the transfer thereof.

     The Falcon debentures will mature on April 15, 2010. Interest on the Falcon debentures accrues from the issue date or from the most recent interest payment date to which interest has been paid or provided for, payable semiannually on April 15 and October 15 of each year. No interest on the Series B senior discount debentures will be paid prior to April 15, 2003. The issuers may, however, elect to commence accrual of cash interest on any payment date, in which case the outstanding principal amount at maturity of Series B senior discount debenture will be reduced to the accreted value of such Series B senior discount debenture as of such interest payment date and the interest will be payable semiannually in cash on each interest payment date thereafter.


     The Falcon debentures will be redeemable at the option of the issuers, in whole or in part, at any time on or after April 15, 2003, at a premium and, in each case, plus accrued and unpaid interest, if any, to the date of redemption. This premium declines over time to 100% of their principal amount, plus accrued and unpaid interest, if any, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the issuers may redeem, at a premium, up to 35% of the total principal amount or accreted value, as applicable, of the Falcon debentures with the net cash proceeds of specified equity issuances, in each case plus accrued and unpaid interest, if any, to the date of redemption. Following a redemption, at least 65% in total principal amount at maturity of the Falcon senior discount debentures and $195 million of the total principal amount of Falcon senior debentures must remain outstanding.

     In the event of specified change of control events, the holders of the Falcon debentures will have the right to require the issuers to purchase their Falcon debentures at a price equal to 101% of their principal amount or accreted value, as applicable, plus accrued and unpaid interest, if any, to the date of purchase. The Falcon acquisition will give rise to this right.


     The Falcon debentures are joint and several senior unsecured obligations of the issuers. The Falcon debentures are the obligations of the issuers only, and the issuers' subsidiaries do not have any obligation to pay any amounts due under the Falcon debentures. Therefore, the Falcon debentures are effectively subordinated to all existing and future liabilities of the issuers' subsidiaries.

     Among other restrictions, the indentures governing the Falcon debentures contain certain limitations on the issuers' and their specified subsidiaries' ability to:

     - incur additional debt;

     - make restricted payments;

     - create certain liens;

     - sell all or substantially all of their assets or merge with or into other companies;

     - invest in unrestricted subsidiaries and affiliates;

     - pay dividends or make any other distributions on any capital stock; and


     - guarantee any debt which is equal or subordinate in right of payment to the Falcon debentures.



     As of June 30, 1999, there was $683.7 million in total principal amount outstanding on the Falcon debentures.


THE AVALON 11 7/8% NOTES


     Avalon Cable LLC, Avalon Cable of Michigan Holdings, Inc. and Avalon Cable Holdings Finance Inc. are currently in the process of offering to exchange $196 million total principal amount at maturity of new 11 7/8% senior discount notes for $196 million total principal amount at maturity of their outstanding 11 7/8% senior discount notes due December 1, 2008 which were issued in December 1998. The exchange offer is subject to customary conditions that the issuers may waive. The new Avalon 11 7/8% notes are substantially identical to the original Avalon 11 7/8% notes except that they will be registered under the Securities Act of 1933 and, therefore, are not subject to the same transfer restrictions. The issuers will receive no proceeds from the exchange offer.



     The Avalon 11 7/8% notes are guaranteed by Avalon Cable of Michigan, Inc., an equity holder in Avalon Cable LLC, and its sole stockholder, Avalon Cable of Michigan Holdings, Inc.



     Before December 1, 2003, there will be no current payments of cash interest on the Avalon 11 7/8% notes. The new Avalon 11 7/8% notes will accrete in value at a rate of 11 7/8% per annum, compounded semi-annually, to an aggregate principal amount of $196 million on December 1, 2003. After December 1, 2003, cash interest on the Avalon 11 7/8% notes:


     - will accrue at the rate of 11 7/8% per year on the principal amount at maturity of the new notes, and

     - will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing June 1, 2004.


     On December 1, 2003, the issuers will be required to redeem an amount equal to $369.79 per $1,000 in principal amount at maturity of each Avalon 11 7/8% note, on a pro rata basis at a


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redemption price of 100% of the principal amount at maturity of the Avalon
11 7/8% notes so redeemed.


     On or after December 1, 2003, the issuers may redeem the Avalon 11 7/8% notes, in whole or in part. Before December 1, 2001, the issuers may redeem up to 35% of the total principal amount at maturity of the Avalon 11 7/8% notes with the proceeds of one or more equity offerings and/or strategic equity investments.


     In the event of specified change of control events, holders of the Avalon 11 7/8% notes will have the right to sell their Avalon 11 7/8% notes to the issuers at 101% of (a) the accreted value of the Avalon 11 7/8% notes in the case of repurchases of Avalon notes prior to December 1, 2003 or (b) the total principal amount of the Avalon 11 7/8% notes in the case of repurchases of Avalon 11 7/8% notes on or after December 1, 2003, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. Our acquisition of Avalon will trigger this right.

     Among other restrictions, the indenture governing the Avalon 11 7/8% notes limits the ability of the issuers and their specified subsidiaries to:

     - incur additional debt;

     - pay dividends or make specified other restricted payments;

     - enter into transactions with affiliates;

     - sell assets or subsidiary stock;

     - create liens;

     - restrict dividends or other payments from restricted subsidiaries;

     - merge, consolidate or sell all or substantially all of their combined assets; and

     - with respect to restricted subsidiaries, issue capital stock.


     As of June 30, 1999, the total accreted value of the outstanding Avalon 11 7/8% notes was $114.8 million.


THE AVALON 9 3/8% NOTES


     Avalon Cable LLC, Avalon Cable of New England, LLC, Avalon Cable Finance, Inc. and Avalon Cable of Michigan, Inc. will be offering to exchange $150 million principal amount of new 9 3/8% senior subordinated notes due 2008 for $150 million total principal amount of their outstanding original 9 3/8% senior subordinated notes due 2008 which were issued in December 1998. The form and terms of the new Avalon 9 3/8% notes are substantially the same as the form and terms of the original Avalon 9 3/8% notes except that the new Avalon 9 3/8% notes will be registered under the federal securities laws and will not bear a legend restricting the transfer thereof. The exchange offer will be subject to customary conditions which the issuers may waive.



     Interest on the Avalon 9 3/8% notes accrues at a rate of 9.375% per annum from the date of issuance and will be payable semiannually in arrears on June 1 and December 1, commencing on June 1, 1999. Avalon Cable of Michigan, Inc. will guarantee the obligations of Avalon Cable LLC with respect to the Avalon 9 3/8% notes. Avalon Cable of Michigan, Inc., however, does not have any significant assets other than its interest in Avalon Cable LLC.


     On or after December 1, 2003, the issuers may redeem the Avalon 9 3/8% notes in whole or in part. Until December 1, 2001, the issuers may redeem up to 35% of the total principal amount of the Avalon 9 3/8% notes at a redemption price equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest, if any, and liquidated damages, if any, with the net cash proceeds of a strategic equity investment and/or an equity offering. Following the redemption, at

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least 65% of the total principal amount of the Avalon 9 3/8% notes must remain outstanding after each redemption.

     Upon the occurrence of specified change of control events or the sale of certain assets, holders of the Avalon 9 3/8% notes will have the opportunity to sell their Avalon 9 3/8% notes to the issuers at 101% of their face amount, plus accrued and unpaid interest and liquidated damages, if any, to the date of purchase. Our acquisition of Avalon will trigger this right.

     The Avalon 9 3/8% notes are general unsecured obligations of the issuers and are subordinate in right of payment to all existing and future senior debt of the issuers. The Avalon 9 3/8% notes rank equal in right of payment to any senior subordinated debt of the issuers and rank senior in the right of payment to all subordinated debt of the issuers.

     Among other restrictions, the indenture governing the new Avalon 9 3/8% notes limits the activities of the issuers and of their specified subsidiaries to:

          - incur additional debt;

          - pay dividends or make other restricted payments;

          - enter into transactions with affiliates;

          - sell assets or subsidiary stock;

          - create liens;

          - merge, consolidate or sell all or substantially all or their combined assets;

          - incur debt that is senior to the Avalon 9 3/8% notes but junior to senior debt; and

          - issue capital stock.


     As of June 30, 1999, there was $150.0 million total principal outstanding on the Avalon 9 3/8% notes.


THE BRESNAN NOTES


     On February 2, 1999, Bresnan Communications Group LLC and Bresnan Capital Corporation jointly issued $170 million total principal amount of 8% Series A senior notes due 2009 and $275 million total principal amount at maturity of 9 1/4% Series A senior discount notes due 2009.



     The Bresnan notes have not been registered under the Securities Act of 1933 and, therefore, bear legends restricting their transfer. Pursuant to the terms of the indentures governing the Bresnan notes, the issuers have filed and caused to be declared effective a registration statement under the Securities Act of 1933 for the exchange of the original Bresnan notes for new Bresnan notes. The form and terms of the new Bresnan notes are the same in all material respects as the form and terms of the original Bresnan notes. To avoid penalty interest or an increased rate of accretion on the Bresnan notes, the issuers are required to exchange all of the Bresnan notes validly tendered within 210 days of the issue date.


     The Bresnan senior notes bear interest at 8% per year from the original issue date or from the most recent date to which interest has been paid or provided for, payable semiannually on February 1 and August 1 of each year, commencing on August 1, 1999. The Bresnan senior discount notes bear interest at 9 1/4% per year, compounded semiannually, to a total principal amount of $275 million by February 1, 2004, unless the issuers elect to accrue interest on or after February 1, 2002. On and after August 1, 2004, interest on the Bresnan senior discount notes will accrue at a rate of 9 1/4% per year and will be payable in cash semiannually in arrears on February 1 and August 1.

     The Bresnan senior notes are not redeemable prior to February 1, 2004. During the year 2004, the Bresnan senior notes are redeemable at 104.00% of the principal amount plus accrued

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and unpaid interest. The premium decreases to 102.667% in 2005, 101.33% in 2006 and 100% on or after February 1, 2007.


     The Bresnan senior discount notes are not redeemable prior to February 1, 2004. During the year 2004, the Bresnan senior discount notes will be redeemable at 104.625% of their accreted value plus accrued and unpaid interest. The premium decreases to 103.083% in 2005, 101.542% in 2006 and 100% in 2007.


     At any time prior to February 1, 2002, the issuers may redeem up to 35% of the total principal amount of the Bresnan senior notes at a redemption price equal to 108% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of redemption with the net cash proceeds of one or more equity offerings. Following such redemption, at least 65% of the total principal amount of the Bresnan senior notes must remain outstanding.

     At any time prior to February 1, 2002, the issuers may also redeem up to 35% of the total principal amount at maturity of the Bresnan senior discount notes at a redemption price equal to 109.250% of the accreted value thereof plus accrued and unpaid interest, if any, to the date of redemption, with the net cash proceeds of one or more equity offerings. Following such redemption, at least 65% of the total principal amount of the Bresnan senior discount notes must remain outstanding.

     The Bresnan notes will be senior unsecured obligations of the issuers and will rank equal in right of payment with all existing and future senior debt of and will be senior in right of payment to all its existing and future subordinated debt. Bresnan Capital Corporation has no, and the terms of the indenture governing the Bresnan notes prohibit it from having any, obligations other than the Bresnan notes.

     Upon the occurrence of specified change of control events, each holder of Bresnan notes shall have the right to require the issuers to purchase all or any part of such holder's notes at a purchase price of 101% of the principal amount in the case of the Bresnan senior notes, and 101% of the accreted value thereof in the case of the Bresnan senior discount notes, plus accrued and unpaid interest, if any, to the purchase date.

     Among other restrictions, the indenture governing the Bresnan notes limits the ability of Bresnan Communications Group LLC and its specified subsidiaries to:

          - incur additional debt;

          - make specified restricted payments;

          - create liens;

          - create or permit any restrictions on the payment of dividends or other distributions to Bresnan Communications Group LLC;

          - guarantee debt;

          - consolidate with, merge into or transfer all or substantially all of their assets;

          - sell assets; and

          - transact business with their affiliates.


     As of June 30, 1999, there was $345.0 million in total principal outstanding on the Bresnan notes.


RIFKIN NOTES


     The Rifkin notes were issued by Rifkin Acquisition Partners, L.L.L.P. and Rifkin Acquisition Capital Corp. as co-issuers, subsidiaries of the partnership other than Rifkin Acquisition Capital Corp. as guarantors, and Marine Midland Bank as trustee. In March 1996, the issuers exchanged


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$125.0 million aggregate principal amount of the originally issued and outstanding 11 1/8% senior subordinated notes due 2006 for an equivalent value of new 11 1/8% senior subordinated notes due 2006. The form and terms of the new Rifkin notes are substantially identical to the form and terms of the original Rifkin notes except that the new Rifkin notes have been registered under the Securities Act and, therefore, do not bear legends restricting the transfer thereof. Interest on the Rifkin notes accrues at the rate of 11 1/8% per annum and is payable in cash semi-annually in arrears on January 15 and July 15 of each year, commencing July 15, 1996.



     The Rifkin notes are redeemable at the issuers' option, in whole or in part, at any time on or after January 15, 2001, at 105.563% of the principal amount together with accrued and unpaid interest, if any, to the date of the redemption. This redemption premium declines over time to 100% of the principal amount, plus accrued and unpaid interest, if any, on or after January 15, 2005.



     Upon the occurrence of a change of control, each holder of Rifkin notes will have the right to require the issuers to purchase all or a portion of such holder's notes at 101% of the principal amount thereof, together with accrued and unpaid interest, to the date of purchase. Our acquisition of Rifkin will trigger this requirement and we will make an offer to repurchase the Rifkin notes.


     The Rifkin notes are jointly and severally guaranteed on a senior subordinated basis by specified subsidiaries of the issuers. The guarantees of the Rifkin notes will be general unsecured obligations of the guarantors and will be subordinated in right of to all existing and future senior debt of the guarantors.

     Among other restrictions, the indentures governing the Rifkin notes contain covenants which limit the ability of the issuers and specified subsidiaries to:

     - assume additional debt and issue specified additional equity interests;

     - make restricted payments;

     - enter into transactions with affiliates;

     - incur liens;

     - make specified contributions and payments to Rifkin Acquisition Partners, L.L.L.P.;

     - transfer specified assets to subsidiaries; and

     - merge, consolidate, and transfer all or substantially all of the assets of Rifkin Acquisition Partners, L.L.L.P. to another person.


     As of June 30, 1999, there was $125.0 million total principal outstanding on the Rifkin notes.


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               DESCRIPTION OF CAPITAL STOCK AND MEMBERSHIP UNITS

GENERAL


     Upon the completion of the offering, the capital stock of CCI and the provisions of CCI's certificate of incorporation and bylaws will be as described below. These summaries are qualified by reference to the certificate of incorporation and the bylaws, copies of which will be filed with the Securities and Exchange Commission as exhibits to our registration statement, of which this prospectus forms a part.



     Our authorized capital stock will consist of 1.5 billion shares of Class A common stock, par value $.001 per share, 1.0 billion shares of Class B common stock, par value $.001 per share and 250 million shares of preferred stock, par value $.001 per share.


COMMON STOCK

     As of the completion of the offering, there will be           shares of
Class A common stock issued and outstanding and           shares of Class B
common stock issued and outstanding.


     VOTING RIGHTS. The holders of Class A common stock and Class B common stock generally have identical rights, except (A) each holder of Class A common stock is entitled to one vote per share and each holder of Class B common stock is entitled to the number of votes per share equal to: (i) ten, multiplied by the sum of (a) the number of shares of Class B common stock held by the holder and (b) the number of shares of Class B common stock into which the Charter Communications Holding Company membership units held as of the applicable record date, directly or indirectly, by the holder are exchangeable pursuant to an agreement between the corporation and the holder; divided by (ii) the number of shares of Class B common stock held by such holder; and (B) the holders of Class B common stock have the sole power to amend the provisions of CCI's certificate of incorporation relating to the activities in which CCI may engage. See "Certain Relationships and Related Transactions -- Allocation of Business Opportunities with Mr. Allen". The Class B common stockholders are entitled to elect all but one member of CCI's board of directors. Class A and Class B common stockholders, voting together as one class, are entitled to elect the members of CCI's board of directors that are not elected by the holders of the Class B common stock or by the holders of any series of preferred stock which is entitled to elect directors. Holders of shares of Class A common stock and Class B common stock are not entitled to cumulate their votes in the election of directors. Other than the election of directors and any matters where Delaware law or CCI's certificate of incorporation requires otherwise, all matters to be voted on by stockholders must be approved by a majority of the votes entitled to be cast by the shares of Class A common stock and Class B common stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any preferred stock. Amendments to CCI's certificate of incorporation that would alter or change the powers, preferences or special rights of the Class A common stock or the Class B common stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the outstanding shares affected by the amendment, voting as a separate class. In addition, any amendment to CCI's certificate of incorporation (1) to issue any Class B common stock other than in exchange for Charter Communications Holding Company membership units and other than pursuant to specified stock splits and dividends, (2) to issue stock having more than one vote per share or (3) affecting the voting powers of the Class B common stock, shall be approved upon the affirmative vote of the holders of at least a majority of the voting power of the outstanding Class B common stock, voting as a separate class. If for any reason the Class B common stock no longer is high vote stock, then CCI will assign to Charter Investment its rights and obligations as sole manager of Charter Communications Holding Company under the CCI management agreement and of Charter Operating under the Charter Operating management agreement.


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

     DIVIDENDS. Holders of Class A common stock and Class B common stock will share ratably (based on the number of shares of common stock held) in any dividend declared by CCI's board of directors, subject to any preferential rights of any outstanding preferred stock. Dividends consisting of shares of Class A common stock and Class B common stock may be paid only as follows: (i) shares of Class A common stock may be paid only to holders of shares of Class A common stock, and shares of Class B common stock may be paid only to holders of Class B common stock; and (ii) the number of shares of each class of common stock payable per share of such class of common stock shall be equal in number.


     CONVERSION OF CLASS B COMMON STOCK. Each share of outstanding Class B common stock will automatically convert into one share of Class A common stock if at any time (1) Mr. Allen and his affiliates dispose of shares of CCI common stock or Charter Communications Holding Company membership units such that after such dispositions the value of their aggregate investment in CCI and Charter Communications Holding Company measured as of the closing date of this offering and (2) at any time following this event, the value of all shares of capital stock of CCI and its subsidiaries owned by Mr. Allen and his affiliates is less than 5% of the consolidated stockholders' equity of CCI and its subsidiaries. Each holder of a share of Class B common stock has the right to convert such shares into one share of Class A common stock at any time on a one-for-one basis. Only approved Class B common stockholders may own shares of Class B common stock. Approved Class B common stockholders are Paul G. Allen, Jerald L. Kent, Barry L. Babcock, Howard L. Wood and entities controlled by Messrs. Allen, Kent, Babcock and Wood. If an approved Class B common stockholder transfers any shares of Class B common stock to a person other than an approved Class B common stockholder, these shares of Class B common stock will automatically convert into shares of Class A common stock. In this context, "controlled" means the ownership of more than 50% of the voting power of an entity and "transfer" means the transfer of record or beneficial ownership of any such share of Class B common stock.



     OTHER RIGHTS. In the event of any merger or consolidation by CCI with or into another company in connection with which shares of CCI's common stock are converted into or exchanged for shares of stock, other securities or property (including cash), all holders of CCI's common stock, regardless of class, will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), provided that if the shares of CCI's common stock are converted into or exchanged for shares of capital stock, such shares of capital stock may differ to the extent and only to the extent that the Class A common stock and the Class B common stock differ as provided in CCI's certificate of incorporation.


     Upon CCI's liquidation, dissolution or winding up, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock, regardless of class, are entitled to share ratably in any assets and funds available for distribution to holders of shares of common stock.

     No shares of any class of common stock are subject to redemption or have preemptive rights to purchase additional shares of common stock.

     Upon consummation of the offering, all the outstanding shares of Class A common stock and Class B common stock will be legally issued, fully paid and nonassessable.

PREFERRED STOCK


     Upon the closing of the offering, CCI's board of directors will be authorized, without further stockholder approval, to issue from time to time up to an aggregate of 250 million shares of preferred stock in one or more series and to fix the numbers, powers, designations, preferences, and any special rights of the shares of each such series thereof, including the dividend rights, dividend rates, conversion rights, voting rights (subject, if applicable, to the approval of holders of the Class B common stock), terms of redemption (including sinking fund provisions), redemption price or prices, liquidation preferences and the number of shares constituting any


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

series or designations of such series. Upon the closing of the offering, there will be no shares of preferred stock outstanding. CCI has no present plans to issue any shares of preferred stock.

OPTIONS


     As of June 30, 1999, options to purchase a total of 9,494,081 membership units in Charter Communications Holding Company were outstanding pursuant to the Charter Communications Holding Company 1999 option plan. None of these options will vest before April 2000. In addition, 7,044,127 options to purchase units in Charter Communications Holding Company were outstanding pursuant to an employment agreement and a related agreement with CCI's chief executive officer. Of these options, 1,761,032 vested on December 23, 1998, with the remainder vesting at a rate of 1/36th on the first of each month for months 13 through 48.


ANTI-TAKEOVER EFFECTS OF PROVISIONS OF CCI'S CERTIFICATE OF INCORPORATION AND BYLAWS

     Provisions of CCI's certificate of incorporation and bylaws will be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt that a stockholder might consider in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

     SPECIAL MEETING OF STOCKHOLDERS. Our bylaws provide that special meetings of our stockholders may be called only by the chairman of our board of directors or a majority of our board of directors.


     ADVANCE NOTICE REQUIREMENTS FOR STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS. Our bylaws provide that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders, must provide timely notice thereof in writing. To be timely, a stockholder's notice must be delivered to or mailed and received at our principal executive offices, not less than 90 days nor more than 120 days prior to the annual meeting; provided, that in the event that less than 100 days' notice or prior public disclosure of the date of the annual meeting is given or made to stockholders, notice by the stockholder to be timely must be received by the close of business on the 10th day following the date on which notice of the date of the meeting is given to stockholders or made public, whichever first occurs. Our bylaws also specify requirements as to the form and content of a stockholder's notice. These provisions may preclude stockholders from bringing matters before an annual meeting of stockholders or from making nominations for directors at an annual meeting of stockholders.


     AUTHORIZED BUT UNISSUED SHARES. The authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

MEMBERSHIP UNITS


     Immediately following the offering, there will be             Charter
Communications Holding Company common membership units issued and outstanding,
               of which will be held by Charter Investment,                of
which will be held by Vulcan Cable III and                of which will be held
by CCI.



     The number of outstanding Charter Communications Holding Company membership units that CCI owns will at all times, to the extent practicable, equal the number of shares of CCI's outstanding common stock. CCI's Charter Communications Holding Company membership units will be a separate series of membership units entitling CCI to have at least a majority of the voting power of all membership units of Charter Communications Holding Company. However, if for any reason our Class B common stock no longer is high vote stock, then the Charter Communications Holding Company operating agreement provides that the Charter Communications Holding Company membership units held by CCI will no longer have special voting privileges and the Charter Communications Holding Company membership units held by Charter Investment and Vulcan Cable III will control Charter Communications Holding Company.



     The net cash proceeds that CCI receives from any issuance of shares of common stock will be concurrently transferred to Charter Communications Holding Company in exchange for membership units equal in number to the number of shares of common stock issued by CCI.



     In addition to common membership units, as part of the consideration for the Rifkin acquisition, specified sellers may elect to receive preferred membership units in Charter Communications Holding Company. The value of these units will accrete at an annual rate of 8.0% and will be mandatorily redeemable by Charter Communications Holding Company after 15 years. The holders of these preferred units will have the right to cause Charter Communications Holding Company to redeem these units for five years from the acquisition closing. If the acquisition closes prior to this offering, the preferred units will be exchangeable for shares of Class A common stock in CCI.


EXCHANGE AGREEMENT


     Upon the closing of the offering, we will have entered into an agreement permitting Vulcan Cable III and Charter Investment to exchange at any time any or all of their Charter Communications Holding Company membership units for shares of Class B common stock. The agreement will also permit all holders of Charter Communications Holding Company membership units other than CCI, Vulcan Cable III and Charter Investment to exchange at any time any or all of their membership units for shares of Class A common stock.


SPECIAL ALLOCATION OF LOSSES


     Charter Communications Holding Company's operating agreement will provide that through the end of 2003, losses of Charter Communications Holding Company that would otherwise have been allocated to CCI (generally based on the percentage of membership units in Charter Communications Holding Company held by
it) will instead be allocated, on a per unit basis, to the membership units held by Vulcan Cable III and Charter Investment at the time of the closing of the offering. At the time that Charter Communications Holding Company first has profits that would otherwise have been allocated to CCI (generally based on the percentage of membership units in Charter Communications Holding Company held by
it), such profits will instead be allocated to the membership units held (at the time of the closing of the offering) by Vulcan Cable III and Charter Investment until such time as the amount of profits specially allocated to each such membership unit is equal to the amount of losses specially allocated to each such membership unit pursuant to the previous sentence. These provisions are collectively referred to as the special tax allocations.



     In certain situations, the special tax allocations could result in CCI having to pay taxes in an amount that is more or less than if Charter Communications Holding Company had allocated profits and losses to CCI in proportion to the number of membership units it owns. For example, if Vulcan Cable III exchanged some or all of its membership units with CCI for Class B common stock prior to the date that special allocations of profits to Vulcan Cable III were sufficient to reverse all prior special allocations of losses, it is possible that CCI could be required to pay higher taxes in years following such an exchange than if the special tax allocations had not been adopted. However, CCI does not anticipate that the special tax allocations would result in CCI having to pay taxes in an amount that is materially different on a present value basis than the taxes that would be payable had the special tax allocations not been adopted, although there is no assurance that a material difference will not result.

REGISTRATION RIGHTS


     HOLDERS OF CLASS B COMMON STOCK. Pursuant to a registration rights agreement that CCI will enter into with the holders of its Class B common stock, these holders have the right to cause us to register the shares of Class A common stock issued to them upon conversion of their shares of Class B common stock.



     This registration rights agreement provides that each eligible holder is entitled to unlimited "piggyback" registration rights permitting them to include their shares of Class A common stock in registration statements filed by us. These holders may also exercise their demand rights causing us, subject to specified limitations, to register their Class A shares, provided that the
amount of shares subject to each demand constitutes at least      % of CCI's
outstanding common stock on the date of such demand or has a market value in
excess of $     million. We are obligated to pay the costs associated with all such registrations.



     Immediately following the offering,                shares of Class A common
stock issuable upon conversion of outstanding Class B common stock and conversion of Class B common stock issuable upon exchange of Charter Communications Holding Company membership units will be subject to the registration rights described above.



     RIFKIN SELLERS. Pursuant to the registration rights agreement CCI will enter into with specified sellers in the Rifkin acquisition, these sellers are entitled to registration rights with respect to the shares of Class A common stock issuable upon exchange of the membership units in Charter Communications Holding Company which may be issued as part of the purchase price for the Rifkin acquisition.



     The registration rights agreement will provide that these Rifkin holders are entitled to unlimited "piggyback" registration rights. These holders will also have the right, subject to certain limitations, to make two "demands" that we register the Class A common shares they own, provided that the amount of Class A common shares subject to such demand constitutes a specified minimum market value. We will most likely pay the costs associated with all such registrations.



     FALCON SELLERS. Pursuant to the registration rights agreement CCI will enter into with specified sellers in the Falcon acquisition, these sellers are entitled to registration rights with respect to the shares of Class A common stock issuable upon exchange of Charter Communications Holding Company membership units to be issued to them as part of the consideration for the Falcon acquisition



     These Falcon sellers or their permitted transferees will have "piggyback" registration rights and, beginning 180 days after the offering, up to four "demand" registration rights with respect to the Class A common stock issued upon exchange of the Charter Communications Holding Company membership units. The demand registration rights must be exercised with respect to tranches of Class A common stock worth at least $40 million at the time of notice of demand or at least $60 million at the initial public offering price. A majority of the holders of Class A common stock making a demand may also require us to satisfy our registration obligations by filing a shelf registration statement. The selling holders of Class A common stock may also exercise their piggyback rights with respect to the offering, to the extent this offering occurs prior to or concurrently with the closing of the Falcon acquisition.



     BRESNAN SELLERS. Pursuant to the registration rights agreement CCI will enter into with specified sellers under the Bresnan acquisition, these sellers are entitled to registration rights with respect to the shares of Class A common stock issuable upon exchange of the Charter Communications Holding Company membership units to be issued in the Bresnan acquisition.

     The Bresnan sellers collectively will have unlimited "piggyback" registration rights and, beginning 180 days after this offering, up to four "demand" registration rights with respect to the Class A common stock issued in exchange for the membership units in Charter Communications Holding Company. The demand registration rights must be exercised with respect to tranches of Class A common stock worth at least $40 million at the time of notice of demand or at least $60 million at the initial public offering price.


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is                ,
New York, New York.

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

                        SHARES ELIGIBLE FOR FUTURE SALE


     Prior to the offering, there has been no public market for the shares of Class A common stock. Upon the completion of the offering, CCI will have shares of Class A common stock issued and outstanding. In addition, the following shares of Class A common stock will be issuable in the future:



     - shares of Class A common stock will be issuable upon conversion of Class B common stock issuable upon exchange of Charter Communications Holding Company membership units held by Vulcan Cable III and Charter Investment. These membership units are exchangeable for shares of Class B common stock at any time following the closing of the offering on a one-for-one basis. Shares of Class B common stock are convertible into shares of Class A common stock at any time following the closing of the offering on a one-for-one basis;



     - shares of Class A common stock will be issuable upon the exchange of Charter Communications Holding Company membership units issued to specified sellers in our pending acquisitions, assuming the relevant sellers elect to receive the maximum number of Charter Communications Holding Company membership units that they are entitled to receive;



     - shares of Class A common stock will be issuable upon the exchange of Charter Communications Holding Company membership units that are received upon the exercise of options granted under the Charter Communications Holding Company 1999 option plan and to CCI's chief executive officer. Upon issuance, these membership units will be immediately exchanged for shares of Class A common stock, without any further action by the optionholder; and



     - shares of Class A common stock will be issuable upon conversion of outstanding shares of Class B common stock on a one-for-one basis.



     Of the total number of our shares of Class A common stock issued or
issuable as described above,           shares will be eligible for immediate
public resale following the later of their issuance and the completion of this offering. CCI, all of its directors and executive officers, Charter Communications Holding Company, Charter Investment and Vulcan Cable III have agreed not to dispose of or hedge any of their Class A common stock or their Charter Communications Holding Company membership units or securities convertible into or exchangeable for Class A common stock or membership units during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co.



     In addition, of the total number of shares of Class A common stock issued
or issuable as described above,                shares may only be sold in
compliance with Rule 144 under the Securities Act of 1933, unless registered under the Securities Act of 1933 pursuant to demand or piggyback registration rights. Substantially all of the shares of Class A common stock issuable upon exchange of Charter Communications Holding Company membership units and all shares of Class A common stock issuable upon conversion of shares of our Class B common stock will have demand and piggyback registration rights attached to them, including those issuable to Mr. Allen through Charter Investment and Vulcan Cable III.


     The sale of a substantial number of shares of Class A common stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A common stock. In addition, any such sale or perception could make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that we deem appropriate.

     We anticipate that a registration statement on Form S-8 covering the Class A common stock that may be issued pursuant to the exercise of options under the Charter Communications Holding Company 1999 option plan will be filed promptly after completion of the offering. The shares of Class A common stock covered by the Form S-8 registration statement generally may be resold in the public market without restriction or limitation, except in the case of our affiliates who generally may only resell such shares in accordance with the provisions of Rule 144 of the Securities Act of 1933, other than the holding period requirement.


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                    CERTAIN UNITED STATES TAX CONSIDERATIONS
                         FOR NON-UNITED STATES HOLDERS

GENERAL


     The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of our Class A common stock by a non-U.S. Holder. As used in this prospectus, the term "non-U.S. holder" is any person or entity that, for United States federal income tax purposes, is either a nonresident alien individual, a foreign corporation, a foreign partnership or a foreign trust, in each case not subject to United States federal income tax on a net basis in respect of income or gain with respect to our common stock.


     This discussion does not address all aspects of United States federal income and estate taxes that may be relevant to a particular non-U.S. holder in light of the holder's particular circumstances. This discussion is not intended to be applicable in all respects to all categories of non-U.S. holders, some of whom may be subject to special treatment under United States federal income tax laws, including "controlled foreign corporations," "passive foreign investment companies," and "foreign personal holding companies". Moreover, this discussion does not address United States state or local or foreign tax consequences. This discussion is based on provisions of the Internal Revenue Code of 1986, as amended, existing and proposed regulations promulgated under, and administrative and judicial interpretations of, the Internal Revenue Code in effect on the date of this prospectus. All of these authorities may change, possibly with retroactive effect or different interpretations. The following summary is included in this prospectus for general information. Accordingly, prospective investors are urged to consult their tax advisors regarding the United States federal, state, local and non-United States income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

     An individual may be deemed to be a resident alien, as opposed to a nonresident alien, by virtue of being present in the United States for at least 31 days in the calendar year and for an aggregate of at least 183 days during a three-year period ending in the current calendar year. In determining whether an individual is present in the United States for at least 183 days, all of the days present in the current year, one-third of the days present in the immediately preceding year and one-sixth of the days present in the second preceding year are counted. Resident aliens are subject to United States federal income and estate tax in the same manner as United States citizens and residents.

DIVIDENDS

     We do not anticipate paying cash dividends on our capital stock in the foreseeable future. See "Dividend Policy". In the event, however, that dividends are paid on shares of our Class A common stock, dividends paid to a non-U.S. holder of our Class A common stock generally will be subject to United States withholding tax at a 30% rate, unless an applicable income tax treaty provides for a lower withholding rate. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under a relevant income tax treaty.

     Currently, the applicable United States Treasury regulations presume, absent actual knowledge to the contrary, that dividends paid to an address in a foreign country are paid to a resident of such country for purposes of the 30% withholding tax discussed above. However, recently finalized United States Treasury regulations provide that in the case of dividends paid after December 31, 2000, United States backup withholding tax at a 31% rate will be imposed on dividends paid to non-U.S. holders if the certification or documentary evidence procedures and requirements set forth in such regulations are not satisfied directly or through an intermediary. Further, in order to claim the benefit of an applicable income tax treaty rate for dividends paid after December 31, 2000, a non-U.S. holder must comply with certification requirements set forth

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in the recently finalized United States Treasury regulations. The final United
States Treasury regulations also provide special rules for dividend payments made to foreign intermediaries, United States or foreign wholly owned entities that are disregarded for United States federal income tax purposes and entities that are treated as fiscally transparent in the United States, the applicable income tax treaty jurisdiction, or both. Prospective investors should consult with their own tax advisors concerning the effect, if any, of these tax regulations and the recent legislation on an investment in the Class A common stock.

     A non-U.S. holder of Class A common stock that is eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for a refund with the Internal Revenue Service.

     Dividends paid to a non-U.S. holder are taxed generally on a net income basis at regular graduated rates where such dividends are either:

          (1) effectively connected with the conduct of a trade or business of such holder in the United States or

          (2) attributable to a permanent establishment of such holder in the United States.


The 30% withholding tax is not applicable to the payment of dividends if the non-U.S. Holder files Form 4224 or any successor form with the payor, or, in the case of dividends paid after December 31, 2000, such holder provides its United States taxpayer identification number to the payor. In the case of a non-U.S. holder that is a corporation, such income may also be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.


GAIN ON DISPOSITION OF CLASS A COMMON STOCK

     A non-U.S. holder generally will not have to comply with United States federal income or withholding tax requirements in respect of gain recognized on a disposition of Class A common stock unless:

          (1) the gain is effectively connected with the conduct of a trade or business of the non-U.S. holder within the United States or of a partnership, trust or estate in which the non-U.S. holder is a partner or beneficiary within the United States,

          (2) the gain is attributable to a permanent establishment of the non-U.S. holder within the United States,

          (3) the non-U.S. holder is an individual who holds the Class A common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code, is present in the United States for 183 or more days in the taxable year of the disposition and meets certain other tax law requirements,

          (4) the non-U.S. holder is a United States expatriate required to pay tax pursuant to the provisions of United States tax law, or


          (5) we are or have been a "United States real property holding corporation" for federal income tax purposes at any time during the shorter of the five-year period preceding such disposition or the period that the non-U.S. holder holds the common stock.


     Generally, a corporation is a United States real property holding corporation if the fair market value of its United States real property interests equals or exceeds 50% of the sum of the fair market value of its worldwide real property interests plus its other assets used or held for use in a trade or business.

     We believe that we are not, have not been and do not anticipate becoming, a United States real property holding corporation for United States federal income tax purposes. However, even if we were to become a United States real property holding corporation, any gain realized by a non-U.S. holder still would not be subject to United States federal income tax if our shares are regularly traded on an established securities market and the non-U.S. holder did not own, directly or indirectly, at any time during the five-year period ending on the date of sale or other disposition, more than 5% of our Class A common stock. If, however, our stock is not so treated, on a sale or disposition by a non-U.S. holder of our Class A common stock, the transferee of such stock will be required to withhold 10% of the proceeds unless we certify that either we are not and have not been a United States real property holding company or another exemption from withholding applies.

     A non-U.S. holder who is an individual and meets the requirements of clause
(1), (2) or (4) above will be required to pay tax on the net gain derived from a sale of Class A common stock at regular graduated United States federal income tax rates. Further, a non-U.S. holder who is an individual and who meets the requirements of clause (3) above generally will be subject to a flat 30% tax on the gain derived from a sale. Thus, individual non-U.S. holders who have spent or expect to spend a short period of time in the United States should consult their tax advisors prior to the sale of Class A common stock to determine the United States federal income tax consequences of the sale. A non-U.S. holder who is a corporation and who meets the requirements of clause (1) or (2) above generally will be required to pay tax on its net gain at regular graduated United States federal income tax rates. Such non-U.S. holder may also have to pay a branch profits tax.

FEDERAL ESTATE TAX

     For United States federal estate tax purposes, an individual's gross estate will include the Class A common stock owned, or treated as owned, by an individual. Generally, this will be the case regardless of whether such individual was a United States citizen or a United States resident. This general rule of inclusion may be limited by an applicable estate tax or other treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING TAX

     Under United States Treasury regulations, we must report annually to the Internal Revenue Service and to each non-U.S. holder the amount of dividends paid to such holder and the tax withheld with respect to such dividends. These information reporting requirements apply regardless of whether withholding is required. Copies of the information returns reporting such dividends and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement.

     Currently, the 31% United States backup withholding tax generally will not apply:

     (1) to dividends which are paid to non-U.S. holders and are taxed at the regular 30% withholding tax rate as discussed above, or

     (2) before January 1, 2001, to dividends paid to a non-U.S. holder at an address outside of the United States unless the payor has actual knowledge that the payee is a U.S. holder.

     Backup withholding and information reporting generally will apply to dividends paid to addresses inside the United States on shares of Class A common stock to beneficial owners that are not "exempt recipients" and that fail to provide identifying information in the manner required.

     The recently finalized United States Treasury regulations provide that in the case of dividends paid after December 31, 2000, a non-U.S. holder generally would be subject to backup withholding tax at the rate of 31% unless

     (1) certification procedures, or

     (2) documentary evidence procedures, in the case of payments made outside the United States with respect to an offshore account are satisfied. These regulations generally presume a non-U.S. holder is subject to backup withholding at the rate of 31% and information reporting requirements unless we receive certification of the holder's non-United States status. Depending on the circumstances, this certification will need to be provided either:

     (1) directly by the non-U.S. holder,

     (2) in the case of a non-U.S. holder that is treated as a partnership or other fiscally transparent entity, by the partners, shareholders or other beneficiaries of such entity, or

     (3) by qualified financial institutions or other qualified entities on behalf of the non-U.S. holder.

     Information reporting and backup withholding at the rate of 31% generally will not apply to the payment of the proceeds of the disposition of Class A common stock by a holder to or through the United States office of a broker or through a non-United States branch of a United States broker unless the holder either certifies its status as a non-U.S. holder under penalties of perjury or otherwise establishes an exemption. The payment of the proceeds of the disposition by a non-U.S. holder of Class A common stock to or through a non-United States office of a non-United States broker will not be subject to backup withholding or information reporting unless the non-United States broker has a connection to the United States as specified by United States federal tax law.

     In the case of the payment of proceeds from the disposition of Class A common stock effected by a foreign office of a broker that is a United States person or a "United States related person," existing regulations require information reporting on the payment unless:

     (1)(A) the broker receives a statement from the owner, signed under penalty of perjury, certifying its non-United States status or (B) the broker has documentary evidence in its files as to the non-U.S. holder's foreign status and the broker has no actual knowledge to the contrary, and other United States federal tax law conditions are met or

     (2)     the beneficial owner otherwise establishes an exemption.

     For this purpose, a "U.S. related person" is either:

          (1) a "controlled foreign corporation" for United States federal income tax purposes or

          (2) a foreign person 50% or more of whose gross income from all sources for the three-year period ending with the close of its taxable year preceding the payment is derived from activities that are effectively connected with the conduct of a United States trade or business.

     After December 31, 2000, the regulations under the Internal Revenue Code will impose information reporting and backup withholding on payments of the gross proceeds from the sale or redemption of Class A common stock that is effected through foreign offices of brokers having any of a broader class of specified connections with the United States. Such information reporting and backup withholding may be avoided, however, if the applicable Internal Revenue Service certification requirements are complied with. Prospective investors should consult with their own tax advisors regarding the regulations under the Internal Revenue Code and in particular with respect to whether the use of a particular broker would subject the investor to these rules.

     Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder will be either refunded or credited against the holder's United States federal tax liability, provided sufficient information is furnished to the Internal Revenue Service.

                                 LEGAL MATTERS

     The validity of the shares of Class A common stock offered in this prospectus will be passed upon for CCI by Paul, Hastings, Janofsky & Walker LLP, New York, New York. Certain legal matters in connection with the Class A common stock offered in this prospectus will be passed upon for the underwriters by Debevoise & Plimpton, New York, New York.

                                    EXPERTS


     The financial statements of Charter Communications, Inc., Charter Communications Holding Company, LLC and subsidiaries, CCA Group, CharterComm Holdings, L.P. and subsidiaries, the Greater Media Cablevision Systems, the Sonic Communications Cable Television Systems and Long Beach Acquisition Corp., included in this prospectus, to the extent and for the periods indicated in their reports, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included in this prospectus in reliance upon the authority of said firm as experts in giving said reports.



     The combined financial statements of TCI Falcon Systems as of September 30, 1998 and December 31, 1997 and for the nine-month period ended September 30, 1998, and for each of the years in the two-year period ended December 31, 1997, the combined financial statements of Bresnan Communications Group Systems as of December 31, 1997 and 1998, and for each of the years in the three-year period ended December 31, 1998, the consolidated financial statements of Marcus Cable Holdings, LLC as of December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, the combined financial statements of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998 and for each of the years in the three-year period ended December 31, 1998, and the financial statements of Taconic CATV (a component of Taconic Technology Corp.) as of December 31, 1997 and 1998 and for each of the years then ended, have been included herein in reliance upon the reports of KPMG LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.



     The consolidated financial statements of Renaissance Media Group LLC, the combined financial statements of the Picayune, MS, LaFourche, LA, St. Tammany, LA, St. Landry, LA, Pointe Coupee, LA, and Jackson, TN cable systems, the financial statements of Indiana Cable Associates, LTD., the financial statements of R/N South Florida Cable Management Limited Partnership, the combined financial statements of Fanch Cable Systems (comprised of components of TW Fanch-one Co. and TW Fanch-two Co.) and the consolidated financial statements of Falcon Communications, L.P., included in this prospectus, have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon appearing elsewhere in this prospectus, and are included herein in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.



     The audited combined financial statements of InterMedia Cable Systems (comprised of components of InterMedia Partners and InterMedia Capital Partners IV, L.P.), the audited financial statements of Rifkin Cable Income Partners L.P., the audited consolidated financial statements of Rifkin Acquisition Partners, L.L.L.P., the audited consolidated financial statements of Avalon Cable of Michigan Holdings, Inc. and subsidiaries, the audited consolidated financial statements of Cable Michigan Inc. and subsidiaries, the audited consolidated financial statements of Avalon Cable LLC and subsidiaries, the audited financial statements of Amrac Clear View, a Limited Partnership, the audited combined financial statements of The Combined Operations of Pegasus Cable Television of Connecticut, Inc. and the Massachusetts Operations of Pegasus Cable Television, Inc., included in this prospectus, have been audited by PricewaterhouseCoopers LLP, independent accountants. The entities and periods covered by these audits are indicated in their reports. The financial statements have been so included in reliance on the reports of PricewaterhouseCoopers LLP, given on the authority of such firm as experts in auditing and accounting.


     The financial statements of Amrac Clear View, a Limited Partnership as of December 31, 1996 and 1997 and for each of the three years in the period ended December 31, 1997, included in this prospectus, have been so included in reliance on the report of Greenfield, Altman, Brown, Berger & Katz, P.C., independent accountants, given on the authority of said firm as experts in auditing and accounting.

                  INDEX TO FINANCIAL STATEMENTS AND SCHEDULES


                                                              PAGE
                                                              -----
CHARTER COMMUNICATIONS, INC.
Report of Independent Public Accountants....................  F-8
Balance Sheet as of July 22, 1999...........................  F-9
Notes to Financial Statement................................  F-10

CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES
Report of Independent Public Accountants....................  F-11
Consolidated Balance Sheet as of December 31, 1998..........  F-12
Consolidated Statement of Operations for the period from
  December 24, 1998 through December 31, 1998...............  F-13
Consolidated Statement of Cash Flows for the period from
  December 24, 1998 through December 31, 1998...............  F-14
Notes to Consolidated Financial Statements..................  F-15
Report of Independent Public Accountants....................  F-29
Consolidated Balance Sheet as of December 31, 1997..........  F-30
Consolidated Statement of Operations for the period from
  January 1, 1998 through December 23, 1998 and for the
  years ended December 31, 1997 and 1996....................  F-31
Consolidated Statements of Shareholder's Investment for the
  period from January 1, 1998 through December 23, 1998 and
  for the years ended December 31, 1997 and 1996............  F-32
Consolidated Statement of Cash Flows for the period from
  January 1, 1998 through December 23, 1998 and for the
  years ended December 31, 1997 and 1996....................  F-33
Notes to Consolidated Financial Statements..................  F-34

MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES:
  Independent Auditors' Report..............................  F-44
  Consolidated Balance Sheets as of December 31, 1998 and
    1997....................................................  F-45
  Consolidated Statements of Operations for Each of the
    Years in the Three-Year Period Ended December 31,
    1998....................................................  F-46
  Consolidated Statements of Members' Equity/Partners'
    Capital for Each of the Years in the Three-Year Period
    Ended December 31, 1998.................................  F-47
  Consolidated Statements of Cash Flows for Each of the
    Years in the Three-Year Period Ended December 31,
    1998....................................................  F-48
  Notes to Consolidated Financial Statements................  F-49

CCA GROUP:
  Report of Independent Public Accountants..................  F-60
  Combined Balance Sheet as of December 31, 1997............  F-61
  Combined Statements of Operations for the Period From
    January 1, 1998, Through December 23, 1998 and for the
    Years Ended December 31, 1997 and 1996..................  F-62
  Combined Statements of Shareholders' Deficit for the
    Period From January 1, 1998, Through December 23, 1998
    and for the Years Ended December 31, 1997 and 1996......  F-63
  Combined Statements of Cash Flows for the Period From
    January 1, 1998, Through December 23, 1998 and for the
    Years Ended December 31, 1997 and 1996..................  F-64
  Notes to Combined Financial Statements....................  F-65

CHARTERCOMM HOLDINGS, L.P.:
  Report of Independent Public Accountants..................  F-79
  Consolidated Balance Sheet as of December 31, 1997........  F-80
  Consolidated Statements of Operations for the Period From
    January 1, 1998 Through December 23, 1998 and for the
    Years Ended December 31, 1997 and 1996..................  F-81
  Consolidated Statements of Partner's Capital for the
    Period From January 1, 1998 Through December 23, 1998
    and for the Years Ended December 31, 1997 and 1996......  F-82
  Consolidated Statements of Cash Flows for the Period From
    January 1, 1998 Through December 23, 1998 and for the
    Years Ended December 31, 1997 and 1996..................  F-83
  Notes to Consolidated Financial Statements................  F-84

                                                              PAGE
                                                              -----
GREATER MEDIA CABLEVISION SYSTEMS:
  Report of Independent Public Accountants..................  F-97
  Combined Balance Sheets as of September 30, 1998 and
    1997....................................................  F-98
  Combined Statements of Income for the Nine Months Ended
    June 30, 1999 and 1998 (unaudited) and for the Years
    Ended September 30, 1998, 1997 and 1996.................  F-99
  Combined Statements of Changes in Net Assets for the Nine
    Months Ended June 30, 1999 (unaudited) and for the Years
    Ended September 30, 1996, 1997 and 1998.................  F-100
  Combined Statements of Cash Flows for the Nine Months
    Ended June 30, 1999 and 1998 (unaudited) and for the
    Years Ended September 30, 1998, 1997 and 1996...........  F-101
  Notes to Combined Financial Statements....................  F-102

RENAISSANCE MEDIA GROUP LLC:
  Report of Independent Auditors............................  F-108
  Consolidated Balance Sheet as of December 31, 1998........  F-109
  Consolidated Statement of Operations for the Year Ended
    December 31, 1998.......................................  F-110
  Consolidated Statement of Changes in Members' Equity for
    the Year Ended December 31, 1998........................  F-111
  Consolidated Statement of Cash Flows for the Year Ended
    December 31, 1998.......................................  F-112
  Notes to Consolidated Financial Statements for the Year
    Ended December 31, 1998.................................  F-113

PICAYUNE MS, LAFOURCHE, LA, ST. TAMMANY, LA, ST. LANDRY, LA,
  POINTE COUPEE, LA AND JACKSON, TN CABLE TELEVISION
  SYSTEMS:
  Report of Independent Auditors............................  F-123
  Combined Balance Sheet as of April 8, 1998................  F-124
  Combined Statement of Operations for the Period from
    January 1, 1998 through April 8, 1998...................  F-125
  Combined Statement of Changes in Net Assets for the Period
    from January 1, 1998 through April 8, 1998..............  F-126
  Combined Statement of Cash Flows for the Period from
    January 1, 1998 through April 8, 1998...................  F-127
  Notes to Combined Financial Statements....................  F-128
  Report of Independent Auditors............................  F-135
  Combined Balance Sheets as of December 31, 1996 and
    1997....................................................  F-136
  Combined Statements of Operations for the Years Ended
    December 31, 1995, 1996 and 1997........................  F-137
  Combined Statements of Changes in Net Assets for the Years
    Ended December 31, 1996 and 1997........................  F-138
  Combined Statements of Cash Flows for the Years Ended
    1995, 1996 and 1997.....................................  F-139
  Notes to Combined Financial Statements....................  F-140

HELICON PARTNERS I, L.P. AND AFFILIATES:
  Independent Auditors' Report..............................  F-147
  Combined Balance Sheets as of December 31, 1997 and
    1998....................................................  F-148
  Combined Statements of Operations for Each of the Years in
    the Three-Year Period Ended December 31, 1998...........  F-149
  Combined Statements of Changes in Partners' Deficit for
    Each of the Years in the Three-Year Period Ended
    December 31, 1998.......................................  F-150
  Combined Statements of Cash Flows for Each of the Years in
    the Three-Year Period Ended December 31, 1998...........  F-151
  Notes to Combined Financial Statements....................  F-152

INTERMEDIA CABLE SYSTEMS (COMPRISED OF COMPONENTS OF
  INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS IV,
  L.P.):
  Report of Independent Accountants.........................  F-165
  Combined Balance Sheets at December 31, 1998 and 1997.....  F-166
  Combined Statements of Operations for the Years Ended
    December 31, 1998 and 1997..............................  F-167
  Combined Statement of Changes in Equity for the Years
    Ended December 31, 1998 and 1997........................  F-168
  Combined Statements of Cash Flows for the Years Ended
    December 31, 1998 and 1997..............................  F-169
  Notes to Combined Financial Statements....................  F-170

                                                              PAGE
                                                              -----
RIFKIN CABLE INCOME PARTNERS L.P.:
  Report of Independent Accountants.........................  F-182
  Balance Sheet at December 31, 1997 and 1998...............  F-183
  Statement of Operations for Each of the Three Years in the
    Period Ended December 31, 1998..........................  F-184
  Statement of Partners' Equity (Deficit) for Each of the
    Three Years in the Period Ended December 31, 1998.......  F-185
  Statement of Cash Flows for Each of the Three Years in the
    Period Ended December 31, 1998..........................  F-186
  Notes to Financial Statements.............................  F-187

RIFKIN ACQUISITION PARTNERS, L.L.L.P.:
  Report of Independent Accountants.........................  F-191
  Consolidated Balance Sheet at December 31, 1998 and
    1997....................................................  F-192
  Consolidated Statement of Operations for Each of the Three
    Years in the Period Ended December 31, 1998.............  F-193
  Consolidated Statement of Cash Flows for Each of the Three
    Years in the Period Ended December 31, 1998.............  F-194
  Consolidated Statement of Partners' Capital (Deficit) for
    Each of the Three Years in the Period Ended December 31,
    1998....................................................  F-195
  Notes to Consolidated Financial Statements................  F-196

INDIANA CABLE ASSOCIATES, LTD.:
  Report of Independent Auditors............................  F-210
  Balance Sheet as December 31, 1997 and 1998...............  F-211
  Statement of Operations for the Years Ended December 31,
    1996, 1997 and 1998.....................................  F-212
  Statement of Partners' Deficit for the Years Ended
    December 31, 1996, 1997 and 1998........................  F-213
  Statement of Cash Flows for the Years Ended December 31,
    1996, 1997 and 1998.....................................  F-214
  Notes to Financial Statements.............................  F-215

R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP:
  Report of Independent Auditors............................  F-219
  Consolidated Balance Sheet as of December 31, 1997 and
    1998....................................................  F-220
  Consolidated Statement of Operations for the Years Ended
    December 31, 1996, 1997 and 1998........................  F-221
  Consolidated Statement of Partners' Equity (Deficit) for
    the Years Ended December 31, 1996, 1997 and 1998........  F-222
  Consolidated Statement of Cash Flows for the Years Ended
    December 31, 1996, 1997 and 1998........................  F-223
  Notes to Consolidated Financial Statements................  F-224

SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS:
  Report of Independent Public Accountants..................  F-228
  Statement of Operations and Changes in Net Assets for the
    Period from April 1, 1998, through May 20, 1998.........  F-229
  Statement of Cash Flows for the Period from April 1, 1998, through May 20, 1998....................................  F-230
  Notes to Financial Statements.............................  F-231

LONG BEACH ACQUISITION CORP.:
  Report of Independent Public Accountants..................  F-234
  Statement of Operations for the Period from April 1, 1997, through May 23, 1997....................................  F-235
  Statement of Stockholder's Equity for the Period from
    April 1, 1997, through May 23, 1997.....................  F-236
  Statement of Cash Flows for the Period from April 1, 1997, through May 23, 1997....................................  F-237
  Notes to Financial Statements.............................  F-238

                                                              PAGE
                                                              -----
CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES
Condensed Consolidated Balance Sheets as of June 30, 1999
  (unaudited) and December 31, 1998.........................  F-242
Condensed Consolidated Statements of Operations for the six
  months ended June 30, 1999 and 1998 (unaudited)...........  F-243
Condensed Consolidated Statements of Cash Flows for the six
  months ended June 30, 1999 and 1998 (unaudited)...........  F-244
Notes to Condensed Consolidated Financial Statements........  F-245

MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES
Consolidated Statements of Operations for the Three Months
  Ended March 31, 1999 and Six Months Ended June 30, 1998
  (unaudited)...............................................  F-252
Consolidated Statements of Cash Flows for the Three Months
  Ended March 31, 1999 and Six Months Ended June 30, 1998
  (unaudited)...............................................  F-253
Notes to Condensed Consolidated Financial Statements
  (unaudited)...............................................  F-254

RENAISSANCE MEDIA GROUP LLC:
  Consolidated Statement of Operations for the Four Months
    Ended April 30, 1999 and Six Months Ended June 30, 1998
    (unaudited).............................................  F-257
  Consolidated Statement of Cash Flows for the Four Months
    Ended April 30, 1999 and Six Months Ended June 30, 1998
    (unaudited).............................................  F-258
  Notes to Consolidated Financial Statements................  F-259

HELICON PARTNERS I, L.P. AND AFFILIATES:
  Unaudited Condensed Combined Balance Sheet as of June 30,
    1999....................................................  F-262
  Unaudited Condensed Combined Statements of Operations for
    the Six-Month Periods Ended June 30, 1998 and 1999......  F-263
  Unaudited Condensed Combined Statements of Changes in
    Partners' Deficit for the Six-Month Period Ended June
    30, 1999................................................  F-264
  Unaudited Condensed Combined Statements of Cash Flows for
    the Six-Month Periods Ended June 30, 1998 and 1999......  F-265
  Notes to Unaudited Condensed Combined Financial
    Statements..............................................  F-266

INTERMEDIA CABLE SYSTEMS (COMPRISED OF COMPONENTS OF
  INTERMEDIA PARTNERS AND INTERMEDIA CAPITAL PARTNERS IV,
  L.P.):
  Combined Balance Sheets as of June 30, 1999 (unaudited)
    and December 31, 1998...................................  F-268
  Combined Statements of Operations for the Six Months Ended
    June 30, 1999 and 1998 (unaudited)......................  F-269
  Combined Statement of Changes in Equity for the Six Months
    Ended June 30, 1999 (unaudited) and for the Year Ended
    December 31, 1998.......................................  F-270
  Combined Statements of Cash Flows for the Six Months Ended
    June 30, 1999 and 1998 (unaudited)......................  F-271
  Notes to Condensed Combined Financial Statements
    (unaudited).............................................  F-272

RIFKIN CABLE INCOME PARTNERS L.P.:
  Balance Sheet at December 31, 1998 and June 30, 1999
    (unaudited).............................................  F-278
  Statement of Operations for the Six Months Ended June 30,
    1998 and 1999 (unaudited)...............................  F-279
  Statement of Partners' Equity for the Six Months Ended
    March 31, 1998 and 1999 (unaudited).....................  F-280
  Statement of Cash Flows for the Six Months Ended June 30,
    1998 and 1999 (unaudited)...............................  F-281
  Notes to Financial Statements.............................  F-282

RIFKIN ACQUISITION PARTNERS, L.L.L.P.:
  Consolidated Balance Sheet at June 30, 1999 (unaudited)
    and December 31, 1998...................................  F-284
  Consolidated Statement Of Operations for the Six Months
    Ended June 30, 1999 and 1998 (unaudited)................  F-285
  Consolidated Statement of Cash Flow for the Six Months
    Ended June 30, 1999 and 1998 (unaudited)................  F-286
  Consolidated Statements of Partners' Capital (Deficit) for
    the Six Months Ended June 30, 1999 and 1998
    (unaudited).............................................  F-287
  Notes to Consolidated Financial Statements................  F-288

                                                              PAGE
                                                              -----
INDIANA CABLE ASSOCIATES, LTD.:
  Balance Sheet as of December 31, 1998 and June 30, 1999
    (unaudited).............................................  F-290
  Statement of Operations for the Six Months Ended June 30,
    1998 and 1999 (unaudited)...............................  F-291
  Statement of Cash Flows for the Six Months Ended June 30,
    1998 and 1999 (unaudited)...............................  F-292
  Statement of Partners' Deficit for the Six Months Ended
    June 30, 1999 and for the Year Ended December 31,
    1998....................................................  F-293
  Notes to Financial Statement (unaudited)..................  F-294

R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP
  Consolidated Balance Sheet as of June 30, 1999 (unaudited)
    and December 31, 1998...................................  F-295
  Consolidated Statement of Operations for the Six Months
    Ended June 30, 1998 and 1999 (unaudited)................  F-296
  Consolidated Statement of Partners' Equity for the Six
    Months Ended June 30, 1999 and 1998.....................  F-297
  Consolidated Statement of Cash Flows for the Six Months
    Ended June 30, 1998 and 1999 (unaudited)................  F-298
  Notes to Consolidated Financial Statement (unaudited).....  F-299

AVALON CABLE LLC AND SUBSIDIARIES
  Report of Independent Accountants.........................  F-301
  Consolidated Balance Sheet as of December 31, 1998 and
    1997....................................................  F-302
  Consolidated Statement of Operations for the year ended
    December 31, 1998 and for the period from September 4,
    1997 (inception) through December 31, 1997..............  F-303
  Consolidated Statements of Changes in Members' Interest
    from September 4, 1997 (inception) through December 31,
    1998....................................................  F-304
  Consolidated Statement of Cash Flows for the year ended
    December 31, 1998 and for the period from September 4,
    1997 (inception) through December 31, 1997..............  F-305
  Notes to the Consolidated Financial Statements............  F-306

AVALON CABLE LLC AND SUBSIDIARIES
  Consolidated Balance Sheet as of June 30, 1999 (unaudited)
    and December 31, 1998...................................  F-320
  Consolidated Statement of Operations for the six months
    ended June 30, 1999 and 1998 (unaudited)................  F-321
  Consolidated Statement of Changes in Members' Interest for
    the six months ended June 30, 1999 (unaudited)..........  F-322
  Consolidated Statement of Cash Flows for the six months
    ended June 30, 1999 and 1998 (unaudited)................  F-323
  Notes to Consolidated Financial Statements (unaudited)....  F-324

AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES
  Report of Independent Accountants.........................  F-329
  Consolidated Balance Sheets as of December 31, 1998 and
    1997....................................................  F-330
  Consolidated Statement of Operations for the year ended
    December 31, 1998 and for the period from September 4,
    1997 (inception) through December 31, 1997..............  F-331
  Consolidated Statement of Shareholder's Equity for the
    period from September 4, 1997 (inception) through
    December 31, 1998.......................................  F-332
  Consolidated Statement of Cash Flows for the year ended
    December 31, 1998 and for the period from September 4,
    1997 (inception) through December 31, 1997..............  F-333
  Notes to the Consolidated Financial Statements............  F-334

AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES
  Consolidated Balance Sheet as of June 30, 1999 (unaudited)
    and December 31, 1998...................................  F-348
  Consolidated Statement of Operations for the six months
    ended June 30, 1999 and 1998 (unaudited)................  F-349
  Consolidated Statement of Changes in Shareholders' Equity
    for the six months ended
    June 30, 1999 (unaudited)...............................  F-350
  Consolidated Statement of Cash Flows for the six months
    ended March 31, 1999 and 1998 (unaudited)...............  F-351
  Notes to Consolidated Financial Statements (unaudited)....  F-352

                                                              PAGE
                                                              -----
CABLE MICHIGAN, INC. AND SUBSIDIARIES
  Report of Independent Accountants.........................  F-357
  Consolidated Balance Sheets as of December 31, 1997 and
    November 5, 1998........................................  F-358
  Consolidated Statements of Operations for the years ended
    December 31, 1996, 1997 and for the period from January
    1, 1998 through November 5, 1998........................  F-359
  Consolidated Statements of Changes in Shareholders'
    Deficit for the years ended December 31, 1996, 1997 and
    for the period from January 1, 1998 through November 5,
    1998....................................................  F-360
  Consolidated Statement of Cash Flows for the years ended
    December 31, 1996, 1997 and for the period from January
    1, 1998 through November 5, 1998........................  F-361
  Notes to Consolidated Financial Statements................  F-362

AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP
  Report of Independent Accountants.........................  F-377
  Balance Sheet as of May 28, 1998..........................  F-378
  Statement of Operations for the period from January 1,
    1998 through May 28, 1998...............................  F-379
  Statement of Changes in Partners' Equity (Deficit) for the
    period from January 1, 1998 through May 28, 1998........  F-380
  Statement of Cash Flows for the period from January 1,
    1998 through May 28, 1998...............................  F-381
  Notes to Financial Statements.............................  F-382

AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP
  Independent Auditors' Report..............................  F-386
  Balance Sheets as of December 31, 1996 and 1997...........  F-387
  Statements of Net Earnings for the years ended December
    31, 1995, 1996 and 1997.................................  F-388
  Statements of Changes in Partners' Equity (Deficit) for
    the years ended December 31, 1995, 1996 and 1997........  F-389
  Statements of Cash Flows for the years ended December 31,
    1995, 1996 and 1997.....................................  F-390
  Notes to Financial Statements.............................  F-391

PEGASUS CABLE TELEVISION, INC.
  Report of Independent Accountants.........................  F-395
  Combined Balance Sheets at December 31, 1996 and 1997 and
    June 30, 1998...........................................  F-396
  Combined Statement of Operations for the years ended
    December 31, 1995, 1996 and 1997 and the six months
    ended June 30, 1998.....................................  F-397
  Combined Statements of Changes in Stockholder's Deficit
    for the three years ended December 31, 1997 and the six
    months ended June 30, 1998..............................  F-398
  Combined Statements of Cash Flows for the years ended
    December 31, 1995, 1996 and 1997 and for the six months
    ended June 30, 1998.....................................  F-399
  Notes to Combined Financial Statements....................  F-400

FALCON COMMUNICATIONS, L.P.
Report of Independent Auditors..............................  F-406
Consolidated Balance Sheets at December 31, 1997 and 1998...  F-407
Consolidated Statements of Operations for each of the three
  years in the period ended December 31, 1998...............  F-408
Consolidated Statements of Partners' Deficit for each of the three years in the period ended December 31, 1998.........  F-409
Consolidated Statements of Cash Flows for each of the three
  years in the period ended December 31, 1998...............  F-410
Notes to Consolidated Financial Statements..................  F-411
Condensed Consolidated Balance Sheets at December 31, 1998
  and June 30, 1999 (unaudited).............................  F-433
Condensed Consolidated Statements of Operations for the six
  months ended June 30, 1998 and 1999 (unaudited)...........  F-434
Condensed Consolidated Statements of Cash Flows for the six
  months ended June 30, 1998 and 1999 (unaudited)...........  F-435
Notes to Unaudited Condensed Consolidated Financial
  Statements................................................  F-436

                                                              PAGE
                                                              -----
TCI FALCON SYSTEMS
Independent Auditors' Report................................  F-438
Combined Balance Sheets at September 30, 1998 and December
  31, 1997..................................................  F-439
Combined Statements of Operations and Parent's Investment
  for the period from January 1, 1998 through September 30,
  1998 and for the years ended December 31, 1997 and 1996...  F-440
Combined Statements of Cash Flows for the period from
  January 1, 1998 through September 30, 1998 and for the
  years ended December 31, 1997 and 1996....................  F-441
Notes to the Combined Financial Statements for the period
  from January 1, 1998 through September 30, 1998 and for
  the years ended December 31, 1997 and 1996................  F-442

FANCH CABLE SYSTEM (comprised of components of TWFanch-one
  Co. and TWFanch-two Co.)
Report of Independent Auditors..............................  F-449
Combined Balance Sheets as of December 31, 1998 and 1997....  F-450
Combined Statements of Operations for the years ended
  December 31, 1998 and 1997................................  F-451
Combined Statements of Net Assets for the years ended
  December 31, 1998 and 1997................................  F-452
Combined Statements of Cash Flows for the years ended
  December 31, 1998 and 1997................................  F-453
Notes to Combined Financial Statements......................  F-454
Combined Balance Sheets as of June 30, 1998 (unaudited) and
  December 31, 1998.........................................  F-459
Combined Statements of Operations for the six months ended
  June 30, 1999 and 1998
  (unaudited)...............................................  F-460
Combined Statements of Net Assets for the six months ended
  June 30, 1999 and 1998
  (unaudited)...............................................  F-461
Combined Statements of Cash Flows for the six months ended
  June 30, 1999 and 1998
  (unaudited)...............................................  F-462
Notes to Combined Financial Statements at June 30, 1999
  (unaudited)...............................................  F-463

BRESNAN COMMUNICATIONS GROUP LLC
Consolidated Balance Sheets at December 31, 1998 and June
  30, 1999 (unaudited)......................................  F-466
Consolidated Statements of Operations and Member's Equity
  (Deficit) for the six months ended June 30, 1998 and 1999
  (unaudited)...............................................  F-467
Consolidated Statements of Cash Flows for the three months
  ended June 30, 1998 and 1999 (unaudited)..................  F-468
Notes to Consolidated Financial Statements at June 30, 1999
  (unaudited)...............................................  F-469

BRESNAN COMMUNICATIONS GROUP SYSTEMS
Independent Auditors' Report................................  F-475
Combined Balance Sheets at December 31, 1997 and 1998.......  F-476
Combined Statements of Operations and Parents' Investment
  for the years ended December 31, 1996, 1997 and 1998......  F-477
Combined Statements of Cash Flows for the years ended
  December 31, 1996, 1997 and 1998..........................  F-478
Notes to Combined Financial Statements at December 31, 1996,
  1997 and 1998.............................................  F-479

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications, Inc.:

     We have audited the accompanying balance sheet of Charter Communications, Inc. as of July 22, 1999. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the balance sheet referred to above presents fairly, in all material respects, the financial position of Charter Communications, Inc. as of July 22, 1999, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  July 22, 1999

                          CHARTER COMMUNICATIONS, INC.

                                 BALANCE SHEET

                                                              JULY 22, 1999
                                                              -------------
                           ASSETS
CASH........................................................      $100
                                                                  ====

                    STOCKHOLDER'S EQUITY
COMMON STOCK -- $.001 par value, 100 shares authorized,
  issued and outstanding....................................      $ --
ADDITIONAL PAID-IN CAPITAL..................................       100
                                                                  ----
          Total stockholder's equity........................      $100
                                                                  ====

       The accompanying notes are an integral part of the balance sheet.

                          CHARTER COMMUNICATIONS, INC.

                             NOTES TO BALANCE SHEET
                                 JULY 22, 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     On July 22, 1999, Charter Investment, Inc. (Charter Investment), a company controlled by Paul G. Allen, formed a wholly owned subsidiary, Charter Communications, Inc. (CCI or the Company), a Delaware corporation with an initial investment of $100. The Company has no operations or cash flows other than the initial investment made by Charter Investment. Accordingly, statements of operations and cash flows are not presented.


     In July 1999, the Company plans to file a registration statement with the SEC for the issuance of common stock to the public (IPO). CCI will be a holding company whose sole asset will be a controlling equity interest in Charter Communications Holding Company, LLC (Charter Communications Holding Company), a direct and indirect owner of cable systems. CCI will purchase the controlling equity interest in Charter Communications Holding Company using the net proceeds from the IPO.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Charter Communications Holding Company, LLC:



     We have audited the accompanying consolidated balance sheet of Charter Communications Holding Company, LLC and subsidiaries as of December 31, 1998, and the related consolidated statements of operations and cash flows for the period from December 24, 1998, through December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.



     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.



     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications Holding Company, LLC and subsidiaries as of December 31, 1998, and the results of their operations and their cash flows for the period from December 24, 1998, through December 31, 1998, in conformity with generally accepted accounting principles.


/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999 (except with respect to the

  matters discussed in Notes 1 and 13,

  as to which the date is April 19, 1999)

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES



                           CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)


                                                              DECEMBER 31, 1998
                                                              -----------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................     $    9,573
  Accounts receivable, net of allowance for doubtful
     accounts of $1,728.....................................         15,108
  Prepaid expenses and other................................          2,519
                                                                 ----------
     Total current assets...................................         27,200
                                                                 ----------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................        716,242
  Franchises, net of accumulated amortization of $5,253.....      3,590,054
                                                                 ----------
                                                                  4,306,296
                                                                 ----------
OTHER ASSETS................................................          2,031
                                                                 ----------
                                                                 $4,335,527
                                                                 ==========
LIABILITIES AND MEMBERS' EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................     $   10,450
  Accounts payable and accrued expenses.....................        127,586
  Payables to manager of cable television systems -- related
     party..................................................          4,334
                                                                 ----------
     Total current liabilities..............................        142,370
                                                                 ----------
LONG-TERM DEBT..............................................      1,991,756
                                                                 ----------
DEFERRED MANAGEMENT FEES -- RELATED PARTY...................         15,561
                                                                 ----------
OTHER LONG-TERM LIABILITIES.................................         38,461
                                                                 ----------
MEMBERS' EQUITY -- 100 UNITS ISSUED AND OUTSTANDING.........      2,147,379
                                                                 ----------
                                                                 $4,335,527
                                                                 ==========


The accompanying notes are an integral part of this consolidated statement.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES



                      CONSOLIDATED STATEMENT OF OPERATIONS

                             (DOLLARS IN THOUSANDS)


                                                               PERIOD FROM
                                                              DECEMBER 24,
                                                              1998, THROUGH
                                                              DECEMBER 31,
                                                                  1998
                                                              -------------
REVENUES....................................................     $13,713
                                                                 -------
OPERATING EXPENSES:
  Operating costs...........................................       6,168
  General and administrative................................         966
  Depreciation and amortization.............................       8,318
  Stock option compensation expense.........................         845
  Corporate expense charges -- related party................         473
                                                                 -------
                                                                  16,770
                                                                 -------
     Loss from operations...................................      (3,057)
                                                                 -------
OTHER INCOME (EXPENSE):
  Interest income...........................................         133
  Interest expense..........................................      (2,353)
                                                                 -------
                                                                  (2,220)
                                                                 -------
     Net loss...............................................     $(5,277)
                                                                 =======


The accompanying notes are an integral part of this consolidated statement.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES



                      CONSOLIDATED STATEMENT OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)


                                                               PERIOD FROM
                                                               DECEMBER 24,
                                                              1998, THROUGH
                                                               DECEMBER 31,
                                                                   1998
                                                              --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $   (5,277)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................         8,318
     Stock option compensation expense......................           845
     Changes in assets and liabilities --
       Receivables, net.....................................        (8,753)
       Prepaid expenses and other...........................          (211)
       Accounts payable and accrued expenses................        10,227
       Payables to manager of cable television systems......           473
       Other operating activities...........................         2,022
                                                                ----------
          Net cash provided by operating activities.........         7,644
                                                                ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................       (13,672)
                                                                ----------
          Net cash used in investing activities.............       (13,672)
                                                                ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................        14,200
                                                                ----------
          Net cash provided by financing activities.........        14,200
                                                                ----------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................         8,172
CASH AND CASH EQUIVALENTS, beginning of period..............         1,401
                                                                ----------
CASH AND CASH EQUIVALENTS, end of period....................    $    9,573
                                                                ==========
CASH PAID FOR INTEREST......................................    $    5,538
                                                                ==========
NONCASH TRANSACTION -- Transfer of cable television
  operating subsidiaries from the parent company (see Note
  1)........................................................    $2,151,811
                                                                ==========


The accompanying notes are an integral part of this consolidated statement.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION AND BASIS OF PRESENTATION


     Charter Communications Holding Company, LLC (CCHC), a Delaware limited liability company, was formed in 1999 as a wholly owned subsidiary of Charter Investment, Inc. (Charter), formerly Charter Communications, Inc. Charter, through its wholly owned cable television operating subsidiary, Charter Communications Properties, LLC (CCP), commenced operations with the acquisition of a cable television system on September 30, 1995.



     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter for an aggregate purchase price of $211 million, excluding $214 million in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, Charter acquired 100% of the interests it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc.), all cable television operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed from unrelated third parties for fair value. Charter previously managed and owned minority interests in these companies. These acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of CharterComm Holdings and CCA Group are included in the financial statements from the date of acquisition. In February 1999, Charter transferred all of its cable television operating subsidiaries to a wholly owned subsidiary of Charter Communications Holdings, LLC (Charter Holdings), Charter Communications Operating, LLC (Charter Operating). Charter Holdings is a wholly owned subsidiary of CCHC. This transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.



     As a result of the change in ownership of CCP, CharterComm Holdings and CCA Group, CCHC has applied push-down accounting in the preparation of the consolidated financial statements. Accordingly, CCHC increased its members' equity by $2.2 billion to reflect the amounts paid by Paul G. Allen and Charter. The purchase price was allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $3.6 billion. The allocation of the purchase price is based, in part, on preliminary information which is subject to adjustment upon obtaining complete valuation information of intangible assets. The valuation information is expected to be finalized in the third quarter of 1999. Management believes that finalization of the purchase price will not have a material impact on the results of operations or financial position of CCHC.



     On April 23, 1998, Paul G. Allen and a company controlled by Paul G. Allen, (the "Paul G. Allen Companies") purchased substantially all of the outstanding partnership interests in Marcus Cable Company L.L.C. (Marcus Cable) for $1.4 billion, excluding $1.8 billion in assumed liabilities. The owner of the remaining partnership interest retained voting control of Marcus Cable. In February 1999, Marcus Cable Holdings, LLC (Marcus Holdings) was formed and Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings. On March 31, 1999, Paul G. Allen purchased the remaining partnership interests in Marcus Cable, including voting control. On April 7, 1999, Marcus Holdings was merged into Charter Holdings and Marcus Cable was transferred to Charter Holdings. For financial reporting purposes, the merger was accounted for as an acquisition of Marcus Cable effective March 31, 1999, the date Paul G. Allen obtained voting control of Marcus Cable. Accordingly, the results of operations of Marcus Cable have not been included in the financial statements for the period ended December 31, 1998.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES

     The consolidated financial statements of CCHC include the accounts of Charter Operating and CCP and the accounts of CharterComm Holdings and CCA Group and their subsidiaries since December 23, 1998 (date acquired by Charter) and are collectively referred to as the "Company" herein. All subsidiaries are wholly owned. All material intercompany transactions and balances have been eliminated. The Company derives its primary source of revenues by providing various levels of cable television programming and services to residential and business customers. As of December 31, 1998, the Company provided cable television services to customers in 20 states in the U.S.



     The consolidated financial statements of CCHC for periods prior to December 24, 1998, are not presented herein since, as a result of the Paul Allen Transaction and the application of push down accounting, the financial information as of December 31, 1998, and for the period from December 24, 1998, through December 31, 1998, is presented on a different cost basis than the financial information as of December 31, 1997, and for the periods prior to December 24, 1998. Such information is not comparable.



CASH EQUIVALENTS



     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1998, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.



PROPERTY, PLANT AND EQUIPMENT



     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installations. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.



     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:



Cable distribution systems..................................    3-15 years
Buildings and leasehold improvements........................    5-15 years
Vehicles and equipment......................................     3-5 years



FRANCHISES



     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company.



IMPAIRMENT OF ASSETS



     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.



REVENUES



     Cable television revenues from basic and premium services are recognized when the related services are provided.



     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1998, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.



     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Company's customers and are periodically remitted to local franchises. Franchise fees collected and paid are reported as revenues.



INTEREST RATE HEDGE AGREEMENTS



     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.



     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.



     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.



INCOME TAXES



     Income taxes are the responsibility of the individual members or partners and are not provided for in the accompanying consolidated financial statements. In addition, certain subsidiaries are corporations subject to income taxes but have no operations and, therefore, no material income tax liabilities or assets.



SEGMENTS



     In 1998, the Company adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." Segments have been identified based upon management responsibility. The Company operates in one segment, cable services.



USE OF ESTIMATES



     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.



2.  PRO FORMA FINANCIAL INFORMATION (UNAUDITED):



     In addition to the acquisitions by Charter of CharterComm Holdings and CCA Group, the Company acquired cable television systems for an aggregate purchase price, net of cash acquired, of $291,800 and $342,100 in 1998 and 1997, respectively, all prior to December 24, 1998. The Company also refinanced substantially all of its long-term debt in March 1999 (see Note 12).



     Unaudited pro forma operating results as though the acquisitions and refinancing discussed above, including the Paul Allen Transaction, had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:



                                                                   YEAR ENDED
                                                                  DECEMBER 31
                                                             ----------------------
                                                               1998         1997
                                                             ---------    ---------
Revenues...................................................  $ 601,953    $ 550,259
Loss from operations.......................................    (90,346)    (129,009)
Net loss...................................................   (294,598)    (329,323)



     The unaudited pro forma financial information has been presented for comparative purposes and does not purport to be indicative of the results of operations or financial position of the Company had these transactions been completed as of the assumed date or which may be obtained in the future.



3.  MEMBERS' EQUITY:



     For the period from December 24, 1998, through December 31, 1998, members' equity consisted of the following:



Balance, December 24, 1998..................................  $2,151,811
Net loss....................................................      (5,277)
Stock option compensation...................................         845
                                                              ----------
Balance, December 31, 1998..................................  $2,147,379
                                                              ==========

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES

4.  PROPERTY, PLANT AND EQUIPMENT:



     Property, plant and equipment consists of the following at December 31, 1998:



Cable distribution systems..................................  $  661,749
Land, buildings and leasehold improvements..................      26,670
Vehicles and equipment......................................      30,590
                                                              ----------
                                                                 719,009
Less -- Accumulated depreciation............................      (2,767)
                                                              ----------
                                                              $  716,242
                                                              ==========



     For the period from December 24, 1998, through December 31, 1998, depreciation expense was $2,767.



5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:



     Accounts payable and accrued expenses consist of the following at December 31, 1998:



Accrued interest............................................  $ 30,809
Franchise fees..............................................    12,534
Programming costs...........................................    11,856
Capital expenditures........................................    15,560
Accrued income taxes........................................    15,205
Accounts payable............................................     7,439
Other accrued liabilities...................................    34,183
                                                              --------
                                                              $127,586
                                                              ========



6.  LONG-TERM DEBT:



     Long-term debt consists of the following at December 31, 1998:



Credit Agreements (including CCP, CCA Group and CharterComm
  Holdings).................................................  $1,726,500
Senior Secured Discount Debentures..........................     109,152
11 1/4% Senior Notes........................................     125,000
Current maturities..........................................     (10,450)
Unamortized net premium.....................................      41,554
                                                              ----------
                                                              $1,991,756
                                                              ==========



CCP CREDIT AGREEMENT



     CCP maintains a credit agreement (the "CCP Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $60,000 that matures on June 30, 2006, and the other with the principal amount of $80,000 that matures on June 30, 2007. The CCP Credit Agreement also provides for a $90,000 revolving credit facility with a maturity date of June 30, 2006. Amounts under the CCP Credit Agreement bear interest at the LIBOR Rate or Base Rate,

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES as defined, plus a margin up to 2.88%. The variable interest rates ranged from 7.44% to 8.19% at December 31, 1998.



CC-I, CC-II COMBINED CREDIT AGREEMENT



     Charter Communications, LLC and Charter Communications II, LLC, subsidiaries of CharterComm Holdings, maintains a combined credit agreement (the "Combined Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $200,000 that matures on June 30, 2007, and the other with the principal amount of $150,000 that matures on December 31, 2007. The Combined Credit Agreement also provides for a $290,000 revolving credit facility, with a maturity date of June 30, 2007. Amounts under the Combined Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin up to 2.0%. The variable interest rates ranged from 6.69% to 7.31% at December 31, 1998. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facility.



CHARTERCOMM HOLDINGS -- SENIOR SECURED DISCOUNT DEBENTURES



     CharterComm Holdings issued $146,820 of Senior Secured Discount Debentures (the "Debentures") for proceeds of $75,000. The Debentures are effectively subordinated to the claims and creditors of CharterComm Holdings' subsidiaries, including the lenders under the Combined Credit Agreement. The Debentures are redeemable at the Company's option at amounts decreasing from 107% to 100% of principal, plus accrued and unpaid interest to the redemption date, beginning on March 15, 2001. The issuer is required to make an offer to purchase all of the Debentures, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the Debentures Indenture. No interest is payable on the Debentures prior to March 15, 2001. Thereafter, interest on the Debentures is payable semiannually in arrears beginning September 15, 2001, until maturity on March 15, 2007.



CHARTERCOMM HOLDINGS -- 11 1/4% SENIOR NOTES



     CharterComm Holdings issued $125,000 aggregate principal amount of 11 1/4% Senior Notes (the "11 1/4% Notes"). The Notes are effectively subordinated to the claims of creditors of CharterComm Holdings' subsidiaries, including the lenders under the Combined Credit Agreements. The 11 1/4% Notes are redeemable at the Company's option at amounts decreasing from 106% to 100% of principal, plus accrued and unpaid interest to the date of redemption, beginning on March 15, 2001. The issuer is required to make an offer to purchase all of the 11 1/4% Notes, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the 11 1/4% Notes indenture. Interest is payable semiannually on March 15 and September 15 until maturity on March 15, 2006.



     As of December 24, 1998, the Debentures and 11 1/4% Notes were recorded at their estimated fair values resulting in an increase in the carrying values of the debt and an unamortized net premium as of December 31, 1998. The premium will be amortized to interest expense over the estimated remaining lives of the debt using the interest method. As of December 31, 1998, the effective interest rates on the Debentures and 11 1/4% Notes were 10.7% and 9.6%, respectively.



CCE-I CREDIT AGREEMENT



     Charter Communications Entertainment I LLC, a subsidiary of CCA Group, maintains a credit agreement (the "CCE-I Credit Agreement"), which provides for a $280,000 term loan that

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES matures on September 30, 2006, and $85,000 fund loan that matures on March 31, 2007, and a $175,000 revolving credit facility with a maturity date of September 30, 2006. Amounts under the CCE-I Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin up to 2.75%. The variable interest rates ranged from 6.88% to 8.06% at December 31, 1998. A quarterly commitment fee of between 0.375% and 0.5% per annum is payable on the unborrowed balance of the revolving credit facility.



CCE-II COMBINED CREDIT AGREEMENT



     Charter Communications Entertainment II, LLC and Long Beach LLC, subsidiaries of CCA Group, maintain a credit agreement (the "CCE-II Combined Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $100,000 that matures on March 31, 2005, and the other with the principal amount of $90,000 that matures on March 31, 2006. The CCE-II Combined Credit Agreement also provides for a $185,000 revolving credit facility, with a maturity date of March 31, 2005. Amounts under the CCE-II Combined Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin up to 2.5%. The variable rates ranged from 6.56% to 7.59% at December 31, 1998. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facility.



CCE CREDIT AGREEMENT



     Charter Communications Entertainment, LLC, a subsidiary of CCA Group, maintains a credit agreement (the "CCE Credit Agreement") which provides for a term loan facility with the principal amount of $130,000 that matures on September 30, 2007. Amounts under the CCE Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin up to 3.25%. The variable interest rate at December 31, 1998, was 8.62%.



CCE-II HOLDINGS CREDIT AGREEMENT



     CCE-II Holdings, LLC, a subsidiary of CCA Group, entered into a credit agreement (the "CCE-II Holdings Credit Agreement"), which provides for a term loan facility with the principal amount of $95,000 that matures on September 30, 2006. Amounts under the CCE-II Holdings Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin up to 3.25%. The variable rate at December 31, 1998, was 8.56%.



     Based upon outstanding indebtedness at December 31, 1998, and the amortization of term and fund loans, and scheduled reductions in available borrowings of the revolving credit facilities, aggregate future principal payments on the total borrowings under all debt agreements at December 31, 1998, are as follows:



YEAR                                                            AMOUNT
----                                                          ----------
1999........................................................  $   10,450
2000........................................................      21,495
2001........................................................      42,700
2002........................................................     113,588
2003........................................................     157,250
Thereafter..................................................   1,652,837
                                                              ----------
                                                              $1,998,320
                                                              ==========

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES

7.  FAIR VALUE OF FINANCIAL INSTRUMENTS:



     A summary of debt and the related interest rate hedge agreements at December 31, 1998, is as follows:



                                                      CARRYING      NOTIONAL        FAIR
DEBT                                                   VALUE         AMOUNT        VALUE
----                                                 ----------    ----------    ----------
Credit Agreements (including CCP, CCA Group and
  CharterComm Holdings)............................  $1,726,500    $       --    $1,726,500
Senior Secured Discount Debentures.................     138,102            --       138,102
11 1/4% Senior Notes...............................     137,604            --       137,604
INTEREST RATE HEDGE AGREEMENTS
Swaps..............................................     (23,216)    1,105,000       (23,216)
Caps...............................................          --        15,000            --
Collars............................................      (4,174)      310,000        (4,174)



     As the long-term debt under the credit agreements bears interest at current market rates, their carrying amount approximates market value at December 31, 1998. The fair values of the 11 1/4% Notes and the Debentures are based on quoted market prices.



     The weighted average interest pay rate for the Company's interest rate swap agreements was 7.66% at December 31, 1998. The weighted average interest rate for the Company's interest rate cap agreements was 8.55% at December 31, 1998. The weighted average interest rates for the Company's interest rate collar agreements were 8.61% and 7.31% for the cap and floor components, respectively, at December 31, 1998.



     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.



     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.



     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's credit facilities, thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's consolidated financial position or results of operations.



8.  RELATED-PARTY TRANSACTIONS:



     Charter provides management services to the Company including centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Certain costs for services are billed and charged directly to the Company's operating subsidiaries and are included in operating costs. These billings are determined based on the number of basic customers. Such costs totaled $128 for the period from December 24, 1998,

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES through December 31, 1998. All other costs incurred by Charter on behalf of the Company are recorded as expenses in the accompanying consolidated financial statements and are included in corporate expense charges -- related party. Management believes that costs incurred by Charter on the Company's behalf and included in the accompanying financial statements are not materially different than costs the Company would have incurred as a stand alone entity.



     Charter utilizes a combination of excess insurance coverage and self-insurance programs for its medical, dental and workers' compensation claims. Charges are made to the Company as determined by independent actuaries at the present value of the actuarially computed present and future liabilities for such benefits. Medical coverage provides for $2,435 aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year.



     The Company is charged a management fee based on percentages of revenues or a flat fee plus additional fees based on percentages of operating cash flows, as stipulated in the management agreements between Charter and the operating subsidiaries. To the extent management fees charged to the Company are greater
(less) than the corporate expenses incurred by Charter, the Company will record distributions to (capital contributions from) Charter. For the period from December 24, 1998, through December 31, 1998, the management fee charged to the Company approximated the corporate expenses incurred by Charter on behalf of the Company. As of December 31, 1998, management fees currently payable of $473 are included in payables to manager of cable television systems-related party. Beginning in 1999, the management fee will be based on 3.5% of revenues as permitted by the new debt agreements of the Company (see Note 13).



     Charter, Paul G. Allen and certain affiliates of Mr. Allen own equity interests or warrants to purchase equity interests in various entities which provide services or programming to the Company, including High Speed Access Corp. (High Speed Access), WorldGate Communications, Inc. (WorldGate), Wink Communications, Inc. (Wink), ZDTV, USA Networks, Inc. (USA Networks) and Oxygen Media Inc. (Oxygen Media). In addition, certain officers or directors of the Company also serve as directors of High Speed Access and USA Networks. The Company and its affiliates do not hold controlling interests in any of these companies.



     Certain of the Company's cable television subscribers receive cable modem-based internet access through High Speed Access and TV-based internet access through WorldGate. For the period from December 24, 1998, through December 31, 1998, revenues attributable to these services were less than 1% of total revenues.



     The Company receives or will receive programming and certain interactive features embedded into the programming for broadcast via its cable television systems from Wink, ZDTV, USA Networks and Oxygen Media. The Company pays a fee for the programming service generally based on the number of subscribers receiving the service. Such fees for the period from December 24, 1998, through December 31, 1998, were less than 1% of total operating costs. In addition, the Company receives commissions from USA Networks for home shopping sales generated by its customers. Such revenues for the period from December 24, 1998, through December 31, 1998, were less than 1% of total revenues.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES

9.  COMMITMENTS AND CONTINGENCIES:

LEASES


     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the period from December 24, 1998, through December 31, 1998, were $70. Future minimum lease payments are as follows:



1999........................................................  $2,843
2000........................................................   2,034
2001........................................................   1,601
2002........................................................     626
2003........................................................     366
Thereafter..................................................   1,698



     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from December 24, 1998, through December 31, 1998, was $137.


LITIGATION

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 31, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the consolidated financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's consolidated financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

10.  EMPLOYEE BENEFIT PLANS:


     The Company's employees may participate in 401(k) plans (the "401(k) Plans"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company made contributions to the 401(k) Plans totaling $20 for the period from December 24, 1998, through December 31, 1998.


11.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:


     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES

12.  PARENT COMPANY ONLY FINANCIAL STATEMENTS



     As a result of the limitations on and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to CCHC, the parent company. CCHC (parent company only) financial statements are presented below.



       CHARTER COMMUNICATIONS HOLDING COMPANY, LLC (PARENT COMPANY ONLY)



                                 BALANCE SHEET


                             (DOLLARS IN THOUSANDS)



                                                              DECEMBER 31, 1998
                                                              -----------------
ASSETS
INVESTMENT IN CHARTER HOLDINGS..............................     $2,147,379
                                                                 ==========
MEMBERS' EQUITY
MEMBERS' EQUITY.............................................     $2,147,379
                                                                 ==========



       CHARTER COMMUNICATIONS HOLDING COMPANY, LLC (PARENT COMPANY ONLY)



                            STATEMENT OF OPERATIONS


                             (DOLLARS IN THOUSANDS)



                                                                 PERIOD FROM
                                                              DECEMBER 24, 1998,
                                                                   THROUGH
                                                              DECEMBER 31, 1998
                                                              ------------------
EQUITY IN LOSS OF CHARTER HOLDINGS..........................      $   (5,277)
                                                                  ==========
  Net loss..................................................      $   (5,277)
                                                                  ==========



       CHARTER COMMUNICATIONS HOLDING COMPANY, LLC (PARENT COMPANY ONLY)



                          STATEMENT OF MEMBERS' EQUITY


                             (DOLLARS IN THOUSANDS)



Balance, December 24, 1998..................................     $2,151,811
Net loss....................................................         (5,277)
Stock option compensation...................................            845
                                                                 ----------
Balance, December 31, 1998..................................     $2,147,379
                                                                 ==========



     The investment in Charter Holdings is accounted for on the equity method. No statement of cash flows has been presented as CCHC (parent company only) had no cash flow activity.



13.  SUBSEQUENT EVENTS:



     Through April 19, 1999, the Company has entered into definitive agreements to purchase eight cable television companies, including a swap of cable television systems, for approximately $4.6 billion. The swap of cable television systems will be recorded at the fair value of the systems exchanged. The acquisitions are expected to close no later than March 31, 2000. The acquisitions will be accounted for using the purchase method of accounting, and accordingly,

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES results of operations of the acquired businesses will be included in the financial statements from the dates of acquisitions.


     In March 1999, concurrent with the issuance of $600.0 million 8.250% Senior Notes due 2007, $1.5 billion 8.625% Senior Notes due 2009 and $1.475 billion 9.920% Senior Discount Notes due 2011 (collectively, the "CCH Notes"), the Company extinguished substantially all long-term debt, excluding borrowings of the Company under its credit agreements, and refinanced substantially all existing credit agreements at various subsidiaries with a new credit agreement (the "CCO Credit Agreement") entered into by Charter Operating. The Company expects to record an extraordinary loss of approximately $8 million in conjunction with the extinguishment of substantially all long-term debt and the refinancing of its credit agreements.


     The CCO Credit Agreement provides for two term facilities, one with a principal amount of $1.0 billion that matures September 2008 (Term A), and the other with the principal amount of $1.85 billion that matures on March 2009 (Term B). The CCO Credit Agreement also provides for a $1.25 billion revolving credit facility with a maturity date of September 2008. Amounts under the CCO Credit Agreement bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin up to 2.75%. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility. On March 17, 1999, the Company borrowed $1.75 billion under Term B and invested the excess cash of $1.0 billion in short-term investments.


     Charter Communications Holdings Capital Corporation is a co-issuer of the CCH Notes and is a wholly owned finance subsidiary of Charter Holdings with no independent assets or operations.



     In accordance with an employment agreement between Charter and the President and Chief Executive Officer of Charter and a related option agreement between CCHC and the President and Chief Executive Officer of Charter, 7,044,127 options to purchase 3% of the net equity value of CCHC were issued to the President and Chief Executive Officer of Charter. The options vest over a four year period from the date of grant and expire ten years from the date of grant.



     In February 1999, the Company adopted an option plan providing for the grant of options to purchase up to an 10% of the aggregate equity value of the subsidiaries of CCHC as of February 1999. The option plan provides for grants of options to employees, and consultants of CCHC and its affiliates and consultants who provide services to CCHC. Options granted vest over five years from the date of grant. However, if there has not been a public offering of the equity interests of CCHC or an affiliate, vesting will occur only upon termination of employment for any reason, other than for cause or disability. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date of grant.


     Options outstanding as of March 31, 1999, are as follows:

                                     OPTIONS OUTSTANDING                 OPTIONS EXERCISABLE
                        ----------------------------------------------  ----------------------
       EXERCISE               NUMBER OF           REMAINING CONTRACT          NUMBER OF
        PRICE                  OPTIONS             LIFE (IN YEARS)             OPTIONS
----------------------  ----------------------  ----------------------  ----------------------
        $20.00                16,095,008                 9.8                  1,761,032


     The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" to account for the option plans. Stock option compensation expense of $845 has been recorded in the financial statements since the exercise price is less than the estimated fair value of the underlying membership interests on the date of grant. Estimated fair

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES value was determined by the Company using the valuation inherent in the Paul Allen Transaction and valuations of public companies in the cable television industry adjusted for factors specific to the Company. Compensation expense is being accrued over the vesting period of each grant that varies from four to five years. As of March 31, 1999, deferred Compensation remaining to be recognized in future period totalled $160 million. Had compensation expense for the option plans been determined based on the fair value at the grant dates under the provisions of SFAS No. 123, the Company's net loss would have been $5.5 million for the period from December 24, 1998, through December 31, 1998. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, expected volatility of 44.00%, risk free rate of 5.00%, and expected option lives of 10 years.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To Charter Communications Holding Company, LLC:



     We have audited the accompanying consolidated balance sheet of Charter Communications Holding Company, LLC and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, shareholder's investment and cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Charter Communications Holding Company, LLC and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.


/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES



                           CONSOLIDATED BALANCE SHEET

                             (DOLLARS IN THOUSANDS)

                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $   626
  Accounts receivable, net of allowance for doubtful
     accounts of $52........................................        579
  Prepaid expenses and other................................         32
                                                                -------
     Total current assets...................................      1,237
                                                                -------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................     25,530
  Franchises, net of accumulated amortization of $3,829.....     28,195
                                                                -------
                                                                 53,725
                                                                -------
OTHER ASSETS................................................        849
                                                                -------
                                                                $55,811
                                                                =======
LIABILITIES AND SHAREHOLDER'S INVESTMENT
CURRENT LIABILITIES:
  Accounts payable and accrued expenses.....................    $ 3,082
  Payables to manager of cable television systems -- related
     party..................................................        114
                                                                -------
     Total current liabilities..............................      3,196
                                                                -------
LONG-TERM DEBT..............................................     41,500
                                                                -------
NOTE PAYABLE TO RELATED PARTY, including accrued interest...     13,090
                                                                -------
SHAREHOLDER'S INVESTMENT:
  Common stock, $.01 par value, 100 shares authorized, one
     issued and outstanding.................................         --
  Paid-in capital...........................................      5,900
  Accumulated deficit.......................................     (7,875)
                                                                -------
     Total shareholder's investment.........................     (1,975)
                                                                -------
                                                                $55,811
                                                                =======

The accompanying notes are an integral part of these consolidated statements.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS

                             (DOLLARS IN THOUSANDS)

                                                            PERIOD FROM
                                                            JANUARY 1,         YEAR ENDED
                                                           1998, THROUGH      DECEMBER 31
                                                           DECEMBER 23,    ------------------
                                                               1998         1997       1996
                                                           -------------   -------    -------
REVENUES.................................................    $ 49,731      $18,867    $14,881
                                                             --------      -------    -------
OPERATING EXPENSES:
  Operating costs........................................      18,751        9,157      5,888
  General and administrative.............................       7,201        2,610      2,235
  Depreciation and amortization..........................      16,864        6,103      4,593
  Corporate expense allocation -- related party..........       6,176          566        446
                                                             --------      -------    -------
                                                               48,992       18,436     13,162
                                                             --------      -------    -------
     Income from operations..............................         739          431      1,719
                                                             --------      -------    -------
OTHER INCOME (EXPENSE):
  Interest income........................................          44           41         20
  Interest expense.......................................     (17,277)      (5,120)    (4,415)
  Other, net.............................................        (728)          25        (47)
                                                             --------      -------    -------
                                                              (17,961)      (5,054)    (4,442)
                                                             --------      -------    -------
     Net loss............................................    $(17,222)     $(4,623)   $(2,723)
                                                             ========      =======    =======

The accompanying notes are an integral part of these consolidated statements.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES



              CONSOLIDATED STATEMENTS OF SHAREHOLDER'S INVESTMENT

                             (DOLLARS IN THOUSANDS)

                                             COMMON    PAID-IN    ACCUMULATED
                                             STOCK     CAPITAL      DEFICIT       TOTAL
                                             ------    -------    -----------    --------
BALANCE, December 31, 1995.................    $--     $ 1,500     $   (529)     $    971
  Capital contributions....................    --        4,400           --         4,400
  Net loss.................................    --           --       (2,723)       (2,723)
                                               --      -------     --------      --------
BALANCE, December 31, 1996.................    --        5,900       (3,252)        2,648
  Net loss.................................    --           --       (4,623)       (4,623)
                                               --      -------     --------      --------
BALANCE, December 31, 1997.................    --        5,900       (7,875)       (1,975)
  Capital contributions....................    --       10,800           --        10,800
  Net loss.................................    --           --      (17,222)      (17,222)
                                               --      -------     --------      --------
BALANCE, December 23, 1998.................    $--     $16,700     $(25,097)     $ (8,397)
                                               ==      =======     ========      ========

The accompanying notes are an integral part of these consolidated statements.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                             (DOLLARS IN THOUSANDS)

                                                               PERIOD FROM
                                                               JANUARY 1,          YEAR ENDED
                                                              1998, THROUGH        DECEMBER 31
                                                              DECEMBER 23,     -------------------
                                                                  1998          1997        1996
                                                              -------------    -------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $ (17,222)     $(4,623)   $ (2,723)
  Adjustments to reconcile net loss to net cash provided by
    operating activities --
    Depreciation and amortization...........................       16,864        6,103       4,593
    Loss on sale of cable television system.................           --        1,363          --
    Amortization of debt issuance costs, debt discount and
      interest rate cap agreements..........................          267          123          --
    (Gain) loss on disposal of property, plant and
      equipment.............................................          (14)         130          --
    Changes in assets and liabilities, net of effects from
      acquisitions --
      Receivables, net......................................           10         (227)          6
      Prepaid expenses and other............................         (125)          18         312
      Accounts payable and accrued expenses.................       16,927          894       3,615
      Payables to manager of cable television systems.......        5,288         (153)        160
      Other operating activities............................          569           --          --
                                                                ---------      -------    --------
      Net cash provided by operating activities.............       22,564        3,628       5,963
                                                                ---------      -------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................      (15,364)      (7,880)     (5,894)
  Payments for acquisitions, net of cash acquired...........     (167,484)          --     (34,069)
  Proceeds from sale of cable television system.............           --       12,528          --
  Other investing activities................................         (486)          --          64
                                                                ---------      -------    --------
      Net cash provided by (used in) investing activities...     (183,334)       4,648     (39,899)
                                                                ---------      -------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................      217,500        5,100      31,375
  Repayments of long-term debt..............................      (60,200)     (13,375)     (1,000)
  Capital contributions.....................................        7,000           --       4,400
  Payment of debt issuance costs............................       (3,487)         (12)       (638)
                                                                ---------      -------    --------
      Net cash provided by (used in) financing activities...      160,813       (8,287)     34,137
                                                                ---------      -------    --------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS........           43          (11)        201
CASH AND CASH EQUIVALENTS, beginning of period..............          626          637         436
                                                                ---------      -------    --------
CASH AND CASH EQUIVALENTS, end of period....................    $     669      $   626    $    637
                                                                =========      =======    ========
CASH PAID FOR INTEREST......................................    $   7,679      $ 3,303    $  2,798
                                                                =========      =======    ========

The accompanying notes are an integral part of these consolidated statements.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION


     Charter Communications Holding Company, LLC (CCHC), a Delaware limited liability company, was formed in 1999 as a wholly owned subsidiary of Charter Investment, Inc. (Charter), formerly Charter Communications, Inc. Charter, through its wholly owned cable television operating subsidiary, Charter Communications Properties, LLC (CCP), commenced operations with the acquisition of a cable television system on September 30, 1995.



     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter for an aggregate purchase price of $211 million, excluding $214 million in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, Charter acquired 100% of the interest it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach Inc.), all cable television operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed from unrelated third parties for fair value. Charter previously managed and owned minority interests in these companies. These acquisitions were accounted for using the purchase method of accounting, and accordingly results of operations of CarterComm Holdings and CCA Group are included in the financial statements of Charter Holdings from the date of acquisition. In February 1999, Charter transferred all of its cable television operating subsidiaries to a wholly owned subsidiary of Charter Communications Holdings, LLC (Charter Holdings), Charter Communications Operating, LLC (Charter Operating). Charter Holdings is a wholly owned subsidiary of CCHC. The transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.



     The accompanying financial statements include the accounts of CCP, Charter's wholly owned cable operating subsidiary, representing the financial statements of CCHC and subsidiaries (the Company) for all periods presented. The accounts of CharterComm Holdings and CCA Group are not included since these companies were not owned and controlled by Charter prior to December 23, 1998.



     As a result of the change in ownership of CCP, CharterComm Holdings and CCA Group, the Company has applied push-down accounting in the preparation of the consolidated financial statements effective December 23, 1998. Accordingly, the financial statements of the Company for periods ended on or before December 23, 1998, are presented on a different cost basis than the financial statements for the periods after December 23, 1998 (not presented herein), and are not comparable.


CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installations. The costs of disconnecting a customer are charged

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................    3-15 years
Buildings and leasehold improvements........................    5-15 years
Vehicles and equipment......................................     3-5 years

     In 1997, the Company shortened the useful lives from 10 years to 5 years of certain plant and equipment included in cable distribution systems associated with costs of new customer installations. As a result, additional depreciation of $550 was recorded during 1997. The estimated useful lives were shortened to be more reflective of average customer lives.

FRANCHISES


     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company.


IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1997, no installation revenue has been deferred, as direct selling costs have exceeded installation revenue.

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Company ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Company's customers and are periodically remitted to local franchises. Franchise fees collected and paid are reported as revenues.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES

INTEREST RATE HEDGE AGREEMENTS

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

INCOME TAXES

     The Company files a consolidated income tax return with Charter. Income taxes are allocated to the Company in accordance with the tax-sharing agreement between the Company and Charter.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS:

     In 1998, the Company acquired cable television systems for an aggregate purchase price, net of cash acquired, of $228,400, comprising $167,500 in cash and $60,900 in a note payable to Seller. The excess of cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $207,600 and is included in franchises.

     In 1996, the Company acquired cable television systems for an aggregate purchase price, net of cash acquired, of $34,100. The excess of the cost of properties acquired over 2>the amounts assigned to net tangible assets at the date of acquisition was $24,300 and is included in franchises.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition. The purchase prices were allocated to tangible and intangible assets based on estimated fair values at the acquisition dates.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES

     Unaudited pro forma operating results as though the acquisition discussed above, excluding the Paul Allen Transaction, had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:

                                                                PERIOD FROM
                                                             JANUARY 1, 1998,
                                                                  THROUGH         YEAR ENDED
                                                             DECEMBER 23, 1998       1997
                                                             -----------------    ----------
                                                                       (UNAUDITED)
Revenues...................................................      $ 67,007          $ 63,909
Loss from operations.......................................        (7,097)           (7,382)
Net loss...................................................       (24,058)          (26,099)

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

3.  SALE OF FT. HOOD SYSTEM:

     In February 1997, the Company sold the net assets of the Ft. Hood system, which served customers in Texas, for an aggregate sales price of approximately $12,500. The sale of the Ft. Hood system resulted in a loss of $1,363, which is included in operating costs in the accompanying statement of operations for the year ended December 31, 1997.

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1997:

Cable distribution systems..................................    $29,061
Land, buildings and leasehold improvements..................        447
Vehicles and equipment......................................      1,744
                                                                -------
                                                                 31,252
Less- Accumulated depreciation..............................     (5,722)
                                                                -------
                                                                $25,530
                                                                =======

     For the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, depreciation expense was $6,249, $3,898 and $2,371, respectively.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1997:


Accrued interest............................................    $  292
Capital expenditures........................................       562
Franchise fees..............................................       426
Programming costs...........................................       398
Accounts payable............................................       298
Other.......................................................     1,106
                                                                ------
                                                                $3,082
                                                                ======


6.  LONG-TERM DEBT:

     The Company maintained a revolving credit agreement (the "Old Credit Agreement") with a consortium of banks for borrowings up to $47,500, of which $41,500 was outstanding at December 31, 1997. In 1997, the Credit Agreement was amended to reflect the impact of the sale of a cable television system. The debt bears interest, at the Company's option, at rates based on the prime rate of the Bank of Montreal (the agent bank), or LIBOR, plus the applicable margin based upon the Company's leverage ratio at the time of the borrowings. The variable interest rates ranged from 7.44% to 7.63% at December 31, 1997.

     In May 1998, the Company entered into a credit agreement (the "CCP Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $60,000 that matures on June 30, 2006, and the other with the principal amount of $80,000 that matures on June 30, 2007. The CCP Credit Agreement also provides for a $90,000 revolving credit facility with a maturity date of June 30, 2006. Amounts under the CCP Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.88%.

     Commencing March 31, 1999, and at the end of each quarter thereafter, available borrowings under the revolving credit facility shall be reduced on an annual basis by 3.5% in 1999, 7.0% in 2000, 9.0% in 2001, 10.5% in 2002 and
16.5% in 2003. Commencing March 31, 2000, and at the end of each quarter thereafter, available borrowings under the term loan shall be reduced on an annual basis by 6.0% in 2000, 8.0% in 2001, 11.0% in 2002 and 16.5% in 2003.
Commencing March 31, 2000, and at the end of each quarter thereafter, available borrowings under the other term loan shall be reduced on an annual basis by 1.0% in 2000, 1.0% in 2001, 1.0% in 2002 and 1.0% in 2003.

     The credit agreement requires the Company and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. This agreement also contains substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items.


7.  NOTE PAYABLE TO RELATED PARTY:


     As of December 31, 1997, the Company holds a promissory note payable to CCT Holdings Corp., a company managed by Charter and acquired by Charter effective December 23, 1998. The promissory note bears interest at the rates paid by CCT Holdings Corp. on a note payable to a third party. Principal and interest are due on September 29, 2005.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES

8.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1997, is as follows:

                                                              CARRYING    NOTIONAL     FAIR
                                                               VALUE       AMOUNT      VALUE
                                                              --------    --------    -------
Debt
CCP Credit Agreement........................................  $41,500     $    --     $41,500
Interest Rate Hedge Agreements
Caps........................................................       --      15,000          --
Collars.....................................................       --      20,000         (74)

     As the long-term debt under the credit agreements bears interest at current market rates, its carrying amount approximates market value at December 31, 1997.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's financial position or results of operations.

9.  INCOME TAXES:

     At December 31, 1997, the Company had net operating loss carryforwards of $9,594, which if not used to reduce taxable income in future periods, expire in the years 2010 through 2012. As of December 31, 1997, the Company's deferred income tax assets were offset by valuation allowances and deferred income tax liabilities resulting primarily from differences in accounting for depreciation and amortization.

10.  RELATED-PARTY TRANSACTIONS:


     Charter provides management services to the Company including centralized customer billing services, data processing and related support, benefits administration and coordination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Certain costs for services are billed and charged directly to the Company's operating subsidiaries and are included in operating costs. These billings are determined based on the number of basic customers. Such costs totaled $437, $220 and $131, respectively for the period from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996. All other costs incurred by Charter on behalf of the Company are expensed in the accompanying financial statements and are included in corporate expense allocations -- related

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES party. The cost of these services is allocated based on the number of basic customers. Management considers these allocations to be reasonable for the operations of the Company.



     Charter utilizes a combination of excess insurance coverage and self-insurance programs for its medical, dental and workers' compensation claims. Charges are made to the Company as determined by independent actuaries, at the present value of the actuarially computed present and future liabilities for such benefits. Medical coverage provides for $2,435 aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year.


The Company is charged a management fee based on percentages of revenues as stipulated in the management agreement between Charter and the Company. For the period from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996, the management fee charged to the Company approximated the corporate expenses incurred by Charter on behalf of the Company. Management fees currently payable of $114 are included in payables to manager of cable television systems -- related party as of December 31, 1997.

11.  COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, were $278, $130 and $91, respectively.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, was $421, $271 and $174, respectively.

LITIGATION

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 31, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

12.  EMPLOYEE BENEFIT PLAN:

401(k) PLAN

     The Company's employees may participate in the Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company contributes an amount equal to 50% of the first 5% of contributions by each employee. The Company contributed $74, $29 and $22 for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, respectively.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES

APPRECIATION RIGHTS PLAN

     Certain employees of Charter participate in the 1995 Charter Communications, Inc. Appreciation Rights Plan (the "Plan"). The Plan permits Charter to grant 1,500,000 units to certain key employees, of which 1,251,500 were outstanding at December 31, 1997. Units received by an employee vest at a rate of 20% per year, unless otherwise provided in the participant's Appreciation Rights Unit Agreement. The appreciation rights entitle the participants to receive payment, upon termination or change in control of Charter, of the excess of the unit value over the base value (defined as the appreciation value) for each vested unit. The unit value is based on Charter's adjusted equity, as defined in the Plan. Deferred compensation expense recorded by Charter is based on the appreciation value since the grant date and is being amortized over the vesting period.

     As a result of the acquisition of Charter by Paul G. Allen, the Plan was terminated, all outstanding units became 100% vested and all amounts were paid by Charter in 1999. The cost of this plan was allocated to the Company based on the number of basic customers. Management considers this allocation to be reasonable for the operations of the Company. For the period January 1, 1998, through December 23, 1998, the Company expensed $3,800, included in corporate expense allocation, for the cost of this plan.


13.  PARENT COMPANY ONLY FINANCIAL STATEMENTS



     As a result of the limitations on and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to CCHC, the parent company. CCHC (parent company only) financial statements are presented below.



       CHARTER COMMUNICATIONS HOLDING COMPANY, LLC (PARENT COMPANY ONLY)



                                 BALANCE SHEET


                             (DOLLARS IN THOUSANDS)



                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
LIABILITIES
INVESTMENT IN CHARTER HOLDINGS..............................    $(1,975)
                                                                =======
SHAREHOLDER'S INVESTMENT
Common Stock................................................    $    --
Paid-in-capital.............................................      5,900
Accumulated deficit.........................................     (7,875)
                                                                -------
                                                                $(1,975)
                                                                =======

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES

       CHARTER COMMUNICATIONS HOLDING COMPANY, LLC (PARENT COMPANY ONLY)



                            STATEMENT OF OPERATIONS


                             (DOLLARS IN THOUSANDS)



                                                         PERIOD FROM           YEAR ENDED
                                                       JANUARY 1, 1998        DECEMBER 31
                                                           THROUGH         ------------------
                                                      DECEMBER 23, 1998     1997       1996
                                                      -----------------    -------    -------
EQUITY IN LOSS OF CHARTER HOLDINGS..................      $(17,222)        $(4,623)   $(2,723)
                                                          --------         -------    -------
  Net loss..........................................      $(17,222)        $(4,623)   $(2,723)
                                                          ========         =======    =======



       CHARTER COMMUNICATIONS HOLDING COMPANY, LLC (PARENT COMPANY ONLY)



                     STATEMENT OF SHAREHOLDER'S INVESTMENT


                             (DOLLARS IN THOUSANDS)



                                               COMMON    PAID-IN    ACCUMULATED
                                               STOCK     CAPITAL      DEFICIT       TOTAL
                                               ------    -------    -----------    --------
BALANCE, December 31, 1995...................    $--     $ 1,500     $   (529)     $    971
  Capital Contribution.......................    --        4,400           --         4,400
  Net loss                                       --           --       (2,723)       (2,723)
                                                 --      -------     --------      --------
BALANCE, December 31, 1996...................    --        5,900       (3,252)        2,648
  Net loss...................................    --           --       (4,623)       (4,623)
                                                 --      -------     --------      --------
BALANCE, December 31, 1997...................    --        5,900       (7,875)       (1,975)
  Capital Contribution.......................    --       10,800           --        10,800
  Net loss...................................    --           --      (17,222)      (17,222)
                                                 --      -------     --------      --------
BALANCE, December 23, 1998...................    $--     $16,700     $(25,097)     $ (8,397)
                                                 ==      =======     ========      ========



     The investment in Charter Holdings is accounted for on the equity method. No statement of cash flows has been presented as CCHC (parent company only) had no cash flow activity.



14.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:



     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).

                          INDEPENDENT AUDITORS' REPORT

The Members

Marcus Cable Holdings, LLC:



     We have audited the accompanying consolidated balance sheets of Marcus Cable Holdings, LLC and subsidiaries as of December 31, 1998 and 1997 and the related consolidated statements of operations, members' equity/partners' capital and cash flows for each of the years in the three-year period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.


     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Marcus Cable Holdings, LLC and subsidiaries as of December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.


                                          /s/ KPMG LLP

Dallas, Texas
February 19, 1999

  (except for the fourth and seventh paragraphs of Note 1


  which are as of August 25, 1999 and April 7, 1999, respectively)

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES



                          CONSOLIDATED BALANCE SHEETS

                                 (IN THOUSANDS)


                                                                    DECEMBER 31,
                                                              ------------------------
                                                                 1998          1997
                                                                 ----          ----
ASSETS
------------------------------------------------------------------------
Current assets:
  Cash and cash equivalents.................................  $      813    $    1,607
  Accounts receivable, net of allowance of $1,800 in 1998
     and $1,904 in 1997.....................................      16,055        23,935
  Prepaid expenses and other................................       6,094         2,105
                                                              ----------    ----------
          Total current assets..............................      22,962        27,647
Investment in cable television systems:
  Property, plant and equipment.............................     741,021       706,626
  Franchises................................................     783,742       945,125
  Noncompetition agreements.................................       4,425         6,770
Other assets................................................      52,928        64,300
                                                              ----------    ----------
                                                              $1,605,078    $1,750,468
                                                              ==========    ==========
LIABILITIES AND MEMBERS' EQUITY/PARTNERS' CAPITAL
------------------------------------------------------------------------
Current liabilities:
  Current maturities of long-term debt......................  $   77,500    $   67,499
  Accrued liabilities.......................................      66,985        68,754
                                                              ----------    ----------
          Total current liabilities.........................     144,485       136,253
Long-term debt..............................................   1,354,919     1,531,927
Other long-term liabilities.................................       1,390         2,261
Members' equity/partners' capital...........................     104,284        80,027
                                                              ----------    ----------
                                                              $1,605,078    $1,750,468
                                                              ==========    ==========


          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)


                                                             YEAR ENDED DECEMBER 31,
                                                       -----------------------------------
                                                         1998         1997         1996
                                                       ---------    ---------    ---------
Revenues:
  Cable services...................................    $ 499,265    $ 473,701    $ 432,172
  Management fees -- related party.................          555        5,614        2,335
                                                       ---------    ---------    ---------
          Total revenues...........................      499,820      479,315      434,507
                                                       ---------    ---------    ---------
Operating expenses:
  Selling, service and system management...........      193,725      176,515      157,197
  General and
     administrative................................       77,913       72,351       73,017
  Transaction and severance costs..................      135,379           --           --
  Management fees -- related party.................        3,341           --           --
  Depreciation and amortization....................      215,789      188,471      166,429
                                                       ---------    ---------    ---------
          Total operating expenses.................      626,147      437,337      396,643
                                                       ---------    ---------    ---------
          Operating income (loss)..................     (126,327)      41,978       37,864
                                                       ---------    ---------    ---------
Other (income) expense:
  Interest expense.................................      159,985      151,207      144,376
  Gain on sale of assets...........................     (201,278)          --       (6,442)
                                                       ---------    ---------    ---------
          Total other (income) expense.............      (41,293)     151,207      137,934
                                                       ---------    ---------    ---------
          Loss before extraordinary
            item...................................      (85,034)    (109,229)    (100,070)
Extraordinary item -- loss on early retirement of
  debt.............................................       (9,059)          --           --
                                                       ---------    ---------    ---------
          Net loss.................................    $ (94,093)   $(109,229)   $(100,070)
                                                       =========    =========    =========


          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES


          CONSOLIDATED STATEMENTS OF MEMBERS' EQUITY/PARTNERS' CAPITAL

                                 (IN THOUSANDS)


                                                            MARCUS
                                               CLASS B       CABLE
                                   GENERAL     LIMITED    PROPERTIES,     VULCAN
                                   PARTNERS   PARTNERS      L.L.C.      CABLE, INC.     TOTAL
                                   --------   --------    -----------   -----------     -----
Balance at December 31, 1995.....  $(21,396)  $ 310,722          --            --     $ 289,326
  Net loss.......................      (200)    (99,870)         --            --      (100,070)
                                   --------   ---------    --------      --------     ---------
Balance at December 31, 1996.....   (21,596)    210,852          --            --       189,256
  Net loss.......................      (218)   (109,011)         --            --      (109,229)
                                   --------   ---------    --------      --------     ---------
Balance at December 31, 1997.....   (21,814)    101,841          --            --        80,027
  Net loss -- January 1, 1998 to
     April 22, 1998..............      (224)   (111,838)         --            --      (112,062)
  Capital contributions..........        --          --          --       118,350       118,350
  Reorganization of limited
     partnership to limited
     liability company...........    22,038       9,997     (22,038)       (9,997)           --
  Net income -- April 23, 1998 to
     December 31, 1998...........        --          --         683        17,286        17,969
                                   --------   ---------    --------      --------     ---------
Balance at December 31, 1998.....  $     --   $      --    $(21,355)     $125,639     $ 104,284
                                   ========   =========    ========      ========     =========


          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                    YEAR ENDED DECEMBER 31,
                                                              -----------------------------------
                                                                1998         1997         1996
                                                                ----         ----         ----
Cash flows from operating activities:
  Net loss..................................................  $ (94,093)   $(109,229)   $(100,070)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Extraordinary item -- loss on early retirement of
     debt...................................................      9,059           --           --
    Gain on sale of assets..................................   (201,278)          --       (6,442)
    Depreciation and amortization...........................    215,789      188,471      166,429
    Non cash interest expense...............................     82,416       72,657       63,278
    Changes in assets and liabilities, net of working
     capital adjustments for acquisitions:
      Accounts receivable, net..............................      7,880       (6,439)         (70)
      Prepaid expenses and other............................     (4,017)          95         (574)
      Other assets..........................................        413         (385)        (502)
      Accrued liabilities...................................     (1,769)       9,132       (3,063)
                                                              ---------    ---------    ---------
         Net cash provided by operating activities:.........     14,400      154,302      118,986
                                                              ---------    ---------    ---------
Cash flows from investing activities:
  Acquisition of cable systems..............................    (57,500)     (53,812)     (10,272)
  Proceeds from sale of assets, net of cash acquired and
    selling costs...........................................    401,432           --       20,638
  Additions to property, plant and equipment................   (224,723)    (197,275)    (110,639)
  Other.....................................................       (689)          --           --
                                                              ---------    ---------    ---------
         Net cash provided by (used in) investing
           activities:......................................    118,520     (251,087)    (100,273)
                                                              ---------    ---------    ---------
Cash flows from financing activities:
  Borrowings under Senior Credit Facility...................    217,750      226,000       65,000
  Repayments under Senior Credit Facility...................   (359,500)    (131,250)     (95,000)
  Repayments of notes and debentures........................   (109,344)          --           --
  Payment of debt issuance costs............................        (99)      (1,725)          --
  Cash contributed by member................................    118,350           --           --
  Payments on other long-term liabilities...................       (871)        (667)         (88)
                                                              ---------    ---------    ---------
         Net cash provided by (used in) financing
           activities.......................................   (133,714)      92,358      (30,088)
                                                              ---------    ---------    ---------
Net decrease in cash and cash equivalents...................       (794)      (4,427)     (11,375)
Cash and cash equivalents at the beginning of the period....      1,607        6,034       17,409
                                                              ---------    ---------    ---------
Cash and cash equivalents at the end of the period..........  $     813    $   1,607    $   6,034
                                                              =========    =========    =========
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $  81,765    $  81,155    $  83,473
                                                              =========    =========    =========


          See accompanying notes to consolidated financial statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

(1) ORGANIZATION AND BASIS OF PRESENTATION


     Marcus Cable Holdings, LLC ("MCHLLC"), a Delaware limited liability company, was formed in February 1999 as parent of Marcus Cable Company, L.L.C. ("MCCLLC"), formerly Marcus Cable Company, L.P. ("MCCLP"). MCCLP was formed as a Delaware limited partnership and was converted to a Delaware limited liability company on June 9, 1998 (See Note 3). MCHLLC and its subsidiaries (collectively, the "Company") derive their primary source of revenues by providing various levels of cable television programming and services to residential and business customers. The Company's operations are conducted through Marcus Cable Operating Company, L.L.C. ("MCOC"), a wholly-owned subsidiary of the Company. The Company operates its cable television systems primarily in Texas, Wisconsin, Indiana, California and Alabama.



     The accompanying consolidated financial statements include the accounts of MCHLLC, which is the predecessor of MCCLLC, and its subsidiary limited liability companies and corporations. All significant intercompany accounts and transactions have been eliminated in consolidation.



     On April 23, 1998, Vulcan Cable, Inc. and Paul G. Allen (collectively referred to as "Vulcan") acquired all of the outstanding limited partnership interests and substantially all of the general partner interest in MCCLP for cash payments of $1,392,000 ("the Vulcan Acquisition"). Under the terms of the purchase agreement, the owner of the remaining 0.6% general partner interest in the Company (the "Minority Interest"), which represents 100% of the voting control of the Company, could cause Vulcan to purchase the 0.6% general partner interest under certain conditions, or Vulcan could cause the Minority Interest to sell its interest to Vulcan under certain conditions, at a fair value of not less than $8,000.



     The accompanying consolidated financial statements do not reflect the application of purchase accounting for the Vulcan Acquisition because the Securities and Exchange Commission staff challenged such accounting treatment since, as of December 31, 1998, Vulcan had not acquired voting control of the Company. On March 31, 1999, Vulcan acquired voting control of the Company by its acquisition of the Minority Interest for cash consideration.



     In connection with the Vulcan Acquisition, the Company incurred transaction costs of approximately $119,345, comprised primarily of $90,200 of compensation paid to employees of the Company by Vulcan in settlement of specially designated Class B units in MCCLP ("EUnit") granted in past periods by the general partner of MCCLP, and $24,000 of transaction fees paid to certain equity partners for investment banking services. These transaction costs have been included in the accompanying consolidated statement of operations for the year ended December 31, 1998.



     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter Communications, Inc. ("Charter"). Beginning in October 1998, Charter managed the operations of the Company.


     In March 1999, Charter transferred all of its cable television operating subsidiaries to a subsidiary, Charter Communications Holdings, LLC (Charter Holdings) in connection with the issuance of Senior Notes and Senior Discount Notes totaling $3.6 billion. These operating subsidiaries were then transferred to Charter Communications Operating, LLC ("Charter Operating"). On April 7, 1999, the cable operations of the Company were transferred to Charter Operating subsequent to the purchase by Paul G. Allen of the Minority Interest.


     As a result of the Vulcan Acquisition, the Company recognized severance and stay-on bonus compensation of $16,034, which is included in Transaction and Severance Costs in the

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES accompanying statement of operations for the year ended December 31, 1998. As of December 31, 1998, 35 employees and officers of the Company had been terminated and $13,634 had been paid under severance and bonus arrangements. By March 31, 1999, an additional 50 employees will be terminated. The remaining balance of $2,400 is to be paid by April 30, 1999 and an additional $400 in stay-on bonuses will be recorded as compensation in 1999 as the related services are provided.


(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) CASH EQUIVALENTS


     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1998 and 1997, cash equivalents consist of certificates of deposit and money market funds. These investments are carried at cost which approximates market value.


  (b) PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for maintenance and repairs are charged to expense as incurred and equipment replacements and betterments are capitalized.

     Depreciation is provided by the straight-line method over the estimated useful lives of the related assets as follows:

Cable distribution systems......................  3-10 years
Buildings and leasehold improvements............  5-15 years
Vehicles and equipment..........................   3-5 years

  (c) FRANCHISES


     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the estimated lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are amortized using the straight-line method over a period of 15 years. The period of 15 years is management's best estimate of the useful lives of the franchises and assumes substantially all of those franchises that expire during the period will be renewed by the Company. Accumulated amortization was $317,335 and $264,600 at December 31, 1998 and 1997, respectively.


  (d) NONCOMPETITION AGREEMENTS


     Noncompetition agreements are amortized using the straight-line method over the term of the respective agreements. Accumulated amortization was $20,267 and $19,144 at December 31, 1998 and 1997, respectively.


  (e) OTHER ASSETS


     Debt issuance costs are amortized to interest expense over the term of the related debt. Going concern value of acquired cable systems is amortized using the straight-line method over a period up to 10 years.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

  (f) IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

  (g) REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.


     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1998 and 1997, no installation revenue has been deferred, as direct selling costs exceeded installation revenue.


     Management fee revenues are recognized concurrently with the recognition of revenues by the managed cable television system, or as a specified monthly amount as stipulated in the management agreement. Incentive management fee revenue is recognized upon performance of specified actions as stipulated in the management agreement.

  (h) INCOME TAXES

     Income taxes are the responsibility of the individual members and are not provided for in the accompanying financial statements. The Company's subsidiary corporations are subject to federal income tax but have had no operations and therefore, no taxable income since inception.

  (i) INTEREST RATE HEDGE AGREEMENTS

     The Company manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain of its debt agreements. Interest rate swaps and caps are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred.

     The Company's interest rate swap agreements require the Company to pay a fixed rate and receive a floating rate thereby creating thereby creating fixed rate debt. Interest rate caps are entered into by the Company to reduce the impact of rising interest rates on floating rate debt.

     The Company's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

  (j) USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

  (k) ACCOUNTING STANDARD NOT IMPLEMENTED


     In June 1998, the Financial Accounting Standards Boards adopted Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Financial Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility of earnings
(loss).


(3) CAPITAL STRUCTURE

  PARTNERS' CAPITAL

  (a) CLASSES OF PARTNERSHIP INTERESTS

     The MCCLP partnership agreement (the "Partnership Agreement") provided for Class B Units and Convertible Preference Units. Class B Units consisted of General Partner Units ("GP Units") and Limited Partner Units ("LP Units"). To the extent that GP Units had the right to vote, GP Units voted as Class B Units together with Class B LP Units. Voting rights of Class B LP Units were limited to items specified under the Partnership Agreement. Prior to the dissolution of the Partnership on June 9, 1998, there were 18,848.19 GP Units and 294,937.67 Class B LP Units outstanding.

     The Partnership Agreement also provided for the issuance of a class of Convertible Preference Units. These units were entitled to a general distribution preference over the Class B LP Units and were convertible into Class B LP Units. The Convertible Preference Units could vote together with Class B Units as a single class, and the voting percentage of each Convertible Preference Unit, at a given time, was based on the number of Class B LP Units into which such Convertible Preference Unit is then convertible. MCCLP had issued 7,500 Convertible Preference Units with a distribution preference and conversion price of two thousand dollars per unit.


     The Partnership Agreement permitted the General Partner, at its sole discretion, to issue up to 31,517 Employee Units (classified as Class B Units) to key individuals providing services to the Company. Employee Units were not entitled to distributions until such time as all units have received certain distributions as calculated under provisions of the Partnership Agreement ("subordinated thresholds"). At December 31, 1997 28,033.20 Employee Units were outstanding with a subordinated threshold ranging from $1,600 to $1,750 per unit (per unit amounts in whole numbers). In connection with the Vulcan Acquisition, the amount paid to EUnit holders of $90,200 was recognized as Transaction and Severance Costs in the year ended December 31, 1998.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

  (b) ALLOCATION OF INCOME AND LOSS TO PARTNERS

     MCCLP incurred losses from inception. Losses were allocated as follows:

     (1) First, among the partners whose capital accounts exceed their unreturned capital contributions in proportion to such excesses until each such partner's capital account equals its unreturned capital contribution; and

     (2) Next, to the holders of Class B Units in accordance with their unreturned capital contribution percentages.

     The General Partner was allocated a minimum of 0.2% to 1% of income or loss at all times, depending on the level of capital contributions made by the partners.

  MEMBERS' EQUITY


     Upon completion of the Vulcan Acquisition, Vulcan collectively owned 99.4% of MCCLP through direct ownership of all LP Units and through 80% ownership of Marcus Cable Properties, Inc. ("MCPI"), the general partner of Marcus Cable Properties, L.P. ("MCPLP"), the general partner of MCCLP. The Minority Interest owned the voting common stock, or the remaining 20% of MCPI. In July 1998, Vulcan contributed $20,000 in cash to the Company relating to certain employee severance arrangements.



     On June 9, 1998, MCCLP was converted into a Delaware limited liability company with two members: Vulcan Cable, Inc., with 96.2% ownership, and Marcus Cable Properties, L.L.C. ("MCPLLC") (formerly MCPLP), with 3.8% ownership. Vulcan Cable, Inc. owns approximately 25.6% and MCPI owns approximately 74.4% of MCPLLC, with Vulcan's interest in MCPI unchanged. As there was no change in ownership interests, the historical partners' capital balances at June 9, 1998 were transferred to and became the initial equity of MCCLLC, and thus the accompanying statement of members' equity has been presented as if the conversion of MCCLP into MCCLLC occurred on April 23, 1998, the date of the Vulcan Acquisition (see Note 1).



     As of December 31, 1998, MCCLLC has 100 issued and outstanding membership units. Income and losses of MCCLLC are allocated to the members in accordance with their ownership interests. Members are not personally liable for obligations of MCCLLC.


(4) ACQUISITIONS AND DISPOSITIONS

     In 1998, the Company acquired cable television systems in the Birmingham, Alabama area for a purchase price of $57,500. The excess of the cost of properties acquired over the amounts assigned to net tangible assets and noncompetition agreements as of the date of acquisition was approximately $44,603 and is included in franchises.


     Additionally, in 1998, the Company completed the sale of certain cable television systems for an aggregate net sales price of $401,432, resulting in a total gain of $201,278.


     In 1997, the Company acquired cable television systems in the Dallas-Ft. Worth, Texas area for a purchase price of $35,263. The excess of the cost of properties acquired over the amounts assigned to net tangible assets as of the date of acquisition was $15,098 and is included in franchises.

     Additionally, in July 1997, the Company completed an exchange of cable television systems in Indiana and Wisconsin. According to the terms of the trade agreement, in addition to the contribution of its systems, the Company paid $18,549.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

     In 1996, the Company acquired cable television systems in three separate transactions for an aggregate purchase price of $10,272. The excess of the cost of properties acquired over the amounts assigned to net tangible assets as of the date of acquisition was $4,861 and is included in franchises.

     Additionally, in 1996, the Company completed the sale of cable television systems in Washington, D.C. for a sale price of $20,638. The sale resulted in a gain of $6,442.


     The above acquisitions were accounted for using the purchase method of accounting and, accordingly, results of operations of the acquired assets have been included in the accompanying consolidated financial statements from the dates of acquisition. The purchase prices were allocated to tangible and intangible assets based on estimated fair market values at the dates of acquisition. The cable system trade discussed above was accounted for as a nonmonetary exchange and, accordingly, the additional cash contribution was allocated to tangible and intangible assets based on recorded amounts of the nonmonetary assets relinquished.



     Unaudited pro forma operating results as though 1998 and 1997 acquisitions and divestitures discussed above had occurred on January 1, 1997, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows for the years ended December 31, 1998 and 1997:



                                                       1998         1997
                                                       ----         ----
                                                          (UNAUDITED)
Revenues...........................................  $ 457,929    $ 421,665
Operating income (loss)............................   (148,472)       9,064
Net loss...........................................   (150,841)    (142,143)


(5) PROPERTY, PLANT AND EQUIPMENT


     Property, plant and equipment consists of the following at December 31:



                                                       1998         1997
                                                       ----         ----
Cable distribution systems........................     996,804    $ 878,721
Vehicles and other................................      40,243       37,943
Land and buildings................................      18,861       17,271
                                                    ----------    ---------
                                                     1,055,908      933,935
Accumulated depreciation..........................    (314,887)    (227,309)
                                                    ----------    ---------
                                                    $  741,021    $ 706,626
                                                    ==========    =========



     Depreciation expense for the years ended December 31, 1998, 1997 and 1996 was $129,663, $96,220, and $72,281, respectively.


(6) OTHER ASSETS


     Other assets consist of the following at December 31, 1998 and 1997:



                                                          1998       1997
                                                         -------    -------
Debt issuance costs....................................  $41,079    $45,225
Going concern value....................................   37,274     37,274
Other..................................................      677      1,090
                                                         -------    -------
                                                          79,030     83,589
Accumulated amortization...............................  (26,102)   (19,289)
                                                         -------    -------
                                                         $52,928    $64,300
                                                         =======    =======

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

(7) ACCRUED LIABILITIES


     Accrued liabilities consist of the following at December 31, 1998 and 1997:



                                                          1998       1997
                                                         -------    -------
Accrued operating liabilities..........................  $26,334    $27,923
Accrued programming costs..............................    9,539      9,704
Accrued franchise fees.................................    8,907     10,131
Accrued property taxes.................................    4,586      5,125
Accrued interest.......................................    3,752      7,949
Other accrued liabilities..............................   13,867      7,922
                                                         -------    -------
                                                         $66,985    $68,754
                                                         =======    =======


(8) LONG-TERM DEBT


     The Company has outstanding the following borrowings on long-term debt arrangements at December 31, 1998 and 1997:



                                                       1998          1997
                                                    ----------    ----------
Senior Credit Facility............................  $  808,000    $  949,750
13 1/2% Senior Subordinated Discount Notes........     383,236       336,304
14 1/4% Senior Discount Notes.....................     241,183       213,372
11 7/8% Senior Debentures.........................          --       100,000
                                                    ----------    ----------
                                                     1,432,419     1,599,426
Less current maturities...........................      77,500        67,499
                                                    ----------    ----------
                                                    $1,354,919    $1,531,927
                                                    ==========    ==========


     The Company, through MCOC, maintains a senior credit facility ("Senior Credit Facility"), which provides for two term loan facilities, one with a principal amount of $490,000 that matures on December 31, 2002 ("Tranche A") and the other with a principal amount of $300,000 million that matures on April 30, 2004 ("Tranche B"). The Senior Credit Facility provides for scheduled amortization of the two term loan facilities which began in September 1997. The Senior Credit Facility also provides for a $360,000 revolving credit facility ("Revolving Credit Facility"), with a maturity date of December 31, 2002. Amounts outstanding under the Senior Credit Facility bear interest at either the: i) Eurodollar rate, ii) prime rate, or iii) CD base rate or Federal Funds rate, plus a margin of up to 2.25%, which is subject to certain quarterly adjustments based on the ratio of MCOC's total debt to annualized operating cash flow, as defined. The variable interest rates ranged from 6.23% to 7.75% and 5.97% to 8.00% at December 23, 1998, and December 31, 1997, respectively. A quarterly commitment fee ranging from 0.250% to 0.375% per annum is payable on the unused commitment under the Senior Credit Facility.

     On October 16, 1998, the Company entered into an agreement to amend its Senior Credit Facility. The amendment provides for, among other items, a reduction in the permitted leverage and cash flow ratios, a reduction in the interest rate charge under the Senior Credit Facility and a change in the restriction related to the use of cash proceeds from asset sales to allow such proceeds to be used to redeem the 11 7/8% Senior Debentures.


     In 1995, the Company issued $299,228 of 14 1/4% Senior Discount Notes due December 15, 2005 (the "14 1/4% Notes") for net proceeds of $150,003. The
14 1/4% Notes are unsecured and rank pari passu to the 11 7/8% Debentures (defined below). The 14 1/4% Notes are redeemable at the option of MCHLLC at amounts decreasing from 107% to 100% of par beginning on June 15, 2000. No interest is payable until December 15, 2000. Thereafter interest is payable semi-

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES annually until maturity. The discount on the 14 1/4% Notes is being accreted using the effective interest method. The unamortized discount was $85,856 at December 31, 1997.


     In 1994, the Company, through MCOC, issued $413,461 face amount of 13 1/2% Senior Subordinated Discount Notes due August 1, 2004 (the "13 1/2% Notes") for net proceeds of $215,000. The 13 1/2% Notes are unsecured, are guaranteed by MCHLLC and are redeemable, at the option of MCOC, at amounts decreasing from 105% to 100% of par beginning on August 1, 1999. No interest is payable on the 13 1/2% Notes until February 1, 2000. Thereafter, interest is payable semi-annually until maturity. The discount on the 13 1/2% Notes is being accreted using the effective interest method. The unamortized discount was $77,157 at December 31, 1997.


     In 1993, the Company issued $100,000 principal amount of 11 7/8% Senior Debentures due October 1, 2005 (the "11 7/8% Debentures"). The 11 7/8% Debentures were unsecured and were redeemable at the option of the Company on or after October 1, 1998 at amounts decreasing from 105.9% to 100% of par at October 1, 2002, plus accrued interest, to the date of redemption. Interest on the 11 7/8% Debentures was payable semi-annually each April 1 and October 1 until maturity.


     On July 1, 1998, $4,500 face amount of the 14 1/4% Notes and $500 face amount of the 11 7/8% Notes were tendered for gross tender payments of $3,472 and $520 respectively. The payments resulted in a gain on the retirement of the debt of $753. On December 11, 1998, the 11 7/8% Notes were redeemed for a gross payment of $107,668, including accrued interest. The redemption resulted in a loss on the retirement of the debt of $9,059.


     The 14 1/4% Notes, 13 1/2% Notes, 11 7/8% Debentures and Senior Credit Facility are all unsecured and require the Company and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items.

(9) FAIR VALUE OF FINANCIAL INSTRUMENTS


     The carrying and fair values of the Company's significant financial instruments as of December 31, 1998 and 1997 are as follows:



                                                        1998                  1997
                                                 -------------------   -------------------
                                                 CARRYING     FAIR     CARRYING     FAIR
                                                  VALUE      VALUE      VALUE      VALUE
                                                 --------    -----     --------    -----
Senior Credit Facility.........................  $808,000   $808,000   $949,750   $949,750
13 1/2% Notes..................................   383,236    418,629    336,304    381,418
14 1/4% Notes..................................   241,183    279,992    213,372    258,084
11 7/8% Debentures.............................        --         --    100,000    108,500



     The carrying amount of the Senior Credit Facility approximates fair value as the outstanding borrowings bear interest at market rates. The fair values of the 14 1/4% Notes, 13 1/2% Notes, and 11 7/8% Debentures, are based on quoted market prices. The Company had interest rate swap agreements covering a notional amount of $500,000 at December 31, 1998 and 1997. The fair value of such swap agreements was ($5,761) at December 31, 1998.



     The weighted average interest pay rate for the interest rate swap agreements was 5.7% at December 31, 1998, and 1997. Certain of these agreements allow for optional extension by the counterparty or for automatic extension in the event that one month LIBOR exceeds a stipulated rate on any monthly reset date. Approximately $100,000 notional amount included in the $500,000

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES notional amount described above is also modified by an interest rate cap agreement which resets monthly.

     The notional amounts of the interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair values of the interest rate hedge agreements generally reflect the estimated amounts that the Company would receive or (pay) (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's Senior Credit Facility thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of the major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the Company's consolidated financial position or results of operations.

(10) RELATED PARTY TRANSACTIONS


     The Company and Charter entered into a management agreement on October 6, 1998 whereby Charter began to manage the day-to-day operations of the Company. In consideration for the management consulting services provided by Charter, Marcus pays Charter an annual fee equal to 3% of the gross revenues of the cable system operations, plus expenses. From October 6, 1998 to December 31, 1998, management fees under this agreement were $3,341.


     Prior to the consummation of the Vulcan Acquisition, affiliates of Goldman Sachs owned limited partnership interests in MCCLP. Maryland Cable Partners, L.P. ("Maryland Cable"), which was controlled by an affiliate of Goldman Sachs, owned the Maryland Cable systems. MCOC managed the Maryland Cable systems under the Maryland Cable Agreement. Pursuant to such agreement, MCOC earned a management fee equal to 4.7% of the revenues of Maryland Cable.


     Effective January 31, 1997, Maryland Cable was sold to a third party. Pursuant to the Maryland Cable Agreement, MCOC recognized incentive management fees of $5,069 during the twelve months ended December 31, 1997 in conjunction with the sale. Although MCOC is no longer involved in the active management of the Maryland Cable systems, MCOC has entered into an agreement with Maryland Cable to oversee the activities, if any, of Maryland Cable through the liquidation of the partnership. Pursuant to such agreement, MCOC earns a nominal monthly fee. During the year ended December 31, 1998, MCOC earned total management fees of $555. Including the incentive management fees noted above, during the years ended December 31, 1997 and 1996, MCOC earned total management fees of $5,614 and $2,335, respectively.


(11) EMPLOYEE BENEFIT PLAN

     The Company sponsors a 401(k) plan for its employees whereby employees that qualify for participation under the plan can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company matches participant contributions up to a maximum of 2% of a participant's salary. For

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES the years ended December 31, 1998, 1997 and 1996, the Company made contributions to the plan of $765, $761 and $480, respectively.


(12) COMMITMENTS AND CONTINGENCIES

  LEASES


     The Company leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the years ended December 31, 1998, 1997 and 1996 were $3,394, $3,230, and $2,767, respectively.
The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense for pole attachments for the years ended December 31, 1998, 1997 and 1996 were $4,081, $4,314, and $4,008, respectively.


  REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 23, 1998, the amount returned by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

  LITIGATION

     In Alabama, Indiana, Texas and Wisconsin, customers have filed punitive class action lawsuits on behalf of all person residing in those respective states who are or were potential customers of the Company's cable television service, and who have been charged a processing fee for delinquent payment of their cable bill. The actions challenge the legality of the processing fee and seek declaratory judgment, injunctive relief and unspecified damages. In Alabama and Wisconsin, the Company has entered into joint speculation and case management orders with attorneys for plaintiffs. A Motion to Dismiss is pending in Indiana. The Company intends to vigorously defend the actions. At this stage of the actions, the Company is not able to project the expenses of defending the actions or the potential outcome of the actions, including the impact on the consolidated financial position or results of operations.

     The Company is also party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

(13) SUBSEQUENT EVENT (UNAUDITED)

     In March 1999, concurrent with the issuance of Senior Notes and Senior Discount Notes, the combined company (Charter and the Company, see note 1) extinguished all long-term debt, excluding borrowings of Charter and the Company under their respective credit agreements, and refinanced all existing credit agreements at various subsidiaries of the Company and Charter with a new credit agreement entered into by a wholly owned subsidiary of the combined company.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CCA Group:

     We have audited the accompanying combined balance sheet of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc. (collectively CCA Group) and subsidiaries as of December 31, 1997, and the related combined statements of operations, shareholders' deficit and cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of CCA Group and subsidiaries as of December 31, 1997, and the combined results of their operations and their cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999

                                   CCA GROUP

                  COMBINED BALANCE SHEET -- DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                 ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $    4,501
  Accounts receivable, net of allowance for doubtful
     accounts of $926.......................................       9,407
  Prepaid expenses and other................................       1,988
  Deferred income tax asset.................................       5,915
                                                              ----------
          Total current assets..............................      21,811
                                                              ----------
RECEIVABLE FROM RELATED PARTY, including accrued interest...      13,090
                                                              ----------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................     352,860
  Franchises, net of accumulated amortization of $132,871...     806,451
                                                              ----------
                                                               1,159,311
                                                              ----------
OTHER ASSETS................................................      13,731
                                                              ----------
                                                              $1,207,943
                                                              ==========
                 LIABILITIES AND SHAREHOLDERS' DEFICIT
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $   25,625
  Accounts payable and accrued expenses.....................      48,554
  Payables to manager of cable television systems -- related
     party..................................................       1,975
                                                              ----------
          Total current liabilities.........................      76,154
                                                              ----------
DEFERRED REVENUE............................................       1,882
                                                              ----------
DEFERRED INCOME TAXES.......................................     117,278
                                                              ----------
LONG-TERM DEBT, less current maturities.....................     758,795
                                                              ----------
DEFERRED MANAGEMENT FEES....................................       4,291
                                                              ----------
NOTES PAYABLE, including accrued interest...................     348,202
                                                              ----------
SHAREHOLDERS' DEFICIT:
  Common stock..............................................           1
  Additional paid-in capital................................     128,499
  Accumulated deficit.......................................    (227,159)
                                                              ----------
          Total shareholders' deficit.......................     (98,659)
                                                              ----------
                                                              $1,207,943
                                                              ==========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                         PERIOD FROM
                                                         JANUARY 1,           YEAR ENDED
                                                        1998, THROUGH        DECEMBER 31
                                                        DECEMBER 23,     --------------------
                                                            1998           1997        1996
                                                        -------------      ----        ----
REVENUES..............................................    $ 324,432      $289,697    $233,392
                                                          ---------      --------    --------
EXPENSES:
  Operating costs.....................................      135,705       122,917     102,977
  General and administrative..........................       28,440        26,400      18,687
  Depreciation and amortization.......................      136,689       116,080      96,547
  Management fees -- related parties..................       17,392        11,414       8,634
                                                          ---------      --------    --------
                                                            318,226       276,811     226,845
                                                          ---------      --------    --------
     Income from operations...........................        6,206        12,886       6,547
                                                          ---------      --------    --------
OTHER INCOME (EXPENSE):
  Interest income.....................................        4,962         2,043       1,883
  Interest expense....................................     (113,824)     (108,122)    (88,999)
  Other, net..........................................         (294)          171      (2,504)
                                                          ---------      --------    --------
                                                           (109,156)     (105,908)    (89,620)
                                                          ---------      --------    --------
     Net loss.........................................    $(102,950)     $(93,022)   $(83,073)
                                                          =========      ========    ========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                  COMBINED STATEMENTS OF SHAREHOLDERS' DEFICIT
                             (DOLLARS IN THOUSANDS)

                                                       ADDITIONAL
                                             COMMON     PAID-IN      ACCUMULATED
                                             STOCK      CAPITAL        DEFICIT        TOTAL
                                             ------    ----------    -----------      -----
BALANCE, December 31, 1995.................   $ 1       $ 99,999      $ (51,064)    $  48,936
  Net loss.................................    --             --        (83,073)      (83,073)
                                              ---       --------      ---------     ---------
BALANCE, December 31, 1996.................     1         99,999       (134,137)      (34,137)
  Capital contributions....................    --         28,500             --        28,500
  Net loss.................................    --             --        (93,022)      (93,022)
                                              ---       --------      ---------     ---------
BALANCE, December 31, 1997.................     1        128,499       (227,159)      (98,659)
  Capital contributions....................    --          5,684             --         5,684
  Net loss.................................    --             --       (102,950)     (102,950)
                                              ---       --------      ---------     ---------
BALANCE, December 23, 1998.................   $ 1       $134,183      $(330,109)    $(195,925)
                                              ===       ========      =========     =========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                        PERIOD FROM
                                                        JANUARY 1,           YEAR ENDED
                                                       1998, THROUGH         DECEMBER 31
                                                       DECEMBER 23,     ---------------------
                                                           1998           1997        1996
                                                       -------------      ----        ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...........................................    $(102,950)     $(93,022)   $ (83,073)
  Adjustments to reconcile net loss to net cash
     provided by operating activities --
     Depreciation and amortization...................      136,689       116,080       96,547
     Amortization of debt issuance costs and non cash
       interest cost.................................       44,701        49,107       39,927
     (Gain) loss on sale of property, plant and
       equipment.....................................          511          (156)       1,257
     Changes in assets and liabilities, net of
       effects from acquisitions --
       Accounts receivable, net......................        4,779           222       (1,393)
       Prepaid expenses and other....................          243          (175)         216
       Accounts payable and accrued expenses.........        3,849         8,797        3,855
       Payables to manager of cable television
          systems, including deferred management
          fees.......................................        3,485           784          448
       Deferred revenue..............................        1,336           559         (236)
       Other operating activities....................        5,583        (3,207)       1,372
                                                         ---------      --------    ---------
       Net cash provided by operating activities.....       98,226        78,989       58,920
                                                         ---------      --------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment.........      (95,060)      (82,551)     (56,073)
  Payments for acquisitions, net of cash acquired....           --      (147,187)    (122,017)
  Other investing activities.........................       (2,898)       (1,296)          54
                                                         ---------      --------    ---------
     Net cash used in investing activities...........      (97,958)     (231,034)    (178,036)
                                                         ---------      --------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt.......................      300,400       162,000      127,000
  Repayments of long-term debt.......................      (64,120)      (39,580)     (13,100)
  Payments of debt issuance costs....................       (8,442)       (3,360)      (3,126)
  Repayments under notes payable.....................     (230,994)           --           --
  Capital contributions..............................           --        28,500           --
                                                         ---------      --------    ---------
     Net cash provided by (used in) financing
       activities....................................       (3,156)      147,560      110,774
                                                         ---------      --------    ---------
NET DECREASE IN CASH AND CASH EQUIVALENTS............       (2,888)       (4,485)      (8,342)
CASH AND CASH EQUIVALENTS, beginning of period.......        4,501         8,986       17,328
                                                         ---------      --------    ---------
CASH AND CASH EQUIVALENTS, end of period.............    $   1,613      $  4,501    $   8,986
                                                         =========      ========    =========
CASH PAID FOR INTEREST...............................    $ 179,781      $ 49,687    $  51,434
                                                         =========      ========    =========

   The accompanying notes are an integral part of these combined statements.

                                   CCA GROUP

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS, EXCEPT SHARE AMOUNTS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION AND BASIS OF PRESENTATION

     CCA Group consists of CCA Holdings Corp. (CCA Holdings), CCT Holdings Corp. (CCT Holdings) and Charter Communications Long Beach, Inc. (CC-LB), all Delaware corporations (collectively referred to as "CCA Group" or the "Company") and their subsidiaries. The combined financial statements of each of these companies have been combined by virtue of their common ownership and management. All material intercompany transactions and balances have been eliminated.

     CCA Holdings commenced operations in January 1995 in connection with consummation of the Crown Transaction (as defined below). The accompanying financial statements include the accounts of CCA Holdings; its wholly-owned subsidiary, CCA Acquisition Corp. (CAC); CAC's wholly-owned subsidiary, Cencom Cable Entertainment, Inc. (CCE); and Charter Communications Entertainment I, L.P. (CCE-I), which is controlled by CAC through its general partnership interest. Through December 23, 1998, CCA Holdings was approximately 85% owned by Kelso Investment Associates V, L.P., an investment fund, together with an affiliate (collectively referred to as "Kelso" herein) and certain other individuals and approximately 15% by Charter Communications, Inc. (Charter), manager of CCE-I's cable television systems.

     CCT Holdings was formed on January 6, 1995. CCT Holdings commenced operations in September 1995 in connection with consummation of the Gaylord Transaction (as defined below). The accompanying financial statements include the accounts of CCT Holdings and Charter Communications Entertainment II, L.P. (CCE-II), which is controlled by CCT Holdings through its general partnership interest. Through December 23, 1998, CCT Holdings was owned approximately 85% by Kelso and certain other individuals and approximately 15% by Charter, manager of CCE-II's cable television systems.

     In January 1995, CAC completed the acquisition of certain cable television systems from Crown Media, Inc. (Crown), a subsidiary of Hallmark Cards, Incorporated (Hallmark) (the "Crown Transaction"). On September 29, 1995, CAC and CCT Holdings entered into an Asset Exchange Agreement whereby CAC exchanged a 1% undivided interest in all of its assets for a 1.22% undivided interest in certain assets to be acquired by CCT Holdings from an affiliate of Gaylord Entertainment Company, Inc. (Gaylord). Effective September 30, 1995, CCT Holdings acquired certain cable television systems from Gaylord (the "Gaylord Transaction"). Upon execution of the Asset Purchase Agreement, CAC and CCT Holdings entered into a series of agreements to contribute the assets acquired under the Crown Transaction to CCE-I and certain assets acquired in the Gaylord acquisition to CCE-II. Collectively, CCA Holdings and CCT Holdings own 100% of CCE-I and CCE-II.

     CC-LB was acquired by Kelso and Charter in May 1997. The accompanying financial statements include the accounts of CC-LB and its wholly owned subsidiary, Long Beach Acquisition Corp. (LBAC) from the date of acquisition. Through December 23, 1998, CC-LB was owned approximately 85% by Kelso and certain other individuals and approximately 15% by Charter, manager of LBAC's cable television systems.

     Effective December 23, 1998, Paul G. Allen acquired 94% of Charter through a series of transactions. In conjunction with Mr. Allen's acquisition, Charter acquired 100% of the outstanding stock of CCA Holdings, CCT Holdings and CC-LB on December 23, 1998.

                                   CCA GROUP

     In 1998, CCE-I provided cable television service to customers in Connecticut, Illinois, Massachusetts, Missouri and New Hampshire, CCE-II provided cable television service to customers in California and LBAC provided cable television service to customers in Long Beach, California, and certain surrounding areas.

  CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a residence are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................    3-15 years
Buildings and leasehold improvements........................    5-15 years
Vehicles and equipment......................................     3-5 years

In 1997, the Company shortened the estimated useful lives of certain property, plant and equipment for depreciation purposes. As a result, additional depreciation of $8,123 was recorded during 1997.

  FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are amortized using the straight-line method over 15 years.

  OTHER ASSETS

     Debt issuance costs are amortized to interest expense over the term of the related debt. The interest rate cap costs are being amortized over the terms of the agreement, which approximates three years.

  INCOME TAXES


     Income taxes are recorded in accordance with SFAS No. 109, "Accounting for Income Taxes."


  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                                   CCA GROUP
amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS:

     In 1997, CC-LB acquired the stock of LBAC for an aggregate purchase price, net of cash acquired, of $147,200. In connection with the completion of this acquisition, LBAC recorded $55,900 of deferred income tax liabilities resulting from differences between the financial reporting and tax basis of certain assets acquired. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $190,200 and is included in franchises.

     In 1996, the Company acquired cable television systems in three separate transactions for an aggregate purchase price, net of cash acquired, of $122,000. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the dates of acquisition was $100,200 and is included in franchises.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of the acquisitions.

     Unaudited pro forma operating results for the 1997 acquisitions as though the acquisitions had been made on January 1, 1997, with pro forma adjustments to give effect to amortization of franchises, interest expense and certain other adjustments as follows:

                                                                 YEAR ENDED
                                                                DECEMBER 31,
                                                                    1997
                                                                 (UNAUDITED)
                                                                -------------
Revenues....................................................      $303,797
Income from operations......................................        14,108
Net loss....................................................       (94,853)

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

3.  RECEIVABLE FROM RELATED PARTY:

     In connection with the transfer of certain assets acquired in the Gaylord Transaction to Charter Communications Properties, Inc. (CCP), Charter Communications Properties Holding Corp. (CCP Holdings), the parent of CCP and a wholly owned subsidiary of Charter, entered into a $9,447 promissory note with CCT Holdings. The promissory note bears interest at the rates paid by CCT Holdings on the Gaylord Seller Note. Principal and interest are due on September 29, 2005. Interest income has been accrued based on an average rate of interest over the life of the Gaylord Seller Note, which approximates 15.4% and totaled $1,899 for the period from January 1, 1998, through December 23, 1998, and $1,806 and $1,547 for the years ended December 31, 1997 and 1996, respectively. As of December 31, 1997, interest receivable totaled $3,643.

                                   CCA GROUP

4.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1997:

Cable distribution systems..................................    $ 426,241
Land, buildings and leasehold improvements..................       15,443
Vehicles and equipment......................................       24,375
                                                                ---------
                                                                  466,059
Less -- Accumulated depreciation............................     (113,199)
                                                                ---------
                                                                $ 352,860
                                                                =========

     Depreciation expense for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, was $72,914, $59,599 and $39,575, respectively.

5.  OTHER ASSETS:

     Other assets consists of the following at December 31, 1997:

Debt issuance costs.........................................    $13,416
Note receivable.............................................      2,100
Other.......................................................      1,342
                                                                -------
                                                                 16,858
Less -- Accumulated amortization............................     (3,127)
                                                                -------
                                                                $13,731
                                                                =======

6.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1997:

Accrued interest............................................    $ 8,389
Franchise fees..............................................      6,434
Programming expenses........................................      5,855
Accounts payable............................................      4,734
Public education and governmental costs.....................      4,059
Salaries and related benefits...............................      3,977
Capital expenditures........................................      3,629
Other.......................................................     11,477
                                                                -------
                                                                $48,554
                                                                =======

                                   CCA GROUP

7.  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1997:

CCE-I:
  Term loans................................................  $274,120
  Fund loans................................................    85,000
  Revolving credit facility.................................   103,800
                                                              --------
                                                               462,920
                                                              --------
CCE-II:
  Term loans................................................   105,000
  Revolving credit facility.................................   123,500
                                                              --------
                                                               228,500
                                                              --------
LBAC:
  Term loans................................................    85,000
  Revolving credit facility.................................     8,000
                                                              --------
                                                                93,000
                                                              --------
          Total debt........................................   784,420
Less -- Current maturities..................................   (25,625)
                                                              --------
          Total long-term debt..............................  $758,795
                                                              ========

  CCE-I CREDIT AGREEMENT

     CCE-I maintains a credit agreement (the "CCE-I Credit Agreement"), which provides for a $280,000 term loan that matures on September 30, 2006, an $85,000 fund loan that matures on March 31, 2007, and a $175,000 revolving credit facility with a maturity date of September 30, 2006. Amounts under the CCE-I Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.75%. The variable interest rate ranged from 6.88% to 8.06% at December 23, 1998, and from 7.63% to 8.50% and 7.63% to 8.38%
at December 31, 1997 and 1996, respectively.

     Commencing June 30, 2002, and at the end of each calendar quarter thereafter, available borrowings under the revolving credit facility and the term loan shall be reduced on an annual basis by 12.0% in 2002 and 15.0% in 2003. Commencing June 30, 2002, and at the end of each calendar quarter thereafter, the available borrowings for the fund loan shall be reduced on an annual basis by 0.75% in 2002 and 1.0% in 2003. A quarterly commitment fee of between 0.375% and 0.5% per annum is payable on the unborrowed balance of the revolving credit facility.

  COMBINED CREDIT AGREEMENT

     CCE-II and LBAC maintain a credit agreement (the "Combined Credit Agreement") which provides for two term loan facilities, one with the principal amount of $100,000 that matures on March 31, 2005, and the other with the principal amount of $90,000 that matures on March 31, 2006. The Combined Credit Agreement also provides for a $185,000 revolving credit facility, with a maturity date of March 31, 2005. Amounts under the Combined Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.5%. The variable interest rate ranged from 6.56% to 7.59% at December 23, 1998, and from 7.50% to 8.38% at December 31, 1997, respectively.

                                   CCA GROUP

     Commencing March 31, 2001, and at the end of each quarter thereafter, available borrowings under the revolving credit facility and one term loan shall be reduced on an annual basis by 5.0% in 2001, 15.0% in 2002 and 18.0% in 2003. Commencing in December 31, 1999, and at the end of each quarter thereafter, available borrowings under the other term loan shall be reduced on annual basis by 0.5% in 1999, 0.8% in 2000, 1.0% in 2001, 1.0% in 2002 and 1.0% in 2003. A
quarterly commitment fee of between 0.25% and 0.375% per annum, based upon the intercompany indebtedness of the Company, is payable on the unborrowed balance of the revolving credit facility.

  CCE CREDIT AGREEMENT

     In October 1998, Charter Communications Entertainment, L.P. (CCE L.P.), a 98% direct and indirect owner of CCE-I and CCE-II and indirectly owned subsidiary of the Company, entered into a credit agreement (the "CCE L.P. Credit Agreement") which provides for a term loan facility with the principal amount of $130,000 that matures on September 30, 2007. Amounts under the CCE L.P. Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin of up to 3.25%. The variable interest rate at December 23, 1998, was 8.62%.

     Commencing June 30, 2002, and the end of each calendar quarter thereafter, the available borrowings for the term loan shall be reduced on an annual basis by 0.75% in 2002 and 1.0% in 2003.

  CCE-II HOLDINGS CREDIT AGREEMENT

     CCE-II Holdings, LLC (CCE-II Holdings), a wholly owned subsidiary of CCE L.P. and the parent of CCE-II, entered into a credit agreement (the "CCE-II Holdings Credit Agreement") in November 1998, which provides for a term loan facility with the principal amount of $95,000 that matures on September 30, 2006. Amounts under the CCE-II Holdings Credit Agreement bear interest at either the LIBOR Rate or Base Rate, as defined, plus a margin of up to 3.25%. The variable rate at December 23, 1998, was 8.56%.

     Commencing June 30, 2002, and at the end of each quarter thereafter, available borrowings under the revolving credit facility and one term loan shall be reduced on an annual basis by 0.5% in 2002 and 1.0% in 2003.

     The credit agreements require the Company to comply with various financial and nonfinancial covenants, including the maintenance of annualized operating cash flow to fixed charge ratio, as defined, not to exceed 1.0 to 1.0. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens asset sales and certain other items.

8.  NOTES PAYABLE:

     Notes payable consists of the following at December 31, 1997:

HC Crown Note...............................................  $ 82,000
Accrued interest on HC Crown Note...........................    36,919
Gaylord Seller Note.........................................   165,688
Accrued interest on Gaylord Seller Note.....................    63,595
                                                              --------
          Total.............................................  $348,202
                                                              ========

     In connection with the Crown Transaction, the Company entered into an $82,000 senior subordinated loan agreement with a subsidiary of Hallmark, HC Crown Corp., and pursuant to

                                   CCA GROUP
such loan agreement issued a senior subordinated note (the "HC Crown Note"). The HC Crown Note was an unsecured obligation. The HC Crown Note was limited in aggregate principal amount to $82,000 and has a stated maturity date of December 31, 1999 (the "Stated Maturity Date"). Interest has been accrued at 13% per annum, compounded semiannually, payable upon maturity. In October 1998, the Crown Note and accrued interest was paid in full.

     In connection with the Gaylord Transaction, CCT Holdings entered into a $165,700 subordinated loan agreement with Gaylord (the "Gaylord Seller Note"). Interest expense has been accrued based on an average rate of interest over the life of the Gaylord Seller Note, which approximated 15.4%.

     In connection with the Gaylord Transaction, CCT Holdings, CCE L.P. and Gaylord entered into a contingent payment agreement (the "Contingent Agreement"). The Contingent Agreement indicates CCE L.P. will pay Gaylord 15% of any amount distributed to CCT Holdings in excess of the total of the Gaylord Seller Note, Crown Seller Note and $450,000. In conjunction with the Paul G. Allen acquisition of Charter and the Company, Gaylord was paid an additional $132,000 pursuant to the Contingent Agreement and the Gaylord Seller Note was paid in full.

9.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1997, is as follows:

                                                                        1997
                                                          --------------------------------
                                                          CARRYING    NOTIONAL      FAIR
                                                           VALUE       AMOUNT      VALUE
                                                          --------    --------     -----
DEBT
Debt under credit agreements............................  $784,420    $     --    $784,420
HC Crown Note (including accrued interest)..............   118,919          --     118,587
Gaylord Seller Note (including accrued interest)........   229,283          --     214,074
INTEREST RATE HEDGE AGREEMENTS
Swaps...................................................        --     405,000      (1,214)
Caps....................................................        --     120,000          --
Collars.................................................        --     190,000        (437)

     As the long-term debt under the credit agreements bear interest at current market rates, their carrying amount approximates fair market value at December 31, 1997. Fair value of the HC Crown Note is based upon trading activity at December 31, 1997. Fair value of the Gaylord Seller Note is based on current redemption value.

     The weighted average interest pay rate for the Company's interest rate swap agreements was 7.82% at December 31, 1997. The weighted average interest rate for the Company's interest rate cap agreements was 8.49% at December 31, 1997. The weighted average interest rates for the Company's interest rate collar agreements were 9.04% and 7.57% for the cap and floor components, respectively, at December 31, 1997.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Company's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

                                   CCA GROUP

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Company would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Company's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Company's Senior Credit Facility thereby reducing the exposure to credit loss. The Company has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the results of operations or the financial position of the Company.

10.  COMMON STOCK:

     The Company's common stock consist of the following at December 31, 1997:

CCA Holdings:
  Common stock -- Class A, voting, $.01 par value, 100,000
     shares authorized; 75,515 shares issued and
     outstanding............................................    $ 1
  Common stock -- Class B, voting, $.01 par value, 20,000
     shares authorized; 4,300 shares issued and
     outstanding............................................     --
  Common stock -- Class C, nonvoting, $.01 par value, 5,000
     shares authorized; 185 shares issued and outstanding...     --
                                                                ---
                                                                  1
                                                                ---
CCT Holdings:
  Common stock -- Class A, voting, $.01 par value, 20,000
     shares authorized; 16,726 shares issued and
     outstanding............................................     --
  Common stock -- Class B, voting, $.01 par value, 4,000
     shares authorized; 3,000 shares issued and
     outstanding............................................     --
  Common stock -- Class C, nonvoting, $.01 par value, 1,000
     shares authorized; 275 shares issued and outstanding...     --
                                                                ---
CC-LB:
  Common stock -- Class A, voting, $.01 par value, 31,000
     shares authorized, 27,850 shares issued and
     outstanding............................................     --
  Common stock -- Class B, voting, $.01 par value, 2,000
     shares authorized, 1,500 shares issued and
     outstanding............................................     --
  Common stock -- Class C, nonvoting, $.01 par value, 2,000
     shares authorized, 650 shares issued and outstanding...     --
                                                                ---
          Total common stock................................    $ 1
                                                                ===

  CCA HOLDINGS

     The Class A Voting Common Stock (CCA Class A Common Stock) and Class C Nonvoting Common Stock (CCA Class C Common Stock) have certain preferential rights upon liquidation of CCA Holdings. In the event of liquidation, dissolution or "winding up" of CCA Holdings, holders of CCA Class A and Class C Common Stock are entitled to a preference of $1,000 per share. After such amount is paid, holders of Class B Voting Common Stock (CCA Class B Common Stock) are entitled to receive $1,000 per share. Thereafter, Class A and Class C shareholders shall ratably receive the remaining proceeds.

                                   CCA GROUP

     If upon liquidation, dissolution or "winding up" the assets of CCA Holdings are insufficient to permit payment to Class A and Class C shareholders for their full preferential amounts, all assets of CCA Holdings shall then be distributed ratably to Class A and Class C shareholders. Furthermore, if the proceeds from liquidation are inadequate to pay Class B shareholders their full preferential amounts, the proceeds are to be distributed on a pro rata basis to Class B shareholders.

     Upon the occurrence of any Conversion Event (as defined within the Amended and Restated Certificate of Incorporation) Class C shareholders may convert any or all of their outstanding shares into the same number of Class A shares. Furthermore, CCA Holdings may automatically convert outstanding Class C shares into the same number of Class A shares.

     CCA Holdings is restricted from making cash dividends on its common stock until the balance outstanding under the HC Crown Note is repaid.

     Charter and Kelso entered into a Stockholders' Agreement providing for certain restrictions on the transfer, sale or purchase of CCA Holdings' common stock.

  CCT HOLDINGS

     The Class A Voting Common Stock (CCT Class A Common Stock) and Class C Nonvoting Common Stock (CCT Class C Common Stock) have certain preferential rights upon liquidation of CCT Holdings. In the event of liquidation, dissolution or "winding up" of CCT Holdings, holders of CCT Class A Common Stock and Class C Common Stock are entitled to a preference of $1,000 per share. After such amount is paid, holders of Class B Voting Common Stock (CCT Class B Common Stock) are entitled to receive $1,000 per share. Thereafter, Class A and Class C shareholders shall ratably receive the remaining proceeds.

     If upon liquidation, dissolution or "winding up" the assets of CCT Holdings are insufficient to permit payment to Class A Common Stock and Class C shareholders for their full preferential amount, all assets of the Company shall then be distributed ratably to Class A and Class C shareholders. Furthermore, if the proceeds from liquidation are inadequate to pay Class B shareholders their full preferential amount, the proceeds are to be distributed on a pro rata basis to Class B shareholders.

     Upon the occurrence of any Conversion Event (as defined within the Amended and Restated Certificate of Incorporation), Class C shareholders may convert any or all of their outstanding shares into the same number of Class A shares. Furthermore, CCT Holdings may automatically convert outstanding Class C shares into the same number of Class A shares.

     CCT Holdings is restricted from making cash dividends on its common stock until the balance outstanding under the note payable to seller is repaid.

     Charter and Kelso entered into a Stockholders' Agreement providing for certain restrictions on the transfer, sale or purchase of CCT Holdings' common stock.

  CC-LB

     The Class A Voting Common Stock (CC-LB Class A Common Stock) and Class C Nonvoting Common Stock (CC-LB Class C Common Stock) have certain preferential rights upon liquidation of CC-LB. In the event of liquidation, dissolution or "winding up" of CC-LB, holders of CC-LB Class A Common Stock and Class C Common Stock are entitled to a preference of $1,000 per share. After such amount is paid, holders of Class B Voting Common Stock (CC-LB

                                   CCA GROUP

Class B Common Stock) are entitled to receive $1,000 per share. Thereafter, Class A, Class B and Class C shareholders shall ratably receive the remaining proceeds.

     If upon liquidation, dissolution or "winding up" the assets of CC-LB are insufficient to permit payment to Class A and Class C shareholders for their full preferential amount, all assets of the Company shall then be distributed ratably to Class A and Class C shareholders. Furthermore, if the proceeds from liquidation are inadequate to pay Class B shareholders their full preferential amount, the proceeds are to be distributed on a pro rata basis to Class B shareholders.

     CC-LB Class C Common Stock may be converted into CC-LB Class A Common Stock upon the transfer of CC-LB Class C Common Stock to a person not affiliated with the seller. Furthermore, CC-LB may automatically convert outstanding Class C shares into the same number of Class A shares.

11.  RELATED PARTY TRANSACTIONS:

     Charter provides management services to the Company under the terms of a contract which provides for annual base fees equal to $9,277 and $9,485 for the period from January 1, 1998, through December 23, 1998, and for the year ended December 31, 1997, respectively, plus an additional fee equal to 30% of the excess, if any, of operating cash flow (as defined in the management agreement) over the projected operating cash flow. Payment of the additional fee is deferred due to restrictions provided within the Company's credit agreements. Deferred management fees bear interest at 8.0% per annum. The additional fees for the periods from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996, totaled $2,160, $1,990 and $1,255, respectively. In addition, the Company receives financial advisory services from an affiliate of Kelso, under terms of a contract which provides for fees equal to $1,064 and $1,113 per annum as of January 1, 1998, through December 23, 1998, and December 31, 1997, respectively. Management and financial advisory service fees currently payable of $2,281 are included in payables to manager of cable television systems -- related party at December 31, 1997.

     The Company pays certain acquisition advisory fees to an affiliate of Kelso and Charter, which typically equal approximately 1% of the total purchase price paid for cable television systems acquired. Total acquisition fees paid to the affiliate of Kelso for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to the affiliate of Kelso in 1997 and 1996 were $-0- and $1,400, respectively. Total acquisition fees paid to Charter for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to Charter in 1997 and 1996 were $-0- and $1,400, respectively.

     The Company and all entities managed by Charter collectively utilize a combination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Medical coverage provides for $2,435 aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year. Charges are determined by independent actuaries at the present value of the actuarially computed present and future liabilities for such benefits. The Company is allocated its share of the charges monthly based upon its total number of employees, historical claims and medical cost trend rates. Management considers this allocation to be reasonable for the operations of the Company. For the period from January 1, 1998, through December 23, 1998, the Company expensed $1,950 relating to insurance allocations. During 1997 and 1996, the Company expensed $1,689 and $2,065, respectively, relating to insurance allocations.

                                   CCA GROUP

     Beginning in 1996, the Company and other entities managed by Charter employed the services of Charter's National Data Center (the "National Data Center"). The National Data Center performs certain customer billing services and provides computer network, hardware and software support to the Company and other affiliated entities. The cost of these services is allocated based on the number of customers. Management considers this allocation to be reasonable for the operations of the Company. For the period from January 1, 1998, through December 23, 1998, the Company expensed $843 relating to these services. During 1997 and 1996, the Company expensed $723 and $466 relating to these services, respectively.

     CCE-I maintains a regional office. The regional office performs certain operational services on behalf of CCE-I and other affiliated entities. The cost of these services is allocated to CCE-I and affiliated entities based on their number of customers. Management considers this allocation to be reasonable for the operations of CCE-I. From the period January 1, 1998, through December 23, 1998, the Company expensed $1,926 relating to these services. During 1997 and 1996, CCE-I expensed $861 and $799, respectively, relating to these services.

12.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, was $2,222. Rent expense incurred under these leases during 1997 and 1996 was $1,956 and $1,704, respectively.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expensed incurred for pole attachments for the period from January 1, 1998, through December 23, 1998, was $2,430. Rent expense incurred for pole attachments during 1997 and 1996 was $2,601 and $2,330, respectively.

  LITIGATION

     The Company is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's consolidated financial position or results of operations.

13.  REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in

                                   CCA GROUP
additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of December 23, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Company is subject to state regulation in Connecticut.

14.  INCOME TAXES:

     Deferred tax assets and liabilities are recognized for the estimated future tax consequence attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred income tax assets and liabilities are measured using the enacted tax rates in effect for the year in which those temporary differences are expected to be recovered or settled. Deferred income tax expense or benefit is the result of changes in the liability or asset recorded for deferred taxes. A valuation allowance must be established for any portion of a deferred tax asset for which it is more likely than not that a tax benefit will not be realized.

     For the period from January 1, 1998, through December 23, 1998, and the years ended December 31, 1997 and 1996, no current provision (benefit) for income taxes was recorded. The effective income tax rate is less than the federal rate of 35% primarily due to providing a valuation allowance on deferred income tax assets.

                                   CCA GROUP

     Deferred taxes are comprised of the following at December 31, 1997:

Deferred income tax assets:
  Accounts receivable.......................................  $     252
  Other assets..............................................      7,607
  Accrued expenses..........................................      4,740
  Deferred revenue..........................................        624
  Deferred management fees..................................      1,654
  Tax loss carryforwards....................................     80,681
  Tax credit carryforward...................................      1,360
  Valuation allowance.......................................    (40,795)
                                                              ---------
          Total deferred income tax assets..................     56,123
                                                              ---------
Deferred income tax liabilities:
  Property, plant and equipment.............................    (38,555)
  Franchise costs...........................................   (117,524)
  Other.....................................................    (11,407)
                                                              ---------
          Total deferred income tax liabilities.............   (167,486)
                                                              ---------
          Net deferred income tax liability.................  $(111,363)
                                                              =========

     At December 31, 1997, the Company had net operating loss (NOL) carryforwards for regular income tax purposes aggregating $204,400, which expire in various years from 1999 through 2012. Utilization of the NOLs carryforwards is subject to certain limitations.

15.  EMPLOYEE BENEFIT PLANS:

     The Company's employees may participate in the Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Company contributes an amount equal to 50% of the first 5% of contributions by each employee. For the period from January 1, 1998, through December 23, 1998, the Company contributed $585 to the 401(k) plan. During 1997 and 1996, the Company contributed approximately $499 and $435 to the 401(k) Plan, respectively.

     Certain employees of the Company are participants in the 1996 Charter Communications/ Kelso Group Appreciation Rights Plan (the "Plan"). The Plan covers certain key employees and consultants within the group of companies and partnerships controlled by affiliates of Kelso and managed by Charter. The Plan permits the granting of up to 1,000,000 units, of which 705,000 were outstanding at December 31, 1997. Unless otherwise provided in a particular instance, units vest at a rate of 20% per annum. The Plan entitles participants to receive payment of the appreciated unit value for vested units, upon the occurrence of certain events specified in the Plan (i.e. change in control, employee termination) The units do not represent a right to an equity interest to any entities within the CCA Group. Compensation expense is based on the appreciated unit value and is amortized over the vesting period.

     As a result of the acquisition of Charter and the Company, the Plan was terminated, all outstanding units became 100% vested and all amounts were paid by Charter in 1999. For the period from January 1, 1998, through December 23, 1998, the Company recorded $5,684 of expense, included in management fees, and a contribution from Charter related to the Appreciation Rights Plan.

                                   CCA GROUP

16.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:


     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).


17.  SUBSEQUENT EVENT:

     Subsequent to December 23, 1998, CCA Holdings, CCT Holdings and CC-LB converted to limited liability companies and are now known as CCA Holdings LLC, CCT Holdings LLC and Charter Communications Long Beach, LLC, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To CharterComm Holdings, L.P.:

     We have audited the accompanying consolidated balance sheet of CharterComm Holdings, L.P. and subsidiaries as of December 31, 1997, and the related consolidated statements of operations, partners' capital and cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of CharterComm Holdings, L.P. and subsidiaries as of December 31, 1997, and the results of their operations and their cash flows for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  February 5, 1999

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                CONSOLIDATED BALANCE SHEET -- DECEMBER 31, 1997
                             (DOLLARS IN THOUSANDS)

                                     ASSETS

CURRENT ASSETS:
  Cash and cash equivalents.................................  $  2,742
  Accounts receivable, net of allowance for doubtful
     accounts of $330.......................................     3,158
  Prepaid expenses and other................................       342
                                                              --------
          Total current assets..............................     6,242
                                                              --------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................   235,808
  Franchises, net of accumulated amortization of $119,968...   480,201
                                                              --------
                                                               716,009
                                                              --------
OTHER ASSETS................................................    16,176
                                                              --------
                                                              $738,427
                                                              ========

                       LIABILITIES AND PARTNERS' CAPITAL

CURRENT LIABILITIES:
  Current maturities of long-term debt......................    $  5,375
  Accounts payable and accrued expenses.....................      30,507
  Payables to manager of cable television systems -- related
     party..................................................       1,120
                                                                --------
          Total current liabilities.........................      37,002
                                                                --------
DEFERRED REVENUE............................................       1,719
                                                                --------
LONG-TERM DEBT, less current maturities.....................     666,662
                                                                --------
DEFERRED MANAGEMENT FEES....................................       7,805
                                                                --------
DEFERRED INCOME TAXES.......................................       5,111
                                                                --------
REDEEMABLE PREFERRED LIMITED UNITS -- 577.81 units,
  issued and outstanding....................................      20,128
                                                                --------
PARTNERS' CAPITAL:
  General Partner...........................................          --
  Common Limited Partners -- 220.24 units issued and
     outstanding............................................          --
                                                                --------
          Total partners' capital...........................          --
                                                                --------
                                                                $738,427
                                                                ========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                        PERIOD FROM
                                                         JANUARY 1,
                                                           1998,             YEAR ENDED
                                                          THROUGH           DECEMBER 31
                                                        DECEMBER 23,    --------------------
                                                            1998          1997        1996
                                                        ------------      ----        ----
REVENUES..............................................    $196,801      $175,591    $120,280
                                                          --------      --------    --------
OPERATING EXPENSES:
  Operating costs.....................................      83,745        75,728      50,970
  General and administrative..........................      14,586        12,607       9,327
  Depreciation and amortization.......................      86,741        76,535      53,133
  Management fees -- related party....................      14,780         8,779       6,014
                                                          --------      --------    --------
                                                           199,852       173,649     119,444
                                                          --------      --------    --------
     Income (loss) from operations....................      (3,051)        1,942         836
                                                          --------      --------    --------
OTHER INCOME (EXPENSE):
  Interest income.....................................         211           182         233
  Interest expense....................................     (66,121)      (61,498)    (41,021)
  Other, net..........................................      (1,895)           17        (468)
                                                          --------      --------    --------
                                                           (67,805)      (61,299)    (41,256)
                                                          --------      --------    --------
     Loss before extraordinary item...................     (70,856)      (59,357)    (40,420)
EXTRAORDINARY ITEM -- Loss on early retirement of
  debt................................................      (6,264)           --          --
                                                          --------      --------    --------
     Net loss.........................................     (77,120)      (59,357)    (40,420)
REDEMPTION PREFERENCE ALLOCATION:
  Special Limited Partner units.......................          --            --        (829)
  Redeemable Preferred Limited units..................          --            --      (4,081)
NET LOSS ALLOCATED TO REDEEMABLE PREFERRED LIMITED
  UNITS...............................................      20,128         2,553       4,063
                                                          --------      --------    --------
     Net loss applicable to partners' capital
       accounts.......................................    $(56,992)     $(56,804)   $(41,267)
                                                          ========      ========    ========
NET LOSS ALLOCATION TO PARTNERS' CAPITAL ACCOUNTS:
  General Partner.....................................    $(56,992)     $(21,708)   $(38,391)
  Common Limited Partners.............................          --       (35,096)     (2,876)
                                                          --------      --------    --------
                                                          $(56,992)     $(56,804)   $(41,267)
                                                          ========      ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                  CONSOLIDATED STATEMENTS OF PARTNERS' CAPITAL
                             (DOLLARS IN THOUSANDS)

                                                                       COMMON
                                                          GENERAL     LIMITED
                                                          PARTNER     PARTNERS     TOTAL
                                                          -------     --------     -----
BALANCE, December 31, 1995..............................  $ 29,396    $  2,202    $ 31,598
  Capital contributions.................................    30,703       2,300      33,003
  Allocation of net loss................................   (38,391)     (2,876)    (41,267)
                                                          --------    --------    --------
BALANCE, December 31, 1996..............................    21,708       1,626      23,334
  Capital contributions.................................        --      33,470      33,470
  Allocation of net loss................................   (21,708)    (35,096)    (56,804)
                                                          --------    --------    --------
BALANCE, December 31, 1997..............................        --          --          --
  Capital contributions.................................     4,920          --       4,920
  Allocation of net loss................................   (56,992)         --     (56,992)
                                                          --------    --------    --------
BALANCE, December 23, 1998..............................  $(52,072)   $     --    $(52,072)
                                                          ========    ========    ========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                          PERIOD FROM
                                                           JANUARY 1,
                                                             1998,
                                                            THROUGH      YEAR ENDED DECEMBER 31,
                                                          DECEMBER 23,   -----------------------
                                                              1998          1997         1996
                                                          ------------      ----         ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..............................................   $ (77,120)    $ (59,357)   $ (40,420)
  Adjustments to reconcile net loss to net cash provided
     by operating activities --
     Extraordinary item -- Loss on early retirement of
       debt.............................................       6,264            --           --
     Depreciation and amortization......................      86,741        76,535       53,133
     Amortization of debt issuance costs, debt discount
       and interest rate cap agreements.................      14,563        14,212        9,564
     Loss on disposal of property, plant and
       equipment........................................       1,714           203          367
     Changes in assets and liabilities, net of effects
       from acquisition --
       Accounts receivable, net.........................       2,000           369         (303)
       Prepaid expenses and other.......................        (203)          943          245
       Accounts payable and accrued expenses............      (1,970)        3,988        9,911
       Payables to manager of cable television systems,
          including deferred management fees............       9,456         3,207        3,479
       Deferred revenue.................................         770           (82)         452
       Other operating activities.......................       5,378            --           --
                                                           ---------     ---------    ---------
       Net cash provided by operating activities........      47,593        40,018       36,428
                                                           ---------     ---------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment............     (85,044)      (72,178)     (48,324)
  Payments for acquisitions, net of cash acquired.......      (5,900)     (159,563)    (145,366)
  Other investing activities............................       5,280         1,577       (2,089)
                                                           ---------     ---------    ---------
     Net cash used in investing activities..............     (85,664)     (230,164)    (195,779)
                                                           ---------     ---------    ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..........................     547,400       231,250     260,576
  Repayments of long-term debt..........................    (505,300)      (67,930)    (34,401)
  Partners' capital contributions.......................          --        29,800          --
  Payment of debt issuance costs........................      (3,651)       (3,593)    (11,732)
  Payment of Special Limited Partnership units..........          --            --     (43,243)
  Repayments of note payable -- related party...........          --            --     (15,000)
  Payments for interest rate cap agreements.............          --            --         (35)
                                                           ---------     ---------   ---------
     Net cash provided by financing activities..........      38,449       189,527     156,165
                                                           ---------     ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS....         378          (619)     (3,186)
CASH AND CASH EQUIVALENTS, beginning of period..........       2,742         3,361       6,547
                                                           ---------     ---------   ---------
CASH AND CASH EQUIVALENTS, end of period................   $   3,120     $   2,742   $   3,361
                                                           =========     =========   =========
CASH PAID FOR INTEREST..................................   $  61,559     $  42,538   $  28,860
                                                           =========     =========   =========

 The accompanying notes are an integral part of these consolidated statements.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  ORGANIZATION AND BASIS OF PRESENTATION

     CharterComm Holdings, L.P. (CharterComm Holdings) was formed in March 1996 with the contributions of Charter Communications Southeast Holdings, L.P. (Southeast Holdings), Charter Communications, L.P. (CC-I) and Charter Communications II, L.P. (CC-II). This contribution was accounted for as a reorganization under common control and, accordingly, the consolidated financial statements and notes have been restated to include the results and financial position of Southeast Holdings, CC-I and CC-II.

     Through December 23, 1998, CharterComm Holdings was owned 75.3% by affiliates of Charterhouse Group International, Inc., a privately owned investment firm (collectively referred to herein as "Charterhouse"), indirectly owned 5.7% by Charter Communications, Inc. (Charter), manager of the Partnership's (as defined below) cable television systems, and owned 19.0% primarily by other institutional investors.

     Effective December 23, 1998, Paul G. Allen acquired 94% of Charter through a series of transactions. In conjunction with Mr. Allen's acquisition, Charter acquired 100% of the outstanding partnership interests in CharterComm Holdings on December 23, 1998.

     The accompanying consolidated financial statements include the accounts of CharterComm Holdings and its subsidiaries collectively referred to as the "Partnership" herein. All significant intercompany balances and transactions have been eliminated in consolidation.

     In 1998, the Partnership through its subsidiaries provided cable television service to customers in Alabama, Georgia, Kentucky, Louisiana, North Carolina, South Carolina and Tennessee.

  CASH EQUIVALENTS

     The Partnership considers all highly liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 1997, cash equivalents consist primarily of repurchase agreements. These investments are carried at cost that approximates market value.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable television transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement and betterments are capitalized.

     Depreciation is provided on the straight-line basis over the estimated useful lives of the related assets as follows:

Cable distribution systems..................................  3-15 years
Buildings and leasehold improvements........................  5-15 years
Vehicles and equipment......................................   3-5 years

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In 1997, the Partnership shortened the estimated useful lives of certain property, plant and equipment for depreciation purposes. As a result, an additional $4,775 of depreciation was recorded during 1997.

  FRANCHISES

     Costs incurred in obtaining and renewing cable franchises are deferred and amortized over the lives of the franchises. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful. Franchise rights acquired through the purchase of cable television systems represent management's estimate of fair value and are generally amortized using the straight-line method over a period of 15 years. In addition, approximately $100,000 of franchise rights are being amortized over a period of 3 to 11 years.

  OTHER ASSETS

     Debt issuance costs are being amortized to interest expense over the term of the related debt. The interest rate cap costs are being amortized over the terms of the agreement, which approximates three years.

  IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

  REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of December 31, 1997, no installation revenue has been deferred, as direct selling costs exceeded installation revenue.

     Fees collected from programmers to guarantee carriage are deferred and amortized to income over the life of the contracts. Local governmental authorities impose franchise fees on the Partnership ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Partnership's customers and are periodically remitted to local franchises. Franchise fees collected and paid are reported as revenue.

  INTEREST RATE HEDGE AGREEMENTS

     The Partnership manages fluctuations in interest rates by using interest rate hedge agreements, as required by certain debt agreements. Interest rate swaps, caps and collars are accounted for as hedges of debt obligations, and accordingly, the net settlement amounts are recorded as adjustments to interest expense in the period incurred. Premiums paid for interest rate caps are deferred, included in other assets, and are amortized over the original term of the interest rate agreement as an adjustment to interest expense.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The Partnership's interest rate swap agreements require the Partnership to pay a fixed rate and receive a floating rate thereby creating fixed rate debt. Interest rate caps and collars are entered into by the Partnership to reduce the impact of rising interest rates on floating rate debt.

     The Partnership's participation in interest rate hedging transactions involves instruments that have a close correlation with its debt, thereby managing its risk. Interest rate hedge agreements have been designed for hedging purposes and are not held or issued for speculative purposes.

  OTHER INCOME (EXPENSE)

     Other, net includes gain and loss on disposition of property, plant and equipment, and other miscellaneous items, all of which are not directly related to the Partnership's primary line of business. In 1996, the Partnership recorded $367 of nonoperating losses for its portion of insurance deductibles pertaining to damage caused by hurricanes to certain cable television systems.

  INCOME TAXES

     Income taxes are the responsibility of the partners and are not provided for in the accompanying financial statements except for Peachtree Cable TV, Inc. (Peachtree), an indirect wholly owned subsidiary, which is a C corporation and for which taxes are presented in accordance with SFAS No. 109.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  ACQUISITIONS:

     In 1998, the Partnership acquired cable television systems in one transaction for a purchase price net of cash acquired, of $5,900. The excess cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $5,000 and is included in franchises.

     In 1997, the Partnership acquired cable television systems in three separate transactions for an aggregate purchase price, net of cash acquired, of $159,600. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $126,400 and is included in franchises.

     In 1996, the Partnership acquired cable television systems in three separate transactions for an aggregate purchase price, net of cash acquired, of $145,400. The excess of the cost of properties acquired over the amounts assigned to net tangible assets at the date of acquisition was $118,200 and is included in franchises.

     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Unaudited pro forma operating results for the 1997 acquisitions as though the acquisitions had been made on January 1, 1997, with pro forma adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows.

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1997
                                                              ------------
                                                              (UNAUDITED)
Revenues....................................................    $182,770
Income from operations......................................       2,608
Net loss....................................................     (61,389)

     The unaudited pro forma information does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

3.  DISTRIBUTIONS AND ALLOCATIONS:

     For financial reporting purposes, redemption preference allocations, profits and losses are allocated to partners in accordance with the liquidation provision of the applicable partnership agreement.

     As stated in the Partnership Agreement, the Partnership may make distributions to the partners out of all available funds at such times and in such amounts as the General Partner may determine in its sole discretion.

4.  REDEEMABLE PREFERRED LIMITED UNITS:

     As of December 31, 1995, certain Redeemable Preferred Limited Partner units of CC-I and CC-II were outstanding. During 1996, the Partnership issued certain Redeemable Preferred Limited Partner units of CharterComm Holdings.

     The Preferred Limited Partners' preference return has been reflected as an addition to the Redeemable Preferred Limited Partner units, and the decrease has been allocated to the General Partner and Common Limited Partner consistent with the liquidation and distribution provisions in the partnership agreements.

     At December 23, 1998, the balance related to the CharterComm Holdings Preferred Limited Partner units was as follows:

Contribution, March 1996....................................  $ 20,052
  1996 redemption preference allocation.....................     2,629
  Allocation of net loss....................................        --
                                                              --------
Balance, December 31, 1996..................................    22,681
  1997 redemption preference allocation.....................        --
  Allocation of net loss....................................    (2,553)
                                                              --------
Balance, December 31, 1997..................................    20,128
  1998 redemption preference allocation.....................        --
  Allocation of net loss....................................   (20,128)
                                                              --------
Balance, December 23, 1998..................................  $     --
                                                              ========

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The 1998 and 1997 redemption preference allocations of $4,617 and $4,020, respectively, have not been reflected in the Preferred Limited Partners' capital accounts since the General Partner and Common Limited Partners' capital accounts have been reduced to $-0-.

5.  SPECIAL LIMITED PARTNER UNITS (CC-I):

     Prior to March 28, 1996, certain Special Limited Partner units of CC-I were outstanding. CC-I's profits were allocated to the Special Limited Partners until allocated profits equaled the unrecovered preference amount (preference amounts range from 6% to 17.5% of the unrecovered initial cost of the partnership units and unrecovered preference amounts per annum). When there was no profit to allocate, the preference return was reflected as a decrease in Partners' Capital.

     In accordance with a purchase agreement and through the use of a capital contribution from Charter Communications Southeast, L.P. (Southeast), a wholly owned subsidiary of Southeast Holdings, resulting from the proceeds of the Notes (see Note 9), CC-I paid the Special Limited Partners $43,243 as full consideration for their partnership interests on March 28, 1996.

6.  PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment consists of the following at December 31, 1997:

Cable distribution systems..................................  $274,837
Land, buildings and leasehold improvements..................     5,439
Vehicles and equipment......................................    14,669
                                                              --------
                                                               294,945
Less -- Accumulated depreciation............................   (59,137)
                                                              --------
                                                              $235,808
                                                              ========

     Depreciation expense for the period from January 1, 1998, through December 23, 1998, and for the years ended December 31, 1997 and 1996, was $44,307, $33,634 and $16,997, respectively.

7.  OTHER ASSETS:

     Other assets consist of the following at December 31, 1997:

Debt issuance costs.........................................  $18,385
Other assets................................................    3,549
                                                              -------
                                                               21,934
Less -- Accumulated amortization............................   (5,758)
                                                              -------
                                                              $16,176
                                                              =======

     As a result of the payment and termination of the CC-I Credit Agreement and CC-II Credit Agreement (see Note 9), debt issuance costs of $6,264 were written off as an extraordinary loss on early retirement of debt for the period from January 1, 1998, through December 23, 1998.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

8.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES:

     Accounts payable and accrued expenses consist of the following at December 31, 1997:

Accrued interest............................................  $ 9,804
Franchise fees..............................................    3,524
Programming costs...........................................    3,391
Accounts payable............................................    2,479
Capital expenditures........................................    2,099
Salaries and related benefits...............................    2,079
Other.......................................................    7,131
                                                              -------
                                                              $30,507
                                                              =======

9.  LONG-TERM DEBT:

     Long-term debt consists of the following at December 31, 1997:

Senior Secured Discount Debentures..........................  $146,820
11 1/4% Senior Notes........................................   125,000
Credit Agreements:
  CC-I......................................................   112,200
  CC-II.....................................................   339,500
                                                              --------
                                                               723,520
Less:
  Current maturities........................................    (5,375)
  Unamortized discount......................................   (51,483)
                                                              --------
                                                              $666,662
                                                              ========

  SENIOR SECURED DISCOUNT DEBENTURES

     On March 28, 1996, Southeast Holdings and CharterComm Holdings Capital Corporation (Holdings Capital), a wholly owned subsidiary of Southeast Holdings (collectively the "Debentures Issuers"), issued $146,820 of Senior Secured Discount Debentures (the "Debentures") for proceeds of $75,000. Proceeds from the Debentures were used to pay fees and expenses related to the issuance of the Debentures and the balance of $72,400 was a capital contribution to Southeast. The Debentures are secured by all of Southeast Holdings' ownership interest in Southeast and rank pari passu in right and priority of payment to all other existing and future indebtedness of the Debentures Issuers. The Debentures are effectively subordinated to the claims of creditors of Southeast Holdings' subsidiaries, including the Combined Credit Agreement (as defined herein). The Debentures are redeemable at the Debentures Issuers' option at amounts decreasing from 107% to 100% of principal, plus accrued and unpaid interest to the redemption date, beginning on March 15, 2001. The Debentures Issuers are required to make an offer to purchase all of the Debentures, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the Debentures Indenture. No interest is payable on the Debentures prior to March 15, 2001. Thereafter, interest on the Debentures is payable semiannually in arrears beginning September 15, 2001, until maturity on March 15, 2007. The discount on the Debentures is being accreted

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

using the effective interest method at an interest rate of 14% from the date of issuance to March 15, 2001.

  11 1/4% SENIOR NOTES

     Southeast and CharterComm Capital Corporation (Southeast Capital), a wholly owned subsidiary of Southeast (collectively the "Notes Issuers"), issued $125,000 aggregate principal amount of 11 1/4% Senior Notes (the "Notes"). The Notes are senior unsecured obligations of the Notes Issuers and rank pari passu in right and priority of payment to all other existing and future indebtedness of the Notes Issuers. The Notes are effectively subordinated to the claims of creditors of Southeast's subsidiaries, including the lenders under the Combined Credit Agreement. The Notes are redeemable at the Notes Issuers' option at amounts decreasing from 105.625% to 100% of principal, plus accrued and unpaid interest to the date of redemption, beginning on March 15, 2001. The Notes Issuers are required to make an offer to purchase all of the Notes, at a purchase price equal to 101% of the principal amount, together with accrued and unpaid interest, upon a Change in Control, as defined in the Notes Indenture. Interest is payable semiannually on March 15 and September 15 until maturity on March 15, 2006.

     Southeast and Southeast Holdings are holding companies with no significant assets other than their direct and indirect investments in CC-I and CC-II. Southeast Capital and Holdings Capital were formed solely for the purpose of serving as co-issuers and have no operations. Accordingly, the Notes Issuers and Debentures Issuers must rely upon distributions from CC-I and CC-II to generate funds necessary to meet their obligations, including the payment of principal and interest on the Notes and Debentures.

  COMBINED CREDIT AGREEMENT

     In June 1998, CC-I and CC-II (the "Borrowers") replaced their existing credit agreements and entered into a combined credit agreement (the "Combined Credit Agreement"), which provides for two term loan facilities, one with the principal amount of $200,000 that matures on June 30, 2007, and the other with the principal amount of $150,000 that matures on December 31, 2007. The Combined Credit Agreement also provides for a $290,000 revolving credit facility, with a maturity date of June 30, 2007. Amounts under the Combined Credit Agreement bear interest at the LIBOR Rate or Base Rate, as defined, plus a margin of up to 2.0%. The variable interest rates ranged from 6.69% to 7.31% at December 23, 1998.

     Commencing March 31, 2002, and at the end of each calendar quarter thereafter, the available borrowings for the revolving credit facility and the $200,000 term loan shall be reduced on an annual basis by 11.0% in 2002 and 14.6% in 2003. Commencing March 31, 2002, and at the end of each calendar quarter thereafter, the available borrowings for the $150,000 term loan shall be reduced on an annual basis by 1.0% in 2002 and 1.0% in 2003. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of the revolving credit facility.

     The Debentures, Notes and Combined Credit Agreement require the Partnership to comply with various financial and nonfinancial covenants including the maintenance of a ratio of debt to annualized operating cash flow, as defined, not to exceed 5.25 to 1 at December 23, 1998. These debt instruments also contain substantial limitations on, or prohibitions of, distributions, additional indebtedness, liens, asset sales and certain other items.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  CC-I CREDIT AGREEMENT

     CC-I maintained a credit agreement (the "CC-I Credit Agreement") with a consortium of banks for borrowings up to $127,200, consisting of a revolving line of credit of $63,600 and a term loan of $63,600. Interest accrued, at CC-I's option, at rates based upon the Base Rate, as defined in the CC-I Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit plus the applicable margin based upon CC-I's leverage ratio at the time of the borrowings. The variable interest rates ranged from 7.75% to 8.00% and 7.44% to 7.50% at December 31, 1997 and 1996, respectively.

     In June 1998, the CC-I Credit Agreement was repaid and terminated in conjunction with the establishment of the Combined Credit Agreement.

  CC-II CREDIT AGREEMENT

     CC-II maintained a credit agreement (the "CC-II Credit Agreement") with a consortium of banks for borrowings up to $390,000, consisting of a revolving credit facility of $215,000, and two term loans totaling $175,000. Interest accrued, at CC-II's option, at rates based upon the Base Rate, as defined in the CC-II Credit Agreement, LIBOR, or prevailing bid rates of certificates of deposit plus the applicable margin based upon CC-II's leverage ratio at the time of the borrowings. The variable interest rates ranged from 7.63% to 8.25% and 7.25% to 8.125% at December 31, 1997 and 1996, respectively.

     In June 1998, the CC-II Credit Agreement was repaid and terminated in conjunction with the establishment of the Combined Credit Agreement.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS:

     A summary of debt and the related interest rate hedge agreements at December 31, 1997, is as follows:

                                                  CARRYING    NOTIONAL      FAIR
                                                   VALUE       AMOUNT      VALUE
                                                  --------    --------     -----
DEBT
Senior Secured Discount Debentures..............  $ 95,337    $     --    $115,254
11 1/4% Senior Notes............................   125,000          --     136,875
CC-I Credit Agreement...........................   112,200          --     112,200
CC-II Credit Agreement..........................   339,500          --     339,500

INTEREST RATE HEDGE AGREEMENTS
CC-I:
  Swaps.........................................        --     100,000        (797)
CC-II:
  Swaps.........................................        --     170,000      (1,030)
  Caps..........................................        --      70,000          --
  Collars.......................................        --      55,000        (166)

     As the CC-I and CC-II Credit Agreements bear interest at current market rates, their carrying amounts approximate fair market values at December 31, 1997. The fair value of the Notes and the Debentures is based on current redemption value.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The weighted average interest pay rate for CC-I interest rate swap agreements was 8.07% at December 31, 1997.

     The weighted average interest pay rate for CC-II interest rate swap agreements was 8.03% at December 31, 1997. The weighted average interest rate for CC-II interest cap agreements was 8.48% at December 31, 1997. The weighted average interest rates for CC-II interest rate collar agreements were 9.01% and 7.61% for the cap and floor components, respectively, at December 31, 1997.

     The notional amounts of interest rate hedge agreements do not represent amounts exchanged by the parties and, thus, are not a measure of the Partnership's exposure through its use of interest rate hedge agreements. The amounts exchanged are determined by reference to the notional amount and the other terms of the contracts.

     The fair value of interest rate hedge agreements generally reflects the estimated amounts that the Partnership would receive or pay (excluding accrued interest) to terminate the contracts on the reporting date, thereby taking into account the current unrealized gains or losses of open contracts. Dealer quotations are available for the Partnership's interest rate hedge agreements.

     Management believes that the sellers of the interest rate hedge agreements will be able to meet their obligations under the agreements. In addition, some of the interest rate hedge agreements are with certain of the participating banks under the Partnership's credit facilities thereby reducing the exposure to credit loss. The Partnership has policies regarding the financial stability and credit standing of major counterparties. Nonperformance by the counterparties is not anticipated nor would it have a material adverse effect on the results of operations or the financial position of the Partnership.

11.  INCOME TAXES:

     The book value of the Partnership's net assets (excluding Peachtree) exceeds its tax reporting basis by $2,919 as of December 31, 1997.

     As of December 31, 1997, temporary differences and carryforwards that gave rise to deferred income tax assets and liabilities for Peachtree are as follows:

Deferred income tax assets:
  Accounts receivable.......................................  $     4
  Accrued expenses..........................................       29
  Deferred management fees..................................      111
  Deferred revenue..........................................       24
  Tax loss carryforwards....................................      294
  Tax credit carryforwards..................................      361
                                                              -------
          Total deferred income tax assets..................      823
                                                              -------
Deferred income tax liabilities:
  Property, plant and equipment.............................   (1,372)
  Franchises and other assets...............................   (4,562)
                                                              -------
          Total deferred income tax liabilities.............   (5,934)
                                                              -------
          Net deferred income tax liability.................  $(5,111)
                                                              =======

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

12.  RELATED PARTY TRANSACTIONS:

     Charter provides management services to the Partnership under the terms of contracts which provide for fees equal to 5% of the Partnership's gross service revenues. The debt agreements prohibit payment of a portion of such management fees (40% for both CC-I and CC-II) until repayment in full of the outstanding indebtedness. The remaining 60% of management fees, are paid quarterly through December 31, 1998. Thereafter, the entire fee may be deferred if a multiple of EBITDA, as defined, does not exceed outstanding indebtedness of CC-I and CC-II. In addition, payments due on the Notes and Debentures shall be paid before any deferred management fees are paid. Expenses recognized under the contracts for the period from January 1, 1998, through December 23, 1998, were $9,860. Expenses recognized under the contracts during 1997 and 1996 were $8,779 and $6,014, respectively. Management fees currently payable of $1,432 are included in payables to manager of cable television systems -- related party at December 31, 1997.

     The Partnership and all entities managed by Charter collectively utilize a combination of insurance coverage and self-insurance programs for medical, dental and workers' compensation claims. Medical coverage provides for $2,435 aggregate stop loss protection and a loss limitation of $100 per person per year. Workers' compensation coverage provides for $800 aggregate stop loss protection and a loss limitation of $150 per person per year. Charges are determined by independent actuaries at the present value of the actuarially computed present and future liabilities for such benefits. The Partnership is allocated its share of the charges monthly based upon its total number of employees, historical claims and medical cost trend rates. Management considers this allocation to be reasonable for the operations of the Partnership. For the period from January 1, 1998, through December 23, 1998, the Partnership expensed $1,831 relating to insurance allocations. During 1997 and 1996, the Partnership expensed $1,524 and $1,136, respectively, relating to insurance allocations.

     The Partnership employs the services of Charter's National Data Center (the "National Data Center"). The National Data Center performs certain customer billing services and provides computer network, hardware and software support for the Partnership and other entities managed by Charter. The cost of these services is allocated based on the number of basic customers. Management considers this allocation to be reasonable for the operations of the Partnership. For the period from January 1, 1998, through December 23, 1998, the Partnership expensed $685 relating to these services. During 1997 and 1996, the Partnership expensed $606 and $345, respectively, relating to these services.

     CC-I, CC-II and other entities managed by Charter maintain regional offices. The regional offices perform certain operational services. The cost of these services is allocated based on number of basic customers. Management considers this allocation to be reasonable for the operations of the Partnership. For the period from January 1, 1998, through December 23, 1998, the Partnership expensed $3,009 relating to these services. During 1997 and 1996, the Partnership expensed $1,992 and $1,294, respectively, relating to these services.

     The Partnership pays certain acquisition advisory fees to Charter and Charterhouse for cable television systems acquired. Total acquisition fees paid to Charter for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to Charter in 1997 and 1996 were $982 and $1,738, respectively. Total acquisition fees paid to Charterhouse for the period from January 1, 1998, through December 23, 1998, were $-0-. Total acquisition fees paid to Charterhouse in 1997 and 1996 were $982 and $1,738, respectively.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     During 1997, the ownership of CharterComm Holdings changed as a result of CharterComm Holdings receiving a $25,000 cash contribution from an institutional investor, a $3,000 cash contribution from Charterhouse and a $2,000 cash contribution from Charter, as well as the transfer of assets and liabilities of a cable television system through a series of transactions initiated by Charter and Charterhouse. Costs of $200 were incurred in connection with the cash contributions. These contributions were contributed to Southeast Holdings which, in turn, contributed them to Southeast.

13.  COMMITMENTS AND CONTINGENCIES:

  LEASES

     The Partnership leases certain facilities and equipment under noncancelable operating leases. Lease and rental costs charged to expense for the period from January 1, 1998, through December 23, 1998, was $642. Rent expense incurred under leases during 1997 and 1996 was $615 and $522, respectively.

     The Partnership also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Partnership anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from January 1, 1998, through December 23, 1998, was $3,261. Rent expense incurred for pole attachments during 1997 and 1996 was $2,930 and $2,092, respectively.

  LITIGATION

     The Partnership is a party to lawsuits that arose in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Partnership's consolidated financial position or results of operations.

  REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

maximum permitted rates. As of December 23, 1998, the amount returned by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company is unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

14.  EMPLOYEE BENEFIT PLANS:

     The Partnership's employees may participate in Charter Communications, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Partnership contributes an amount equal to 50% of the first 5% of contributions by each employee. For the period from January 1, 1998, through December 23, 1998, the Partnership contributed $305. During 1997 and 1996, the Partnership contributed $262 and $149, respectively.

     Certain Partnership employees participate in the 1996 Charter Communications/ Charterhouse Group Appreciation Rights Plan (the "Appreciation Rights Plan"). The Appreciation Rights Plan covers certain key employees and consultants within the group of companies and partnerships controlled by Charterhouse and managed by Charter. The Plan permits the granting of up to 1,000,000 units, of which 925,000 were outstanding at December 31, 1997. Unless otherwise provided in a particular instance, units vest at a rate of 20% per annum. The Plan entitles participants to receive payment of the appreciated unit value for vested units, upon the occurrence of certain events specified in the Plan (i.e. change in control, employee termination). The units do not represent a right to an equity interest in CharterComm Holdings.

                           CHARTERCOMM HOLDINGS, L.P.
                                AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

Compensation expense is based on the appreciated unit value and is amortized over the vesting period.

     As a result of the acquisition of Charter and the Partnership, the Plan was terminated, all outstanding units became 100% vested and all amounts were paid by Charter in 1999. For the period from January 1, 1998, through December 23, 1998, the Partnership recorded $4,920 of expense, included in management fees, and a contribution from Charter related to the Appreciation Rights Plan.

15.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:


     In June 1998, the Financial Accounting Standards Board adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The Partnership has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings
(loss).


16.  SUBSEQUENT EVENT:

     Subsequent to December 31, 1998, CharterComm Holdings, L.P. and all of its subsidiaries converted to limited liability companies and are now known as CharterComm Holdings LLC and subsidiaries.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Greater Media, Inc.:

     We have audited the accompanying combined balance sheets of Greater Media Cablevision Systems (see Note 1) (collectively, the "Combined Systems") included in Greater Media, Inc., as of September 30, 1998 and 1997, and the related combined statements of income, changes in net assets, and cash flows for each of the three years in the period ended September 30, 1998. These combined financial statements are the responsibility of management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Combined Systems, as of September 30, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended September 30, 1998, in conformity with generally accepted accounting principles.

/s/  ARTHUR ANDERSEN LLP

Roseland, New Jersey
March 2, 1999

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)


                                                                SEPTEMBER 30,
                                                              ------------------
                                                               1998       1997
                                                               ----       ----
Current assets:
  Cash and cash equivalents.................................  $ 4,080    $ 3,680
  Accounts receivable (less allowance for doubtful accounts
     of $308 (unaudited), $244 and $337)....................    2,755      2,739
  Prepaid expenses and other current assets.................    2,746      1,949
                                                              -------    -------
          Total current assets..............................    9,581      8,368
Property and equipment, net.................................   54,468     41,971
Intangible assets, net......................................    2,690      1,647
Other assets................................................       77        103
                                                              -------    -------
          Total assets......................................  $66,816    $52,089
                                                              =======    =======

Current liabilities:
  Accounts payable and accrued expenses.....................  $ 7,125    $ 5,299
  Customers' prepayments and deferred installation
     revenue................................................    1,910      1,815
                                                              -------    -------
          Total current liabilities.........................    9,035      7,114
Other long-term liabilities.................................    3,650      3,920
Net assets..................................................   54,131     41,055
                                                              -------    -------
          Total liabilities and net assets..................  $66,816    $52,089
                                                              =======    =======


     The accompanying notes are an integral part of these combined balance sheets.

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)


                         COMBINED STATEMENTS OF INCOME

                                 (IN THOUSANDS)


                                          NINE MONTHS ENDED
                                               JUNE 30,         YEAR ENDED SEPTEMBER 30,
                                          ------------------   ---------------------------
                                           1999       1998      1998      1997      1996
                                           ----       ----      ----      ----      ----
                                             (UNAUDITED)
NET REVENUES............................  $62,469    $57,536   $77,127   $73,436   $66,816
                                          -------    -------   -------   -------   -------
OPERATING EXPENSES:
  Operating expenses....................   26,248     24,262    32,665    31,115    29,460
  General and administrative............    9,150      8,282    10,869    11,211    10,321
  Corporate charges.....................    3,175      2,898     3,888     3,696     3,365
  Depreciation and amortization.........    7,398      5,717     8,183     7,368     7,353
                                          -------    -------   -------   -------   -------
                                           45,971     41,159    55,605    53,390    50,499
                                          -------    -------   -------   -------   -------
     Income from operations.............   16,498     16,377    21,522    20,046    16,317
OTHER INCOME (EXPENSES):
Interest expense, net...................     (705)      (308)     (504)     (307)     (764)
Other...................................     (365)        34      (532)     (957)     (366)
                                          -------    -------   -------   -------   -------
INCOME BEFORE PROVISION IN LIEU OF
  INCOME TAXES..........................   15,428     16,103    20,486    18,782    15,187
Provision in lieu of income taxes (Note
  6)....................................    6,646      6,247     8,008     7,964     5,987
                                          -------    -------   -------   -------   -------
Net income..............................  $ 8,782    $ 9,856   $12,478   $10,818   $ 9,200
                                          =======    =======   =======   =======   =======


   The accompanying notes are an integral part of these combined statements.

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)


                                                                 TOTAL
                                                                 -----
Balance, September 30, 1995.................................    $ 42,185
  Net income................................................       9,200
  Provision in lieu of income taxes.........................       5,987
  Net payments to affiliates................................     (17,038)
                                                                --------
Balance, September 30, 1996.................................      40,334
  Net income................................................      10,818
  Provision in lieu of income taxes.........................       7,964
  Net payments to affiliates................................     (18,061)
                                                                --------
Balance, September 30, 1997.................................      41,055
  Net income (unaudited)....................................      12,478
  Provision in lieu of income taxes (unaudited).............       8,008
  Net payments to affiliates (unaudited)....................      (7,410)
                                                                --------
Balance, September 30, 1998 (unaudited).....................    $ 54,131
                                                                ========


     The accompanying notes are an integral part of these combined statements.

                 GREATER MEDIA CABLEVISION SYSTEMS (SEE NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                 NINE MONTHS
                                                    ENDED
                                                  JUNE 30,           YEAR ENDED SEPTEMBER 30,
                                             -------------------   ----------------------------
                                               1999       1998      1998      1997       1996
                                               ----       ----      ----      ----       ----
                                                 (UNAUDITED)
Net income.................................  $  8,782   $  9,856   $12,478   $10,818   $  9,200
Adjustments to reconcile net income to net
  cash provided by operating activities:
  Provision in lieu of income taxes........     6,646      6,247     8,008     7,964      5,987
  Depreciation and amortization............     7,398      5,717     8,183     7,368      7,353
  (Gain) loss on sale of fixed assets......       465        171       300       715        274
Changes in assets and liabilities:
  Accounts receivable, prepaid expenses and
     other assets..........................    (1,431)    (4,045)     (813)   (1,115)      (498)
  Other assets.............................        10         31        24       (30)       (11)
  Accounts payable and accrued expenses....      (178)       144     1,825      (440)    (1,900)
  Customers' prepayments and deferred
     installation revenue..................       242         (7)       96       367         94
  Customers' deposits and deferred
     revenue...............................       (24)      (174)     (270)      (69)       466
                                             --------   --------   -------   -------   --------

Net cash provided by operating
  activities...............................    21,910     17,940    29,831    25,578     20,965
                                             --------   --------   -------   -------   --------
Cash flow from investing activities:
Capital expenditures.......................   (13,797)   (15,700)  (21,049)   (7,587)    (5,122)
Proceeds from disposition of property and
  equipment................................        --        250        72        --        128
Purchase of licenses.......................      (512)       (49)   (1,044)      (99)        --
                                             --------   --------   -------   -------   --------
Net cash used in investing activities......   (14,309)   (15,499)  (22,021)   (7,686)    (4,994)
                                             --------   --------   -------   -------   --------
Cash flow from financing activities:

Net payments to affiliates.................       (34)    (3,941)   (7,410)  (18,061)   (17,038)
                                             --------   --------   -------   -------   --------
Net increase (decrease) in cash and cash
  equivalents..............................     7,567     (1,500)      400      (169)    (1,067)
Cash and cash equivalents, beginning of
  year.....................................     4,080      3,680     3,680     3,849      4,916
                                             --------   --------   -------   -------   --------
Cash and cash equivalents, end of year.....  $ 11,647   $  2,180   $ 4,080   $ 3,680   $  3,849
                                             ========   ========   =======   =======   ========
Supplemental disclosure of cash flow
  information:
  Non-affiliate interest paid during the
     year..................................  $    264   $     42   $   296   $   155   $    447
                                             ========   ========   =======   =======   ========


   The accompanying notes are an integral part of these combined statements.

                       GREATER MEDIA CABLEVISION SYSTEMS

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                 (IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION, BASIS OF PRESENTATION AND OPERATIONS


     Greater Media Cablevision Systems is the owner and operator of the following Massachusetts-based cable television systems: Auburn, Boylston, Chicopee, Dudley, East Longmeadow, Easthampton, Grafton, Hampden, Holden, Leicester, Ludlow, Millbury, Northborough, Northbridge, Oxford, Paxton, Southampton, Southborough, Southbridge, Spencer, Sturbridge, Upton, Webster, West Boylston, West Brookfield, Westborough, Wilbraham and Worcester ("the Combined Systems"). The Combined Systems are wholly-owned by Greater Media Cablevision, Inc. ("the Company"). The combined financial statements do not include the accounts of Greater Philadelphia Cablevision, Inc. or Greater Philadelphia Cablevision Limited Partnership (the "Philadelphia System"), which are also wholly-owned by the Company. The Company is a wholly-owned subsidiary of Greater Media, Inc. ("the Parent"). In February 1999, the Parent and the Company entered into an agreement ("Sales Agreement") to sell the net assets of the Company including the Combined Systems but excluding the Philadelphia Systems to Charter Communications Holdings, LLC.


     Significant intercompany accounts and transactions between the Combined Systems have been eliminated in the combined financial statements. Significant accounts and transactions with the Parent and other affiliates are disclosed as related party transactions (See Note 7).

     The Combined Systems primarily provide cable television services to subscribers in central and western Massachusetts.

  CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  PROPERTY AND EQUIPMENT

     Maintenance and repair costs are expensed when incurred. For financial reporting purposes, depreciation is provided on the straight-line method based on the following estimated useful lives:

                       CLASSIFICATION                           YEARS
                       --------------                           -----
Land improvements...........................................       20
Buildings...................................................    15-40
Furniture, fixtures and equipment...........................     3-15
Trunk and distribution systems..............................     7-12

  INTANGIBLE ASSETS

     Intangible assets consist primarily of goodwill amortized over forty years and costs incurred in obtaining and renewing cable franchises which are amortized over the life of the respective franchise agreements.

  REVENUES

     Cable revenues from basic and premium services are recognized when the related services are provided.

                       GREATER MEDIA CABLEVISION SYSTEMS

  USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  QUARTERLY RESULTS

     The financial statements included herein as of December 31, 1998 and for the three months ended December 31, 1998 and 1997 have been prepared by the Company without audit. In the opinion of management, all adjustments have been made which are of a normal recurring nature necessary to present fairly the Combined Systems' financial position as of December 31, 1998 and the results of operations, changes in net assets and cash flows for the three months ended December 31, 1998 and 1997. Certain information and footnote disclosures have been condensed or omitted for these periods. The results for interim periods are not necessarily indicative of results for the entire year.

2.  PREPAID EXPENSES AND OTHER CURRENT ASSETS

     Prepaid and other current assets consist of the following at September 30:

                                                            1998      1997
                                                            ----      ----
Franchise grant..........................................  $1,445    $  604
Corporate business tax...................................   1,015       882
Other....................................................     286       463
                                                           ------    ------
Prepaid expenses and other current assets................  $2,746    $1,949
                                                           ======    ======

3.  PROPERTY AND EQUIPMENT

     Property and equipment consist of the following at September 30:


                                                         1998        1997
                                                         ----        ----
Land and land improvements...........................  $  1,229    $  1,134
Buildings............................................     4,521       4,521
Furniture, fixtures and equipment....................     5,503       4,822
Trunk and distribution systems.......................   109,253      97,042
Construction in progress.............................     9,026       4,450
                                                       --------    --------
                                                        129,532     111,969
Accumulated depreciation.............................   (75,064)    (69,998)
                                                       --------    --------
Property and equipment, net..........................  $ 54,468    $ 41,971
                                                       ========    ========


     Depreciation expense for the years ended September 30, 1998, 1997 and 1996 was $8,081, $7,337, and $7,314, respectively. Construction in progress results primarily from costs to upgrade the systems to fiber optic technologies in the areas served by the Combined Systems.

                       GREATER MEDIA CABLEVISION SYSTEMS

4.  INTANGIBLE ASSETS

     Intangible assets consist of the following at September 30:

                                                            1998      1997
                                                            ----      ----
Franchise agreements.....................................  $3,230    $2,883
Customer lists...........................................   1,751     1,751
Organization expenses....................................     146       146
Goodwill.................................................   2,260     1,510
Covenant not to compete..................................      40        40
                                                           ------    ------
                                                            7,427     6,330
Accumulated amortization.................................   4,737     4,683
                                                           ------    ------
Intangible assets, net...................................  $2,690    $1,647
                                                           ======    ======

     Amortization expense for the years ended September 30, 1998, 1997 and 1996 was $102, $31 and $39, respectively.

5.  ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following at September 30:

                                                            1998      1997
                                                            ----      ----
Accounts payable.........................................  $4,733    $3,544
Rate refund liability....................................     923       481
Programming expenses.....................................     586       557
Other....................................................     883       717
                                                           ------    ------
                                                           $7,125    $5,299
                                                           ======    ======

6.  INCOME TAXES

     The Combined Systems are included in the consolidated federal income tax return of the Parent. However, the Parent is responsible for tax payments applicable to the Combined Systems. The combined financial statements reflect a provision in lieu of income taxes as if the combined systems were filing on a separate company basis. Accordingly, the Combined Systems have included the provision in lieu of income taxes as a component of net assets for all periods presented.

     The provision in lieu of income taxes approximates the amount of tax computed using U.S. statutory rates, after reflecting state income tax expense of $2,053, $1,924 and $1,486, for 1998, 1997 and 1996, respectively.

     As the Sales Agreement represents a sale of assets, Charter Communications Holdings, LLC will have new tax basis in the Combined Systems' assets and liabilities acquired.

7.  RELATED PARTY TRANSACTIONS

     The Company and each of its subsidiaries are guarantors of the Parent Company's debt.

                       GREATER MEDIA CABLEVISION SYSTEMS

     The combined statements include the charge for certain corporate expenses incurred by the Parent on behalf of the Combined Systems. Such charges amounted to $3,888, $3,696, and $3,365 for the three years ended September 30, 1998, 1997 and 1996. Management believes that these costs are reasonable and reflect costs of doing business that the Combined Systems would have incurred on a stand-alone basis.

     The Combined Systems charge an affiliate interest on certain balances, aggregating $15,000 per year, at an annual rate of 12%. Interest income on such balances amounted to $1,800 for each of the three years in the period ended September 30, 1998. In addition, the Combined Systems are required to pay the Parent interest on certain balances, at an annual rate of 12%. Interest expense on such balances amounted to $2,340 for each of these years in the period ended September 30, 1998, all which were due during the periods presented. The amounts described above and certain non-interest bearing amounts due affiliates are included in Net Assets in the Combined Systems balance sheet. As a result of the Sales Agreement, such amounts will be assumed by the Parent. The interest income and expense have been netted in the accompanying statement of operations.

8.  EMPLOYEE BENEFIT PLAN

  401(k) PLAN

     The Combined Systems' employees participate in the Greater Media, Inc. 401(k) Plan (the "401(k) Plan"). Employees that qualify for participation can contribute up to 12% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service. The Parent contributes an amount equal to 50% of the participant's contribution, limited to the lessor of 3% of the participant's compensation or $1 per year.

     The Combined Systems expense relating to the 401(k) Plan was $140, $127, and $96 in 1998, 1997, and 1996, respectively.

  PENSION

     Employees of the Combined Systems participate in a pension plan sponsored by the Parent. The Combined Systems allocable share of the pension expense amounted to $105, $204 and $217 during the years ended September 30, 1998, 1997 and 1996, respectively. As a result of the Sales Agreement, the Combined Systems' employees will be fully vested with respect to their plan benefits, although no additional benefits will accrue to such employees in the future. In addition, the Parent will be responsible for the allocable pension liability ($838 at September 30, 1998) and will continue to administer the plan on behalf of the Combined Systems' employees after the sale is consummated.

9.  COMMITMENTS AND CONTINGENCIES

  LEASES

     The Company leases certain facilities and equipment under noncancellable operating leases. Leases and rental costs charged to expense for the years ended September 30, 1998, 1997 and 1996, was $2,124, $2,133 and $1,636, respectively.
Rent expense incurred under leases for the

                       GREATER MEDIA CABLEVISION SYSTEMS
years ended September 30, 1998, 1997 and 1996, was $678, $665 and $660,
respectively. Future minimum lease payments are as follows:

1999.................................................    $  690
2000.................................................       618
2001.................................................       524
2002.................................................       402
2003.................................................       396
Thereafter...........................................     3,267

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the years ended September 30, 1998, 1997 and 1996, was $1,008, $840 and $578,
respectively.

  LITIGATION

     The Company is party to lawsuits that arise in the ordinary course of conducting its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's combined financial position or results of operations.

  REGULATION IN THE CABLE TELEVISION INDUSTRY

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act" and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject of judicial proceedings and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. The Company may be required to refund additional amounts in the future.

     The Combined Systems believe that they have complied in all material respects with the provisions of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if a company is unable to justify its basic rates. The Combined Systems are unable to estimate at this time the amount of refunds, if any, that may be payable by the Combined Systems in the event certain of its rates are successfully

                       GREATER MEDIA CABLEVISION SYSTEMS
challenged by franchising authorities or found to be unreasonable by the FCC. The Combined Systems do not believe that the amount of any such refunds would have a material adverse effect on their financial position or results of operations.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Combined Systems cannot predict the ultimate effect of the 1996 Telecom Act on their financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Combined Systems.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation. The Combined Systems are subject to state regulation in Massachusetts.


10. SUBSEQUENT EVENT (UNAUDITED)



     On June 30, 1999, Charter Communications Entertainment I, LLC, an indirect subsidiary of Charter Communications Holdings Company, LLC purchased the Combined Systems for an aggregate purchase price of $500 million plus a working capital adjustment. Effective with this change of ownership, the Combined Systems will be managed by Charter Investment, Inc.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  Renaissance Media Group LLC

     We have audited the accompanying consolidated balance sheet of Renaissance Media Group LLC as of December 31, 1998 and the related consolidated statements of operations, changes in members' equity, and cash flows for the year ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.


     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.


     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Renaissance Media Group LLC at December 31, 1998, and the consolidated results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

New York, New York
February 22, 1999
except for Note 11, as to which
the date is February 24, 1999

                          RENAISSANCE MEDIA GROUP LLC
                           CONSOLIDATED BALANCE SHEET
                            AS OF DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                 ASSETS

Cash and cash equivalents...................................    $  8,482
Accounts receivable -- trade (less allowance for doubtful
  accounts of $92)..........................................         726
Accounts receivable -- other................................         584
Prepaid expenses and other assets...........................         340
Escrow deposit..............................................         150
Investment in cable television systems:
  Property, plant and equipment.............................      71,246
  Less: Accumulated depreciation............................      (7,294)
                                                                --------
                                                                  63,952
                                                                --------
  Cable television franchises...............................     236,489
  Less: Accumulated amortization............................     (11,473)
                                                                --------
                                                                 225,016
                                                                --------
  Intangible assets.........................................      17,559
  Less: Accumulated amortization............................      (1,059)
                                                                --------
                                                                  16,500
                                                                --------
       Total investment in cable television systems.........     305,468
                                                                --------
          Total assets......................................    $315,750
                                                                ========

                    LIABILITIES AND MEMBERS' EQUITY

Accounts payable............................................    $  2,042
Accrued expenses(a).........................................       6,670
Subscriber advance payments and deposits....................         608
Deferred marketing support..................................         800
Advances from Holdings......................................         135
Debt........................................................     209,874
                                                                --------
          Total Liabilities.................................     220,129
                                                                --------

Members' Equity:
Paid in capital.............................................     108,600
Accumulated deficit.........................................     (12,979)
                                                                --------
       Total members' equity................................      95,621
                                                                --------
          Total liabilities and members' equity.............    $315,750
                                                                ========

---------------
(a) includes accrued costs from transactions with affiliated companies of $921.

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC

                      CONSOLIDATED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

REVENUES....................................................    $ 41,524
                                                                --------
COSTS & EXPENSES
  Service Costs(a)..........................................      13,326
  Selling, General & Administrative.........................       7,711
  Depreciation & Amortization...............................      19,107
                                                                --------
     Operating Income.......................................       1,380
     Interest Income........................................         158
     Interest (Expense) (b).................................     (14,358)
                                                                --------
     (Loss) Before Provision for Taxes......................     (12,820)
     Provision for Taxes....................................         135
                                                                --------
     Net (Loss).............................................    $(12,955)
                                                                ========

---------------
(a) includes costs from transactions with affiliated companies of $7,523.

(b) includes $676 of amortization of deferred financing costs.

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC

              CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' EQUITY
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

                                                            PAID                      TOTAL
                                                             IN       ACCUMULATED    MEMBER'S
                                                          CAPITAL      (DEFICIT)      EQUITY
                                                          -------     -----------    --------
Contributed Members' Equity -- Renaissance Media
  Holdings LLC and Renaissance Media LLC................  $ 15,000     $    (24)     $14,976
Additional capital contributions........................    93,600           --       93,600
Net (Loss)..............................................        --      (12,955)     (12,955)
                                                          --------     --------      -------
Balance December 31, 1998...............................  $108,600     $(12,979)     $95,621
                                                          ========     ========      =======

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                      FOR THE YEAR ENDED DECEMBER 31, 1998
                                 (IN THOUSANDS)

OPERATING ACTIVITIES:
Net (loss)..................................................    $(12,955)
Adjustments to non-cash and non-operating items:
  Depreciation and amortization.............................      19,107
  Accretion on Senior Discount Notes........................       7,363
  Other non-cash charges....................................         730
  Changes in operating assets and liabilities:
     Accounts receivable -- trade, net......................        (726)
     Accounts receivable -- other...........................        (584)
     Prepaid expenses and other assets......................        (338)
     Accounts payable.......................................       2,031
     Accrued expenses.......................................       6,660
     Subscriber advance payments and deposits...............         608
     Deferred marketing support.............................         800
                                                                --------
Net cash provided by operating activities...................      22,696
                                                                --------
INVESTING ACTIVITIES:
  Purchased cable television systems:
     Property, plant and equipment..........................     (65,580)
     Cable television franchises............................    (235,412)
     Cash paid in excess of identifiable assets.............      (8,608)
  Escrow deposit............................................        (150)
  Capital expenditures......................................      (5,683)
  Cable television franchises...............................      (1,077)
  Other intangible assets...................................        (526)
                                                                --------
Net cash (used in) investing activities.....................    (317,036)
                                                                --------
FINANCING ACTIVITIES:
  Debt acquisition costs....................................      (8,323)
  Principal repayments on bank debt.........................      (7,500)
  Advances from Holdings....................................          33
  Proceeds from bank debt...................................     110,000
  Proceeds from 10% Senior Discount Notes...................     100,012
  Capital contributions.....................................     108,600
                                                                --------
Net cash provided by financing activities...................     302,822
                                                                --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................       8,482
CASH AND CASH EQUIVALENTS AT DECEMBER 31, 1997..............          --
                                                                --------
CASH AND CASH EQUIVALENTS AT DECEMBER 31, 1998..............    $  8,482
                                                                ========
SUPPLEMENTAL DISCLOSURES:
  INTEREST PAID.............................................    $  4,639
                                                                ========

                See accompanying notes to financial statements.

                          RENAISSANCE MEDIA GROUP LLC
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

1.  ORGANIZATION AND BASIS OF PRESENTATION

     Renaissance Media Group LLC ("Group") was formed on March 13, 1998 by Renaissance Media Holdings LLC ("Holdings"). Holdings is owned by Morgan Stanley Capital Partners III, L.P. ("MSCP III"), Morgan Stanley Capital Investors, L.P. ("MSCI"), MSCP III 892 Investors, L.P. ("MSCP Investors" and, collectively, with its affiliates, MSCP III and MSCI and their respective affiliates, the "Morgan Stanley Entities"), Time Warner and the Management Investors. On March 20, 1998, Holdings contributed to Group its membership interests in two wholly-owned subsidiaries; Renaissance Media (Louisiana) LLC ("Louisiana") and Renaissance Media (Tennessee) LLC ("Tennessee"), which were formed on January 7, 1998. Louisiana and Tennessee acquired a 76% interest and 24% interest, respectively, in Renaissance Media LLC ("Media") from Morgan Stanley Capital Partners III, Inc. ("MSCP"), on February 13, 1998 through an acquisition of entities under common control accounted for as if it were a pooling of interests. As a result, Media became a subsidiary of Group and Holdings. Group and its aforementioned subsidiaries are collectively referred to as the "Company". On April 9, 1998, the Company acquired (the "Acquisition") six cable television systems (the "Systems") from TWI Cable, Inc. ("TWI Cable"), a subsidiary of Time Warner Inc. ("Time Warner"). See Note 3. Prior to this Acquisition, the Company had no operations other than start-up related activities.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     NEW ACCOUNTING STANDARDS

     During fiscal 1998, the Financial Accounting Standards Board ("FASB") issued Statement No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("FAS 133").

     FAS 133 provides a comprehensive and consistent standard for the recognition and measurement of derivatives and hedging activities. The Company will adopt FAS 133 as of January 1, 2000. The impact of the adoption on the Company's consolidated financial statements is not expected to be material.

     PRINCIPLES OF CONSOLIDATION

     The consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries. Significant intercompany accounts and transactions have been eliminated.

     CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Company generally extends credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is any significant credit risk which could have a material effect on the Company's financial condition.

     REVENUE AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

     ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements. Advertising expense amounted to $491 in 1998.

     CASH AND CASH EQUIVALENTS

     Cash and cash equivalents include cash and investments in short-term, highly liquid securities, which have maturities when purchased of three months or less.

     PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at purchased and capitalized cost. Capitalized internal costs principally, consist of employee costs and interest on funds borrowed during construction. Capitalized labor, materials and associated overhead amounted to approximately $1,429 in 1998. Replacements, renewals and improvements to installed cable plant are capitalized. Maintenance and repairs are charged to expense as incurred. Depreciation expense for the year ended December 31, 1998 amounted to $7,314. Property, plant and equipment is depreciated using the straight-line method over the following estimated service lives:

Buildings and leasehold improvements........................    5 - 30 years
Cable systems, equipment and subscriber devices.............    5 - 30 years
Transportation equipment....................................    3 -  5 years
Furniture, fixtures and office equipment....................    5 - 10 years

     Property, plant and equipment at December 31, 1998 consisted of:

  Land......................................................    $   432
  Buildings and leasehold improvements......................      1,347
  Cable systems, equipment and subscriber devices...........     62,740
  Transportation equipment..................................      2,181
  Furniture, Fixtures and office equipment..................        904
  Construction in progress..................................      3,642
                                                                -------
                                                                 71,246
Less: accumulated depreciation..............................     (7,294)
                                                                -------
          Total.............................................    $63,952
                                                                =======

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     CABLE TELEVISION FRANCHISES AND INTANGIBLE ASSETS

     Cable television franchise costs include the assigned fair value, at the date of acquisition, of the franchises from purchased cable television systems. Intangible assets include goodwill, deferred financing and other intangible assets. Cable television franchises and intangible assets are amortized using the straight-line method over the following estimated useful lives:

Cable television franchises.................................        15 years
Goodwill....................................................        25 years
Deferred financing and other intangible assets..............    2 - 10 years

     Intangible assets at December 31, 1998 consisted of:

Goodwill....................................................    $ 8,608
Deferred Financing Costs....................................      8,323
Other intangible assets.....................................        628
                                                                -------
                                                                 17,559
Less: accumulated amortization..............................     (1,059)
                                                                -------
          Total.............................................    $16,500
                                                                =======

     The Company periodically reviews the carrying value of its long-lived assets, including property, plant and equipment, cable television franchises and intangible assets, whenever events or changes in circumstances indicate that the carrying value may not be recoverable. To the extent the estimated future cash inflows attributable to the asset, less estimated future cash outflows, is less than the carrying amount, an impairment loss is recognized to the extent that the carrying value of such asset is greater than its fair value.

     ESTIMATES USED IN FINANCIAL STATEMENT PRESENTATION

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.  ACQUISITIONS

     TWI CABLE

     On April 9, 1998, the Company acquired six cable television systems from TWI Cable. The systems are clustered in southern Louisiana, western Mississippi and western Tennessee. This Acquisition represented the first acquisition by the Company. The purchase price for the systems was $309,500 which was paid as follows: TWI Cable received $300,000 in cash, inclusive of an escrow deposit of $15,000, and a $9,500 (9,500 units) equity interest in Renaissance Media Holdings LLC, the parent company of Group. In addition to the purchase price, the Company incurred approximately $1,385 in transaction costs, exclusive of financing costs.

     The Acquisition was accounted for using the purchase method and, accordingly, results of operations are reported from the date of the Acquisition (April 9, 1998). The excess of the

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

purchase price over the estimated fair value of the tangible assets acquired has been allocated to cable television franchises and goodwill in the amount of $235,387 and $8,608, respectively.

     DEFFNER CABLE

     On August 31, 1998, the Company acquired the assets of Deffner Cable, a cable television company located in Gadsden, Tennessee. The purchase price was $100 and was accounted for using the purchase method. The allocation of the purchase price is subject to change, although management does not believe that any material adjustment to such allocation is expected.

     BAYOU VISION, INC.

     On February 3, 1999, Media acquired the cable television assets of Bayou Vision, Inc. and Gulf South Cable, Inc. serving approximately 1,950 subscribers in the Villages of Estherwood, Morse and Mermentau and Acadia and Livingston Parish, Louisiana. The cash purchase price was approximately $2,700 and was paid out of available Company funds.

     Unaudited Pro Forma summarized results of operations for the Company for the year ended December 31, 1998 and 1997, assuming the Acquisition, Notes (as hereinafter defined) offering and Credit Agreement (as hereinafter defined) had been consummated on January 1, 1998 and 1997, are as follows:

                                                              YEAR ENDED DECEMBER 31
                                                              ----------------------
                                                                1997         1998
                                                                ----         ----
Revenues....................................................  $ 50,987     $ 56,745
Expenses....................................................    53,022       55,210
                                                              --------     --------
Operating (loss) income.....................................    (2,035)       1,535
Interest expense and other expenses.........................   (19,740)     (19,699)
                                                              --------     --------
Net (Loss)..................................................  $(21,775)    $(18,164)
                                                              ========     ========

4.  DEBT

     As of December 31, 1998, debt consisted of:

10.00% Senior Discount Notes at Accreted Value(a)...........    $107,374
Credit Agreement(b).........................................     102,500
                                                                --------
                                                                $209,874
                                                                ========

     (a) On April 9, 1998, in connection with the Acquisition described in Note 3, the Company issued $163,175 principal amount at maturity, $100,012 initial accreted value, of 10.00% senior discount notes due 2008 ("Notes"). The Notes pay no interest until April 15, 2003. From and after April 15, 2003 the Notes will bear interest, payable semi-annually in cash, at a rate of 10% per annum on April 15 and October 15 of each year, commencing October 15, 2003. The Notes are due on April 15, 2008.

     (b) On April 9, 1998, Renaissance Media entered into a credit agreement among Morgan Stanley & Co. Incorporated as Placement Agent, Morgan Stanley Senior Funding Inc., as Syndication Agent, the Lenders, CIBC Inc., as Documentation Agent and Bankers Trust Company as Administrative Agent (the "Credit Agreement"). The aggregate commitments under the Credit

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

Agreement total $150,000, consisting of a $40,000 revolver, $60,000 Tranche A Term Loans and $50,000 Tranche B Term Loans (collectively the "Term Loans"). The revolving credit and term loans are collateralized by a first lien position on all present and future assets and the member's interest of Media, Louisiana and Tennessee. The Credit Agreement provides for interest at varying rates based upon various borrowing options and the attainment of certain financial ratios and for commitment fees of 1/2% on the unused portion of the revolver. The effective interest rate, including commitment fees and amortization of related deferred financing costs and the interest-rate cap, for the year ended December 31, 1998 was 8.82%.

     On April 9, 1998, $110,000 was borrowed under the Credit Agreement's Tranche A and B Term Loans. On June 23, 1998, $7,500 was repaid resulting in $102,500 of outstanding Tranche A and B Term Loans as of December 31, 1998.

     As of December 31, 1998, the Company had unrestricted use of the $40,000 revolver. No borrowings had been made by the Company under the revolver through that date.

     Annual maturities of borrowings under the Credit Agreement for the years ending December 31 are as follows:

1999........................................................    $    776
2000........................................................       1,035
2001........................................................       2,701
2002........................................................       9,506
2003........................................................      11,590
2004........................................................      11,590
Thereafter..................................................      65,302
                                                                --------
                                                                 102,500
Less: Current portion.......................................        (776)
                                                                --------
                                                                $101,724
                                                                ========

     The Credit Agreement and the Indenture pursuant to which the Notes were issued contain restrictive covenants on the Company and subsidiaries regarding additional indebtedness, investment guarantees, loans, acquisitions, dividends and merger or sale of the subsidiaries and require the maintenance of certain financial ratios.

     Total interest cost incurred for the year ended December 31, 1998, including commitment fees and amortization of deferred financing and interest-rate cap costs was $14,358, net of capitalized interest of $42.

5.  INTEREST RATE-CAP AGREEMENT

     The Company purchases interest-rate cap agreements that are designed to limit its exposure to increasing interest rates and are designated to its floating rate debt. The strike price of these agreements exceeds the current market levels at the time they are entered into. The interest rate indices specified by the agreements have been and are expected to be highly correlated with the interest rates the Company incurs on its floating rate debt. Payments to be received as a result of the specified interest rate index exceeding the strike price are accrued in other assets and are recognized as a reduction of interest expense (the accrual accounting method). The cost of these agreements is included in other assets and amortized to interest expense ratably during

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

the life of the agreement. Upon termination of an interest-rate cap agreement, any gain is deferred in other liabilities and amortized over the remaining term of the original contractual life of the agreement as a reduction of interest expense.

     On December 1, 1997, the Company purchased an interest-rate cap agreement from Morgan Stanley Capital Services Inc. The carrying value as of December 31, 1998 was $47. The fair value of the interest-rate cap, which is based upon the estimated amount that the Company would receive or pay to terminate the cap agreement as of December 31, 1998, taking into consideration current interest rates and the credit worthiness of the counterparties, approximates its carrying value.

     The following table summarizes the interest-rate cap agreement:

NOTIONAL                                        INITIAL
PRINCIPAL             EFFECTIVE   TERMINATION   CONTRACT   FIXED RATE
 AMOUNT      TERM       DATE         DATE         COST     (PAY RATE)
---------    ----     ---------   -----------   --------   ----------
$100,000    2 years    12/1/97      12/1/99       $100        7.25%

6.  TAXES

     For the year ended December 31, 1998, the provision for income taxes has been calculated on a separate company basis. The components of the provision for income taxes are as follows:

                                                                 YEAR ENDED
                                                              DECEMBER 31, 1998
                                                              -----------------
Federal:
  Current...................................................        $ --
  Deferred..................................................          --
State:
  Current...................................................         135
  Deferred..................................................          --
                                                                    ----
     Provision for income taxes.............................        $135
                                                                    ====

     The Company's current state tax liability results from its obligation to pay franchise tax in Tennessee and Mississippi and tax on capital in New York.

     The Company has a net operating loss ("NOL") carryforward for income tax purposes which is available to offset future taxable income. This NOL totals approximately $14,900 and expires in the year 2018. The Company has established a valuation allowance to offset the entire potential future tax benefit of the NOL carryforward and, therefore, has recognized no deferred tax asset with respect to the NOL.

     Louisiana and Tennessee have elected to be treated as corporations for federal income tax purposes and have not recorded any tax benefit for their losses as the realization of theses losses by reducing future taxable income in the carry forward period is uncertain at this time.

7.  RELATED PARTY TRANSACTIONS

     (a) TRANSACTIONS WITH MORGAN STANLEY ENTITIES

     In connection with the Acquisition, Media entered into the Credit Agreement with Morgan Stanley Senior Funding Inc. and Morgan Stanley & Co. Incorporated acted as the Placement

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

Agent for the Notes. In connection with these services the Morgan Stanley Entities received customary fees and expense reimbursement.

     (b) TRANSACTIONS WITH TIME WARNER AND RELATED PARTIES

     In connection with the Acquisition, Media entered into an agreement with Time Warner, pursuant to which Time Warner manages the Company's programming in exchange for providing the Company access to certain Time Warner programming arrangements.

     (c) Transactions with Management

     Prior to the consummation of the Acquisition described in Note 3, Media paid fees in 1998 to six senior executives of the Company who are investors in the Company (the "Management Investors") for services rendered prior to their employment by Media relating to the Acquisition and the Credit Agreement. These fees totaled $287 and were recorded as transaction and financing costs.

     (d) DUE TO MANAGEMENT INVESTORS

     Prior to the formation of the Company, the Management Investors advanced $1,000 to Holdings, which was used primarily for working capital purposes. Upon formation of the Company, Holdings contributed certain assets and liabilities to Group and the $1,000 advance from the Management Investors was recorded as paid in capital.

     (e) TRANSACTIONS WITH BOARD MEMBER

     The Company has utilized the law firm of one of its board members for legal services for the Acquisition, financing agreements and various ongoing legal matters. These fees totaled approximately $1,348 for the year ended December 31, 1998.

8.  ACCRUED EXPENSES

     Accrued expenses as of December 31, 1998 consist of the following:

Accrued programming costs...................................    $1,986
Accrued interest............................................     1,671
Accrued franchise fees......................................     1,022
Accrued legal and professional fees,........................       254
Accrued salaries, wages and benefits........................       570
Accrued property and sales tax..............................       637
Other accrued expenses......................................       530
                                                                ------
                                                                $6,670
                                                                ======

9.  EMPLOYEE BENEFIT PLAN

     Effective April 9, 1998, the Company began sponsoring a defined contribution plan which covers substantially all employees (the "Plan"). The Plan provides for contributions from eligible employees up to 15% of their compensation. The Company's contribution to the Plan is limited to 50% of each eligible employee's contribution up to 10% of his or her compensation. The Company has the right in any year to set the amount of the Company's contribution percentage.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

Company matching contributions to the Plan for the year ended December 31, 1998 were approximately $97. All participant contributions and earnings are fully vested upon contribution and company contributions and earnings vest 20% per year of employment with the Company, becoming fully vested after five years.

10.  COMMITMENTS AND CONTINGENCIES

     (a) LEASES

     The Company had rental expense under various lease and rental agreements primarily for offices, tower sites and warehouses of approximately $125 in 1998. In addition, the Company rents utility poles in its operations generally under short term arrangements, but the Company expects these arrangements to recur. Total rent expense for utility poles was approximately $620 in 1998. Future minimum annual rental payments under noncancellable leases are as follows:

1999...............................................    $162
2000...............................................      38
2001...............................................      24
2002...............................................      20
2003 and thereafter................................      66
                                                       ----
     Total.........................................    $310
                                                       ====

     (b) EMPLOYMENT AGREEMENTS

     Media has entered into employment agreements with six senior executives who are also investors in Holdings. Under the conditions of five of the agreements the employment term is five years, expiring in April 2003 and requires Media to continue salary payments (including any bonus) through the term if the executive's employment is terminated by Media without cause, as defined in the employment agreement. Media's obligations under the employment agreements may be reduced in certain situations based on actual operating performance relative to the business plan, death or disability or by actions of the other senior executives.

     The employment agreement for one senior executive has a term of one year and may be renewed annually. This agreement has been renewed through April 8, 2000.

     (c) OTHER AGREEMENTS

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, Time Warner agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 megahertz) by 1999 (approximately $23 million). This agreement with the FCC has been assumed by the Company as part of the Acquisition.

11.  SUBSEQUENT EVENT

     On February 23, 1999, Holdings entered into an agreement with Charter Communications, LLC and Charter Communications, Inc., to sell 100% of its members' equity in the Company for approximately $459,000, subject to certain closing conditions. This transaction is expected to close during the third quarter of 1999.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

12.  YEAR 2000 ISSUES (UNAUDITED)

     The Company relies on computer systems, related software applications and other control devices in operating and monitoring all major aspects of its business, including, but not limited to, its financial systems (such as general ledger, accounts payable, payroll and fixed asset modules), subscriber billing systems, internal networks and telecommunications equipment. The Company also relies, directly and indirectly, on the external systems of various independent business enterprises, such as its suppliers and financial organizations, for the accurate exchange of data.

     The Company continues to assess the likely impact of Year 2000 issues on its business operations, including its material information technology ("IT") and non-IT applications. These material applications include all billing and subscriber information systems, general ledger software, payroll systems, accounting software, phone switches and certain headend applications, all of which are third party supported.

     The Company believes it has identified all systems that may be affected by Year 2000 Issues. Concurrent with the identification phase, the Company is securing compliance determinations relative to all identified systems. For those systems that the Company believes are material, compliance programs have been received or such systems have been certified by independent parities as Year 2000 compliant. For those material systems that are subject to compliance programs, the Company expects to receive Year 2000 certifications from independent parties by the second quarter 1999. Determinations of Year 2000 compliance requirements for less mission critical systems are in progress and are expected to be completed in the second quarter of 1999.

     With respect to third parties with which the Company has a material relationship, the Company believes its most significant relationships are with financial institutions, who receive subscriber monthly payments and maintain Company bank accounts, and subscriber billing and management systems providers. We have received compliance programs which if executed as planned should provide a high degree of assurance that all Year 2000 issues will be addressed by mid 1999.

     The Company has not incurred any material Year 2000 costs to date, and excluding the need for contingency plans, does not expect to incur any material Year 2000 costs in the future because most of its applications are maintained by third parties who have borne Year 2000 compliance costs.

     The Company cannot be certain that it or third parties supporting its systems have resolved or will resolve all Year 2000 issues in a timely manner. Failure by the Company or any such third party to successfully address the relevant Year 2000 issues could result in disruptions of the Company's business and the incurrence of significant expenses by the Company. Additionally, the Company could be affected by any disruption to third parties with which the Company does business if such third parties have not successfully addressed their Year 2000 issues.

     Failure to resolve Year 2000 issues could result in improper billing to the Company's subscribers which could have a major impact on the recording of revenue and the collection of cash as well as create significant customer dissatisfaction. In addition, failure on the part of the financial institutions with which the Company relies on for its cash collection and management services could also have a significant impact on collections, results of operations and the liquidity of the Company.

                          RENAISSANCE MEDIA GROUP LLC
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
                               DECEMBER 31, 1998
                       (ALL DOLLAR AMOUNTS IN THOUSANDS)

     The Company has not yet finalized contingency plans necessary to handle the most likely worst case scenarios. Before concluding as to possible contingency plans, the Company must determine whether the material service providers contemplate having such plans in place. In the event that contingency plans from material service providers are not in place or are deemed inadequate, management expects to have such plans in place by the third quarter of 1999.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
  TWI Cable, Inc.

     We have audited the accompanying combined balance sheet of the Picayune MS, Lafourche LA, St. Tammany LA, St. Landry LA, Pointe Coupee LA, and Jackson TN cable television systems, (collectively, the "Combined Systems") included in TWI Cable, Inc. ("TWI Cable"), as of April 8, 1998, and the related combined statements of operations, changes in net assets and cash flows for the period from January 1, 1998 through April 8, 1998. These combined financial statements are the responsibility of the Combined Systems' management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of the Combined Systems, included in TWI Cable, at April 8, 1998, and the combined results of their operations and their cash flows for the period from January 1, 1998 through April 8, 1998, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

New York, New York
February 22, 1999

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                             COMBINED BALANCE SHEET
                                 (IN THOUSANDS)

                                                                APRIL 8, 1998
                                                                -------------
                           ASSETS
Cash and cash equivalents...................................      $      7
Receivables, less allowance of $116.........................           576
Prepaid expenses and other assets...........................           438
Property, plant and equipment, net..........................        35,992
Cable television franchises, net............................       195,907
Goodwill and other intangibles, net.........................        50,023
                                                                  --------
          Total assets......................................      $282,943
                                                                  ========
                 LIABILITIES AND NET ASSETS
Accounts payable............................................      $     63
Accrued programming expenses................................           978
Accrued franchise fees......................................           616
Subscriber advance payments and deposits....................           593
Deferred income taxes.......................................        61,792
Other liabilities...........................................           747
                                                                  --------
          Total liabilities.................................        64,789
          Total net assets..................................       218,154
                                                                  --------
          Total liabilities and net assets..................      $282,943
                                                                  ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                        COMBINED STATEMENT OF OPERATIONS
                                 (IN THOUSANDS)

                                                                  FOR THE
                                                                PERIOD FROM
                                                              JANUARY 1, 1998
                                                                  THROUGH
                                                               APRIL 8, 1998
                                                              ---------------
REVENUES....................................................      $15,221
COSTS AND EXPENSES:
Operating and programming...................................        3,603
Selling, general and administrative.........................        4,134
Depreciation and amortization...............................        5,031
(Gain) on disposal of fixed assets..........................          (96)
                                                                  -------
          Total costs and expenses..........................       12,672
                                                                  -------
Operating income............................................        2,549
Provision for income taxes..................................        1,191
                                                                  -------
Net income..................................................      $ 1,358
                                                                  =======

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                  COMBINED STATEMENT OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

Balance at December 31, 1997................................    $224,546
  Repayment of advances from Parent.........................     (17,408)
  Advances from Parent......................................       9,658
  Net income................................................       1,358
                                                                --------
Balance at April 8, 1998....................................    $218,154
                                                                ========

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                        COMBINED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                    FOR THE
                                                                  PERIOD FROM
                                                                JANUARY 1, 1998
                                                                    THROUGH
                                                                 APRIL 8, 1998
                                                                ---------------
OPERATING ACTIVITIES:
Net income..................................................        $  1,358
Adjustments for noncash and nonoperating items:
  Income tax expense........................................           1,191
  Depreciation and amortization.............................           5,031
  (Gain) on disposal of fixed assets........................             (96)
  Changes in operating assets and liabilities:
     Receivables, prepaids and other assets.................             289
     Accounts payable, accrued expenses and other
      liabilities...........................................            (770)
     Other balance sheet changes............................              (4)
                                                                    --------
Net cash provided by operations.............................           6,999
                                                                    --------
INVESTING ACTIVITIES:
Capital expenditures........................................            (613)
                                                                    --------
Net cash used in investing activities.......................            (613)
                                                                    --------
FINANCING ACTIVITIES:
Net repayment of advances from Parent.......................          (7,750)
                                                                    --------
Net cash (used in) financing activities.....................          (7,750)
INCREASE IN CASH AND CASH EQUIVALENTS.......................          (1,364)
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD............           1,371
                                                                    --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD..................        $      7
                                                                    ========

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     The cable television systems operating in the metropolitan areas of Picayune, Mississippi; Lafourche, Louisiana; St. Tammany, Louisiana; St. Landry, Louisiana; Pointe Coupee, Louisiana; and Jackson, Tennessee (the "Combined Systems") are principally engaged in the cable television business under non-exclusive franchise agreements, which expire at various times beginning in 1999. The Combined Systems' operations consist primarily of selling video programming which is distributed to subscribers for a monthly fee through a network of coaxial and fiber-optic cables.

     Prior to January 4, 1996, the Combined Systems were included in certain subsidiaries of Cablevision Industries Corporation ("CVI"). On January 4, 1996, CVI merged into a wholly owned subsidiary of Time Warner Inc. (the "CVI Merger"). On October 1, 1996, Time Warner Inc. ("Time Warner") completed a reorganization amongst certain of its wholly owned cable television subsidiaries whereby CVI was renamed TWI Cable Inc. ("TWI Cable").

  BASIS OF PRESENTATION

     TWI Cable has sold the Combined Systems to Renaissance Media Holdings LLC ("Renaissance") pursuant to an Asset Purchase Agreement with Renaissance, dated November 14, 1997 (see Note 8). Accordingly, the accompanying combined financial statements of the Combined Systems reflect the "carved out" historical financial position, results of operations, cash flows and changes in net assets of the operations of the Combined Systems as if they had been operating as a separate company. Effective as of January 1, 1996, the Combined Systems' financial statements reflect the new basis of accounting arising from Time Warner's merger with CVI. Based on Time Warner's allocation of the purchase price, the assets and liabilities of the Combined Systems were revalued resulting in goodwill allocated to the Combined Systems of approximately $52,971,000, which is being amortized over its estimated life of 40 years. In addition, approximately $220,981,000 was allocated to cable television franchises and other intangible assets, which is being amortized over periods up to 20 years.

     The combined statements have been adjusted to include the allocation of certain corporate expenses incurred by Time Warner Cable and/or TWI Cable on the Combined Systems' behalf, based upon the number of Combined System subscribers managed by Time Warner Cable and the ratio of Combined System subscribers to total TWI Cable subscribers, respectively. These allocations reflect all costs of doing business that the Combined Systems would have incurred on a stand alone basis as disclosed in Note 3. Management believes that these allocations are reasonable.

  BASIS OF COMBINATION

     The combined financial statements include the assets, liabilities, revenues, expenses, income, loss and cash flows of the Combined Systems, as if the Combined Systems were a single company. Significant intercompany accounts and transactions between the Combined Systems have been eliminated. Significant accounts and transactions with Time Warner and its affiliates are disclosed as related party transactions (see Note 3).

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and footnotes thereto. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Combined Systems generally extend credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is any significant credit risk which could have a material effect on the financial condition of the Combined Systems.

  REVENUE AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited. Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

  FRANCHISE FEES

     Local governmental authorities impose franchise fees on the cable television systems owned by the Combined Systems ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Combined Systems' customers and such fees are not included as revenue or as a franchise fee expense.

  ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements. Advertising expense amounted to $105,000 for the period from January 1, 1998 through April 8, 1998.

  STATEMENT OF CASH FLOWS

     The Combined Systems participate in a cash management system with affiliates whereby cash receipts are transferred to a centralized bank account from which centralized payments to various suppliers and creditors are made on behalf of the Combined Systems. The excess of such cash receipts over payments is included in net assets. Amounts shown as cash represent the Combined Systems' net cash receipts not transferred to the centralized account as of December 31, 1996 and 1997. The average net intercompany payable balances was $166,522,000 for the period from January 1, 1998 through April 8, 1998.

     For purposes of this statement, cash and cash equivalents includes all highly liquid investments purchased with original maturities of three months or less.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Additions to property, plant and equipment generally include material, labor, overhead and interest. Depreciation is provided on the straight-line method over estimated useful lives as follows:

Buildings and improvements..................................    5-20 years
Cable television equipment..................................    5-15 years
Furniture, fixtures and other equipment.....................    3-10 years

     Property, plant and equipment consist of:

                                                                APRIL 8, 1998
                                                                -------------
                                                                (IN THOUSANDS)
Land and buildings..........................................       $  2,255
Cable television equipment..................................         40,276
Furniture, fixtures and other equipment.....................          2,308
Construction in progress....................................          1,183
                                                                   --------
                                                                     46,022
Less accumulated depreciation...............................        (10,030)
                                                                   --------
          Total.............................................       $ 35,992
                                                                   ========

  INTANGIBLE ASSETS

     The Combined Systems amortized goodwill over periods up to 40 years and cable television franchises over periods up to 20 years, both using the straight-line method. For the period from January 1, 1998 through April 8, 1998 amortization of goodwill amounted to $360,000 and amortization of cable television franchises amounted to $3,008,000. Accumulated amortization of intangible assets amounted to $28,114,000 at April 8, 1998.

  IMPAIRMENT

     Management separately reviews the carrying value of acquired long-lived assets for each acquired entity on a quarterly basis to determine whether an impairment may exist. Management considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of long-lived assets can be recovered. Upon a determination that the carrying value of long-lived assets will not be recovered from the undiscounted future cash flows of the acquired business, the carrying value of such long-lived assets would be considered impaired and would be reduced by a charge to operations in the amount of the impairment. An impairment charge is measured as a deficiency in estimated discounted future cash flows of the acquired business to recover the carrying value related to the long-lived assets.

  INCOME TAXES


     Income taxes have been provided using the liability method prescribed by FASB Statement No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

amount of assets and liabilities for financial statements and income tax purposes, as determined under enacted tax laws and rates.

2.  EMPLOYEE BENEFIT PLANS

     Following the CVI Merger, the Combined Systems began participation in the Time Warner Cable Pension Plan (the "Pension Plan"), a non-contributory defined benefit pension plan, and the Time Warner Cable Employee Savings Plan (the "Savings Plan") which are administered by a committee appointed by the Board of Representatives of Time Warner Entertainment Company, L.P. ("TWE"), an affiliate of Time Warner, and which cover substantially all employees.

     Benefits under the Pension Plan are determined based on formulas which reflect an employee's years of service and compensation levels during the employment period. Pension expense for the period from January 1, 1998 through April 8, 1998 totaled $61,000.

     The Combined Systems' contributions to the Savings Plan are limited to 6.67% of an employee's eligible compensation during the plan year. The Board of Representatives of TWE has the right in any year to set the maximum amount of the Combined Systems' contribution. Defined contribution plan expense for the period from January 1, 1998 through April 8, 1998 totaled $38,000.

     The Combined Systems have no material obligations for other post retirement benefits.

3.  RELATED PARTIES

     In the normal course of conducting business, the Combined Systems had various transactions with Time Warner and its affiliates, generally on terms resulting from a negotiation between the affected units that in management's view resulted in reasonable allocations.

  PROGRAMMING

     Included in the Combined Systems' operating expenses are charges for programming and promotional services provided by Home Box Office, Turner Broadcasting System, Inc. and other affiliates of Time Warner. These charges are based on customary rates and are in the ordinary course of business. These charges totaled $1,164,000 for the period from January 1, 1998 through April 8, 1998. Accrued related party expenses for these programming and promotional services included in accrued programming expenses approximated $409,000 for the period from January 1, 1998 through April 8, 1998.

  MANAGEMENT FEES

     TWI Cable entered into a management service arrangement with Time Warner Cable ("TWC"), pursuant to which TWC is responsible for the management and operation of TWI Cable, which includes the Combined Systems. The management fees paid to TWC by TWI Cable are based on an allocation of the corporate expenses of TWC's cable division in proportion to the respective number of subscribers of all cable systems managed by TWC's cable division. The allocation of the TWI Cable management fee to the Combined Systems approximated $486,000 for the period from January 1, 1998 through April 8, 1998.

     Other divisional expenses allocated to the Combined Systems approximated $299,000 for the period from January 1, 1998 through April 8, 1998.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

4.  INTEREST EXPENSE

     Prior to the CVI Merger, the Jackson, Tennessee system was included in Cablevision Industries Limited Partnership and Combined Entities ("CILP"). The Jackson system was charged interest expense in connection with CILP's (a) senior and subordinated bank credit agreements; and (b) senior unsecured subordinated Series A and Series B notes payable to CVI. The remaining five systems comprising the Combined Systems were included in Cablevision Industries of the Southeast, Inc. and Combined Entities ("CIOS"). These systems were charged interest expense in connection with CIOS's (a) bank revolving credit agreement; and (b) junior and senior subordinated debt to CVI.

5.  INCOME TAXES

     Effective January 4, 1996, the Combined Systems are included in the consolidated federal income tax return of Time Warner. Prior to January 4, 1996, the Combined Systems were included in the consolidated federal income tax return of CVI. The provision for income taxes has been calculated on a separate company basis. The components of the provision for income taxes are as follows:

                                                               FOR THE PERIOD
                                                            FROM JANUARY 1, 1998
                                                                  THROUGH
                                                               APRIL 8, 1998
                                                            --------------------
                                                               (IN THOUSANDS)
Federal:
  Current.................................................         $   --
  Deferred................................................            962
State:
  Current.................................................             --
  Deferred................................................            229
                                                                   ------
     Net provision for income taxes.......................         $1,191
                                                                   ======

     The Combined Systems did not, and will not, have a tax sharing agreement with either Time Warner, TWI Cable or CVI. Therefore, the Combined Systems have not and will not be compensated for the utilization of the Combined Systems' tax losses, by Time Warner, TWI Cable or CVI. In addition, the Combined Systems have not and will not be required to make payments to either Time Warner or TWI Cable for the current tax provision of the Combined Systems.

     The differences between the income tax provision expected at the U.S. federal statutory income tax rate and the total income tax provision are due to nondeductible goodwill amortization and state taxes.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Significant components of the Combined Systems' deferred tax assets and liabilities, as calculated on a separate company basis, are as follows:

                                                                 APRIL 8, 1998
                                                                 -------------
                                                                (IN THOUSANDS)
Deferred tax liabilities:
  Amortization..............................................        $57,817
  Depreciation..............................................          4,181
                                                                    -------
          Total gross deferred tax liabilities..............         61,998
                                                                    -------
Deferred tax assets:
  Tax loss carryforwards....................................            160
  Allowance for doubtful accounts...........................             46
                                                                    -------
          Total deferred tax assets.........................            206
                                                                    -------
          Net deferred tax liability........................        $61,792
                                                                    =======

     On a separate company basis, the Combined Systems have tax loss carryforwards of approximately $400,000 at April 8, 1998. However, if the Combined Systems are acquired in an asset purchase, the tax loss carryforwards, and net deferred tax liabilities relating to temporary differences will not carry over to Renaissance (see Note 8).

6.  COMMITMENTS AND CONTINGENCIES

     The Combined Systems had rental expense of approximately $244,000 for the period from January 1, 1998 through April 8, 1998 under various lease and rental agreements for offices, utility poles, warehouses and computer equipment. Future minimum annual rental payments under noncancellable leases will approximate $1,000,000 annually over the next five years.

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, TWC has agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 megahertz) over the next three years (approximately $25 million at December 31, 1997). This agreement with the FCC, which extends to the Combined Systems, will be assumed by Renaissance as it relates to the Combined Systems in accordance with the Asset Purchase Agreement.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

7.  OTHER LIABILITIES

     Other liabilities consist of:

                                                                APRIL 8, 1998
                                                                -------------
                                                                (IN THOUSANDS)
Compensation................................................         $279
Data Processing Costs.......................................          161
Sales and other taxes.......................................          146
Copyright Fees..............................................           35
Pole Rent...................................................           93
Other.......................................................           33
                                                                     ----
          Total.............................................         $747
                                                                     ====

8.  SUBSEQUENT EVENT

     The sale of the Combined Systems, in connection with the Asset Purchase Agreement with Renaissance, closed on April 9, 1998 at the purchase price of $309,500,000.

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors of
     TWI Cable Inc.

     We have audited the accompanying combined balance sheets of the Picayune MS, Lafourche LA, St. Tammany LA, St. Landry LA, Pointe Coupee LA, and Jackson TN cable television systems, (collectively, the "Combined Systems") included in TWI Cable, Inc. ("TWI Cable"), as of December 31, 1996 and 1997, the related combined statements of operations, changes in net assets and cash flows for the years then ended. In addition, we have audited the combined statement of operations and cash flows for the year ended December 31, 1995 of the Predecessor Combined Systems. These combined financial statements are the responsibility of the Combined Systems' or the Predecessor's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Combined Systems, included in TWI Cable or the Predecessor, at December 31, 1996 and 1997, and the combined results of their operations and their cash flows for the years ended December 31, 1995, 1996 and 1997, in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

New York, New York
March 16, 1998

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                            COMBINED BALANCE SHEETS
                                 (IN THOUSANDS)

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1996        1997
                                                                ----        ----
                                      ASSETS
Cash and cash equivalents...................................  $    570    $  1,371
Receivables, less allowance of $71 and $116 for the years
  ended December 31, 1996 and 1997, respectively............       794       1,120
Prepaid expenses and other assets...........................        45         183
Property, plant and equipment, net..........................    36,966      36,944
Cable television franchises, net............................   209,952     198,913
Goodwill and other intangibles, net.........................    51,722      50,383
                                                              --------    --------
          Total assets......................................  $300,049    $288,914
                                                              ========    ========
                            LIABILITIES AND NET ASSETS
Accounts payable............................................  $  1,640    $    652
Accrued programming expenses................................       847         904
Accrued franchise fees......................................       736         835
Subscriber advance payments and deposits....................        66         407
Deferred income taxes.......................................    58,340      60,601
Other liabilities...........................................       945         969
                                                              --------    --------
          Total liabilities.................................    62,574      64,368
          Total net assets..................................   237,475     224,546
                                                              --------    --------
          Total liabilities and net assets..................  $300,049    $288,914
                                                              ========    ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                 YEAR ENDED DECEMBER 31,
                                                      ---------------------------------------------
                                                          1995            1996              1997
                                                          ----            ----              ----
                                                      (PREDECESSOR)    (INCLUDED IN TWI CABLE INC.)
REVENUES............................................     $43,549        $47,327           $50,987
COSTS AND EXPENSES:
Operating and programming...........................      13,010         12,413            12,101
Selling, general and administrative.................       9,977         12,946            13,823
Depreciation and amortization.......................      17,610         18,360            18,697
(Gain) loss on disposal of fixed assets.............          --           (244)              620
                                                         -------        -------           -------
          Total costs and expenses..................      40,597         43,475            45,241
                                                         -------        -------           -------
Operating income....................................       2,952          3,852             5,746
Interest expense....................................      11,871             --                --
                                                         -------        -------           -------
(Loss) income before income tax (benefit) expense...      (8,919)         3,852             5,746
Income tax (benefit) expense........................      (3,567)         1,502             2,262
                                                         -------        -------           -------
Net (loss) income...................................     $(5,352)       $ 2,350           $ 3,484
                                                         =======        =======           =======

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                  COMBINED STATEMENTS OF CHANGES IN NET ASSETS
                                 (IN THOUSANDS)

Contribution by Parent......................................    $250,039
  Repayment of advances from Parent.........................     (47,895)
  Advances from Parent......................................      32,981
  Net income................................................       2,350
                                                                --------
Balance at December 31, 1996................................     237,475
  Repayment of advances from Parent.........................     (50,661)
  Advances from Parent......................................      34,248
  Net income................................................       3,484
                                                                --------
Balance at December 31, 1997................................    $224,546
                                                                ========

              See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  YEAR ENDED DECEMBER 31,
                                                        -------------------------------------------
                                                           1995             1996           1997
                                                           ----             ----           ----
                                                        (PREDECESSOR) (INCLUDED IN TWI CABLE INC.)
OPERATING ACTIVITIES:
Net (loss) income.....................................   $(5,352)        $   2,350       $  3,484
     Adjustments for noncash and nonoperating items:
     Income tax (benefit) expense.....................    (3,567)            1,502          2,262
     Depreciation and amortization....................    17,610            18,360         18,697
     (Gain) loss on disposal
       of fixed assets................................        --              (244)           620
     Changes in operating assets and liabilities:
       Receivables, prepaids and other
          assets......................................      (196)              944           (464)
       Accounts payable, accrued expenses and other
          liabilities.................................      (972)              176           (466)
       Other balance sheet changes....................        --                --           (529)
                                                         -------         ---------       --------
Net cash provided by operations.......................     7,523            23,088         23,604
INVESTING ACTIVITIES:
Purchase of Predecessor cable systems, net of cash
  acquired............................................        --          (249,473)            --
Capital expenditures..................................    (7,376)           (8,170)        (6,390)
                                                         -------         ---------       --------
Net cash used in investing activities.................    (7,376)         (257,643)        (6,390)
FINANCING ACTIVITIES:
Advance from Parent for purchase of Predecessor.......        --           250,039             --
Net repayment of advances from Parent.................        --           (14,914)       (16,413)
                                                         -------         ---------       --------
Net cash provided by (used in) financing activities...        --           235,125        (16,413)
INCREASE IN CASH AND CASH EQUIVALENTS.................       147               570            801
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD......       419                 0            570
                                                         -------         ---------       --------
CASH AND CASH EQUIVALENTS AT END OF PERIOD............   $   566         $     570       $  1,371
                                                         =======         =========       ========

            See accompanying notes to combined financial statements.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  DESCRIPTION OF BUSINESS

     The cable television systems operating in the metropolitan areas of Picayune, Mississippi; Lafourche, Louisiana; St. Tammany, Louisiana; St. Landry, Louisiana; Pointe Coupee, Louisiana; and Jackson, Tennessee (the "Combined Systems") are principally engaged in the cable television business under non-exclusive franchise agreements, which expire at various times beginning in 1999. The Combined Systems' operations consist primarily of selling video programming which is distributed to subscribers for a monthly fee through a network of coaxial and fiber-optic cables.

     Prior to January 4, 1996, the Combined Systems were included in certain subsidiaries of Cablevision Industries Corporation ("CVI"). On January 4, 1996, CVI merged into a wholly owned subsidiary of Time Warner Inc. (the "CVI Merger"). On October 1, 1996, Time Warner Inc. ("Time Warner") completed a reorganization amongst certain of its wholly owned cable television subsidiaries whereby CVI was renamed TWI Cable Inc. ("TWI Cable").

  BASIS OF PRESENTATION

     TWI Cable has committed to sell the Combined Systems to Renaissance Media Holdings LLC ("Renaissance") pursuant to an Asset Purchase Agreement with Renaissance, dated November 14, 1997. Accordingly, the accompanying combined financial statements of the Combined Systems reflect the "carved out" historical financial position, results of operations, cash flows and changes in net assets of the operations of the Combined Systems as if they had been operating as a separate company. Effective as of January 1, 1996, the Combined Systems' financial statements reflect the new basis of accounting arising from Time Warner's merger with CVI. Based on Time Warner's allocation of the purchase price, the assets and liabilities of the Combined Systems were revalued resulting in goodwill allocated to the Combined Systems of approximately $52,971,000, which is being amortized over its estimated life of 40 years. In addition, approximately $220,981,000 was allocated to cable television franchises and other intangible assets, which is being amortized over periods up to 20 years. The Combined Systems' financial statements through December 31, 1995 reflect the historical cost of their assets and liabilities and results of their operations.

     The combined statements have been adjusted to include the allocation of certain corporate expenses incurred by Time Warner Cable and/or TWI Cable on the Combined Systems' behalf, based upon the number of Combined System subscribers managed by Time Warner Cable and the ratio of Combined System subscribers to total TWI Cable subscribers, respectively. These allocations reflect all costs of doing business that the Combined Systems would have incurred on a stand alone basis as disclosed in Note 3. Management believes that these allocations are reasonable.

  BASIS OF COMBINATION

     The combined financial statements include the assets, liabilities, revenues, expenses, income, loss and cash flows of the Combined Systems, as if the Combined Systems were a single company. Significant intercompany accounts and transactions between the Combined Systems have been eliminated. Significant accounts and transactions with Time Warner and its affiliates are disclosed as related party transactions (see Note 3).

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  USE OF ESTIMATES

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the combined financial statements and footnotes thereto. Actual results could differ from those estimates.

  CONCENTRATION OF CREDIT RISK

     A significant portion of the customer base is concentrated within the local geographical area of each of the individual cable television systems. The Combined Systems generally extend credit to customers and the ultimate collection of accounts receivable could be affected by the local economy. Management performs continuous credit evaluations of its customers and may require cash in advance or other special arrangements from certain customers. Management does not believe that there is any significant credit risk which could have a material effect on the financial condition of the Combined Systems.

  REVENUE AND COSTS

     Subscriber fees are recorded as revenue in the period the related services are provided and advertising revenues are recognized in the period the related advertisements are exhibited. Rights to exhibit programming are purchased from various cable networks. The costs of such rights are generally expensed as the related services are made available to subscribers.

  FRANCHISE FEES

     Local governmental authorities impose franchise fees on the cable television systems owned by the Combined Systems ranging up to a federally mandated maximum of 5.0% of gross revenues. On a monthly basis, such fees are collected from the Combined Systems' customers. Prior to January 1997, franchise fees were not separately itemized on customers' bills. Such fees were considered part of the monthly charge for basic services and equipment, and therefore were reported as revenue and expense in the Combined Systems' financial results. Management began the process of itemizing such fees on all customers' bills beginning in January 1997. In conjunction with itemizing these charges, the Combined Systems began separately collecting the franchise fee on all revenues subject to franchise fees. As a result, such fees are no longer included as revenue or as franchise fee expense. The net effect of this change is a reduction in 1997 revenue and franchise fee expense of approximately $1,500,000 versus the comparable period in 1996.

  ADVERTISING COSTS

     Advertising costs are expensed upon the first exhibition of the related advertisements. Advertising expense amounted to $308,000, $632,000 and $510,000 for the years ended 1995, 1996 and 1997, respectively.

  STATEMENT OF CASH FLOWS

     The Combined Systems participate in a cash management system with affiliates whereby cash receipts are transferred to a centralized bank account from which centralized payments to various suppliers and creditors are made on behalf of the Combined Systems. The excess of

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

such cash receipts over payments is included in net assets. Amounts shown as cash represent the Combined Systems' net cash receipts not transferred to the centralized account as of December 31, 1996 and 1997. The average net intercompany payable balances were $173,348,000 and $170,438,000 for the years ended December 31, 1996 and 1997, respectively.

     For purposes of this statement, cash and cash equivalents includes all highly liquid investments purchased with original maturities of three months or less.

  PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are stated at cost. Additions to property, plant and equipment generally include material, labor, overhead and interest. Depreciation is provided on the straight-line method over estimated useful lives as follows:

Buildings and improvements..................................  5-20 years
Cable television equipment..................................  5-15 years
Furniture, fixtures and other equipment.....................  3-10 years

Property, plant and equipment consist of:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1996       1997
                                                               ----       ----
Land and buildings..........................................  $ 2,003    $ 2,265
Cable television equipment..................................   32,324     39,589
Furniture, fixtures and other equipment.....................    1,455      2,341
Construction in progress....................................    5,657      1,028
                                                              -------    -------
                                                               41,439     45,223
Less accumulated depreciation...............................   (4,473)    (8,279)
                                                              -------    -------
          Total.............................................  $36,966    $36,944
                                                              =======    =======

  INTANGIBLE ASSETS

     During 1996 and 1997, the Combined Systems amortized goodwill over periods up to 40 years and cable television franchises over periods up to 20 years, both using the straight-line method. Prior to the CVI Merger, goodwill and cable television franchises were amortized over 15 years using the straight-line method. For the years ended 1995, 1996, and 1997, amortization of goodwill amounted to $8,199,000, $1,325,000, and $1,325,000, respectively, and amortization of cable television franchises amounted to $1,284,000, $11,048,000, and $11,048,000, respectively. Accumulated amortization of intangible assets at December 31, 1996 and 1997 amounted to $12,373,000 and $24,746,000, respectively.

  IMPAIRMENT

     Management separately reviews the carrying value of acquired long-lived assets for each acquired entity on a quarterly basis to determine whether an impairment may exist. Management considers relevant cash flow and profitability information, including estimated future operating results, trends and other available information, in assessing whether the carrying value of long-lived assets can be recovered. Upon a determination that the carrying value of long-lived assets

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

will not be recovered from the undiscounted future cash flows of the acquired business, the carrying value of such long-lived assets would be considered impaired and would be reduced by a charge to operations in the amount of the impairment. An impairment charge is measured as a deficiency in estimated discounted future cash flows of the acquired business to recover the carrying value related to the long-lived assets.

  INCOME TAXES


     Income taxes have been provided using the liability method prescribed by FASB Statement No. 109, "Accounting for Income Taxes." Under the liability method, deferred income taxes reflect tax carryforwards and the net tax effects of temporary differences between the carrying amount of assets and liabilities for financial statements and income tax purposes, as determined under enacted tax laws and rates.


2. EMPLOYEE BENEFIT PLANS

     Following the CVI Merger, the Combined Systems began participation in the Time Warner Cable Pension Plan (the "Pension Plan"), a non-contributory defined benefit pension plan, and the Time Warner Cable Employee Savings Plan (the "Savings Plan") which are administered by a committee appointed by the Board of Representatives of Time Warner Entertainment Company, L.P. ("TWE"), an affiliate of Time Warner, and which cover substantially all employees.

     Benefits under the Pension Plan are determined based on formulas which reflect an employee's years of service and compensation levels during the employment period. Pension expense for the years ended December 31, 1996 and 1997 totaled $184,000 and $192,000, respectively.

     The Combined Systems' contributions to the Savings Plan are limited to 6.67% of an employee's eligible compensation during the plan year. The Board of Representatives of TWE has the right in any year to set the maximum amount of the Combined Systems' contribution. Defined contribution plan expense for the years ended December 31, 1996 and 1997 totaled $107,000 and $117,000, respectively.

     Prior to the CVI Merger, substantially all employees were eligible to participate in a profit sharing plan or a defined contribution plan. The profit sharing plan provided that the Combined Systems may contribute, at the discretion of their board of directors, an amount up to 15% of compensation for all eligible participants out of its accumulated earnings and profits, as defined. Profit sharing expense amounted to approximately $31,000 for the year ended December 31, 1995.

     The defined contribution plan contained a qualified cash or deferred arrangement pursuant to Internal Revenue Code Section 401(k). This plan provided that eligible employees may contribute from 2% to 10% of their compensation to the plan. The Combined Systems matched contributions of up to 4% of the employees' compensation. The expense for this plan amounted to approximately $96,000 for the year ended December 31, 1995.

     The Combined Systems have no material obligations for other post retirement benefits.

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. RELATED PARTIES

     In the normal course of conducting business, the Combined Systems had various transactions with Time Warner and its affiliates, generally on terms resulting from a negotiation between the affected units that in management's view resulted in reasonable allocations.

  PROGRAMMING

     Included in the Combined Systems' 1996 and 1997 operating expenses are charges for programming and promotional services provided by Home Box Office, Turner Broadcasting System, Inc. and other affiliates of Time Warner. These charges are based on customary rates and are in the ordinary course of business. For the year ended December 31, 1996 and 1997, these charges totaled $3,260,000 and $3,458,000, respectively. Accrued related party expenses for these programming and promotional services included in accrued programming expenses approximated $327,000 and $291,000 for the years ended December 31, 1996 and 1997, respectively. There were no such programming and promotional service related party transactions in 1995.

  MANAGEMENT FEES

     TWI Cable entered into a management service arrangement with Time Warner Cable ("TWC"), pursuant to which TWC is responsible for the management and operation of TWI Cable, which includes the Combined Systems. The management fees paid to TWC by TWI Cable are based on an allocation of the corporate expenses of TWC's cable division in proportion to the respective number of subscribers of all cable systems managed by TWC's cable division. The allocation of the TWI Cable management fee to the Combined Systems approximated $1,432,000 and $1,715,000 for the years ended December 31, 1996 and 1997, respectively.

     Other divisional expenses allocated to the Combined Systems approximated $1,301,000 and $1,067,000 for the years ended December 31, 1996 and 1997, respectively.

4. INTEREST EXPENSE

     Prior to the CVI Merger, the Jackson, Tennessee system was included in Cablevision Industries Limited Partnership and Combined Entities ("CILP"). The Jackson system was charged interest expense in connection with CILP's (a) senior and subordinated bank credit agreements; and (b) senior unsecured subordinated Series A and Series B notes payable to CVI. The remaining five systems comprising the Combined Systems were included in Cablevision Industries of the Southeast, Inc. and Combined Entities ("CIOS"). These systems were charged interest expense in connection with CIOS's (a) bank revolving credit agreement; and (b) junior and senior subordinated debt to CVI.

5. INCOME TAXES

     Effective January 4, 1996, the Combined Systems are included in the consolidated federal income tax return of Time Warner. Prior to January 4, 1996, the Combined Systems were included in the consolidated federal income tax return of CVI. The provision (benefit) for income

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

taxes has been calculated on a separate company basis. The components of the provision (benefit) for income taxes are as follows:

                                          YEAR ENDED DECEMBER 31,
                                        ---------------------------
                                         1995       1996      1997
                                         ----       ----      ----
                                              (IN THOUSANDS)
FEDERAL:
  Current.............................  $    --    $   --    $   --
  Deferred............................   (2,881)    1,213     1,826
STATE:
  Current.............................       --        --        --
  Deferred............................     (686)      289       436
                                        -------    ------    ------
  Net provision (benefit) for income
     taxes............................  $(3,567)   $1,502    $2,262
                                        =======    ======    ======

     The Combined Systems did not, and will not, have a tax sharing agreement with either Time Warner, TWI Cable or CVI. Therefore, the Combined Systems have not and will not be compensated for the utilization of the Combined Systems' tax losses, by Time Warner, TWI Cable or CVI. In addition, the Combined Systems have not and will not be required to make payments to either Time Warner or TWI Cable for the current tax provision of the Combined Systems.

     The differences between the income tax provision (benefit) expected at the U.S. federal statutory income tax rate and the total income tax provision (benefit) are due to nondeductible goodwill amortization and state taxes.

     Significant components of the Combined Systems' deferred tax assets and liabilities, as calculated on a separate company basis, are as follows:

                                               YEAR ENDED DECEMBER 31,
                                               ------------------------
                                                 1996           1997
                                                 ----           ----
                                                    (IN THOUSANDS)
DEFERRED TAX LIABILITIES:
  Amortization...............................   $61,266        $58,507
  Depreciation...............................     3,576          4,060
                                                -------        -------
          Total gross deferred tax
            liabilities......................    64,842         62,567
                                                -------        -------
DEFERRED TAX ASSETS:
  Tax loss carryforwards.....................     6,474          1,920
  Allowance for doubtful accounts............        28             46
                                                -------        -------
          Total deferred tax assets..........     6,502          1,966
                                                -------        -------
  Net deferred tax liability.................   $58,340        $60,601
                                                =======        =======

     On a separate company basis, the Combined Systems have tax loss carryforwards of approximately $4.8 million at December 31, 1997. However, if the Combined Systems are acquired in an asset purchase, the tax loss carryforwards, and net deferred tax liabilities relating to temporary differences will not carry over to Renaissance (see Note 8).

           PICAYUNE MS, LAFOURCHE LA, ST. TAMMANY LA, ST. LANDRY LA, POINTE COUPEE LA, AND JACKSON TN CABLE TELEVISION SYSTEMS
                          (INCLUDED IN TWI CABLE INC.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

6. COMMITMENTS AND CONTINGENCIES

     The Combined Systems had rental expense of approximately $642,000, $824,000, and $843,000 for the years ended December 31, 1995, 1996 and 1997, respectively, under various lease and rental agreements for offices, utility poles, warehouses and computer equipment. Future minimum annual rental payments under noncancellable leases will approximate $1,000,000 annually over the next five years.

     In exchange for certain flexibility in establishing cable rate pricing structures for regulated services that went into effect on January 1, 1996, TWC has agreed with the Federal Communications Commission ("FCC") to invest in certain upgrades to its cable infrastructure (consisting primarily of materials and labor in connection with the plant upgrades up to 750 megahertz) over the next three years (approximately $22 million). This agreement with the FCC, which extends to the Combined Systems, will be assumed by Renaissance as it relates to the Combined Systems in accordance with the Asset Purchase Agreement.

7. OTHER LIABILITIES

     Other liabilities consist of:

                                                               DECEMBER 31,
                                                               ------------
                                                              1996     1997
                                                              ----     ----
                                                              (IN THOUSANDS)
Compensation................................................  $217     $250
Data Processing Costs.......................................   100       90
Sales and other taxes.......................................   101       90
Copyright Fees..............................................    85       83
Pole Rent...................................................    66       63
Other.......................................................   376      393
                                                              ----     ----
     Total..................................................  $945     $969
                                                              ====     ====

8. SUBSEQUENT EVENT (UNAUDITED)

     The sale of the Combined Systems, in connection with the Asset Purchase Agreement with Renaissance, closed on April 9, 1998 at the purchase price of $309,500,000.

                          INDEPENDENT AUDITORS' REPORT

The Partners
Helicon Partners I, L.P.:

We have audited the accompanying combined balance sheets of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998, and the related combined statements of operations, changes in partners' deficit, and cash flows for each of the years in the three-year period ended December 31, 1998. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Helicon Partners I, L.P. and affiliates as of December 31, 1997 and 1998 and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

New York, New York
March 26, 1999

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                             1997             1998
                                                         -------------    -------------
ASSETS (NOTES 8 AND 9)
Cash and cash equivalents (note 2).....................  $   4,372,281    $   5,130,561
Receivables from subscribers...........................      1,439,720        1,631,931
Prepaid expenses and other assets......................      2,205,794        3,469,228
Property, plant and equipment, net (notes 3, 4, and
  11)..................................................     80,104,377       86,737,580
Intangible assets and deferred costs, net (notes 3 and
  5)...................................................     85,066,665       94,876,847
                                                         -------------    -------------
          Total assets.................................  $ 173,188,837    $ 191,846,147
                                                         =============    =============
LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable.....................................  $   7,416,901    $   8,037,193
  Accrued expenses.....................................      1,539,116        1,589,240
  Subscriptions received in advance....................      1,018,310          819,564
  Accrued interest.....................................      3,760,360        3,742,456
  Due to principal owner (note 7)......................      5,000,000        5,000,000
  Senior secured notes (note 8)........................    115,000,000      115,000,000
  Loans payable to banks (note 9)......................     85,776,641      120,266,922
  12% subordinated notes, net of unamortized discount
     of $2,889,541 in 1997 and $2,543,869 in 1998 (note
     10)...............................................     37,249,948       42,672,085
  Redeemable partnership interests (note 10)...........      6,437,142       16,253,906
  Other notes payable (note 11)........................      5,747,076        5,448,804
  Due to affiliates, net (note 6)......................         71,474          247,042
                                                         -------------    -------------
          Total liabilities............................    269,016,968      319,077,212
                                                         -------------    -------------
Commitments (notes 8, 9, 10, 11 and 13)
Partners' deficit (note 12):
  Preferred limited partners...........................      7,649,988        8,567,467
  Accumulated partners' deficit........................   (103,477,119)    (135,797,532)
  Less capital contribution receivable.................         (1,000)          (1,000)
                                                         -------------    -------------
          Total partners' deficit......................    (95,828,131)    (127,231,065)
                                                         -------------    -------------
          Total liabilities and partners' deficit......  $ 173,188,837    $ 191,846,147
                                                         =============    =============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                       COMBINED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                  1996           1997           1998
                                              ------------   ------------   ------------
Revenues....................................  $ 42,061,537   $ 59,957,434   $ 75,576,810
                                              ------------   ------------   ------------
Operating expenses:
  Operating expenses (note 13)..............    11,395,509     17,408,265     22,687,850
  General and administrative expenses (notes
     6 and 13)..............................     7,244,663      9,762,931     13,365,824
  Marketing expenses........................     1,235,553      2,266,627      3,521,893
  Depreciation and amortization.............    12,556,023     19,411,813     24,290,088
  Management fee charged by affiliate (note
     6).....................................     2,103,077      2,997,872      3,496,271
  Corporate and other expenses..............       426,672        549,222        602,987
                                              ------------   ------------   ------------
          Total operating expenses..........    34,961,497     52,396,730     67,964,913
                                              ------------   ------------   ------------
  Operating income..........................     7,100,040      7,560,704      7,611,897
                                              ------------   ------------   ------------
Interest expense (note 7)...................   (17,418,266)   (23,586,227)   (27,633,714)
Interest income.............................       563,362        154,037         92,967
                                              ------------   ------------   ------------
                                               (16,854,904)   (23,432,190)   (27,540,747)
                                              ------------   ------------   ------------
  Loss before extraordinary item............    (9,754,864)   (15,871,486)   (19,928,850)
                                              ------------   ------------   ------------
Extraordinary item -- write-off of deferred
  financing costs (note 9)..................            --             --     (1,657,320)
                                              ------------   ------------   ------------
  Net loss..................................  $ (9,754,864)  $(15,871,486)  $(21,586,170)
                                              ============   ============   ============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

              COMBINED STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                  PARTNERS' DEFICIT
                                              -------------------------
                                 PREFERRED                   CLASS A        CAPITAL
                                  LIMITED      GENERAL       LIMITED      CONTRIBUTION
                                  PARTNERS     PARTNER      PARTNERS       RECEIVABLE        TOTAL
                                 ----------   ---------   -------------   ------------   -------------
Balance at December 31, 1995...  $       --   $(307,994)  $ (67,144,287)    $(1,000)     $ (67,453,281)
Issuance of preferred limited
  partnership interests (note
  10)..........................   6,250,000     (62,500)     (6,187,500)         --                 --
Partner capital contributions
  (note 10)....................          --       1,500              --          --              1,500
Distribution of additional
  preferred partnership
  interests (note 10)..........     558,430      (5,584)       (552,846)         --                 --
Net loss.......................          --     (97,549)     (9,657,315)         --         (9,754,864)
                                 ----------   ---------   -------------     -------      -------------
Balance at December 31, 1996...   6,808,430    (472,127)    (83,541,948)     (1,000)       (77,206,645)
Distribution of additional
  preferred partnership
  interests (note 10)..........     841,558      (8,416)       (833,142)         --                 --
Accretion of redeemable
  partnership interests (note
  10)..........................          --     (27,500)     (2,722,500)         --         (2,750,000)
Net loss.......................          --    (158,715)    (15,712,771)         --        (15,871,486)
                                 ----------   ---------   -------------     -------      -------------
Balance at December 31, 1997...   7,649,988    (666,758)   (102,810,361)     (1,000)       (95,828,131)
Distribution of additional
  preferred partnership
  interests (note 10)..........     917,479      (9,175)       (908,304)         --                 --
Accretion of redeemable
  partnership interests (note
  10)..........................          --     (98,168)     (9,718,596)         --         (9,816,764)
Net loss.......................          --    (215,861)    (21,370,309)         --        (21,586,170)
                                 ----------   ---------   -------------     -------      -------------
Balance at December 31, 1998...  $8,567,467   $(989,962)  $(134,807,570)    $(1,000)     $(127,231,065)
                                 ==========   =========   =============     =======      =============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                                  1996            1997            1998
                                                              ------------    ------------    ------------
Cash flows from operating activities:
  Net loss..................................................  $ (9,754,864)   $(15,871,486)   $(21,586,170)
  Adjustments to reconcile net loss to net cash provided by
    operating activities:
    Extraordinary item......................................            --              --       1,657,320
    Depreciation and amortization...........................    12,556,023      19,411,813      24,290,088
    Gain on sale of equipment...............................       (20,375)         (1,069)        (29,323)
    Interest on 12% subordinated notes paid through the
      issuance of additional notes..........................     1,945,667       4,193,819       4,961,241
    Interest on other notes payable added to principal......       168,328         185,160              --
    Amortization of debt discount and deferred financing
      costs.................................................     2,115,392         849,826         919,439
    Change in operating assets and liabilities, net of
      acquisitions:
      Decrease (increase) in receivables from subscribers...       176,432        (496,146)        (79,535)
      Increase in prepaid expenses and other assets.........      (269,156)       (976,491)     (1,255,018)
      Increase in financing costs incurred..................    (4,525,331)       (434,000)     (2,200,000)
      Increase in accounts payable and accrued expenses.....     2,182,762       2,957,524         681,037
      Increase (decrease) in subscriptions received in
         advance............................................       119,277         325,815        (208,803)
      Increase (decrease) in accrued interest...............     1,613,630         376,158         (17,904)
                                                              ------------    ------------    ------------
         Total adjustments..................................    16,062,649      26,392,409      28,718,542
                                                              ------------    ------------    ------------
         Net cash provided by operating activities..........     6,307,785      10,520,923       7,132,372
                                                              ------------    ------------    ------------
Cash flows from investing activities:
  Purchases of property, plant and equipment................    (8,987,766)    (15,824,306)    (13,538,978)
  Proceeds from sale of equipment...........................        21,947          23,270         118,953
  Cash paid for net assets of cable television systems
    acquired................................................   (35,829,389)    (70,275,153)    (26,063,284)
  Cash paid for net assets of internet businesses
    acquired................................................       (40,000)       (993,760)             --
  Increase in intangible assets and deferred costs..........      (127,673)       (308,759)       (183,018)
                                                              ------------    ------------    ------------
         Net cash used in investing activities..............   (44,962,881)    (87,378,708)    (39,666,327)
                                                              ------------    ------------    ------------
Cash flows from financing activities:
  Capital contributions.....................................         1,500              --              --
  Decrease in restricted cash...............................            --       1,000,000              --
  Proceeds from issuance of 12% subordinated notes and
    redeemable partnership interests........................    34,000,000              --              --
  Proceeds from bank loans..................................     8,900,000      77,285,000     104,000,000
  Repayment of bank loans...................................      (952,777)     (1,505,581)    (69,509,719)
  Repayment of other notes payable..........................      (527,514)     (1,145,989)     (1,362,995)
  Advances to affiliates....................................    (3,207,996)     (3,412,411)     (8,856,491)
  Repayments of advances to affiliates......................     3,479,336       2,986,778       9,021,440
                                                              ------------    ------------    ------------
         Net cash provided by financing activities..........    41,692,549      75,207,797      33,292,235
                                                              ------------    ------------    ------------
         Net increase (decrease) in cash and cash
           equivalents......................................     3,037,453      (1,649,988)        758,280
Cash and cash equivalents at beginning of year..............     2,984,816       6,022,269       4,372,281
                                                              ------------    ------------    ------------
Cash and cash equivalents at end of year....................  $  6,022,269    $  4,372,281    $  5,130,561
                                                              ============    ============    ============
Supplemental cash flow information:
  Interest paid.............................................  $ 11,575,250    $ 17,981,264    $ 21,770,938
                                                              ============    ============    ============
  Other non-cash items:
    Acquisition of property, plant and equipment through
      issuance of other notes payable.......................  $  1,222,000    $    917,815    $  1,025,319
                                                              ============    ============    ============
    Issuance of notes payable in connection with the
      acquisition of cable television and internet systems,
      net of imputed interest...............................  $    569,500    $  1,914,479              --
                                                              ============    ============    ============

See accompanying notes to combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998

1.  ORGANIZATION AND NATURE OF BUSINESS

     Helicon Partners I, L.P. ("the Partnership") was organized as a limited partnership on November 30, 1994 under the laws of the State of Delaware. On April 8, 1996, Baum Investments, Inc. acquired a 1% general partnership interest in the Partnership through an initial capital contribution of $1,500 and the existing limited partners of The Helicon Group, L.P. ("THGLP"), formed in 1993, exchanged their limited partnership interests in THGLP for all Class A Common Limited Partnership Interests and Preferred Limited Partnership Interests in the Partnership. As a result of this exchange, THGLP became 99% owned by the Partnership. The Partnership now owns all of the limited partnership interests in THGLP and Baum Investments, Inc. continues to be the general partner of THGLP and to own a 1% general partnership interest in THGLP. The Partnership also owns a 99% interest and THGLP a 1% interest in HPI Acquisition Co., LLC ("HPIAC"), a Delaware limited liability company formed on February 7, 1996. The Partnership also owned an 89% limited partnership interest and Baum Investments, Inc. a 1% general partnership interest in Helicon OnLine, L. P. ("HOL"), a Delaware limited partnership formed May 31, 1997. On June 29, 1998, the net assets of HOL were transferred to THGLP in settlement of the inter-company loans THGLP had made to HOL. The Partnership, THGLP, HPIAC and HOL are referred to collectively herein as the Company.

     On March 22, 1999, Helicon Partners I, L. P. (HPI), Baum Investments, Inc. and all the holders of partnership interests in HPI entered into a purchase agreement by and among Charter Communications, Inc, Charter Communications, LLC and Charter Helicon, LLC (collectively the "Charter Entities") providing for the sale of all such partnership interests and Helicon Corp.'s interest in the management agreements with THGLP and HPIAC to the Charter Entities. The sale price is $550 million which amount will be reduced by any outstanding indebtedness assumed by the Charter Entities.

     The Company operates cable television systems located in Pennsylvania, West Virginia, North Carolina, South Carolina, Louisiana, Vermont, New Hampshire, Georgia and Tennessee. The Company also offers a broad range of Internet access service, including dial-up access, dedicated high speed access, both two-way and asymmetrical ("Hybrid"), high speed cable modem access, World Wide Web design and hosting services and other value added services such as paging and private network systems within the Company's cable service and contiguous areas.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

a) PRINCIPLES OF COMBINATION

     The accompanying financial statements include the accounts of the Partnership, THGLP and HPIAC and HOL which have been combined because of common ownership and control. They also reflect the accounts of THGLP's subsidiary, Helicon Capital Corp. ("HCC"), which has nominal assets and no operations since its incorporation. All intercompany accounts and transactions have been eliminated in combination.

b) PARTNERSHIP PROFITS, LOSSES AND DISTRIBUTIONS

     Under the terms of the partnership agreements of the Partnership and THGLP, profits, losses and distributions will be made to the general and Class A Limited Partners pro-rata based on their respective partnership interest.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     Holders of Preferred Limited Partnership Interests are entitled to an aggregate preference on liquidation of $6,250,000 plus cumulative in-kind distributions of additional Preferred Limited Partnership interests at an annual rate of 12%.

c) REVENUE RECOGNITION

     Revenue is recognized as services are provided to subscribers. Subscription revenues billed in advance for services are deferred and recorded as income in the period in which services are rendered.

d) Property, Plant and Equipment

     Property, plant and equipment are carried at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets.

e) INTANGIBLE ASSETS AND DEFERRED COSTS

     Intangible assets and deferred costs are carried at cost and are amortized using the straight-line method over the estimated useful lives of the respective assets. The Company periodically reviews the amortization periods of their intangible assets and deferred costs. The Company evaluates whether there has been a permanent impairment in the value of these assets by considering such factors including projected undiscounted cash flows, current market conditions and changes in the cable television industry that would impact the recoverability of such assets, among other things.

f) INCOME TAXES

     No provision for Federal or state income taxes has been made in the accompanying combined financial statements since any liability for such income taxes is that of the partners and not of the Partnership or its affiliates. Certain assets have a basis for income tax purposes that differs from the carrying value for financial reporting purposes, primarily due to differences in depreciation methods. As a result of these differences, at December 31, 1997 and 1998 the net carrying value of these assets for financial reporting purposes exceeded the net basis for income tax purposes by approximately $22 million and $27 million respectively.

g) CASH AND CASH EQUIVALENTS

     Cash and cash equivalents, consisting of amounts on deposit in money market accounts, checking accounts and certificates of deposit, were $4,372,281 and $5,130,561 at December 31, 1997 and 1998, respectively.

h) USE OF ESTIMATES

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets, liabilities, revenues, expenses and the disclosure of contingent assets and liabilities to prepare these combined financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

i) INTEREST RATE CAP AGREEMENTS

     The cost paid is amortized over the life of the agreements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

j) DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

Cash and Cash Equivalents, Receivables, Accounts Payable and Accrued Expenses

     The carrying amounts reported in the consolidated balance sheets for cash and cash equivalents, current receivables, notes receivable, accounts payable, and accrued expenses approximate fair values.

Senior Secured Notes and Long-term Debt

     For the Senior Secured Notes, fair values are based on quoted market prices. The fair market value at December 31, 1997 and 1998 was approximately $123,000,000 and $120,000,000, respectively. For long-term debt, their values approximate carrying value due to the short-term maturity of the debt and/or fluctuating interest.

Comprehensive Income

     On January 1, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and presentation of comprehensive income and its components in a full set of financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities and is presented in the consolidated statements of stockholder's equity and comprehensive income. The Statement requires only additional disclosures in the consolidated financial statements; it does not affect the Company's financial position or results of operations. The Company has no items that qualify as comprehensive income.

3.  ACQUISITIONS

Cable Acquisitions

     On January 31, 1995, THGLP acquired a cable television system, serving approximately 1,100 (unaudited) subscribers in the Vermont communities of Bradford, South Royalton and Chelsea. The aggregate purchase price was approximately $350,000 and was allocated to the net assets acquired which included property and equipment and intangible assets.

     In June and July, 1996, HPIAC completed the acquisitions of all the operating assets of the cable television systems, serving approximately 26,000 (unaudited) subscribers, in the areas of Jasper and Skyline, Tennessee and Summerville, Trenton, Menlo, Decatur and Chatsworth, Georgia (collectively referred to as the Tennessee cluster).

     The aggregate purchase price of $36,398,889, including acquisition costs of $742,837, was allocated to the net assets acquired based on their estimated fair value. Such allocation is summarized as follows:

Land....................................................    $    25,000
Cable television system.................................     17,876,244
Other property, plant and equipment.....................        185,000
Subscriber lists........................................     17,474,762
Noncompete agreement....................................          1,000
Other intangible assets.................................        742,837
Other net operating items...............................         94,046
                                                            -----------
Total aggregate purchase price..........................    $36,398,889
                                                            ===========

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     A portion of the purchase price was paid through the issuance of notes to the sellers of one of the systems totaling $750,000. Such notes were reported net of imputed interest of $180,500 computed at 9% per annum (see note 11).

     On January 16, 1997, HPIAC acquired an adjacent cable television system serving approximately 2,256 (unaudited) subscribers in the communities of Ten Mile and Hamilton, Tennessee. The aggregate purchase price was approximately $2,960,294 and was allocated to the net assets acquired which included property, equipment and intangible assets, based on their estimated fair value.

     On January 31, 1997, THGLP acquired a cable television system, serving approximately 823 (unaudited) subscribers in the West Virginia counties of Wirt and Wood. The aggregate purchase price was approximately $1,053,457, and was allocated to the net assets acquired which included property, equipment and intangible assets, based on their estimated fair value.

     On April 18, 1997, HPIAC acquired a cable television system serving approximately 839 (unaudited) subscribers in the communities of Charleston and Calhoun, Tennessee. The aggregate purchase price was approximately $1,055,693 and was allocated to the net assets acquired which included property and equipment and intangible assets, based on their estimated fair value.

     On June 26, 1997, HPIAC acquired the net assets of cable television systems serving approximately 21,500 (unaudited) subscribers primarily in the North Carolina communities of Avery County and surrounding areas and in the South Carolina community of Anderson County. The aggregate purchase price was approximately $45,258,279, including acquisition costs of $547,235, and was allocated to the net assets acquired which included property, plant, equipment and intangible assets, based on their estimated fair value.

     On June 26, 1997, THGLP acquired the net assets of a cable television system serving approximately 11,000 (unaudited) subscribers in the North Carolina communities of Watauga County, Blowing Rock, Beech Mountain and the town of Boone. The aggregate purchase price was $19,947,430 and was allocated to the net assets acquired which included, property, plant, equipment and intangible assets, based on their estimated fair value.

     The aggregate purchase price of the 1997 cable acquisitions was $70,275,153 and was allocated to the net assets acquired based on their estimated fair market value as follows:

Land......................................................  $   158,500
Cable television system...................................   21,320,900
Vehicles..................................................    1,473,600
Computer equipment........................................      240,000
Subscriber lists..........................................   46,925,173
Organization and other costs..............................      688,816
Other net operating items.................................     (531,836)
                                                            -----------
Total aggregate purchase price............................  $70,275,153
                                                            ===========

     On December 31, 1998, HPIAC acquired the net assets of cable television systems serving approximately 11,225 (unaudited) subscribers primarily in the North Carolina community of Roanoke Rapids. The aggregate purchase price was $26,063,284 including acquisition costs of

                    HELICON PARTNERS I, L.P. AND AFFILIATES

$535,875 and was allocated to the net assets acquired, which included, property, equipment and intangible assets, based on their estimated fair value.

Land......................................................  $   250,000
Cable television system...................................    4,258,000
Other property, plant and equipment.......................    1,103,375
Subscriber lists..........................................   19,805,000
Organization and other costs..............................      535,875
Other net operating items.................................      111,034
                                                            -----------
Total aggregate purchase price............................  $26,063,284
                                                            ===========

Internet Acquisitions

     On March 22, 1996, THGLP acquired the net assets of a telephone dial-up internet access provider ("ISP") serving approximately 350 (unaudited) customers in and around the area of Uniontown, Pennsylvania. The aggregate purchase price was approximately $40,000.

     On April 1, 1997, the Partnership acquired the net assets of a telephone dial-up ISP serving approximately 2,500 (unaudited) customers in and around the area of Uniontown, Pennsylvania. The aggregate purchase price was $757,029.

     On May 31, 1997, the Partnership acquired the net assets of a telephone dial-up ISP serving approximately 1,800 (unaudited) customers in and around the area of Uniontown, Pennsylvania. The aggregate purchase price was $213,629.

     On November 14, 1997, HOL acquired the net assets of a telephone dial-up ISP serving approximately 1,744 (unaudited) customers in and around the area of Johnstown, Pennsylvania. The aggregate purchase price was $348,927.

     On December 17, 1997, HOL acquired the net assets of a telephone dial-up ISP serving 1,571 (unaudited) customers in and around the area of Plainfield, Vermont. The aggregate purchase price was $497,307.

     On December 17, 1997, HOL acquired the net assets of a telephone dial-up ISP serving approximately 2,110 (unaudited) customers in and around the area of Wells River, Vermont. The aggregate purchase price was $673,170.

     The aggregate purchase price of the 1997 ISP acquisitions was $2,490,062 and was allocated to the net assets acquired, based on their estimated fair value. Such allocation is summarized as follows:

Internet service equipment.................................  $  237,064
Customer lists.............................................   1,409,768
Non-compete Agreement......................................     883,097
Other intangible assets....................................      35,000
Other net operating items..................................     (74,867)
                                                             ----------
Total aggregate purchase price.............................  $2,490,062
                                                             ==========

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     A portion of the purchase price was paid through the issuance of notes to the Sellers totaling $1,801,000. Such notes were reported net of imputed interest of $304,698 computed at 9% per annum (see Note 11).

     The operating results relating to the above acquisitions, effective with their acquisition dates, are included in the accompanying combined financial statements.

4.  PROPERTY, PLANT AND EQUIPMENT, NET

     Property, plant and equipment, net is summarized as follows at December 31:

                                                                 ESTIMATED USEFUL
                                     1997            1998         LIFE IN YEARS
                                 ------------    ------------    ----------------
Land...........................  $    121,689    $    320,689         --
Cable television system........   124,684,403     140,441,324      5 to 20
Internet service equipment.....     1,281,362       2,483,602       2 to 3
Office furniture and
  fixtures.....................       677,672         728,253      5 and 10
Vehicles.......................     3,536,358       4,570,990      3 and 5
Building.......................       805,525       1,585,384      5 and 10
Building and leasehold
  Improvements.................       398,843         445,820       1 to 5
Computers......................     3,232,355       4,159,506       3 to 5
                                 ------------    ------------
                                  134,738,207     154,735,568
Less accumulated depreciation..   (54,633,830)    (67,997,988)
                                 ------------    ------------
                                 $ 80,104,377    $ 86,737,580
                                 ============    ============

5.  INTANGIBLE ASSETS AND DEFERRED COSTS

     Intangible assets and deferred costs are summarized as follows at December 31:


                                                                 ESTIMATED USEFUL
                                       1997           1998        LIFE IN YEARS
                                   ------------   ------------   ----------------
Covenants not-to-compete.........  $ 14,270,120   $ 14,270,120        5
Franchise agreements.............    19,650,889     19,650,889     9 to 17
Goodwill.........................     1,703,760      1,703,760       20
Subscriber lists.................    82,292,573    102,097,574     6 to 10
Financing costs..................     9,414,809      9,291,640     8 to 10
Organization and other costs.....     3,631,650      4,306,777     5 to 10
                                   ------------   ------------
                                    130,963,801    151,320,760
Less accumulated amortization....   (45,897,136)   (56,443,913)
                                   ------------   ------------
                                   $ 85,066,665   $ 94,876,847
                                   ============   ============

                    HELICON PARTNERS I, L.P. AND AFFILIATES

6.  TRANSACTIONS WITH AFFILIATES

     Amounts due from/to affiliates result from management fees, expense allocations and temporary non-interest bearing loans. The affiliates are related to the Company through common-ownership.

     The Partnership is managed by Helicon Corp., an affiliated management company. During 1996, 1997 and 1998, the Partnership was charged management fees of $2,103,077, $2,997,872, and $3,496,271, respectively. In 1997 and 1998,
$2,685,172 and $3,231,362 of the management fees were paid and $312,700 and $172,476 were deferred, in accordance with the terms of the Partnership's credit agreements, respectively. Management fees are calculated based on the gross revenues of the systems. Additionally, during 1996, 1997 and 1998, THGLP was also charged $980,000, $713,906, and $1,315,315, respectively, for certain costs incurred by this related party on their behalf.

     In May 1997, immediately after the formation of HOL, HPI sold 10% of its limited partner interest in HOL to certain employees of Helicon Corp. Such interests were sold at HPI's proportionate carrying value of HOL of $83,631 in exchange for notes receivable from these individuals. These notes are due upon the liquidation of HOL or the sale of all or substantially all of its assets.

     On June 26, 1998, the notes were cancelled in consideration of the return by the Helicon employees of their 10% limited partnership interests.

7.  DUE TO PRINCIPAL OWNER

     Mr. Theodore Baum, directly or indirectly, is the principal owner of 96.17% of the general and limited partnership interests of the Partnership (the "Principal Owner"). Due to Principal Owner consists of $5,000,000 at December 31, 1997 and 1998 payable by THGLP. Beginning on November 3, 1993, interest on the $5,000,000 due to the Principal Owner did not accrue and in accordance with the provisions of the Senior Secured Notes was not paid for twenty four months. Interest resumed on November 3, 1995 (see Note 8). The principal may only be repaid thereafter subject to the passage of certain limiting tests under the covenants of the Senior Secured Notes. Prior to the issuance of the Senior Secured Notes, amounts due to Principal Owner bore interest at varying rates per annum based on the prime rate and were due on demand. Interest expense includes $521,701 in 1996 and $530,082 in 1997 and $524,880 in 1998 related to this debt.

8.  SENIOR SECURED NOTES

     On November 3, 1993, THGLP and HCC (the "Issuers"), through a private placement offering, issued $115,000,000 aggregate principal amount of 11% Senior Secured Notes due 2003 (the "Senior Secured Notes"), secured by substantially all the assets of THGLP. The Senior Secured Notes were issued at a substantial discount from their principal amount and generated net proceeds to the Issuers of approximately $105,699,000. Interest is payable on a semi-annual basis in arrears on November 1 and May 1, beginning on May 1, 1994. Until November 1, 1996 the Senior Secured Notes bore interest at the rate of 9% per annum. After November 1, 1996, the Senior Secured Notes bear interest at the rate of 11% per annum. The discount on the Senior Secured Notes has been amortized over the term of the Senior Secured Notes so as to result in an effective interest rate of 11% per annum.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     The Senior Secured Notes may be redeemed at the option of the Issuers in whole or in part at any time on or after November 1, 1997 at the redemption price of 108% reducing ratably to 100% of the principal amount, in each case together with accrued interest to the redemption date. The Issuers are required to redeem $25,000,000 principal amount of the Senior Secured Notes on each of November 1, 2001 and November 1, 2002. The indenture under which the Senior Secured Notes were issued contains various restrictive covenants, the more significant of which are, limitations on distributions to partners, the incurrence or guarantee of indebtedness, the payment of management fees, other transactions with officers, directors and affiliates, and the issuance of certain types of equity interests or distributions relating thereto.

9.  LOANS PAYABLE TO BANKS

     On July 12, 1996, HPIAC entered into $85,000,000 of senior secured credit facilities ("Facilities") with a group of banks and The First National Bank of Chicago, as agent. The Facilities were comprised of a $55,000,000 senior secured two and one-half year revolving credit facility, converting on December 31, 1998 to a five and one-half year amortizing term loan due June 30, 2004 ("Facility A"); and, a $30,000,000 senior secured, amortizing, multiple draw nine year term loan facility due June 30, 2005 ("Facility B"). The Facilities financed certain permitted acquisitions, transaction expenses and general corporate purposes. Interest on outstanding borrowings was payable at specified margins over either LIBOR or the higher of the corporate base rate of The First National Bank of Chicago or the rates on overnight Federal funds transactions with members of the Federal Reserve System. The margins varied based on the Company's total leverage ratio, as defined, at the time of an advance. As of December 31, 1997, the amounts outstanding were $30,000,000 under Facility B and $35,500,000 outstanding under Facility A. Interest was payable at LIBOR plus 3.50% for Facility B and LIBOR plus 3.00% for Facility A. In addition, HPIAC paid a commitment fee of .5% of the unused balance of the Facilities.

     On December 15, 1998, the Facilities were repaid in full together with accrued interest thereon from the proceeds of the new credit agreements (see below).

     In connection with the early retirement of the aforementioned bank debt, HPIAC wrote off related unamortized deferred financing costs totaling $1,657,320. Such amount has been classified as an extraordinary item in the accompanying 1998 combined statement of operations.

     In connection with the aforementioned Facilities, HPIAC entered into an interest rate cap agreement to reduce its exposure to interest rate risk. Interest rate cap transactions generally involve the exchange of fixed and floating rate interest payment obligations and provide for a ceiling on interest to be paid, respectively, without the exchange of the underlying notional principal amount. These types of transactions involve risk of counterpart nonperformance under the terms of the contract. At December 31, 1997, HPIAC had cap agreements with aggregate notional amounts of $42,500,000 expiring through March 29, 2000. On December 15, 1998, in connection with the early retirement of the related bank debt, the cap agreements were terminated and HPIAC wrote off the unamortized costs of these cap agreements.

     On December 15, 1998, HPIAC entered into credit agreements with a group of banks and Paribas, as agent, providing maximum borrowings of $110,000,000 (the 1998 Credit Facilities). The agreements include (i) a senior secured Credit Agreement consisting of a $35,000,000 A Term Loan, maturing on December 31, 2005, $45,000,000 B Term Loan, maturing on December 31, 2006 and a $10,000,000
Revolving Commitment, maturing on December 31, 2005

                    HELICON PARTNERS I, L.P. AND AFFILIATES
and (ii) a Loan Agreement consisting of a $20,000,000 Hybrid Facility, maturing on December 31, 2007.

     As of December 31, 1998, the A Term Loan, B Term Loan and Hybrid Facility were fully drawn down and there was nothing outstanding under the Revolving Commitment. The principal cash payments required under the Company's credit agreements for the fiscal years ended December 31, 1999, 2000, 2001, 2002 and 2003 are estimated to aggregate $0, $812,500, $3,950,000, $5,700,000 and
$7,450,000, respectively.

     Interest is payable at LIBOR plus an applicable margin, which is based on a ratio of loans outstanding to annualized EBITDAM, as defined in the agreement and can not exceed 3.00% for A Term Loan and Revolving Commitments, 3.25% for B Term Loan and 4.50% for the Hybrid Facility. In addition, the Company pays a commitment fee of .50% of the unused balance of the Revolving Commitment.

     The 1998 Credit Facilities are secured by a first perfected security interest in all of the assets of HPIAC and a pledge of all equity interests of HPIAC. The credit agreement contains various restrictive covenants that include the achievement of certain financial ratios relating to interest, fixed charges, leverage, limitations on capital expenditures, incurrence or guarantee of indebtedness, other transactions with affiliates and distributions to members. In addition, management fees in the aggregate cannot exceed 5% of gross revenues of HPIAC.

     On June 26, 1997, THGLP entered into a $20,000,000 senior secured credit facility with Banque Paribas, as Agent (the 1997 Credit Facility). On January 5, 1999, the 1997 Credit Facility was restated and amended. The facility is non-amortizing and is due November 1, 2000. Borrowings under the facility financed the acquisition of certain cable television assets in North Carolina (see note 3). Interest on the $20,000,000 outstanding is payable at specified margins over either LIBOR or the rate of interest publicly announced in New York City by The Chase Manhattan Bank from time to time as its prime commercial lending rate. The margins vary based on the THGLP's total leverage ratio, as defined, at the time of an advance. Currently interest is payable at LIBOR plus 2.75%.

     The 1997 Credit Facility is secured by a first perfected security interest in all of the assets of the Partnership and a pledge of all equity interests of the THGLP. The credit agreement contains various restrictive covenants that include the achievement of certain financial ratios relating to interest, fixed charges, leverage, limitations on capital expenditures, incurrence or guarantee of indebtedness, transactions with affiliates, distributions to members and management fees which accrue at 5% of gross revenues.

     Also included in loans payable to banks is a mortgage note of $266,922 payable to a bank that is secured by THGLP's office building in Vermont. The interest is payable at Prime plus 1% and the mortgage note is due March 1, 2012.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     Principal payments on the mortgage note are summarized as follows at December 31, 1998:

YEAR ENDING DECEMBER 31                                        AMOUNT
-----------------------                                       --------
1999........................................................  $ 10,581
2000........................................................    11,631
2001........................................................    12,786
2002........................................................    14,055
2003 and thereafter.........................................   217,869
                                                              --------
                                                              $266,922
                                                              ========

10.  SUBORDINATED NOTES AND REDEEMABLE PARTNERSHIP INTERESTS

     In April 1996 the Partnership sold to unrelated investors, $34,000,000 aggregate principal amount of its 12% Subordinated Notes (the "Subordinated Notes") and warrants to purchase 2,419.1 units (the "Units") of Class B Common Limited Partnership Interests representing in the aggregate 24.191% of the outstanding limited partner interests of the Partnership on a fully diluted basis (the "Warrants"). Of the $34,000,000 of gross proceeds, $3,687,142 was determined to be the value of the Warrants, and $30,312,858 was allocated to the Subordinated Notes. The discount on the Subordinated Notes is being amortized over the term of these Notes.

     The Subordinated Notes are subordinated to the senior indebtedness of the Partnership and are due April 1, 2004. Interest is payable semi-annually on each October 1 and April 1 in cash or through the issuance of additional Subordinated Notes, at the option of the Partnership. In October 1996, April 1997, October 1997, April 1998 and October 1998, the Partnership elected to satisfy interest due through the issuance of $1,945,667, $2,156,740, $2,037,079, $2,408,370 and
$2,552,871, respectively, additional Subordinated Notes. After September 2001, a holder or holders of no less than 33 1/3% of the aggregate principal amount of the Subordinated Notes can require the Partnership to repurchase their Subordinated Notes at a price equal to the principal amount thereof plus accrued interest. The Partnership has an option to redeem the Subordinated Notes at 102% of the aggregate principal amount after the fifth anniversary of their issuance, at 101% of the aggregate principal amount after the sixth anniversary of issuance and at 100% of the aggregate principal amount after the seventh anniversary of issuance.

     Holders of the Warrants have the right to acquire the Units at any time for a price of $1,500 per Unit. After September 2001, a holder or holders of at least 33 1/3% of the Warrants can require the Partnership to either purchase their Warrants at their interest in the Net Equity Value of the Partnership or seek a purchaser for all of the assets or equity interests of the Partnership. Net Equity Value pursuant to the terms of the underlying agreements is the estimated amount of cash that would be available for distribution to the Partnership interests upon a sale of all of the assets of the Partnership and its subsequent dissolution and liquidation. The Net Equity Value is the amount agreed to by the Partnership and 66 2/3% of the holders of the Subordinated Notes and Warrants or, absent such agreement, determined through a specified appraisal process.

     The Partnership estimated the Net Equity Value of the Warrants to be approximately $43,250,000 at December 31, 1998 and $16,750,000 at December 31, 1997. Such estimate as of December 31, 1998 reflects the amount that the holders of the warrants have agreed to accept for their interests assuming the proposed sale of all of the interests of the partnership is consummated (see note 14). The increase in the estimated Net Equity Value over the original

                    HELICON PARTNERS I, L.P. AND AFFILIATES
carrying value of the Warrants is being accreted evenly over the period beginning with the date of the increase and September 2001. Such accretion is being reflected in the accompanying financial statements as an increase in the carrying value of the Warrants and a corresponding reduction in the carrying value of the capital accounts of the General and Class A Limited Partners.

     The agreements underlying the Subordinated Notes and the Warrants contain various restrictive covenants that include limitations on incurrence or guarantee of indebtedness, transactions with affiliates, and distributions to partners. In addition, management fees in the aggregate cannot exceed 5% of gross revenues of the Partnership.

11.  OTHER NOTES PAYABLE

     Other Notes payable consists of the following at December 31:

                                                                 1997          1998
                                                              ----------    ----------
Promissory note in consideration for acquisition of a cable
  television system, accruing interest at 10% per annum on
  principal and accrued interest which is added to principal on certain specified dates; interest becomes payable on
  January 1, 1998 and the principal is payable in full on
  August 20, 2000                                             $2,036,765    $2,036,765
Non-interest bearing promissory notes issued in connection
  with the acquisition of a cable television system.
  Principal payments begin on July 16, 1997, in the amount
  of $70,000 and four installments in the amount of $170,000 on each July 16 thereafter. Such notes are reported net of imputed interest of $141,116 and $101,732 in 1997 and
  1998, respectively, computed at 9% per annum                   538,884       408,268
Non-interest bearing promissory notes issued in connection
  with the acquisitions of the internet businesses.
  Principal payments are due in January, February, and March of each year and continue quarterly thereafter through
  June, 2001. Such notes are reported net of imputed
  interest of $180,727 and $146,441 in the 1997 and 1998,
  respectively, computed at 9% per annum                       1,398,478     1,021,474
Installment notes, collateralized by vehicles and other
  equipment and payable in monthly installments, at interest rates between 5.5% to 14.25% per annum, through January,
  2003                                                         1,772,949     1,982,297
                                                              ----------    ----------
                                                              $5,747,076    $5,448,804
                                                              ==========    ==========

                    HELICON PARTNERS I, L.P. AND AFFILIATES

     Principal payments due on the above notes payable are summarized as follows at December 31, 1998:

YEAR ENDING DECEMBER 31                                        AMOUNT
-----------------------                                      ----------
1999.....................................................    $1,337,476
2000.....................................................     3,276,529
2001.....................................................       678,349
2002.....................................................       140,944
2003.....................................................        15,506
                                                             ----------
                                                             $5,448,804
                                                             ==========

12.  PARTNERS' DEFICIT

     During 1993, the Principal Owner contributed a $6,500,000 unsecured, non-interest bearing personal promissory note due on demand to the general partner of THGLP. Additionally, the Principal Owner contributed to THGLP an unsecured, non-interest bearing personal promissory note in the aggregate principal amount of $24,000,000 (together with the $6,500,000 note, the "Baum Notes"). The Baum Notes have been issued for the purpose of THGLP's credit enhancement. Although the Baum Notes are unconditional, they do not become payable except (i) in increasing amounts presently up to $19,500,000 and in installments thereafter to a maximum of $30,500,000 on December 16, 1996 and
(ii) at such time after such dates as THGLP's creditors shall have exhausted all claims against THGLP's assets.

13.  COMMITMENTS

     The Partnership and affiliates leases telephone and utility poles on an annual basis. The leases are self renewing. Pole rental expense for the years ended December 31, 1996, 1997 and 1998 was $609,075, $873,264 and $982,306,
respectively.

     In connection with certain lease and franchise agreements, the Partnership, from time to time, issues security bonds.

     The Partnership and affiliates utilizes certain office space under operating lease agreements which expire at various dates through August 2013 and contain renewal options. At December 31, 1998 the future minimum rental commitments under such leases were as follows:

YEAR ENDING DECEMBER 31
-----------------------
1999.....................................................    $  166,825
2000.....................................................       142,136
2001.....................................................       141,727
2002.....................................................       147,912
2003.....................................................       151,412
Thereafter...............................................     1,418,017
                                                             ----------
                                                             $2,168,029
                                                             ==========

     Office rent expense was $102,801 in 1996, $203,506 in 1997 and $254,955 in
1998.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

14.  SUBSEQUENT EVENTS

     On March 22, 1999, Helicon Partners I, L. P. (HPI), Baum Investments, Inc. and all the holders of partnership interests in HPI entered into a purchase agreement by and among Charter Communications, Inc, Charter Communications, LLC and Charter Helicon, LLC (collectively the "Charter Entities") providing for the sale of all such partnership interests and Helicon Corp.'s interest in the management agreements with THGLP and HPIAC to the Charter Entities. The sale price is $550 million which amount will be reduced by any outstanding indebtedness assumed by the Charter Entities.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of InterMedia Partners
and InterMedia Capital Partners IV, L.P.

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, of changes in equity and of cash flows present fairly, in all material respects, the financial position of InterMedia Cable Systems (comprised of components of InterMedia Partners and InterMedia Capital Partners IV, L.P.), at December 31, 1998 and 1997, and the results of their operations and their cash flows for the years then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the management of InterMedia Partners and InterMedia Capital Partners IV, L.P.; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

San Francisco, California
April 20, 1999

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
ASSETS
Accounts receivable, net of allowance for doubtful accounts
  of $899 and $680, respectively............................  $ 14,425   $ 13,017
Receivables from affiliates.................................     5,623      1,719
Prepaid expenses............................................       423        626
Other current assets........................................       350        245
                                                              --------   --------
          Total current assets..............................    20,821     15,607
Intangible assets, net......................................   255,356    283,562
Property and equipment, net.................................   218,465    179,681
Deferred income taxes.......................................    12,598     14,221
Other non-current assets....................................     2,804      1,140
                                                              --------   --------
          Total assets......................................  $510,044   $494,211
                                                              ========   ========
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities....................  $ 19,230   $ 20,934
Deferred revenue............................................    11,104      8,938
Payables to affiliates......................................     3,158      2,785
Income taxes payable........................................                  285
                                                              --------   --------
          Total current liabilities.........................    33,492     32,942
Note payable to InterMedia Partners IV, L.P.................   396,579    387,213
Deferred channel launch revenue.............................     4,045      2,104
                                                              --------   --------
          Total liabilities.................................   434,116    422,259
                                                              --------   --------
Commitments and contingencies...............................
Mandatorily redeemable preferred shares.....................    14,184     13,239
Equity......................................................    61,744     58,713
                                                              --------   --------
          Total liabilities and equity......................  $510,044   $494,211
                                                              ========   ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                              FOR THE YEAR ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
REVENUES
Basic and cable services....................................  $125,920   $112,592
Pay services................................................    23,975     24,467
Other services..............................................    26,167     25,519
                                                              --------   --------
                                                               176,062    162,578
COSTS AND EXPENSES
Program fees................................................    39,386     33,936
Other direct expenses.......................................    16,580     16,500
Selling, general and administrative expenses................    30,787     29,181
Management and consulting fees..............................     3,147      2,870
Depreciation and amortization...............................    85,982     81,303
                                                              --------   --------
                                                               175,882    163,790
                                                              --------   --------
Profit/(loss) from operations...............................       180     (1,212)
                                                              --------   --------
OTHER INCOME (EXPENSE)
Interest expense............................................   (25,449)   (28,458)
Gain on sale/exchange of cable systems......................    26,218     10,006
Interest and other income...................................       341        429
Other expense...............................................    (3,188)    (1,431)
                                                              --------   --------
                                                                (2,078)   (19,454)
Loss before income tax benefit (expense)....................    (1,898)   (20,666)
Income tax benefit (expense)................................    (1,623)     4,026
                                                              --------   --------
NET LOSS....................................................  $ (3,521)  $(16,640)
                                                              ========   ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                    COMBINED STATEMENT OF CHANGES IN EQUITY
                             (DOLLARS IN THOUSANDS)

Balance at December 31, 1996................................  $ 69,746
Net loss....................................................   (16,640)
Accretion for mandatorily redeemable preferred shares.......      (882)
Net contributions from parent...............................     6,489
                                                              --------
Balance at December 31, 1997................................    58,713
Net loss....................................................    (3,521)
Accretion for mandatorily redeemable preferred shares.......      (945)
Net cash contributions from parent..........................     6,350
In-kind contribution from parent............................     1,147
                                                              --------
Balance at December 31, 1998................................  $ 61,744
                                                              ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                               FOR THE YEAR ENDED
                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $ (3,521)   $(16,640)
  Adjustments to reconcile net loss to cash flows from
     operating activities:
     Depreciation and amortization..........................    85,982      81,303
     Loss and disposal of fixed assets......................     3,177         504
     Gain on sale/exchange of cable systems.................   (26,218)    (10,006)
     Changes in assets and liabilities:
       Accounts receivable..................................    (1,395)     (2,846)
       Receivables from affiliates..........................    (3,904)       (639)
       Prepaid expenses.....................................       203        (251)
       Other current assets.................................      (106)        (10)
       Deferred income taxes................................     1,623      (4,311)
       Other non-current assets.............................      (517)        (58)
       Accounts payable and accrued liabilities.............    (2,073)      4,436
       Deferred revenue.....................................     1,208       1,399
       Payables to affiliates...............................       373         469
       Accrued interest.....................................    25,449      28,458
       Deferred channel launch revenue......................     2,895       2,817
                                                              --------    --------
          Cash flows from operating activities..............    83,176      84,625
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
     Purchases of property and equipment....................   (72,673)    (87,253)
     Sale/exchange of cable systems.........................      (398)     11,157
     Intangible assets......................................      (372)       (506)
                                                              --------    --------
          Cash flows from investing activities..............   (73,443)    (76,602)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
     Net contributions from parent..........................     6,350       6,489
     Net repayment of borrowings............................   (16,083)    (14,512)
                                                              --------    --------
          Cash flows from financing activities..............    (9,733)     (8,023)
                                                              --------    --------
Net change in cash..........................................        --          --
                                                              --------    --------
CASH AT BEGINNING OF PERIOD.................................        --          --
                                                              --------    --------
CASH AT END OF PERIOD.......................................  $     --    $     --
                                                              ========    ========

            See accompanying notes to combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION

THE CHARTER TRANSACTIONS

     InterMedia Partners, a California limited partnership ("IP-I"), and InterMedia Capital Partners IV, L.P., a California limited partnership, ("ICP-IV", together with IP-I, "InterMedia") are affiliated through common control and management. Robin Media Group, Inc., a Nevada corporation, ("RMG") is a majority owned subsidiary of ICP-IV. On April 20, 1999, InterMedia and certain of its affiliates entered into agreements (the "Agreements") with affiliates of Charter Communications, Inc. ("Charter") to sell and exchange certain of their cable television systems ("the Charter Transactions").

     Specifically, ICP-IV and its affiliates have agreed to sell certain of their cable television systems in Tennessee and Gainsville, Georgia through a combination of asset sales and the sale of its equity interests in RMG, and to exchange their systems in and around Greenville and Spartanburg, South Carolina for Charter systems located in Indiana, Kentucky, Utah and Montana. Immediately upon Charter's acquisition of RMG, IP-I will exchange its cable television systems in Athens, Georgia, Asheville and Marion, North Carolina and Cleveland, Tennessee for RMG's cable television systems located in middle Tennessee.


     The Charter Transactions are expected to close during the third or fourth quarter of 1999. The cable systems retained by Charter upon consummation of the Charter Transactions, together with RMG, are referred to as the "InterMedia Cable Systems," or the "Systems."


PRESENTATION

     The accompanying combined financial statements represent the financial position of the InterMedia Cable Systems as of December 31, 1998 and 1997 and the results of their operations and their cash flows for the years then ended. The Systems being sold or exchanged do not individually or collectively comprise a separate legal entity. Accordingly, the combined financial statements have been carved-out from the historical accounting records of InterMedia.

CARVE-OUT METHODOLOGY

     Throughout the periods covered by the combined financial statements, the individual cable systems were operated and accounted for separately. However, the Charter Transactions exclude certain systems (the "Excluded Systems") which were operated as part of the Marion, North Carolina and western Tennessee systems throughout 1997 and 1998. For purposes of carving out and excluding the results of operations and financial position of the Excluded Systems from the combined financial statements, management has estimated the revenues, expenses, assets and liabilities associated with each Excluded System based on the ratio of each Excluded System's basic subscribers to the total basic subscribers served by the Marion, North Carolina and western Tennessee systems, respectively. Management believes the basis used for these allocations is reasonable. The Systems' results of operations are not necessarily indicative of future operating results or the results that would have occurred if the Systems were a separate legal entity.

     Management and consulting fees represent an allocation of management fees charged to IP-I and ICP-IV by InterMedia Capital Management, a California limited partnership ("ICM") and

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

InterMedia Management, Inc. ("IMI"), respectively. Prior to January 1, 1998, InterMedia Capital Management IV, L.P. ("ICM-IV") provided such management and consulting services to ICP-IV. ICM and ICM-IV are limited partners of IP-I and ICP-IV, respectively. IMI is the managing member of each of the general partners of IP-I and ICP-IV. These fees are charged at a fixed amount per annum and have been allocated to the Systems based upon the allocated contributed capital of the individual systems as compared to the total contributed capital of InterMedia's subsidiaries.

     As more fully described in Note 9 -- "Related Party Transactions," certain administrative services are also provided by IMI and are charged to all affiliates based on relative basic subscriber percentages.

CASH AND INTERCOMPANY ACCOUNTS

     Under InterMedia's centralized cash management system, cash requirements of its individual operating units were generally provided directly by InterMedia and the cash generated or used by the Systems was transferred to/from InterMedia, as appropriate, through intercompany accounts. The intercompany account balances between InterMedia and the individual operating units, except RMG's intercompany note payable to InterMedia Partners IV, L.P. ("IP-IV") as described in Note 7 -- "Note Payable to InterMedia Partners IV, L.P." are not intended to be settled. Accordingly, the balances, other than RMG's note payable to IP-IV, are included in equity and all net cash generated from operations, investing activities and financing activities have been included in the Systems' net contribution from parent in the combined statements of cash flows.


     IP-I and ICP-IV or its subsidiaries maintain all external debt to fund and manage InterMedia's operations on a centralized basis. The combined financial statements present only the debt and related interest expense of RMG, which is assumed and repaid by Charter pursuant to the Charter Transactions. See Note
7 -- "Note Payable to InterMedia Partners IV, L.P." Debt, unamortized debt issue costs and interest expense related to the financing of the cable systems not owned by RMG have not been allocated to the InterMedia Cable Systems. As such, the level of debt, unamortized debt issue costs and related interest expense presented in the combined financial statements are not representative of the debt that would be required or interest expense incurred if InterMedia Cable Systems were a separate legal entity.


2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

REVENUE RECOGNITION

     Cable television service revenue is recognized in the period in which services are provided to customers. Deferred revenue generally represents revenue billed in advance and deferred until cable service is provided.

PROPERTY AND EQUIPMENT

     Additions to property and equipment, including new customer installations, are recorded at cost. Self-constructed fixed assets include materials, labor and overhead. Costs of disconnecting and reconnecting cable service are expensed. Expenditures for maintenance and repairs are charged to expense as incurred. Expenditures for major renewals and improvements are capitalized. Capitalized fixed assets are written down to recoverable values whenever recover-

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

ability through operations or sale of the systems becomes doubtful. Gains and losses on disposal of property and equipment are included in the Systems' statements of operations when the assets are sold or retired from service.

     Depreciation is computed using the double-declining balance method over the following estimated useful lives:

                                                                YEARS
                                                                ------
Cable television plant......................................    5 - 10
Buildings and improvements..................................        10
Furniture and fixtures......................................     3 - 7
Equipment and other.........................................    3 - 10

INTANGIBLE ASSETS

     The Systems have franchise rights to operate cable television systems in various towns and political subdivisions. Franchise rights are being amortized over the lesser of the remaining franchise lives or the base ten and twelve-year terms of IP-I and ICP-IV, respectively. The remaining lives of the franchises range from one to eighteen years.

     Goodwill represents the excess of acquisition costs over the fair value of net tangible and franchise assets acquired and liabilities assumed and is being amortized on a straight-line basis over the base ten or twelve-year term of IP-I and ICP-IV, respectively.

     Capitalized intangibles are written down to recoverable values whenever recoverability through operations or sale of the systems becomes doubtful. Each year, the Systems evaluate the recoverability of the carrying value of their intangible assets by assessing whether the projected cash flows, including projected cash flows from sale of the systems, is sufficient to recover the unamortized costs of these assets.

INCOME TAXES

     Income taxes reported in InterMedia Cable Systems' combined financial statements represent the tax effects of RMG's results of operations. RMG as a corporation is the only entity within InterMedia Cable Systems which reports a provision/benefit for income taxes. No provision or benefit for income taxes is reported by any of the other cable systems within the InterMedia Cable Systems structure because these systems are currently owned by various partnerships, and, as such, the tax effects of these cable systems' results of operations accrue to the partners.

     RMG accounts for income taxes using the asset and liability approach which requires the recognition of deferred tax assets and liabilities for the tax consequences of temporary differences by applying enacted statutory tax rates applicable to future years to differences between the financial statement carrying amounts and the tax bases of existing assets and liabilities.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The carrying value of receivables, payables, deferred revenue and accrued liabilities approximates fair value due to their short maturity.


NEW ACCOUNTING PRONOUNCEMENT



     In June 1997, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 130, Reporting Comprehensive Income (FAS
130), which establishes standards for reporting and disclosure of comprehensive income and its components. FAS 130 is effective for fiscal years beginning after December 15, 1997 and requires reclassification of financial statements for earlier periods to be provided for comparative purposes. The Systems' total comprehensive loss for all periods presented herein did not differ from those amounts reported as net loss in the combined statement of operations.


3. SALE AND EXCHANGE OF CABLE PROPERTIES

SALE

     On December 5, 1997, RMG sold its cable television assets serving approximately 7,400 (unaudited) basic subscribers in and around Royston and Toccoa, Georgia. The sale resulted in a gain, calculated as follows:

Proceeds from sale..........................................  $11,212
Net book value of assets sold...............................   (1,206)
                                                              -------
Gain on sale................................................  $10,006
                                                              =======

EXCHANGE

     On December 31, 1998, certain of the Systems' cable television assets located in and around western and eastern Tennessee ("Exchanged Assets"), serving approximately 10,600 (unaudited) basic subscribers, plus cash of $398 were exchanged for other cable television assets located in and around western and eastern Tennessee, serving approximately 10,000 (unaudited) basic subscribers.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     The cable television assets received have been recorded at fair market value, allocated as follows:

Property and equipment......................................  $ 5,141
Franchise rights............................................   24,004
                                                              -------
          Total.............................................  $29,145
                                                              =======

     The exchange resulted in a gain of $26,218 calculated as the difference between the fair value of the assets received and the net book value of the Exchanged Assets less cash paid of $398.

4. INTANGIBLE ASSETS

     Intangible assets consist of the following:

                                                                  DECEMBER 31,
                                                              --------------------
                                                                1998        1997
                                                              ---------   --------
Franchise rights............................................  $ 332,157   $302,308
Goodwill....................................................     58,505     58,772
Other.......................................................        345      6,392
                                                              ---------   --------
                                                                391,007    367,472
Accumulated amortization....................................   (135,651)   (83,910)
                                                              ---------   --------
                                                              $ 255,356   $283,562
                                                              =========   ========

5. PROPERTY AND EQUIPMENT

     Property and equipment consist of the following:

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1997
                                                              --------   --------
Land........................................................  $  1,068   $  1,898
Cable television plant......................................   231,937    138,117
Building and improvements...................................     5,063      4,657
Furniture and fixtures......................................     3,170      2,009
Equipment and other.........................................    25,396     21,808
Construction-in-progress....................................    18,065     49,791
                                                              --------   --------
                                                               284,699    218,280
Accumulated depreciation....................................   (66,234)   (38,599)
                                                              --------   --------
                                                              $218,465   $179,681
                                                              ========   ========

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

6. ACCOUNTS PAYABLE AND ACCRUED LIABILITIES

     Accounts payable and accrued liabilities consist of the following:

                                                                DECEMBER 31,
                                                              -----------------
                                                               1998      1997
                                                              -------   -------
Accounts payable............................................  $ 1,780   $ 2,996
Accrued program costs.......................................    1,897     1,577
Accrued franchise fees......................................    4,676     4,167
Accrued copyright fees......................................      406       762
Accrued capital expenditures................................    5,215     5,179
Accrued payroll costs.......................................    1,784     1,789
Accrued property and other taxes............................      862     1,851
Other accrued liabilities...................................    2,610     2,613
                                                              -------   -------
                                                              $19,230   $20,934
                                                              =======   =======

7. NOTE PAYABLE TO INTERMEDIA PARTNERS IV, L.P.

     RMG's note payable to IP-IV consists of the following:

                                                                DECEMBER 31,
                                                             -------------------
                                                               1998       1997
                                                             --------   --------
Intercompany revolving credit facility, $1,200,000
  commitment as of December 31, 1998, interest
  currently at 6.86% payable on maturity, matures
  December 31, 2006........................................  $396,579   $387,213
                                                             ========   ========

     RMG's debt is outstanding under an intercompany revolving credit facility executed with IP-IV. The revolving credit facility currently provides for $1,200,000 of available credit.

     RMG's intercompany revolving credit facility requires repayment of the outstanding principal and accrued interest on the earlier of (i) December 31, 2006, or (ii) acceleration of any of IP-IV's obligations to repay under its bank debt outstanding under its revolving credit facility ("IP-IV Revolving Credit Facility") and term loan agreement ("IP-IV Term Loan", together with the IP-IV Revolving Credit Facility, the "IP-IV Bank Facility") dated July 30, 1996.

     Interest rates under RMG's intercompany revolving credit facility are calculated monthly and are referenced to those made available under the IP-IV Bank Facility. Interest rates ranged from 6.84% to 7.92% during 1998.

     Charter has an obligation to assume and repay RMG's intercompany revolving credit facility pursuant to the Charter Transactions.

     Advances under the IP-IV Bank Facility are available under interest rate options related to the base rate of the administrative agent for the IP-IV Bank Facility ("ABR") or LIBOR. Effective October 20, 1997, pursuant to an amendment to the IP-IV Bank Facility, interest rates on

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

borrowings under the IP-IV Term Loan vary from LIBOR plus 1.75% to LIBOR plus 2.00% or ABR plus 0.50% to ABR plus 0.75% based on IP-IV's ratio of debt outstanding to annualized quarterly operating cash flow ("Senior Debt Ratio"). Interest rates vary on borrowings under the IP-IV Revolving Credit Facility from LIBOR plus 0.625% to LIBOR plus 1.50% or ABR to ABR plus 0.25% based on IP-IV's Senior Debt Ratio. Prior to the amendment, interest rates on borrowings under the IP-IV Term Loan were at LIBOR plus 2.375% or ABR plus 1.125%; and, interest rates on borrowings under the IP-IV Revolving Credit Facility varied from LIBOR plus 0.75% to LIBOR plus 1.75% or ABR to ABR plus 0.50% based on IP-IV's Senior Debt Ratio. The IP-IV Bank Facility requires quarterly payment of fees on the unused portion of the IP-IV Revolving Credit Facility of 0.375% per annum when the Senior Debt Ratio is greater than 4.0:1.0 and at 0.25% when the Senior Debt Ratio is less than or equal to 4.0:1.0.

     The terms and conditions of RMG's intercompany debt agreement are not necessarily indicative of the terms and conditions which would be available if the Systems were a separate legal entity.

8. MANDATORILY REDEEMABLE PREFERRED SHARES

     RMG has Redeemable Preferred Stock outstanding at December 31, 1998 and 1997, which has an annual dividend of 10.0% and participates in any dividends paid on the common stock at 10.0% of the dividend per share paid on the common stock. The Redeemable Preferred Stock bears a liquidation preference of $12,000 plus any accrued but unpaid dividends at the time of liquidation and is mandatorily redeemable on September 30, 2006 at the liquidation preference amount. Under the Agreements, upon consummation of the Charter Transactions, Charter has an obligation to redeem RMG's Redeemable Preferred Stock at the liquidation preference amount.

9. RELATED PARTY TRANSACTIONS

     ICM and IMI provide certain management services to IP-I and ICP-IV, respectively, for per annum fixed fees, of which 20% per annum is deferred and payable in each following year in order to support InterMedia's debt. Prior to January 1, 1998, ICM-IV provided such management services to ICP-IV. InterMedia's management fees for the years ended December 31, 1998 and 1997 amounted to $5,410, and $6,395, respectively, of which $3,147 and $2,870, respectively, has been charged to the Systems.

     IMI has entered into agreements with both IP-I and ICP-IV to provide accounting and administrative services at cost. Under the terms of the agreements, the expenses associated with rendering these services are charged to the Systems and other affiliates based upon relative basic subscriber percentages. Management believes this method to be reflective of the actual cost. During 1998 and 1997, IMI administrative fees charged to the Systems totaled $3,657 and $4,153, respectively. Receivable from affiliates at December 31, 1998 and 1997 includes $52 and $1,080, respectively, of advances to IMI, net of administrative fees charged by IMI and operating expenses paid by IMI on behalf of the Systems.

     IP-I is majority-owned, and ICP-IV is owned in part, by Tele-Communications, Inc. ("TCI"). As affiliates of TCI, IP-I and ICP-IV are able to purchase programming services from a subsidiary of TCI. Management believes that the overall programming rates made available through this relationship are lower than the Systems could obtain separately. Such volume rates may not

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

continue to be available in the future should TCI's ownership interest in InterMedia significantly decrease. Program fees charged by the TCI subsidiary to the Systems for the years ended December 31, 1998 and 1997 amounted to $30,884 and $26,815, respectively. Payable to affiliates includes programming fees payable to the TCI subsidiary of $2,918 and $2,335 at December 31, 1998 and 1997, respectively.

     On January 1, 1998 an affiliate of TCI entered into agreements with InterMedia to manage the Systems' advertising business and related services for an annual fixed fee per advertising sales subscriber as defined by the agreements. In addition to the annual fixed fee TCI is entitled to varying percentage shares of the incremental growth in annual cash flows from advertising sales above specified targets. Management fees charged by the TCI subsidiary for the year ended December 31, 1998 amount to $292. Receivable from affiliates at December 31, 1998 includes $3,437 of receivable from TCI for advertising sales.

     As part of its normal course of business the Systems are involved in transactions with affiliates of InterMedia which own and operate cable television systems. Such transactions include purchases and sales of inventories used in construction of cable plant at cost. Receivable from affiliates at December 31, 1998 and 1997 includes $2,134 and $639, respectively, of receivables from affiliated systems. Payable to affiliates at December 31, 1998 and 1997 includes $208 and $181, respectively, of payables to affiliated systems.

10. CABLE TELEVISION REGULATION

     Cable television legislation and regulatory proposals under consideration from time to time by Congress and various federal agencies have in the past, and may in the future, materially affect the Systems and the cable television industry.

     The cable industry is currently regulated at the federal and local levels under the Cable Act of 1984, the Cable Act of 1992 ("the 1992 Act"), the Telecommunications Act of 1996 (the "1996 Act") and regulations issued by the Federal Communications Commission ("FCC") in response to the 1992 Act. FCC regulations govern the determination of rates charged for basic, expanded basic and certain ancillary services, and cover a number of other areas including customer services and technical performance standards, the required transmission of certain local broadcast stations and the requirement to negotiate retransmission consent from major network and certain local television stations. Among other provisions, the 1996 Act eliminated rate regulation on the expanded basic tier effective March 31, 1999.

     Current regulations issued in conjunction with the 1992 Act empower the FCC and/or local franchise authorities to order reductions of existing rates which exceed the maximum permitted levels and to require refunds measured from the date a complaint is filed in some circumstances or retroactively for up to one year in other circumstances. Management believes it has made a fair interpretation of the 1992 Act and related FCC regulations in determining regulated cable television rates and other fees based on the information currently available. However, complaints have been filed with the FCC on rates for certain franchises and certain local franchise authorities have challenged existing and prior rates. Further complaints and challenges could be forthcoming, some of which could apply to revenue recorded in 1998, 1997 and prior years. Management believes that the effect, if any, of these complaints and challenges will not be material to the Systems' financial position or results of operations.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     Many aspects of regulation at the federal and local levels are currently the subject of judicial review and administrative proceedings. In addition, the FCC is required to conduct rulemaking proceedings to implement various provisions of the 1996 Act. It is not possible at this time to predict the ultimate outcome of these reviews or proceedings or their effect on the Systems.

11. COMMITMENTS AND CONTINGENCIES

     The Systems are committed to provide cable television services under franchise agreements with remaining terms of up to eighteen years. Franchise fees of up to 5% of gross revenues are payable under these agreements.

     Current FCC regulations require that cable television operators obtain permission to retransmit major network and certain local television station signals. The Systems have entered into long-term retransmission agreements with all applicable stations in exchange for in-kind and/or other consideration.

     InterMedia has been named in purported and certified class actions in various jurisdictions concerning late fee charges and practices. Certain cable systems owned by InterMedia charge late fees to customers who do not pay their cable bills on time. These late fee cases challenge the amount of the late fees and the practices under which they are imposed. The Plaintiffs raise claims under state consumer protection statutes, other state statutes, and common law. Plaintiffs generally allege that the late fees charged by InterMedia's cable systems, including the Systems in the States of Tennessee, South Carolina and Georgia are not reasonably related to the costs incurred by the cable systems as a result of the late payment. Plaintiffs seek to require cable systems to reduce their late fees on a prospective basis and to provide compensation for alleged excessive late fee charges for past periods. These cases are either at the early stages of the litigation process or are subject to a case management order that sets forth a process leading to mediation. Based upon the facts available management believes that, although no assurances can be given as to the outcome of these actions, the ultimate disposition of these matters should not have a material adverse effect upon the financial condition of the Systems.

     Under existing Tennessee laws and regulations, the Systems pay an Amusement Tax in the form of a sales tax on programming service revenues generated in Tennessee in excess of charges for the basic and expanded basic levels of service. Under the existing statute, only the service charges or fees in excess of the charges for the "basic cable" television service package are exempt from the Amusement Tax. Related regulations clarify the definition of basic cable to include two tiers of service, which InterMedia's management and other operators in Tennessee have interpreted to mean both the basic and expanded basic level of services.

     The Tennessee Department of Revenue ("TDOR") has proposed legislation which would replace the Amusement Tax under the existing statute with a new sales tax on all cable service revenues in excess of twelve dollars per month. The new tax would be computed at a rate approximately equal to the existing effective tax rate.

     Unless InterMedia and other cable operators in Tennessee support the proposed legislation, the TDOR has suggested that it would assess additional taxes on prior years' expanded basic service revenues. The TDOR can issue an assessment for prior periods up to three years. Management estimates that the amount of such an assessment for the Systems, if made for all

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

periods not previously audited, would be approximately $5.4 million. InterMedia's management believes that it is possible but not likely that the TDOR can make such an assessment and prevail in defending it.

     InterMedia's management believes it has made a valid interpretation of the current Tennessee statute and regulations and that it has properly determined and paid all sales taxes due. InterMedia further believes that the legislative history of the current statute and related regulations, as well as the TDOR's history of not making assessments based on audits of prior periods, support InterMedia's interpretation. InterMedia and other cable operators in Tennessee are aggressively defending their past practices on calculation and payment of the Amusement Tax and are discussing with the TDOR modifications to their proposed legislation which would clarify the statute and would minimize the impact of such legislation on the Systems' results of operations.

     The Systems are subject to other claims and litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation or other claims will not have a material effect on the Systems' financial position or results of operations.

     The Systems have entered into pole rental agreements and lease certain of its facilities and equipment under non-cancelable operating leases. Minimum rental commitments at December 31, 1998 for the next five years and thereafter under non-cancelable operating leases related to the Systems are as follows:

1999........................................................  $155
2000........................................................   144
2001........................................................   136
2002........................................................    35
2003........................................................     7
                                                              ----
                                                              $477
                                                              ====

     Rent expense, including pole rental agreements, for the years ended December 31, 1998 and 1997 was $2,817 and $2,828, respectively.

12. INCOME TAXES

     Income tax (expense) benefit consists of the following:

                                                                DECEMBER 31,
                                                              ----------------
                                                               1998      1997
                                                              -------   ------
Current federal.............................................  $    --   $ (285)
Deferred federal............................................   (1,454)   3,813
Deferred state..............................................     (169)     498
                                                              -------   ------
                                                              $(1,623)  $4,026
                                                              =======   ======

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

     Deferred income taxes relate to temporary differences as follows:

                                                                DECEMBER 31,
                                                            --------------------
                                                              1998       1997
                                                            --------   ---------
Property and equipment....................................  $ (7,258)  $  (6,786)
Intangible assets.........................................   (12,930)     (8,336)
                                                            --------   ---------
                                                             (20,188)    (15,122)
Loss carryforward - federal...............................    31,547      29,058
Loss carryforward - state.................................       297          --
Other.....................................................       942         285
                                                            --------   ---------
                                                            $ 12,598   $  14,221
                                                            ========   =========

     At December 31, 1998, RMG had net operating loss carryforwards for federal income tax purposes aggregating $92,785, which expire through 2018. RMG is a loss corporation as defined in Section 382 of the Internal Revenue Code. Therefore, if certain substantial changes in RMG's ownership should occur, there could be a significant annual limitation on the amount of loss carryforwards which can be utilized.

     InterMedia's management has not established a valuation allowance to reduce the deferred tax assets related to RMG's unexpired net operating loss carryforwards. Due to an excess of appreciated asset value over the tax basis of RMG's net assets, management believes it is more likely than not that the deferred tax assets related to unexpired net operating losses will be realized.

     A reconciliation of the tax benefit computed at the statutory federal rate and the tax (expense) benefit reported in the accompanying combined statements of operations is as follows:

                                                                 DECEMBER 31,
                                                              ------------------
                                                               1998       1997
                                                              -------   --------
Tax benefit at federal statutory rate.......................  $   626   $  4,454
State taxes, net of federal benefit.........................       73        498
Goodwill amortization.......................................   (2,309)    (2,056)
Realization of acquired tax benefit.........................       --        346
Other.......................................................      (13)       784
                                                              -------   --------
                                                              $(1,623)  $  4,026
                                                              =======   ========

13. CHANNEL LAUNCH REVENUE

     During the years ended December 31, 1998 and 1997, the Systems were credited $2,646 and $5,072, respectively, representing their share of payments received by IP-I and ICP-IV from certain programmers to launch and promote their new channels. Also, during 1998 the Systems recorded a receivable from a programmer, of which $1,791 remains outstanding at December 31, 1998, for the launch and promotion of its new channel. Of the total amount credited the Systems recognized advertising revenue of $586 and $1,182 during the year ended December 31, 1998

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                             (DOLLARS IN THOUSANDS)

and 1997, respectively, for advertisements provided by the Systems to promote the new channels. The remaining payments and receivable credited from the programmers are being amortized over the respective terms of the program agreements which range between five and ten years. For the years ended December 31, 1998 and 1997, the Systems amortized and recorded as other service revenue $956 and $894 respectively.

14. SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS

     In connection with RMG's sale of its cable television assets located in Royston and Toccoa, Georgia in December 1997, as described in Note 3 -- "Sale and Exchange of Cable Properties," net cash proceeds received were as follows:


Proceeds from sale..........................................  $11,212
Receivable from buyer.......................................      (55)
                                                              -------
          Net proceeds received from buyer..................  $11,157
                                                              =======

     In connection with the exchange of certain cable assets in and around western and eastern Tennessee on December 31, 1998, as described in Note 3, the Systems paid cash of $398.

     In December 1998, IP-IV contributed its 4.99% partner interest in a limited partnership to RMG. The book value of the investment at the time of the contribution was $1,147.

     Total accretion on RMG's Redeemable Preferred Stock for the years ended December 31, 1998 and 1997 amounted to $945 and $882, respectively.

15. EMPLOYEE BENEFIT PLANS

     The Systems participate in the InterMedia Partners Tax Deferred Savings Plan which covers all full-time employees who have completed at least six months of employment. The plan provides for a base employee contribution of 1% and a maximum of 15% of compensation. The Systems' matching contributions under the plan are at the rate of 50% of the employee's contribution, up to a maximum of 5% of compensation.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Rifkin Cable Income Partners L.P.

In our opinion, the accompanying balance sheet and the related statements of operations, of partners' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Rifkin Cable Income Partners L.P. (the "Partnership") at December 31, 1997 and 1998, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
March 19, 1999

                       RIFKIN CABLE INCOME PARTNERS L. P.

                                 BALANCE SHEET

                                                              12/31/97       12/31/98
                                                             -----------    -----------
ASSETS
Cash and cash equivalents..................................  $   381,378    $    65,699
Customer accounts receivable, net of allowance for doubtful
  accounts of $12,455 in 1997 and $18,278 in 1998..........       49,585         51,523
Other receivables..........................................      123,828        133,278
Prepaid expenses and deposits..............................       81,114         70,675
Property, plant and equipment, at cost:
  Cable television transmission and distribution systems
     and related equipment.................................    8,536,060      8,758,525
  Land, buildings, vehicles and furniture and fixtures.....      618,671        623,281
                                                             -----------    -----------
                                                               9,154,731      9,381,806
  Less accumulated depreciation............................   (3,847,679)    (4,354,685)
                                                             -----------    -----------
     Net property, plant and equipment.....................    5,307,052      5,027,121
Franchise costs and other intangible assets, net of
  accumulated amortization of $1,819,324 in 1997 and
  $2,033,405 in 1998.......................................    2,005,342      1,772,345
                                                             -----------    -----------
          Total assets.....................................  $ 7,948,299    $ 7,120,641
                                                             ===========    ===========
LIABILITIES AND PARTNERS' EQUITY
Accounts payable and accrued liabilities...................  $   365,392    $   396,605
Customer deposits and prepayments..........................      177,307        126,212
Interest payable...........................................       58,093             --
Long-term debt.............................................    4,914,000             --
Interpartnership debt......................................           --      2,865,426
                                                             -----------    -----------
          Total liabilities................................    5,514,792      3,388,243
Commitments and contingencies (Notes 4 and 8)
Partners' equity:
  General partner..........................................      263,171        822,837
  Limited partners.........................................    2,170,336      2,909,561
                                                             -----------    -----------
          Total partner's equity...........................    2,433,507      3,732,398
                                                             -----------    -----------
          Total liabilities and partners' equity...........  $ 7,948,299    $ 7,120,641
                                                             ===========    ===========

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                            STATEMENT OF OPERATIONS

                                                                 YEARS ENDED
                                                     ------------------------------------
                                                      12/31/96     12/31/97     12/31/98
                                                     ----------   ----------   ----------
REVENUE:
Service............................................  $4,104,841   $4,491,983   $4,790,052
Installation and other.............................     206,044      239,402      345,484
                                                     ----------   ----------   ----------
          Total revenue............................   4,310,885    4,731,385    5,135,536
COSTS AND EXPENSES:
Operating expense..................................     643,950      691,700      671,968
Programming expense................................     787,124      879,939    1,077,540
Selling, general and administrative expense........     683,571      663,903      622,774
Depreciation.......................................     535,559      602,863      628,515
Amortization.......................................     377,749      332,770      199,854
Management fees....................................     215,544      236,569      256,777
Loss (gain) on disposal of assets..................       1,530        2,980       (2,138)
                                                     ----------   ----------   ----------
          Total costs and expenses.................   3,245,027    3,410,724    3,455,290
                                                     ----------   ----------   ----------
Operating income...................................   1,065,858    1,320,661    1,680,246
Interest expense...................................     533,294      448,530      362,439
                                                     ----------   ----------   ----------
Net income before extraordinary item...............     532,564      872,131    1,317,807
Extraordinary item -- Loss on early retirement of
  debt (Note 1)....................................          --           --       18,916
                                                     ----------   ----------   ----------
Net income.........................................  $  532,564   $  872,131   $1,298,891
                                                     ==========   ==========   ==========

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                    STATEMENT OF PARTNERS' EQUITY (DEFICIT)

                                                   GENERAL      LIMITED
                                                   PARTNER      PARTNERS       TOTAL
                                                  ---------    ----------    ----------
Partners' equity (deficit), December 31, 1995...  $(299,131)   $1,427,630    $1,128,499
Net income......................................    229,471       303,093       532,564
Equity distribution.............................    (42,953)      (56,734)      (99,687)
                                                  ---------    ----------    ----------
Partners' equity (deficit), December 31, 1996...   (112,613)    1,673,989     1,561,376
Net income......................................    375,784       496,347       872,131
                                                  ---------    ----------    ----------
Partners' equity, December 31, 1997.............    263,171     2,170,336     2,433,507
Net income......................................    559,666       739,225     1,298,891
                                                  ---------    ----------    ----------
Partners' equity December 31, 1998..............  $ 822,837    $2,909,561    $3,732,398
                                                  =========    ==========    ==========

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                            STATEMENT OF CASH FLOWS

                                                              YEARS ENDED
                                                 --------------------------------------
                                                  12/31/96      12/31/97     12/31/98
                                                 -----------   ----------   -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...................................  $   532,564   $  872,131   $ 1,298,891
  Adjustments to reconcile net income to net
     cash provided by operating activities:
     Depreciation and amortization.............      913,308      935,633       828,369
     Amortization of deferred loan cost........       18,970       18,970        14,228
     Loss on early retirement of debt..........           --           --        18,916
     Loss (gain) on disposal of fixed assets...        1,530        2,980        (2,138)
     Decrease (increase) in customer accounts
       receivables.............................          521       (5,729)       (1,938)
     Increase in other receivables.............      (45,274)     (56,059)       (9,450)
     Decrease in prepaid expense and other.....       40,737       13,230        10,439
     Increase (decrease) in accounts payable
       and accrued liabilities.................     (207,035)      61,625        31,213
     Increase (decrease) in customer deposits
       and prepayment..........................          673      (63,524)      (51,095)
     Increase (decrease) in interest payable...       35,638       (3,145)      (58,093)
                                                 -----------   ----------   -----------
       Net cash provided by operating
          activities...........................    1,291,632    1,776,112     2,079,342
                                                 -----------   ----------   -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment...     (824,359)    (679,394)     (415,534)
  Additions to other intangible assets, net of
     refranchises..............................           --         (112)           --
  Net proceeds from the sale of assets.........       18,255       57,113        69,087
  Sales tax related to Florida assets sold in
     1994......................................      (14,694)          --            --
                                                 -----------   ----------   -----------
       Net cash used in investing activities...     (820,798)    (622,393)     (346,447)
                                                 -----------   ----------   -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from interpartnership debt..........           --           --     4,265,426
  Payments of long-term debt...................     (715,000)    (871,000)   (4,914,000)
  Payments of interpartnership debt............           --           --    (1,400,000)
  Partners' capital distributions..............      (99,687)          --            --
                                                 -----------   ----------   -----------
       Net cash used in financing activities...     (814,687)    (871,000)   (2,048,574)
                                                 -----------   ----------   -----------
Net increase (decrease) in cash and cash
  equivalents..................................     (343,853)     282,719      (315,679)
Cash and cash equivalents at beginning of
  period.......................................      442,512       98,659       381,378
                                                 -----------   ----------   -----------
Cash and cash equivalents at end of period.....  $    98,659   $  381,378   $    65,699
                                                 ===========   ==========   ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid................................  $   455,124   $  431,722   $   406,304
                                                 ===========   ==========   ===========

The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Rifkin Cable Income Partners L.P. (the "Partnership") was formed in 1986 as a limited partnership under the laws of the State of Delaware. The Partnership owns, operates and develops cable television systems in Missouri and New Mexico. Rifkin Cable Management Partners L.P., an affiliate of Rifkin & Associates, Inc. (Note 3), is the general partner of the Partnership.

     The Partnership Agreement (the "Agreement") establishes the respective rights, obligations and interests of the partners. The Agreement provides that net income or loss, certain capital events, and cash distributions (all as defined in the Agreement) are generally allocated 43% to the general partner and 57% to the limited partners.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP

     During 1998, Interlink Communications Partners, LLLP ("ICP") agreed to purchase all of the interests of the Partnership. ICP acquired the limited partner interests, effective December 31, 1998, and is currently in the process of obtaining the necessary consents to transfer all of the Partnership's franchises to ICP. Once obtained, ICP will then purchase the general partner interest in the Partnership, and the Partnership will, by operation of law, be consolidated into ICP.

REVENUE RECOGNITION

     Customer fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the customer.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion expenses are charged to income during the year in which they are incurred and were not significant for the periods shown.

PROPERTY, PLANT AND EQUIPMENT

     Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized.

     Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings.................................................  21-30 years
Cable television transmission and distribution systems and
  related equipment.......................................   3-15 years
Vehicles and furniture and fixtures.......................    3-5 years

FRANCHISE COSTS

     Franchise costs are amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from eight to twenty-five years. The

                       RIFKIN CABLE INCOME PARTNERS L.P.

carrying value of intangibles is assessed for recoverability by management based on an analysis of undiscounted expected future cash flows. The Partnership's management believes that there has been no impairment thereof as of December 31, 1998.

OTHER INTANGIBLE ASSETS

     Loan costs of the Partnership have been deferred and have been amortized to interest expense utilizing the straight-line method over the term of the related debt. Use of the straight-line method approximates the results of the application of the interest method. The net amount remaining at December 31, 1997 was $37,886.

     On December 30, 1998, the loan with a financial institution was paid in full (Note 2). The related deferred loan costs and associated accumulated amortization were written off and an extraordinary loss of $18,916 was recorded.

CASH AND CASH EQUIVALENTS

     All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

INCOME TAXES

     No provision for Federal or State income taxes is necessary in the financial statements of the Partnership, because as a partnership, it is not subject to Federal or State income tax as the tax effect of its activities accrues to the partners.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENT

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Partnership to expense all start up costs related to opening a new facility, introduction of anew product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnership's 1999 fiscal year. Management believes that SOP 98-5 will have no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 financial statement presentation.

2.  DEBT

     The Partnership had a term loan with a financial institution which required varying quarterly payments. At December 31, 1997, the term loan had a balance of $4,914,000. At December 30,

                       RIFKIN CABLE INCOME PARTNERS L.P.

1998, the term loan had a balance of $4,216,875; at that date, the total balance and accrued interest were paid in full.

     On that same date, the Partnership obtained a new interpartnership loan with ICP (Note 1). Borrowing under the interpartnership loan, as well as interest and principle payments are due at the discretion of the management of ICP, resulting in no minimum required annual principle payments. The balance of the interpartnership loan at December 31, 1998 was $2,865,426. The effective interest rate at December 31, 1998 was 8.5%.

3.  MANAGEMENT AGREEMENT

     The Partnership has entered into a management agreement with Rifkin and Associates, Inc. (Rifkin). The management agreement provides that Rifkin shall act as manager of the Partnership's CATV systems, and shall be entitled to annual compensation of 5% of the Partnership's CATV revenues, net of certain CATV programming costs. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction included the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed in total on the Statement of Operations.

4.  COMMITMENTS AND RENTAL EXPENSE

     The Partnership leases certain real and personal property under noncancelable operating leases expiring through the year 2001. Future minimum lease payments under such noncancelable leases as of December 31, 1998 are:
$30,000 for each year 1999, 2000 and 2001, totaling $90,000.

     Total rental expense for the years ended December 31, 1996, 1997 and 1998 was $60,323, $68,593 and $68,776, respectively, including $27,442, $36,822 and
$36,716, respectively, relating to cancelable pole rental agreements.

5.  RETIREMENT BENEFITS

     The Partnership has a 401(k) plan for its employees that have been employed by the Partnership for at least one year. Employees of the Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Partnership contributions and earnings vest 20% per year of employment with the Partnership, becoming fully vested after five years. The Partnership's matching contributions for the years ended December 31, 1996, 1997 and 1998 were $2,693, $3,653 and $2,680, respectively.

6.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Partnership has a number of financial instruments, none of which are held for trading purposes. The following method and assumptions were used by the Partnership to estimate the fair values of financial instruments as disclosed herein:

     Cash and Cash Equivalents, Customer Accounts Receivable, Other Receivables, Accounts Payable and Accrued Liabilities and Customer Deposits and Prepayments:
The carrying value amount approximates fair value because of the short period to maturity.

                       RIFKIN CABLE INCOME PARTNERS L.P.

     Debt: The carrying value amount approximates the fair value because the Partnership's interpartnership debt was obtained on December 30, 1998.

7.  CABLE REREGULATION

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the Cable Act) and has amended it at various times since.

     The total effects of the present law are, at this time, still unknown. However, one provision of the present law further redefines a small cable system, and exempts these systems from rate regulation on the upper tiers of cable service. The Partnership is awaiting an FCC rulemaking implementing the present law to determine whether its systems qualify as small cable systems.

8.  LITIGATION

     The Partnership could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Partnership's financial position or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of
Rifkin Acquisition Partners, L.L.L.P.

In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, partners' capital (deficit) and cash flows present fairly, in all material respects, the financial position of Rifkin Acquisition Partners, L.L.L.P. and its subsidiaries (the "Company") at December 31, 1998 and 1997, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PRICEWATERHOUSECOOPERS LLP

Denver, Colorado
March 19, 1999

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                           CONSOLIDATED BALANCE SHEET

                                                             12/31/98        12/31/97
                                                           ------------    ------------
ASSETS
Cash and cash equivalents................................  $  2,324,892    $  1,902,555
Customer accounts receivable, net of allowance for
  doubtful accounts of $444,839 in 1998 and $425,843 in
  1997...................................................     1,932,140       1,371,050
Other receivables........................................     5,637,771       4,615,089
Prepaid expenses and other...............................     2,398,528       1,753,257
Property, plant and equipment at cost:
  Cable television transmission and distribution systems
     and related equipment...............................   149,376,914     131,806,310
  Land, buildings, vehicles and furniture and fixtures...     7,421,960       7,123,429
                                                           ------------    ------------
                                                            156,798,874     138,929,739
  Less accumulated depreciation..........................   (35,226,773)    (26,591,458)
                                                           ------------    ------------
          Net property, plant and equipment..............   121,572,101     112,338,281
Franchise costs and other intangible assets, net of
  accumulated amortization of $67,857,545 in 1998 and
  $53,449,637 in 1997....................................   183,438,197     180,059,655
                                                           ------------    ------------
          Total assets...................................  $317,303,629    $302,039,887
                                                           ============    ============
LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued liabilities.................  $ 11,684,594    $ 11,690,894
Customer deposits and prepayments........................     1,676,900       1,503,449
Interest payable.........................................     7,242,954       7,384,509
Deferred tax liability, net..............................     7,942,000      12,138,000
Notes payable............................................   224,575,000     229,500,000
                                                           ------------    ------------
          Total liabilities..............................   253,121,448     262,216,852
Commitments and contingencies (Notes 8 and 14)
Redeemable partners' interests...........................    10,180,400       7,387,360
Partners' capital (deficit):
  General partner........................................    (1,991,018)     (1,885,480)
  Limited partners.......................................    55,570,041      34,044,912
  Preferred equity interest..............................       422,758         276,243
                                                           ------------    ------------
Total partners' capital..................................    54,001,781      32,435,675
                                                           ------------    ------------
          Total liabilities and partners' capital........  $317,303,629    $302,039,887
                                                           ============    ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                               YEARS ENDED
                                                -----------------------------------------
                                                 12/31/98       12/31/97       12/31/96
                                                -----------   ------------   ------------
REVENUE:
Service.......................................  $82,498,638   $ 78,588,503   $ 66,433,321
Installation and other........................    7,422,675      5,736,412      4,852,124
                                                -----------   ------------   ------------
          Total revenue.......................   89,921,313     84,324,915     71,285,445
COSTS AND EXPENSES:
Operating expense.............................   13,305,376     14,147,031     10,362,671
Programming expense...........................   18,020,812     15,678,977     14,109,527
Selling, general and administrative expense...   13,757,090     12,695,176     11,352,870
Depreciation..................................   15,109,327     14,422,631     11,725,246
Amortization..................................   22,104,249     24,208,169     23,572,457
Management fees...............................    3,147,246      2,951,372      2,475,381
Loss on disposal of assets....................    3,436,739      7,834,968      1,357,180
                                                -----------   ------------   ------------
          Total costs and expenses............   88,880,839     91,938,324     74,955,332
                                                -----------   ------------   ------------
Operating income (loss).......................    1,040,474     (7,613,409)    (3,669,887)
Gain from the sale of assets (Note 4).........  (42,863,060)            --             --
Interest expense..............................   23,662,248     23,765,239     21,607,174
                                                -----------   ------------   ------------
Income (loss) before income taxes.............   20,241,286    (31,378,648)   (25,277,061)
Income tax benefit............................   (4,177,925)    (5,335,000)    (3,645,719)
                                                -----------   ------------   ------------
Net income (loss).............................  $24,419,211   $(26,043,648)  $(21,631,342)
                                                ===========   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                       YEARS ENDED
                                                        ------------------------------------------
                                                          12/31/98       12/31/97       12/31/96
                                                        ------------   ------------   ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)...................................  $ 24,419,211   $(26,043,648)  $(21,631,342)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Depreciation and amortization....................    37,213,576     38,630,800     35,297,703
     Amortization of deferred loan costs..............       989,760        989,760        970,753
     Gain on sale of assets (Note 4)..................   (42,863,060)            --             --
     Loss on disposal of fixed assets.................     3,436,739      7,834,968      1,357,180
     Deferred tax benefit.............................    (4,196,000)    (5,335,000)    (3,654,000)
     Increase in customer accounts receivables........      (300,823)      (186,976)      (117,278)
     Increase in other receivables....................      (474,599)    (1,992,714)      (994,681)
     (Increase) decrease in prepaid expenses and
       other..........................................      (684,643)        23,015       (494,252)
     Increase in accounts payable and accrued
       liabilities....................................        34,073      1,753,656      3,245,736
     Increase (decrease) in customer deposits and
       prepayments....................................       (86,648)       231,170        164,824
     Increase (decrease) in interest payable..........      (141,555)       600,248      6,692,988
                                                        ------------   ------------   ------------
          Net cash provided by operating activities...    17,346,031     16,505,279     20,837,631
                                                        ------------   ------------   ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of cable systems, net (Note 3)..........    (2,212,958)   (19,359,755)   (71,797,038)
  Additions to property, plant and equipment..........   (26,354,756)   (28,009,253)   (16,896,582)
  Additions to cable television franchises, net of
     retirements......................................      (151,695)        72,162     (1,182,311)
  Net proceeds from the sale of cable systems (Note
     4)...............................................    16,533,564             --             --
  Net proceeds from the other sales of assets.........       247,216        306,890        197,523
                                                        ------------   ------------   ------------
          Net cash used in investing activities.......   (11,938,629)   (46,989,956)   (89,678,408)
                                                        ------------   ------------   ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from isssuance of senior subordinated
     notes............................................            --             --    125,000,000
  Proceeds from long-term bank debt...................    22,500,000     38,000,000     18,000,000
  Deferred loan costs.................................            --             --     (6,090,011)
  Payments of long-term bank debt.....................   (27,425,000)    (7,000,000)   (82,000,000)
  Partners' capital contributions.....................            --             --     15,000,000
  Equity distributions to partners....................       (60,065)            --             --
                                                        ------------   ------------   ------------
          Net cash provided by (used in) financing
            activities................................    (4,985,065)    31,000,000     69,909,989
                                                        ------------   ------------   ------------
Net increase in cash..................................       422,337        515,323      1,069,212
Cash and cash equivalents at beginning of period......     1,902,555      1,387,232        318,020
                                                        ------------   ------------   ------------
Cash and cash equivalents at end of period............  $  2,324,892   $  1,902,555   $  1,387,232
                                                        ============   ============   ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.......................................  $ 22,737,443   $ 22,098,732   $ 13,866,995
                                                        ============   ============   ============
  Noncash investing activities:
     Proceeds from the sale of Michigan assets held in
       escrow.........................................  $    500,000   $         --   $         --
                                                        ============   ============   ============
     Trade value related to the trade sale of
       Tennessee assets...............................  $ 46,668,000   $         --   $         --
                                                        ============   ============   ============
     Trade value related to trade acquisition of
       Tennessee assets...............................  $(46,668,000)  $         --   $         --
                                                        ============   ============   ============

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

             CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL (DEFICIT)

                                     PREFERRED        GENERAL       LIMITED
                                  EQUITY INTEREST     PARTNER       PARTNERS        TOTAL
                                  ---------------   -----------   ------------   ------------
Partners' capital (deficit) at
  December 31, 1995.............     $ 562,293      $(1,085,311)  $ 69,421,043   $ 68,898,025
Partners' capital
  contributions.................            --          150,000     14,850,000     15,000,000
Accretion of redeemable
  partners' interest............            --         (157,730)    (1,104,110)    (1,261,840)
Net loss........................      (129,788)        (216,313)   (21,285,241)   (21,631,342)
                                     ---------      -----------   ------------   ------------
Partners' capital (deficit) at
  December 31, 1996.............       432,505       (1,309,354)    61,881,692     61,004,843
Accretion of redeemable
  partners' interest............            --         (315,690)    (2,209,830)    (2,525,520)
Net loss........................      (156,262)        (260,436)   (25,626,950)   (26,043,648)
                                     ---------      -----------   ------------   ------------
Partners' capital (deficit) at
  December 31, 1997.............       276,243       (1,885,480)    34,044,912     32,435,675
Accretion of redeemable
  partners' interest............            --         (349,130)    (2,443,910)    (2,793,040)
Net income......................       146,515          244,192     24,028,504     24,419,211
Partners' equity distribution...            --             (600)       (59,465)       (60,065)
                                     ---------      -----------   ------------   ------------
Partners' capital (deficit) at
  December 31, 1998.............     $ 422,758      $(1,991,018)  $ 55,570,041   $ 54,001,781
                                     =========      ===========   ============   ============

     The Partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

The accompanying notes are an integral part of the consolidated financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL INFORMATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

GENERAL INFORMATION


     Rifkin Acquisition Partners, L.L.L.P. ("the Partnership") was formed pursuant to the laws of the State of Colorado. The Partnership and its subsidiaries are hereinafter referred to on a consolidated basis as the "Company." The Company owns, operates, and develops cable television systems in Georgia, Tennessee, and Illinois. Rifkin Acquisition Management, L.P., an affiliate of Rifkin & Associates, Inc. (Note 7), is the general partner of the Partnership ("General Partner").


     The Partnership operates under a limited liability limited partnership agreement (the "Partnership Agreement") which establishes contribution requirements, enumerates the rights and responsibilities of the partners and advisory committee, provides for allocations of income, losses and distributions, and defines certain items relating thereto. The Partnership Agreement provides that net income or loss, certain defined capital events, and cash distributions, all as defined in the Partnership Agreement, are generally allocated 99% to the limited partners and 1% to the general partner.

BASIS OF PRESENTATION

     The consolidated financial statements include the accounts of the following entities:

- Rifkin Acquisition Partners, L.L.L.P.      - Cable Equities of Colorado, Ltd. (CEC)
- Cable Equities of Colorado                 - Cable Equities, Inc. (CEI)
  Management Corp. (CEM)                     - Rifkin Acquisition Capital Corp. (RACC)

     The financial statements for 1997 and 1996 also included the following entities:

- Rifkin/Tennessee, Ltd. (RTL)               - FNI Management Corp. (FNI)

     Effective January 1, 1998, both the RTL and FNI entities were dissolved and the assets were transferred to the Partnership.

     All significant intercompany accounts and transactions have been eliminated.

REVENUE AND PROGRAMMING

     Customer fees are recorded as revenue in the period the service is provided. The cost to acquire the rights to the programming generally is recorded when the product is initially available to be viewed by the customer.

ADVERTISING AND PROMOTION EXPENSES

     Advertising and promotion expenses are charged to income during the year in which they are incurred and were not significant for the periods shown.

PROPERTY, PLANT AND EQUIPMENT

     Additions to property, plant and equipment are recorded at cost, which in the case of assets constructed, includes amounts for material, labor, overhead and interest, if applicable. Upon sale or retirement of an asset, the related costs and accumulated depreciation are removed from the accounts and any gain or loss is recognized. Capitalized interest was not significant for the periods shown.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     Depreciation expense is calculated using the straight-line method over the estimated useful lives of the assets as follows:

Buildings.................................................  27-30 years
Cable television transmission and distribution systems and
  related equipment.......................................   3-15 years
Vehicles and furniture and fixtures.......................    3-5 years

     Expenditures for maintenance and repairs are expensed as incurred.

FRANCHISE COSTS

     Franchise costs are amortized using the straight-line method over the remaining lives of the franchises as of the date they were acquired, ranging from one to twenty years. The carrying value of franchise costs is assessed for recoverability by management based on an analysis of undiscounted future expected cash flows from the underlying operations of the Company. Management believes that there has been no impairment thereof as of December 31, 1998.

OTHER INTANGIBLE ASSETS

     Certain loan costs have been deferred and are amortized to interest expense utilizing the straight-line method over the remaining term of the related debt. Use of the straight-line method approximates the results of the application of the interest method. The net amounts remaining at December 31, 1998 and 1997 were $6,176,690 and $7,166,450, respectively.

CASH AND CASH EQUIVALENTS

     All highly liquid debt instruments purchased with an original maturity of three months or less are considered to be cash equivalents.

REDEEMABLE PARTNERS' INTERESTS

     The Partnership Agreement provides that if a certain partner dies or becomes disabled, that partner (or his personal representative) shall have the option, exercisable by notice given to the partners at any time within 270 days after his death or disability (except that if that partner dies or becomes disabled prior to August 31, 2000, the option may not be exercised until August 31, 2000 and then by notice by that partner or his personal representative given to the partners within 270 days after August 31, 2000) to sell, and require the General Partner and certain trusts controlled by that partner to sell, and the Partnership to purchase, up to 50% of the partnership interests owned by any of such partners and certain current and former members of management of Rifkin & Associates, Inc. that requests to sell their interest, for a purchase price equal to the fair market value of those interests determined by appraisal in accordance with the Partnership Agreement. Accordingly, the current fair value of such partnership interests have been reclassified outside of partners' capital.

USE OF ESTIMATES

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NEW ACCOUNTING PRONOUNCEMENT

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Partnership to expense all start up costs related to organizing a new business. This new standard also includes one-time activities related to opening a new facility, introduction of a new product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnership's 1999 fiscal year. Management believes that SOP 98-5 will have no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

     Certain reclassifications have been made to the 1997 and 1996 financial statements to conform with the 1998 financial statement presentation. Such reclassification had no effect on the net loss as previously stated.

2.  SUBSEQUENT EVENT

     On February 12, 1999, the Company signed a letter of intent for the partners to sell all of their partnership interests to Charter Communications ("Charter"). The Company and Charter are expected to sign a purchase agreement and complete the sale during the third quarter of 1999.

3.  ACQUISITION OF CABLE PROPERTIES

1998 ACQUISITIONS

     At various times during the second half of 1998, the Company completed three separate acquisitions of cable operating assets. Two of the acquisitions serve communities in Gwinnett County, Georgia (the "Georgia Systems"). These acquisitions were accounted for using the purchase method of accounting.

     The third acquisition resulted from a trade of the Company's systems serving the communities of Paris and Piney Flats, Tennessee for the operating assets of another cable operator serving primarily the communities of Lewisburg and Crossville, Tennessee (the "Tennessee Trade"). The trade was for cable systems that are similar in size and was accounted for based on fair market value. Fair market value was established at $3,000 per customer relinquished, which was based on recent sales transactions of similar cable systems. The transaction included the payment of approximately $719,000, net, of additional cash (Note 4).

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     The combined purchase price was allocated based on estimated fair values from an independent appraisal to property, plant and equipment and franchise cost as follows (dollars in thousands):

                                                        GEORGIA    TENNESSEE
                                                        SYSTEMS      TRADE       TOTAL
                                                        -------    ---------    -------
Fair value of assets relinquished (Note 4)............  $   --      $46,668     $46,668
Cash paid.............................................   1,392          719       2,111
Acquisition Costs (appraisal, transfer fees and direct
  costs)..............................................      26           76         102
                                                        ------      -------     -------
Total acquisition cost................................  $1,418      $47,463     $48,881
                                                        ======      =======     =======
Allocation:
Current assets........................................  $   (2)     $   447     $   445
Current liabilities...................................      (1)        (397)       (398)
Property, plant and equipment.........................     333       11,811      12,144
Franchise Cost........................................   1,088       35,602      36,690
                                                        ------      -------     -------
Total cost allocated..................................  $1,418      $47,463     $48,881
                                                        ======      =======     =======

     The fair value of assets relinquished from the Tennessee Trade was treated as a noncash transaction on the Consolidated Statement of Cash Flows. The cash acquisition costs were funded by proceeds from the Company's reducing revolving loan with a financial institution.

     The following combined pro forma information presents a summary of consolidated results of operations for the Company as if the Tennessee Trade acquisitions had occurred at the beginning of 1997, with pro forma adjustments to show the effect on depreciation and amortization for the acquired assets, management fees on additional revenues and interest expense on additional debt (dollars in thousands):

                                                        YEARS ENDED
                                                  -----------------------
                                                  12/31/98     12/31/97
                                                  --------    -----------
                                                              (UNAUDITED)
Total revenues..................................  $89,921      $ 84,325
Net income (loss)...............................   19,447       (29,631)

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the Tennessee Trade actually been acquired on January 1, 1997.

1997 ACQUISITIONS

     On April 1, 1997, the Company acquired the cable operating assets of two cable systems serving the Tennessee communities of Shelbyville and Manchester (the "Manchester Systems"), for an aggregate purchase price of approximately $19.7 million of which $495,000 was paid as escrow in 1996. The acquisition was accounted for using the purchase method of accounting, and was funded by proceeds from the Company's reducing revolving loan with a financial institution. No pro forma information giving the effect of the acquisitions is shown due to the results being immaterial.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

1996 ACQUISITIONS

     On March 1, 1996, the Company acquired certain cable operating assets ("Mid-Tennessee Systems") from Mid-Tennessee CATV, L.P., and on April 1, 1996 acquired the cable operating assets ("RCT Systems") from Rifkin Cablevision of Tennessee, Ltd. Both Mid-Tennessee CATV, L.P. and Rifkin Cablevision of Tennessee, Ltd. were affiliates of the General Partner. The acquisition costs were funded by $15 million of additional partner contributions and the remainder from a portion of the proceeds received from the issuance of $125 million of 11 1/8% Senior Subordinated Notes due 2006 (see Note 6).

     The acquisitions were recorded using the purchase method of accounting. The results of operations of the Mid-Tennessee Systems have been included in the consolidated financial statements since March 1, 1996, and the results of the RCT Systems have been included in the consolidated financial statements since April 1, 1996. The combined purchase price was allocated based on estimated fair values from an independent appraisal to property, plant and equipment and franchise cost as follows (dollars in thousands):

Cash paid, net of acquired cash.............................  $71,582
Acquisition costs (appraisal, transfer fees, and direct
  costs)....................................................      215
                                                              -------
Total acquisition cost......................................  $71,797
                                                              =======
Allocation:
Current assets..............................................  $   624
Current liabilities.........................................     (969)
Property, plant and equipment...............................   24,033
Franchise cost and other intangible assets..................   48,109
                                                              -------
Total cost allocated........................................  $71,797
                                                              =======

     The following combined pro forma information presents a summary of consolidated results of operations for the Company as if the Mid-Tennessee Systems and the RCT Systems acquisitions had occurred at the beginning of 1996, with pro forma adjustments to show the effect on depreciation and amortization for the acquired assets, management fees on additional revenues and interest expense on additional debt (dollars in thousands):

                                                             YEAR ENDED
                                                             -----------
                                                              12/31/96
                                                             -----------
                                                             (UNAUDITED)
Total revenues.............................................   $ 74,346
Net loss...................................................    (22,558)

     The pro forma financial information is not necessarily indicative of the operating results that would have occurred had the Mid-Tennessee Systems and the RCT Systems actually been acquired on January 1, 1996.

4.  SALE OF ASSETS

     On February 4, 1998, the Company sold all of its operating assets in the state of Michigan (the "Michigan Sale") to another cable operator for cash. In addition, on December 31, 1998,

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

the Company traded certain cable systems in Tennessee (the "Tennessee Trade") for similar-sized cable systems (Note 3). Both sales resulted in a gain recognized by the Company as follows (dollars in thousands):

                                                MICHIGAN    TENNESSEE
                                                  SALE        TRADE       TOTAL
                                                --------    ---------    -------
Fair value of assets relinquished.............  $    --      $46,668     $46,668
Original cash proceeds........................   16,931           --      16,931
Adjustments for value of assets and
  liabilities assumed.........................      120          (17)        103
                                                -------      -------     -------
Net proceeds..................................   17,051       46,651      63,702
Net book value of assets sold.................   11,061        9,778      20,839
                                                -------      -------     -------
Net gain from sale............................  $ 5,990      $36,873     $42,863
                                                =======      =======     =======

     The Michigan Sale proceeds amount includes $500,000 that is currently being held in escrow. This amount and the fair value of assets relinquished, related to the Tennessee Trade, were both treated as noncash transactions on the Consolidated Statement of Cash Flows.

     The cash proceeds from the Michigan Sale were used by the Company to reduce its revolving and term loans with a financial institution.

5.  INCOME TAXES

     Although the Partnership is not a taxable entity, two corporations (the "subsidiaries") are included in the consolidated financial statements. These subsidiaries are required to pay taxes on their taxable income, if any.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     The following represents a reconciliation of pre-tax losses as reported in accordance with generally accepted accounting principles and the losses attributable to the partners and included in their individual income tax returns:

                                           YEAR ENDED      YEAR ENDED      YEAR ENDED
                                            12/31/98        12/31/97        12/31/96
                                          ------------    ------------    ------------
Pre-tax income (loss) as reported.......  $ 20,241,286    $(31,378,648)   $(25,277,061)
(Increase) decrease due to:
  Separately taxed book results of
     corporate subsidiaries.............     9,397,000      15,512,000       9,716,000
  Effect of different depreciation and
     amortization methods for tax and
     book purposes......................    (1,360,000)     (2,973,000)     (3,833,000)
Additional tax gain from the sale of
  Michigan(Note 4)......................     2,068,000              --              --
Book gain from trade sale of Tennessee
  assets(Note 4)........................   (36,873,000)             --              --
Additional tax loss from dissolution of
  FNI stock.............................    (7,235,000)             --              --
Other...................................        81,714         (45,052)        (22,539)
                                          ------------    ------------    ------------
Tax loss attributed to the partners.....  $(13,680,000)   $(18,884,700)   $(19,416,600)
                                          ============    ============    ============

     The Company accounts for income taxes under the liability method. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

     As a result of a change in control in 1995, the book value of the Company's net assets was increased to reflect their fair market value. In connection with this revaluation, a deferred income tax liability in the amount of $22,801,000 was established to provide for future taxes payable on the revised valuation of the net assets. A deferred tax benefit of $4,196,000, $5,335,000 and $3,654,000 was recognized for the years ended December 31, 1998, 1997 and 1996, respectively, reducing the liability to $7,942,000.

     Deferred tax assets (liabilities) were comprised of the following at December 31, 1998 and 1997:

                                             12/31/98        12/31/97
                                           ------------    ------------
Deferred tax assets resulting from loss
  carryforwards..........................  $ 11,458,000    $  9,499,000
Deferred tax liabilities resulting from
  depreciation and amortization..........   (19,400,000)    (21,637,000)
                                           ------------    ------------
Net deferred tax liability...............  $ (7,942,000)   $(12,138,000)
                                           ============    ============

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     As of December 31, 1998 and 1997, the subsidiaries have net operating loss carryforwards ("NOLs") for income tax purposes of $30,317,000 and $25,264,000, respectively, substantially all of which are limited. The NOLs will expire at various times between the years 2000 and 2013.

     In 1998, one of the corporate entities was dissolved. The existing NOL's were used to offset taxable income down to $87,751, resulting in a current tax for 1998 of $18,075.

     Under the Internal Revenue Code of 1986, as amended (the "Code"), the subsidiaries generally would be entitled to reduce their future federal income tax liabilities by carrying the unused NOLs forward for a period of 15 years to offset their future income taxes. The subsidiaries' ability to utilize any NOLs in future years may be restricted, however, in the event the subsidiaries undergo an "ownership change" as defined in Section 382 of the Code. In the event of an ownership change, the amount of NOLs attributable to the period prior to the ownership change that may be used to offset taxable income in any year thereafter generally may not exceed the fair market value of the subsidiary immediately before the ownership change (subject to certain adjustments) multiplied by the applicable long-term, tax exempt rate published by the Internal Revenue Service for the date of the ownership change. Two of the subsidiaries underwent an ownership change on September 1, 1995 pursuant to
Section 382 of the Code. As such, the NOLs of the subsidiaries are subject to limitation from that date forward. It is the opinion of management that the NOLs will be released from this limitation prior to their expiration dates and, as such, have not been limited in their calculation of deferred taxes.

     The provision for income tax expense (benefit) differs from the amount which would be computed by applying the statutory federal income tax rate of 35% to pre-tax income before extraordinary loss as a result of the following:

                                                             YEARS ENDED
                                              -----------------------------------------
                                                12/31/98       12/31/97      12/31/96
                                              ------------   ------------   -----------
Tax expense (benefit) computed at statutory
  rate......................................  $  7,084,450   $(10,982,527)  $(8,846,971)
  Increase (decrease) due to:
  Tax benefit (expense) for non-corporate
     loss...................................   (10,373,252)     5,900,546     5,446,721
  Permanent differences between financial
     statement income and taxable income....       (36,200)        84,500        48,270
  State income tax..........................      (247,000)      (377,500)     (252,590)
  Tax benefit from dissolved corporation....      (148,925)            --            --
  Other.....................................      (456,998)        39,981       (41,149)
                                              ------------   ------------   -----------
  Income Tax Benefit........................  $ (4,177,925)  $ (5,335,000)  $(3,645,719)
                                              ============   ============   ===========

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

6.  NOTES PAYABLE

     Debt consisted of the following:

                                           DECEMBER 31,    DECEMBER 31,
                                               1998            1997
                                           ------------    ------------
Senior Subordinated Notes................  $125,000,000    $125,000,000
Tranche A Term Loan......................    21,575,000      25,000,000
Tranche B Term Loan......................    40,000,000      40,000,000
Reducing Revolving Loan..................    35,000,000      36,500,000
Senior Subordinated Debt.................     3,000,000       3,000,000
                                           ------------    ------------
                                           $224,575,000    $229,500,000
                                           ============    ============

     The Notes and loans are collateralized by substantially all of the assets of the Company.

     On January 26, 1996, the Company and its wholly-owned subsidiary, RACC (the "Issuers"), co-issued $125,000,000 of 11 1/8% Senior Subordinated Notes (the "Notes") to institutional investors. These notes were subsequently exchanged on June 18, 1996 for publicly registered notes with identical terms. Interest on the Notes is payable semi-annually on January 15 and July 15 of each year. The Notes, which mature on January 15, 2006, can be redeemed in whole or in part, at the Issuers' option, at any time on or after January 15, 2001, at redeemable prices contained in the Notes plus accrued interest. In addition, at any time on or prior to January 15, 1999, the Issuers, at their option, may redeem up to 25% of the principle amount of the Notes issued to institutional investors of not less than $25,000,000. At December 31, 1998 and 1997, all of the Notes were outstanding (see also Note 10).

     The Company has a $25,000,000 Tranche A term loan with a financial institution. This loan requires quarterly payments of $1,875,000 plus interest commencing on March 31, 2000. Any unpaid balance is due March 31, 2003. The agreement requires that what it defines as excess proceeds from the sale of a cable system be used to retire Tranche A term debt. As a result of the Michigan sale (Note 4), there was $3,425,000 of excess proceeds used to pay principal in 1998. The interest rate on the Tranche A term loan is either the bank's prime rate plus .25% to 1.75% or LIBOR plus 1.5% to 2.75%.

     The specific rate is dependent upon the senior funded debt ratio which is recalculated quarterly. The weighted average effective interest rate at December 31, 1998 and 1997 was 7.59% and 8.24%, respectively.

     In addition, the Company has a $40,000,000 Tranche B term loan, which requires principal payments of $2,000,000 on March 31, 2002, $18,000,000 on March 31, 2003, and $20,000,000 on March 31, 2004. The Tranche B term loan bears an interest rate of 9.75% and is payable quarterly.

     The Company also has a reducing revolving loan providing for borrowing up to $20,000,000 at the Company's discretion, subject to certain restrictions, and an additional $60,000,000 available to finance acquisitions subject to certain restrictions. On March 4, 1998, the reducing revolving loan agreement was amended to revise the scheduled reduction in revolving commitments. The additional financing amounts available at December 31, 1998 and 1997 were $45,000,000 and $52,500,000, respectively. At December 31, 1998, the full $20,000,000 available had been borrowed, and $15,000,000 had been drawn against the $45,000,000 commitment. At

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

December 31, 1997, the full $20,000,000 available had been borrowed, and $16,500,000 had been drawn against the $52,500,000 commitment. The amount available for borrowing will decrease annually during its term with changes over the four years following December 31, 1998 as follows: 1999 -- $2,500,000 reduction per quarter, and 2000 through 2002 -- $3,625,000 per quarter. Any unpaid balance is due on March 31, 2003. The revolving loan bears an interest rate of either the bank's prime rate plus .25% to 1.75% or LIBOR plus 1.5% to 2.75%. The specific rate is dependent upon the senior funded debt ratio which is recalculated quarterly. The weighted average effective interest rates at December 31, 1998 and 1997 was 8.08% and 8.29%, respectively. The reducing revolving loan includes a commitment fee of 1/2% per annum on the unborrowed balance.

     Certain mandatory prepayments may also be required, commencing in fiscal 1997, on the Tranche A term loan, the Tranche B term loan, and the reducing revolving credit based on the Company's cash flow calculations, proceeds from the sale of a cable system or equity contributions. Based on the 1998 calculation and the Michigan sale, $3,425,000 of prepayments were required. Optional prepayments are allowed, subject to certain restrictions. The related loan agreement contains covenants limiting additional indebtedness, dispositions of assets, investments in securities, distribution to partners, management fees and capital expenditures. In addition, the Company must maintain certain financial levels and ratios. At December 31, 1998, the Company was in compliance with these covenants.

     The Company also has $3,000,000 of senior subordinated debt payable to a Rifkin Partner. The debt has a scheduled maturity, interest rate and interest payment schedule identical to that of the Notes, as discussed above.

     Based on the outstanding debt as of December 31, 1998, the minimum aggregate maturities for the five years following 1998 are none in 1999, $7,500,000 in 2000, $16,500,000 in 2001, $23,075,000 in 2002 and $29,500,000 in
2003.

7.  RELATED PARTY TRANSACTIONS

     The Company entered into a management agreement with Rifkin & Associates, Inc. (Rifkin). The management agreement provides that Rifkin will act as manager of the Company's CATV systems and be entitled to annual compensation of 3.5% of the Company's revenue. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction included the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed in total on the Consolidated Statement of Operations.

     The Company is associated with a company to purchase certain cable television programming at a discount. Rifkin acted as the agent and held the deposit funds required for the Company to participate.

     Effective September 1, 1998, Rifkin conveyed this contract and deposit amount to RML. The deposit amount recorded at December 31, 1998 and 1997 was $2,139,274 and $1,225,274, respectively. The Company subsequently received $1,225,274 of the December 31, 1998 balance.

     The Company paid approximately $550,000 to a law firm in connection with the public offering in 1996. A partner of this law firm is a relative of one of the Company's partners.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

8.  COMMITMENTS AND RENTAL EXPENSE

     The Company leases certain real and personal property under noncancelable operating leases expiring through the year 2007. Future minimum lease payments under such noncancelable leases as of December 31, 1998 are: $316,091 in 1999; $249,179 in 2000; $225,768 in 2001; $222,669 in 2002; and $139,910 in 2003; and
$344,153 thereafter, totaling $1,497,770.

     Total rental expense and the amount included therein which pertains to cancelable pole rental agreements were as follows for the periods indicated:

                                                 TOTAL       CANCELABLE
                                                 RENTAL      POLE RENTAL
PERIOD                                          EXPENSE        EXPENSE
------                                         ----------    -----------
Year Ended December 31, 1998.................  $1,592,080    $1,109,544
Year Ended December 31, 1997.................  $1,577,743    $1,061,722
Year Ended December 31, 1996.................  $1,294,084    $  874,778

9.  COMPENSATION PLANS AND RETIREMENT PLANS

EQUITY INCENTIVE PLAN

     In 1996, the Company implemented an Equity Incentive Plan (the "Plan") in which certain Rifkin & Associates' executive officers and key employees, and certain key employees of the Company are eligible to participate. Plan participants in the aggregate, have the right to receive (i) cash payments of up to 2.0% of the aggregate value of all partnership interests of the Company (the "Maximum Incentive Percentage"), based upon the achievement of certain annual Operating Cash Flow (as defined in the Plan) targets for the Company for each of the calendar years 1996 through 2000, and (ii) an additional cash payment equal to up to 0.5% of the aggregate value of all partnership interests of the Company (the "Additional Incentive Percentage"), based upon the achievement of certain cumulative Operating Cash Flow targets for the Company for the five-year period ended December 31, 2000. Subject to the achievement of such annual targets and the satisfaction of certain other criteria based on the Company's operating performance, up to 20% of the Maximum Incentive Percentage will vest in each such year; provided, that in certain events vesting may accelerate. Payments under the Plan are subject to certain restrictive covenants contained in the Notes.

     No amounts are payable under the Plan except upon (i) the sale of substantially all of the assets or partnership interests of the Company or (ii) termination of a Plan participant's employment with Rifkin & Associates or the Company, as applicable, due to (a) the decision of the Advisory Committee to terminate such participant's employment due to disability, (b) the retirement of such participant with the Advisory Committee's approval or (c) the death of such Participant. The value of amounts payable pursuant to clause (i) above will be based upon the aggregate net proceeds received by the holders of all of the partnership interests in the Company, as determined by the Advisory Committee, and the amounts payable pursuant to clause (ii) above will be based upon the Enterprise Value determined at the time of such payment. For purposes of the Plan, Enterprise Value generally is defined as Operating Cash Flow for the immediately preceding calendar year times a specified multiple and adjusted based on the Company's working capital.

     The amount expensed for the years ended December 31, 1998, 1997 and 1996 relating to this plan were $1,119,996, $859,992 and $660,000, respectively.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

RETIREMENT BENEFITS

     The Company has a 401(k) plan for employees that have been employed by the Company for at least one year. Employees of the Company can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Company matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Company contributions and earnings vest 20% per year of employment with the Company, becoming fully vested after five years. The Company's matching contributions for the years ended December 31, 1998, 1997 and 1996 were $50,335, $72,707 and $42,636, respectively.

10.  FAIR VALUE OF FINANCIAL INSTRUMENTS

     The Company has a number of financial instruments, none of which are held for trading purposes. The following method and assumptions were used by the Company to estimate the fair values of financial instruments as disclosed herein:

     Cash and Cash Equivalents, Customer Accounts Receivable, Other Receivables, Accounts Payable and Accrued Liabilities and Customer Deposits and Prepayments:
The carrying value amount approximates fair value because of the short period to maturity.

     Debt: The fair value of bank debt is estimated based on interest rates for the same or similar debt offered to the Company having the same or similar remaining maturities and collateral requirements. The fair value of public Senior Subordinated Notes is based on the market quoted trading value. The fair value of the Company's debt is estimated at $236,137,500 and is carried on the balance sheet at $224,575,000.

11.  CABLE REREGULATION

     Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the Cable Act) and has amended it at various times since.

     The total effects of the present law are, at this time, still unknown. However, one provision of the present law further redefines a small cable system, and exempts these systems from rate regulation on the upper tiers of cable service. The Partnership is awaiting an FCC rulemaking implementing the present law to determine whether its systems qualify as small cable systems.

12.  SUMMARIZED FINANCIAL INFORMATION

     CEM, CEI and CEC (collective, the "Guarantors") are all wholly-owned subsidiaries of the Company and, together with RACC, constitute all of the Partnership's direct and indirect subsidiaries. As discussed in Note 1, RTL and FNI were dissolved on January 1, 1998 and the assets were transferred to the Company, however, prior thereto, RTL and FNI, as wholly-owned subsidiaries of the Company, were Guarantors. Each of the Guarantors provides a full, unconditional, joint and several guaranty of the obligations under the Notes discussed in Note 6. Separate financial statements of the Guarantors are not presented because management has determined that they would not be material to investors.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

     The following tables present summarized financial information of the Guarantors on a combined basis as of December 31, 1998 and 1997 and for the years ended December 31, 1998, and 1997 and 1996.

                                    12/31/98        12/31/97
         BALANCE SHEET            ------------    ------------
Cash............................  $    373,543    $    780,368
Accounts and other receivables,
  net...........................     3,125,830       3,012,571
Prepaid expenses................       791,492         970,154
Property, plant and equipment
  net...........................    48,614,536      66,509,120
Franchise costs and other
  intangible assets, net........    56,965,148     103,293,631
Accounts payable and accrued
  liabilities...................    22,843,354      18,040,588
Other liabilities...............       980,536       1,122,404
Deferred taxes payable..........     7,942,000      12,138,000
Notes payable...................   140,050,373     167,200,500
Equity (deficit)................   (61,945,714)    (23,935,648)

                                   YEAR ENDED      YEAR ENDED      YEAR ENDED
                                    12/31/98        12/31/97        12/31/96
    STATEMENTS OF OPERATIONS      ------------    ------------    ------------
Total revenue...................  $ 29,845,826    $ 47,523,592    $ 42,845,044
          Total costs and
             expenses...........   (31,190,388)    (53,049,962)    (43,578,178)
Interest expense................   (14,398,939)    (17,868,497)    (16,238,221)
Income tax benefit..............     4,177,925       5,335,000       3,645,719
                                  ------------    ------------    ------------
Net loss........................  $(11,565,576)   $(18,059,867)   $(13,325,636)
                                  ============    ============    ============

13.  QUARTERLY INFORMATION (UNAUDITED)

     The following interim financial information of the Company presents the 1998 and 1997 consolidated results of operations on a quarterly basis (in thousands):

                                               QUARTERS ENDED 1998
                                 ------------------------------------------------
                                 MARCH 31(A)    JUNE 30    SEPT. 30    DEC. 31(B)
                                 -----------    -------    --------    ----------
Revenue........................    $22,006      $22,296    $22,335      $23,284
Operating income (loss)........        295          511     (1,522)       1,756
Net income (loss)..............      1,437       (4,458)    (5,907)      33,347

-------------------------

     (a) First quarter includes a $5,900 gain from the sale of Michigan assets (Note 4).

     (b) Fourth quarter includes a $36,873 gain from the trade sale of certain Tennessee assets (Note 4).

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                                                 QUARTERS ENDED 1997
                                      ------------------------------------------
                                      MARCH 31    JUNE 30    SEPT. 30    DEC. 31
                                      --------    -------    --------    -------
Revenue.............................  $19,337     $21,331    $21,458     $22,199
Operating loss......................   (1,220)     (2,818)    (2,777)       (798)
Net loss............................   (5,998)     (6,890)    (8,127)     (5,029)

14.  LITIGATION

     The Company could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Company will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Company's financial position or results of operations.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
Indiana Cable Associates, Ltd.

We have audited the accompanying balance sheet of Indiana Cable Associates, Ltd. as of December 31, 1997 and 1998, and the related statements of operations, partners' deficit and cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Indiana Cable Associates, Ltd. at December 31, 1997 and 1998, and the results of its operations and its cash flows for the years ended December 31, 1996, 1997 and 1998 in conformity with generally accepted accounting principles.

/s/ Ernst & Young LLP

Denver, Colorado
February 19, 1999

                         INDIANA CABLE ASSOCIATES, LTD.

                                 BALANCE SHEET
                           DECEMBER 31, 1997 AND 1998

                                                                1997           1998
                                                             -----------    -----------
ASSETS (PLEDGED)
Cash and cash equivalents..................................  $    82,684    $   108,619
Customer accounts receivable, less allowance for doubtful
  accounts of $18,311 in 1997 and $24,729 in 1998..........       87,154         85,795
Other receivables..........................................      257,236        295,023
Prepaid expenses and deposits..............................      172,614        152,575
Property, plant and equipment, at cost:
  Buildings................................................       78,740         91,682
  Transmission and distribution systems and related
     equipment.............................................   10,174,650     11,336,892
  Office furniture and equipment...........................      144,137        161,327
  Spare parts and construction inventory...................      435,554        742,022
                                                             -----------    -----------
                                                              10,833,081     12,331,923
  Less accumulated depreciation............................    7,624,570      8,008,158
                                                             -----------    -----------
     Net property, plant and equipment.....................    3,208,511      4,323,765
Other assets, at cost less accumulated amortization (Note
  3).......................................................    5,817,422      5,083,029
                                                             -----------    -----------
          Total assets.....................................  $ 9,625,621    $10,048,806
                                                             ===========    ===========
LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable and accrued liabilities.................  $   718,716    $   897,773
  Customer prepayments.....................................       50,693         47,458
  Interest payable.........................................       32,475             --
  Long-term debt (Note 4)..................................   10,650,000             --
  Interpartnership debt (Note 4)...........................           --      9,606,630
                                                             -----------    -----------
          Total liabilities................................   11,451,884     10,551,861
Commitments (Notes 5 and 6)
Partners' deficit:
  General partner..........................................      (66,418)       (20,106)
  Limited partner..........................................   (1,759,845)      (482,949)
                                                             -----------    -----------
Total partners' deficit....................................   (1,826,263)      (503,055)
                                                             -----------    -----------
          Total liabilities and partners' deficit..........  $ 9,625,621    $10,048,806
                                                             ===========    ===========

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENT OF OPERATIONS


                                                                 YEARS ENDED
                                                     ------------------------------------
                                                      12/31/96     12/31/97     12/31/98
                                                     ----------   ----------   ----------
REVENUE:
Service............................................  $6,272,049   $6,827,504   $7,165,843
Installation and other.............................     538,158      622,699      773,283
                                                     ----------   ----------   ----------
          Total revenue............................   6,810,207    7,450,203    7,939,126
COSTS AND EXPENSES:
Operating expense..................................     989,456    1,142,932      974,617
Programming expense................................   1,474,067    1,485,943    1,727,089
Selling, general and administrative expense........   1,112,441    1,142,247    1,128,957
Depreciation.......................................     889,854      602,554      537,884
Amortization.......................................     718,334      718,335      707,539
Management fees....................................     340,510      372,510      396,956
Loss on disposal of assets.........................       6,266          639       74,714
                                                     ----------   ----------   ----------
          Total costs and expenses.................   5,530,928    5,465,160    5,547,756
                                                     ----------   ----------   ----------
Operating income...................................   1,279,279    1,985,043    2,391,370
Interest expense...................................   1,361,415    1,292,469      970,160
                                                     ----------   ----------   ----------
Net income (loss) before extraordinary item........     (82,136)     692,574    1,421,210
Extraordinary item--loss on early retirement of
  debt (Note 3 and 4)..............................          --           --       98,002
                                                     ----------   ----------   ----------
Net income (loss)..................................  $  (82,136)  $  692,574   $1,323,208
                                                     ==========   ==========   ==========


See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                         STATEMENT OF PARTNERS' DEFICIT

                                                 GENERAL       LIMITED
                                                 PARTNERS     PARTNERS         TOTAL
                                                 --------    -----------    -----------
Partners' deficit at December 31, 1995.........  $(87,783)   $(2,348,918)   $(2,436,701)
  Net loss for the year ended December 31,
     1996......................................    (2,875)       (79,261)       (82,136)
                                                 --------    -----------    -----------
Partners' deficit at December 31, 1996.........   (90,658)    (2,428,179)    (2,518,837)
  Net income for the year ended December 31,
     1997......................................    24,240        668,334        692,574
                                                 --------    -----------    -----------
Partners' deficit at December 31, 1997.........   (66,418)    (1,759,845)    (1,826,263)
  Net income for the year ended December 31,
     1998......................................    46,312      1,276,896      1,323,208
                                                 --------    -----------    -----------
Partners' deficit at December 31, 1998.........  $(20,106)   $  (482,949)   $  (503,055)
                                                 ========    ===========    ===========

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENT OF CASH FLOWS

                                                                     YEARS ENDED
                                                      ------------------------------------------
                                                       12/31/96       12/31/97        12/31/98
                                                      -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).................................  $   (82,136)   $   692,574    $  1,323,208
  Adjustments to reconcile net income (loss) to net
     cash provided by operating activities:
     Depreciation and amortization..................    1,608,188      1,320,889       1,245,423
     Amortization of deferred loan costs............       48,764         72,922          23,149
     Loss on disposal of assets.....................        6,266            639          74,714
     Loss on write-off of deferred loan cost
       associated with early retirement of debt.....           --             --          95,832
     Decrease (increase) in customer accounts
       receivable...................................      (13,110)         1,536           1,359
     Increase in other receivables..................      (80,843)      (108,256)        (37,787)
     Decrease (increase) in prepaid expenses and
       deposits.....................................      (53,259)        (5,928)         20,039
     Increase (decrease) in accounts payable and
       accrued liabilities..........................     (190,357)      (147,971)        179,057
     Increase (decrease) in customer prepayments....       16,355        (13,190)         (3,235)
     Decrease in interest payable...................      (12,314)       (39,471)        (32,475)
                                                      -----------    -----------    ------------
          Net cash provided by operating
            activities..............................    1,247,554      1,773,744       2,889,284
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment........     (675,244)      (592,685)     (1,732,831)
  Proceeds from sale of assets......................      227,025         23,662           4,979
                                                      -----------    -----------    ------------
          Net cash used in investing activities.....     (448,219)      (569,023)     (1,727,852)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt......................    2,000,000      1,450,000      10,636,421
  Proceeds from interpartnership debt...............           --             --       9,606,630
  Deferred loan cost................................      (70,000)       (29,776)        (92,127)
  Payments of long-term debt........................   (2,200,000)    (3,100,000)    (21,286,421)
                                                      -----------    -----------    ------------
          Net cash used in financing activities.....     (270,000)    (1,679,776)     (1,135,497)
                                                      -----------    -----------    ------------
Net increase (decrease) in cash and cash
  equivalents.......................................      529,335       (475,055)         25,935
Cash and cash equivalents at beginning of year......       28,404        557,739          82,684
                                                      -----------    -----------    ------------
Cash and cash equivalents at end of year............  $   557,739    $    82,684    $    108,619
                                                      ===========    ===========    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.....................................  $ 1,324,965    $ 1,258,078    $    947,606
                                                      ===========    ===========    ============

See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                         NOTES TO FINANCIAL STATEMENTS

1.  GENERAL INFORMATION

GENERAL INFORMATION:

     Indiana Cable Associates, Ltd. (the "Partnership"), a Colorado limited partnership, was organized in March 1987 for the purpose of acquiring and operating cable television systems and related operations in Indiana and Illinois.

     For financial reporting purposes, Partnership profits or losses are allocated 3.5% to the general partners and 96.5% to the limited partners. Limited partners are not required to fund any losses in excess of their capital contributions.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP:

     Interlink Communications Partners, LLLP ("ICP") agreed to purchase all of the interests of the Partnership. ICP acquired all of the limited partner interests, effective December 31, 1998, and is currently in the process of obtaining the necessary consents to transfer all of the Partnership's franchises to ICP. Once these are obtained, ICP will then purchase the general partner interest in the Partnership, and the Partnership will, by operation of law, be consolidated into ICP.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY, PLANT AND EQUIPMENT:

     The Partnership records additions to property, plant and equipment at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable.

     For financial reporting purposes, the Partnership uses the straight-line method of depreciation over the estimated useful lives of the assets as follows:

Buildings and improvements.................................  5-30 years
Transmission and distribution systems and related
  equipment................................................  3-15 years
Office furniture and equipment.............................     5 years

OTHER ASSETS:

     Other assets are carried at cost and are amortized on a straight-line basis over the following lives:

Franchises                              --  the terms of the franchises
                                            (10-19 1/2 years)
Goodwill                                --  the term of the Partnership agreement
                                            (12 3/4 years)
Deferred loan costs                     --  the term of the debt (1-6 years)
Organization costs                      --  5 years

                         INDIANA CABLE ASSOCIATES, LTD.

INCOME TAXES:

     No provision for the payment or refund of income taxes has been provided for the Partnership since the partners are responsible for reporting their distributive share of Partnership net income or loss in their personal capacities.

CASH AND CASH EQUIVALENTS:

     The Partnership considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION:

     Customer fees are recorded as revenue in the period the service is provided.

FAIR VALUE OF FINANCIAL INVESTMENTS:

     The carrying values of cash and cash equivalents, customer accounts receivable, accounts payable and interpartnership debt approximate fair value.

USE OF ESTIMATES:

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

IMPACT OF YEAR 2000 (UNAUDITED):

     The Partnership recognizes that certain of its time-sensitive computer programs and product distribution equipment may be affected by conversion to the year 2000. During 1998, management began their evaluation of the information systems, product distribution facilities, and vendor and supplier readiness. To date, considerable progress has been made to complete the evaluation process, to integrate and test compliance installations, and to prepare contingency plans. In addition, third party suppliers are either fully compliant or are expected to be compliant by December 31, 1999. Management expects to have all systems compliant, or have a contingency plan in effect that will result in minimal impact on the operations.

NEW ACCOUNTING PRONOUNCEMENT:

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the Costs of Start-Up Activities," which requires the Partnerships to expense all start-up costs related to organizing a new business. This new standard also includes one-time activities related to opening a new facility, introduction of a new product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnerships' 1999 fiscal year. Organization costs are all fully amortized resulting in SOP 98-5 having no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION:

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 financial statement presentation. Such reclassifications had no effect on the net income or loss as previously stated.

                         INDIANA CABLE ASSOCIATES, LTD.

3.  OTHER ASSETS

     At December 31, 1997 and 1998, other assets consisted of the following:

                                                        1997           1998
                                                     -----------    -----------
Franchises.........................................  $13,144,332    $12,996,580
Goodwill...........................................      378,336        378,336
Deferred loan costs................................       26,854             --
Organization costs.................................       63,393         63,393
                                                     -----------    -----------
                                                      13,612,915     13,438,309
Less accumulated amortization......................    7,795,493      8,355,280
                                                     -----------    -----------
                                                     $ 5,817,422    $ 5,083,029
                                                     ===========    ===========

     On December 31, 1997, the loan agreement with a financial institution was amended (Note 4). At that time, the original loan's costs, which were fully amortized, and the accumulated amortization were written off. The bank loan amendment required the payment of additional loan costs which will be amortized over the remaining term of the bank loan.

     On August 31, 1998, the loan with a financial institution and the subordinated debt loan with two investor groups were paid in full (Note 4). The related deferred loan costs and associated accumulated amortization were written off and $9,263 was recorded as an extraordinary loss. On December 30, 1998, the new loan agreement with a financial institution was paid in full (Note 4). The related deferred loan costs and associated accumulated amortization were written off and $86,569 was recorded as an extraordinary loss.

4.  DEBT

     The Partnership had a revolving credit agreement with a financial institution which provided for borrowing up to $7,000,000 with a maturity date of December 31, 1997, at which time the balance of the loan was $4,650,000. On December 31, 1997, the credit agreement was amended to reduce the amount available to borrow to $5,200,000 and extend the maturity date to December 31, 1998. The Partnership also had subordinated term notes with two investors totalling $6,000,000 at December 31, 1997. Total outstanding loans at December 31, 1997 were $10,650,000. On August 31, 1998, the revolving credit loan and subordinated term notes had a balance of $3,450,000 and $6,000,000, respectively; at that date, the total balance of $10,650,000 and accrued interest were paid in full. On that same date, the Partnership obtained a new credit agreement with a financial institution. The new credit agreement provided for a senior term note payable in the amount of $7,500,000 and a revolving credit loan which provided for borrowing up to $7,500,000. At December 30, 1998, the term note and revolving credit had a balance of $7,500,000 and $1,950,000, respectively; at that date, the total balance of $9,450,000 and accrued interest were paid in full. The Partnership also incurred a LIBOR break fee of $2,170 in conjunction with the retirement of debt which was recorded as an extraordinary item.

     Also on December 30, 1998, the Partnership obtained a new interpartnership loan agreement with ICP (Note 1). Borrowing under the interpartnership loan, as well as interest and principal payments are due at the discretion of the management of ICP, resulting in no minimum required annual principal payments. The balance of the interpartnership loan at December 31, 1998 was $9,606,630. The effective interest rate at December 31, 1998 was 8.5%.

                         INDIANA CABLE ASSOCIATES, LTD.

5.  MANAGEMENT AGREEMENT

     The Partnership has entered into a management agreement with Rifkin and Associates, Inc., (Rifkin) whose sole stockholder is affiliated with a general partner of the Partnership. The agreement provides that Rifkin shall manage the Partnership and shall receive annual compensation equal to 2 1/2% of gross revenues and an additional 2 1/2% if a defined cash flow level is met. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction was the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed on the Statement of Operations.

6.  LEASE COMMITMENTS

     At December 31, 1998, the Partnership had lease commitments under long-term operating leases as follows:

1999........................................................  $27,408
2000........................................................    6,300
2001........................................................    2,700
2002........................................................    1,500
2003........................................................    1,500
Thereafter..................................................   10,500
                                                              -------
          Total.............................................  $49,908
                                                              =======

     Rent expense, including pole rent, was as follows for the periods indicated:

                                                               TOTAL
                                                               RENTAL
PERIOD                                                        EXPENSE
------                                                        --------
Year Ended December 31, 1996................................  $105,590
Year Ended December 31, 1997................................    98,693
Year Ended December 31, 1998................................   104,155

7.  RETIREMENT BENEFITS

     The Partnership has a 401(k) plan for its employees that have been employed by the Partnership for at least one year. Employees of the Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Partnership contributions and earnings vest 20% per year of employment with the Partnership, becoming fully vested after five years. The Partnership's matching contributions for the years ended December 31, 1996, 1997 and 1998 were $4,723, $8,769 and $8,639, respectively.

                         REPORT OF INDEPENDENT AUDITORS

The Partners
R/N South Florida Cable Management
Limited Partnership

We have audited the accompanying consolidated balance sheet of R/N South Florida Cable Management Limited Partnership as of December 31, 1997 and 1998, and the related consolidated statements of operations, partners' equity (deficit) and cash flows for the years ended December 31, 1996, 1997 and 1998. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of R/N South Florida Cable Management Limited Partnership at December 31, 1997 and 1998, and the consolidated results of its operations and its cash flows for the years ended December 31, 1996, 1997 and 1998 in conformity with generally accepted accounting principles.

                                          /s/ ERNST & YOUNG LLP

Denver, Colorado
February 19, 1999

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                           CONSOLIDATED BALANCE SHEET
                           DECEMBER 31, 1997 AND 1998

                                                                1997           1998
ASSETS (PLEDGED)                                             -----------    -----------
Cash and cash equivalents..................................  $   362,619    $   678,739
Customer accounts receivable, less allowance for doubtful
  accounts of $85,867 in 1997 and $84,474 in 1998..........      569,296        455,339
Other receivables..........................................    1,180,507      1,691,593
Prepaid expenses and deposits..............................      416,455        393,022
Property, plant and equipment, at cost:
Transmission and distribution system and related
  equipment................................................   22,836,588     27,981,959
Office furniture and equipment.............................      704,135        755,398
Leasehold improvements.....................................      546,909        549,969
Construction in process and spare parts inventory..........      718,165        744,806
                                                             -----------    -----------
                                                              24,805,797     30,032,132
Less accumulated depreciation..............................    9,530,513     11,368,764
                                                             -----------    -----------
          Net property, plant and equipment................   15,275,284     18,663,368
Other assets, at cost less accumulated amortization (Note
  2).......................................................    6,806,578      5,181,012
                                                             -----------    -----------
          Total assets.....................................  $24,610,739    $27,063,073
                                                             ===========    ===========

LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Liabilities:
Accounts payable and accrued liabilities...................  $ 2,994,797    $ 2,356,540
Interest payable...........................................      287,343             --
Customer prepayments.......................................      699,332        690,365
Long-term debt (Note 3)....................................   29,437,500             --
Interpartnership debt (Note 3).............................           --     31,222,436
                                                             -----------    -----------
          Total liabilities................................   33,418,972     34,269,341
Commitments (Notes 4 and 5)
Partners' equity (deficit):
  General partner..........................................      (96,602)       (81,688)
  Limited partner..........................................   (9,582,050)    (8,104,718)
  Special limited partner..................................      870,419        980,138
                                                             -----------    -----------
Total partners' equity (deficit)...........................   (8,808,233)    (7,206,268)
                                                             -----------    -----------
          Total liabilities and partners' deficit..........  $24,610,739    $27,063,073
                                                             ===========    ===========

See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                YEARS ENDED
                                                  ---------------------------------------
                                                   12/31/96      12/31/97      12/31/98
                                                  -----------   -----------   -----------
REVENUES:
Service.........................................  $16,615,767   $17,520,883   $18,890,202
Installation and other..........................    1,732,681     2,425,742     3,158,742
                                                  -----------   -----------   -----------
                                                   18,348,448    19,946,625    22,048,944
COSTS AND EXPENSES:
Operating expense...............................    2,758,704     3,489,285     3,707,802
Programming expense.............................    4,075,555     4,014,850     4,573,296
Selling, general and administrative expense.....    3,979,002     4,087,845     4,537,535
Depreciation....................................    1,787,003     1,912,905     2,256,765
Amortization....................................    1,350,195     1,287,588     1,293,674
Management fees.................................      733,938       797,863       881,958
Loss on disposal of assets......................      373,860       513,177       178,142
                                                  -----------   -----------   -----------
          Total costs and expenses..............   15,058,257    16,103,513    17,429,172
                                                  -----------   -----------   -----------
Operating income................................    3,290,191     3,843,112     4,619,772
Interest expense................................    2,528,617     2,571,976     2,583,338
                                                  -----------   -----------   -----------
Net income before extraordinary item............      761,574     1,271,136     2,036,434
Extraordinary item -- loss on early retirement
  of debt (Note 2)..............................           --            --       434,469
                                                  -----------   -----------   -----------
Net income......................................  $   761,574   $ 1,271,136   $ 1,601,965
                                                  ===========   ===========   ===========

See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

              CONSOLIDATED STATEMENT OF PARTNERS' EQUITY (DEFICIT)

                                                                   SPECIAL
                                         GENERAL      LIMITED      LIMITED
                                        PARTNERS      PARTNERS     PARTNERS      TOTAL
                                        ---------   ------------   --------   ------------
Partners' equity (deficit) at December
  31, 1995............................  $(115,526)  $(11,456,616)  $731,199   $(10,840,943)
  Net income for the year ended
     December 31, 1996................      7,090        702,324     52,160        761,574
                                        ---------   ------------   --------   ------------
Partners' equity (deficit) at December
  31, 1996............................   (108,436)   (10,754,292)   783,359    (10,079,369)
  Net income for the year ended
     December 31, 1997................     11,834      1,172,242     87,060      1,271,136
                                        ---------   ------------   --------   ------------
Partners' equity (deficit) at December
  31, 1997............................    (96,602)    (9,582,050)   870,419     (8,808,233)
  Net income for the year ended
     December 31, 1998................     14,914      1,477,332    109,719      1,601,965
                                        ---------   ------------   --------   ------------
Partners' equity (deficit) at December
  31, 1998............................  $ (81,688)  $ (8,104,718)  $980,138   $ (7,206,268)
                                        =========   ============   ========   ============

     The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                            YEARS ENDED
                                             ------------------------------------------
                                              12/31/96       12/31/97        12/31/98
                                             -----------    -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income...............................  $   761,574    $ 1,271,136    $  1,601,965
  Adjustments to reconcile net income to
     net cash provided by operating
     activities:
     Depreciation and amortization.........    3,137,198      3,200,493       3,550,439
     Amortization of deferred loan cost....       68,898         79,108          89,788
     Loss on early retirement of debt......           --             --         434,469
     Loss on disposal of assets............      373,860        513,177         178,142
     Decrease (increase) in customer
       accounts receivable.................        1,420       (152,229)        113,957
     Increase in other receivables.........     (377,553)      (506,325)       (511,086)
     Decrease (increase) in prepaid
       expenses and deposits...............     (114,720)       115,734          23,433
     Increase (decrease) in accounts
       payable and accrued liabilities.....      122,512        513,839        (638,257)
     Increase (decrease) in customer
       prepayments.........................          362        208,021          (8,967)
     Increase (decrease) in interest
       payable.............................          180         16,207        (287,343)
                                             -----------    -----------    ------------
          Net cash provided by operating
             activities....................    3,973,731      5,259,161       4,546,540
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and
     equipment.............................   (4,000,631)    (4,288,776)     (5,915,434)
  Additions to other assets, net of
     refranchises..........................      (10,600)      (164,560)       (186,790)
  Proceeds from the sale of assets.........       16,674         70,865          92,443
                                             -----------    -----------    ------------
          Net cash used in investing
             activities....................   (3,994,557)    (4,382,471)     (6,009,781)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.............    2,750,000      3,850,000       5,550,000
  Proceeds from interpartnership debt......           --             --      31,222,436
  Payments of long-term debt...............   (2,604,913)    (4,562,500)    (34,987,500)
  Deferred loan costs......................           --       (132,727)         (5,575)
                                             -----------    -----------    ------------
          Net cash provided by (used in)
             financing activities..........      145,087       (845,227)      1,779,361
                                             -----------    -----------    ------------
Net increase in cash and cash
  equivalents..............................      124,261         31,463         316,120
Cash and cash equivalents at beginning of
  the year.................................      206,895        331,156         362,619
                                             -----------    -----------    ------------
Cash and cash equivalents at end of year...  $   331,156    $   362,619    $    678,739
                                             ===========    ===========    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid............................  $ 2,412,038    $ 2,441,662    $  2,780,893
                                             ===========    ===========    ============

See accompanying notes

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION AND ORGANIZATION:

     The accompanying consolidated financial statements include the accounts of R/N South Florida Cable Management Limited Partnership (the "Partnership") and its substantially wholly-owned subsidiary Rifkin/Narragansett South Florida CATV Limited Partnership (the "Operating Partnership"). Each partnership is a Florida Limited Partnership. The Partnership was organized in 1988 for the purpose of being the general partner to the Operating Partnership which is engaged in the installation, ownership, operation and management of cable television systems in Florida.

     In 1992, the Partnership adopted an amendment to the Partnership agreement (the "Amendment") and entered into a Partnership Interest Purchase Agreement whereby certain Special Limited Partnership interests were issued in the aggregate amount of $1,250,000. These new Special Limited Partners are affiliated with the current General and Limited Partners of the Partnership. The Amendment provides for the methods under which the gains, losses, adjustments and distributions are allocated to the accounts of the Special Limited Partners.

     For financial reporting purposes, partnership profits or losses are allocated to the limited partners, special limited partners and general partners in the following ratios: 92.22%, 6.849% and .931%, respectively. Limited partners and special limited partners are not required to fund any losses in excess of their capital contributions.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP:

     InterLink Communications Partners, LLLP ("ICP") agreed to purchase all of the interests of the Partnerships. ICP acquired all of the limited partner interests of the Operating Partnership, effective December 31, 1998, and is currently in the process of obtaining the necessary consents to transfer all of the Operating Partnership's franchises to ICP. Once obtained, ICP will then purchase the general partner interest, and the Partnership, by operation of law, will consolidate into ICP.

PROPERTY, PLANT AND EQUIPMENT:

     Property, plant and equipment additions are recorded at cost, which in the case of assets constructed includes amounts for material, labor, overhead and capitalized interest, if applicable.

     For financial reporting purposes, the Operating Partnership uses the straight-line method of depreciation over the estimated useful lives of the assets as follows:

Transmission and distribution systems and related
  equipment...............................................      15 years
Office furniture and equipment............................    3-15 years
Leasehold improvements....................................     5-8 years

OTHER ASSETS:

     Other assets are carried at cost and are amortized on a straight-line basis over the following lives:

Franchises...................  -- the terms of the franchises (3-13 years)
Goodwill.....................  -- 40 years
Organization costs...........  -- 5 years
Deferred loan costs..........  -- the term of the debt (8 years)

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

INCOME TAXES:

     No provision for the payment or refund of income taxes has been provided since the partners are responsible for reporting their distributive share of partnerships net income or loss in their personal capacities.

CASH AND CASH EQUIVALENTS:

     The Partnerships consider all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

REVENUE RECOGNITION:

     Customer fees are recorded as revenue in the period the service is provided.

FAIR VALUE OF FINANCIAL INSTRUMENTS:

     The carrying values of cash and cash equivalents, customer accounts receivable, accounts payable and interpartnership debt approximate fair value.

USE OF ESTIMATES:

     The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

IMPACT OF YEAR 2000 (UNAUDITED):

     The Partnerships recognize that certain of its time-sensitive computer programs and product distribution equipment may be affected by conversion to the year 2000. During 1998, management began their evaluation of the information systems, product distribution facilities, and vendor and supplier readiness. To date, considerable progress has been made to complete the evaluation process, to integrate and test compliance installations, and to prepare contingency plans. In addition, third party suppliers are either fully compliant or are expected to be compliant by December 31, 1999. Management expects to have all systems compliant, or have a contingency plan in effect that will result in minimal impact on the operations.

NEW ACCOUNTING PRONOUNCEMENT:

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position (SOP) 98-5 "Reporting on the costs of Start-Up Activities," which requires the Partnerships to expense all start-up costs related to organizing a new business. This new standard also includes one-time activities related to opening a new facility, introduction of a new product or service, or conducting business with a new class of customer or in a new territory. This standard is effective for the Partnerships' 1999 fiscal year. The organization costs are fully amortized, resulting in SOP 98-5 having no material effect on its financial position or the results of operations.

RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION:

     Certain reclassifications have been made to the 1996 and 1997 financial statements to conform with the 1998 financial statement presentation. Such reclassifications had no effect on the net income as previously stated.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

2.  OTHER ASSETS

     At December 31, 1997 and 1998, other assets consisted of the following:

                                                1997           1998
                                             -----------    -----------
Franchises and other.......................  $14,348,984    $14,535,774
Goodwill...................................    3,429,845      3,429,845
Deferred loan costs........................      694,819             --
Organization costs.........................       23,218         23,218
                                             -----------    -----------
                                              18,496,866     17,988,837
Less accumulated amortization..............   11,690,288     12,807,825
                                             -----------    -----------
                                             $ 6,806,578    $ 5,181,012
                                             ===========    ===========

     On December 30, 1998, the Partnerships' loan with a financial institution was paid in full (Note 3). The related deferred loan costs and associated accumulated amortization were written off and an extraordinary loss of $434,469 was recorded.

3.  DEBT

     The Partnerships had senior term note payable and a revolving credit loan agreement with a financial institution. The senior term note payable was a $29,500,000 loan which required varying quarterly payments which commenced on September 30, 1996. On June 30, 1997, the loan agreement was amended to defer the June 30, 1997 and September 30, 1997 principal payments and restructured the required principal payment amounts due through December 31, 2003. The revolving credit loan provided for borrowing up to $3,000,000 at the discretion of the Partnerships. On June 30, 1997, the loan agreement was amended to increase the amount provided for borrowing under the revolving credit loan to $3,750,000. At December 31, 1997, the term notes and the revolving credit loan had a balance of $28,387,500 and $1,050,000, respectively, with a total balance of $29,437,500.
At December 30, 1998, the term notes and the revolving credit loan had a balance of $27,637,500 and $3,300,000, respectively; at that date, the total balance of $30,937,500 and accrued interest were paid in full.

     Also on December 30, 1998, the Partnerships obtained a new interpartnership loan agreement with ICP (Note 1). Borrowing under the interpartnership loan, as well as interest and principal payments are due at the discretion of the management of ICP, resulting in no minimum required annual principal payments. The balance of the interpartnership loan at December 31, 1998 was $31,222,436. The effective interest rate at December 31, 1998 was 8.5%.

4.  MANAGEMENT AGREEMENT

     The Partnerships have entered into a management agreement with Rifkin & Associates, Inc. (Rifkin). The management agreement provides that Rifkin shall manage the Operating Partnership and shall be entitled to annual compensation of 4% of gross revenues. Effective September 1, 1998, Rifkin conveyed its CATV management business to R & A Management, LLC (RML). The result of this transaction was the conveyance of the Rifkin management agreement (Rifkin Agreement) to RML (RML Agreement). Expenses incurred pursuant to the Rifkin Agreement and the RML Agreement are disclosed on the Consolidated Statement of Operations.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

5.  LEASE COMMITMENTS

     At December 31, 1998, the Operating Partnership had lease commitments under long-term operating leases as follows:

1999........................................................  $195,437
2000........................................................   189,643
2001........................................................   116,837
                                                              --------
          Total.............................................  $501,917
                                                              ========

     Rent expense, including pole rent, was as follows for the periods indicated:

                                                                TOTAL
                                                                RENTAL
PERIOD                                                         EXPENSE
------                                                         --------
Year Ended December 31, 1996...............................    $262,231
Year Ended December 31, 1997...............................     279,655
Year Ended December 31, 1998...............................     295,107

6.  RETIREMENT BENEFITS

     The Operating Partnership has a 401(k) plan for its employees that have been employed by the Operating Partnership for at least one year. Employees of the Operating Partnership can contribute up to 15% of their salary, on a before-tax basis, with a maximum 1998 contribution of $10,000 (as set by the Internal Revenue Service). The Operating Partnership matches participant contributions up to a maximum of 50% of the first 3% of a participant's salary contributed. All participant contributions and earnings are fully vested upon contribution and Operating Partnership contributions and earnings vest 20% per year of employment with the Operating Partnership, becoming fully vested after five years. The Operating Partnership's matching contributions for the years ended December 31, 1996, 1997 and 1998 were $15,549, $23,292 and $20,652, respectively.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Charter Communications Holdings, LLC:

     We have audited the accompanying statements of operations and changes in net assets and cash flows of Sonic Communications Cable Television Systems for the period from April 1, 1998, through May 20, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Sonic Communications Cable Television Systems for the period from April 1, 1998, through May 20, 1998, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
February 5, 1999

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

               STATEMENT OF OPERATIONS AND CHANGES IN NET ASSETS
            FOR THE PERIOD FROM APRIL 1, 1998, THROUGH MAY 20, 1998

REVENUES....................................................    $ 6,343,226
                                                                -----------
OPERATING EXPENSES:
  Operating costs...........................................      1,768,393
  General and administrative................................      1,731,471
  Depreciation and amortization.............................      1,112,057
                                                                -----------
                                                                  4,611,921
                                                                -----------
     Income from operations.................................      1,731,305
INTEREST EXPENSE............................................        289,687
                                                                -----------
     Income before provision for income taxes...............      1,441,618
PROVISION IN LIEU OF INCOME TAXES...........................        602,090
                                                                -----------
     Net income.............................................        839,528
NET ASSETS, April 1, 1998...................................     55,089,511
                                                                -----------
NET ASSETS, May 20, 1998....................................    $55,929,039
                                                                ===========

The accompanying notes are an integral part of this statement.

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

                            STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM APRIL 1, 1998, THROUGH MAY 20, 1998

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income................................................    $   839,528
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................      1,112,057
     Changes in assets and liabilities --
       Accounts receivable, net.............................         49,980
       Prepaid expenses and other...........................        171,474
       Accounts payable and accrued expenses................     (1,479,682)
                                                                -----------
          Net cash provided by operating activities.........        693,357
                                                                -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................       (470,530)
  Payments of franchise costs...............................       (166,183)
                                                                -----------
          Net cash used in investing activities.............       (636,713)
                                                                -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on long-term debt................................        (41,144)
                                                                -----------
          Net cash used in financing activities.............        (41,144)
NET INCREASE IN CASH AND CASH EQUIVALENTS...................         15,500
                                                                -----------
CASH AND CASH EQUIVALENTS, beginning of period..............        532,238
                                                                -----------
CASH AND CASH EQUIVALENTS, end of period....................    $   547,738
                                                                ===========

The accompanying notes are an integral part of this statement.

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

                         NOTES TO FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Sonic Communications Cable Television Systems (the Company) operates cable television systems in California and Utah.

     Effective May 21, 1998, the Company's net assets were acquired by Charter Communications Holdings, LLC.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

     The Company depreciates its cable distribution systems using the straight-line method over estimated useful lives of 5 to 15 years for systems acquired on or after April 1, 1981. Systems acquired before April 1, 1981, are depreciated using the declining balance method over estimated useful lives of 8 to 20 years.

     Vehicles, machinery, office, and data processing equipment and buildings are depreciated using the straight-line or declining balance method over estimated useful lives of 3 to 25 years. Capital leases and leasehold improvements are amortized using the straight-line or declining balance method over the shorter of the lease term or the estimated useful life of the asset.

INTANGIBLES

     The excess of amounts paid over the fair values of tangible and identifiable intangible assets acquired in business combinations are amortized using the straight-line method over the life of the franchise. Identifiable intangible assets such as franchise rights, noncompete agreements and subscriber lists are amortized using the straight-line method over their useful lives, generally 3 to 15 years.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the estimated average period that customers are expected to remain connected to the cable television system. As of May 20, 1998, no installation revenue has been deferred, as direct selling costs exceeded installation revenue.

INTEREST EXPENSE

     Interest expense relates to a note payable to a stockholder of the Company, which accrues interest at 7.8% per annum.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  COMMITMENTS AND CONTINGENCIES:

FRANCHISES

     The Company has committed to provide cable television services under franchise agreements with various governmental bodies for remaining terms up to 13 years. Franchise fees of up to 5% of gross revenues are payable under these agreements.

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Leases and rental costs charged to expense for the period from April 1, 1998, through May 20, 1998, were $59,199.

     The Company also rents utility poles in its operations. Generally, pole rentals are cancelable on short notice, but the Company anticipates that such rentals will recur. Rent expense incurred for pole rental attachments for the period from April 1, 1998, through May 20, 1998, was $64,159.

3.  INCOME TAXES:

     The results of the Company are included in the consolidated federal income tax return of its parent, Sonic Enterprises, Inc., which is responsible for tax payments applicable to the Company. The financial statements reflect a provision in lieu of income taxes as if the Company was filing on a separate company basis. Accordingly, the Company has included the provision in lieu of income taxes in the accompanying statement of operations.

     The provision in lieu of income taxes approximates the amount of tax computed using U.S. statutory rates, after reflecting state income tax expense of $132,510 for the period from April 1, 1998, through May 20, 1998.

4.  REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject to judicial proceeding and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

                 SONIC COMMUNICATIONS CABLE TELEVISION SYSTEMS

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. For the period from April 1, 1998, through May 20, 1998, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the ownership of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company are unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Systems.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Long Beach Acquisition Corp.:

     We have audited the accompanying statements of operations, stockholder's equity and cash flows of Long Beach Acquisition Corp. (a Delaware corporation) for the period from April 1, 1997, through May 23, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Long Beach Acquisition Corp. for the period from April 1, 1997, through May 23, 1997, in conformity with generally accepted accounting principles.

/s/ ARTHUR ANDERSEN LLP

St. Louis, Missouri,
  July 31, 1998

                          LONG BEACH ACQUISITION CORP.

                            STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM APRIL 1, 1997, THROUGH MAY 23, 1997

SERVICE REVENUES............................................    $ 5,313,282
                                                                -----------
EXPENSES:
  Operating costs...........................................      1,743,493
  General and administrative................................      1,064,841
  Depreciation and amortization.............................      3,576,166
  Management fees -- related parties........................        230,271
                                                                -----------
                                                                  6,614,771
                                                                -----------
     Loss from operations...................................     (1,301,489)
INTEREST EXPENSE............................................        753,491
                                                                -----------
     Net loss...............................................    $(2,054,980)
                                                                ===========

The accompanying notes are an integral part of this statement.

                          LONG BEACH ACQUISITION CORP.

                       STATEMENT OF STOCKHOLDER'S EQUITY
            FOR THE PERIOD FROM APRIL 1, 1997, THROUGH MAY 23, 1997

                            CLASS A,     SENIOR
                             VOTING    REDEEMABLE    ADDITIONAL                       TOTAL
                             COMMON     PREFERRED      PAID-IN     ACCUMULATED    STOCKHOLDER'S
                             STOCK        STOCK        CAPITAL       DEFICIT         EQUITY
                            --------   -----------   -----------   ------------   -------------
BALANCE,
  April 1, 1997...........    $100     $11,000,000   $33,258,723   $(51,789,655)   $(7,530,832)
  Net loss................      --              --            --     (2,054,980)    (2,054,980)
                              ----     -----------   -----------   ------------    -----------
BALANCE,
  May 23, 1997............    $100     $11,000,000   $33,258,723   $(53,844,635)   $(9,585,812)
                              ====     ===========   ===========   ============    ===========

The accompanying notes are an integral part of this statement.

                          LONG BEACH ACQUISITION CORP.

                            STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM APRIL 1, 1997, THROUGH MAY 23, 1997

CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $(2,054,980)
  Adjustments to reconcile net loss to net cash provided by
     operating activities-
     Depreciation and amortization..........................      3,576,166
     Changes in assets and liabilities, net of effects from
      acquisition-
       Accounts receivable, net.............................       (830,725)
       Prepaid expenses and other...........................        (19,583)
       Accounts payable and accrued expenses................       (528,534)
       Other current liabilities............................        203,282
                                                                -----------
          Net cash provided by operating activities.........        345,626
                                                                -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................       (596,603)
                                                                -----------
          Net cash used in investing activities.............       (596,603)
                                                                -----------
NET DECREASE IN CASH AND CASH EQUIVALENTS...................       (250,977)
CASH AND CASH EQUIVALENTS, beginning of period..............      3,544,462
                                                                -----------
CASH AND CASH EQUIVALENTS, end of period....................    $ 3,293,485
                                                                ===========
CASH PAID FOR INTEREST......................................    $ 1,316,462
                                                                ===========

The accompanying notes are an integral part of this statement.

                          LONG BEACH ACQUISITION CORP.

                         NOTES TO FINANCIAL STATEMENTS
                                  MAY 23, 1997

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION

     Long Beach Acquisition Corp. (LBAC or the "Company") was a wholly owned corporation of KC Cable Associates, L.P., a partnership formed through a joint venture agreement between Kohlberg, Kravis, Roberts & Co. (KKR) and Cablevision Industries Corporation (CVI). The Company was formed to acquire cable television systems serving Long Beach, California, and surrounding areas.

     On May 23, 1997, the Company executed a stock purchase agreement with Charter Communications Long Beach, Inc. (CC-LB) whereby CC-LB purchased all of the outstanding stock of the Company for an aggregate purchase price, net of cash acquired, of $150.9 million. Concurrent with this stock purchase, CC-LB was acquired by Charter Communications, Inc. (Charter) and Kelso Investment Associates V, L.P., an investment fund (Kelso).

     As of May 23, 1997, LBAC provided cable television service to subscribers in southern California.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment is recorded at cost, including all direct and certain indirect costs associated with the construction of cable transmission and distribution facilities, and the cost of new customer installation. The costs of disconnecting a customer are charged to expense in the period incurred. Expenditures for repairs and maintenance are charged to expense as incurred, and equipment replacement costs and betterments are capitalized.

     Depreciation is provided on a straight-line basis over the estimated useful life of the related asset as follows:

Leasehold improvements..................................  Life of respective lease
Cable systems and equipment.............................                5-10 years
Subscriber devices......................................                   5 years
Vehicles................................................                   5 years
Furniture, fixtures and office equipment................                5-10 years

FRANCHISES

     Franchises include the assigned fair value of the franchise from purchased cable television systems. These franchises are amortized on a straight-line basis over six years, the remaining life of the franchise at acquisition.

INTANGIBLE ASSETS

     Intangible assets include goodwill, which is amortized over fifteen years; subscriber lists, which are amortized over seven years; a covenant not to compete which is amortized over five

                          LONG BEACH ACQUISITION CORP.

years; organization costs which are amortized over five years and debt issuance costs which are amortized over ten years, the life of the loan.

IMPAIRMENT OF ASSETS

     If facts and circumstances suggest that a long-lived asset may be impaired, the carrying value is reviewed. If a review indicates that the carrying value of such asset is not recoverable based on projected undiscounted cash flows related to the asset over its remaining life, the carrying value of such asset is reduced to its estimated fair value.

REVENUES

     Cable television revenues from basic and premium services are recognized when the related services are provided.

     Installation revenues are recognized to the extent of direct selling costs incurred. The remainder, if any, is deferred and amortized to income over the average estimated period that customers are expected to remain connected to the cable television system. As of May 23, 1997, no installation revenue has been deferred, as direct selling costs have exceeded installation service revenues.

INCOME TAXES


     LBAC's income taxes are recorded in accordance with SFAS No. 109, "Accounting for Income Taxes."


USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

2.  STOCKHOLDER'S EQUITY:

     For the period from April 1, 1997, through May 23, 1997, stockholder's equity consisted of the following:

Stockholder's (deficit) equity:
  Common stock -- Class A, voting $1 par value, 100 shares
     authorized, issued and outstanding.....................    $        100
  Common stock -- Class B, nonvoting, $1 par value, 1,000
     shares authorized, no shares issued....................              --
  Senior redeemable preferred stock, no par value, 110,000
     shares authorized, issued and outstanding, stated at
     redemption value.......................................      11,000,000
  Additional paid-in capital................................      33,258,723
  Accumulated deficit.......................................     (53,844,635)
                                                                ------------
     Total stockholder's (deficit) equity...................    $ (9,585,812)
                                                                ============

                          LONG BEACH ACQUISITION CORP.

3.  INTEREST EXPENSE:

     The Company has the option of paying interest at either the Base Rate of the Eurodollar rate, as defined, plus a margin which is based on the attainment of certain financial ratios. The weighted average interest rate for the period from April 1, 1997, through May 23, 1997, was 7.3%.

4.  REGULATION IN THE CABLE TELEVISION INDUSTRY:

     The cable television industry is subject to extensive regulation at the federal, local and, in some instances, state levels. The Cable Communications Policy Act of 1984 (the "1984 Cable Act"), the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") and together with the 1984 Cable Act, the "Cable Acts"), and the Telecommunications Act of 1996 (the "1996 Telecom Act"), establish a national policy to guide the development and regulation of cable television systems. The Federal Communications Commission (FCC) has principal responsibility for implementing the policies of the Cable Acts. Many aspects of such regulation are currently the subject to judicial proceeding and administrative or legislative proposals. Legislation and regulations continue to change, and the Company cannot predict the impact of future developments on the cable television industry.

     The 1992 Cable Act and the FCC's rules implementing that act generally have increased the administrative and operational expenses of cable television systems and have resulted in additional regulatory oversight by the FCC and local or state franchise authorities. The Cable Acts and the corresponding FCC regulations have established rate regulations.

     The 1992 Cable Act permits certified local franchising authorities to order refunds of basic service tier rates paid in the previous twelve-month period determined to be in excess of the maximum permitted rates. As of May 23, 1997, the amount refunded by the Company has been insignificant. The Company may be required to refund additional amounts in the future.

     The Company believes that it has complied in all material respects with the ownership of the 1992 Cable Act, including the rate setting provisions promulgated by the FCC. However, in jurisdictions that have chosen not to certify, refunds covering the previous twelve-month period may be ordered upon certification if the Company are unable to justify its basic rates. The Company is unable to estimate at this time the amount of refunds, if any, that may be payable by the Company in the event certain of its rates are successfully challenged by franchising authorities or found to be unreasonable by the FCC. The Company does not believe that the amount of any such refunds would have a material adverse effect on the financial position or results of operations of the Company.

     The 1996 Telecom Act, among other things, immediately deregulated the rates for certain small cable operators and in certain limited circumstances rates on the basic service tier, and as of March 31, 1999, deregulates rates on the cable programming service tier (CPST). The FCC is currently developing permanent regulations to implement the rate deregulation provisions of the 1996 Telecom Act. The Company cannot predict the ultimate effect of the 1996 Telecom Act on the Company's financial position or results of operations.

     The FCC may further restrict the ability of cable television operators to implement rate increases or the United States Congress may enact legislation that could delay or suspend the scheduled March 1999 termination of CPST rate regulation. This continued rate regulation, if adopted, could limit the rates charged by the Company.

                          LONG BEACH ACQUISITION CORP.

     A number of states subject cable television systems to the jurisdiction of centralized state governmental agencies, some of which impose regulation of a character similar to that of a public utility. State governmental agencies are required to follow FCC rules when prescribing rate regulation, and thus, state regulation of cable television rates is not allowed to be more restrictive than the federal or local regulation.

5.  RELATED-PARTY TRANSACTIONS:

     The Company has entered into a management agreement (the "Management Agreement") with CVI under which CVI manages the operations of the Company for an annual management fee equal to 4% of gross operating revenues, as defined. Management fees under this agreement amounted to $210,100 for the period from April 1, 1997, through May 23, 1997. In addition, the Company has agreed to pay a monitoring fee of two dollars per basic subscriber, as defined, per year for services provided by KKR. Monitoring fees amounted to $20,171 for the period from April 1, 1997, through May 23, 1997.

6.  COMMITMENTS AND CONTINGENCIES:

LEASES

     The Company leases certain facilities and equipment under noncancelable operating leases. Rent expense incurred under these leases for the period from April 1, 1997, through May 23, 1997, was $67,600.

     The Company rents utility poles in its operations. Generally, pole rental agreements are short term, but LBAC anticipates that such rentals will recur. Rent expense for pole attachments for the period from April 1, 1997, through May 23, 1997, was $12,700.

LITIGATION

     The Company is a party to lawsuits which are generally incidental to its business. In the opinion of management, after consulting with legal counsel, the outcome of these lawsuits will not have a material adverse effect on the Company's financial position or results of operations.

7.  INCOME TAXES:

     The Company has not recognized the tax benefit associated with its taxable loss for the period from April 1, 1997, through May 23, 1997, as the Company believes the benefit will likely not be realized.

8.  EMPLOYEE BENEFIT PLANS:

     Substantially all employees of the Company are eligible to participate in a defined contribution plan containing a qualified cash or deferred arrangement pursuant to IRC Section 401(k). The plan provides that eligible employees may contribute up to 10% of their compensation to the plan. The Company made no contributions to the plan for the period from April 1, 1997, through May 23, 1997.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES



                     CONDENSED CONSOLIDATED BALANCE SHEETS

                             (DOLLARS IN THOUSANDS)


                                                                       SUCCESSOR
                                                              ---------------------------
                                                               JUNE 30,      DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................  $  109,626      $    9,573
  Accounts receivable, net of allowance for doubtful
     accounts of $3,833 and $1,728, respectively............      32,487          15,108
  Prepaid expenses and other................................      10,181           2,519
                                                              ----------      ----------
          Total current assets..............................     152,294          27,200
                                                              ----------      ----------
INVESTMENT IN CABLE TELEVISION PROPERTIES:
  Property, plant and equipment.............................   1,764,499         716,242
  Franchises................................................   6,591,972       3,590,054
                                                              ----------      ----------
                                                               8,356,471       4,306,296
                                                              ----------      ----------
OTHER ASSETS................................................     178,709           2,031
                                                              ----------      ----------
                                                              $8,687,474      $4,335,527
                                                              ==========      ==========
LIABILITIES AND MEMBER'S EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................  $       --      $   10,450
  Accounts payable and accrued expenses.....................     273,987         127,586
  Payables to manager of cable television systems - related
     party..................................................       4,741           4,334
                                                              ----------      ----------
          Total current liabilities.........................     278,728         142,370
                                                              ----------      ----------
LONG-TERM DEBT..............................................   5,134,310       1,991,756
                                                              ----------      ----------
DEFERRED MANAGEMENT FEES - RELATED PARTY....................      17,004          15,561
OTHER LONG-TERM LIABILITIES.................................      53,310          38,461
                                                              ----------      ----------
MEMBER'S EQUITY.............................................   3,204,122       2,147,379
                                                              ----------      ----------
                                                              $8,687,474      $4,335,527
                                                              ==========      ==========


The accompanying notes are an integral part of these condensed consolidated statements.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                                  SIX MONTHS ENDED
                                                                      JUNE 30
                                                              ------------------------
                                                                1999          1998
                                                              SUCCESSOR    PREDECESSOR
                                                              ------------------------
REVENUES....................................................  $ 468,993      $15,129
                                                              ---------      -------
OPERATING EXPENSES:
  Operating, general and administrative.....................    241,341        8,378
  Depreciation and amortization.............................    249,952        5,312
  Stock option compensation expense.........................     38,194           --
  Corporate expense charges -- related party................     11,073          628
                                                              ---------      -------
                                                                540,560       14,318
                                                              ---------      -------
     (Loss) income from operations..........................    (71,567)         811
                                                              ---------      -------
OTHER INCOME (EXPENSE):
  Interest expense..........................................   (157,669)      (5,618)
  Interest income...........................................     10,085           14
  Other, net................................................      2,840            3
                                                              ---------      -------
                                                               (144,744)      (5,601)
                                                              ---------      -------
     Loss before extraordinary item.........................   (216,311)      (4,790)
EXTRAORDINARY ITEM- Loss from early extinguishment of debt..      7,794           --
                                                              ---------      -------
     Net loss...............................................  $(224,105)     $(4,790)
                                                              =========      =======


The accompanying notes are an integral part of these condensed consolidated statements.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)
                             (DOLLARS IN THOUSANDS)


                                                              SIX MONTHS ENDED JUNE 30
                                                              ------------------------
                                                                 1999         1998
                                                              SUCCESSOR    PREDECESSOR
                                                              ------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $ (224,105)   $  (4,790)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................     249,952        5,312
     Stock option compensation expense......................      38,194           --
     Amortization of non-cash interest expense..............      42,166          802
     Gain on disposal of property, plant and equipment......      (1,806)          --
     Loss from early extinguishment of debt.................       7,794           --
  Changes in assets and liabilities, net of effects from
     acquisitions --
     Accounts receivable, net...............................       1,180       (1,291)
     Prepaid expenses and other.............................        (282)         (78)
     Accounts payable and accrued expenses..................      19,384       10,068
     Payables to manager of cable television systems,
      including deferred management fees....................      14,592          356
     Other operating activities.............................      (1,245)          --
                                                              ----------    ---------
       Net cash provided by operating activities............     145,824       10,379
                                                              ----------    ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment................    (205,450)      (2,240)
  Payments for acquisitions, net of cash required...........  (1,135,074)    (167,484)
  Loan to Marcus Cable Holdings.............................  (1,680,142)          --
  Other investing activities................................      (8,684)          --
                                                              ----------    ---------
       Net cash used in investing activities................  (3,029,350)    (169,724)
                                                              ----------    ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................   5,129,188      201,200
  Repayments of long-term debt..............................  (2,028,330)     (44,800)
  Payments for debt issuance costs..........................    (107,562)      (3,439)
  Capital contributions.....................................          --        7,000
  Distributions.............................................      (9,717)          --
                                                              ----------    ---------
       Net cash provided by financing activities............   2,983,579      159,961
                                                              ----------    ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................     100,053          616
CASH AND CASH EQUIVALENTS, beginning of period..............       9,573          626
                                                              ----------    ---------
CASH AND CASH EQUIVALENTS, end of period....................  $  109,626    $   1,242
                                                              ==========    =========
CASH PAID FOR INTEREST......................................  $   91,672    $   3,518
                                                              ==========    =========
NON CASH TRANSACTION -- Transfer of net assets of Marcus
  Holdings to the Company (see Note 1)......................  $1,252,370           --
                                                              ==========    =========


The accompanying notes are an integral part of these condensed consolidated statements.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

ORGANIZATION AND BASIS OF PRESENTATION


     Charter Communications Holding Company, LLC (CCHC), a Delaware limited liability company, was formed in 1999 as a wholly owned subsidiary of Charter Investment, Inc. (Charter), formerly Charter Communications, Inc. Charter, through its wholly owned cable television operating subsidiary, Charter Communications Properties, LLC (CCP), commenced operations with the acquisition of a cable television system on September 30, 1995.



     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter for an aggregate purchase price of $2.2 billion, excluding $2.0 billion in debt assumed (the "Paul Allen Transaction"). In conjunction with the Paul Allen Transaction, Charter acquired 100% of the interests it did not already own in CharterComm Holdings, LLC (CharterComm Holdings) and CCA Group (comprised of CCA Holdings Corp., CCT Holdings Corp. and Charter Communications Long Beach, Inc.), all cable television operating companies, for $2.0 billion, excluding $1.8 billion in debt assumed from unrelated third parties for fair value. Charter previously managed and owned minority interests in these companies. These acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of CharterComm Holdings and CCA Group are included in the financial statements from the date of acquisition. In February 1999, Charter transferred all of its cable television operating subsidiaries to a wholly owned subsidiary of Charter Communication Holdings, LLC, (Charter Holdings), Charter Communications Operating, LLC (Charter Operating). Charter Holdings is a wholly owned subsidiary of CHCC. This transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests.



     As a result of the change in ownership of CCP, CharterComm Holdings and CCA Group, CCHC has applied push-down accounting in the preparation of the consolidated financial statements. Accordingly, CCHC increased its members' equity by $2.2 billion to reflect the amounts paid by Paul G. Allen and Charter. The purchase price was allocated to assets acquired and liabilities assumed based on their relative fair values, including amounts assigned to franchises of $3.6 billion. The allocation of the purchase price is based, in part, on preliminary information which is subject to adjustment upon obtaining complete appraisal and valuation information of intangible assets. The valuation information is expected to be finalized in the third quarter of 1999. Management believes that finalization of the purchase price will not have a material impact on the results of operations or financial position of CCHC.



     On April 23, 1998, Paul G. Allen and a company controlled by Paul G. Allen, (the "Paul G. Allen Companies") purchased substantially all of the outstanding partnership interests in Marcus Cable Company, L.L.C. (Marcus Cable) for $1.4 billion, excluding $1.8 billion in assumed liabilities. The owner of the remaining partnership interest retained voting control of Marcus Cable. In February 1999, Marcus Cable Holdings, LLC (Marcus Holdings) was formed and Mr. Allen's interests in Marcus Cable were transferred to Marcus Holdings. On March 31, 1999, Paul G. Allen purchased the remaining partnership interests in Marcus Cable, including voting control. On April 7, 1999, Marcus Holdings was merged into Charter Holdings and Marcus Cable was transferred to Charter Holdings. For financial reporting purposes, the merger was accounted for as an acquisition of Marcus Cable effective March 31, 1999, the date Paul G. Allen obtained voting control of Marcus Cable. Accordingly, the results of operations of Marcus Cable have been included in the financial statements from April 1, 1999. The assets and liabilities of Marcus Cable have been recorded in the financial statements using historical carrying values reflected in

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES the accounts of the Paul G. Allen Companies. Total member's equity increased by $1.3 billion as a result of the Marcus Cable acquisition. Previously, on April 23, 1998, the Paul G. Allen Companies recorded the assets acquired and liabilities assumed of Marcus Cable based on their relative fair values.



     The consolidated financial statements of CCHC include the accounts of Charter Operating and CCP, the accounts of CharterComm Holdings and CCA Group and their subsidiaries since December 23, 1998 (date acquired by Charter), and the accounts of Marcus since March 31, 1999, and are collectively referred to as the "Company" herein. All subsidiaries are wholly owned. All material intercompany transactions and balances have been eliminated.



     As a result of the Paul Allen Transaction and application of push-down accounting, the financial information of the Company in the accompanying financial statements and notes thereto as of December 31, 1998, and June 30, 1999, and for the Successor Period (January 1, 1999, through June 30, 1999) is presented on a different cost basis than the financial information of the Company for the Predecessor Period (January 1, 1998, through June 30, 1998) and therefore, such information is not comparable.



     The accompanying unaudited financial statements of the Company have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted.


2.  RESPONSIBILITY FOR INTERIM FINANCIAL STATEMENTS:

     The accompanying financial statements are unaudited; however, in the opinion of management, such statements include all adjustments necessary for a fair presentation of the results for the periods presented. The interim financial statements should be read in conjunction with the financial statements and notes thereto as of and for the period ended December 31, 1998. Interim results are not necessarily indicative of results for a full year.

3.  ACQUISITIONS:


     In addition to the Paul Allen Transaction and the acquisitions by Charter of CharterComm Holdings, CCA Group and Marcus Holdings, the Company acquired cable television systems for an aggregate purchase price, net of cash acquired, of $291,800 in 1998, and completed the sale of certain cable television systems for an aggregate sales price of $405,000 in 1998, all prior to December 24, 1998. Through June 30, 1999, the Company has acquired cable systems in three separate transactions for an aggregate purchase price, net of cash acquired of $1.1 billion, excluding debt assumed $111 million. The purchase price was allocated to assets acquired and liabilities assumed based on their relative far values, including amounts assigned to franchises of $1.1 billion. The allocation of the purchase price is based, in part, on preliminary information which is subject to adjustment upon obtaining complete valuation information. The valuation information is expected to be finalized by the first quarter of 2000. Management believes that finalization of the purchase price will not have a material impact on the results of operations or financial position of the Company.


     The above acquisitions were accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition. The purchase prices were allocated to tangible and intangible assets based on estimated fair values at the acquisition dates.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES

     Unaudited pro forma operating results as though the acquisitions and dispositions discussed above, including the Paul Allen Transaction and the acquisition of Marcus Holdings, and the refinancing discussed herein, had occurred on January 1, 1998, with adjustments to give effect to amortization of franchises, interest expense and certain other adjustments are as follows:



                                                           SIX MONTHS ENDED
                                                               JUNE 30,
                                                        ----------------------
                                                          1999         1998
                                                        ---------    ---------
Revenues..............................................  $ 669,228    $ 615,916
Loss from operations..................................    (65,912)     (79,274)
Net loss..............................................   (251,731)    (264,336)


     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been completed as of the assumed date or which may be obtained in the future.

4.  LONG-TERM DEBT:

     Long-term debt consists of the following:


                                                       JUNE 30,     DECEMBER 31,
                                                         1999           1998
                                                      ----------    ------------
Charter:
  Credit Agreements (including CCP, CCA
     Group and CharterComm Holdings)................  $       --     $1,726,500
  Senior Secured Discount Debentures................          --        109,152
  11 1/4% Senior Notes..............................          --        125,000
Marcus:
  Senior Credit Facility............................          --             --
  13 1/2% Senior Subordinated Discount Notes........       1,010             --
  14 1/4% Senior Discount Notes.....................          --             --
Charter Holdings:
  8.250% Senior Notes...............................     600,000             --
  8.625% Senior Notes...............................   1,500,000             --
  9.920% Senior Discount Notes......................   1,475,000             --
  CCO Credit Agreement..............................   2,025,000             --
Renaissance:
  10.0% Senior Discount Notes.......................     114,413             --
                                                      ----------     ----------
                                                       5,715,423      1,960,652
  Current maturities................................          --        (10,450)
  Unamortized net premium (discount)................    (581,113)        41,554
                                                      ----------     ----------
                                                      $5,134,310     $1,991,756
                                                      ==========     ==========

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES

     In March 1999, the Company extinguished substantially all existing long-term debt, excluding borrowings of the Company under its credit agreements, and refinanced substantially all existing credit agreements at various subsidiaries with a new credit agreement entered into by Charter Operating (the "CCO Credit Agreement"). The excess of the amount paid over the carrying value of the Company's long-term debt was recorded as Extraordinary item -- loss on early extinguishment of debt in the accompanying statement of operations.

CCH NOTES

     In March 1999, the Company issued $600.0 million 8.250% Senior Notes due 2007 (the "8.250% Senior Notes") for net proceeds of $598.4 million, $1.5 billion 8.625% Senior Notes due 2009 (the "8.625% Senior Notes") for net proceeds of $1,495.4 million, and $1,475.0 million 9.920% Senior Discount Notes due 2011 (the "9.920% Senior Discount Notes") for net proceeds of $905.6 million, (collectively with the 8.250% Senior Notes and the 8.625% Senior Notes, referred to as the "CCH Notes").

     The 8.250% Senior Notes are not redeemable prior to maturity. Interest is payable semiannually in arrears on April 1 and October 1 beginning October 1, 1999 until maturity.

     The 8.625% Senior Notes are redeemable at the option of the Company at amounts decreasing from 104.313% to 100% of par beginning on April 1, 2004, plus accrued and unpaid interest, to the date of redemption. At any time prior to April 1, 2002, the Company may redeem up to 35% of the aggregate principal amount of the 8.625% Senior Notes at a redemption price of 108.625% of the principal amount under certain conditions. Interest is payable semiannually in arrears on April 1 and October 1, beginning October 1, 1999 until maturity.


     The 9.920% Senior Discount Notes are redeemable at the option of the Company at amounts decreasing from 104.960% to 100% of accreted value beginning April 1, 2004. At any time prior to April 1, 2002, the Company may redeem up to 35% of the aggregate principal amount of the 9.920% Senior Discount Notes at a redemption price of 109.920% of the accreted value under certain conditions. No interest will be payable until April 1, 2004. Thereafter, interest is payable semiannually in arrears on April 1 and October 1 beginning April 1, 2004 until maturity. The discount on the 9.920% Senior Discount Notes is being accreted using the effective interest method at a rate of 9.920% per year. The unamortized discount was $543.4 million at June 30, 1999.


     The CCH Notes rank equally with current and future unsecured and unsubordinated indebtedness (including trade payables of the Company). The Company is required to make an offer to purchase all of the CCH Notes, at a price equal to 101% of the aggregate principal or 101% of the accreted value, together with accrued and unpaid interest, upon a Change of Control as defined.


RENAISSANCE NOTES



     In connection with the acquisition of Renaissance Media Group LLC (Renaissance) during the second quarter of 1999, the Company assumed $163,175 principal amount of senior discount notes due 2008 (the "Renaissance Notes"). As a result of the change in control of Renaissance, the Company was required to make an offer to purchase the Renaissance Notes at 101% of their accreted value plus accrued interest. In May 1999, the Company made an offer to repurchase the Renaissance Notes pursuant to this requirement, and the holders of the Renaissance Notes tendered an amount representing 30% of the total principal amount for repurchase.

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES

     As of June 30, 1999, $114.4 million aggregate principal amount of Renaissance Notes with a carrying value of $82.7 million remains outstanding. Interest on the Renaissance Notes shall be paid semi-annually at a rate of 10% per annum beginning on October 15, 2003.



     The Renaissance Notes are redeemable at the option of the Company, in whole or in part, at any time on or after April 15, 2003, initially at 105% of their principal amount at maturity, plus accrued interest, declining to 100% of the principal amount at maturity, plus accrued interest, on or after April 15, 2006. In addition, at any time prior to April 15, 2001, the Company may redeem up to 35% of the original principal amount at maturity with the proceeds of one or more sales of capital stock at 110% of their accreted value plus accrued interest on the redemption date, provided that after any such redemption, at least $106 million aggregate principal amount at maturity remains outstanding.


CCO CREDIT AGREEMENT

     The CCO Credit Agreement provides for two term facilities, one with a principal amount of $1.0 billion that matures September 2008 (Term A), and the other with the principal amount of $1.85 billion that matures on March 2009 (Term B). The CCO Credit Agreement also provides for a $1.25 billion revolving credit facility with a maturity date of September 2008. Amounts under the CCO Credit Agreement bear interest at the Base Rate or the Eurodollar rate, as defined, plus a margin up to 2.75%. A quarterly commitment fee of between 0.25% and 0.375% per annum is payable on the unborrowed balance of Term A and the revolving credit facility.


     The indentures governing the debt agreements require the Company and/or its subsidiaries to comply with various financial and other covenants, including the maintenance of certain operating and financial ratios. These debt instruments also contain substantial limitations on, or prohibitions of distributions, additional indebtedness, liens, asset sales and certain other items. As a result of limitations and prohibitions of distributions, substantially all of the net assets of the consolidated subsidiaries are restricted for distribution to CCHC, the parent company.



     Based upon outstanding indebtedness at June 30, 1999, and the amortization of term and fund loans, and scheduled reductions in available borrowings of the revolving credit facility, aggregate future principal payments on the total borrowings under all debt agreements at June 30, 1999, are as follows:



YEAR                                                            AMOUNT
----                                                          ----------
2000........................................................  $       --
2001........................................................          --
2002........................................................      17,500
2003........................................................      17,500
2004........................................................      18,510
Thereafter..................................................   5,661,913
                                                              ----------
                                                              $5,715,423
                                                              ==========


5.  RELATED-PARTY TRANSACTIONS:


     The Company is charged a management fee equal to 3.5% percent of gross revenues payable quarterly. To the extent management fees charged to the Company are greater (less) than the corporate expenses incurred by Charter, the Company records a distribution to (capital contributions from) parent. For the six months ended June 30, 1999, the Company

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES recorded a distribution of $9,717. As of June 30, 1999, management fees currently payable of $10,015.



6.  STOCK OPTION PLAN



     In accordance with an employment agreement between the President and Chief Executive Officer of Charter and a related option agreement between CCHC and the President and Chief Executive Officer, an option to purchase 3% of the equity value of CCHC, or 7,044,121 membership interests, was issued to the President and Chief Executive Officer. The option vests over a four year period from the date of grant and expires ten years from the date of grant.



     In February 1999, the Company adopted an option plan providing for the grant of options to purchase up to an aggregate of 10% of the equity value of CCHC. The option plan provides for grants of options to employees, officers and directors of CCHC and its affiliates and consultants who provide services to CCHC. Options granted vest over five years from the grant date. However, if there has not been a public offering of the equity interests of CCHC or an affiliate, vesting will occur only upon termination of employment for any reason, other than for cause or disability. Options not exercised accumulate and are exercisable, in whole or in part, in any subsequent period, but not later than ten years from the date of grant.



     Options outstanding as of June 30, 1999, are as follows:



                                                    OPTIONS OUTSTANDING                      OPTIONS
                                   -----------------------------------------------------   EXERCISABLE
                                                                            REMAINING      -----------
                                   NUMBER OF   EXERCISE      TOTAL          CONTRACT        NUMBER OF
                                    OPTIONS     PRICE       DOLLARS      LIFE (IN YEARS)     OPTIONS
                                   ----------  --------   ------------   ---------------   -----------
Outstanding as of January 1,
  1999...........................   7,044,127   $20.00    $140,882,540         9.4          1,761,032
Granted:
  February 9, 1999...............   9,050,881    20.00     181,017,620         9.5                 --
  April 5, 1999..................     443,200    20.73       9,187,536         9.7                 --
                                   ----------   ------    ------------         ---          ---------
Outstanding as of June 30, 1999..  16,538,208   $20.02    $331,087,696         9.5          1,761,032
                                   ==========   ======    ============         ===          =========



     The Company follows Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" to account for the option plans. Stock option compensation expense of $38.2 million has been recorded in the financial statements since the exercise prices are less than the estimated fair values of the underlying membership interests on the date of grant. Estimated fair values were determined by the Company using the valuation inherent in the Paul Allen Transaction and valuations of public companies in the cable television industry adjusted for factors specific to the Company. Compensation expense is being accrued over the vesting period of each grant that varies from four to five years. As of June 30, 1999, deferred compensation remaining to be recognized in future periods totalled $126 million. Had compensation expense for the option plans been determined based on the fair value at the grant dates under the provisions of SFAS No. 123, the Company's net loss for the six months ended June 30, 1999, would have been $234.0 million. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following assumptions: no dividend yield, expected volatility of 44.0%, risk free rate of 5.00%, and expected option lives of 10 years.



7.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:



     SFAS No. 137 "Accounting for Derivative Instruments and Hedging
Activities -- Deferral of the Effective Date of FASB Statement No. 133 -- An Amendment of FASB Statement No. 133" has delayed the effective date of SFAS No. 133 to fiscal years beginning after June 15, 2000. We

          CHARTER COMMUNICATIONS HOLDING COMPANY, LLC AND SUBSIDIARIES have not yet quantified the impact of adopting SFAS No. 133 on our consolidated financial statements nor have we determined the timing or method of our adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (losses).



8.  SUBSEQUENT EVENT:



     In the third quarter of 1999, the Company acquired cable television systems in three separate transactions for an aggregate purchase price of $648.0 million. The Company has also entered into definitive agreements to purchase additional cable television systems, including a exchange of cable television systems, for approximately $2.3 billion. The exchange of cable television systems will be recorded at the fair value of the systems exchanged. The additional acquisitions are expected to close no later than December 31, 1999.



     Pursuant to a membership interests purchase agreement, as amended, Vulcan Cable III, a company controlled by Paul G. Allen, contributed $500 million on August 10, 1999 to CCHC, and agreed to contribute an additional $825 million in cash and certain equity interests to be acquired in connection with the Rifkin acquisition. All funds will be contributed by CCHC to Charter Holdings.

                  MARCUS CABLE HOLDINGS, LLC, AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)



                                                              THREE MONTHS    SIX MONTHS
                                                                 ENDED          ENDED
                                                                MARCH 31       JUNE 30
                                                                  1999           1998
                                                              ------------    ----------
REVENUES....................................................   $ 125,180      $ 254,792
                                                               ---------      ---------
OPERATING EXPENSES:
  Operating costs...........................................      45,309         98,031
  General and administrative................................      23,675         39,289
  Transaction and severance costs...........................          --        114,167
  Management fees...........................................       4,381             --
  Depreciation and amortization.............................      51,688        105,248
                                                               ---------      ---------
                                                                 125,053        356,735
                                                               ---------      ---------
     (Loss) income from operations..........................         127       (101,943)
                                                               ---------      ---------
OTHER INCOME (EXPENSE):
  Interest expense..........................................     (26,963)       (81,458)
  Other, net................................................        (158)        43,662
                                                               ---------      ---------
                                                                 (27,121)       (37,796)
                                                               ---------      ---------
     Loss before extraordinary item.........................     (26,994)      (139,739)
EXTRAORDINARY ITEM -- Loss from early extinguishment of
  debt......................................................    (107,978)            --
                                                               ---------      ---------
     Net loss                                                  $(134,972)     $(139,739)
                                                               =========      =========



The accompanying notes are an integral part of these consolidated statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES



                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                  (UNAUDITED)

                             (DOLLARS IN THOUSANDS)



                                                              THREE MONTHS    SIX MONTHS
                                                                 ENDED          ENDED
                                                               MARCH 31,       JUNE 30,
                                                                  1999           1998
                                                              ------------    ----------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $  (134,972)    $(139,739)
  Adjustments to reconcile net loss to net cash provided by
     operating activities --
     Depreciation and amortization..........................       51,688       105,248
     Gain on sale of assets.................................           --       (43,662)
     Loss from early extinguishment of debt.................      107,978            --
     Amortization of debt issuance costs, debt discount and
       interest rate cap agreements.........................          868        40,134
     Changes in assets and liabilities, net of effects from
       acquisitions --
       Receivables, net.....................................        2,650        (3,016)
       Prepaid expenses and other...........................        2,882        (2,630)
       Accounts payable and accrued expenses................      (13,170)       12,830
       Other operating activities...........................        9,022           (43)
                                                              -----------     ---------
       Net cash used in operating activities................       26,946       (30,878)
                                                              -----------     ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of cable systems..............................           --       (57,500)
  Purchases of property, plant and equipment................      (57,057)     (111,031)
  Proceeds from sale of assets..............................           --        64,564
  Other investing activities................................           --           (42)
                                                              -----------     ---------
       Net cash used in investing activities................      (57,057)     (104,009)
                                                              -----------     ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Borrowings of long-term debt..............................       38,768        51,500
  Repayments of long-term debt..............................   (1,680,142)           --
  Loan from Charter Holdings................................    1,680,142            --
  Cash contributed by member................................           --        90,200
  Payments of debt issuance costs...........................           --           (99)
  Payments of other long-term liabilities...................           --          (463)
                                                              -----------     ---------
       Net cash provided by financing activities............       38,768       141,138
                                                              -----------     ---------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................        8,657         6,251
CASH AND CASH EQUIVALENTS, beginning of period..............          813         1,607
                                                              -----------     ---------
CASH AND CASH EQUIVALENTS, end of period....................  $     9,470     $   7,858
                                                              ===========     =========
CASH PAID FOR INTEREST......................................  $    12,807     $  41,271
                                                              ===========     =========



The accompanying notes are an integral part of these consolidated statements.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


                                  (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:



ORGANIZATION AND BASIS OF PRESENTATION



     Marcus Cable Holdings, LLC (MCHLLC) was formed in February 1999 as parent of Marcus Cable Company, L.L.C. (MCCLLC), formerly Marcus Cable Company, L.P. (MCCLP). MCCLP was formed as a Delaware limited partnership and was converted to a Delaware limited liability company on June 9, 1998. MCHLLC and its subsidiaries (collectively, the "Company") derive their primary source of revenues by providing various levels of cable television programming and services to residential and business customers. The Company's operations are conducted through Marcus Cable Operating Company, L.L.C. (MCOC), a wholly owned subsidiary of the Company. The Company has operated its cable television systems primarily in Texas, Wisconsin, Indiana, California and Alabama.



     The accompanying consolidated financial statements include the accounts of MCCLLC, which is the predecessor of MCHLLC, and its subsidiary limited liability companies and corporations. All significant intercompany accounts and transactions have been eliminated in consolidation.



     On April 23, 1998, Vulcan Cable, Inc. and Paul G. Allen (collectively referred to as "Vulcan") acquired all of the outstanding limited partnership interest and substantially all of the general partner interest in MCCLP for cash payments of $1,392,000 (the "Vulcan Acquisition"). Under the terms of the purchase agreement, the owner of the remaining 0.6% general partner interest in the Company, (the "Minority Interest"), which represents 100% of the voting control of the Company, could cause Vulcan to purchase the 0.6% general partner interest under certain conditions, or Vulcan could cause the Minority Interest to sell its interest to Vulcan under certain conditions, at a fair value of not less than $8,000. On March 31, 1999, Vulcan acquired voting control of the Company by its acquisition of the Minority Interest for cash consideration.



     Effective December 23, 1998, through a series of transactions, Paul G. Allen acquired approximately 94% of Charter Communications, Inc. (Charter). Beginning in October 1998, Charter managed the operations of the Company.



     In March 1999, Charter transferred all of its cable television operating subsidiaries to a subsidiary, Charter Communications Holdings, LLC (Charter Holdings) in connection with the issuance of Senior Notes and Senior Discount Notes totaling $3.6 billion. These operating subsidiaries were then transferred to Charter Communications Operating, LLC (Charter Operating). On April 7, 1999, the cable television operating subsidiaries of the Company were transferred to Charter Operating subsequent to the purchase of Paul G. Allen of the Minority Interest.



     As a result of the Vulcan Acquisition, the Company recognized severance and stay-on bonus compensation of $16,034, during the fourth quarter of 1998. As of March 31, 1999, 85 employees and officers of the Company had been terminated. The remaining balance of $2,400 is to be paid by April 30, 1999 and an additional $400 in stay-on bonuses will be recorded as compensation in 1999 as the related services are provided.

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                                  (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



INTERIM FINANCIAL INFORMATION



     The accompanying financial statements are unaudited; however, in the opinion of management, such statements include all adjustments necessary for a fair presentation of the results for the periods presented. The interim financial statements should be read in conjunction with the financial statements and notes thereto as of and for the period ended December 31, 1998. Interim results are not necessarily indicative of results for a full year.



2.  ACQUISITIONS AND DISPOSITIONS



     On April 1, 1998, the Company completed the acquisition of the Mountain Brook and Shelby Cable System form Mountain Brook and Shelby Cable for an aggregate purchase price of $57,500. The communities served by this system are adjacent to the Company's existing systems in the suburban Birmingham, Alabama area. As of the date of the acquisition, this system served approximately 23,000 basic customers. The excess of the cost of properties acquired over the amounts assigned to net tangible assets and noncompetition agreements as of the date of acquisition was approximately $44,603 and is included in franchises.



     Additionally, in 1998, the Company completed the sale of certain cable television systems for an aggregate net sales price of $401,432, resulting in a total gain of $201,278. No gains or losses were recognized on the sale of the cable television systems divested after the Vulcan Acquisition as such amounts are considered to be an adjustment of the purchase price allocation as these systems were designated as assets to be sold at the date of the Vulcan Acquisition.



3.  LONG-TERM DEBT:



     In March 1999, concurrent with the issuance of Senior Notes and Senior Discount Notes, the combined company (Charter and the Company) extinguished all long-term debt, excluding borrowings of Charter and the Company under their respective credit agreements, and refinanced all existing credit agreements at various subsidiaries of the Company and Charter with a new credit agreement entered into by a wholly owned subsidiary of the combined company. The excess of the amount paid over the carrying value of the Company's long-term debt was recorded as Extraordinary item -- loss on early extinguishment of debt in the accompanying statement of operations



4.  RELATED-PARTY TRANSACTIONS:



     The Company and Charter entered into a management agreement on October 6, 1998 whereby Charter began to manage the day-to-day operations of the Company. In consideration for the management consulting services provided by Charter, the Company pays Charter an annual fee equal to 3% of the gross revenues of the cable system operations, plus expense. For the three months ended March 31, 1999, management fees under this agreement were $2,432. In connection with the transfer of the Company's operating subsidiaries to Charter Operating, the annual fee paid by the Company to Charter increased to 3.5%, plus expense.



     Prior to consummation of the Vulcan Acquisition, affiliates of Goldman Sachs owned limited partnership interests in MCCLP. Maryland Cable Partners, L.P. ("Maryland Cable"), which was controlled by an affiliate of Goldman Sachs, owned the Maryland Cable systems. MCOC

                  MARCUS CABLE HOLDINGS, LLC AND SUBSIDIARIES

                                  (UNAUDITED)


                             (DOLLARS IN THOUSANDS)



managed the Maryland Cable systems under the Maryland Cable agreement. Pursuant to such agreement, MCOC earned a management fee equal to 4.7% of the revenues of Maryland Cable.



     Effective January 31, 1997, Maryland Cable was sold to a third party. Although MCOC is no longer involved in the active management of the Maryland Cable systems, MCOC has entered into an agreement with Maryland Cable to oversee the activities, if any, of Maryland Cable through the liquidation of the partnership. Pursuant to such agreement, MCOC earns a nominal monthly fee. During the three months ended March 31, 1999 and 1998, MCOC earned total management fees of $0 and $355, respectively.



5.  ACCOUNTING STANDARD NOT YET IMPLEMENTED:



     In June 1998, the Financial Accounting Standards Board (FASB) adopted SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that every derivative instrument (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value and that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. Special accounting for qualifying hedges allows a derivative's gains and losses to offset related results on the hedged item in the income statement, and requires that a company must formally document, designate and assess the effectiveness of transactions that receive hedge accounting. In June 1999, the FASB issued SFAS No. 137 "Deferral of the Effective Date of FASB Statement No. 133". SFAS No. 137 delays the effective date of SFAS No. 133 for one year to fiscal years beginning after June 15, 2000 and thus the Company will adopt SFAS No. 133 at that time. The Company has not yet quantified the impacts of adopting SFAS No. 133 on its consolidated financial statements nor has it determined the timing or method of its adoption of SFAS No. 133. However, SFAS No. 133 could increase volatility in earnings (loss).

                  RENAISSANCE MEDIA GROUP LLC AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS



                                                            FOUR MONTHS        SIX MONTHS
                                                          ENDED APRIL 30,    ENDED JUNE 30,
                                                               1999               1998
                                                          ---------------    --------------
                                                                   (IN THOUSANDS)
                                                                     (UNAUDITED)
Revenues................................................      $20,396           $12,921
Cost and expenses:
  Operating, general and administrative.................        9,382             6,658
  Depreciation and amortization.........................        8,912             5,457
                                                              -------           -------
     Operating income...................................        2,102               806
Interest income.........................................          122                60
Interest expense........................................       (6,321)           (4,389)
                                                              -------           -------
Loss before provision (benefit) for taxes...............       (4,097)           (3,523)
Provision (benefit) for taxes...........................          (65)               75
                                                              -------           -------
Net loss................................................      $(4,032)          $(3,598)
                                                              =======           =======



See accompanying notes to condensed consolidated financial statements.

                  RENAISSANCE MEDIA GROUP LLC AND SUBSIDIARIES



                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                                               SIX MONTHS
                                                            FOUR MONTHS        ENDED JUNE
                                                          ENDED APRIL 30,          30,
                                                               1999               1998
                                                          ---------------    ---------------
                                                                    (IN THOUSANDS)
                                                                     (UNAUDITED)
Operating Activities:
  Net loss..............................................      $(4,032)          $  (3,598)
  Adjustments to reconcile net loss to net cash provided
     by operating activities:
     Depreciation and amortization......................        8,912               5,457
     Accretion on senior discount notes and non-cash
       interest expense.................................        3,850               2,300
  Changes in operating assets and liabilities, net of
     effects from acquisitions:
     Accounts receivable, net...........................          298              (1,422)
     Prepaid expenses and other assets..................          (75)               (360)
     Accounts payable and accrued expenses..............       (5,046)             10,053
     Advances from affiliates...........................         (135)                104
                                                              -------           ---------
       Net cash provided by operating activities........        3,772              12,534
                                                              -------           ---------
Investing Activities:
  Acquisitions of cable systems.........................       (2,770)           (309,500)
  Escrow deposit........................................          150                  --
  Capital expenditures..................................       (4,250)               (691)
  Cable television franchises...........................           --              (1,235)
  Other intangible assets...............................           16                (490)
                                                              -------           ---------
       Net cash used in investing activities............       (6,854)           (311,916)
                                                              -------           ---------
Financing Activities:
  Debt acquisition costs................................           --              (8,343)
  Repayments on bank debt...............................           --              (7,500)
  Proceeds from bank debt...............................           --             110,000
  Net proceeds from issuance of 10% senior discount
     notes..............................................           --             100,012
  Capital contributions.................................           --             108,500
                                                              -------           ---------
       Net cash provided by financing activities........           --             302,669
                                                              -------           ---------
Net increase (decrease) in cash and cash equivalents....       (3,082)              3,287
Cash and cash equivalents at beginning of period........        8,482                  --
                                                              -------           ---------
Cash and cash equivalents at end of period..............      $ 5,400           $   3,287
                                                              =======           =========
Cash paid for interest..................................      $ 4,210           $     312
                                                              =======           =========



See accompanying notes to condensed consolidated financial statements.

                  RENAISSANCE MEDIA GROUP LLC AND SUBSIDIARIES



              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

                 (DOLLARS IN THOUSANDS EXCEPT WHERE INDICATED)
                                  (UNAUDITED)

1.  ORGANIZATION


     Renaissance Media Group LLC ("Group") was formed on March 13, 1998, by Renaissance Media Holdings LLC ("Holdings"). On March 20, 1998, Holdings contributed to Group its membership interests in two wholly owned subsidiaries; Renaissance Media (Louisiana) LLC ("Louisiana") and Renaissance Media (Tennessee) LLC ("Tennessee"). Louisiana and Tennessee acquired a 76% interest and 24% interest, respectively, in Renaissance Media LLC ("Media") from Morgan Stanley Capital Partners III, Inc. ("MSCP III") on February 13, 1998 for a nominal amount. As a result, Media became a subsidiary of Holdings. The transfer was accounted for as a reorganization of entities under common control similar to a pooling of interests since an entity affiliated with MSCP III had a controlling interest in Holdings. Group and its subsidiaries are collectively referred to as the "Company" herein. On April 9, 1998, the Company acquired six cable television systems (the "TWI Acquisition") from TWI Cable, Inc. a subsidiary of Time Warner Inc. ("Time Warner"). Prior to this Acquisition, the Company had no operations other than start-up related activities.



     On February 23, 1999, Holdings, Charter Communications, Inc. (now known as Charter Investment, Inc. and referred to herein as "Charter") and Charter Communications, LLC ("CC LLC") executed a purchase agreement, providing for Holdings to sell and CC LLC to purchase, all the outstanding limited liability company membership interests in Group held by Holdings (the "Charter Transaction") subject to certain covenants and restrictions pending closing and satisfaction of certain conditions prior to closing. On April 30, 1999, the Charter Transaction was consummated for a purchase price of $459 million, consisting of $348 million in cash and $111 million in carrying value of debt assumed.


2.  BASIS OF PRESENTATION


     The accompanying financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Rule 10-01 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles. The interim financial statements are unaudited but include all adjustments, which are of normal recurring nature that the Company considers necessary for a fair presentation of the financial position and the results of operations and cash flows for such periods. Operating results of interim periods are not necessarily indicative of results for a full year.



     Additional disclosures and information are included in the Company's Annual Report on Form 10-K for the year ended December 31, 1998.



3.  ACQUISITIONS:



     On February 3, 1999, Media acquired the cable television assets of Bayou Vision, Inc. and Gulf South Cable, Inc. serving approximately 1,950 subscribers in the Villages of Estherwood, Morse and Mermentau and Acadia and Livingston Parish, Louisiana. The cash purchase price was approximately $2,700 and was paid out of available Company funds.

                  RENAISSANCE MEDIA GROUP LLC AND SUBSIDIARIES

4.  DEBT



     Media maintained a credit agreement (the "Credit Agreement") with aggregate commitments under the Credit Agreement totaling $150,000, consisting of a $40,000 revolver, $60,000 Tranche A Term Loans and $50,000 Tranche B Term Loans. On April 30, 1999, in connection with the Charter Transaction all amounts outstanding, including accrued interest and fees, under the Credit Agreement were paid in full and the Credit Agreement was terminated.



     The Charter Transaction resulted in a "change of control" of the Company. On May 28, 1999, in accordance with the terms and conditions of the indenture governing the 10% senior discount notes (the "Notes"), the Company made an offer (the "Purchase Offer") to purchase any and all of the Notes at 101% of their accreted value, plus accrued and unpaid interest, if any, through June 28, 1999. The Purchase Offer expired on June 23, 1999, and 48,762 notes ($1,000 face amount at maturity) were validly tendered. On June 28, 1999, CC LLC made a capital contribution in the amount of $34,223 enabling the Company to purchase the Notes.



     The indenture governing the Notes limits cash payments by the Company to the sum of: i) the amount by which consolidated EBITDA (as defined) exceeds 130% of consolidated interest expense (as defined) determined on a cumulative basis,
ii) capital contributions, and iii) an amount equal to the net reduction in investments (as defined). To the extent permitted by the indenture excess cash will be distributed to CC LLC, including repayments of borrowings under Charter Communications Operating, LLC's ("CCO") credit facility (the "CCO Credit Agreement").



     The Company and all subsidiaries of CCO have guaranteed payment and performance by CCO of its obligations under the CCO Credit Agreement. In addition, Group and its wholly owned subsidiaries, and all subsidiaries of CCO have pledged their ownership interests as collateral to the CCO Credit Agreement.



5.  RELATED PARTY TRANSACTIONS



     In connection with the TWI Acquisition, Media entered into an agreement with Time Warner, pursuant to which Time Warner would manage the Company's programming in exchange for providing the Company access to certain Time Warner programming arrangements (the "Time Warner Agreement"). Management believes that these programming rates made available through its relationship with Time Warner are lower than the Company could obtain separately. Such volume rates are not available after the Charter Transaction.



     For the four months ended April 30, 1999, the Company incurred $2,716 for programming services under this agreement. For the period from April 9, 1998 to June 30, 1998 the programming services incurred under this agreement were $1,300. In addition, the Company incurred programming costs of $958 and $1,000 for programming services owned directly or indirectly by Time Warner entities for the four months ended April 30, 1999 and for the period from April 9, 1998 to June 30, 1998, respectively.



     In connection with the Charter Transaction, the Time Warner Agreement was terminated on April 30, 1999, and Media returned to Time Warner $650 in deferred marketing credits owed to program providers under the programming arrangements.



     The Company has utilized the law firm of one of its board members for legal services related to the TWI Acquisition, financing agreements and various ongoing legal matters. These fees totaled approximately $154 and $-0- for the four months ended April 30, 1999 and for the period from April 9, 1998 to June 30, 1998, respectively.

                  RENAISSANCE MEDIA GROUP LLC AND SUBSIDIARIES

     Prior to the consummation of the TWI Acquisition, Media paid fees to six senior managers of the Company who are investors in the Company for services rendered relating to the Acquisition and the Credit Agreement. These fees totaled $287 for the period from April 9, 1998 to June 30, 1998 and were recorded as transaction and financing costs.



6.  EMPLOYEE BENEFIT PLAN



     Beginning April 9, 1998, the Company sponsored a defined contribution plan that covered substantially all employees (the "Plan"). The Plan provided for contributions from eligible employees up to 15% of their compensation subject to a maximum limit as determined by the Internal Revenue Service. The Company's contribution to the Plan was limited to 50% of each eligible employee's contribution up to 10% of his or her compensation. The Company had the right to change the amount of the Company's matching contribution percentage. The Company matching contributions totaled $54 for the four months ended April 30, 1999 and $32 for the period from April 9, 1998 to June 30, 1998.



     In connection with the Charter Transaction, the Plan's assets were frozen as of April 30, 1999, and employees became fully vested. Effective July 1, 1999, the Company's employees with two months of service are eligible to participate in the Charter Communications, Inc. 401(k) Plan (the "Charter Plan"). Employees that qualify for participation in the Charter Plan can contribute up to 15% of their salary, on a before tax basis, subject to a maximum contribution limit as determined by the Internal Revenue Service.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                   UNAUDITED CONDENSED COMBINED BALANCE SHEET

                                 JUNE 30, 1999



ASSETS
Cash and cash equivalents...................................    $  6,894,228
Receivables from subscribers................................       1,858,977
Prepaid expenses and other assets...........................       2,171,812
Property, plant and equipment, net..........................      88,251,876
Intangible assets and deferred costs, net...................      92,775,247
Due to affiliates, net......................................           5,886
                                                                ------------
     Total assets...........................................    $191,958,026
                                                                ============
LIABILITIES AND PARTNERS' DEFICIT
Liabilities:
  Accounts payable..........................................    $  2,598,003
  Accrued expenses..........................................       7,190,566
  Subscriptions received in advance.........................         576,588
  Accrued interest..........................................       3,922,490
  Due to principal owner....................................       5,000,000
  Senior secured notes......................................     115,000,000
  Loans payable to banks....................................     121,261,571
  Senior subordinated loans payable to banks................      12,000,000
  12% subordinated notes, net of unamortized discount of
     $2,313,425.............................................      45,608,577
  Redeemable partnership interests..........................      21,162,288
  Other notes payable.......................................       5,206,373
  Due to affiliates, net....................................              --
                                                                ------------
     Total liabilities......................................     339,526,456
                                                                ------------
Commitments
Partners' deficit:
  Preferred limited partners................................       9,089,226
  Accumulated partners' deficit.............................    (156,656,656)
  Less capital contribution receivable......................          (1,000)
                                                                ------------
     Total partners' deficit................................    (147,568,430)
                                                                ------------
     Total liabilities and partners' deficit................    $191,958,026
                                                                ============


See accompanying notes to unaudited condensed combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

             UNAUDITED CONDENSED COMBINED STATEMENTS OF OPERATIONS

                 SIX-MONTH PERIODS ENDED JUNE 30,1998 AND 1999



                                                               1998            1999
                                                           ------------    ------------
Revenues.................................................  $ 37,208,700    $ 42,956,363
                                                           ------------    ------------
Operating expenses:
  Operating expenses.....................................    11,379,819      13,333,558
  General and administrative expenses....................     6,274,221       6,991,885
  Marketing expenses.....................................     1,531,302       1,746,092
  Depreciation and amortization..........................    11,772,187      13,583,647
  Management fee charged by affiliate....................     1,578,472       2,147,812
  Corporate and other expenses...........................       192,155       4,855,873
                                                           ------------    ------------
     Total operating expenses............................    32,728,156      42,658,867
                                                           ------------    ------------
  Operating income.......................................     4,480,544         297,496
                                                           ------------    ------------
Interest expense.........................................   (13,808,274)    (15,831,274)
Interest income..........................................        49,515         104,794
                                                           ------------    ------------
                                                            (13,758,759)    (15,726,480)
                                                           ------------    ------------
  Net loss...............................................  $ (9,278,215)   $(15,428,984)
                                                           ============    ============


See accompanying notes to unaudited condensed combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

                   UNAUDITED CONDENSED COMBINED STATEMENTS OF
                          CHANGES IN PARTNERS' DEFICIT

                      SIX-MONTH PERIOD ENDED JUNE 30, 1999



                                                  PARTNERS' DEFICIT
                               PREFERRED    -----------------------------     CAPITAL
                                LIMITED       GENERAL     CLASS A LIMITED   CONTRIBUTION
                                PARTNERS      PARTNER        PARTNERS        RECEIVABLE        TOTAL
                               ----------   -----------   ---------------   ------------   -------------
Balance at December 31,
  1998.......................  $8,567,467   $  (989,962)   $(134,807,570)     $(1,000)     $(127,231,065)
Distribution of additional
  preferred partnership
  interests..................     521,759        (5,218)        (516,541)          --                 --
Accretion of redeemable
  partnership interests......          --       (49,084)      (4,859,297)          --         (4,908,381)
Net loss.....................          --      (154,290)     (15,274,694)          --        (15,428,984)
                               ----------   -----------    -------------      -------      -------------
Balance at June 30, 1999.....  $9,089,226   $(1,198,554)   $(155,458,102)     $(1,000)     $(147,568,430)
                               ==========   ===========    =============      =======      =============


See accompanying notes to unaudited condensed combined financial statements.

                    HELICON PARTNERS I, L.P. AND AFFILIATES

             UNAUDITED CONDENSED COMBINED STATEMENTS OF CASH FLOWS

                SIX-MONTHS PERIODS ENDED JUNE 30, 1998 AND 1999



                                                                 1998           1999
                                                              -----------   ------------
Cash flows from operating activities:
  Net loss..................................................  $(9,278,215)  $(15,428,984)
                                                              -----------   ------------
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation and amortization..........................   11,772,187     13,583,647
     Amortization of debt discount and deferred financing
       costs................................................      460,010        483,210
     Gain on sale of equipment..............................       (1,498)       (10,603)
     Interest on 12% subordinated notes paid through the
       issuance of additional notes.........................    2,408,370      2,706,044
     Change in operating assets and liabilities:
       Increase in receivables from subscribers.............     (162,393)      (200,619)
       (Increase) decrease in prepaid expenses and other
          assets............................................     (645,035)     1,300,771
       Increase in financing costs incurred.................           --             --
       (Decrease) increase in accounts payable and accrued
          expenses..........................................   (2,396,567)       104,941
       Decrease in subscriptions received in advance........     (144,134)      (242,975)
       Increase in accrued interest.........................      141,755        180,036
                                                              -----------   ------------
          Total adjustments.................................   11,432,695     17,904,452
                                                              -----------   ------------
          Net cash provided by operating activities.........    2,154,480      2,475,468
                                                              -----------   ------------
Cash flows from investing activities:
  Purchases of property, plant and equipment................   (4,575,109)    (6,127,185)
  Proceeds from sale of equipment...........................       91,128         20,355
  Cash paid for net assets of cable television systems
     acquired...............................................           --     (6,217,143)
  Increase in intangible assets.............................      (69,325)      (238,202)
                                                              -----------   ------------
          Net cash used in investing activities.............   (4,553,306)   (12,562,175)
                                                              -----------   ------------
Cash flows from financing activities:
  Proceeds from bank loans..................................    3,000,000     13,000,000
  Repayment of bank loans...................................       (4,834)        (5,351)
  Repayment of other notes payable..........................     (574,499)      (651,346)
  Advances to affiliates....................................   (3,356,074)    (5,535,838)
  Repayments of advances to affiliates......................    3,309,008      5,282,910
  Payment of financing costs................................           --       (240,000)
                                                              -----------   ------------
          Net cash provided by financing activities.........    2,373,601     11,850,375
                                                              -----------   ------------
          Net (decrease) increase in cash and cash
             equivalents....................................      (25,225)     1,763,668
Cash and cash equivalents at beginning of period............    4,372,281      5,130,561
                                                              -----------   ------------
Cash and cash equivalents at end of period..................  $ 4,347,056   $  6,894,229
                                                              ===========   ============
Supplemental cash flow information:
  Interest paid.............................................  $10,798,139   $ 12,461,977
                                                              ===========   ============
  Other non-cash items:
     Acquisition of property, plant and equipment through
       issuance of other notes payable......................  $   501,502   $    389,223
                                                              ===========   ============


See accompanying notes to unaudited condensed combined financial statements.

                     HELICON PARTNERS I, L.P AND AFFILIATES

           NOTES TO UNAUDITED CONDENSED COMBINED FINANCIAL STATEMENTS

                                 JUNE 30, 1999


1.  ORGANIZATION AND NATURE OF BUSINESS


     Helicon Partners I, L.P. ("the Partnership") was organized as a limited partnership on November 30, 1994 under the laws of the State of Delaware. On April 8, 1996, Baum Investments, Inc. acquired a 1% general partnership interest in the Partnership through an initial capital contribution of $1,500 and the existing limited partners of The Helicon Group, L.P. ("THGLP"), formed in 1993, exchanged their limited partnership interests in THGLP for all Class A Common Limited Partnership Interests and Preferred Limited Partnership Interests in the Partnership. As a result of this exchange, THGLP became 99% owned by the Partnership. The Partnership now owns all of the limited partnership interests in THGLP and Baum Investments, Inc. ("Baum") continues to be the general partner of THGLP and to own a 1% general partnership interest in THGLP. The Partnership also owns a 99% interest and THGLP a 1% interest in HPI Acquisition Co., LLC ("HPIAC"), a Delaware limited liability company formed on February 7, 1996. The Partnership also owns a 89% limited partnership interest and Baum Investments, Inc. a 1% general partnership interest in Helicon OnLine, L. P. ("HOL"), a Delaware limited partnership formed May 31, 1997. The Partnership, THGLP, HPIAC and HOL are referred to collectively herein as the Company.


     The Partnership operates in one business segment offering cable television services in the states of Pennsylvania, West Virginia, North Carolina, South Carolina, Louisiana, Vermont and New Hampshire, Georgia and Tennessee. The Company also offers to customers advanced services, such as paging, cable modems and private data network systems under the name of "Helicon Network Solutions", as well as, dial up internet service in Pennsylvania and Vermont under the name of "Helicon OnLine".


     On July 30, 1999, Charter-Helicon, LLC ("Charter-Helicon"), acquired a 1% interest in THGLP previously owned by Baum Investments, Inc. and became the General Partner of THGLP. Concurrently, Charter-Helicon and Charter Communications, LLC ("CC-LLC"), parent of Charter-Helicon, acquired all of the partnership interests of the Partnership. These transactions are collectively referred to as the "Helicon/Charter Deal" herein. In connection with the Helicon/Charter Deal, $228,985,000 of cash was paid to the equity holders; Baum retained a $25,000,000 limited liability company membership interest in Charter-Helicon; debt of $197,447,000 was repaid; debt of $115,000,000 was assumed; and other costs totaling $4,285,000 were incurred. Effective with this change of ownership, the Company will be managed by Charter Investment, Inc.



     In the opinion of management, the accompanying unaudited condensed combined financial statements of the Partnership reflect all adjustments, consisting of normal recurring accruals, necessary to present fairly the Partnership's combined financial position as of June 30, 1999, and their results of operations and cash flows for the three-month periods ended June 30, 1998 and 1999. The results of operations for the three-month period ended June 30, 1999 are not necessarily indicative of the results for a full year.


2.  ACQUISITIONS

     On December 31, 1998, HPIAC acquired the net assets of cable television systems serving approximately 11,225 (unaudited) subscribers primarily in the North Carolina community of Roanoke Rapids. The aggregate purchase price was $26,063,284 including acquisition costs of $535,875 and was allocated to the net assets acquired, which included property, equipment and intangible assets, based on their estimated fair value.

                     HELICON PARTNERS I, L.P AND AFFILIATES

     On January 7, 1999, THGLP acquired the cable television systems, serving approximately 4,350 (unaudited) subscribers in the North Carolina counties of Carter, Johnson and Unicol. The aggregate purchase price was approximately $5,228,097 and was allocated to the net assets acquired, which included property and equipment and intangible assets.

     On March 1, 1999, HPIAC acquired a cable television system serving approximately 551 (unaudited) subscribers in the communities of Abbeville, Donalds and Due West, South Carolina. The aggregate purchase price was approximately $723,356 and was allocated to the net assets acquired, which included property, equipment and intangible assets, based on their estimated fair value.


     On April 6, 1999, the HPIAC acquired a cable television system serving approximately 314 (unaudited) subscribers in the communities of Mentone and part of DeKalb, Alabama. The aggregate purchase price was approximately $265,690 and was allocated to the net assets acquired, which included property, equipment and intangible assets, based on their estimated fair value.



     The operating results relating to the above acquisitions, effective with their acquisition dates, are included in the accompanying unaudited condensed combined financial statements.


3.  LOANS PAYABLE TO BANKS


     On January 5, 1999, THGLP entered into a $12,000,000 Senior Subordinated Loan Agreement with Paribas Capital Funding, LLC ("the 1999 Credit Facility"). The Facility is non-amortizing and is due January 5, 2003. Initial borrowings of $7,000,000 under this Facility financed the acquisition of certain cable television assets in North Carolina. On February 19, 1999, the Company borrowed the remaining $5,000,000 available under the 1999 Credit Facility. Interest on the $12,000,000 is payable at 11.5% per annum.

                            INTERMEDIA CABLE SYSTEMS
                (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS
                   AND INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)


                                                               JUNE 30,      DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
ASSETS
Accounts receivable, net of allowance for doubtful accounts
  of $1,417 and $899, respectively..........................   $ 16,009        $ 14,425
Receivable from affiliates..................................      5,250           5,623
Prepaid expenses............................................        487             423
Other current assets........................................        232             350
                                                               --------        --------
          Total current assets..............................     21,978          20,821
Intangible assets, net......................................    226,040         255,356
Property and equipment, net.................................    231,382         218,465
Deferred income taxes.......................................     15,288          12,598
Investments and other non-current assets....................      5,535           2,804
                                                               --------        --------
          Total assets......................................   $500,223        $510,044
                                                               ========        ========
LIABILITIES AND EQUITY
Accounts payable and accrued liabilities....................   $ 19,874        $ 19,230
Deferred revenue............................................     11,778          11,104
Payable to affiliates.......................................      4,607           3,158
                                                               --------        --------
          Total current liabilities.........................     36,259          33,492
Note payable to InterMedia Partners IV, L.P.................    414,493         396,579
Deferred channel launch revenue.............................      3,492           4,045
                                                               --------        --------
          Total liabilities.................................    454,244         434,116
                                                               --------        --------
Commitments and contingencies
Mandatorily redeemable preferred shares.....................     14,676          14,184
Equity......................................................     31,303          61,744
                                                               --------        --------
          Total liabilities and equity......................   $500,223        $510,044
                                                               ========        ========


     See accompanying notes to the condensed combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)


                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              ---------------------
                                                                1999         1998
                                                              ---------    --------
                                                                   (UNAUDITED)
REVENUES
Basic and cable services....................................  $  69,705    $ 61,679
Pay service.................................................     13,606      11,934
Other service...............................................     17,333      12,247
                                                              ---------    --------
                                                                100,644      85,860
COSTS AND EXPENSES
Program fees................................................     23,530      19,186
Other direct expenses.......................................     10,055       8,253
Selling, general and administrative expenses................     21,663      15,752
Management and consulting fees..............................      1,566       1,562
Depreciation and amortization...............................     52,309      41,413
                                                              ---------    --------
                                                                109,123      86,166
                                                              ---------    --------
(Loss) income from operations...............................     (8,479)       (306)
                                                              ---------    --------
OTHER INCOME (EXPENSE)
Interest expense............................................    (11,757)    (13,440)
Interest and other income...................................        163         137
Other expense...............................................         (6)        (24)
                                                              ---------    --------
                                                                (11,600)    (13,327)
                                                              ---------    --------
Loss before income tax benefit..............................    (20,079)    (13,633)
Income tax benefit..........................................      2,690       2,689
                                                              ---------    --------
Net loss....................................................    (17,389)    (10,944)
OTHER COMPREHENSIVE INCOME
Unrealized loss on available-for-sale securities............       (310)         --
                                                              ---------    --------
Comprehensive loss..........................................  $ (17,699)   $(10,944)
                                                              ---------    --------


     See accompanying notes to the condensed combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)


                    COMBINED STATEMENT OF CHANGES IN EQUITY

                             (DOLLARS IN THOUSANDS)


Balance at January 1, 1998..................................  $ 58,713
Net loss....................................................    (3,521)
Accretion for mandatorily redeemable preferred shares.......      (945)
Net cash contributions from parent..........................     6,350
In-kind contribution from parent............................     1,147
                                                              --------
Balance at December 31, 1998................................    61,744
Net loss (unaudited)........................................   (17,389)
Accretion for mandatorily redeemable preferred shares
  (unaudited)...............................................      (492)
Net cash distributions to parent (unaudited)................   (12,250)
Other comprehensive income (unaudited)......................      (310)
                                                              --------
Balance at June 30, 1999 (unaudited)........................  $ 31,303
                                                              ========



     See accompanying notes to the condensed combined financial statements.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)

                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)


                                                                SIX MONTHS ENDED
                                                                    JUNE 30,
                                                              --------------------
                                                                1999        1998
                                                              --------    --------
                                                                  (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net loss..................................................  $(17,389)   $(10,944)
  Adjustments to reconcile net loss to cash flows from
     operating activities:
     Depreciation and amortization..........................    52,309      41,413
     Changes in assets and liabilities:
       Accounts receivable..................................    (1,584)       (398)
       Receivables from affiliates..........................       373      (1,794)
       Prepaid expenses.....................................       (64)         49
       Other current assets.................................       118          28
       Deferred income taxes................................    (2,690)     (2,689)
       Investments and other non-current assets.............    (3,041)        148
       Accounts payable and accrued liabilities.............     2,487      (3,406)
       Deferred revenue.....................................       957       1,248
       Payables to affiliates...............................     1,449        (187)
       Accrued interest.....................................    11,757      13,440
       Deferred channel launch revenue......................      (836)       (350)
                                                              --------    --------
  Cash flows from operating activities......................    43,846      36,558
                                                              --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment.......................   (37,441)    (36,576)
  Intangible assets.........................................      (312)       (333)
                                                              --------    --------
  Cash flows from investing activities......................   (37,753)    (36,909)
                                                              --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES
  Net (distributions) contributions to/from parent..........   (12,250)      6,768
  Net borrowings (repayments) of intercompany debt..........     6,157      (6,417)
                                                              --------    --------
  Cash flows from financing activities......................    (6,093)        351
                                                              --------    --------
Net change in cash..........................................        --          --
                                                              --------    --------
Cash at beginning of period.................................        --          --
                                                              --------    --------
Cash at end of period.......................................  $     --    $     --
                                                              ========    ========



     See accompanying notes to the condensed combined financial statements.

                            INTERMEDIA CABLE SYSTEMS

              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)


                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

                                  (UNAUDITED)


1.  BASIS OF PRESENTATION

THE CHARTER TRANSACTIONS


     InterMedia Partners, a California limited partnership ("IP-I"), and InterMedia Capital Partners IV, L.P., a California limited partnership, ("ICP-IV", together with IP-I, "InterMedia") are affiliated through common control and management. Robin Media Group, Inc., a Nevada corporation, ("RMG") is a majority owned subsidiary of ICP-IV. On April 20, 1999, InterMedia and certain of its affiliates entered into agreements (the "Agreements") with affiliates of Charter Communications, Inc. ("Charter") to sell and exchange certain of their cable television systems ("the Charter Transactions").


     Specifically, ICP-IV and its affiliates have agreed to sell certain of their cable television systems in Tennessee and Gainesville, Georgia through a combination of asset sales and the sale of their equity interests in RMG, and to exchange their systems in and around Greenville and Spartanburg, South Carolina for Charter systems located in Indiana, Kentucky, Utah and Montana. Immediately upon Charter's acquisition of RMG, IP-I will exchange its cable television systems in Athens, Georgia, Asheville and Marion, North Carolina and Cleveland, Tennessee for RMG's cable television systems located in middle Tennessee.


     The Charter Transactions are expected to close during the third or fourth quarter of 1999. The cable systems retained by Charter upon consummation of the Charter Transactions, together with RMG, are referred to as the "InterMedia Cable Systems," or the "Systems."


PRESENTATION

     The Systems being sold or exchanged do not individually or collectively comprise a separate legal entity. Accordingly, the accompanying condensed combined financial statements have been carved-out from the historical accounting records of InterMedia.


     The accompanying unaudited interim condensed combined financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information. Accordingly, certain footnote disclosures have been condensed or omitted. In the management's opinion, the interim unaudited condensed combined financial statements reflect all adjustments (consisting of only normal recurring adjustments) necessary for a fair presentation of the Systems' financial position as of June 30, 1999, and their results of operations for the six months ended June 30, 1999 and 1998 and cash flows for the six months ended June 30, 1999 and 1998. The results of operations for these periods are not necessarily indicative of results that may be expected for the year ending December 31, 1999. These condensed combined financial statements should be read in conjunction with the Systems' audited combined financial statements and notes thereto for the year ended December 31, 1998 contained elsewhere in this document.


CARVE-OUT METHODOLOGY

     Throughout the periods covered by the condensed combined financial statements, the individual cable systems were operated and accounted for separately. However, the Charter Transactions exclude certain systems (the "Excluded Systems") which were operated as part of

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)


         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED


                             (DOLLARS IN THOUSANDS)


                                  (UNAUDITED)


the Marion, North Carolina and western Tennessee systems throughout 1998 and 1999. For purposes of carving out and excluding the results of operations and financial position of the Excluded Systems from the condensed combined financial statements, management has estimated the revenues, expenses, assets and liabilities associated with each Excluded System based on the ratio of each Excluded System's basic subscribers to the total basic subscribers served by the Marion, North Carolina and western Tennessee systems, respectively. Management believes the basis used for these allocations is reasonable. The Systems' results of operations are not necessarily indicative of future operating results or the results that would have occurred if the Systems were a separate legal entity.


     Management and consulting fees represent an allocation of management fees charged to IP-I and ICP-IV by InterMedia Capital Management, a California limited partnership ("ICM") and InterMedia Management, Inc. ("IMI"), respectively. ICM is a limited partner of IP-I. IMI is the managing member of each of the general partners of IP-I and ICP-IV. These fees are charged at a fixed amount per annum pursuant to a management agreement and have been allocated to the Systems based upon the allocated contributed capital of the individual systems as compared to the total contributed capital of InterMedia's subsidiaries.


     As more fully described in Note 4 -- "Related Party Transactions," certain administrative services are also provided by IMI and are charged to all affiliates based on relative basic subscriber percentages.

CASH AND INTERCOMPANY ACCOUNTS


     Under InterMedia's centralized cash management system, cash requirements of its individual operating units were generally provided directly by InterMedia and the cash generated or used by the Systems is transferred to/from InterMedia, as appropriate, through intercompany accounts. The intercompany account balances between InterMedia and the individual operating units, except RMG's intercompany note payable to InterMedia Partners IV, L.P. ("IP-IV"), as described in
Note 3 -- "Note Payable to InterMedia Partners IV, L.P.," are not intended to be settled. Accordingly, the balances, other than RMG's note payable to IP-IV, are included in equity and all net cash generated from operations, investing activities and financing activities have been included in the Systems' net (distributions) contributions to/from parent in the combined statements of cash flows.



     IP-I and ICP-IV or its subsidiaries maintain all external debt to fund and manage InterMedia's operations on a centralized basis. The condensed combined financial statements present only the debt and related interest expense of RMG, which is to be assumed and repaid by Charter pursuant to the Charter Transactions. See Note 3 -- "Note Payable to InterMedia Partners IV, L.P." Debt, unamortized debt issue costs and interest expense related to the financing of the cable systems not owned by RMG have not been allocated to the InterMedia Cable Systems. As such, the level of debt, unamortized debt issue costs and related interest expense presented in the condensed combined financial statements are not representative of the debt that would be required or interest expense incurred if the InterMedia Cable Systems were a separate legal entity.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)


         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED


                             (DOLLARS IN THOUSANDS)


                                  (UNAUDITED)


USE OF ESTIMATES IN THE PREPARATION OF FINANCIAL STATEMENTS

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from these estimates.

2.  EXCHANGE OF CABLE PROPERTIES

EXCHANGE

     On December 31, 1998, certain of the Systems' cable television assets located in and around western and eastern Tennessee ("Exchanged Assets"), serving approximately 10,600 (unaudited) basic subscribers, plus cash of $398 were exchanged for other cable television assets located in and around western and eastern Tennessee, serving approximately 10,000 (unaudited) basic subscribers.

     The exchange resulted in a gain of $26,218 calculated as the difference between the fair value of the assets received and the net book value of the Exchanged Assets less cash paid of $398.

3.  NOTE PAYABLE TO INTERMEDIA PARTNERS IV, L.P.

     RMG's note payable to IP-IV consists of the following:


                                                        JUNE 30,    DECEMBER 31,
                                                          1999          1998
                                                        --------    ------------
Intercompany revolving credit facility, $1,200,000
  commitment as of June 30, 1999, interest currently
  at 6.57% payable on maturity, matures December 31,
  2006................................................  $414,493      $396,579
                                                        ========      ========


     RMG's debt is outstanding under an intercompany revolving credit facility executed with IP-IV. The revolving credit facility currently provides for $1,200,000 of available credit.


     RMG's intercompany revolving credit facility requires repayment of the outstanding principal and accrued interest on the earlier of (i) December 31, 2006, or (ii) acceleration of any of IP-IV's obligations to repay its bank debt outstanding under its revolving credit facility ("IP-IV Revolving Credit Facility") and term loan agreement ("IP-IV Term Loan", together with the IP-IV Revolving Credit Facility, the "IP-IV Bank Facility") dated July 30, 1996.



     Interest rates under RMG's intercompany revolving credit facility are calculated monthly and are referenced to those made available under the IP-IV Bank Facility. Interest rates ranged from 6.24% to 6.84% during the six months ended June 30, 1999.


     Charter has an obligation to assume and repay RMG's intercompany revolving credit facility pursuant to the Charter Transactions.

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)


         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED


                             (DOLLARS IN THOUSANDS)


                                  (UNAUDITED)


     Advances under the IP-IV Bank Facility are available under interest rate options related to the base rate of the administrative agent for the IP-IV Bank Facility ("ABR") or LIBOR. Interest rates on borrowings under the IP-IV Term Loan vary from LIBOR plus 1.75% to LIBOR plus 2.00% or ABR plus 0.50% to ABR plus 0.75% based on IP-IV's ratio of debt outstanding to annualized quarterly operating cash flow ("Senior Debt Ratio"). Interest rates on borrowings under the IP-IV Revolving Credit Facility also vary from LIBOR plus 0.625% to LIBOR plus 1.50% or ABR to ABR plus 0.25% based on IP-IV's Senior Debt Ratio. The IP-IV Bank Facility requires quarterly payment of fees on the unused portion of the IP-IV Revolving Credit Facility of 0.375% per annum when the Senior Debt Ratio is greater than 4.0:1.0 and at 0.25% when the Senior Debt Ratio is less than or equal to 4.0:1.0.

     The terms and conditions of RMG's intercompany debt agreement are not necessarily indicative of the terms and conditions which would be available if the Systems were a separate legal entity.

4.  RELATED PARTY TRANSACTIONS


     ICM and IMI provide certain management services to IP-I and ICP-IV, respectively, for per annum fixed fees, of which 20% per annum is deferred and payable in each following year in order to support InterMedia's debt. Management fees charged to InterMedia were $2,706 for the six months ended June 30, 1999 and 1998. Of the fees charged to InterMedia, $1,566 and $1,562 were charged to the Systems for the six months ended June 30, 1999 and 1998, respectively.



     IMI has entered into agreements with both IP-I and ICP-IV to provide accounting and administrative services at cost. Under the terms of the agreements, the expenses associated with rendering these services are charged to the Systems and other affiliates based upon relative basic subscriber percentages. Management believes this method to be reflective of the actual cost. Administrative fees charged by IMI were $2,009 and $2,070 for the six months ended June 30, 1999 and 1998, respectively. Receivable from affiliates at June 30, 1999 and December 31, 1998 include $45 and $52, respectively, of advances to IMI, net of administrative fees charged by IMI and operating expenses paid by IMI on behalf of the Systems.



     IP-I is majority-owned, and ICP-IV is owned in part, by AT&T Broadband & Internet Services ("AT&TBIS"), formerly Tele-Communications, Inc. As affiliates of AT&TBIS, IP-I and ICP-IV are able to purchase programming services from a subsidiary of AT&TBIS. Management believes that the overall programming rates made available through this relationship are lower than the Systems could obtain separately. Such volume rates may not continue to be available in the future should AT&TBIS's ownership interest in InterMedia significantly decrease. Programming fees charged by the AT&TBIS subsidiary to the Systems for the six months ended June 30, 1999 and 1998 amounted to $17,276 and $14,399, respectively. Payable to affiliates includes programming fees payable to the AT&TBIS subsidiary of $3,151 and $2,918 at June 30, 1999 and December 31, 1998, respectively.



     On January 1, 1998 an affiliate of AT&TBIS entered into agreements with InterMedia to manage the Systems' advertising business and related services for an annual fixed fee per advertising sales subscriber, as defined by the agreements. In addition to the annual fixed fee AT&TBIS is entitled to varying percentage shares of the incremental growth in annual cash flows

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)


         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED


                             (DOLLARS IN THOUSANDS)


                                  (UNAUDITED)



from advertising sales above specified targets. Management fees charged by the AT&TBIS subsidiary for the six months ended June 30, 1999 amounted to $202. Receivable from affiliates at June 30, 1999 and December 31, 1998 includes $5,069 and $3,437, respectively, of receivables from AT&TBIS for advertising sales.



     As part of its normal course of business the Systems are involved in transactions with affiliates of InterMedia which own and operate cable television systems. Such transactions include purchases and sales at cost of inventories used in construction of cable plant. Receivable from affiliates at June 30, 1999 and December 31, 1998 include $136 and $2,134, respectively, of receivables from affiliated systems. Payable to affiliates at June 30, 1999 and December 31, 1998 includes $1,410 and $208, respectively, of payables to affiliated systems.


5.  COMMITMENTS AND CONTINGENCIES


     The Systems are committed to provide cable television services under franchise agreements with remaining terms of up to twenty years. Franchise fees of up to 5% of gross revenues are payable under these agreements.



     Current Federal Communications Commission ("FCC") regulations require that cable television operators obtain permission to retransmit major network and certain local television station signals. The Systems have entered into retransmission agreements with all applicable stations in exchange for in-kind and/or other consideration.



     InterMedia has been named in several certified class actions in various jurisdictions concerning its late fee charges and practices. Certain cable systems owned by InterMedia charge late fees to customers who do not pay their cable bills on time. These late fee cases challenge the amount of the late fees and the practices under which they are imposed. The Plaintiffs raise claims under state consumer protection statutes, other state statutes and common law. Plaintiffs generally allege that the late fees charged by InterMedia's cable systems in the States of Tennessee, South Carolina and Georgia are not reasonably related to the costs incurred by the cable systems as a result of late payment. Plaintiffs seek to require cable systems to reduce their late fees on a prospective basis and to provide compensation for alleged excessive late fee charges for past periods. These cases are either at the early stages of the litigation process or are subject to a case management order that sets forth a process leading to mediation. Based upon the facts available management believes that, although no assurances can be given as to the outcome of these actions, the ultimate disposition of these matters should not have a material adverse effect upon the financial condition of the Systems.



     Under existing Tennessee laws and regulations, the Systems paid an Amusement Tax in the form of a sales tax on programming service revenues generated in Tennessee in excess of charges for the basic and expanded basic levels of service. Under the existing statute, only the service charges or fees in excess of the charges for the "basic cable" television service package were not exempt from the Amusement Tax. Related regulations clarify the definition of basic cable to include two tiers of service, which InterMedia's management and other operators in Tennessee have interpreted to mean both the basic and expanded basic levels of service.



     In the Spring of 1999 Tennessee Department of Revenue ("TDOR") proposed legislation that was passed by the Tennessee State Legislature which replaced the current Amusement Tax

                            INTERMEDIA CABLE SYSTEMS
              (COMPRISED OF COMPONENTS OF INTERMEDIA PARTNERS AND
                     INTERMEDIA CAPITAL PARTNERS IV, L.P.)


         NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS -- CONTINUED


                             (DOLLARS IN THOUSANDS)


                                  (UNAUDITED)



with a new sales tax on all cable service revenues in excess of fifteen dollars per month effective September 1, 1999. The new tax would be computed at a rate approximately equal to the existing effective tax rate.



     Prior to the passage of the new sales tax legislation, the TDOR suggested that unless InterMedia and other cable operators in Tennessee support the proposed legislation, it would assess additional taxes on prior years' expanded basic service revenue. The TDOR can issue an assessment for prior periods up to three years. Management estimates that the amount of such an assessment, if made for all periods not previously audited, would be approximately $5.4 million. InterMedia's management believes that it is possible but not likely that the TDOR can make such an assessment and prevail in defending it. Management also believes that such an assessment is not likely based on the passage of the new sales tax legislation.



     InterMedia's management believes it has made a valid interpretation of the current Tennessee statute and regulations and that it has properly determined and paid all sales tax due. InterMedia further believes that the legislative history of the current statute and related regulations, as well as the TDOR's history of not making assessments based on audits of prior periods, support InterMedia's interpretation. InterMedia and other cable operators in Tennessee are aggressively defending their past practices on calculation and payment of the Amusement Tax.



     The Systems are subject to other claims and litigation in the ordinary course of business. In the opinion of management, the ultimate outcome of any existing litigation or other claims will not have a material adverse effect on the Systems' financial position or results of operations.


6.  CHANNEL LAUNCH REVENUE


     During 1997 and 1998, the Systems were credited with amounts representing their share of payments received or to be received by InterMedia from certain programmers to launch and promote their new channels. Of the total amount credited, the Systems recognized advertising revenue of $333 during the six months ended June 30, 1999 for advertisements provided by the Systems to promote the new channels. No advertising revenue was recognized for the six-month period ended June 30, 1998 related to the promotion of these new channels. The remaining amounts credited to the Systems are being amortized over the respective terms of the program agreements which range between five and ten years. The Systems amortized and recorded as other service revenues of $316 and $350 for the six months ended June 30, 1999 and 1998, respectively.


7.  SUPPLEMENTAL DISCLOSURES TO CONSOLIDATED STATEMENTS OF CASH FLOWS


     Total accretion on RMG's Redeemable Preferred Stock for the six months ended June 30, 1999 and 1998 amounted to $492 and $459, respectively.

                       RIFKIN CABLE INCOME PARTNERS L. P.


                                 BALANCE SHEET
                                  (UNAUDITED)


                                                              12/31/98        6/30/99
                                                             -----------    -----------
ASSETS
Cash and cash equivalents..................................  $    65,699    $    43,982
Customer accounts receivable, net of allowance for doubtful
  accounts of $18,278 in 1998 and $12,047 in 1999..........       51,523         47,580
Other receivables..........................................      133,278         72,684
Prepaid expenses and deposits..............................       70,675         22,997
Property, plant and equipment, at cost:
  Cable television transmission and distribution system and
     related equipment.....................................    8,758,525     11,051,767
  Land, buildings, vehicles and furniture and fixtures.....      623,281        468,694
                                                             -----------    -----------
                                                               9,381,806     11,520,461
  Less accumulated depreciation............................   (4,354,685)      (588,674)
                                                             -----------    -----------
     Net property, plant and equipment.....................    5,027,121     10,931,787
Franchise costs and other intangible assets, net of
  accumulated amortization of $2,033,405 in 1998 and
  $563,545 in 1999.........................................    1,772,345     12,920,055
                                                             -----------    -----------
          Total assets.....................................  $ 7,120,641    $24,039,085
                                                             ===========    ===========
LIABILITIES AND PARTNERS' EQUITY
Accounts payable and accrued liabilities...................  $   396,605    $   421,834
Customer deposits and prepayments..........................      126,212        121,878
Interest payable...........................................           --          3,539
Interpartnership debt......................................    2,865,426      1,585,851
                                                             -----------    -----------
          Total liabilities................................    3,388,243      2,133,102
Partners' equity:
  General partner..........................................      822,837      8,796,860
  Limited partners.........................................    2,909,561     13,109,123
                                                             -----------    -----------
          Total partners' equity...........................    3,732,398     21,905,983
                                                             -----------    -----------
          Total liabilities and partners' equity...........  $ 7,120,641    $24,039,085
                                                             ===========    ===========


    The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                            STATEMENT OF OPERATIONS
                                  (UNAUDITED)


                                                                  SIX MONTHS ENDED
                                                              ------------------------
                                                               6/30/98       6/30/99
                                                              ----------    ----------
REVENUE:
Service.....................................................  $2,380,813    $2,506,608
Installation and other......................................     166,952       201,478
                                                              ----------    ----------
          Total revenue.....................................   2,547,765     2,708,086
COSTS AND EXPENSES:
Operating expense...........................................     387,727       291,302
Programming expense.........................................     503,809       599,910
Selling, general and administrative expense.................     298,255       337,492
Depreciation................................................     311,649       589,613
Amortization................................................     100,145       563,545
Management fees.............................................     127,388       135,335
Loss (gain) on disposal of assets...........................        (420)       25,109
                                                              ----------    ----------
          Total costs and expenses..........................   1,728,553     2,542,306
                                                              ----------    ----------
Operating income............................................     819,212       165,780
Interest expense............................................     193,502        96,891
                                                              ----------    ----------
Net income..................................................  $  625,710    $   68,889
                                                              ==========    ==========


    The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                         STATEMENT OF PARTNERS' EQUITY
                                  (UNAUDITED)


                                                GENERAL        LIMITED
                                                PARTNER       PARTNERS         TOTAL
                                               ----------    -----------    -----------
Partners' equity, December 31, 1997..........  $  263,171    $ 2,170,336    $ 2,433,507
Net income...................................     269,606        356,104        625,710
                                               ----------    -----------    -----------
Partners' equity, June 30, 1998..............  $  532,777    $ 2,526,440    $ 3,059,217
                                               ==========    ===========    ===========
---------------------------------------------------------------------------------------

Partners' equity, December 31, 1998..........  $  822,837    $ 2,909,561    $ 3,732,398
Partners' contribution.......................   7,944,340     10,160,356     18,104,696
Net income...................................      29,683         39,206         68,889
                                               ----------    -----------    -----------
Partners' equity, June 30, 1999..............  $8,796,860    $13,109,123    $21,905,983
                                               ==========    ===========    ===========


The partners' capital accounts for financial reporting purposes vary from the tax capital accounts.

    The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                            STATEMENT OF CASH FLOWS
                                  (UNAUDITED)


                                                                  SIX MONTHS ENDED
                                                              -------------------------
                                                               6/30/98        6/30/99
                                                              ----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income..................................................  $  625,710    $    68,889
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     411,794      1,153,158
  Amortization of deferred loan cost........................       9,485             --
  Loss (gain) on disposal of fixed assets...................        (420)        25,109
  Decrease (increase) in customer accounts receivable.......      (1,563)         3,943
  Decrease in other receivables.............................      65,289         60,594
  Decrease (increase) in prepaid expenses and other.........      (5,196)        47,677
  Increase (decrease) in accounts payable and accrued
     liabilities............................................     (17,175)        25,229
  Decrease in customer deposits and prepayments.............     (45,512)        (4,334)
  Increase (decrease) in interest payable...................      (4,216)         3,539
                                                              ----------    -----------
     Net cash provided by operating activities..............   1,038,196      1,383,804
                                                              ----------    -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions to property, plant and equipment................    (199,764)      (122,490)
  Additions to other intangible assets......................          --         (4,956)
  Proceeds from the sale of assets..........................       2,812          1,500
                                                              ----------    -----------
     Net cash used in investing activities..................    (196,952)      (125,946)
                                                              ----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments of long-term debt................................    (464,750)            --
  Change in interpartnership debt, net......................          --     (1,279,575)
                                                              ----------    -----------
     Net cash used in financing activities..................    (464,750)    (1,279,575)
                                                              ----------    -----------
Net increase (decrease) in cash and cash equivalent.........     376,494        (21,717)
Cash and cash equivalents at beginning of period............     381,378         65,699
                                                              ----------    -----------
Cash and cash equivalents at end of period..................  $  757,872    $    43,982
                                                              ==========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid.............................................  $  188,234    $    93,352
                                                              ==========    ===========


    The accompanying notes are an integral part of the financial statements.

                       RIFKIN CABLE INCOME PARTNERS L.P.

                         NOTES TO FINANCIAL STATEMENTS

1.  ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

     Rifkin Cable Income Partners L.P. (the "Partnership") was formed in 1986 as a limited partnership under the laws of the State of Delaware. The Partnership owns, operates and develops cable television systems in Missouri and New Mexico. Rifkin Cable Management Partners L.P., an affiliate of Rifkin & Associates, Inc., is the general partner of the Partnership.

     The Partnership Agreement (the "Agreement") establishes the respective rights, obligations and interests of the partners. The Agreement provides that net income or loss, certain capital events, and cash distributions (all as defined in the Agreement) are generally allocated 43% to the general partner and 57% to the limited partners.

ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP


     Effective December 31, 1998, InterLink Communications Partners, LLLP ("ICP") acquired 100% of the Partnership. This transaction was accounted for as a purchase, as such, assets and liabilities were written up to their fair market value. The December 31, 1998 audited financial statements represent the Partnership just prior to this transaction. The June 30, 1999 unaudited financial statements represent the new basis of accounting as property, plant and equipment and franchise cost which were written up by $6,398,400 and $11,701600, respectively.



     Accordingly, the June 30, 1999 unaudited financial statements of the Partnership are not comparable to the December 31, 1998 audited financial statements of the Partnership, which are based upon historic costs.


BASIS OF PRESENTATION


     The accompanying consolidated financial statements are unaudited. However, in the opinion of management, the financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for fair presentation in accordance with generally accepted accounting principles applicable to interim periods. The results of operations for the six months ended June 30, 1999 are not necessarily indicative of the results that may be achieved for the full fiscal year and cannot be used to indicate financial performance for the entire year. The accompanying financial statements should be read in conjunction with the December 31, 1998 audited financial statements of Rifkin Cable Income Partners L.P.



     Effective April 1, 1999, ICP completed the purchase of the remaining general partner interest in the Partnership and the Partnership was merged into ICP and ceased to exist as a separate legal entity. The Partnership's financial statements subsequent to that date represent a divisional carve-out from ICP. These financial statements include all the direct costs of operating its business; however, certain assets, liabilities and costs not specifically related to the Partnership's activities were allocated and reflected in the financial position as of June 30, 1999, and the results of its operations and its cash flows for the six months ended June 30, 1999. Management believes these allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect what the financial position and results of operations of the Partnership would have been as a stand-alone entity.



ACQUISITION BY CHARTER COMMUNICATIONS HOLDINGS, LLC



     On February 12, 1999, ICP signed a letter of intent to sell all of ICP's partnership interests to Charter Communications Holdings, LLC ("Charter"). On April 26, 1999, ICP signed a definitive

                       RIFKIN CABLE INCOME PARTNERS L.P.

Purchase and Sale Agreement with Charter for the sale of the individual partners' interest. ICP and Charter are expected to complete the sale during the third quarter of 1999.

2.  LITIGATION


     The Partnership could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material effect on the Partnership's financial position or results of operations.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                           CONSOLIDATED BALANCE SHEET


                                                             JUNE 30,      DECEMBER 31,
                                                               1999            1998
                                                           ------------    ------------
                                                                   (UNAUDITED)
ASSETS
Cash.....................................................  $  2,694,050    $  2,324,892
Subscriber accounts receivable, net of allowance for
  doubtful accounts of $283,021 in 1999 and $444,839 in
  1998...................................................     2,044,860       1,932,140
Other receivables........................................     3,813,453       5,637,771
Prepaid expenses and other...............................     1,290,900       2,398,528
Property, plant and equipment at cost:
  Cable television transmission and distribution systems
     and related equipment...............................   164,389,372     149,376,914
  Land, building, vehicles and furniture and fixtures....     8,431,453       7,421,960
                                                           ------------    ------------
                                                            172,820,825     156,798,874
Less accumulated depreciation............................   (42,862,043)    (35,226,773)
                                                           ------------    ------------
  Net property, plant and equipment......................   129,958,782     121,572,101
Franchise costs and other intangible assets, net of
  accumulated amortization of $78,661,872 in 1999 and
  $67,857,545 in 1998....................................   170,219,573     183,438,197
                                                           ------------    ------------
     Total assets........................................  $310,021,618    $317,303,629
                                                           ============    ============
LIABILITIES AND PARTNERS' CAPITAL
Accounts payable and accrued liabilities.................  $ 18,385,567    $ 11,684,594
Subscriber deposits and prepayments......................     1,203,363       1,676,900
Interest payable.........................................     7,169,321       7,242,954
Deferred taxes payable...................................     6,703,000       7,942,000
Notes payable............................................   225,575,000     224,575,000
                                                           ------------    ------------
     Total liabilities...................................   259,036,251     253,121,448
Commitments:
Redeemable partners' interests...........................    16,732,480      10,180,400
Partners' capital (deficit):
  General partner........................................    (2,941,996)     (1,991,018)
  Limited partners.......................................    36,851,306      55,570,041
  Preferred equity interest..............................       343,577         422,758
                                                           ------------    ------------
     Total partners' capital.............................    34,252,887      54,001,781
                                                           ------------    ------------
     Total liabilities and partners' capital.............  $310,021,618    $317,303,629
                                                           ============    ============


See accompanying notes to financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.


                      CONSOLIDATED STATEMENT OF OPERATIONS



                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                            ---------------------------
                                                                1999           1998
                                                            ------------    -----------
                                                                    (UNAUDITED)
REVENUE:
Service...................................................  $ 44,101,504    $40,840,852
Installation and other....................................     4,482,312      3,460,924
                                                            ------------    -----------
     Total revenue........................................    48,583,816     44,301,776
COSTS AND EXPENSES:
Operating expense.........................................     6,644,646      7,005,851
Programming expense.......................................    10,639,390      9,249,482
Selling, general and administrative expense...............    10,744,654      6,357,755
Depreciation..............................................     8,246,865      7,409,182
Amortization..............................................    12,738,555     11,274,197
Management fees...........................................     1,700,434      1,550,562
Loss on disposal of assets................................       471,021        647,759
                                                            ------------    -----------
     Total costs and expenses.............................    51,185,565     43,494,788
                                                            ------------    -----------
Operating income(loss)....................................    (2,601,749)       806,988
Gain on sale of Michigan assets...........................            --     (5,989,846)
Interest expense..........................................    11,722,458     11,717,980
                                                            ------------    -----------
Loss before income taxes and cumulative effect of
  accounting change.......................................   (14,324,207)    (4,921,146)
Income tax benefit........................................    (1,239,000)    (1,900,000)
                                                            ------------    -----------
Loss before cumulative effect of accounting change........   (13,085,207)    (3,021,146)
Cumulative effect of accounting change for organizational
  costs...................................................       111,607             --
                                                            ------------    -----------
Net loss..................................................  $(13,196,814)   $(3,021,146)
                                                            ============    ===========


See accompanying notes to financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.


                      CONSOLIDATED STATEMENT OF CASH FLOW



                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                           ----------------------------
                                                               1999            1998
                                                           ------------    ------------
                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss.................................................  $(13,196,814)   $ (3,021,146)
Adjustments to reconcile net loss to net cash provided by
  operating activities:
  Depreciation and amortization..........................    20,985,420      18,683,379
  Amortization of deferred loan cost.....................       483,396         494,880
  Gain on sale of Michigan assets........................            --      (5,989,846)
  Loss on disposal of fixed assets.......................       471,021         647,759
  Cumulative effect of accounting change for
     organizational costs................................       111,607              --
  Deferred taxes benefit.................................    (1,239,000)     (1,900,000)
  Decrease (increase) in subscriber accounts
     receivable..........................................      (112,720)        269,303
  Decrease in other receivables..........................     1,824,318          72,181
  Decrease in prepaid expenses and other.................     1,107,628         201,781
  Increase in accounts payable and accrued liabilities...     6,700,973       1,135,221
  Decrease in subscriber deposits and prepayment.........      (473,537)       (261,722)
  Decrease in interest payable...........................       (73,633)       (272,439)
                                                           ------------    ------------
     Net cash provided by operating activities...........    16,588,659      10,059,351
                                                           ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment...............   (17,194,454)    (15,876,545)
Additions to cable television franchises, net of
  retirements and changes in other intangible assets.....      (114,930)       (757,843)
Net proceeds from sale of Michigan assets................            --      17,050,564
Net proceeds from the disposal of assets (other than
  Michigan assets).......................................        89,883         118,952
                                                           ------------    ------------
     Net cash provided by (used in) investing
       activities........................................   (17,219,501)        535,128
                                                           ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from long-term bank debt........................     9,500,000      12,000,000
Payments of long term-bank debt..........................    (8,500,000)    (23,425,000)
                                                           ------------    ------------
     Net cash provided by (used in) financing
       activities........................................     1,000,000     (11,425,000)
                                                           ------------    ------------
NET INCREASE (DECREASE) IN CASH..........................       369,158        (830,521)
CASH AT BEGINNING OF PERIOD..............................     2,324,892       1,902,555
                                                           ------------    ------------
CASH AT END OF PERIOD....................................  $  2,694,050    $  1,072,034
                                                           ============    ============


See accompanying notes to financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

             CONSOLIDATED STATEMENT OF PARTNERS' CAPITAL (DEFICIT)

                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998



                                 PREFERRED
                                  EQUITY        GENERAL        LIMITED
                                 INTEREST       PARTNER       PARTNERS         TOTAL
                                 ---------    -----------    -----------    -----------
                                                      (UNAUDITED)
Partners' capital (deficit) at
  12/31/98.....................  $422,758     $(1,991,018)   $55,570,041    $54,001,781
Net loss for the six months
  ended 6/30/99................   (79,181)       (131,968)   (12,985,665)   (13,196,814)
Accretion of redeemable
  partners' interest...........        --        (819,010)    (5,733,070)    (6,552,080)
                                 --------     -----------    -----------    -----------
Partners' capital (deficit) at
  6/30/99......................  $343,577     $(2,941,996)   $36,851,306    $34,252,887
                                 ========     ===========    ===========    ===========
Partners' capital (deficit) at
  12/31/97.....................  $276,243     $(1,885,480)   $34,044,912    $32,435,675
Net loss for the six months
  ended 6/30/98................   (18,127)        (30,211)    (2,972,808)    (3,021,146)
Accretion of redeemable
  partners' interest...........        --        (140,975)      (986,825)    (1,127,800)
                                 --------     -----------    -----------    -----------
Partners' capital (deficit) at
  6/30/98......................  $258,116     $(2,056,666)   $30,085,279    $28,286,729
                                 ========     ===========    ===========    ===========



See accompanying notes to financial statements.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL INFORMATION


     Rifkin Acquisition Partners, L.P. ("RAP L.P.") was formed on December 16, 1988, pursuant to the laws of the State of Colorado, for the purpose of acquiring and operating cable television (CATV) systems. On September 1, 1995, RAP L.P. registered as a limited liability limited partnership, Rifkin Acquisition Partners, L.L.L.P. (the "Partnership"), pursuant to the laws of the State of Colorado. Rifkin Acquisition Management, L.P., was the general partner of RAP L.P. and is the general partner of the Partnership ("General Partner"). The Partnership and its subsidiaries are hereinafter referred to on a consolidated basis as the "Company."


     The Partnership operates under a limited liability limited partnership agreement (the "Partnership Agreement") which establishes contribution requirements, enumerates the rights and responsibilities of the partners and advisory committee, provides for allocations of income, losses and distributions, and defines certain items relating thereto.


     These statements have been completed in conformity with the SEC requirements for unaudited consolidated financial statements for the Company and does not contain all of the necessary footnote disclosures required for a fair presentation of the balance sheets, statements of operations, of partners' capital(deficit), and of cash flows in conformity with generally accepted accounting principles. However, in the opinion of management, this data includes all adjustments, consisting of normal recurring accruals necessary to present fairly the consolidated financial position at June 30, 1999, December 31, 1998 and June 30, 1998, and its consolidated results of operations and cash flows for the six months ended June 30, 1999 and 1998. The consolidated financial statements should be read in conjunction with the Company's annual consolidated financial statements and notes thereto included on Form 10-K, No. 333-3084, for the year ended December 31, 1998.


2.  SUBSEQUENT EVENT


     On February 12, 1999, the Company signed a letter of intent for the partners to sell their partnership interests to Charter Communications, Inc. ("Charter"). On April 26, 1999, the Company signed a definitive Purchase and Sale Agreement with Charter for the sale of the individual partners' interest. The Company and Charter are expected to complete the sale during the third quarter of 1999.


3.  ADOPTION OF NEW ACCOUNTING PRONOUNCEMENT

     Effective January 1, 1999, the Company adopted the Accounting Standards Executive Committee's Statement of Position (SOP)98-5 "Reporting on the Costs of Start-Up Activities," which requires the Company to expense all start-up costs related to organizing a new business. During the first quarter of 1999, the Company wrote off the organization costs capitalized in prior years along with the accumulated amortization, resulting in the recognition of a cumulative effect of accounting change loss of $111,607.

4.  RECLASSIFICATION OF FINANCIAL STATEMENT PRESENTATION

     Certain reclassifications have been made to the 1998 Consolidated Statement of Operations to conform with the Audited Consolidated Statement of Operations for the year ended December 31, 1998.

                     RIFKIN ACQUISITION PARTNERS, L.L.L.P.

5.  SENIOR SUBORDINATED NOTES


     On January 26, 1996, the Company and its wholly-owned subsidiary, Rifkin Acquisition Capital Corp (RAC), co-issued a $125 million aggregate principal amount of 11 1/8% Senior Subordinated Notes (the "Notes") to institutional investors. These Notes were subsequently exchanged on June 18, 1996 for publicly registered notes with identical terms. Interest on the Notes is payable in cash, semi-annually on January 15 and July 15 of each year, commencing on July 15, 1996. The Notes, which mature on January 15, 2006, can be redeemed in whole or in part, at the Issuers' option, at any time on or after January 15, 2001, at redeemable prices contained in the Notes plus accrued interest. In addition, at any time on or prior to January 15, 1999, the Issuers, at their option, were allowed to redeem up to 25% of the principle amount of the notes issued to institutional investors of not less than $25 million. Such redemption did not take place. The Senior Subordinated Notes had a balance of $125 million at June 30, 1999 and December 31, 1998.

                         INDIANA CABLE ASSOCIATES, LTD.

                                 BALANCE SHEET


                                                              12/31/98        6/30/99
                                                             -----------    -----------
                                                                            (UNAUDITED)
ASSETS
Cash and cash equivalents................................    $   108,619    $        --
Customer accounts receivable, less allowance for doubtful
  accounts of $24,729 in 1998 and $9,526 in 1999.........         85,795         87,996
Other receivables........................................        295,023        263,708
Prepaid expenses and deposits............................        152,575        154,330
Property, plant and equipment:
  Buildings..............................................         91,682         32,193
  Transmission and distribution systems and related
     equipment...........................................     11,336,892     12,490,384
  Office furniture and equipment.........................        161,327         68,003
  Spare parts and construction inventory.................        742,022        223,287
                                                             -----------    -----------
                                                              12,331,923     12,813,867
  Less accumulated depreciation..........................      8,008,158        726,498
                                                             -----------    -----------
     Net property, plant and equipment...................      4,323,765     12,087,369
Other assets, less accumulated amortization of $8,355,280
  in 1998 and $2,069,935 in 1999.........................      5,083,029     19,769,578
                                                             -----------    -----------
          Total assets...................................    $10,048,806    $32,362,981
                                                             ===========    ===========
LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Liabilities:
  Accounts payable and accrued liabilities...............    $   897,773    $   652,702
  Customer prepayments...................................         47,458         51,444
  Interest payable.......................................             --         27,281
  Interpartnership debt..................................      9,606,630      9,500,071
                                                             -----------    -----------
          Total liabilities..............................     10,551,861     10,231,498
Partners' equity (deficit):
  General partner........................................        (20,106)       772,103
  Limited partner........................................       (482,949)    21,359,380
                                                             -----------    -----------
Total partners' equity (deficit).........................       (503,055)    22,131,483
                                                             -----------    -----------
          Total liabilities and partners' equity
             (deficit)...................................    $10,048,806    $32,362,981
                                                             ===========    ===========


                            See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.


                            STATEMENT OF OPERATIONS

                                  (UNAUDITED)


                                                                  SIX MONTHS ENDED
                                                              -------------------------
                                                               6/30/98        6/30/99
                                                              ----------    -----------
REVENUE:
Service.....................................................  $3,615,421    $ 3,757,873
Installation and other......................................     356,076        493,077
                                                              ----------    -----------
          Total revenue.....................................   3,971,497      4,250,950
COSTS AND EXPENSES:
Operating expense...........................................     616,355        384,542
Programming expense.........................................     886,757        905,063
Selling, general and administrative expense.................     531,236        584,329
Depreciation................................................     260,229        728,537
Amortization................................................     354,803      2,069,935
Management fees.............................................     198,575        212,548
Loss on disposal of assets..................................      24,924         34,071
                                                              ----------    -----------
          Total costs and expenses..........................   2,872,879      4,919,025
                                                              ----------    -----------
Operating income (loss).....................................   1,098,618       (668,075)
Interest expense............................................     574,213        403,594
                                                              ----------    -----------
Net income (loss)...........................................  $  524,405    $(1,071,669)
                                                              ==========    ===========


                            See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.

                            STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                  SIX MONTHS ENDED
                                                             --------------------------
                                                               6/30/98        6/30/99
                                                             -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)..........................................  $   524,405    $(1,071,669)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation.............................................      260,229        728,537
  Amortization.............................................      354,803      2,069,935
  Amortization of deferred loan costs......................       13,894             --
  Loss on disposal of assets...............................       24,924         34,071
  Decrease (increase) in customer accounts receivable......       21,163         (2,201)
  Decrease in other receivables............................        5,924         31,315
  Decrease (increase) in prepaid expenses and deposits.....       10,496         (1,755)
  Increase (decrease) in accounts payable and accrued
     liabilities...........................................       75,670       (245,071)
  Increase (decrease) in customer prepayments..............      (14,658)         3,986
  Increase (decrease) in interest payable..................       (1,045)        27,281
                                                             -----------    -----------
     Net cash provided by operating activities.............    1,275,805      1,574,429
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment...............     (284,031)    (1,574,418)
  Additions to intangible assets...........................           --         (2,662)
  Net Proceeds from the sale of assets.....................           --            591
                                                             -----------    -----------
     Net cash used in investing activities.................     (284,031)    (1,576,489)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt.............................      600,000             --
  Payments of long-term debt...............................   (1,600,000)            --
  Change in interpartnership debt, net.....................           --       (106,559)
  Deferred loan cost.......................................         (934)            --
                                                             -----------    -----------
     Net cash used in financing activities.................   (1,000,934)      (106,559)
                                                             -----------    -----------
Net increase in cash and cash equivalents..................       (9,160)      (108,619)
Cash and cash equivalents at beginning of period...........       82,684        108,619
                                                             -----------    -----------
Cash and cash equivalents at end of period.................  $    73,524    $        --
                                                             ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid............................................  $   529,880    $   376,313
                                                             ===========    ===========


                            See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.


                         STATEMENT OF PARTNERS' DEFICIT

                                  (UNAUDITED)


                                                GENERAL      LIMITED
                                                PARTNER      PARTNERS        TOTAL
                                                --------   ------------   ------------
Partners' deficit at December 31, 1997........  $(66,418)  $ (1,759,845)  $ (1,826,263)
Net income, six months ended June 30, 1998....    18,354        506,051        524,405
                                                --------   ------------   ------------
Partners' deficit at June 30, 1998............  $(48,064)  $ (1,253,794)  $ (1,301,858)
                                                ========   ============   ============
--------------------------------------------------------------------------------------
Partners' deficit at December 31, 1998........  $(20,106)  $   (482,949)  $   (503,055)
Investment in Partnership.....................   829,718     22,876,489     23,706,207
Net loss for six months ended June 30, 1999...   (37,509)    (1,034,160)    (1,071,669)
                                                --------   ------------   ------------
Partners' equity at June 30, 1999.............  $772,103   $ 21,359,380   $ 22,131,483
                                                ========   ============   ============



                            See accompanying notes.

                         INDIANA CABLE ASSOCIATES, LTD.


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                  (UNAUDITED)

1.  BASIS OF PRESENTATION


     The accompanying consolidated financial statements are unaudited. However, in the opinion of management, the financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for fair presentation in accordance with generally accepted accounting principles applicable to interim periods. Interim results of operations are not indicative of results for the full year. The accompanying financial statements should be read in conjunction with the audited consolidated financial statements of Indiana Cable Associates, Ltd. (the "Partnership").



     Effective April 1, 1999, InterLink Communications Partners, LLLP ("ICP") completed the purchase of the remaining general partner interest in the Partnership and the Partnership was merged into ICP and ceased to exist as a separate legal entity. Indiana Cable Associates' financial statements subsequent to that date represent a divisional carve-out from ICP. These financial statements include all the direct costs of operating its business; however, certain assets, liabilities and costs not specifically related to the Partnership's activities were allocated and reflected in the financial position as of June 30, 1999, and the results of its operations and its cash flows for the six months ended June 30, 1999. Management believes these allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect what the financial position and results of operations of the Partnership would have been as a stand-alone entity.


2.  ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP


     ICP agreed to purchase all of the Partnership interests as of December 31, 1998, for a total purchase price of approximately $32.7 million. The acquisition of the Partnership by ICP was accounted for as a purchase and a new basis of accounting was established effective January 1, 1999. The new basis resulted in assets and liabilities being recorded at their fair market value resulting in a increase in property, plant, and equipment and franchise costs of approximately $7.0 million and approximately $16.8 million, respectively. Accordingly, the 1999 interim-unaudited financial statements are not comparable to the 1998 interim-unaudited financial statements of the Partnership, which are based on historical costs.



3.  ACQUISITION BY CHARTER COMMUNICATIONS HOLDINGS, LLC


     On February 12, 1999, ICP signed a letter of intent to sell all of ICP's partnership interests to Charter Communications Holdings, LLC ("Charter"). On April 26, 1999, ICP signed a definitive Purchase and Sale Agreement with Charter for the sale of the individual partners' interest. ICP and Charter are expected to complete the sale during the third quarter of 1999.


4.  LITIGATION



     The Partnership could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Partnership's financial position or results of operations.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                           CONSOLIDATED BALANCE SHEET
                                  (UNAUDITED)


                                                              12/31/98        6/30/99
                                                            ------------    -----------
ASSETS
Cash and cash equivalents.................................  $    678,739    $   720,335
Customer accounts receivable, less allowance for doubtful
  accounts of $84,424 in 1998 and $17,699 in 1999.........       455,339        486,624
Other receivables.........................................     1,691,593        981,567
Prepaid expenses and deposits.............................       393,022        151,631
Property, plant and equipment, at cost:
  Transmission and distribution system and related
     equipment............................................    27,981,959     24,298,593
  Office furniture and equipment..........................       755,398        251,659
  Leasehold improvements..................................       549,969          1,016
  Construction in process and spare parts inventory.......       744,806      1,511,622
                                                            ------------    -----------
                                                              30,032,132     26,062,890
  Less accumulated depreciation...........................   (11,368,764)    (1,395,385)
                                                            ------------    -----------
     Net property, plant and equipment....................    18,663,368     24,667,505
Other assets, less accumulated amortization...............     5,181,012     70,082,997
                                                            ------------    -----------
          Total assets....................................  $ 27,063,073    $97,090,659
                                                            ============    ===========
LIABILITIES AND PARTNERS' EQUITY (DEFICIT)
Liabilities:
  Accounts payable and accrued liabilities................  $  2,356,540    $ 2,629,249
  Interest payable........................................            --         40,774
  Customer prepayments....................................       690,365        752,522
  Interpartnership debt...................................    31,222,436     29,181,690
                                                            ------------    -----------
          Total liabilities...............................    34,269,341     32,604,235
Partners' equity (deficit):
  General partner.........................................       (81,688)       585,770
  Limited partner.........................................    (8,104,718)    58,010,284
  Special limited partner.................................       980,138      5,890,370
                                                            ------------    -----------
Total partners' equity (deficit)..........................    (7,206,268)    64,486,424
                                                            ------------    -----------
          Total liabilities and partners' equity
             (deficit)....................................  $ 27,063,073    $97,090,659
                                                            ============    ===========


                            See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)


                                                                 SIX MONTHS ENDED
                                                            ---------------------------
                                                              6/30/98        6/30/99
                                                            -----------    ------------
REVENUES:
Service...................................................  $ 9,263,046    $ 10,443,758
Installation and other....................................    1,524,279       1,829,934
                                                            -----------    ------------
                                                             10,787,325      12,273,692
COSTS AND EXPENSES:
Operating expense.........................................    1,871,082       2,015,928
Programming expense.......................................    2,302,086       2,701,090
Selling, general and administrative expense...............    2,333,536       2,169,031
Depreciation..............................................    1,088,616       1,401,473
Amortization..............................................      646,553      12,465,996
Management fees...........................................      431,493         490,948
Loss on disposal of assets................................       96,044         242,800
                                                            -----------    ------------
          Total costs and expenses........................    8,769,410      21,487,266
                                                            -----------    ------------
Operating income (loss)...................................    2,017,915      (9,213,574)
Interest expense..........................................    1,286,725       1,235,445
                                                            -----------    ------------
Net income (loss).........................................  $   731,190    $(10,449,019)
                                                            ===========    ============


                            See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP


             COMPARATIVE CONSOLIDATED STATEMENT OF PARTNERS' EQUITY

                                  (UNAUDITED)


                                                                 SPECIAL
                                       GENERAL      LIMITED      LIMITED
                                       PARTNER     PARTNERS      PARTNERS       TOTAL
                                       --------   -----------   ----------   ------------
Partners' equity (deficit) at
  December 31, 1997..................  $(96,602)  $(9,582,050)  $  870,419   $ (8,808,233)
Net income for the six months ended
  June 30, 1998......................     6,808       674,303       50,079        731,190
                                       --------   -----------   ----------   ------------
Partners' equity (deficit) at June
  30, 1998...........................  $(89,794)  $(8,907,747)  $  920,498   $ (8,077,043)
                                       ========   ===========   ==========   ============
-----------------------------------------------------------------------------------------
Partners' equity (deficit) at
  December 31, 1998..................  $(81,688)  $(8,104,718)  $  980,138   $ (7,206,268)
Investment in Partnership............   764,739    75,751,087    5,625,885     82,126,661
Net loss for the six months ended
  June 30, 1999......................   (97,281)   (9,636,085)    (715,653)   (10,449,019)
                                       --------   -----------   ----------   ------------
Partners' equity at June 30, 1999....  $585,770   $58,010,284   $5,890,370   $ 64,486,424
                                       ========   ===========   ==========   ============



                            See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP



                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                  (UNAUDITED)



                                                                 SIX MONTHS ENDED
                                                            ---------------------------
                                                              6/30/98        6/30/99
                                                            -----------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).........................................  $   731,190    $(10,449,019)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation............................................    1,088,616       1,401,473
  Amortization............................................      646,553      12,465,996
  Amortization of deferred loan cost......................       44,659              --
  Loss on disposal of assets..............................       96,044         242,800
  Decrease (increase) in customer accounts receivable.....      233,404         (31,285)
  Decrease (increase) in other receivables................      (98,355)        710,025
  Decrease in prepaid expenses and deposits...............       31,048         241,391
  Increase (decrease) in accounts payable and accrued
     liabilities..........................................     (375,494)        272,709
  Increase (decrease) in customer prepayments.............     (174,131)         62,157
  Increase in interest payable............................       13,034          40,774
                                                            -----------    ------------
     Net cash provided by operating activities............    2,236,568       4,957,021
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property, plant and equipment..............   (3,586,254)     (2,697,239)
  Additions to other assets, net of refranchises..........     (142,090)       (212,568)
  Proceeds from the sale of assets........................        7,063          35,128
                                                            -----------    ------------
     Net cash used in investing activities................   (3,721,281)     (2,874,679)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from long-term debt............................    4,400,000              --
  Payments of long-term debt..............................   (2,850,000)             --
  Change in interpartnership debt, net....................           --      (2,040,746)
                                                            -----------    ------------
Net cash provided by (used in) financing activities.......    1,550,000      (2,008,627)
                                                            -----------    ------------
Net increase in cash and cash equivalents.................       65,287          41,596
Cash and cash equivalents at beginning of period..........      362,619         678,739
                                                            -----------    ------------
Cash and cash equivalents at end of period................  $   427,906    $    720,335
                                                            ===========    ============
SUPPLEMENTAL CASH FLOW INFORMATION:
  Interest paid...........................................  $ 1,211,531    $  1,244,254
                                                            ===========    ============


                            See accompanying notes.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)


1.  BASIS OF PRESENTATION



     The accompanying consolidated financial statements are unaudited. However, in the opinion of management, the financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for fair presentation in accordance with generally accepted accounting principles applicable to interim periods. Interim results of operations are not indicative of results for the full year. The accompanying financial statements should be read in conjunction with the December 31, 1998 audited consolidated financial statements of R/N South Florida Cable Management Limited Partnership (the "Partnership").



     Effective April 1, 1999, InterLink Communications Partners, LLLP ("ICP") completed the purchase of the remaining general partner interest in the Partnership and the Partnership was merged into ICP and ceased to exist as a separate legal entity. The Partnership's financial statements subsequent to that date represent a divisional carve-out from ICP. These financial statements include all the direct costs of operating its business; however, certain assets, liabilities and costs not specifically related to the Partnership's activities were allocated and reflected in the financial position as of June 30, 1999, and the results of its operations and its cash flows for the six months ended June 30, 1999. Management believes these allocations were made on a reasonable basis. Nonetheless, the financial information included herein may not necessarily reflect what the financial position and results of operations of the Partnership would have been as a stand-alone entity.


2.  ACQUISITION BY INTERLINK COMMUNICATIONS PARTNERS, LLLP


     ICP agreed to purchase all of the Partnership interests as of December 31, 1998, for a total purchase price of approximately $105.5 million. The acquisition of the Partnership by ICP was accounted for as a purchase and a new basis of accounting was established effective January 1, 1999. The new basis resulted in assets and liabilities being recorded at their fair market value resulting in a increase in property, plant, and equipment and franchise costs of approximately $5.0 million and approximately $77.1 million, respectively. Accordingly, the 1999 interim-unaudited financial statements are not comparable to the 1998 interim-unaudited financial statements of the Partnership, which are based on historical costs.


3.  DEBT


     On December 30, 1998, the Partnership obtained an interpartnership loan agreement with ICP. Borrowings under the interpartnership loan, as well as interest and principal payments are due at the discretion of the management of ICP. The balance of the interpartnership loan at December 31, 1998 and June 30, 1999 was $31,222,436 and $29,181,690, respectively. The interest rate at both December 31, 1998 and June 30, 1999 was 8.5%


4.  ACQUISITION BY CHARTER COMMUNICATIONS HOLDINGS, LLC

     On February 12, 1999, ICP signed a letter of intent to sell all of ICP's partnership interests to Charter Communications Holdings, LLC ("Charter"). On April 26, 1999, ICP signed a definitive Purchase and Sale Agreement with Charter for the sale of the individual partners' interest. ICP and Charter are expected to complete the sale during the third quarter of 1999.

             R/N SOUTH FLORIDA CABLE MANAGEMENT LIMITED PARTNERSHIP

5.  LITIGATION



     The Partnership could possibly be named as defendant in various actions and proceedings arising from the normal course of business. In all such cases, the Partnership will vigorously defend itself against the litigation and, where appropriate, will file counterclaims. Although the eventual outcome of potential lawsuits cannot be predicted, it is management's opinion that any such lawsuit will not result in liabilities that would have a material affect on the Partnership's financial position or results of operations.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers
of Avalon Cable LLC

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in members' interest and cash flows present fairly, in all material respects, the financial position of Avalon Cable LLC and its subsidiaries (the "Company") at December 31, 1997 and 1998 and the results of their operations, changes in members' interest and their cash flows for the period from September 4, 1997 (inception), through December 31, 1997 and for the year ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

New York, New York
March 30, 1999, except for Note 12,
as to which the date is May 13, 1999

                       AVALON CABLE LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1998          1997
                                                              ----------      ------
                                                              (DOLLARS IN THOUSANDS)
ASSETS
CURRENT ASSETS:
Cash........................................................   $  9,288        $ --
Subscriber receivables, less allowance for doubtful accounts
  of $943...................................................      5,862          --
Accounts receivable-affiliate...............................        124          --
Deferred income taxes.......................................        479          --
Prepaid expenses and other current assets...................        580         504
                                                               --------        ----
Total current assets........................................     16,333         504
Property, plant and equipment, net..........................    111,421          --
Intangible assets, net......................................    462,117          --
Other assets................................................        227          --
                                                               --------        ----
Total assets................................................   $590,098        $504
                                                               ========        ====
LIABILITIES AND MEMBERS' INTEREST
CURRENT LIABILITIES:
Current portion of notes payable............................   $     20        $ --
Accounts payable and accrued expenses.......................     11,646          --
Accounts payable, net-affiliate.............................      2,023         500
Advance billings and customer deposits......................      3,171          --
                                                               --------        ----
Total current liabilities...................................     16,860         500
Note payable, net of current portion........................    402,949          --
Note payable-affiliate......................................      3,341          --
Deferred income taxes.......................................      1,841          --
                                                               --------        ----
Total liabilities...........................................    424,991         500
                                                               --------        ----
Minority interest...........................................     13,855          --
Commitments and contingencies (Note 10)
MEMBERS' INTEREST:
Members' capital............................................    166,630          --
Accumulated earnings (deficit)..............................    (15,378)          4
                                                               --------        ----
Total member's interest.....................................    151,252           4
                                                               --------        ----
Total liabilities and member's interest.....................   $590,098        $504
                                                               ========        ====

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS

                                                                               FOR THE PERIOD FROM
                                                            FOR THE YEAR        SEPTEMBER 4, 1997
                                                                ENDED          (INCEPTION) THROUGH
                                                          DECEMBER 31, 1998     DECEMBER 31, 1997
                                                          -----------------    -------------------
                                                                   (DOLLARS IN THOUSANDS)
REVENUE:
Basic services..........................................      $ 14,976                 $--
Premium services........................................         1,468                 --
Other...................................................         1,743                 --
                                                              --------                 --
Total revenues..........................................        18,187                 --
Operating expenses:
Selling, general and administrative.....................         4,207                 --
Programming.............................................         4,564                 --
Technical and operations................................         1,951                 --
Depreciation and amortization...........................         8,183                 --
                                                              --------                 --
Loss from operations....................................          (718)                --
Other income (expense):
Interest income.........................................           173                  4
Interest expense........................................        (8,223)                --
Other expense, net......................................           (65)                --
                                                              --------                 --
Income (loss) before income taxes.......................        (8,833)                 4
Provision for income taxes..............................          (186)                --
                                                              --------                 --
Income (loss) before minority interest and extraordinary
  item..................................................        (9,019)                 4
Minority interest in consolidated entity................          (398)                --
                                                              --------                 --
Income (loss) before the extraordinary loss on early
  extinguishment of debt................................        (9,417)                 4
Extraordinary loss on early extinguishment of debt......        (5,965)                --
                                                              --------                 --
Net income (loss).......................................      $(15,382)                $4
                                                              ========                 ==

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' INTEREST
  FROM THE PERIOD FROM SEPTEMBER 4, 1997 (INCEPTION) THROUGH DECEMBER 31, 1998

                                        CLASS A              CLASS B-1        ACCUMULATED    TOTAL
                                  --------------------   ------------------    EARNINGS     MEMBERS'
                                    UNITS        $        UNITS       $        (DEFICIT)    INTEREST
                                  ---------   --------   -------   --------   -----------   --------
                                              (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)
Net income for the period from
  September 4, 1997 through
  December 31, 1997.............       --     $    --         --   $     --    $      4     $      4
Issuance of Class A units.......   45,000      45,000         --         --          --       45,000
Issuance of Class B-1 units in
  consideration for Avalon Cable
  of New England LLC............       --          --     64,696      4,345          --        4,345
Contribution of assets and
  liabilities of Avalon Cable of
  Michigan Inc..................       --          --    510,994    117,285          --      117,285
Net loss for the year ended
  December 31, 1998.............       --                     --                (15,382)     (15,382)
                                   ------     -------    -------   --------    --------     --------
Balance at December 31, 1998....   45,000     $45,000    575,690   $121,630    $(15,378)    $151,252
                                   ======     =======    =======   ========    ========     ========

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                 FOR THE PERIOD
                                                            FOR THE YEAR       SEPTEMBER 31, 1997
                                                                ENDED             (INCEPTION)
                                                          DECEMBER 31, 1998    DECEMBER 31, 1997
                                                          -----------------    ------------------
                                                                  (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).......................................      $ (15,382)              $ 4
Adjustments to reconcile net income to net cash provided
  by operating activities
Depreciation and amortization...........................          8,183                --
Deferred income taxes, net..............................          1,010                --
Extraordinary loss on extinguishment of debt............          5,965                --
Provision for loss on accounts receivable...............             75                --
Minority interest in consolidated entity................            398                --
Accretion of senior discount notes......................          1,083                --
Changes in operating assets and liabilities Increase in
  subscriber receivables................................         (1,679)
Increase in accounts receivable-affiliates..............           (124)               --
Increase in prepaid expenses and other current assets...            (76)               (4)
Increase in accounts payable and accrued expenses.......          4,863                --
Increase in accounts payable-affiliates.................          1,523                --
Increase in advance billings and customer deposits......          1,684                --
Change in Other, net....................................           (227)               --
                                                              ---------               ---
Net cash provided by operating activities...............          7,296                --
                                                              ---------               ---
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures....................................        (11,468)               --
Acquisitions, net of cash acquired......................       (554,402)               --
                                                              ---------               ---
Net cash used in investing activities...................       (565,870)               --
                                                              ---------               ---
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from issuance of credit facility...............        265,888                --
Principal payment on credit facility....................       (125,013)               --
Proceeds from issuance of senior subordinated debt......        150,000                --
Proceeds from issuance of note payable-affiliate........          3,341                --
Proceeds from issuance of senior discount notes.........        110,411                --
Proceeds from other notes payable.......................            600                --
Payments for debt issuance costs........................         (3,995)               --
Contribution by members.................................        166,630                --
                                                              ---------               ---
Net cash provided by financing activities...............        567,862                --
Increase in cash........................................          9,288                --
Cash, beginning of period...............................             --                --
                                                              ---------               ---
Cash, end of period.....................................      $   9,288               $--
                                                              =========               ===
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the period for interest................      $   3,480               $--
                                                              =========               ===

  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998
                             (DOLLARS IN THOUSANDS)

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     Avalon Cable LLC ("Avalon"), and its wholly owned subsidiaries Avalon Cable Holdings Finance, Inc. ("Avalon Holdings Finance") and Avalon Cable of Michigan LLC ("Avalon Michigan"), were formed in October 1998, pursuant to the laws of the State of Delaware, as a wholly owned subsidiary of Avalon Cable of New England Holdings, Inc. ("Avalon New England Holdings").

     On November 6, 1998, Avalon New England Holdings contributed its 100% interest in Avalon Cable of New England LLC ("Avalon New England") to Avalon in exchange for a membership interest in Avalon. This contribution was between entities under common control and was accounted for similar to a pooling-of-interests. Under this pooling-of-interests method, the results of operations for Avalon include the results of operations from the date of inception (September 4, 1997) of Avalon New England. On that same date, Avalon received $63,000 from affiliated entities, which was comprised of (i) a $45,000 capital contribution by Avalon Investors, LLC ("Avalon Investors") and (ii) a $18,000 promissory note from Avalon Cable Holdings LLC ("Avalon Holdings"), which was used to make a $62,800 cash contribution to Avalon New England.

     The cash contribution received by Avalon New England was used to (i) extinguish existing indebtedness of $29,600 and (ii) fund a $33,200 loan to Avalon Holdings Finance which matures on December 31, 2001.

     On December 10, 1998, Avalon received a dividend distribution from Avalon New England in the amount of $18,206, which was used by Avalon to pay off the promissory note payable to Avalon Holdings, plus accrued interest.

     Avalon Cable of Michigan, Inc. was formed in June 1998, pursuant to the laws of the state of Delaware, as a wholly owned subsidiary of Avalon Cable of Michigan Holdings, Inc. ("Michigan Holdings".) On June 3, 1998, Avalon Cable of Michigan, Inc. entered into an Agreement and Plan of Merger (the "Agreement") among Avalon Cable of Michigan, Inc., Michigan Holdings and Cable Michigan, Inc. ("Cable Michigan"), pursuant to which Avalon Cable of Michigan, Inc. will merge into Cable Michigan and Cable Michigan will become a wholly owned subsidiary of Michigan Holdings (the "Merger"). As part of the Merger, the name of the company was changed to Avalon Cable of Michigan, Inc.

     In accordance with the terms of the Agreement, each share of common stock, par value $1.00 per share ("common stock"), of Cable Michigan outstanding prior to the effective time of the Merger (other than treasury stock shares owned by Michigan Holdings or its subsidiaries, or shares as to which dissenters' rights have been exercised) shall be converted into the right to receive $40.50 in cash (the "Merger Consideration"), subject to certain possible closing adjustments.

     In conjunction with the acquisition of Cable Michigan, Avalon Cable of Michigan, Inc. acquired Cable Michigan's 62% ownership interest in Mercom, Inc. ("Mercom").

     On November 6, 1998, Avalon Cable of Michigan, Inc. completed its Merger. The total consideration payable in conjunction with the Merger, including fees and expenses is $431,629, including repayment of all existing Cable Michigan indebtedness and accrued interest of $135,205. Subsequent to the Merger, the arrangements with RCN and CTE for certain support

                       AVALON CABLE LLC AND SUBSIDIARIES
services were terminated. The Agreement also permitted Avalon Cable of Michigan, Inc. to agree to acquire the remaining shares of Mercom that it did not own.

     Michigan Holdings contributed $137,375 in cash to Avalon Cable of Michigan, Inc., which was used to consummate the Merger. On November 5, 1998, Michigan Holdings received $105,000 in cash in exchange for promissory notes to lenders (the "Bridge Agreement"). On November 6, 1998, Michigan Holdings contributed the proceeds received from the Bridge Agreement and an additional $35,000 in cash to Avalon Cable of Michigan Inc. in exchange for 100 shares of common stock.

     On March 26, 1999, Avalon completed a series of transactions to facilitate certain aspects of its financing between affiliated entities under common control. As a result of these transactions:

     - Avalon Cable of Michigan Inc. contributed its assets and liabilities excluding deferred tax liabilities, net to Avalon in exchange for an approximate 88% voting interest in Avalon. Avalon contributed these assets and liabilities to its wholly-owned subsidiary, Avalon Cable of Michigan.

     - Avalon Michigan has become the operator of the Michigan cluster replacing Avalon Cable of Michigan, Inc.

     - Avalon Michigan is an obligor on the Senior Subordinated Notes replacing Avalon Cable of Michigan, Inc., and

     - Avalon Cable of Michigan, Inc. is a guarantor of the obligations of Avalon Michigan under the Senior Subordinated Notes. Avalon Cable of Michigan, Inc. does not have significant assets, other than its investment in Avalon.

     - Avalon is an obligor on the Senior Discount Notes replacing Avalon Cable of Michigan Holdings, Inc.

     As a result of the reorganization between entities under common control, Avalon accounted for the reorganization similar to a pooling-of-interests. Under the pooling-of-interests method, the results of operations for Avalon include the results of operations from the date of inception (June 2, 1998) inception of Avalon Cable of Michigan, Inc. and the date of acquisition of the completed acquisitions.

     Avalon New England and Avalon Michigan provide cable service to the western New England area and the state of Michigan, respectively. Avalon cable systems offer customer packages of basic and premium cable programming services which are offered at a per channel charge or are packaged together to form a tier of services offered at a discount from the combined channel rate. Avalon cable systems also provide premium cable services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium cable services, which constitute the principal sources of revenue for Avalon.

     Avalon Holdings Finance was formed for the sole purpose of facilitating financings associated with the acquisitions of various cable operating companies. Avalon Holdings Finance conducts no other activities.

                       AVALON CABLE LLC AND SUBSIDIARIES

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The consolidated financial statements of Avalon and its subsidiaries, include the accounts of Avalon and its wholly owned subsidiaries, Avalon New England, Avalon Michigan and Avalon Holdings Finance (collectively, the "Company"). All significant transactions between Avalon and its subsidiaries have been eliminated.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reported period. Actual results may vary from estimates used.

  Revenue recognition

     Revenue is recognized as cable services are provided. Installation fee revenue is recognized in the period in which the installation occurs to the extent that direct selling costs meet or exceed installation revenues.

  Advertising costs

     Advertising costs are charged to operations as incurred. Advertising costs were $82 for the year ended December 31, 1998.

  Concentration of credit risk

     Financial instruments which potentially expose the Company to a concentration of credit risk include cash and subscriber and other receivables. The Company had cash in excess of federally insured deposits at financial institutions at December 31, 1998. The Company does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. The Company extends credit to customers on an unsecured basis in the normal course of business. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not historically exceeded management's expectations. The Company's trade receivables reflect a customer base centered in the state of Michigan and New England. The Company routinely assesses the financial strength of its customers; as a result, concentrations of credit risk are limited.

  Property, plant and equipment

     Property, plant and equipment is stated at its fair value for items acquired from Cable Michigan, historical cost for the minority interests share of Mercom property, plant and equipment and cost for additions subsequent to the merger. Initial subscribers installation costs, including materials, labor and overhead costs, are capitalized as a component of cable plant and equipment. The cost of disconnection and reconnection are charged to expense when incurred.

                       AVALON CABLE LLC AND SUBSIDIARIES

Depreciation is computed for financial statement purposes using the straight-line method based upon the following lives:

Vehicles....................................................      5 years
Cable plant and equipment...................................   5-12 years
Office furniture and equipment..............................   5-10 years
Buildings and improvements..................................  10-25 years

  Intangible assets

     Intangible assets represent the estimated fair value of cable franchises and goodwill resulting from acquisitions. Goodwill is the excess of the purchase price over the fair value of the net assets acquired, determined through an independent appraisal. Deferred financing costs represent direct costs incurred to obtain long-term financing and are amortized to interest expense over the term of the underlying debt utilizing the effective interest method. Amortization is computed for financial statement purposes using the straight-line method based upon the anticipated economic lives:

Cable franchises............................................    13-15 years
Goodwill....................................................       15 years
Non-compete agreement.......................................        5 years

  Accounting for impairments

     The Company follows the provisions of Statement of Financial Accounting Standards No. 121 -- "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121").

     SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the net future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected net future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles expected to be held and used is based on the fair value of the asset.

     No impairment losses have been recognized by the Company pursuant to SFAS 121.

  Financial instruments

     The Company estimates that the fair value of all financial instruments at December 31, 1998 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The fair value of the notes payable-affiliate are considered to be equal to carrying values since the Company believes that its credit risk has not changed from the time this debt instrument was executed and therefore, would obtain a similar rate in the current market.

  Income taxes

     The Company is not subject to federal and state income taxes since the income or loss of the Company is included in the tax returns of Avalon Cable of Michigan, Inc. and the Company's

                       AVALON CABLE LLC AND SUBSIDIARIES
minority partners. However, Mercom, its majority-owned subsidiary is subject to taxes that are accounted for using Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes". The statement requires the use of an asset and liability approach for financial reporting purposes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial reporting basis and tax basis of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

3. MEMBERS' CAPITAL

     Avalon has authorized two classes of equity units; class A units ("Class A Units") and class B units ("Class B Units") (collectively, the "Units"). Each class of the Units represents a fractional part of the membership interests in Avalon and has the rights and obligations specified in Avalon's Limited Liability Company Agreement. Each Class B Unit is entitled to voting rights equal to the percentage such units represents of the aggregate number of outstanding Class B Units. The Class A Units are not entitled to voting rights.

  Class A Units

     The Class A Units are participating preferred equity interests. A preferred return accrues annually (the Company's "Preferred Return") on the initial purchase price (the Company's "Capital Value") of each Class A Unit at a rate of 15, or 17% under certain circumstances, per annum. The Company cannot pay distributions in respect of other classes of securities including distributions made in connection with a liquidation until the Company's Capital Value and accrued Preferred Return in respect of each Class A Unit is paid to the holders thereof (such distributions being the Company's "Priority Distributions"). So long as any portion of the Company's Priority Distributions remains unpaid, the holders of a majority of the Class A Units are entitled to block certain actions by the Company including the payment of certain distributions, the issuance of senior or certain types of pari passu equity securities or the entering into or amending of certain related-party agreements. In addition to the Company's Priority Distributions, each Class A Unit is also entitled to participate in common distributions, pro rata according to the percentage such unit represents of the aggregate number of the Company's units then outstanding.

  Class B Units

     The Class B Units are junior equity securities which are divided into two identical subclasses, Class B-1 Units and Class B-2 Units. After the payment in full of Avalon's Priority Distributions, each Class B Unit is entitled to participate in distributions pro rata according to the percentage such unit represents of the aggregate number of the Avalon units then outstanding.

4. MERGER AND ACQUISITIONS

     The Merger was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on their fair market values at the date of the Merger. The purchase price was allocated as follows: current assets and liabilities at fair values of $470, approximately $94,000 to property, plant and equipment, $315,000 to cable franchises and the excess of consideration paid over the fair market value of the net assets acquired, or goodwill, of $81,705, offset by deferred taxes net of $60,000.

                       AVALON CABLE LLC AND SUBSIDIARIES

     The Merger agreement between Michigan Holdings and Avalon Cable of Michigan, Inc. permitted Avalon Cable of Michigan, Inc. to agree to acquire the 1,822,810 shares (approximately 38% of the outstanding stock) of Mercom that it did not own (the "Mercom Acquisition"). On September 10, 1998 Avalon Cable of Michigan, Inc. and Mercom entered into a definitive agreement (the "Mercom Merger Agreement") providing for the acquisition by Avalon Cable of Michigan, Inc. of all of such shares at a price of $12.00 per share. Avalon Cable of Michigan, Inc. completed this acquisition in March 1999. The total estimated consideration payable in conjunction with the Mercom Acquisition, excluding fees and expenses was $21,900.

     In March 1999, Avalon Michigan acquired the cable television systems of Nova Cablevision, Inc., Nova Cablevision VI, L.P. and Nova Cablevision VII, L.P. for approximately $7,800, excluding transaction fees.

     On May 29, 1998, the Company acquired certain assets of Amrac Clear View, A Limited Partnership ("Amrac") for consideration of $8,124, including acquisition costs of $589. The acquisition was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on the fair market values at the date of acquisition as determined through the use of an independent appraisal. The excess of the consideration paid over the estimated fair market value of the net assets acquired, or goodwill, was $256.

     On July 21, 1998, the Company acquired certain assets and liabilities from Pegasus Cable Television, Inc. and Pegasus Cable Television of Connecticut, Inc. (collectively, "Pegasus") for consideration of $30,467, including acquisition costs of $175. The acquisition was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on the fair market values at the date of acquisition as determined through use of an independent appraisal. The excess of the consideration paid over the estimated fair market value of the net assets acquired, or goodwill, was $977.

     Unaudited pro forma results of operations of the Company for the year ended December 31, 1998, as if the Merger and acquisitions occurred on January 1, 1998.

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
                                                              (UNAUDITED)
Revenues....................................................    $ 96,751
                                                                ========
Loss from operations........................................    $ (5,292)
                                                                ========
Net loss....................................................    $(22,365)
                                                                ========

     In September 1998, the Company entered into a definitive agreement to purchase all of the cable systems of Taconic Technology Corporation ("Taconic") for approximately $8,525 (excluding transaction fees). As of December 31, 1998, the Company incurred $41 of transaction costs related to the acquisition of Taconic. This merger is expected to close in the second quarter of 1999.

                       AVALON CABLE LLC AND SUBSIDIARIES

5. PROPERTY, PLANT AND EQUIPMENT

     At December 31, 1998, property, plant and equipment consists of the following:

Cable plant and equipment...................................  $106,602
Vehicles....................................................     2,572
Office furniture and fixtures...............................     1,026
Buildings and improvements..................................     2,234
Construction in process.....................................       768
                                                              --------
                                                               113,202
Less: accumulated depreciation..............................    (1,781)
                                                              --------
                                                              $111,421
                                                              ========

     Depreciation expense charged to operations was $1,781 for the year ended December 31, 1998.

6. INTANGIBLE ASSETS

     At December 31, 1998, intangible assets consist of the following:

                                                                1998
                                                              --------
Cable franchises............................................  $374,773
Goodwill....................................................    82,928
Deferred financing costs....................................    10,658
Non-compete agreement.......................................       100
                                                              --------
                                                               468,459
Less: accumulated amortization..............................    (6,342)
                                                              --------
                                                              $462,117
                                                              ========

     Amortization expense was $6,342 for the year ended December 31, 1998.

7. ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     At December 31, 1998, accounts payable and accrued expenses consist of the following:

Accounts payable............................................  $ 5,321
Accrued corporate expenses..................................      404
Accrued programming costs...................................    2,388
Taxes payable...............................................    1,383
Other.......................................................    2,150
                                                              -------
                                                              $11,646
                                                              =======

                       AVALON CABLE LLC AND SUBSIDIARIES

8. DEBT

     At December 31, 1998, Long-term debt consists of the following:

Senior Credit Facility......................................  $140,875
Senior Subordinated Notes...................................   150,000
Senior Discount Notes.......................................   111,494
Other Note Payable..........................................       600
                                                              --------
                                                               402,969
Less: current portion of notes payable......................        20
                                                              --------
                                                              $402,949
                                                              ========

  Credit Facilities

     On May 28, 1998, Avalon New England entered into a term loan and revolving credit agreement with a major commercial lending institution (the "Credit Agreement"). The Credit Agreement allowed for aggregate borrowings under Term Loans A and B (collectively, the "Term Loans") and a revolving credit facility of $30,000 and $5,000, respectively. The proceeds from the Term Loans and revolving credit facility were used to fund the acquisitions made by Avalon New England and to provide for Avalon New England's working capital requirements.

     In December 1998, Avalon New England retired the Term Loans and revolving credit agreement through the proceeds of a capital contribution from Avalon. The fees and associated costs relating to the early retirement of this debt was $1,110.

     On November 6, 1998, Avalon New England became a co-borrower along with Avalon Michigan and Avalon Cable Finance, Inc. ("Avalon Finance"), affiliated companies (collectively referred to as the "Co-Borrowers"), on a $320,888 senior credit facility, which includes term loan facilities consisting of (i) tranche A term loans of $120,888 and (ii) tranche B term loans of $170,000, and a revolving credit facility of $30,000 (collectively, the "Credit Facility"). Subject to compliance with the terms of the Credit Facility, borrowings under the Credit Facility will be available for working capital purposes, capital expenditures and pending and future acquisitions. The ability to advance funds under the tranche A term loan facility terminated on March 31, 1999. The tranche A term loans are subject to minimum quarterly amortization payments commencing on January 31, 2001 and maturing on October 31, 2005. The tranche B term loans are subject to minimum quarterly payments commencing on January 31, 2001 with substantially all of tranche B term loans scheduled to be repaid in two equal installments on July 31, 2006 and October 31, 2006. The revolving credit facility borrowings are scheduled to be repaid on October 31, 2005.

     On November 6, 1998, Avalon Michigan borrowed $265,888 under the Credit Facility. In connection with the Senior Subordinated Notes and Senior Discount Notes offerings, Avalon Michigan repaid $125,013 of the Credit Facility, and the availability under the Credit Facility was reduced to $195,000. Avalon Michigan had borrowings of $11,300 and $129,575 outstanding under the tranche A and tranche B term note facilities, respectively, and had available $30,000 for borrowings under the revolving credit facility. Avalon New England and Avalon Finance had no borrowings outstanding under the Credit Facility at December 31, 1998.

     The interest rate under the Credit Facility is a rate based on either (i) the Base Rate (a rate per annum equal to the greater of the prime rate and the federal funds rate plus one-half of 1%) or (ii) the Eurodollar Rate (a rate per annum equal to the Eurodollar base rate divided by 1.00 less the Eurocurrency reserve requirement plus, in either case, the applicable margin). As of

                       AVALON CABLE LLC AND SUBSIDIARIES

December 31, 1998, the applicable margin was (a) with respect to the tranche B term loans was 2.75% per annum for Base Rate loans and 3.75% per annum for Eurodollar loans and (b) with respect to tranche A term loans and the revolving credit facility was 2.00% per annum for Base Rate loans and 3.00% for Eurodollar loans. The applicable margin for the tranche A term loans and the revolving credit facility are subject to performance based grid pricing which is determined based upon the consolidated leverage ratio of the Co-Borrowers. The interest rate for the tranche A and tranche B term loans outstanding at December 31, 1998 was 8.58% and 9.33%, respectively. Interest is payable on a quarterly basis. Accrued interest on the borrowings incurred by Avalon Cable of Michigan Inc. under the credit facility was $1,389 at December 31, 1998.

     The Credit Facility contains restrictive covenants which among other things require the Co-Borrowers to maintain certain ratios including consolidated leverage ratios and the interest coverage ratio, fixed charge ratio and debt service coverage ratio.

     The obligations of the Co-Borrowers under the Credit Facility are secured by substantially all of the assets of the Co-Borrowers. In addition, the obligations of the Co-Borrowers under the Credit Facility are guaranteed by affiliated companies; Avalon Cable of Michigan Holdings, Inc., Avalon Cable Finance Holdings, Inc., Avalon New England Holdings, Inc., Avalon Cable Holdings, LLC and the Company.

     A Change of Control as defined under the Credit Facility agreement would constitute an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable.

  Subordinated Debt

     In December 1998, Avalon New England and Avalon Michigan became co-issuers of a $150,000 principal balance, Senior Subordinated Notes ("Subordinated Notes") offering. In conjunction with this financing, Avalon New England received $18,130 from Avalon Michigan as a partial payment against the Company's note receivable-affiliate from Avalon Michigan. Avalon Michigan paid $75 in interest during the period from October 21, 1998 (inception) through December 31, 1998. The cash proceeds received by Avalon New England of $18,206 was paid to Avalon as a dividend.

     The Subordinated Notes mature on December 1, 2008, and interest accrued at a rate of 9.375% per annum. Interest is payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 1999. Accrued interest on the Subordinated Notes was $1,078 at December 31, 1998.

     The Senior Subordinated Notes will not be redeemable at the Co-Borrowers' option prior to December 1, 2003. Thereafter, the Senior Subordinated Notes will be subject to redemption at any time at the option of the Co-Borrowers, in whole or in part at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

YEAR                                                       PERCENTAGE
----                                                       ----------
2003.....................................................   104.688%
2004.....................................................   103.125%
2005.....................................................   101.563%
2006 and thereafter......................................   100.000%

                       AVALON CABLE LLC AND SUBSIDIARIES

     The scheduled maturities of the long-term debt are $2,000 in 2001, $4,000 in 2002, $7,000 in 2003, and the remainder thereafter.

     At any time prior to December 1, 2001, the Co-Borrowers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Senior Subordinate Notes originally issued under the Indenture at a redemption price equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of any equity offering and/or the net cash proceeds of a strategic equity investment; provided that at least 65% of the aggregate principal amount at maturity of Senior Subordinated Notes originally issued remain outstanding immediately after each such redemption.

     As used in the preceding paragraph, "Equity Offering and Strategic Equity Investment" means any public or private sale of Capital Stock of any of the Co-Borrowers pursuant to which the Co-Borrowers together receive net proceeds of at least $25 million, other than issuances of Capital Stock pursuant to employee benefit plans or as compensation to employees; provided that to the extent such Capital Stock is issued by the Co-Borrowers, the net cash proceeds thereof shall have been contributed to one or more of the Co-Borrowers in the form of an equity contribution.

     The Indentures provide that upon the occurrence of a change of control (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereon plus accrued and unpaid interest and Liquidated Damages (as defined in the Indentures) thereof, if any, to the date of purchase.

  The Senior Discount Notes

     On December 3, 1998, the Company, Avalon Michigan and Avalon Cable Holdings Finance, Inc. (the "Holding Co-Borrowers") issued $196.0 million aggregate principal amount at maturity of 117/8% Senior Discount Notes ("Senior Discount Notes") due 2008.

     The Senior Discount Notes were issued at a substantial discount from their principal amount at maturity, to generate gross proceeds of approximately $110.4 million. Interest on the Senior Discount Notes will accrue but not be payable before December 1, 2003. Thereafter, interest on the Senior Discount Notes will accrue on the principal amount at maturity at a rate of 11.875% per annum, and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2003. Prior to December 1, 2003, the accreted value of the Senior Discount Notes will increase, representing amortization of original issue discount, between the date of original issuance and December 1, 2003 on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the accreted value shall be equal to the full principal amount at maturity of the Senior Discount Notes on December 1, 2003. Original issue discount accretion on the Senior Discount Notes was $1,083 at December 31, 1998.

     On December 1, 2003, the Holding Co-Borrowers will be required to redeem an amount equal to $369.79 per $1,000 principal amount at maturity of each Senior Discount Note then outstanding on a pro rata basis at a redemption price of 100% of the principal amount at maturity of the Senior Discount Notes so redeemed.

     On or after December 1, 2003, the Senior Discount Notes will be subject to redemption at any time at the option of the Holding Co-borrowers, in whole or in part, at the redemption prices, which are expressed as percentages of principal amount, shown below plus accrued and unpaid

                       AVALON CABLE LLC AND SUBSIDIARIES
interest, if any, and liquidated damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

YEAR                                                       PERCENTAGE
----                                                       ----------
2003...................................................     105.938%
2004...................................................     103.958%
2005...................................................     101.979%
2006 and thereafter....................................     100.000%

     Notwithstanding the foregoing, at any time before December 1, 2001, the holding companies may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of senior discount notes originally issued under the Senior Discount Note indenture at a redemption price equal to 111.875% of the accreted value at the date of redemption, plus liquidated damages, if any, to the redemption date, with the net cash proceeds of any equity offering and/or the net cash proceeds of a strategic equity investment; provided that at least 65% of the aggregate principal amount at maturity of Senior Discount Notes originally issued remain outstanding immediately after each occurrence of such redemption.

     Upon the occurrence of a Change of Control, each holder of Senior Discount Notes will have the right to require the Holding Co-Borrowers to repurchase all or any part of such holder's Senior Discount Notes pursuant to a Change of Control offer at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase.

  Mercom debt

     In August 1997, the Mercom revolving credit agreement for $2,000 expired. Mercom had no borrowings under the revolving credit agreement in 1996 or 1997.

     On September 29, 1997, Cable Michigan, Inc. purchased and assumed all of the bank's interest in the term credit agreement and the note issued thereunder. Immediately after the purchase, the term credit agreement was amended in order to, among other things, provide for less restrictive financial covenants, eliminate mandatory amortization of principal and provide for a bullet maturity of principal on December 31, 2002, and remove the change of control event of default. Mercom's borrowings under the term credit agreement contain pricing and security provisions substantially the same as those in place prior to the purchase of the loan. The borrowings are secured by a pledge of the stock of Mercom's subsidiaries and a first lien on certain of the assets of Mercom and its subsidiaries, including inventory, equipment and receivables. At December 31, 1998, $14,151 of principal was outstanding. The borrowings under the term credit agreement are eliminated in the Company's consolidated balance sheet.

  Note payable

     Avalon New England issued a note payable for $500 which is due on May 29, 2003, and bears interest at a rate of 7% per annum (which approximates Avalon New England's incremental borrowing rate) payable annually. Additionally, Avalon New England has a $100 non-compete agreement. The agreement calls for five annual payments of $20, commencing on May 29, 1999.

                       AVALON CABLE LLC AND SUBSIDIARIES

9. INCOME TAXES

     The income tax provision in the accompanying consolidated financial statements of operations relating to Mercom, Inc., a majority-owned subsidiary, is comprised of the following:

                                                              1998
                                                              ----
CURRENT
Federal.....................................................  $ --
State.......................................................    --
                                                              ----
Total Current...............................................    --
                                                              ----
DEFERRED
Federal.....................................................   171
State.......................................................    15
                                                              ----
Total Deferred..............................................   186
                                                              ----
Total provision for income taxes............................  $186
                                                              ====

     The benefit for income taxes is different from the amounts computed by applying the U.S. statutory federal tax rate of 35% for 1998. The differences are as follows:

                                                               1998
                                                              -------
Loss before provision for income taxes......................  $(8,833)
                                                              =======
Federal tax provision at statutory rates....................   (3,092)
State income taxes..........................................     (182)
Allocated to members........................................    3,082
Goodwill....................................................        6
                                                              -------
Provision for income taxes..................................      186
                                                              =======

                                                          TAX NET
                                                         OPERATING    EXPIRATION
YEAR                                                      LOSSES         DATE
----                                                     ---------    ----------
1998...................................................    $922          2018

     Temporary differences that give rise to significant portion of deferred tax assets and liabilities at December 31 are as follows:

                                                               1998
                                                              -------
NOL carryforwards...........................................  $   922
Reserves....................................................      459
Other, net..................................................       20
                                                              -------
Total deferred assets.......................................    1,401
                                                              -------
Property, plant and equipment...............................   (2,725)
Intangible assets...........................................      (38)
                                                              -------
Total deferred liabilities..................................   (2,763)
                                                              -------
Subtotal....................................................   (1,362)
                                                              -------
Valuation allowance.........................................       --
                                                              -------
Total deferred taxes........................................   (1,362)
                                                              =======

                       AVALON CABLE LLC AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES

  Leases

     Avalon New England and Avalon Michigan rent poles from utility companies for use in their operations. While rental agreements are generally short-term, Avalon New England and Avalon Michigan anticipate such rentals will continue in the future. Avalon New England and Avalon Michigan also lease office facilities and various items of equipment under month-to-month operating leases. Rent expense was $58 for the year ended December 31, 1998. Rental commitments are expected to continue at approximately $1 million a year for the foreseeable future, including pole rental commitments which are cancelable.

  Legal matters

     Avalon and its subsidiaries are subject to regulation by the Federal Communications Commission ("FCC") and other franchising authorities.

     Avalon and its subsidiaries are subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996. Avalon and its Subsidiaries have either settled challenges or accrued for anticipated exposures related to rate regulation; however, there is no assurance that there will not be further additional challenges to its rates.

     In the normal course of business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the financial condition or results of operations of Avalon and its subsidiaries.

11. RELATED PARTY TRANSACTIONS AND BALANCES

     During 1998, Avalon New England received $3,341 from Avalon Holdings. In consideration for this amount, Avalon New England executed a note payable to Avalon Holdings. This note is recorded as note payable-affiliate on the balance sheet at December 31, 1998. Interest accrues at a rate of 5.57% per year and Avalon New England has recorded accrued interest on this note of $100 at December 31, 1998.

12. SUBSEQUENT EVENT

     In May 1999, the Company signed an agreement with Charter Communications, Inc. ("Charter Communications") under which Charter Communications agreed to purchase Avalon Cable LLC's cable television systems and assume some of their debt. The acquisition by Charter Communications is subject to regulatory approvals. The Company expects to consummate this transaction in the fourth quarter of 1999.

     This agreement, if closed, would constitute a change in control under the Indenture pursuant to which the Senior Subordinated Notes and the Senior Discount Notes (collectively, the "Notes") were issued. The Indenture provides that upon the occurrence of a change of control of the Company (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereon (or 101% of the accreted value for the Senior Discount Notes as of the date of purchase if prior to the full accretion date) plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture) thereof, if any, to the date of purchase.

                       AVALON CABLE LLC AND SUBSIDIARIES

     This agreement, if closed, would represent a Change of Control which, on the closing date, constitutes an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable. Charter Communications has agreed to repay all amounts due under the Credit Facility or cause all events of default under the Credit Facility arising from the Change of Control to be waived.

                       AVALON CABLE LLC AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET


                                                               JUNE 30,      DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
                                                                    (IN THOUSANDS)
                           ASSETS
CURRENT ASSETS
Cash........................................................   $  3,457        $  9,288
Subscriber receivables, less allowance for doubtful accounts
  of $1,509 and $943........................................      6,158           5,862
Accounts receivable-affiliate...............................         --             124
Deferred income taxes.......................................         --             479
Prepaid expenses and other current assets...................        415             580
                                                               --------        --------
Total current assets........................................     10,030          16,333
Property, plant and equipment, net..........................    116,587         111,421
Intangible assets, net......................................    470,041         462,117
Other assets................................................         32             227
                                                               --------        --------
Total assets................................................   $596,690        $590,098
                                                               ========        ========

             LIABILITIES AND MEMBERS' INTEREST
CURRENT LIABILITIES
Current portion of notes payable............................   $     25        $     20
Accounts payable and accrued expenses.......................     13,983          11,646
Accounts payable, net-affiliate.............................      3,160           2,023
Deferred revenue............................................      3,136           3,171
                                                               --------        --------
Total current liabilities...................................     20,304          16,860
Note payable, net of current portion........................    446,079         402,949
Note payable-affiliate......................................         --           3,341
Deferred income taxes.......................................         --           1,841
                                                               --------        --------
Total liabilities...........................................    466,383         424,991
Minority interest...........................................         --          13,855
Commitments and contingencies (Note 5)
Members' interests
Members' capital............................................    166,630         166,630
Accumulated deficit.........................................    (36,323)        (15,378)
                                                               --------        --------
Total members' interest.....................................    130,307         151,252
                                                               --------        --------
Total liabilities and members' interest.....................   $596,690        $590,098
                                                               ========        ========


  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                           FOR THE SIX MONTHS    FOR THE SIX MONTHS
                                                                 ENDED                 ENDED
                                                             JUNE 30, 1999         JUNE 30, 1998
                                                           ------------------    ------------------
                                                                         (UNAUDITED)
                                                                        (IN THOUSANDS)
REVENUE
Basic services...........................................       $ 42,064                $131
Premium services.........................................          4,079                  15
Other....................................................          5,626                   8
                                                                --------                ----
Total revenues...........................................         51,769                 154
Operating expenses
Selling, general and administrative......................          9,544                  21
Programming..............................................         13,966                  39
Technical and operations.................................          5,932                  17
Depreciation and amortization............................         22,096                  53
                                                                --------                ----
Loss from operations.....................................            231                  24
Other income (expense)
Interest income..........................................            708                  --
Interest expense.........................................        (23,246)                 (5)
                                                                --------                ----
Income (loss) before income taxes........................        (22,307)                 19
(Benefit) for income taxes...............................         (1,362)                 --
                                                                --------                ----
Net income (loss)........................................       $(20,945)               $ 19
                                                                ========                ====


  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

             CONSOLIDATED STATEMENT OF CHANGES IN MEMBERS' INTEREST


                                        FOR THE SIX MONTHS ENDED JUNE 30, 1999 (UNAUDITED)
                                  --------------------------------------------------------------
                                      CLASS A            CLASS B-1                       TOTAL
                                  ----------------   ------------------   ACCUMULATED   MEMBERS'
                                  UNITS       $       UNITS       $         DEFICIT     INTEREST
                                  ------   -------   -------   --------   -----------   --------
                                                           (UNAUDITED)
                                                (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at December 31, 1998....  45,000   $45,000   575,690   $121,630    $(15,378)    $151,252
Net loss for the six months
  ended June 30, 1999...........      --        --        --         --     (20,945)     (20,945)
                                  ------   -------   -------   --------    --------     --------
Balance at June 30, 1999........  45,000   $45,000   575,690   $121,630    $(36,323)    $130,307
                                  ======   =======   =======   ========    ========     ========


  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                               FOR THE SIX      FOR THE SIX
                                                               MONTHS ENDED     MONTHS ENDED
                                                              JUNE 30, 1999    JUNE 30, 1998
                                                              --------------   --------------
                                                                        (UNAUDITED)
                                                                      (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss)...........................................     $(20,945)        $    19
Adjustments to reconcile net income to net cash provided by
  operating activities
Depreciation and amortization...............................       22,096              53
Accretion of Senior Discount Notes..........................        6,630              --
Changes in operating assets and liabilities
Decrease in subscriber receivables..........................          247              22
(Increase) decrease in prepaid expenses and other assets....          240             (16)
Increase in accounts payable and accrued expenses...........        2,440             152
Increase in accounts payable, net-affiliate.................        1,000              --
Decrease in deferred revenues...............................          (35)           (152)
Decrease in deferred income taxes, net......................       (1,362)             --
                                                                 --------         -------
Net cash provided by operating activities...................       10,311              78
                                                                 --------         -------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment..................       (9,881)           (101)
Payments for acquisitions, net..............................      (39,420)         (8,187)
                                                                 --------         -------
Net cash used in investing activities.......................      (49,301)         (8,288)
                                                                 --------         -------
CASH FLOWS FROM FINANCING ACTIVITIES
Note payable-affiliate......................................       (3,341)            733
Capital Contribution........................................           --           1,062
Proceeds from credit facility...............................       36,500           6,700
                                                                 --------         -------
Net cash provided by financing activities...................       33,159           8,495
                                                                 --------         -------
Increase (decrease) in cash.................................       (5,831)            285
Cash, beginning of period...................................        9,288              --
                                                                 --------         -------
Cash, end of period.........................................     $  3,457         $   285
                                                                 ========         =======


  The accompanying notes are an integral part of these consolidated financial statements.

                       AVALON CABLE LLC AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1999

                                 (IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

     Avalon Cable LLC ("the Company"), and its wholly owned subsidiaries Avalon Cable Holdings Finance, Inc. ("Avalon Holdings Finance") and Avalon Cable of Michigan LLC ("Avalon Michigan"), were formed in October 1998, pursuant to the laws of the State of Delaware, as a wholly owned subsidiary of Avalon Cable of New England Holdings, Inc. ("Avalon New England Holdings").


     On November 6, 1998, Avalon New England Holdings contributed its 100% interest in Avalon Cable of New England LLC ("Avalon New England") to the Company in exchange for a membership interest in the Company. This contribution was between entities under common control and was accounted for similar to a pooling-of-interests. Under the pooling-of-interests method, the results of operations for the Company include the results of operations from the date of inception (September 4, 1997) of Avalon New England. On November 6, 1998, the Company received $63,000 from affiliated entities, which was comprised of (i) a $45,000 capital contribution by Avalon Investors, LLC ("Avalon Investors") and
(ii) an $18,000 promissory note from Avalon Cable Holdings LLC ("Avalon Holdings"), which was used to make a $62,800 cash contribution to Avalon New England.


     The cash contribution received by Avalon New England was used to (i) extinguish existing indebtedness of $29,600 and (ii) fund a $33,200 loan to Avalon Holdings Finance which matures on December 31, 2001.


     On December 10, 1998, the Company received a dividend distribution from Avalon New England in the amount of $18,206, which was used by the Company to pay off the promissory note payable to Avalon Holdings, plus accrued interest.


     Avalon Cable of Michigan, Inc. was formed in June 1998, pursuant to the laws of the state of Delaware, as a wholly owned subsidiary of Avalon Cable of Michigan Holdings, Inc. ("Michigan Holdings".) On June 3, 1998, Avalon Cable of Michigan, Inc. entered into an Agreement and Plan of Merger (the "Agreement") among Avalon Cable of Michigan, Inc., Michigan Holdings and Cable Michigan, Inc. (Cable Michigan), pursuant to which Avalon Cable of Michigan, Inc. will merge into Cable Michigan and Cable Michigan will become a wholly owned subsidiary of Michigan Holdings (the "Merger"). As part of the Merger, the name of the company was changed to Avalon Cable of Michigan, Inc.

     In accordance with the terms of the Agreement, each share of common stock, par value $1.00 per share ("common stock"), of Cable Michigan outstanding prior to the effective time of the Merger (other than treasury stock shares owned by Michigan Holdings or its subsidiaries, or shares as to which dissenters' rights have been exercised) shall be converted into the right to receive $40.50 in cash (the "Merger Consideration"), subject to certain possible closing adjustments.

     In conjunction with the acquisition of Cable Michigan, Avalon Cable of Michigan, Inc. acquired Cable Michigan's 62% ownership interest in Mercom, Inc. ("Mercom").

     On November 6, 1998, Avalon Cable of Michigan, Inc. completed its Merger. The total consideration payable in conjunction with the Merger, including fees and expenses is $431,629, including repayment of all existing Cable Michigan indebtedness and accrued interest of $135,205. Subsequent to the Merger, the arrangements with RCN and CTE for certain support

                       AVALON CABLE LLC AND SUBSIDIARIES
services were terminated. The Agreement also permitted Avalon Cable of Michigan, Inc. to agree to acquire the remaining shares of Mercom that it did not own.

     Michigan Holdings contributed $137,375 in cash to Avalon Cable of Michigan, Inc., which was used to consummate the Merger. On November 5, 1998, Michigan Holdings received $105,000 in cash in exchange for promissory notes to lenders (the "Bridge Agreement"). On November 6, 1998, Michigan Holdings contributed the proceeds received from the Bridge Agreement and an additional $35,000 in cash to Avalon Cable of Michigan Inc. in exchange for 100 shares of common stock.

     On March 26, 1999, Avalon completed a series of transactions to facilitate certain aspects of its financing between affiliated entities under common control. As a result of these transactions:

     - Avalon Cable of Michigan, Inc. contributed its assets and liabilities excluding deferred tax liabilities, net to Avalon in exchange for an approximate 88% voting interest in Avalon, which then transferred those assets and liabilities to its wholly-owned subsidiary Avalon Michigan;

     - Avalon Michigan now operates the Michigan cluster replacing Avalon Cable of Michigan, Inc.;

     - Avalon Cable of Michigan Holdings, Inc. ceased to be an obligor on the exchanged notes and together with Avalon Cable of Michigan, Inc. became a guarantor of the obligations of the Company under the exchanged notes;

     - Avalon Michigan became an additional obligor on the Senior Subordinated Notes replacing Avalon Cable of Michigan, Inc.; and

     - Avalon Cable of Michigan, Inc. ceased to be an obligor on the Senior Subordinated Notes and the credit facility and became a guarantor of the obligations of Avalon Michigan under the Senior Subordinated Notes and the credit facility.


     As a result of the reorganization between entities under common control, the Company accounted for the reorganization similar to a pooling-of-interests. Under the pooling-of-interests method, the results of operations for Avalon include the results of operations from the date of inception (June 2, 1998) of Avalon Cable of Michigan, Inc. and the date of acquisition of the completed acquisitions.


     Avalon New England and Avalon Michigan provide cable service to the western New England area and the state of Michigan, respectively. Avalon New England and Avalon Michigan's cable systems offer customer packages of basic and premium cable programming services which are offered at a per channel charge or are packaged together to form a tier of services offered at a discount from the combined channel rate. Avalon New England and Avalon Michigan cable systems also provide premium cable services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium cable services, which constitute the principal sources of revenue for Avalon New England and Avalon Michigan.

     Avalon Holdings Finance was formed for the sole purpose of facilitating financings associated with the acquisitions of various cable operating companies. Avalon Holdings Finance conducts no other activities.

                       AVALON CABLE LLC AND SUBSIDIARIES

2. BASIS OF PRESENTATION

     Pursuant to the rules and regulations of the Securities and Exchange Commission, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in financial statements prepared in accordance with generally accepted accounting principles.

     The consolidated financial statements herein include the accounts of the Company and its wholly-owned subsidiaries.

     These condensed financial statements should be read in conjunction with the Company's audited financial statements as of December 31, 1998 and notes thereto included elsewhere herein.


     The financial statements as of June 30, 1999 and for the six month period then ended are unaudited; however, in the opinion of management, such statements include all adjustments (consisting solely of normal and recurring adjustments except for the acquisition of Cross Country Cable, LLC ("Cross Country"), Nova Cablevision, Inc., Nova Cablevision VI, L.P. and Nova Cablevision VII, L.P. ("Nova Cable"), Novagate Communication Corporation ("Novagate"), Traverse Internet R/Com. L.C., the Mercom Merger and the contribution of assets and liabilities by Avalon Cable of Michigan, Inc.) necessary to present fairly the financial information included therein.


3. MERGER AND ACQUISITIONS


     The Merger agreement between Michigan Holdings and Avalon Cable of Michigan, Inc. permitted Avalon Cable of Michigan, Inc. to agree to acquire the 1,822,810 shares (approximately 38% of the outstanding stock) of Mercom that it did not own (the "Mercom Acquisition"). On September 10, 1998 Avalon Cable of Michigan, Inc. and Mercom entered into a definitive agreement (the "Mercom Merger Agreement") providing for the acquisition by Avalon Cable of Michigan, Inc. of all of such shares at a price of $12.00 per share. Avalon Cable of Michigan, Inc. completed this acquisition in March 1999. The total estimated consideration paid in conjunction with the Mercom acquisition, excluding fees and expenses was $21,900. The purchase price was allocated as follows: approximately $13,800 to the elimination of minority interest, $1,170 to property, plant and equipment, $6,700 to cable franchises and the excess of consideration paid over the fair market value of the net assets acquired, or goodwill, of $240.


     In March 1999, Avalon Cable of Michigan Inc. acquired the cable television systems of Nova Cable for approximately $7,800, excluding transaction fees.

     On January 21, 1999, the Company through its subsidiary, Avalon New England subsidiaries, acquired Novagate for a purchase price of $2,900.

     On March 26, 1999, the Company through its subsidiary, Avalon Michigan, acquired the assets of R/Com, L.C., for a total purchase price of approximately $450.

     In January 1999, the Company acquired all of the issued and outstanding Common Stock of Cross Country for a purchase price of approximately $2,500, excluding transaction fees.


     On April 1, 1999, the Company, through its subsidiary, Avalon New England, acquired Traverse Internet for $2,400.


     The acquisitions have been accounted for as purchases and the results of the companies acquired have been included in the accompanying financial statements since their acquisition dates. Accordingly, the consideration was allocated to the net assets based on their respective

                       AVALON CABLE LLC AND SUBSIDIARIES
fair market values. The excess of the consideration paid over the estimated fair market values of the net assets acquired was $12,940 and is being amortized using the straight line method over 15 years.



     In July 1999, Avalon New England purchased all of the cable systems of Taconic Technology Corporation for approximately $8,525 (excluding transaction fees).


4. INCOME TAXES

     Upon the closure of the Mercom merger, Mercom was dissolved as a separate taxable entity which resulted in a change in tax status from a taxable entity to a nontaxable entity. As a result, the Company recognized a tax benefit of $1,362 in its results of operations and eliminated its deferred taxes, net in the balance sheet.

5. COMMITMENTS AND CONTINGENCIES

     In connection with the acquisition of Mercom, former shareholders of Mercom holding approximately 731,894 Mercom common shares or approximately 15.3% of all outstanding Mercom common shares gave notice of their election to exercise appraisal rights as provided by Delaware law. On July 2, 1999, former shareholders of Mercom holding 535,501 shares of Mercom common stock filed a petition for appraisal of stock in the Court of Chancery in the State of Delaware. With respect to 209,893 of the total number of shares for which the Company received notice, the Company received the notice of election from beneficial holders of Mercom common shares and not from holders of record. The Company believes that the notice with respect to the 209,893 shares did not comply with Delaware law and is ineffective. The Company cannot predict at this time the effect of the elections to exercise appraisal rights on the Company since the Company does not know the extent to which these former shareholders will continue to pursue appraisal rights under Delaware law or choose to abandon these efforts and accept the consideration payable in the Mercom merger. If these former shareholders continue to pursue their appraisal rights and if a Delaware court were to find that the fair value of the Mercom common shares, exclusive of any element of value arising from our acquisition of Mercom, exceeded $12.00 per share, the Company would have to pay the additional amount for each Mercom common share to the appraisal subject to the appraisal proceedings together with a fair rate of interest. The Company could be ordered by the Delaware court to pay reasonable attorney's fees and the fees and expenses of experts for the shareholders. In addition, the Company would have to pay their own litigation costs. The Company have already provided for the consideration of $12.00 per Mercom common share due under the terms of our merger with Mercom with respect to these shares but have not provided for any additional amounts or costs. The Company can provide no assurance as to what a Delaware court would find in any appraisal proceeding or when this matter will be resolved. Accordingly, the Company cannot assure you that the ultimate outcome would not have a material adverse effect on the Company.

     The Company is subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996. The Company has either settled challenges or accrued for anticipated exposures related to rate regulation; however, there is no assurance that there will not be further additional challenges to its rates.

     In the normal course of business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

                       AVALON CABLE LLC AND SUBSIDIARIES

6. PENDING MERGER



     In May 1999, the Company signed an agreement with Charter Communications, Inc. ("Charter Communications") under which Charter Communications agreed to purchase Avalon Cable LLC's cable television systems and assume some of their debt. The acquisition by Charter Communication is subject to regulatory approvals. The Company expects to consummate this transaction in the fourth quarter of 1999.



     This agreement, if closed, would constitute a change in control under the Indenture pursuant to which the Senior Subordinated Notes and the Senior Discount Notes (collectively, the "Notes") were issued. The Indenture provides that upon the occurrence of a change of control of the Company (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereon (or 101% of the accreted value for the Senior Discount Notes as of the date of purchase if prior to the full accretion date) plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture) thereof, if any, to the date of purchase.



     This agreement, if closed, would represent a Change of Control which, on the closing date, constitutes an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable. Charter Communications has agreed to repay all amounts due under the Credit Facility or cause all events of default under the Credit Facility arising from the Change of Control to be waived.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers of
Avalon Cable of Michigan Holdings, Inc. and Subsidiaries

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, changes in shareholders' equity and cash flows present fairly, in all material respects, the financial position of Avalon Cable of Michigan Holdings, Inc. and subsidiaries (collectively, the "Company") at December 31, 1997 and 1998, and the results of their operations, changes in shareholders' equity and their cash flows for the period from September 4, 1997 (inception) through December 31, 1997, and for the year ended December 31, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.
                                          PRICEWATERHOUSECOOPERS LLP

New York, New York
March 30, 1999, except for Note 13,
as to which the date is May 13, 1999

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1998          1997
                                                              ----------      ------
                                                              (DOLLARS IN THOUSANDS)
                           ASSETS
Cash........................................................   $  9,288        $ --
Accounts receivable, net of allowance for doubtful accounts
  of $943...................................................      5,862          --
Prepayments and other current assets........................      1,388         504
Accounts receivable from related parties....................        124          --
Deferred income taxes.......................................        377          --
                                                               --------        ----
Current assets..............................................     17,039         504
Property, plant and equipment, net..........................    111,421          --
Intangible assets, net......................................    462,117          --
Deferred charges and other assets...........................      1,302          --
                                                               --------        ----
Total assets................................................   $591,879        $504
                                                               ========        ====
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current portion of notes payable............................   $     20        $ --
Accounts payable and accrued expenses.......................     11,646          --
Advance billings and customer deposits......................      3,171          --
Accounts payable-affiliate..................................      2,023         500
                                                               --------        ----
Current liabilities.........................................     16,860         500
Long-term debt..............................................    402,949          --
Notes payable-affiliate.....................................      3,341          --
Deferred income taxes.......................................     80,811          --
                                                               --------        ----
Total liabilities...........................................    503,961         500
                                                               --------        ----
Commitments and contingencies (Note 11).....................         --          --
Minority interest...........................................     61,836           4
                                                               --------        ----
Stockholders equity:
Common stock................................................         --          --
Additional paid-in capital..................................     35,000          --
Accumulated deficit.........................................     (8,918)         --
                                                               --------        ----
Total shareholders' equity..................................     26,082          --
                                                               --------        ----
Total liabilities and shareholders' equity..................   $591,879        $504
                                                               ========        ====

  The accompanying notes are an integral part of these consolidated financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                 FOR THE PERIOD
                                                            FOR THE YEAR        SEPTEMBER 4, 1997
                                                                ENDED          (INCEPTION) THROUGH
                                                          DECEMBER 31, 1998     DECEMBER 31, 1997
                                                          -----------------    -------------------
                                                                   (DOLLARS IN THOUSANDS)
REVENUE:
Basic services..........................................       $14,976               $    --
Premium services........................................         1,468                    --
Other...................................................         1,743                    --
                                                               -------               -------
                                                                18,187                    --
OPERATING EXPENSES:
Selling, general and administrative.....................         4,207                    --
Programming.............................................         4,564                    --
Technical and operations................................         1,951                    --
Depreciation and amortization...........................         8,183                    --
                                                               -------               -------
Loss from operations....................................          (718)                   --
Interest income.........................................           173                     4
Interest expense........................................        (8,223)                   --
Other expense, net......................................           (65)                   --
                                                               -------               -------
Income (loss) before income taxes.......................        (8,833)                    4
(Benefit) from income taxes.............................        (2,754)                   --
                                                               -------               -------
Income (loss) before minority interest and extraordinary
  item..................................................        (6,079)                    4
Minority interest in income of consolidated entity......         1,331                    (4)
                                                               -------               -------
Income (loss) before extraordinary item.................        (4,748)                   --
Extraordinary loss on extinguishment of debt (net of tax
  of $1,743)............................................        (4,170)                   --
                                                               -------               -------
Net income (loss).......................................       $(8,918)              $    --
                                                               =======               =======

  The accompanying notes are an integral part of these consolidated financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
  FOR THE PERIOD FROM SEPTEMBER 4, 1997 (INCEPTION) THROUGH DECEMBER 31, 1998

                                  COMMON                 ADDITIONAL                       TOTAL
                                  SHARES       COMMON     PAID-IN      ACCUMULATED    SHAREHOLDERS'
                                OUTSTANDING    STOCK      CAPITAL        DEFICIT         EQUITY
                                -----------    ------    ----------    -----------    -------------
                                               (IN THOUSANDS, EXCEPT SHARE AMOUNTS)
Net income from date of
  inception through December
  31, 1997....................       --          $--      $    --        $    --         $    --
Balance, January 1, 1998......      100          --            --             --              --
Net loss......................       --          --            --         (8,918)         (8,918)
Contributions by parent.......       --          --        35,000             --          35,000
                                    ---          --       -------        -------         -------
Balance, December 31, 1998....      100          $--      $35,000        $(8,918)        $26,082
                                    ===          ==       =======        =======         =======

  The accompanying notes are an integral part of these consolidated financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                FOR THE PERIOD FROM
                                                                                 SEPTEMBER 4, 1997
                                                          FOR THE YEAR ENDED    (INCEPTION) THROUGH
                                                          DECEMBER 31, 1998      DECEMBER 31, 1997
                                                          ------------------    -------------------
                                                                   (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss).......................................      $  (8,918)             $       4
Extraordinary loss on extinguishment of debt............          4,170                     --
Depreciation and amortization...........................          8,183                     --
Deferred income taxes, net..............................         82,370                     --
Provision for loss on accounts receivable...............             75                     --
Increase in minority interest...........................          1,331                     --
Accretion on senior discount notes......................          1,083
Net change in certain assets and liabilities, net of
  business acquisitions Increase in accounts
  receivable............................................         (1,679)                    --
Increase in accounts receivable from related parties....           (124)                    --
Increase in prepayment and other current assets.........           (884)                    (4)
Increase in accounts payable and accrued expenses.......          4,863                     --
Increase in accounts payable to related parties.........          1,523                     --
Increase in deferred revenue............................          1,684                     --
Change in Other, net....................................          1,339
                                                              ---------              ---------
Net cash provided by operating activities...............         92,338                     --
                                                              ---------              ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to property, plant and equipment..............        (11,468)                    --
Payment for acquisition.................................       (554,402)                    --
                                                              ---------              ---------
Net cash used in investing activities...................        565,870                     --
                                                              ---------              ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the issuance of the Credit Facility.......        265,888                     --
Principal payment on debt...............................       (125,013)                    --
Proceeds from the issuance of senior subordinated
  notes.................................................        150,000                     --
Payments made on bridge loan............................       (105,000)                    --
Proceeds from bridge loan...............................        105,000                     --
Proceeds from the senior discount notes.................        110,411                     --
Proceeds from sale to minority interest.................         46,588                     --
Proceeds from other notes payable.......................            600                     --
Proceeds from the issuance of note payable affiliate....          3,341                     --
Payments made for debt financing costs..................         (3,995)                    --
Proceeds from the issuance of common stock..............         35,000                     --
                                                              ---------              ---------
Net cash provided by financing activities...............        482,820                     --
                                                              ---------              ---------
Net increase in cash....................................          9,288                     --
Cash at beginning of the period.........................             --                     --
                                                              ---------              ---------
Cash at end of the period...............................      $   9,288              $      --
                                                              ---------              ---------
Supplemental disclosures of cash flow information.......
Cash paid during the year for Interest..................      $   3,480                     --
Income taxes............................................             --              $      --

  The accompanying notes are an integral part of these consolidated financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     Avalon Cable of Michigan Holdings, Inc. ("the Company") was formed in June 1998, pursuant to the laws of the state of Delaware. Avalon Cable of Michigan Inc. ("Avalon Michigan") was formed in June 1998, pursuant to the laws of the state of Delaware as a wholly owned subsidiary of the Company. On June 3, 1998, Avalon Michigan entered into an Agreement and Plan of Merger (the "Agreement") among the Company, Cable Michigan, Inc. ("Cable Michigan") and Avalon Michigan, pursuant to which Avalon Michigan will merge into Cable Michigan and Cable Michigan will become a wholly owned subsidiary of the Company (the "Merger").

     In accordance with the terms of the Agreement, each share of common stock, par value $1.00 per share ("common stock"), of Cable Michigan outstanding prior to the effective time of the Merger (other than treasury stock shares owned by the Company or its subsidiaries, or shares as to which dissenters' rights have been exercised) shall be converted into the right to receive $40.50 in cash (the "Merger Consideration"), subject to certain possible closing adjustments.

     In conjunction with the acquisition of Cable Michigan, Avalon Michigan acquired Cable Michigan's 62% ownership interest in Mercom, Inc. ("Mercom").

     On November 6, 1998, Avalon Michigan completed its merger into and with Cable Michigan. The total consideration paid in conjunction with the merger, including fees and expenses was $431,629, including repayment of all existing Cable Michigan indebtedness and accrued interest of $135,205. Subsequent to the merger, the arrangements with RCN and CTE for certain support services were terminated. The Agreement also permitted Avalon Michigan to agree to acquire the remaining shares of Mercom that it did not own.

     The Company contributed $137,375 in cash to Avalon Michigan, which was used to consummate the Merger. On November 5, 1998, the Company received $105,000 in cash in exchange for promissory notes to lenders (the "Bridge Agreement"). On November 6, 1998, the Company contributed the proceeds received from the Bridge Agreement and an additional $35,000 in cash to Avalon Michigan in exchange for 100 shares of common stock.

     On November 6, 1998, Avalon Cable of New England Holdings, Inc. contributed its 100% interest in Avalon Cable of New England LLC ("Avalon New England") to Avalon Cable LLC in exchange for a membership interest in Avalon Cable LLC. This contribution was between entities under common control and was accounted for similar to a pooling-of-interests. Under this pooling-of-interests method, the results of operations for Avalon include the results of operations from the date of inception (September 4, 1997) of Avalon New England. On that same date, Avalon Cable LLC received $63,000 from affiliated entities, which was comprised of (i) a $45,000 capital contribution by Avalon Investors, LLC ("Avalon Investors") and (ii) a $18,000 promissory note from Avalon Cable Holdings LLC ("Avalon Holdings"), which was used to make a $62,800 cash contribution to Avalon New England.

     The cash contribution received by Avalon New England was used to (i) extinguish existing indebtedness of $29,600 and (ii) fund a $33,200 loan to Avalon Holdings Finance which matures on December 31, 2001.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

     On December 10, 1998, Avalon Cable LLC received a dividend distribution from Avalon New England in the amount of $18,206, which was used by Avalon Cable LLC to pay off the promissory note payable to Avalon Holdings, plus accrued interest.

     On March 26, 1999, after the acquisition of Mercom, Inc., the Company completed a series of transactions to facilitate certain aspects of its financing between affiliated entities under common control. As a result of these transactions:

     - Avalon Michigan contributed its assets and liabilities excluding deferred tax liabilities, net to Avalon Cable LLC in exchange for an approximate 88% voting interest in Avalon Cable LLC. Avalon Cable LLC contributed these assets and liabilities to its wholly-owned subsidiary, Avalon Cable of Michigan LLC ("Avalon Michigan LLC");

     - Avalon Michigan LLC has become the operator of the Michigan cluster replacing Avalon Michigan;

     - Avalon Michigan LLC is an obligor on the Senior Subordinated Notes replacing Avalon Michigan; and

     - Avalon Michigan is a guarantor of the obligations of Avalon Michigan LLC under the Senior Subordinated Notes. Avalon Michigan does not have significant assets, other than its investment in Avalon Cable LLC.

     - The Company contributed the Senior Discount Notes to Avalon Cable LLC and became a guarantor of the Senior Discount Notes. The Company does not have significant assets, other than its 88% investment in Avalon Cable LLC.

     As a result of this reorganization between entities under common control, the Company accounted for the reorganization similar to a pooling-of-interests. Under the pooling-of-interests method, the results of operations include the results of operations from the earliest date that a member became a part of the control group by inception or acquisition. For the Company, the results of operations are from the date of inception (September 4, 1997) for Avalon New England, a wholly-owned subsidiary of Avalon Cable LLC.

     Avalon Michigan has a majority-interest in Avalon Cable LLC. Avalon Cable LLC wholly-owns Avalon Cable Holdings Finance, Avalon New England, and Avalon Michigan LLC.

     Avalon New England and Avalon Michigan provide cable service to the western New England area and the state of Michigan, respectively. Avalon New England and Avalon Michigan LLC's cable systems offer customer packages for basic cable programming services which are offered at a per channel charge or packaged together to form a tier of services offered at a discount from the combined channel rate. Avalon New England and Avalon Michigan LLC's cable systems also provide premium cable services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium cable services, which constitute the principle sources of revenue for the Company.

     Avalon Holdings Finance was formed for the sole purpose of facilitating financings associated with the acquisitions of various cable operating companies. Avalon Holdings Finance conducts no other activities.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of consolidation

     The consolidated financial statements of the Company include the accounts of the Company and of all its wholly and majority owned subsidiaries. All significant transactions between the Company and its subsidiaries have been eliminated.

  Use of estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Revenue recognition

     Revenues from cable services are recorded in the month the service is provided. Installation fee revenue is recognized in the period in which the installation occurs to the extent that direct selling costs meet or exceed installation revenues.

  Advertising expense

     Advertising costs are expensed as incurred. Advertising expense charged to operations was $82 for the year ended December 31, 1998.

  Concentration of credit risk

     Financial instruments which potentially expose the Company to a concentration of credit risk include cash and subscriber and other receivables. The Company had cash in excess of federally insured deposits at financial institutions at December 31, 1998. The Company does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. The Company extends credit to customers on an unsecured basis in the normal course of business. The Company maintains reserves for potential credit losses and such losses, in the aggregate, have not historically exceeded management's expectations. The Company's trade receivables reflect a customer base centered in Michigan and New England. The Company routinely assesses the financial strength of its customers; as a result, concentrations of credit risk are limited.

  Property, plant and equipment

     Property, plant and equipment is stated at its fair value for items acquired from Cable Michigan, historical cost for the minority interests' share of Mercom property, plant and equipment and cost for additions subsequent to the merger. Initial subscribers installation costs, including materials, labor and overhead costs, are capitalized as a component of cable plant and equipment. The cost of disconnection and reconnection are charged to expense when incurred.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

Depreciation is computed for financial statement purposes using the straight-line method based on the following lives:

Buildings and improvements..................................  10-25 years
Cable plant and equipment...................................   5-12 years
Vehicles....................................................      5 years
Office furniture and equipment..............................   5-10 years

  Intangible assets

     Intangible assets represent the estimated fair value of cable franchises and goodwill resulting from acquisitions. Cable franchises are amortized over a period ranging from 13 to 15 years on a straight-line basis. Goodwill is the excess of the purchase price over the fair value of the net assets acquired, determined through an independent appraisal, and is amortized over 15 years using the straight-line method. Deferred financing costs represent direct costs incurred to obtain long-term financing and are amortized to interest expense over the term of the underlying debt utilizing the effective interest method.

  Accounting for impairments

     The Company follows the provisions of Statement of Financial Accounting Standards No. 121 -- "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121").

     SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the net future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected net future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles expected to be held and used is based on the fair value of the asset.

     No impairment losses have been recognized by the Company pursuant to SFAS 121.

  Fair value of Financial Instruments

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          a. The Company estimates that the fair value of all financial instruments at December 31, 1998 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet. The fair value of the notes payable-affiliate are considered to be equal to carrying values since the Company believes that its credit risk has not changed from the time this debt instrument was executed and therefore, would obtain a similar rate in the current market.

          b. The fair value of the cash and temporary cash investments approximates fair value because of the short maturity of these instruments.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

  Income taxes

     The Company and Mercom file separate consolidated federal income tax returns. The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes". The statement requires the use of an asset and liability approach for financial reporting purposes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial reporting basis and tax basis of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

3. MERGER AND ACQUISITIONS

     The Merger was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on their fair market values at the date of the Merger. The purchase price was allocated as follows: current assets and liabilities at fair values of $470, approximately $94,000 to property, plant and equipment, $315,000 to cable franchises and the excess of consideration paid over the fair market value of the net assets acquired, or goodwill, of $81,705, offset by deferred taxes, net of $60,000.

     The Merger agreement between the Company and Avalon Michigan permitted Avalon Michigan to agree to acquire the 1,822,810 shares (approximately 38% of the outstanding stock) of Mercom that it did not own (the "Mercom Acquisition"). On September 10, 1998 Avalon Michigan and Mercom entered into a definitive agreement (the "Mercom Merger Agreement") providing for the acquisition by Avalon Michigan of all of such shares at a price of $12.00 per share. Avalon Michigan completed this acquisition in March 1999. The total estimated consideration payable in conjunction with the Mercom Acquisition, excluding fees and expenses was $21,900.

     On May 29, 1998, the Company acquired certain assets of Amrac Clear View, A Limited Partnership ("Amrac") for consideration of $8,124, including acquisition costs of $589. The acquisition was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on the fair market values at the date of acquisition as determined through the use of an independent appraisal. The excess of the consideration paid over the estimated fair market value of the net assets acquired, or goodwill, was $256.

     On July 21, 1998, the Company acquired certain assets and liabilities from Pegasus Cable Television, Inc. and Pegasus Cable Television of Connecticut, Inc. (collectively, "Pegasus") for consideration of $30,467, including acquisition costs of $175. The acquisition was accounted for using the purchase method of accounting. Accordingly, the consideration was allocated to the net assets acquired based on the fair market values at the date of acquisition as determined through use of an independent appraisal. The excess of the consideration paid over the estimated fair market value of the net assets acquired, or goodwill, was $977.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

     Following is the unaudited pro forma results of operations for the year ended December 31, 1998, as if the Merger and acquisitions occurred on January 1, 1998:

                                                              DECEMBER 31,
                                                                  1998
                                                              ------------
                                                              (UNAUDITED)
Revenue.....................................................    $ 96,751
                                                                ========
Loss from operations........................................    $ (5,292)
                                                                ========
Net loss....................................................    $(22,365)
                                                                ========

     In March 1999, Avalon Michigan acquired the cable television systems of Nova Cablevision, Inc., Nova Cablevision VI, L.P. and Nova Cablevision VII, L.P. for approximately $7,800, excluding transaction fees.

     In September 1998, the Company entered into a definitive agreement to purchase all of the cable systems of Taconic Technology Corporation ("Taconic") for approximately $8,525 (excluding transaction fees). As of December 31, 1998, the Company incurred $41 of transaction costs related to the acquisition of Taconic. This merger is expected to close in the second quarter of 1999.

4. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following:

Cable plant and equipment...................................  $106,602
Vehicles....................................................     2,572
Buildings and improvements..................................     1,026
Office furniture and equipment..............................     2,234
Construction in process.....................................       768
                                                              --------
Total property, plant and equipment.........................   113,202
Less-accumulated depreciation...............................    (1,781)
                                                              --------
Property, plant and equipment, net..........................  $111,421
                                                              ========

     Depreciation expense was $1,781 for the year ended December 31, 1998.

5. INTANGIBLE ASSETS

     Intangible assets consist of the following:

Cable Franchise.............................................  $374,773
Goodwill....................................................    82,928
Deferred Financing Costs....................................    10,658
Non-compete agreement.......................................       100
                                                              --------
Total.......................................................   468,459
Less-accumulated amortization...............................    (6,342)
                                                              --------
Intangible assets, net......................................  $462,117
                                                              ========

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

     Amortization expense for the year ended December 31, 1998 was $6,342.

6. ACCOUNT PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following:

Accounts payable............................................  $ 5,321
Accrued corporate expenses..................................      404
Accrued cable programming costs.............................    2,388
Accrued taxes...............................................    1,383
Other.......................................................    2,150
                                                              -------
                                                              $11,646
                                                              =======

7. INCOME TAXES

     The income tax provision (benefit) in the accompanying consolidated financial statements of operations is comprised of the following:

                                                               1998
                                                              -------
Current
Federal.....................................................  $   243
State.......................................................       --
                                                              -------
Total Current...............................................      243
                                                              -------
Deferred
Federal.....................................................   (2,757)
State.......................................................     (240)
                                                              -------
Total Deferred..............................................   (2,997)
                                                              -------
Total (benefit) for income taxes............................  $(2,754)
                                                              =======

     The benefit for income taxes is different from the amounts computed by applying the U.S. statutory federal tax rate of 35% for 1998. The differences are as follows:

                                                               1998
                                                              -------
(Loss) before (benefit) for income taxes....................  $(8,833)
                                                              =======
Federal tax (benefit) at statutory rates....................   (3,092)
State income taxes..........................................     (177)
Goodwill....................................................       77
Benefit for taxes allocated to minority partners............       84
                                                              -------
(Benefit) for income taxes..................................   (2,754)
                                                              =======

                                                          TAX NET
                                                         OPERATING    EXPIRATION
YEAR                                                      LOSSES         DATE
----                                                     ---------    ----------
1998...................................................   $10,360        2018

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

     Temporary differences that give rise to significant portion of deferred tax assets and liabilities at December 31 are as follows:

                                                                1998
                                                              --------
NOL carryforwards...........................................  $  5,363
Alternative minimum tax credits.............................       141
Reserves....................................................       210
Other, net..................................................       309
                                                              --------
Total deferred assets.......................................     6,023
                                                              --------
Property, plant and equipment...............................   (10,635)
Intangible assets...........................................   (76,199)
                                                              --------
Total deferred liabilities..................................   (86,834)
                                                              --------
Subtotal....................................................   (80,811)
                                                              --------
Valuation allowance.........................................        --
                                                              --------
Total deferred taxes........................................  $(80,811)
                                                              ========

     The tax benefit related to the loss on extinguishment of debt results in deferred tax, and it approximates the statutory U.S. tax rate. The tax benefit of $2,036 related to the exercise of certain stock options of Cable Michigan Inc. was charged directly to goodwill in conjunction with the closing of the merger.

8. DEBT

     At December 31, 1998, long-term debt consists of the following:

Senior Credit Facility......................................    $140,875
Senior Subordinated Notes...................................     150,000
Senior Discount Notes.......................................     111,494
Other Note Payable..........................................         600
                                                                --------
                                                                 402,969
Current portion.............................................          20
                                                                --------
                                                                $402,949
                                                                ========

  Credit Facilities

     On May 28, 1998, Avalon New England entered into a term loan and revolving credit agreement with a major commercial lending institution (the "Credit Agreement"). The Credit Agreement allowed for aggregate borrowings under Term Loans A and B (collectively, the "Term Loans") and a revolving credit facility of $30,000 and $5,000, respectively. The proceeds from the Term Loans and revolving credit facility were used to fund the acquisitions made by Avalon New England and to provide for Avalon New England's working capital requirements.

     In December 1998, Avalon New England retired the Term Loans and revolving credit agreement through the proceeds of a capital contribution from Avalon Cable LLC. The fees and associated costs relating to the early retirement of this debt was $1,110.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

     On November 6, 1998, Avalon Michigan became a co-borrower along with Avalon New England and Avalon Cable Finance, Inc. (Avalon Finance), affiliated companies, collectively referred to as the ("Co-Borrowers") on a $320,888 senior credit facility, which includes term loan facilities consisting of (i) tranche A term loans of $120,888 and (ii) tranche B term loans of $170,000 and a revolving credit facility of $30,000 (collectively, the "Credit Facility"). Subject to compliance with the terms of the Credit Facility, borrowings under the Credit Facility will be available for working capital purposes, capital expenditures and pending and future acquisitions. The ability to advance funds under the tranche A term loan facility terminated on March 31, 1999. The tranche A term loans are subject to minimum quarterly amortization payments commencing on January 31, 2001 and maturing on October 31, 2005. The tranche B term loans are scheduled to be repaid in two equal installments on July 31, 2006 and October 31, 2006. The revolving credit facility borrowings are scheduled to be repaid on October 31, 2005.

     On November 6, 1998, Avalon Michigan borrowed $265,888 under the Credit Facility in order to consummate the Merger. In connection with the Senior Subordinated Notes (as defined below) and Senior Discount Notes (as defined below) offerings, Avalon Michigan repaid $125,013 of the Credit Facility, and the availability under the Credit Facility was reduced to $195,000. Avalon Michigan had borrowings of $11,300 and $129,575 outstanding under the tranche A and tranche B term note facilities, and had available $30,000 for borrowings under the revolving credit facility. Avalon New England and Avalon Finance had no borrowings outstanding under the Credit Facility at December 31, 1998.

     The interest rate under the Credit Facility is a rate based on either (i) the base rate (a rate per annum equal to the greater of the Prime Rate and the Federal Funds Effective Rate plus 1/2 of 1%) or (ii) the Eurodollar rate (a rate per annum equal to the Eurodollar Base Rate divided by 1.00 less the Eurocurrency Reserve Requirements) plus, in either case, the applicable margin. As of December 31, 1998, the applicable margin was (a) with respect to the tranche B term loans was 2.75% per annum for Base Rate loans and 3.75% per annum for Eurodollar loans and (b) with respect to tranche A term loans and the revolving credit facility was 2.00% per annum for Base Rate loans and 3.00% for Eurodollar loans. The applicable margin for the tranche A term loans and the revolving credit facility are subject to performance based grid pricing which is determined based on upon the consolidated leverage ratio of the Co-Borrowers. The interest rate for the tranche B term loans outstanding at December 31, 1998 was 9.19%. Interest is payable on a quarterly basis. Accrued interest on the borrowings under the credit facility was $1,389 at December 31, 1998.

     The Credit Facility contains restrictive covenants which among other things require the Co-Borrowers to maintain certain ratios including consolidated leverage ratios and the interest coverage ratio, fixed charge ratio and debt service coverage ratio.

     The obligations of the Co-Borrowers under the Credit Facility are secured by substantially all of the assets of the Co-Borrowers. In addition, the obligations of the Co-Borrowers under the Credit Facility are guaranteed by the Company, Avalon Cable LLC, Avalon Cable Finance Holdings, Inc., Avalon Cable of New England Holdings, Inc. and Avalon Cable Holdings, LLC.

     A Change of Control as defined under the Credit Facility agreement would constitute an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

  Subordinated Debt

     In December 1998, Avalon Michigan became a co-issuer of a $150,000 principal balance, Senior Subordinated Notes ("Subordinated Notes") offering and Michigan Holdings became a co-issuer of a $196,000, gross proceeds, Senior Discount Notes (defined below) offering. In conjunction with these financings, Avalon Michigan paid $18,130 to Avalon Finance as a partial payment against Avalon Michigan's note payable-affiliate. Avalon Michigan paid $76 in interest on this note payable-affiliate during the period from inception (June 2, 1998) through December 31, 1998.

     The Subordinated Notes mature on December 1, 2008, and interest accrued at a rate of 9.375% per annum. Interest is payable semi-annually in arrears on June 1 and December 1 of each year, commencing on June 1, 1999. Accrued interest on the Subordinated Notes was $1,078 at December 31, 1998.

     The Senior Subordinated Notes will not be redeemable at the Co-Borrowers' option prior to December 1, 2003. Thereafter, the Senior Subordinated Notes will be subject to redemption at any time at the option of the Co-Borrowers, in whole or in part at the redemption prices (expressed as percentages of principal amount) plus accrued and unpaid interest, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

YEAR                                                       PERCENTAGE
----                                                       ----------
2003.....................................................   104.688%
2004.....................................................   103.125%
2005.....................................................   101.563%
2006 and thereafter......................................   100.000%

     The scheduled maturities of the long-term debt are $2,000 in 2001, $4,000 in 2002, $72,479 in 2003, and the remainder thereafter.

     At any time prior to December 1, 2001, the Co-Borrowers may on any one or more occasions redeem up to 35% of the aggregate principal amount of Senior Subordinate Notes originally issued under the Indenture at a redemption price equal to 109.375% of the principal amount thereof, plus accrued and unpaid interest, if any, to the redemption date, with the net cash proceeds of any equity offering and/or the net cash proceeds of a strategic equity investment; provided that at least 65% of the aggregate principal amount at maturity of Senior Subordinated Notes originally issued remain outstanding immediately after each such redemption.

     As used in the preceding paragraph, "Equity Offering and Strategic Equity Investment" means any public or private sale of Capital Stock of any of the Co-Borrowers pursuant to which the Co-Borrowers together receive net proceeds of at least $25 million, other than issuances of Capital Stock pursuant to employee benefit plans or as compensation to employees; provided that to the extent such Capital Stock is issued by the Co-Borrowers, the net cash proceeds thereof shall have been contributed to one or more of the Co-Borrowers in the form of an equity contribution.

     The Indentures provide that upon the occurrence of a change of control (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

cash to 101% of the aggregate principal amount thereon plus accrued and unpaid interest and Liquidated Damages (as defined in the Indentures) thereof, if any, to the date of purchase.

  The Senior Discount Notes

     On December 3, 1998, the Company, Avalon Cable LLC and Avalon Cable Holdings Finance, Inc. ("Holdings Co-Borrowers") issued $196.0 million aggregate principal amount at maturity of 11 7/8% Senior Discount Notes ("Senior Discount Notes") due 2008.

     The Senior Discount Notes were issued at a substantial discount from their principal amount at maturity, to generate gross proceeds of approximately $110.4 million. Interest on the Senior Discount Notes will accrue but not be payable before December 1, 2003. Thereafter, interest on the Senior Discount Notes will accrue on the principal amount at maturity at a rate of 11.875% per annum, and will be payable semi-annually in arrears on June 1 and December 1 of each year, commencing December 1, 2003. Prior to December 1, 2003, the accreted value of the Senior Discount Notes will increase, representing amortization of original issue discount, between the date of original issuance and December 1, 2003 on a semi-annual basis using a 360-day year comprised of twelve 30-day months, such that the accreted value shall be equal to the full principal amount at maturity of the Senior Discount Notes on December 1, 2003. Original issue discount accretion on the Senior Discount Notes was $1,083 at December 31, 1998.

     On December 1, 2003, the Holding Co-borrowers will be required to redeem an amount equal to $369.79 per $1,000 principal amount at maturity of each Senior Discount Note then outstanding on a pro rata basis at a redemption price of 100% of the principal amount at maturity of the Senior Discount Notes so redeemed.

     On or after December 1, 2003, the Senior Discount Notes will be subject to redemption at any time at the option of the Holding Co-borrowers, in whole or in part, at the redemption prices, which are expressed as percentages of principal amount, shown below plus accrued and unpaid interest, if any, and liquidated damages, if any, thereon to the applicable redemption date, if redeemed during the twelve-month period beginning on December 1 of the years indicated below:

YEAR                                                       PERCENTAGE
----                                                       ----------
2003.....................................................   105.938%
2004.....................................................   103.958%
2005.....................................................   101.979%
2006 and thereafter......................................   100.000%

     Notwithstanding the foregoing, at any time before December 1, 2001, the holding companies may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of senior discount notes originally issued under the Senior Discount Note indenture at a redemption price equal to 111.875% of the accreted value at the date of redemption, plus liquidated damages, if any, to the redemption date, with the net cash proceeds of any equity offering and/or the net cash proceeds of a strategic equity investment; provided that at least 65% of the aggregate principal amount at maturity of Senior Discount Notes originally issued remain outstanding immediately after each occurrence of such redemption.

     Upon the occurrence of a Change of Control, each holder of Senior Discount Notes will have the right to require the Holding Co-borrowers to repurchase all or any part of such holder's Senior Discount Notes pursuant to a Change of Control offer at an offer price in cash equal to

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

101% of the aggregate principal amount thereof plus accrued and unpaid interest and liquidated damages thereon, if any, to the date of purchase.

  Note Payable

     Avalon New England issued a note payable for $500 which is due on May 29, 2003, and bears interest at a rate of 7% per annum (which approximates Avalon New England's incremental borrowing rate) payable annually. Additionally, Avalon New England has a $100 non-compete agreement. The agreement calls for five annual payments of $20, commencing on May 29, 1999.

  Mercom debt

     In August 1997, the Mercom revolving credit agreement for $2,000 expired. Mercom had no borrowings under the revolving credit agreement in 1996 or 1997.

     On September 29, 1997, Avalon Michigan purchased and assumed all of the bank's interest in the term credit agreement and the note issued thereunder. Immediately after the purchase, the term credit agreement was amended in order to, among other things, provide for less restrictive financial covenants, eliminate mandatory amortization of principal and provide for a bullet maturity of principal on December 31, 2002, and remove the change of control event of default. Mercom's borrowings under the term credit agreement contain pricing and security provisions substantially the same as those in place prior to the purchase of the loan. The borrowings are secured by a pledge of the stock of Mercom's subsidiaries and a first lien on certain of the assets of Mercom and its subsidiaries, including inventory, equipment and receivables at December 31, 1998, $14,151 of principal was outstanding. The borrowings under the term credit agreement are eliminated in the Company's consolidated balance sheet.

9. MINORITY INTEREST

     The activity in minority interest for the year ended December 31, 1998 is as follows:

                                                                 AVALON
                                                                  CABLE
                                                      MERCOM       LLC       TOTAL
                                                      -------    -------    -------
Issuance of Class A units by Avalon Cable LLC.......       --     45,000     45,000
Issuance of Class B-1 units by Avalon Cable LLC.....       --      4,345      4,345
Allocated to minority interest prior to
  restructuring.....................................       --        365        365
Purchase of Cable Michigan, Inc.....................   13,457         --     13,457
Income (loss) allocated to minority interest........      398     (1,729)    (1,331)
                                                      -------    -------    -------
Balance at December 31, 1998........................  $13,855    $47,981    $61,836
                                                      =======    =======    =======

10. EMPLOYEE BENEFIT PLANS

     Avalon Michigan has a qualified savings plan under Section 401(K) of the Internal Revenue Code. Contributions charged to expense for the period from November 5, 1998 to December 31, 1998 was $30.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

11. COMMITMENTS AND CONTINGENCIES

  Leases

     Avalon New England and Avalon Michigan rent poles from utility companies for use in their operations. While rental agreements are generally short-term, Avalon New England and Avalon Michigan anticipate such rentals will continue in the future. Avalon New England and Avalon Michigan also lease office facilities and various items of equipment under month-to-month operating leases. Rent expense was $58 for the year ended December 31, 1998. Rental commitments are expected to continue at approximately $1 million a year for the foreseeable future, including pole rental commitments which are cancelable.

  Legal Matters

     The Company and its subsidiaries are subject to regulation by the Federal Communications Commission ("FCC") and other franchising authorities.

     The Company and its subsidiaries are subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996. The Company and its subsidiaries have either settled challenges or accrued for anticipated exposures related to rate regulation; however, there is no assurance that there will not be further additional challenges to its rates.

     In the normal course of business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company and its subsidiaries.

12. RELATED PARTY TRANSACTIONS AND BALANCES

     During 1998, Avalon New England received $3,341 from Avalon Holdings. In consideration for this amount, Avalon New England executed a note payable to Avalon Holdings. This note is recorded as note payable-affiliate on the balance sheet at December 31, 1998. Interest accrues at the rate of 5.57% per year and Avalon New England has recorded accrued interest on this note of $100 at December 31, 1998.

13. SUBSEQUENT EVENT

     In May 1999, the Company signed an agreement with Charter Communications, Inc. ("Charter Communications") under which Charter Communications agreed to purchase Avalon Cable LLC's cable television systems and assume some of their debt. The acquisition by Charter Communications is subject to regulatory approvals. The Company expects to consummate this transaction in the fourth quarter of 1999.

     This agreement, if closed, would constitute a change in control under the Indenture pursuant to which the Senior Subordinated Notes and the Senior Discount Notes (collectively, the "Notes") were issued. The Indenture provides that upon the occurrence of a change of control of the Company (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereon (or 101% of the accreted value for the Senior Discount Notes as of the date of purchase if prior

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

to the full accretion date) plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture) thereof, if any, to the date of purchase.

     This agreement, if closed, would represent a Change of Control which, on the closing date, constitutes an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable. Charter Communications has agreed to repay all amounts due under the Credit Facility or cause all events of default under the Credit Facility arising from the Change of Control to be waived.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET


                                                               JUNE 30,      DECEMBER 31,
                                                                 1999            1998
                                                              -----------    ------------
                                                              (UNAUDITED)
                                                                    (IN THOUSANDS)
                           ASSETS
Cash........................................................   $  3,457        $  9,288
Accounts receivable, net of allowance for doubtful accounts
  of $1,509 and $943........................................      6,158           5,862
Prepayments and other current assets........................      1,121           1,388
Accounts receivable from related parties....................         --             124
Deferred income taxes.......................................         --             377
                                                               --------        --------

Total Current assets........................................     10,736          17,039
Property, plant and equipment, net..........................    116,587         111,421
Intangible assets, net......................................    470,041         462,117
Deferred charges and other assets...........................      1,107           1,302
                                                               --------        --------

Total assets................................................   $598,471        $591,879
                                                               ========        ========
            LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Current portion of notes payable............................   $     25        $     20
Accounts payable and accrued expenses.......................     13,983          11,646
Advance billings and customer deposits......................      3,136           3,171
Accounts payable-affiliate..................................      3,160           2,023
                                                               --------        --------

Total Current liabilities...................................     20,304          16,860
Long-term debt..............................................    446,079         402,949
Notes payable-affiliate.....................................         --           3,341
Deferred income taxes.......................................     70,152          80,811
                                                               --------        --------

Total liabilities...........................................    536,535         503,961
                                                               --------        --------

Commitments and contingencies (Note 5)
Minority interest...........................................     45,627          61,836
Stockholders' equity
Common stock................................................         --              --
Additional paid-in capital..................................     35,000          35,000
Accumulated deficit.........................................    (18,691)         (8,918)
                                                               --------        --------

Total stockholders' equity..................................     16,309          26,082
                                                               --------        --------

Total liabilities and shareholders' equity..................   $598,471        $591,879
                                                               ========        ========


   The accompanying notes are an integral part of these financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF OPERATIONS


                                                           FOR THE SIX MONTHS    FOR THE SIX MONTHS
                                                                 ENDED                 ENDED
                                                             JUNE 30, 1999         JUNE 30, 1998
                                                           ------------------    ------------------
                                                                         (UNAUDITED)
                                                                        (IN THOUSANDS)
REVENUE
Basic services...........................................       $ 42,064              $    131
Premium services.........................................          4,079                    15
Other....................................................          5,626                     8
                                                                --------              --------
Total Revenue............................................         51,769                   154
Operating expenses
Selling, general and administrative......................          9,544                    21
Programming..............................................         13,966                    39
Technical and operations.................................          5,932                    17
Depreciation and amortization............................         22,096                    53
                                                                --------              --------
Income from operations...................................            231                    24
Interest income..........................................            708                    --
Interest expense.........................................        (23,246)                   (5)
                                                                --------              --------
Income loss before income taxes..........................        (22,307)                   19
Benefit from income taxes................................         10,180                    --
                                                                --------              --------
Income (loss) before minority interest...................        (12,127)                   19
Minority interest in loss of consolidated entity.........          2,354                    --
                                                                --------              --------
Net income (loss)........................................       $ (9,773)             $     19
                                                                ========              ========


   The accompanying notes are an integral part of these financial statements

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY


                                              FOR THE SIX MONTHS ENDED JUNE 30, 1999
                                -------------------------------------------------------------------
                                  COMMON                 ADDITIONAL                       TOTAL
                                  SHARES       COMMON     PAID-IN      ACCUMULATED    SHAREHOLDERS'
                                OUTSTANDING    STOCK      CAPITAL        DEFICIT         EQUITY
                                -----------    ------    ----------    -----------    -------------
                                                            (UNAUDITED)
                                                          (IN THOUSANDS)
Balance, December 31, 1998....      100        $  --      $35,000       $ (8,918)        $26,082
Net loss for the six months
  ended June 30, 1999.........       --           --           --         (9,773)         (9,773)
                                    ---        ------     -------       --------         -------
Balance, June 30, 1999........      100        $  --      $35,000       $(18,691)        $16,309
                                    ===        ======     =======       ========         =======


   The accompanying notes are an integral part of these financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS


                                                                FOR THE             FOR THE
                                                            SIX MONTHS ENDED    SIX MONTHS ENDED
                                                             JUNE 30, 1999       JUNE 30, 1998
                                                            ----------------    ----------------
                                                                        (UNAUDITED)
                                                                       (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net income (loss).........................................      $ (9,773)           $    19
Depreciation and amortization.............................        22,096                 53
Accretion of Senior Discount Notes........................         6,630                 --
Decrease in minority interest.............................        (2,354)                --
Net change in certain assets and liabilities, net of
  business acquisitions...................................
Decrease in accounts receivable...........................           247                 22
(Increase)/decrease in prepayment and other assets........           342                (16)
Increase in accounts payable and accrued expenses.........         2,440                152
Decrease in deferred revenue..............................           (35)              (152)
Increase in accounts payable, net-affiliate...............         1,000                 --
Deferred income taxes, net................................       (10,282)                --
                                                                --------            -------
Net cash provided by operating activities.................        10,311                 78
                                                                --------            -------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment................        (9,881)              (101)
Payment for acquisitions..................................       (39,420)            (8,187)
                                                                --------            -------
Net cash used in investing activities.....................       (49,301)            (8,288)
                                                                --------            -------
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in Notes payable-affiliate............        (3,341)               733
Capital Contribution......................................            --              1,062
Proceeds from the issuance of the Credit Facility.........        36,500              6,700
                                                                --------            -------
Net cash provided by financing activities.................        33,159              8,495
                                                                --------            -------
Net increase (decrease) in cash...........................        (5,831)               285
Cash at beginning of the period...........................         9,288                 --
                                                                --------            -------
Cash at end of the period.................................      $  3,457            $   285
                                                                ========            =======


   The accompanying notes are an integral part of these financial statements.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1999

                                 (IN THOUSANDS)

1. DESCRIPTION OF BUSINESS

     Avalon Cable of Michigan Holdings, Inc. ("the Company") was formed in June 1998, pursuant to the laws of the state of Delaware. Avalon Cable of Michigan Inc. ("Avalon Michigan") was formed in June 1998, pursuant to the laws of the state of Delaware as a wholly owned subsidiary of the Company. On June 3, 1998, Avalon Michigan entered into an Agreement and Plan of Merger (the "Agreement") among the Company, Cable Michigan, Inc. ("Cable Michigan") and Avalon Michigan, pursuant to which Avalon Michigan will merge into Cable Michigan and Cable Michigan will become a wholly owned subsidiary of the Company (the "Merger").

     In accordance with the terms of the Agreement, each share of common stock, par value $1.00 per share ("common stock"), of Cable Michigan outstanding prior to the effective time of the Merger (other than treasury stock, shares owned by the Company or its subsidiaries, or shares as to which dissenters' rights have been exercised) shall be converted into the right to receive $40.50 in cash (the "Merger Consideration"), subject to certain possible closing adjustments.

     In conjunction with the acquisition of Cable Michigan, Avalon Michigan acquired Cable Michigan's 62% ownership interest in Mercom, Inc. ("Mercom").

     On November 6, 1998, Avalon Michigan completed its merger into and with Cable Michigan. The total consideration paid in conjunction with the merger, including fees and expenses was $431,629, including repayment of all existing Cable Michigan indebtedness and accrued interest of $135,205. The Agreement also permitted Avalon Michigan to agree to acquire the remaining shares of Mercom that it did not own.

     The Company contributed $137,375 in cash to Avalon Michigan, which was used to consummate the Merger. On November 5, 1998, the Company received $105,000 in cash in exchange for promissory notes to lenders (the "Bridge Agreement"). On November 6, 1998, the Company contributed the proceeds received from the Bridge Agreement and an additional $35,000 in cash to Avalon Michigan in exchange for 100 shares of common stock.


     On November 6, 1998, Avalon Cable of New England Holdings, Inc contributed its 100% interest in Avalon Cable of New England LLC ("Avalon New England") to Avalon Cable LLC in exchange for a membership interest in Avalon Cable LLC. This contribution was between entities under common control and was accounted for similar to a pooling-of-interests. Under this pooling-of-interests method, the results of operations for Avalon include the results of operations from the date of inception (September 4, 1997) of Avalon New England. On November 6, 1998, Avalon Cable LLC received $63,000 from affiliated entities, which was comprised of (i) a $45,000 capital contribution by Avalon Investors, LLC ("Avalon Investors") and (ii) a $18,000 promissory note from Avalon Cable Holdings LLC ("Avalon Holdings"), which was used to make a $62,800 cash contribution to Avalon New England.


     The cash contribution received by Avalon New England was used to (i) extinguish existing indebtedness of $29,600 and (ii) fund a $33,200 loan to Avalon Holdings Finance which matures on December 31, 2001.

     On December 10, 1998, Avalon Cable LLC received a dividend distribution from Avalon New England in the amount of $18,206, which was used by Avalon Cable LLC to pay off the promissory note payable to Avalon Holdings, plus accrued interest.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                                 JUNE 30, 1999


     On March 26, 1999, after the acquisition of Mercom, the Company completed a series of transactions to facilitate certain aspects of its financing between affiliated entities under common control. As a result of these transactions:

     - The Company contributed the Senior Discount Notes and associated debt finance costs to Avalon Cable LLC and became a guarantor of the Senior Discount Notes.

     - Avalon Michigan contributed its assets and liabilities excluding deferred tax liabilities, net to Avalon Cable LLC in exchange for an approximate 88% voting interest in Avalon Cable LLC. Avalon Cable LLC contributed these assets and liabilities, excluding the Senior Discount Notes and associated debt finance costs, to its wholly-owned subsidiary, Avalon Cable of Michigan LLC.

     - Avalon Cable of Michigan LLC has become the operator of the Michigan cluster replacing Avalon Michigan;

     - Avalon Cable of Michigan LLC is an obligor on the Senior Subordinated Notes replacing Avalon Michigan; and


     - Avalon Michigan is a guarantor of the obligations of Avalon Cable of Michigan LLC under the Senior Subordinated Notes. Avalon Michigan does not have significant assets, other than its 88% investment in Avalon Cable LLC at June 30, 1999.


     As a result of this reorganization between entities under common control, the Company accounted for the reorganization similar to a pooling-of-interests. Under the pooling-of-interests method, the results of operations include the results of operations from the earliest date that a member becomes a part of the control group by inception or acquisition. For the Company, the results of operations are from the date of inception (September 4, 1997) for Avalon New England, a wholly-owned subsidiary of Avalon Cable LLC.


     The Company has a majority interest in Avalon Cable LLC. Avalon Cable LLC wholly-owns Avalon Cable Holdings Finance, Avalon New England, and Avalon Cable of Michigan LLC.



     Avalon Cable of Michigan LLC and Avalon New England provide cable services to various areas in Michigan and New England, respectively. Avalon New England and Avalon Michigan LLC's cable systems offer customer packages for basic cable programming services which are offered at a per channel charge or packaged together to form a tier of services offered at a discount from the combined channel rate. Avalon New England and Avalon Cable of Michigan LLC's cable systems also provide premium cable services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium cable services, which constitute the principle sources of revenue for the Company.



     Avalon Holdings Finance was formed for the sole purpose of facilitating financings associated with the acquisition of various cable operating companies. Avalon Cable Holdings Finance, Inc. conducts no other activities.


2. BASIS OF PRESENTATION

     Pursuant to the rules and regulations of the Securities and Exchange Commission, certain financial information has been condensed and certain footnote disclosures have been omitted. Such information and disclosures are normally included in financial statements prepared in accordance with generally accepted accounting principles.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                                 JUNE 30, 1999



     These condensed financial statements should be read in conjunction with the Company's audited financial statements at December 31, 1998 and notes thereto as included in the Company's Registration Statement on Form S-4 filed with the Securities and Exchange Commission ("SEC") and declared effective with the SEC on July 22, 1999.



     The condensed financial statements as of June 30, 1999 and for the six month periods ended June 30, 1999 and 1998 are unaudited; however, in the opinion of management, such statements include all adjustments (consisting solely of normal and recurring adjustments except for the acquisition of Cross Country Cable, LLC ("Cross Country"), Nova Cablevision, Inc., Nova Cablevision VI, L.P. and Nova Cablevision VII, L.P. ("Nova Cable"), Novagate Communication Corporation ("Novagate"), Traverse Internet, R/Com. L.C., the Mercom Merger and the contribution of assets and liabilities by Avalon Michigan) necessary to present fairly the financial information included therein.


3. MERGER AND ACQUISITIONS

     The Merger agreement between the Company and Avalon Michigan permitted Avalon Michigan to agree to acquire the 1,822,810 shares (approximately 38% of the outstanding stock) of Mercom that it did not own (the "Mercom Acquisition"). On September 10, 1998 Avalon Michigan and Mercom entered into a definitive agreement (the "Mercom Merger Agreement") providing for the acquisition by Avalon Michigan of all of such shares at a price of $12.00 per share. Avalon Michigan completed this acquisition in March 1999. The total estimated consideration payable in conjunction with the Mercom Acquisition, excluding fees and expenses was $21,900. The purchase price was allocated as follows: approximately $13,800 to the elimination of minority interest, $1,170 to property, plant and equipment, $6,700 to cable franchises and the excess of consideration paid over the fair market value of the net assets acquired, or goodwill, of $240.

     In March 1999, Avalon Cable of Michigan Inc. acquired the cable television systems of Nova Cable for approximately $7,800, excluding transaction fees.

     On January 21, 1999, the Company through its subsidiary, Avalon Cable of New England, LLC and subsidiaries, acquired Novagate for a purchase price of $2,900.

     On March 26, 1999, the Company through its subsidiary, Avalon Cable of Michigan, LLC, acquired the assets of R/Com, L.C., for a total purchase price of approximately $450.

     In January 1999, the Company acquired all of the issued and outstanding Common Stock of Cross Country for a purchase price of approximately $2,500, excluding transaction fees.


     On April 1, 1999, the Company, through its subsidiary Avalon New England, acquired Traverse Internet for $2,400.



     The acquisitions have been accounted for as purchases and the results of the companies acquired have been included in the accompanying financial statements since their acquisition dates. Accordingly, the consideration was allocated to the net assets based on their respective fair market values. The excess of the consideration paid over the estimated fair market values of the net assets acquired was $12,940 and is being amortized using the straight line method over 15 years.



     In July 1999, Avalon New England purchased all of the cable systems of Taconic Technology Corporation for approximately $8,525 (excluding transaction fees).

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                                 JUNE 30, 1999


4. MINORITY INTEREST


     The activity in minority interest for the six months ended June 30, 1999 is as follow:



                                                                 AVALON
                                                                  CABLE
                                                      MERCOM       LLC       TOTAL
                                                      -------    -------    -------
Balance at December 31, 1998........................  $13,855    $47,981    $61,836
Purchase of the minority interest of Mercom.........  (13,855)        --    (13,855)
Loss allocated to minority interest.................       --     (2,354)    (2,354)
                                                      -------    -------    -------
                                                           --    $45,627    $45,627
                                                      =======    =======    =======


5. COMMITMENTS AND CONTINGENCIES

     In connection with the acquisition of Mercom, former shareholders of Mercom holding approximately 731,894 Mercom common shares or approximately 15.3% of all outstanding Mercom common shares gave notice of their election to exercise appraisal rights as provided by Delaware law. On July 2, 1999, former shareholders of Mercom holding 535,501 shares of Mercom common stock filed a petition for appraisal of stock in the Court of Chancery in the State of Delaware. With respect to 209,893 of the total number of shares for which the Company received notice, the Company received the notice of election from beneficial holders of Mercom common shares and not from holders of record. The Company believes that the notice with respect to the 209,893 shares did not comply with Delaware law and is ineffective. The Company cannot predict at this time the effect of the elections to exercise appraisal rights on the Company since the Company does not know the extent to which these former shareholders will continue to pursue appraisal rights under Delaware law or choose to abandon these efforts and accept the consideration payable in the Mercom merger. If these former shareholders continue to pursue their appraisal rights and if a Delaware court were to find that the fair value of the Mercom common shares, exclusive of any element of value arising from our acquisition of Mercom, exceeded $12.00 per share, the Company would have to pay the additional amount for each Mercom common share subject to the appraisal proceedings together with a fair rate of interest. The Company could be ordered by the Delaware court also to pay reasonable attorney's fees and the fees and expenses of experts for the shareholders. In addition, the Company would have to pay their own litigation costs. The Company have already provided for the consideration of $12.00 per Mercom common share due under the terms of our merger with Mercom with respect to these shares but have not provided for any additional amounts or costs. The Company can provide no assurance as to what a Delaware court would find in any appraisal proceeding or when this matter will be resolved. Accordingly, the Company cannot assure you that the ultimate outcome would not have a material adverse effect on the Company.

     The Company is subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996. The Company has either settled challenges or accrued for anticipated exposures related to rate regulation; however, there is no assurance that there will not be further additional challenges to its rates.

     In the normal course of business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

            AVALON CABLE OF MICHIGAN HOLDINGS, INC. AND SUBSIDIARIES

                                 JUNE 30, 1999



6. PENDING MERGER



     In May 1999, the Company signed an agreement with Charter Communications, Inc. ("Charter Communications") under which Charter Communications agreed to purchase the Company's cable television systems and assume some of their debt. The acquisition by Charter Communications is subject to regulatory approvals. The Company expects to consummate this transaction in the fourth quarter of 1999.


     This agreement, if closed, would constitute a change in control under the Indenture pursuant to which the Senior Subordinated Notes and the Senior Discount Notes (collectively, the "Notes") were issued. The Indenture provides that upon the occurrence of a change of control of the Company (a "Change of Control") each holder of the Notes has the right to require the Company to purchase all or any part (equal to $1,000 or an integral multiple thereof) of such holder's Notes at an offer price in cash equal to 101% of the aggregate principal amount thereon (or 101% of the accreted value for the Senior Discount Notes as of the date of purchase if prior to full accretion date) plus accrued and unpaid interest and Liquidated Damages (as defined in the Indenture) thereof, if any, to the date of purchase.

     This agreement, if closed, would represent a Change of Control which, on the closing date, constitutes an event of default under the Credit Facility giving the lender the right to terminate the credit commitment and declare all amounts outstanding immediately due and payable. Charter Communications has agreed to repay all amounts due under the credit facility or cause all events of default under the credit facility arising from a change of control to be waived.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders of
Avalon Cable of Michigan, Inc.

     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations and changes in shareholders' deficit and of cash flows present fairly, in all material respects, the financial position of Cable Michigan, Inc. and subsidiaries (collectively, the "Company") at December 31, 1996 and 1997 and November 5, 1998, and the results of their operations and their cash flows for each of the two years ended December 31, 1996 and 1997 and the period from January 1, 1998 to November 5, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

New York, New York
March 30, 1999

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    NOVEMBER 5,
                                                                  1997           1998
                                                              ------------    -----------
                                                                (DOLLARS IN THOUSANDS)
                           ASSETS
Cash and temporary cash investments.........................    $ 17,219       $  6,093
Accounts receivable, net of reserve for doubtful accounts of
  $541 at December 31, 1997 and $873 at November 5, 1998....       3,644          4,232
Prepayments and other.......................................         663            821
Accounts receivable from related parties....................         166            396
Deferred income taxes.......................................       1,006            541
                                                                --------       --------
Total current assets........................................      22,698         12,083
Property, plant and equipment, net..........................      73,836         77,565
Intangible assets, net......................................      45,260         32,130
Deferred charges and other assets...........................         803          9,442
                                                                --------       --------
Total assets................................................    $142,597       $131,220
                                                                ========       ========
           LIABILITIES AND SHAREHOLDERS' DEFICIT
Current portion of long-term debt...........................    $     --       $ 15,000
Accounts payable............................................       5,564          8,370
Advance billings and customer deposits......................       2,242          1,486
Accrued taxes...............................................         167          1,035
Accrued cable programming expense...........................       2,720          5,098
Accrued expenses............................................       4,378          2,052
Accounts payable to related parties.........................       1,560            343
                                                                --------       --------
Total current liabilities...................................      16,631         33,384
Long-term debt..............................................     143,000        120,000
Deferred income taxes.......................................      22,197         27,011
                                                                --------       --------
Total liabilities...........................................     181,828        180,395
                                                                --------       --------
Minority interest...........................................      14,643         14,690
                                                                --------       --------
Commitments and contingencies (Note 11).....................          --             --
Preferred Stock.............................................          --             --
Common stock................................................          --             --
Common shareholders' deficit................................     (53,874)       (63,865)
                                                                --------       --------
Total Liabilities and Shareholders' Deficit.................    $142,597       $131,220
                                                                ========       ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   FOR THE YEARS ENDED            FOR THE
                                                       DECEMBER 31,             PERIOD FROM
                                                 ------------------------    JANUARY 1, 1998 TO
                                                    1996          1997        NOVEMBER 5, 1998
                                                 ----------    ----------    ------------------
                                                     (DOLLARS IN THOUSANDS EXCEPT PER SHARE
                                                               AND SHARE AMOUNTS)
Revenues.......................................  $   76,187    $   81,299        $   74,521
Costs and expenses, excluding management fees
  and depreciation and amortization............      40,593        44,467            41,552
Management fees................................       3,498         3,715             3,156
Depreciation and amortization..................      31,427        32,082            28,098
Merger related expenses........................          --            --             5,764
                                                 ----------    ----------        ----------
Operating income...............................         669         1,035            (4,049)
Interest income................................         127           358               652
Interest expense...............................     (15,179)      (11,751)           (8,034)
Gain on sale of Florida cable system...........          --         2,571                --
Other (expense), net...........................        (736)         (738)             (937)
                                                 ----------    ----------        ----------
(Loss) before income taxes.....................     (15,119)       (8,525)          (12,368)
(Benefit) from income taxes....................      (5,712)       (4,114)           (1,909)
                                                 ----------    ----------        ----------
(Loss) before minority interest and equity in
  unconsolidated entities......................      (9,407)       (4,411)          (10,459)
Minority interest in loss (income) of
  consolidated entity..........................       1,151            53               (75)
                                                 ----------    ----------        ----------
Net (Loss).....................................  $   (8,256)   $   (4,358)       $  (10,534)
                                                 ==========    ==========        ==========
Basic and diluted earnings per average common
  share Net (loss) to shareholders.............  $    (1.20)   $     (.63)       $    (1.45)
Average common shares and common stock
  equivalents outstanding......................   6,864,799     6,870,528         6,891,932

     The accompanying notes are an integral part of these consolidated financial statements.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

          CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' DEFICIT

                                              FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1997 AND
                                             THE PERIOD FROM JANUARY 1, 1998 TO NOVEMBER 5, 1998
                                 ----------------------------------------------------------------------------
                                   COMMON               ADDITIONAL              SHAREHOLDER'S       TOTAL
                                   SHARES      COMMON    PAID-IN                     NET        SHAREHOLDERS'
                                 OUTSTANDING   STOCK     CAPITAL     DEFICIT     INVESTMENT        DEFICIT
                                 -----------   ------   ----------   --------   -------------   -------------
                                                 (DOLLARS IN THOUSANDS EXCEPT SHARE AMOUNTS)
Balance, December 31, 1995.....       1,000    $   1       $ --      $     --     $(73,758)       $(73,757)
Net loss.......................                                                     (8,256)         (8,256)
Transfers from CTE.............                                                      2,272           2,272
                                  ---------    ------      ----      --------     --------        --------
Balance, December 31, 1996.....       1,000        1         --            --      (79,742)        (79,741)
Net loss from 1/1/97 through
  9/30/97......................                                                     (3,251)         (3,251)
Net loss from 10/1/97 through
  12/31/97.....................                                        (1,107)                      (1,107)
Transfers from RCN
  Corporation..................                                                     30,225          30,225
Common stock issued in
  connection with the
  Distribution.................   6,870,165    6,870                  (59,638)      52,768              --
                                  ---------    ------      ----      --------     --------        --------
Balance, December 31, 1997.....   6,871,165    $6,871        --      $(60,745)    $     --        $(53,874)
                                  =========    ======      ====      ========     ========        ========
Net loss from January 1, 1998
  to November 5, 1998..........                                       (10,534)                     (10,534)
Exercise of stock options......      30,267       30        351                                        381
Tax benefits of stock option
  exercises....................                             162                                        162
                                  ---------    ------      ----      --------     --------        --------
Balance, November 5, 1998......   6,901,432    $6,901      $513      $(71,279)    $     --        $(63,865)
                                  =========    ======      ====      ========     ========        ========

  The accompanying notes are an integral part of these consolidated financial statements.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              FOR THE YEARS ENDED
                                                                  DECEMBER 31,       FOR THE PERIOD FROM
                                                              --------------------   JANUARY 1, 1998 TO
                                                                1996       1997       NOVEMBER 5, 1998
                                                              --------   ---------   -------------------
                                                                        (DOLLARS IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES
Net (loss)..................................................  $ (8,256)  $  (4,358)       $(10,534)
Gain on pension curtailment/settlement......................      (855)         --              --
Depreciation and amortization...............................    31,427      32,082          28,098
Deferred income taxes, net..................................       988      (4,359)         (3,360)
Provision for losses on accounts receivable.................       843         826             710
Gain on sale of Florida cable systems.......................        --      (2,571)             --
Increase (decrease) in minority interest....................    (1,151)        (53)             47
Other non-cash items........................................     2,274       1,914              --
Net change in certain assets and liabilities, net of
  business acquisitions
Accounts receivable and customer deposits...................    (1,226)       (617)         (2,054)
Accounts payable............................................     1,365       2,234           2,806
Accrued expenses............................................       125         580              52
Accrued taxes...............................................       (99)         61             868
Accounts receivable from related parties....................       567       1,549            (230)
Accounts payable to related parties.........................     1,314      (8,300)         (1,217)
Other, net..................................................       501        (644)           (158)
                                                              --------   ---------        --------
Net cash provided by operating activities...................    27,817      18,344          15,028
                                                              --------   ---------        --------
CASH FLOWS FROM INVESTING ACTIVITIES
Additions to property, plant and equipment..................    (9,605)    (14,041)        (18,697)
Acquisitions, net of cash acquired..........................        --         (24)             --
Proceeds from sale of Florida cable systems.................        --       3,496              --
Other.......................................................       390         560              --
                                                              --------   ---------        --------
Net cash used in investing activities.......................    (9,215)    (10,009)        (18,697)
                                                              --------   ---------        --------
CASH FLOWS FROM FINANCING ACTIVITIES
Issuance of long-term debt..................................        --     128,000              --
Redemption of long-term debt................................    (1,500)    (17,430)         (8,000)
Proceeds from the issuance of common stock..................        --          --             543
Transfers from CTE..........................................        --      12,500              --
Change in affiliate notes, net..............................   (16,834)   (116,836)             --
Payments made for debt financing costs......................        --        (647)             --
                                                              --------   ---------        --------
Net cash provided by (used in) financing activities.........   (18,334)      5,587          (7,457)
Net increase/(decrease) in cash and temporary cash
  investments...............................................       268      13,922         (11,126)
Cash and temporary cash investments at beginning of year....     3,029       3,297          17,219
                                                              --------   ---------        --------
Cash and temporary cash investments at end of year..........  $  3,297   $  17,219        $  6,093
                                                              ========   =========        ========
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for Interest......................  $ 15,199   $  11,400        $  7,777
Income taxes................................................        29         370             315

Supplemental Schedule of Non-cash Investing and Financing Activities:

  In September 1997, in connection with the transfer of CTE's investment in Mercom to the Company, the Company assumed CTE's $15,000 Term Credit Facility.

  Certain intercompany accounts receivable and payable and intercompany note balances were transferred to shareholders' net investment in connection with the Distribution described in note 1.

     The accompanying notes are an integral part of these consolidated financial statements.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)
                               DECEMBER 31, 1998

1. BACKGROUND AND BASIS OF PRESENTATION

     Prior to September 30, 1997, Cable Michigan, Inc. and subsidiaries (the "Company") was operated as part of C-TEC Corporation ("C-TEC"). On September 30, 1997, C-TEC distributed 100 percent of the outstanding shares of common stock of its wholly owned subsidiaries, RCN Corporation ("RCN") and the Company to holders of record of C-TEC's Common Stock and C-TEC's Class B Common Stock as of the close of business on September 19, 1997 (the "Distribution") in accordance with the terms of the Distribution Agreement dated September 5, 1997 among C-TEC, RCN and the Company. The Company consists of C-TEC's Michigan cable operations, including its 62% ownership in Mercom, Inc. ("Mercom"). In connection with the Distribution, C-TEC changed its name to Commonwealth Telephone Enterprises, Inc. ("CTE"). RCN consists primarily of C-TEC's bundled residential voice, video and Internet access operations in the Boston to Washington, D.C. corridor, its existing New York, New Jersey and Pennsylvania cable television operations, a portion of its long distance operations and its international investment in Megacable, S.A. de C.V. C-TEC, RCN, and the Company continue as entities under common control until the Company completes the Merger (as described below).

     On June 3, 1998, the Company entered into an Agreement and Plan of Merger (the "Agreement") among the Company, Avalon Cable of Michigan Holdings Inc. ("Avalon Holdings") and Avalon Cable of Michigan Inc. ("Avalon Sub"), pursuant to which Avalon Sub will merge into the Company and the Company will become a wholly owned subsidiary of Avalon Holdings (the "Merger").

     In accordance with the terms of the Agreement, each share of common stock, par value $1.00 per share ("common stock"), of the Company outstanding prior to the effective time of the Merger (other than treasury stock, shares owned by Avalon Holdings or its subsidiaries, or shares as to which dissenters' rights have been exercised) shall be converted into the right to receive $40.50 in cash (the "Merger Consideration"), subject to certain possible closing adjustments.

     On November 6, 1998, the Company completed its merger into and with Avalon Cable Michigan, Inc. The total consideration payable in conjunction with the merger, including fees and expenses is approximately 431,600. Subsequent to the merger, the arrangements with RCN and CTE (as described below) were terminated. The Merger agreement also permitted the Company to agree to acquire the remaining shares of Mercom that it did not own.

     Cable Michigan provides cable services to various areas in the state of Michigan. Cable Michigan's cable television systems offer customer packages for basic cable programming services which are offered at a per channel charge or packaged together to form a tier of services offered at a discount from the combined channel rate. Cable Michigan's cable television systems also provide premium cable services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium cable services, which constitute the principle sources of revenue for the Company.

     The consolidated financial statements have been prepared using the historical basis of assets and liabilities and historical results of operations of all wholly and majority owned subsidiaries. However, the historical financial information presented herein reflects periods during which the Company did not operate as an independent company and accordingly, certain assumptions were made in preparing such financial information. Such information, therefore, may not necessarily reflect the results of operations, financial condition or cash flows of the Company

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES
in the future or what they would have been had the Company been an independent, public company during the reporting periods. All material intercompany transactions and balances have been eliminated.

     RCN's corporate services group has historically provided substantial support services such as finance, cash management, legal, human resources, insurance and risk management. Prior to the Distribution, the corporate office of C-TEC allocated the cost for these services pro rata among the business units supported primarily based on assets; contribution to consolidated earnings before interest, depreciation, amortization, and income taxes; and number of employees. In the opinion of management, the method of allocating these costs is reasonable; however, such costs are not necessarily indicative of the costs that would have been incurred by the Company on a stand-alone basis.

     CTE, RCN and the Company have entered into certain agreements subsequent to the Distribution, and governing various ongoing relationships, including the provision of support services between the three companies, including a distribution agreement and a tax-sharing agreement.

     The fee per year for support services from RCN will be 4.0% of the revenues of the Company plus a direct allocation of certain consolidated cable administration functions of RCN. The direct charge for customer service along with the billing service and the cable guide service will be a pro rata share (based on subscribers) of the expenses incurred by RCN to provide such customer service and to provide such billing and cable guide service for RCN and the Company.

     CTE has agreed to provide or cause to be provided to RCN and the Company certain financial data processing services for a transitional period after the Distribution. The fees for such services will be an allocated portion (based on relative usage) of the cost incurred by CTE to provide such financial data processing services to all three groups.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of estimates

     The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Cash and temporary cash investments

     For purposes of reporting cash flows, the Company considers all highly liquid investments purchased with an original maturity of three months or less to be temporary cash investments. Temporary cash investments are stated at cost, which approximates market.

  Property, plant and equipment and depreciation

     Property, plant and equipment reflects the original cost of acquisition or construction, including payroll and related costs such as taxes, pensions and other fringe benefits, and certain general administrative costs.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     Depreciation is provided on the straight-line method based on the useful lives of the various classes of depreciable property. The average estimated lives of depreciable cable property, plant and equipment are:

Buildings...................................................   12-25 years
Cable television distribution equipment.....................  8.5-12 years
Vehicles....................................................       5 years
Other equipment.............................................      12 years

     Maintenance and repair costs are charged to expense as incurred. Major replacements and betterments are capitalized. Gain or loss is recognized on retirements and dispositions.

  Intangible assets

     Intangible assets are amortized on a straight-line basis over the expected period of benefit ranging from 5 to 19.3 years. Intangible assets include cable franchises. The cable systems owned or managed by the Company are constructed and operated under fixed-term franchises or other types of operating authorities (referred to collectively herein as "franchises") that are generally nonexclusive and are granted by local governmental authorities. The provisions of these local franchises are subject to federal regulation. Costs incurred to obtain or renew franchises are capitalized and amortized over the term of the applicable franchise agreement.

  Accounting for impairments

     The Company follows the provisions of Statement of Financial Accounting Standards No. 121 -- "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS 121").

     SFAS 121 requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. In performing the review for recoverability, the Company estimates the net future cash flows expected to result from the use of the asset and its eventual disposition. If the sum of the expected net future cash flows (undiscounted and without interest charges) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of an impairment loss for long-lived assets and identifiable intangibles expected to be held and used is based on the fair value of the asset.

     No impairment losses have been recognized by the Company pursuant to SFAS 121.

  Revenue recognition

     Revenues from cable programming services are recorded in the month the service is provided. Installation fee revenue is recognized in the period in which the installation occurs.

  Advertising expense

     Advertising costs are expensed as incurred. Advertising expense charged to operations was $514, $560, and $505 in 1996, 1997, and for the period from January 1, 1998 to November 5, 1998 respectively.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

  Stock-based compensation

     The Company applies Accounting Principles Board Opinion No.
25 -- "Accounting for Stock Issued to Employees" ("APB 25") in accounting for its stock plans. The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123 -- "Accounting for Stock-Based Compensation" ("SFAS 123").

  Earnings (loss) per share

     The Company has adopted statement of Financial Accounting Standards No. 128 -- "Earnings Per Share" ("SFAS 128"). Basic earnings (loss) per share is computed based on net income (loss) divided by the weighted average number of shares of common stock outstanding during the period.

     Diluted earnings (loss) per share is computed based on net income (loss) divided by the weighted average number of shares of common stock outstanding during the period after giving effect to convertible securities considered to be dilutive common stock equivalents. The conversions of stock options during periods in which the Company incurs a loss from continuing operations is not assumed since the effect is anti-dilutive. The number of stock options which would have been converted in 1997 and in 1998 and had a dilutive effect if the Company had income from continuing operations are 55,602 and 45,531, respectively.

     For periods prior to October 1, 1997, during which the Company was a wholly owned subsidiary of C-TEC, earnings (loss) per share was calculated by dividing net income (loss) by one-fourth the average common shares of C-TEC outstanding, based upon a distribution ratio of one share of Company common stock for each four shares of C-TEC common equity owned.

  Income taxes

     The Company and Mercom file separate consolidated federal income tax returns. Prior to the Distribution, income tax expense was allocated to C-TEC's subsidiaries on a separate return basis except that C-TEC's subsidiaries receive benefit for the utilization of net operating losses and investment tax credits included in the consolidated tax return even if such losses and credits could not have been used on a separate return basis. The Company accounts for income taxes using Statement of Financial Accounting Standards No. 109 -- "Accounting for Income Taxes". The statement requires the use of an asset and liability approach for financial reporting purposes. The asset and liability approach requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between financial reporting basis and tax basis of assets and liabilities. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized.

  Reclassification

     Certain amounts have been reclassified to conform with the current year's presentation.

3. BUSINESS COMBINATION AND DISPOSITIONS

     The Agreement between Avalon Cable of Michigan Holdings, Inc. and the Company permitted the Company to agree to acquire the 1,822,810 shares (approximately 38% of the outstanding stock) of Mercom that it did not own (the "Mercom Acquisition"). On September 10, 1998 the Company and Mercom entered into a definitive agreement (the "Mercom Merger Agreement") providing for the acquisition by the Company of all of such shares at a price of $12.00 per share. The Company completed this acquisition in March 1999. The total

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES
estimated consideration payable in conjunction with the Mercom Acquisition, excluding fees and expenses was $21,900.

     In March 1999, Avalon Michigan Inc. acquired the cable television systems of Nova Cablevision, Inc., Nova Cablevision VI, L.P. and Nova Cablevision VII, L.P. for approximately $7,800, excluding transaction fees.

     In July 1997, Mercom sold its cable system in Port St. Lucie, Florida for cash of approximately $3,500. The Company realized a pretax gain of $2,571 on the transaction.

4. PROPERTY, PLANT AND EQUIPMENT

                                                    DECEMBER 31,    NOVEMBER 5,
                                                        1997           1998
                                                    ------------    -----------
Cable plant.......................................    $158,655       $ 174,532
Buildings and land................................       2,837           2,917
Furniture, fixtures and vehicles..................       5,528           6,433
Construction in process...........................         990             401
                                                      --------       ---------
Total property, plant and equipment...............     168,010         184,283
Less accumulated depreciation.....................     (94,174)       (106,718)
                                                      --------       ---------
Property, plant and equipment, net................    $ 73,836       $  77,565
                                                      ========       =========

     Depreciation expense was $15,728, $16,431 and $14,968 for the years ended December 31, 1996 and 1997, and the period from January 1, 1998 to November 5, 1998, respectively.

5. INTANGIBLE ASSETS

     Intangible assets consist of the following at:

                                                    DECEMBER 31,    NOVEMBER 5,
                                                        1997           1998
                                                    ------------    -----------
Cable Franchises..................................    $134,889       $ 134,889
Noncompete agreements.............................         473             473
Goodwill..........................................       3,990           3,990
Other.............................................       1,729           1,729
                                                      --------       ---------
Total.............................................     141,081         141,081
Less accumulated amortization.....................     (95,821)       (108,951)
                                                      --------       ---------
Intangible assets, net............................    $ 45,260       $  32,130
                                                      ========       =========

     Amortization expense charged to operations for the years ended December 31, 1996 and 1997 was $15,699 and $15,651, respectively, and $13,130 for the period from January 1, 1998 to November 5, 1998.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

6. INCOME TAXES

     The income tax provision (benefit) in the accompanying consolidated financial statements of operations is comprised of the following:

                                                       1996       1997       1998
                                                      -------    -------    -------
CURRENT
Federal.............................................  $(6,700)   $   245    $   320
State...............................................       --         --         28
                                                      -------    -------    -------
Total Current.......................................   (6,700)       245        348
                                                      -------    -------    -------
DEFERRED:
Federal.............................................      988     (4,359)    (2,074)
State...............................................       --         --       (183)
                                                      -------    -------    -------
Total Deferred......................................      988     (4,359)    (2,257)
                                                      -------    -------    -------
Total (benefit) for income taxes....................  $(5,712)   $(4,114)   $(1,909)
                                                      =======    =======    =======

     The benefit for income taxes is different from the amounts computed by applying the U.S. statutory federal tax rate of 35% for 1996, 34% for 1997 and 35% for the period from January 1, 1998 to November 5, 1998. The differences are as follows:

                                                 YEAR ENDED
                                                DECEMBER 31,           PERIOD FROM
                                             -------------------    JANUARY 1, 1998 TO
                                               1996       1997      NOVEMBER 11, 1998
                                             --------    -------    ------------------
(Loss) before (benefit) for income
  taxes..................................    $(15,119)   $(8,525)        $(12,368)
Federal tax (benefit) at statutory
  rates..................................      (5,307)    (2,899)          (4,329)
State income taxes.......................          --         --             (101)
Goodwill.................................         175        171              492
Increase (decrease) in valuation
  allowance..............................        (518)    (1,190)              --
Nondeductible expenses...................          --        147            2,029
Benefit of rate differential applied to
  reversing timing differences...........          --       (424)              --
Other, net...............................         (62)        81               --
                                             --------    -------         --------
(Benefit) for income taxes...............    $ (5,712)   $(4,114)        $ (1,909)
                                             ========    =======         ========

     Mercom, which files a separate consolidated income tax return, has the following net operating losses available:

                                                            TAX NET
                                                           OPERATING   EXPIRATION
YEAR                                                        LOSSES        DATE
----                                                       ---------   ----------
1992.....................................................   $  435        2007
1995.....................................................   $2,713        2010

     In 1997, Mercom was liable for Federal Alternative Minimum Tax (AMT). At December 31, 1997 and at November 5, 1998, the cumulative minimum tax credits are $141 and $141, respectively. This amount can be carried forward indefinitely to reduce regular tax liabilities that exceed AMT in future years.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     Temporary differences that give rise to a significant portion of deferred tax assets and liabilities are as follows:

                                                      DECEMBER 31,   NOVEMBER 5,
                                                          1997          1998
                                                      ------------   -----------
NOL carryforwards...................................    $  1,588      $  1,132
Alternative minimum tax credits.....................         141           141
Reserves............................................         753           210
Other, net..........................................         230           309
                                                        --------      --------
Total deferred assets...............................       2,712         1,792
                                                        --------      --------
Property, plant and equipment.......................     (11,940)      (10,515)
Intangible assets...................................     (11,963)      (10,042)
                                                        --------      --------
Total deferred liabilities..........................     (23,903)      (20,557)
                                                        --------      --------
Subtotal............................................     (21,191)      (18,765)
Valuation allowance.................................          --            --
                                                        --------      --------
Total deferred taxes................................    $(21,191)     $(18,765)
                                                        ========      ========

     In the opinion of management, based on the future reversal of taxable temporary differences, primarily depreciation and amortization, the Company will more likely than not be able to realize all of its deferred tax assets. As a result, the net change in the valuation allowance for deferred tax assets during 1997 was a decrease of $1,262, which $72 related to Mercom of Florida.

     Due to the sale of Mercom of Florida, the Company's deferred tax liabilities decreased by $132.

7. DEBT

     Long-term debt outstanding at November 5, 1998 is as follows:

                                                      DECEMBER 31,   NOVEMBER 5,
                                                          1997          1998
                                                      ------------   -----------
Term Credit Facility................................    $100,000      $100,000
Revolving Credit Facility...........................      28,000        20,000
Term Loan...........................................      15,000        15,000
                                                        --------      --------
Total...............................................     143,000       135,000
Current portion of long-term debt...................          --        15,000
                                                        --------      --------
Total Long-Term Debt................................    $143,000      $120,000
                                                        ========      ========

  Credit Facility

     The Company had an outstanding line of credit with a banking institution for $3 million. No amounts were outstanding under this facility.

     The Company has in place two secured credit facilities (the "Credit Facilities") pursuant to a single credit agreement with a group of lenders for which First Union National Bank acts as agent (the "Credit Agreement"), which was effective as of July 1, 1997. The first is a five-year revolving credit facility in the amount of $65,000 (the "Revolving Credit Facility"). The second is an eight-year term credit facility in the amount of $100,000 (the "Term Credit Facility").

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     The interest rate on the Credit Facilities will be, at the election of the Company, based on either a LIBOR or a Base Rate option (6.25% at November 5, 1998) (each as defined in the Credit Agreement).

     The entire amount of the Term Credit Facility has been drawn and as of November 5, 1998, $100,000 of the principal was outstanding thereunder. The entire amount of the Revolving Credit Facility is available to the Company until June 30, 2002. As of November 5, 1998, $20,000 of principal was outstanding thereunder. Revolving loans may be repaid and reborrowed from time to time.

     The Term Credit Facility is payable over six years in quarterly installments, from September 30, 1999 through June 30, 2005. Interest only is due through June 1999. The Credit Agreement is currently unsecured.

     The Credit Agreement contains restrictive covenants which, among other things, require the Company to maintain certain debt to cash flow, interest coverage and fixed charge coverage ratios and place certain limitations on additional debt and investments. The Company does not believe that these covenants will materially restrict its activities.

  Term Loan

     On September 30, 1997, the Company assumed all obligations of CTE under a $15 million credit facility extended by a separate group of lenders for which First Union National Bank also acts as agent (the "$15 Million Facility"). The $15 Million Facility matures in a single installment on June 30, 1999 and is collateralized by a first priority pledge of all shares of Mercom owned by the Company. The $15 Million Facility has interest rate provisions (6.25% at November 5, 1998), covenants and events of default substantially the same as the Credit Facilities.

     On November 6, 1998, the long-term debt of the Company was paid off in conjunction with the closing of the merger.

  Mercom debt

     In August 1997, the Mercom revolving credit agreement for $2,000 expired. Mercom had no borrowings under the revolving credit agreement in 1996 or 1997.

     On September 29, 1997, the Company purchased and assumed all of the bank's interest in the term credit agreement and the note issued thereunder. Immediately after the purchase, the term credit agreement was amended in order to, among other things, provide for less restrictive financial covenants, eliminate mandatory amortization of principal and provide for a bullet maturity of principal on December 31, 2002, and remove the change of control event of default. Mercom's borrowings under the term credit agreement contain pricing and security provisions substantially the same as those in place prior to the purchase of the loan. The borrowings are secured by a pledge of the stock of Mercom's subsidiaries and a first lien on certain of the assets of Mercom and its subsidiaries, including inventory, equipment and receivables. At November 5, 1998, $14,151 of principal was outstanding. The borrowings under the term credit agreement are eliminated in the Company's consolidated balance sheet.

8. COMMON STOCK AND STOCK PLANS

     The Company has authorized 25,000,000 shares of $1 par value common stock, and 50,000,000 shares of $1 par value Class B common stock. The Company also has authorized

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

10,000,000 shares of $1 par value preferred stock. At November 5, 1998, 6,901,432 common shares are issued and outstanding.

     In connection with the Distribution, the Company Board of Directors (the "Board") adopted the Cable Michigan, Inc. 1997 Equity Incentive Plan (the "1997 Plan"), designed to provide equity-based compensation opportunities to key employees when shareholders of the Company have received a corresponding benefit through appreciation in the value of Cable Michigan Common Stock.

     The 1997 Plan contemplates the issuance of incentive stock options, as well as stock options that are not designated as incentive stock options, performance-based stock options, stock appreciation rights, performance share units, restricted stock, phantom stock units and other stock-based awards (collectively, "Awards"). Up to 300,000 shares of Common Stock, plus shares of Common Stock issuable in connection with the Distribution related option adjustments, may be issued pursuant to Awards granted under the 1997 Plan.

     All employees and outside consultants to the Company and any of its subsidiaries and all Directors of the Company who are not also employees of the Company are eligible to receive discretionary Awards under the 1997 Plan.

     Unless earlier terminated by the Board, the 1997 Plan will expire on the 10th anniversary of the Distribution. The Board or the Compensation Committee may, at any time, or from time to time, amend or suspend and, if suspended, reinstate, the 1997 Plan in whole or in part.

     Prior to the Distribution, certain employees of the Company were granted stock option awards under C-TEC's stock option plans. In connection with the Distribution, 380,013 options covering Common Stock were issued. Each C-Tec option was adjusted so that each holder would hold options to purchase shares of Commonwealth Telephone Enterprise Common Stock, RCN Common Stock and Cable Michigan Common Stock. The number of shares subject to, and the exercise price of, such options were adjusted to take into account the Distribution and to ensure that the aggregate intrinsic value of the resulting RCN, the Company and Commonwealth Telephone Enterprises options immediately after the Distribution was equal to the aggregate intrinsic value of the C-TEC options immediately prior to the Distribution.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     Information relating to the Company stock options is as follows:

                                                                          WEIGHTED
                                                                          AVERAGE
                                                              NUMBER OF   EXERCISE
                                                               SHARES      PRICE
                                                              ---------   --------
Outstanding December 31, 1995...............................   301,000
Granted.....................................................    33,750     $ 8.82
Exercised...................................................    (7,250)        --
Canceled....................................................   (35,500)     10.01
                                                               -------     ------
Outstanding December 31, 1996...............................   292,000       8.46
Granted.....................................................    88,013       8.82
Exercised...................................................        --         --
Canceled....................................................      (375)     10.01
                                                               -------     ------
Outstanding December 31, 1997...............................   379,638       8.82
Granted.....................................................    47,500      31.25
Exercised...................................................   (26,075)     26.21
Canceled....................................................   (10,250)        --
                                                               -------     ------
Outstanding November 5, 1998................................   390,813     $11.52
                                                               =======     ======
Shares exercisable November 5, 1998.........................   155,125     $ 8.45

     The range of exercise prices for options outstanding at November 5, 1998 was $8.46 to $31.25.

     No compensation expense related to stock option grants was recorded in 1997. For the period ended November 5, 1998 compensation expense in the amount of $161 was recorded relating to services rendered by the Board.

     Under the term of the Merger Agreement the options under the 1997 Plan vest upon the closing of the merger and each option holder will receive $40.50 per option.

     Pro forma information regarding net income and earnings per share is required by SFAS 123, and has been determined as if the Company had accounted for its stock options under the fair value method of SFAS 123. The fair value of these options was estimated at the date of grant using a Black Scholes option pricing model with the following weighted average assumptions for the period ended November 5, 1998. The fair value of these options was estimated at the date of grant using a Black Scholes option pricing model with weighted average assumptions for dividend yield of 0% for 1996, 1997 and 1998; expected volatility of 39.5% for 1996, 38.6% prior to the Distribution and 49.8% subsequent to the Distribution for 1997 and 40% for 1998; risk-free interest rate of 5.95%, 6.52% and 5.68% for 1996, 1997 and 1998 respectively, and expected lives of 5 years for 1996 and 1997 and 6 years for 1998.

     The weighted-average fair value of options granted during 1997 and 1998 was $4.19 and $14.97, respectively.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma net earnings and earnings per share were as follows:

                                                     FOR THE YEARS      FOR THE PERIOD
                                                   ENDED DECEMBER 31,   FROM JANUARY 1,
                                                   ------------------   TO NOVEMBER 5,
                                                    1996       1997          1998
                                                   -------    -------   ---------------
Net (Loss) as reported...........................  $(8,256)   $(4,358)     $(10,534)
Net (Loss) pro forma.............................   (8,256)    (4,373)      (10,174)
Basic (Loss) per share-as reported...............    (1.20)     (0.63)        (1.45)
Basic (Loss) per share-pro forma.................    (1.20)     (0.64)        (1.48)
Diluted (Loss) per share-as reported.............    (1.20)     (0.63)        (1.45)
Diluted (Loss) per share-pro forma...............    (1.20)     (0.64)        (1.48)

     In November 1996, the C-TEC shareholders approved a stock purchase plan for certain key executives (the "Executive Stock Purchase Plan" or "C-TEC ESPP"). Under the C-TEC ESPP, participants may purchase shares of C-TEC Common Stock in an amount of between 1% and 20% of their annual base compensation and between 1% and 100% of their annual bonus compensation and provided, however, that in no event shall the participant's total contribution exceed 20% of the sum of their annual compensation, as defined by the C-TEC ESPP. Participant's accounts are credited with the number of share units derived by dividing the amount of the participant's contribution by the average price of a share of C-TEC Common Stock at approximately the time such contribution is made. The share units credited to participant's account do not give such participant any rights as a shareholder with respect to, or any rights as a holder or record owner of, any shares of C-TEC Common Stock. Amounts representing share units that have been credited to a participant's account will be distributed, either in a lump sum or in installments, as elected by the participant, following the earlier of the participant's termination of employment with the Company or three calendar years following the date on which the share units were initially credited to the participant's account. It is anticipated that, at the time of distribution, a participant will receive one share of C-TEC Common Stock for each share unit being distributed.

     Following the crediting of each share unit to a participant's account, a matching share of Common Stock is issued in the participant's name. Each matching share is subject to forfeiture as provided in the C-TEC ESPP. The issuance of matching shares will be subject to the participant's execution of an escrow agreement. A participant will be deemed to be the holder of, and may exercise all the rights of a record owner of, the matching shares issued to such participant while such matching shares are held in escrow. Shares of restricted C-TEC Common Stock awarded under the C-TEC ESPP and share units awarded under the C-TEC ESPP that relate to C-TEC Common Stock were adjusted so that following the Distribution, each such participant was credited with an aggregate equivalent value of restricted shares of common stock of CTE, the Company and RCN. In September 1997, the Board approved the Cable Michigan, Inc. Executive Stock Purchase Plan, ("the "Cable Michigan ESPP"), with terms substantially the same as the C-TEC ESPP. The number of shares which may be distributed under the Cable Michigan ESPP as matching shares or in payment of share units is 30,000.


9. PENSIONS AND EMPLOYEE BENEFITS


     Prior to the Distribution, the Company's financial statements reflect the costs experienced for its employees and retirees while included in the C-TEC plans.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

     Through December 31, 1996, substantially all employees of the Company were included in a trusteed noncontributory defined benefit pension plan, maintained by C-TEC. Upon retirement, employees are provided a monthly pension based on length of service and compensation. C-TEC funds pension costs to the extent necessary to meet the minimum funding requirements of ERISA. Substantially, all employees of C-TEC's Pennsylvania cable television operations (formerly Twin Country Trans Video, Inc.) were covered by an underfunded plan which was merged into C-TEC's overfunded plan on February 28, 1996.

     The information that follows relates to the entire C-TEC noncontributory defined benefit plan. The components of C-TEC's pension cost are as follows for 1996:

Benefits earned during the year (service costs).............  $ 2,365
Interest cost on projected benefit obligation...............    3,412
Actual return on plan assets................................   (3,880)
Other components -- net.....................................   (1,456)
                                                              -------
Net periodic pension cost...................................  $   441
                                                              =======

     The following assumptions were used in the determination of the consolidated projected benefit obligation and net periodic pension cost (credit) for December 31, 1996:

Discount Rate...............................................  7.5%
Expected long-term rate of return on plan assets............  8.0%
Weighted average long-term rate of compensation increases...  6.0%

     The Company's allocable share of the consolidated net periodic pension costs (credit), based on the Company's proportionate share of consolidated annualized salaries as of the valuation date, was approximately $10 for 1996. These amounts are reflected in operating expenses. As discussed below, no pension cost (credit) was recognized in 1997.

     In connection with the restructuring, C-TEC completed a comprehensive study of its employee benefit plans in 1996. As a result of this study, effective December 31, 1996, in general, employees of the Company no longer accrue benefits under the defined benefit pension plans and became fully vested in their benefit accrued through that date. C-TEC notified affected participants in December 1996. In December 1996, C-TEC allocated pension plan assets of $6,984 and the related liabilities to a separate plan for employees who no longer accrue benefits after sum distributions. The allocation of assets and liabilities resulted in a curtailment/settlement gain of $4,292. The Company's allocable share of this gain was $855. This gain results primarily from the reduction of the related projected benefit obligation. The curtailed plan has assets in excess of the projected benefit obligation.

     C-TEC sponsors a 401(k) savings plan covering substantially all employees of the Company who are not covered by collective bargaining agreements. Contributions made by the Company to the 401(k) plan are based on a specific percentage of employee contributions. Contributions charged to expense were $128 in 1996. Contributions charged to expense in 1997 prior to the Distribution were $107.

     In connection with the Distribution, the Company established a qualified saving plan under Section 401(k) of the Code. Contributions charged to expense in 1997 were $53. Contributions charged to expense for the period from January 1, 1998 to November 5, 1998 were $164.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

10. COMMITMENTS AND CONTINGENCIES


     Total rental expense, primarily for office space and pole rental, was $984, $908 and $1,077 for the year ended December 31, 1996, 1997 and for the period from January 1, 1998 to November 5, 1998, respectively. Rental commitments are expected to continue to approximate $1 million a year for the foreseeable future, including pole rental commitments which are cancelable.

     The Company is subject to the provisions of the Cable Television Consumer Protection and Competition Act of 1992, as amended, and the Telecommunications Act of 1996. The Company has either settled challenges or accrued for anticipated exposures related to rate regulation; however, there is no assurance that there will not be further additional challenges to its rates. The 1996 statements of operations include charges aggregating approximately $833 relating to cable rate regulation liabilities. No additional charges were incurred in the year ended December 31, 1997 and for the period from January 1, 1998 to November 5, 1998.

     In the normal course of business, there are various legal proceedings outstanding. In the opinion of management, these proceedings will not have a material adverse effect on the financial condition or results of operations of the Company.

     The Company has agreed to indemnify RCN and C-TEC and their respective subsidiaries against any and all liabilities which arise primarily from or relate primarily to the management or conduct of the business of the Company prior to the effective time of the Distribution. The Company has also agreed to indemnify RCN and C-TEC and their respective subsidiaries against 20% of any liability which arises from or relates to the management or conduct prior to the effective time of the Distribution of the businesses of C-TEC and its subsidiaries and which is not a true C-TEC liability, a true RCN liability or a true Company liability.

     The Tax Sharing Agreement, by and among the Company, RCN and C-TEC (the "Tax Sharing Agreement"), governs contingent tax liabilities and benefits, tax contests and other tax matters with respect to tax returns filed with respect to tax periods, in the case of the Company, ending or deemed to end on or before the Distribution date. Under the Tax Sharing Agreement, adjustments to taxes that are clearly attributable to the Company group, the RCN group, or the C-TEC group will be borne solely by such group. Adjustments to all other tax liabilities will be borne 50% by C-TEC, 20% by the Company and 30% by RCN.

     Notwithstanding the above, if as a result of the acquisition of all or a portion of the capital stock or assets of the Company, the Distribution fails to qualify as a tax-free distribution under Section 355 of the Internal Revenue Code, then the Company will be liable for any and all increases in tax attributable thereto.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

11. AFFILIATE AND RELATED PARTY TRANSACTIONS


     The Company has the following transactions with affiliates:

                                                      FOR THE YEAR         FOR THE
                                                          ENDED          PERIOD ENDED
                                                    -----------------    NOVEMBER 5,
                                                     1996       1997         1998
                                                    -------    ------    ------------
Corporate office costs allocated to the Company...  $ 3,498    $3,715       $1,866
Cable staff and customer service costs allocated
  from RCN Cable..................................    3,577     3,489        3,640
Interest expense on affiliate notes...............   13,952     8,447          795
Royalty fees charged by CTE.......................      585       465           --
Charges for engineering services..................      296        --           --
Other affiliate expenses..........................      189       171          157

     In addition, RCN has agreed to obtain programming from third party suppliers for Cable Michigan, the costs of which will be reimbursed to RCN by Cable Michigan. In those circumstances where RCN purchases third party programming on behalf of both RCN and the Company, such costs will be shared by each company, on a pro rata basis, based on each company's number of subscribers.

     At December 31, 1997 and November 5, 1998, the Company has accounts receivable from related parties of $166 and $396 respectively, for these transactions. At December 31, 1997 and November 5, 1998, the Company has accounts payable to related parties of $1,560 and $343 respectively, for these transactions.

     The Company had a note payable to RCN Corporation of $147,567 at December 31, 1996 primarily related to the acquisition of the Michigan cable operations and its subsequent operations. The Company repaid approximately $110,000 of this note payable in 1997. The remaining balance was transferred to shareholder's net investment in connection with the Distribution.


12. OFF BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK


     The Company places its cash and temporary investments with high credit quality financial institutions. The Company also periodically evaluates the creditworthiness of the institutions with which it invests. The Company does, however, maintain unsecured cash and temporary cash investment balances in excess of federally insured limits.

     The Company's trade receivables reflect a customer base centered in the state of Michigan. The Company routinely assesses the financial strength of its customers; as a result, concentrations of credit risk are limited.


13. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS


     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

          a. The fair value of the revolving credit agreement is considered to be equal to carrying value since the debt re-prices at least every six months and the Company believes that its credit risk has not changed from the time the floating rate debt was borrowed and therefore, would obtain similar rates in the current market.

                     CABLE MICHIGAN, INC. AND SUBSIDIARIES

          b. The fair value of the cash and temporary cash investments approximates fair value because of the short maturity of these instruments.


14. QUARTERLY INFORMATION (UNAUDITED)


     The Company estimated the following quarterly data based on assumptions which it believes are reasonable. The quarterly data may differ from quarterly data subsequently presented in interim financial statements.

                                            FIRST     SECOND      THIRD     FOURTH
                                           QUARTER    QUARTER    QUARTER    QUARTER
                                           -------    -------    -------    -------
1998
Revenue..................................  $20,734    $22,311    $22,735    $ 8,741
Operating income before depreciation,
  amortization, and management fees......    9,043     10,047     10,185     12,277
Operating income (loss)..................    7,000     (3,324)      (674)    (7,051)
Net (loss)...............................   (1,401)    (5,143)    (2,375)    (1,615)
Net (loss) per average Common Share......    (0.20)     (0.75)     (0.34)      (.23)
1997
Revenue..................................  $19,557    $20,673    $20,682    $20,387
Operating income before depreciation,
  amortization, and management fees......    8,940      9,592      9,287      9,013
Operating income (loss)..................      275        809       (118)        69
Net (loss)...............................      N/A        N/A        N/A     (1,107)
Net (loss) per average Common Share......      N/A        N/A        N/A    $  (.16)

     The fourth quarter information for the quarter ended December 31, 1998 includes the results of operations of the Company for the period from October 1, 1998 through November 5, 1998.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers
of Avalon Cable of New England LLC

     In our opinion, the accompanying balance sheet and the related statements of operations, partners' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of Amrac Clear View, a Limited Partnership, (the "Partnership"), as of May 28, 1998 and the results of its operations and its cash flows for the period ended May 28, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Partnership's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

Boston, Massachusetts
September 11, 1998

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                                 BALANCE SHEET
                                  MAY 28, 1998

ASSETS
Current Assets
Cash and cash equivalents...................................  $  415,844
Subscribers and other receivables, net of allowance for
  doubtful accounts of $16,445..............................      45,359
Prepaid expenses and other current assets...................     129,004
                                                              ----------
Total current assets........................................     590,207
Property, plant and equipment, net..........................     483,134
                                                              ----------
                                                              $1,073,341
                                                              ==========

LIABILITIES AND PARTNERS' EQUITY
Accounts payable............................................  $   57,815
Accrued expenses............................................      84,395
                                                              ----------
Total current liabilities...................................     142,210
                                                              ----------
Commitments and contingencies (Note 7)
Partners' equity............................................     931,131
                                                              ----------
                                                              $1,073,341
                                                              ==========

   The accompanying notes are an integral part of these financial statements.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                            STATEMENT OF OPERATIONS
            FOR THE PERIOD FROM JANUARY 1, 1998 THROUGH MAY 28, 1998

REVENUE:
Basic services..............................................  $651,878
Premium services............................................    78,365
Other.......................................................    49,067
                                                              --------
                                                               779,310
                                                              --------
OPERATING EXPENSES:
Programming.................................................   193,093
Selling, general and administrative.........................   151,914
Technical and operations....................................    98,628
Depreciation and amortization...............................    47,268
Management fees.............................................    41,674
                                                              --------
Income from operations......................................   246,733
Interest income.............................................     2,319
Interest (expense)..........................................    (1,871)
                                                              --------
Net income..................................................  $247,181
                                                              ========

   The accompanying notes are an integral part of these financial statements.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

               STATEMENT OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
            FOR THE PERIOD FROM JANUARY 1, 1998 THROUGH MAY 28, 1998

                                                CLASS A    CLASS B    INVESTOR
                                     GENERAL    LIMITED    LIMITED    LIMITED
                                     PARTNER    PARTNER    PARTNER    PARTNERS     TOTAL
                                     -------    -------    -------    --------    --------
Partners' (deficit) equity at
  December 31, 1997................  $(6,756)   $(6,756)   $(2,703)   $700,165    $683,950
Net income.........................    6,180      6,180      2,472     232,349     247,181
                                     -------    -------    -------    --------    --------
Partners' equity at May 28,
  1998.............................  $  (576)   $  (576)   $  (231)   $932,514    $931,131
                                     -------    -------    -------    --------    --------

   The accompanying notes are an integral part of these financial statements.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                            STATEMENT OF CASH FLOWS
            FOR THE PERIOD FROM JANUARY 1, 1998 THROUGH MAY 28, 1998

CASH FLOWS FROM OPERATING ACTIVITIES
Net income..................................................    $247,181
Adjustments to reconcile net earnings to net cash provided
  by operating activities:
Depreciation and amortization...............................      47,268
CHANGES IN OPERATING ASSETS AND LIABILITIES:
Decrease in subscribers and other receivables...............      21,038
Increase in prepaid expenses and other current assets.......     (52,746)
Increase in accounts payable................................       9,866
Increase in accrued expenses................................       3,127
                                                                --------
Net cash provided by operating activities...................     275,734
                                                                --------
CASH FLOWS FOR INVESTING ACTIVITIES
Capital expenditures........................................     (61,308)
                                                                --------
Cash flows for financing activities Repayment of long-term
  debt......................................................    (560,500)
                                                                --------
Net increase in cash and cash equivalents...................    (346,074)
                                                                --------
Cash and cash equivalents, beginning of the period..........     761,918
                                                                --------
Cash and cash equivalents, end of the period................    $415,844
                                                                ========
SUPPLEMENTAL DISCLOSURES
Cash paid during the period for:
Interest....................................................    $  6,939
                                                                ========

The accompanying notes are an integral part of these financial statements.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS

1. ORGANIZATION AND NATURE OF BUSINESS

     The Partnership is a Massachusetts limited partnership created pursuant to a Limited Partnership Agreement, dated as of October 1, 1986, as amended (the "Partnership Agreement"), by and among (1) Amrac Telecommunications as the general partner (the "General Partner"), (2) Clear View Cablevision, Inc. as the class A limited partner (the "Class A Limited Partner"), (3) Schuparra Properties, Inc., as the class B limited partner (the "Class B Limited Partner"), and (4) those persons admitted to the Partnership from time to time as investor limited partners (the "Investor Limited Partner").

     The Partnership provides cable television service to the towns of Hadley and Belchertown located in western Massachusetts. At May 28, 1998, the Partnership provided services to approximately 5,100 customers residing in those towns.

     The Partnership's cable television systems offer customer packages of basic and cable programming services which are offered at a per channel charge or are packaged together to form a tier of services offered at a discount from the combined channel rate. The Partnership's cable television systems also provide premium television services to their customers for an extra monthly charge. Customers generally pay initial connection charges and fixed monthly fees for cable programming and premium television services, which constitute the principal sources of revenue for the Partnership.

     On October 7, 1997, the Partnership entered into a definitive agreement with Avalon Cable of New England LLC ("Avalon New England") whereby Avalon New England would purchase the assets and operations of the Partnership for $7,500,000. This transaction was consummated and became effective on May 29, 1998. The assets and liabilities at May 28, 1998, have not been adjusted or reclassified to reflect this transaction.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and use assumptions that affect the reported amounts of assets and liabilities and the disclosure for contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reported period. Actual results may vary from estimates used.

  Cash and Cash Equivalents

     Cash and cash equivalents include highly liquid investments purchased with an initial maturity of three months or less.

  Revenue Recognition

     Revenue is recognized as cable television services are provided.

  Concentration of Credit Risk

     Financial instruments which potentially expose the Partnership to a concentration of credit risk include cash, cash equivalents and subscriber and other receivables. The Partnership does not believe that such deposits are subject to any unusual credit risk beyond the normal credit risk associated with operating its business. The Partnership extends credit to customers on an unsecured basis in the normal course of business. The Partnership maintains reserves for

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP
potential credit losses and such losses, in the aggregate, have not historically exceeded management's expectations.

  Property and Equipment

     Property and equipment is stated at cost. Initial subscriber installation costs, including material, labor and overhead costs, are capitalized as a component of cable plant and equipment. Depreciation is computed for financial statement purposes using the straight-line method based upon the following lives:

Cable plant and equipment...................................       10 years
Office furniture and equipment..............................  5 to 10 years
Vehicles....................................................        6 years

  Financial Instruments

     The Partnership estimates that the fair value of all financial instruments at May 28, 1998 does not differ materially from the aggregate carrying values of its financial instruments recorded in the accompanying balance sheet.

  Income Taxes

     The Partnership is not subject to federal and state income taxes. Accordingly, no recognition has been given to income taxes in the accompanying financial statements of the Partnership since the income or loss of the Partnership is to be included in the tax returns of the individual partners.

  Allocation of Profits and Losses and Distributions of Cash Flow

     Partnership profits and losses (other than those arising from capital transactions, described below) and distributions of cash flow are allocated 94% to the Investor Limited Partners, 2.5% to the Class A Limited Partner, 1% to the Class B Limited Partner and 2.5% to the General Partner until Payout (as defined in the Partnership Agreement) and after Payout, 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner and 15% to the General Partner.

     Partnership profits and capital transactions are allocated first, in proportion to the partners' respective capital accounts until their respective account balances are zero and second, in proportion to any distributed cash proceeds resulting from the capital transaction and third, any remaining profit, if any, is allocated 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner, and 15% to the General Partner.

     Partnership losses from capital transactions are allocated first, in proportion to the partners' respective capital accounts until their respective account balances are zero and, second, any remaining loss, if any, is allocated 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner, and 15% to the General Partner.

  New Accounting Pronouncements

     In June 1997, the Financial Accounting Standards Board ("FASB") issued SFAS No. 130, "Reporting Comprehensive Income," which establishes standards for reporting and display of comprehensive income and its components in financial statements. SFAS No. 130 states that comprehensive income includes reported net income of a company, adjusted for items that are

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP
currently accounted for as direct entries to equity, such as the net unrealized gain or loss on securities available for sale. SFAS No. 130 is effective for both interim and annual periods beginning after December 15, 1997. Management does not anticipate that adoption of SFAS No. 130 will have a material effect on the financial statements.

     In June 1997, the FASB issued SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which establishes standards for reporting by public companies about operating segments of their business. SFAS No. 131 also establishes standards for related disclosures about products and services, geographic areas, and major customers. SFAS No. 131 is effective for periods beginning after December 15, 1997. Management does not anticipate that the adoption of SFAS No. 131 will have a material effect on the financial statements.

3. PREPAID EXPENSES AND OTHER CURRENT ASSETS

     At May 28, 1998, prepaid expenses and other current assets consist of the following:

Deferred transaction costs..................................  $ 91,024
Other.......................................................    37,980
                                                              --------
                                                              $129,004
                                                              ========

     Deferred transaction costs consist primarily of attorney fees related to the sale of assets of the Partnership (Note 1).

4. PROPERTY, PLANT AND EQUIPMENT

     At May 28, 1998, property, plant and equipment consists of the following:

Cable plant and equipment...................................  $ 3,460,234
Office furniture and equipment..............................       52,531
Vehicles....................................................       32,468
                                                              -----------
                                                                3,545,233
Accumulated depreciation....................................   (3,062,099)
                                                              -----------
                                                              $   483,134
                                                              ===========

     Depreciation expense was $47,018 for the period from January 1, 1998 through May 28, 1998.

5. ACCRUED EXPENSES

     At May 28, 1998, accrued expenses consist of the following:

Accrued compensation and benefits...........................  $17,004
Accrued programming costs...................................   24,883
Accrued legal costs.........................................   25,372
Other.......................................................   17,136
                                                              -------
                                                              $84,395
                                                              =======

6. LONG-TERM DEBT

     The Partnership repaid its term loan, due to a bank, on January 15, 1998. Interest on the loan was paid monthly and accrued at the bank's prime rate plus 2% (10.5% at December 31,

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

1997). The loan was collateralized by substantially all of the assets of the Partnership and a pledge of all partnership interests. The total principal outstanding at December 31, 1997 was $560,500.

7. COMMITMENTS AND CONTINGENCIES

     The Partnership rents poles from utility companies for use in its operations. These rentals amounted to approximately $15,918 of rent expense during the period. While rental agreements are generally short-term, the Partnership anticipates such rentals will continue in the future. The Partnership leases office facilities and various items of equipment under month-to-month operating leases. Rental expense under operating leases amounted to $8,171 during the period.

     The operations of the Partnership are subject to regulation by the Federal Communications Commission and various franchising authorities.

     From time to time the Partnership is also involved with claims that arise in the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the operations, cash flows or financial position of the Partnership.

8. RELATED PARTY TRANSACTIONS

     The General Partner provides management services to the Partnership for which it receives a management fee of 5% of revenue. The General Partner also allocates, in accordance with a management agreement, certain general, administrative and payroll costs to the Partnership. For the period from January 1, 1998 through May 28, 1998, management fees totaled $41,674 and allocated general, administrative and payroll costs totaled $3,625, which are included in selling general and administrative expenses.

     The Partnership believes that these fees and allocations were made on a reasonable basis. However, the amounts paid are not necessarily indicative of the level of expenses that might have been incurred had the Partnership contracted directly with third parties. The Partnership has not attempted to obtain quotes from third parties to determine what the cost of obtaining such services from third parties would have been.

                          INDEPENDENT AUDITORS' REPORT

To the Partners of
AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

     We have audited the accompanying balance sheets of Amrac Clear View, a Limited Partnership as of December 31, 1996 and 1997, and the related statements of net earnings, changes in partners' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on the financial statements based on our audit.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Amrac Clear View, a Limited Partnership as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

                                  GREENFIELD, ALTMAN, BROWN, BERGER & KATZ, P.C.

Canton, Massachusetts
February 13, 1998

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                                 BALANCE SHEETS
                         AT DECEMBER 31, 1996 AND 1997

                                                                 1996          1997
                                                              ----------    ----------
                           ASSETS
CURRENT ASSETS:
Cash and cash equivalents...................................  $  475,297    $  761,918
Subscribers and other receivables, net of allowance for
  doubtful accounts of $2,500 in 1996 and $3,000 in 1997....      49,868        66,397
Prepaid expenses:
Legal.......................................................          --        53,402
Miscellaneous...............................................      28,016        20,633
                                                              ----------    ----------
Total current assets........................................     553,181       902,350
                                                              ----------    ----------
Property and equipment, net of accumulated depreciation
  $2,892,444 in 1996 and $3,015,081 in 1997.................     473,438       468,844
                                                              ----------    ----------
OTHER ASSETS:
Franchise cost, net of accumulated amortization of $6,757 in
  1996 and $7,417 in 1997...................................       3,133         2,473
Deferred financing costs, net of accumulated amortization of
  $60,247 in 1996 and $73,447 in 1997.......................      13,200            --
                                                              ----------    ----------
                                                                  16,333         2,473
                                                              ----------    ----------
                                                              $1,042,952    $1,373,667
                                                              ==========    ==========
              LIABILITIES AND PARTNERS' EQUITY
CURRENT LIABILITIES:
Current maturities of long-term debt........................  $  356,500    $  397,500
Accounts payable-trade......................................      34,592        47,949
Accrued expenses:
Utilities...................................................      59,668            --
Miscellaneous...............................................      50,074        81,268
                                                              ----------    ----------
Total current liabilities...................................     500,834       526,717
                                                              ----------    ----------
Long-term debt, net of current maturities...................     488,000       163,000
                                                              ----------    ----------
Commitments and contingencies (Note 4)
Partners' equity............................................      54,118       683,950
                                                              ----------    ----------
                                                              $1,042,952    $1,373,667
                                                              ==========    ==========

                       See notes to financial statements

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                           STATEMENTS OF NET EARNINGS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                        1995          1996          1997
                                                     ----------    ----------    ----------
Revenues...........................................  $1,701,322    $1,807,181    $1,902,080
Less cost of service...............................     644,736       656,881       687,433
                                                     ----------    ----------    ----------
Net revenues.......................................   1,056,586     1,150,300     1,214,647
                                                     ----------    ----------    ----------
Operating expenses excluding management fees and
  depreciation and amortization....................     330,574       388,284       351,031
Management fees....................................      94,317        96,742       101,540
Depreciation and amortization......................     330,913       340,166       136,497
                                                     ----------    ----------    ----------
                                                        755,804       825,192       589,068
                                                     ----------    ----------    ----------
Earnings from operations...........................     300,782       325,108       625,579
                                                     ----------    ----------    ----------
OTHER EXPENSES (INCOME):
Interest income....................................                    (7,250)      (23,996)
Interest expense...................................     130,255        98,603        70,738
Utility refunds....................................                                 (50,995)
                                                     ----------    ----------    ----------
                                                        130,255        91,353        (4,253)
                                                     ----------    ----------    ----------
Net earnings.......................................  $  170,527    $  233,755    $  629,832
                                                     ==========    ==========    ==========

                       See notes to financial statements

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

               STATEMENT OF CHANGES IN PARTNERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                CLASS A     CLASS B     INVESTOR
                                    GENERAL     LIMITED     LIMITED      LIMITED
                                    PARTNER     PARTNER     PARTNER     PARTNERS       TOTAL
                                    --------    --------    --------    ---------    ---------
Partners' deficit at December 31,
  1994............................  $(31,012)   $(31,012)   $(12,405)   $(211,905)   $(286,334)
Net earnings for the year.........     4,263       4,263       1,705      160,296      170,527
Partners' distributions during the
  year............................    (1,596)     (1,596)       (638)     (60,000)     (63,830)
                                    --------    --------    --------    ---------    ---------
Partners' deficit at December 31,
  1995............................   (28,345)    (28,345)    (11,338)    (111,609)    (179,637)
Net earnings for the year.........     5,844       5,844       2,337      219,730      233,755
                                    --------    --------    --------    ---------    ---------
Partners' equity (deficit) at
  December 31, 1996...............   (22,501)    (22,501)     (9,001)     108,121       54,118
Net earnings for the year.........    15,745      15,745       6,298      592,044      629,832
                                    --------    --------    --------    ---------    ---------
Partners' equity (deficit) at
  December 31, 1997...............  $ (6,756)   $ (6,756)   $ (2,703)   $ 700,165    $ 683,950
                                    ========    ========    ========    =========    =========

                       See notes to financial statements

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                                                         1995         1996         1997
                                                       ---------    ---------    ---------
CASH FLOWS FROM OPERATING ACTIVITIES
Net earnings.........................................  $ 170,527    $ 233,755    $ 629,832
Adjustments to reconcile net earnings to net cash
  provided by operating activities:
Depreciation and amortization........................    330,913      340,166      136,497
Changes in assets and liabilities:
(Increase) decrease in:
Subscribers and other receivables....................      4,573      (12,093)     (16,529)
Prepaid expenses.....................................     (3,378)      (9,468)     (46,019)
Increase (decrease) in accounts payable and accrued
  expenses...........................................    (66,424)      69,262      (15,117)
                                                       ---------    ---------    ---------
Net cash provided by operating activities............    436,211      621,622      688,664
                                                       ---------    ---------    ---------
CASH FLOWS FOR INVESTING ACTIVITIES
Purchases of equipment...............................   (116,794)     (74,879)    (118,043)
                                                       ---------    ---------    ---------
CASH FLOWS FOR FINANCING ACTIVITIES
Repayment of long-term debt..........................   (239,250)    (260,750)    (284,000)
Distributions to partners............................    (63,830)
                                                       ---------    ---------    ---------
Net cash used by financing activities................   (303,080)    (260,750)    (284,000)
                                                       ---------    ---------    ---------
Net increase in cash and cash equivalents............     16,337      285,993      286,621
Cash and cash equivalents, beginning of year.........    172,967      189,304      475,297
                                                       ---------    ---------    ---------
Cash and cash equivalents, end of year...............  $ 189,304    $ 475,297    $ 761,918
                                                       =========    =========    =========
SUPPLEMENTAL DISCLOSURES
Cash paid during the year for:
Interest.............................................  $ 133,540    $  94,038    $  73,124
                                                       =========    =========    =========

                       See notes to financial statements

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

                         NOTES TO FINANCIAL STATEMENTS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

1. SUMMARY OF BUSINESS ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES:

     This summary of significant accounting policies of Amrac Clear View, a Limited Partnership (the "Partnership"), is presented to assist in understanding the Partnership's financial statements. The financial statements and notes are representations of the Partnership's management, which is responsible for their integrity and objectivity. The accounting policies conform to generally accepted accounting principles and have been consistently applied in the preparation of the financial statements.

     Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

  Operations:

     The Partnership provides cable television service to the residents of the towns of Hadley and Belchertown in western Massachusetts.

  Credit concentrations:

     The Partnership maintains cash balances at several financial institutions. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At various times during the year the Partnership's cash balances exceeded the federally insured limits.

     Concentration of credit risk with respect to subscriber receivables are limited due to the large number of subscribers comprising the Partnership's customer base.

  Property and equipment/depreciation:

     Property and equipment are carried at cost. Minor additions and renewals are expensed in the year incurred. Major additions and renewals are capitalized. Depreciation is computed using the straight-line method over the estimated useful lives of the respective assets. Total depreciation for the years ended December 31, 1995, 1996 and 1997 was $321,872, $331,707 and $122,637,
respectively.

  Other assets/amortization:

     Amortizable assets are recorded at cost. The Partnership amortizes intangible assets using the straight-line method over the useful lives of the various items. Total amortization for the years ended December 31, 1995, 1996 and 1997 was $9,041, $8,459 and $13,860, respectively.

  Cash equivalents:

     For purposes of the statements of cash flows, the Partnership considers all short-term instruments purchased with a maturity of three months or less to be cash equivalents. There were no cash equivalents at December 31, 1995 and 1997. Cash equivalents at December 31, 1996, amounted to $300,000.

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

  Advertising:

     The Partnership follows the policy of charging the costs of advertising to expense as incurred. Advertising expense was $1,681, $1,781 and $2,865 for the years ended December 31, 1995, 1996 and 1997, respectively.

  Income taxes:

     The Partnership does not incur a liability for federal or state income taxes. The current income or loss of the Partnership is included in the taxable income of the partners, and therefore, no provision for income taxes is reflected in the financial statements.

  Revenues:

     The principal sources of revenues are the monthly charges for basic and premium cable television services and installation charges in connection therewith.

  Allocation of profits and losses and distributions of cash flow:

     Partnership profits and losses, (other than those arising from capital transactions, described below), and distributions of cash flow are allocated 94% to the Investor Limited Partners, 2.5% to the Class A Limited Partner, 1% to the Class B Limited Partner and 2.5% to the General Partner until Payout (as defined in the Partnership Agreement) and after Payout, 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner and 15% to the General Partner.

     Partnership profits from capital transactions are allocated first, in proportion to the partners' respective capital accounts until their respective account balances are zero and second, in proportion to any distributed cash proceeds resulting from the capital transaction and third, any remaining profit, if any, is allocated 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner, and 15% to the General Partner.

     Partnership losses from capital transactions are allocated first, in proportion to the partners' respective capital accounts until their respective account balances are zero and, second, any remaining loss, if any, is allocated 65% to the Investor Limited Partners, 15% to the Class A Limited Partner, 5% to the Class B Limited Partner, and 15% to the General Partner.

2. PROPERTY AND EQUIPMENT:

     Property and equipment consists of the following at December 31:

                                                        1996         1997
                                                      ---------    ---------
Cable plant and equipment...........................  3,274,684    3,391,750
Office furniture and equipment......................     63,373       64,350
Vehicles............................................     27,825       27,825
                                                      ---------    ---------
                                                      3,365,882    3,483,925
                                                      =========    =========

     Depreciation is provided over the estimated useful lives of the above items as follows:

Cable plant and equipment...................................    10 years
Office furniture and equipment..............................  5-10 years
Vehicles....................................................     6 years

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

3. LONG-TERM DEBT:

     The Partnership's term loan, due to a bank, is payable in increasing quarterly installments through June 30, 1999. Interest on the loan is paid monthly and accrues at the bank's prime rate plus 2% (10.5% at December 31, 1997). The loan is collateralized by substantially all of the assets of the Partnership and a pledge of all partnership interests. The total principal outstanding at December 31, 1997 was $560,500.

     Annual maturities are as follows:

1998........................................................  397,500
1999........................................................  163,000
                                                              -------
                                                              560,500
                                                              =======

     The loan agreement contains covenants including, but not limited to, maintenance of certain debt ratios as well as restrictions on capital expenditures and investments, additional indebtedness, partner distributions and payment of management fees. The Partnership was in compliance with all covenants at December 31, 1996 and 1997. In 1995, the Partnership obtained, from the bank, unconditional waivers of the following covenant violations: (1) to make a one-time cash distribution of $63,830, (2) to increase the capital expenditure limit to $125,000, and (3) to waive certain other debt ratio and investment restrictions, which were violated during the year.

4. COMMITMENTS AND CONTINGENCIES:

     The Partnership rents poles from utility companies in its operations. These rentals amounted to approximately $31,000, $39,500 and $49,000 for the years ended December 31, 1995, 1996 and 1997, respectively. While rental agreements are generally short-term, the Partnership anticipates such rentals will continue in the future.

     The Partnership leases a motor vehicle under an operating lease that expires in December 1998. The minimum lease cost for 1998 is approximately $6,000.

5. RELATED-PARTY TRANSACTIONS:

     The General Partner provides management services to the Partnership for which it receives a management fee of 5% of revenue. The General Partner also allocates, in accordance with a management agreement, certain general, administrative and payroll costs to the Partnership. For the years ended December 31, 1995, 1996 and 1997, management fees totaled $87,800, $90,242 and $95,040, respectively and allocated general, administrative and payroll costs totaled $7,200, $7,450 and $8,700, respectively. During each year the Partnership also incurred tap audit fees payable to the General Partner totaling $4,000. At December 31, 1996, the balance due from the General Partner was $12,263. The balance due to Amrac Telecommunications at December 31, 1997 was $4,795.

6. SUBSEQUENT EVENTS:

     On October 7, 1997, the Partnership entered into an agreement with another cable television service provider to sell all of its assets for $7,500,000. The Partnership received, in escrow, $250,000, which shall be released as liquidating damages if the closing fails to occur solely as a result of a breach of the agreement. As of December 31, 1997, the Partnership incurred $53,402

                    AMRAC CLEAR VIEW, A LIMITED PARTNERSHIP

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

in legal costs associated with the sale which are included in prepaid expenses. Subject to certain regulatory approvals, it is anticipated that the transaction will be consummated in the Spring of 1998.

     On January 15, 1998, the Partnership paid, prior to the maturity date, its outstanding term loan due to a bank as described in Note 3.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Managers of
Avalon Cable of New England LLC

     In our opinion, the accompanying combined balance sheets and the related combined statements of operations, changes in stockholder's deficit and cash flows present fairly, in all material respects, the financial position of the Combined Operations of Pegasus Cable Television of Connecticut, Inc. and the Massachusetts Operations of Pegasus Cable Television, Inc. at December 31, 1996 and 1997 and June 30, 1998, and the results of their operations, changes in stockholder's deficit and their cash flows for each of the three years in the period ended December 31, 1997 and for the six months ended June 30, 1998, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

                                          PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania
March 30, 1999

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

                            COMBINED BALANCE SHEETS

                                                         DECEMBER 31,
                                                  --------------------------     JUNE 30,
                                                     1996           1997           1998
                                                  -----------    -----------    -----------
ASSETS
CURRENT ASSETS:
Cash and cash equivalents.......................  $   389,097    $ 1,092,084    $ 1,708,549
Accounts receivable, less allowance for doubtful
  accounts at December 31, 1996 and 1997 and
  June 30, 1998 of $11,174, $3,072 and $0,
  respectively..................................      140,603        116,112        144,653
Prepaid expenses and other......................       62,556         90,500         92,648
                                                  -----------    -----------    -----------
Total current assets............................      592,256      1,298,696      1,945,850
Property and equipment, net.....................    4,164,545      3,565,597      3,005,045
Intangible assets, net..........................    2,174,084      2,096,773      1,939,904
Accounts receivable, affiliates.................    4,216,682      5,243,384      5,692,013
Deposits and other..............................      436,382        456,135        406,135
                                                  -----------    -----------    -----------
Total assets....................................  $11,583,949    $12,660,585    $12,988,947
                                                  ===========    ===========    ===========
LIABILITIES AND STOCKHOLDER'S DEFICIT
CURRENT LIABILITIES:
Current portion of long-term debt...............  $    71,744    $    34,272    $14,993,581
Accounts payable................................      786,284        803,573        764,588
Accrued incentive compensation..................      117,692        149,823        220,724
Accrued franchise fees..........................      193,369        173,735         86,332
Accrued pole rental.............................       83,910         78,345         52,954
Accrued expenses................................      383,572        203,561         42,038
                                                  -----------    -----------    -----------
Total current liabilities.......................    1,636,571      1,443,309     16,160,217
Long-term debt, net.............................   15,043,763     15,018,099             --
Accrued interest................................    2,811,297      4,685,494      5,622,593
Other...........................................      299,030        299,030        299,030
                                                  -----------    -----------    -----------
Total liabilities...............................   19,790,661     21,445,932     22,081,840
Commitments and contingent liabilities..........           --             --             --
STOCKHOLDER'S DEFICIT:
Common stock-par value $1 per share; 10,000
  shares authorized; 7,673 shares issued and
  outstanding...................................        7,673          7,673          7,673
Accumulated deficit.............................   (8,214,385)    (8,793,020)    (9,100,566)
                                                  -----------    -----------    -----------
Total stockholder's deficit.....................   (8,206,712)    (8,785,347)    (9,092,893)
                                                  -----------    -----------    -----------
Total liabilities and stockholder's deficit.....  $11,583,949    $12,660,585    $12,988,947
                                                  ===========    ===========    ===========

            See accompanying notes to combined financial statements

THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC. AND THE
           MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

                       COMBINED STATEMENTS OF OPERATIONS

                                           YEARS ENDED DECEMBER 31,              SIX MONTHS
                                   -----------------------------------------        ENDED
                                      1995           1996           1997        JUNE 30, 1998
                                   -----------    -----------    -----------    -------------
REVENUES:
Basic and satellite service......  $ 4,371,736    $ 4,965,377    $ 5,353,735     $2,841,711
Premium services.................      619,035        640,641        686,513        348,628
Other............................      144,300        169,125        150,714         86,659
                                   -----------    -----------    -----------     ----------
Total revenues...................    5,135,071      5,775,143      6,190,962      3,276,998
OPERATING EXPENSES:
Programming......................    1,119,540      1,392,247      1,612,458        876,588
General and administrative.......      701,420        811,795        829,977        391,278
Technical and operations.........      713,239        702,375        633,384        341,249
Marketing and selling............       20,825         15,345         19,532         12,041
Incentive compensation...........       48,794        101,945         94,600         70,900
Management fees..................      368,085        348,912        242,267         97,714
Depreciation and amortization....    1,658,455      1,669,107      1,565,068        834,913
                                   -----------    -----------    -----------     ----------
Income from operations...........      504,713        733,417      1,193,676        652,315
Interest expense.................   (1,745,635)    (1,888,976)    (1,884,039)      (937,662)
Interest income..................          956          2,067         93,060             29
Other income (expense), net......          794         (2,645)       (27,800)       (17,228)
                                   -----------    -----------    -----------     ----------
Loss before state income taxes...   (1,239,172)    (1,156,137)      (625,103)      (302,546)
Provision for state income
  taxes..........................       20,000         25,000         16,000          5,000
                                   -----------    -----------    -----------     ----------
Net loss.........................  $(1,259,172)   $(1,181,137)   $  (641,103)    $ (307,546)
                                   ===========    ===========    ===========     ==========

            See accompanying notes to combined financial statements

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

            COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S DEFICIT

                                              COMMON STOCK
                                           -------------------                       TOTAL
                                           NUMBER OF     PAR      ACCUMULATED    STOCKHOLDER'S
                                            SHARES      VALUE       DEFICIT         DEFICIT
                                           ---------    ------    -----------    -------------
Balances at January 1, 1995..............    7,673      $7,673    $(5,774,076)    $(5,766,403)
Net loss.................................                          (1,259,172)     (1,259,172)
                                             -----      ------    -----------     -----------
Balances at December 31, 1995............    7,673       7,673     (7,033,248)     (7,025,575)
Net loss.................................                          (1,181,137)     (1,181,137)
                                             -----      ------    -----------     -----------
Balances at December 31, 1996............    7,673       7,673     (8,214,385)     (8,206,712)
Net loss.................................                            (641,103)       (641,103)
Stock incentive compensation.............                              62,468          62,468
                                             -----      ------    -----------     -----------
Balances at December 31, 1997............    7,673       7,673     (8,793,020)     (8,785,347)
Net loss.................................                            (307,546)       (307,546)
                                             -----      ------    -----------     -----------
Balances at June 30, 1998................    7,673      $7,673    $(9,100,566)    $(9,092,893)
                                             =====      ======    ===========     ===========

            See accompanying notes to combined financial statements

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

                       COMBINED STATEMENTS OF CASH FLOWS

                                                YEARS ENDED DECEMBER 31,            SIX MONTHS
                                         ---------------------------------------       ENDED
                                            1995          1996          1997       JUNE 30, 1998
                                         -----------   -----------   -----------   -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss...............................  $(1,259,172)  $(1,181,137)  $  (641,103)   $ (307,546)
Adjustments to reconcile net loss to
  net cash provided by operating
  activities:
Depreciation and amortization..........    1,658,455     1,669,107     1,565,068       834,913
Bad debt expense.......................       26,558        48,566        45,839        36,074
Change in assets and liabilities:
Accounts receivable....................      (75,263)      (88,379)      (21,348)      (64,615)
Prepaid expenses and other.............     (403,212)       75,208       (27,944)       (2,148)
Accounts payable and accrued
  expenses.............................      239,207       981,496       (93,322)      221,219
Accrued interest.......................      902,006     1,874,198     1,874,197       937,099
Deposits and other.....................       83,431            --       (19,753)       50,000
                                         -----------   -----------   -----------    ----------
Net cash provided by operating
  activities...........................    1,172,010     3,379,059     2,681,634     1,704,996
                                         -----------   -----------   -----------    ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures...................     (163,588)   (1,174,562)     (691,269)     (114,221)
Purchase of intangible assets..........     (127,340)      (72,753)     (197,540)       (3,271)
                                         -----------   -----------   -----------    ----------
Net cash used for investing
  activities...........................     (290,928)   (1,247,315)     (888,809)     (117,492)
                                         -----------   -----------   -----------    ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt...........       37,331            --            --            --
Repayments of long-term debt...........      (13,764)           --            --       (10,837)
Capital lease repayments...............      (19,764)      (52,721)      (63,136)      (47,952)
Advances to affiliates, net............     (404,576)   (2,562,295)   (1,026,702)     (912,250)
                                         -----------   -----------   -----------    ----------
Net cash used by financing
  activities...........................     (400,773)   (2,615,016)   (1,089,838)     (971,039)
                                         -----------   -----------   -----------    ----------
Net increase in cash and cash
  equivalents..........................      480,309      (483,272)      702,987       616,465
Cash and cash equivalents, beginning of
  year.................................      392,060       872,369       389,097     1,092,084
                                         -----------   -----------   -----------    ----------
Cash and cash equivalents, end of
  year.................................  $   872,369   $   389,097   $ 1,092,084    $1,708,549
                                         ===========   ===========   ===========    ==========
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year for
  interest.............................  $   843,629   $    14,778   $     9,842    $      563
Cash paid during the year for income
  taxes................................           --            --   $     9,796    $   25,600
Supplemental Non-Cash Investing and
  Financing Activities:
Capital contribution and related
  accrued incentive compensation.......           --            --   $    62,468            --
Acquisition of plant under capital
  leases...............................  $   298,250   $    48,438            --            --

            See accompanying notes to combined financial statements

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

                     NOTES TO COMBINED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION:

     These financial statements reflect the results of operations and financial position of Pegasus Cable Television of Connecticut, Inc. ("PCT-CT"), a wholly owned subsidiary of Pegasus Cable Television, Inc. ("PCT"), and the Massachusetts Operations of Pegasus Cable Television, Inc. ("PCT-MA" or the "Massachusetts Operations") (referred herein as the "Combined Operations"). PCT is a wholly owned subsidiary of Pegasus Media & Communications, Inc. ("PM&C"). PM&C is a wholly owned subsidiary of Pegasus Communications Corporation ("PCC").

     On July 21, 1998, PCT sold the assets of its Combined Operations to Avalon Cable of New England, LLC. for $30.1 million. In January 1997, PCT sold the assets of its only other operating division, a cable television system that provided service to individual and commercial subscribers in New Hampshire (the "New Hampshire Operations") for $7.1 million.

     In presenting the historical financial position, results of operations and cash flows of the Combined Operations, it has been necessary to eliminate the results and financial position of the New Hampshire Operations. Many items are identifiable as relating to the New Hampshire or Massachusetts divisions as PCT has historically separated results of operations as well as billing and collection activity. However, in certain areas, assumptions and estimates have been required in order to eliminate the New Hampshire Operations for periods prior to its sale. For purposes of eliminating the following balances: Prepaid expenses and other; Deposits and other; Accounts payable; and Accrued expenses, balances have been apportioned between the New Hampshire Operations and the Massachusetts Operations on the basis of subscriber counts. Amounts due to and due from affiliates have been allocated to PCT-MA and are included in these financial statements.

     Prior to October 1996, BDI Associates, L.P. provided substantial support services such as finance, accounting and human resources to PCT. Since October 1996, these services have been provided by PCC. All non-accounting costs of PCC are allocated on the basis of average time spent servicing the divisions, while the costs of the accounting function are allocated on the basis of revenue. In the opinion of management, the methods used in allocating costs from PCC are reasonable; however, the costs of these services as allocated are not necessarily indicative of the costs that would have been incurred by the Combined Operations on a stand-alone basis.

     The financial information included herein may not necessarily reflect the results of operations, financial position and cash flows of the Combined Operations in the future or what they would have been had it been a separate, stand-alone entity during the periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Use of Estimates in the Preparation of Financial Statements:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of revenues, expenses, assets and liabilities and disclosure of contingencies. Actual results could differ from those estimates.

  Property and Equipment:

     Property and equipment are stated at cost. The cost and related accumulated depreciation of assets sold, retired, or otherwise disposed of are removed from the respective accounts, and any

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

resulting gains or losses are included in the statement of operations. Initial subscriber installation costs, including material, labor and overhead costs of the hookup, are capitalized as part of the distribution facilities. The costs of disconnection and reconnection are charged to expense.

     Depreciation is computed for financial reporting purposes using the straight-line method based upon the following lives:

Reception and distribution facilities.......................   7 to 11 years
Building and improvements...................................  12 to 39 years
Equipment, furniture and fixtures...........................   5 to 10 years
Vehicles....................................................    3 to 5 years

  Intangible Assets:

     Intangible assets are stated at cost and amortized by the straight-line method. Costs of successful franchise applications are capitalized and amortized over the lives of the related franchise agreements, while unsuccessful franchise applications and abandoned franchises are charged to expense. Financing costs incurred in obtaining long-term financing are amortized over the term of the applicable loan. Intangible assets are reviewed periodically for impairment or whenever events or circumstances provide evidence that suggest that the carrying amounts may not be recoverable. The Company assesses the recoverability of its intangible assets by determining whether the amortization of the respective intangible asset balance can be recovered through projected undiscounted future cash flows.

     Amortization of intangible assets is computed for financial reporting purposes using the straight-line method based upon the following lives:

Organization costs..........................................   5 years
Other intangibles...........................................   5 years
Deferred franchise costs....................................  15 years

  Revenue:

     The Combined Operations recognize revenue when video and audio services are provided.

  Advertising Costs:

     Advertising costs are charged to operations as incurred and totaled $20,998, $12,768, $14,706 and $8,460 for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, respectively.

  Cash and Cash Equivalents:

     Cash and cash equivalents include highly liquid investments purchased with an initial maturity of three months or less. The Combined Operations have cash balances in excess of the federally insured limits at various banks.

  Income Taxes:

     The Combined Operations is not a separate tax paying entity. Accordingly, its results of operations have been included in the tax returns filed by PCC. The accompanying financial statements include tax computations assuming the Combined Operations filed separate returns

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

and reflect the application of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109").

  Concentration of Credit Risk:

     Financial instruments which potentially subject the Combined Operations to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Combined Operation's customer base.

3. PROPERTY AND EQUIPMENT:

     Property and equipment consist of the following:

                                          DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                              1996            1997           1998
                                          ------------    ------------    -----------
Land....................................  $     8,000     $     8,000     $     8,000
Reception and distribution facilities...    8,233,341       9,009,179       9,123,402
Building and improvements...............      242,369         250,891         250,891
Equipment, furniture and fixtures.......      307,844         312,143         312,143
Vehicles................................      259,503         287,504         287,504
Other equipment.........................      139,408          79,004          79,004
                                          -----------     -----------     -----------
                                            9,190,465       9,946,721      10,060,944
Accumulated depreciation................   (5,025,920)     (6,381,124)     (7,055,899)
                                          -----------     -----------     -----------
Net property and equipment..............  $ 4,164,545     $ 3,565,597     $ 3,005,045
                                          ===========     ===========     ===========

     Depreciation expense amounted to $1,059,260, $1,267,831, $1,290,217 and $674,775 for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, respectively.

4. INTANGIBLES:

     Intangible assets consist of the following:

                                            DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                1996            1997           1998
                                            ------------    ------------    ----------
Deferred franchise costs..................   $4,367,594     $  4,486,016    $4,486,333
Deferred financing costs..................    1,042,079        1,156,075     1,159,027
Organization and other costs..............      439,188          389,187       389,187
                                             ----------     ------------    ----------
                                              5,848,861        6,031,278     6,034,547
                                             ----------     ------------    ----------
Accumulated amortization..................   (3,674,777)      (3,934,505)   (4,094,643)
                                             ----------     ------------    ----------
Net intangible assets.....................   $2,174,084     $  2,096,773    $1,939,904
                                             ==========     ============    ==========

     Amortization expense amounted to $599,195, $401,276, $274,851 and $160,138 for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, respectively.

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

5. LONG-TERM DEBT:

     Long-term debt consists of the following at:

                                              DECEMBER 31,   DECEMBER 31,    JUNE 30,
                                                  1996           1997          1998
                                              ------------   ------------   -----------
Note payable to PM&C, payable by PCT,
  interest is payable quarterly at an annual
  rate of 12.5%. Principal is due on July 1,
  2005. The note is collateralized by
  substantially all of the assets of the
  Combined Operations and imposes certain
  restrictive covenants.....................  $14,993,581    $14,993,581    $14,993,581
Capital lease obligations...................      121,926         58,790             --
                                              -----------    -----------    -----------
                                               15,115,507     15,052,371     14,993,581
Less current maturities.....................       71,744         34,272     14,993,581
                                              -----------    -----------    -----------
Long-term debt..............................  $15,043,763    $15,018,099    $        --
                                              ===========    ===========    ===========

6. LEASES:

     The Combined Operations lease utility pole attachments and occupancy of underground conduits. Rent expense for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998 was $184,386, $185,638, $173,930 and $90,471, respectively. The Combined Operations lease equipment under long-term leases and have the option to purchase the equipment for a nominal cost at the termination of the leases. The related obligations are included in long-term debt. There are no future minimum lease payments on capital leases at June 30, 1998. Property and equipment that was leased include the following amounts that have been capitalized:

                                                   DECEMBER 31,    DECEMBER 31,
                                                       1996            1997
                                                   ------------    ------------
Billing and phone systems........................    $ 56,675       $  56,675
Vehicles.........................................     166,801         129,227
                                                     --------       ---------
                                                      223,476         185,902
Accumulated depreciation.........................     (69,638)       (101,397)
                                                     --------       ---------
Total............................................    $153,838       $  84,505
                                                     ========       =========

7. RELATED PARTY TRANSACTIONS:

     The Combined Operations pay management fees to various related parties. The management fees are for certain administrative and accounting services, billing and programming services, and the reimbursement of expenses incurred therewith. For the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998, the fees and expenses were $368,085, $348,912, $242,267 and $97,714, respectively.

     As described in Note 5, PCT has an outstanding loan from its parent company. This loan has been allocated to PCT-MA and is included in these financial statements. Interest expense on that loan was $916,274, $1,874,198, $1,874,195 and $937,098 for the years ended December 31, 1995, 1996 and 1997 and for the six months ended June 30, 1998 respectively. Other related party transaction balances at December 31, 1996 and 1997 and June 30, 1998 included

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

$4,216,682, $5,243,384 and $5,692,013 in accounts receivable, affiliates; $581,632, $6,433 and $331,374 in accounts payable; and $299,030, $299,030 and
$299,030 in other liabilities, respectively. These related party balances arose primarily as a result of financing capital expenditures, interest payments, programming and other operating expenses.

8. INCOME TAXES:

     The deferred income tax assets and liabilities recorded in the balance sheet are as follows:

                                                  DECEMBER 31,    DECEMBER 31,     JUNE 30,
                                                      1996            1997           1998
                                                  ------------    ------------    -----------
ASSETS:
Excess of tax basis over book basis from tax
  gain recognized upon incorporation of PCT And
  PCT-CT........................................  $   707,546     $   707,546     $   707,546
Loss carryforwards..............................    1,324,236       1,039,849         957,318
Other...........................................        6,997          11,856          11,856
                                                  -----------     -----------     -----------
Total deferred tax assets.......................    2,038,779       1,759,251       1,676,720
                                                  -----------     -----------     -----------
LIABILITIES:
Excess of book basis over tax basis of property,
  plant and equipment and intangible asset......     (258,311)       (294,934)       (335,014)
Other...........................................     (118,086)       (134,859)       (135,267)
                                                  -----------     -----------     -----------
Total deferred tax liabilities..................     (376,397)       (429,793)       (470,281)
                                                  -----------     -----------     -----------
Net deferred tax assets.........................    1,662,382       1,329,458       1,206,439
Valuation allowance.............................   (1,662,382)     (1,329,458)     (1,206,439)
                                                  -----------     -----------     -----------
Net deferred tax liabilities....................  $        --     $        --     $        --
                                                  ===========     ===========     ===========

     The Combined Operations have recorded a valuation allowance to reflect the estimated amount of deferred tax assets which may not be realized due to the expiration of deferred tax assets related to the incorporation of PCT and PCT-CT and the expiration of net operating loss carryforwards.

9. EMPLOYEE BENEFIT PLANS:

     The Company employees participate in PCC's stock option plan that awards restricted stock (the "Restricted Stock Plan") to eligible employees of the Company.

  Restricted Stock Plan

     The Restricted Stock Plan provides for the granting of restricted stock awards representing a maximum of 270,000 shares (subject to adjustment to reflect stock dividends, stock splits, recapitalizations and similar changes in the capitalization of PCC) of Class A Common Stock of the Company to eligible employees who have completed at least one year of service. Restricted stock received under the Restricted Stock Plan vests over four years. The Plan terminates in September 2006. The expense for this plan amounted to $82,425, $80,154 and $63,533 in 1996 and 1997 and for the six months ended June 30, 1998, respectively.

    THE COMBINED OPERATIONS OF PEGASUS CABLE TELEVISION OF CONNECTICUT, INC.
       AND THE MASSACHUSETTS OPERATIONS OF PEGASUS CABLE TELEVISION, INC.

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  401(k) Plans

     Effective January 1, 1996, PM&C adopted the Pegasus Communications Savings Plan (the "US 401(k) Plan") for eligible employees of PM&C and its domestic subsidiaries. Substantially all Company employees who, as of the enrollment date under the 401(k) Plans, have completed at least one year of service with the Company are eligible to participate in one of the 401(k) Plans. Participants may make salary deferral contributions of 2% to 6% of their salary to the 401(k) Plans. The expense for this plan amounted to $19,520, $14,446 and $7,367 in 1996 and 1997 and for the six months ended June 30, 1998, respectively.

     All employee contributions to the 401(k) Plans are fully vested at all times and all Company contributions, if any, vest 34% after two years of service with the Company (including years before the 401(k) Plans were established), 67% after three years of service and 100% after four years of service. A participant also becomes fully vested in Company contributions to the 401(k) Plans upon attaining age 65 or upon his or her death or disability.

10. COMMITMENTS AND CONTINGENT LIABILITIES:

  Legal Matters:

     The operations of PCT-CT and PCT-MA are subject to regulation by the Federal Communications Commission ("FCC") and other franchising authorities.

     From time to time the Combined Operations are also involved with claims that arise in the normal course of business. In the opinion of management, the ultimate liability with respect to these claims will not have a material adverse effect on the operations, cash flows or financial position of the Combined Operations.

                         REPORT OF INDEPENDENT AUDITORS

Partners
Falcon Communications, L.P.

     We have audited the accompanying consolidated balance sheets of Falcon Communications, L.P. (successor to Falcon Holding Group, L.P.) as of December 31, 1997 and 1998, and the related consolidated statements of operations, partners' deficit and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Falcon Communications, L.P. (successor to Falcon Holding Group, L.P.) at December 31, 1997 and 1998 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                          /S/ ERNST & YOUNG LLP

Los Angeles, California
March 5, 1999

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

                          CONSOLIDATED BALANCE SHEETS

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                1997          1998
                                                              ---------    ----------
                                                              (DOLLARS IN THOUSANDS)
ASSETS:
  Cash and cash equivalents.................................  $  13,917    $   14,284
  Receivables:
     Trade, less allowance of $825,000 and $670,000 for
      possible losses.......................................     13,174        15,760
     Affiliates.............................................     11,254         2,322
  Other assets..............................................     16,352        16,779
  Property, plant and equipment, less accumulated
     depreciation and amortization..........................    324,559       505,894
  Franchise cost, less accumulated amortization of
     $203,700,000 and $226,526,000..........................    222,281       397,727
  Goodwill, less accumulated amortization of $18,531,000 and
     $25,646,000............................................     66,879       135,308
  Customer lists and other intangible costs, less
     accumulated amortization of $25,517,000 and
     $59,422,000............................................     59,808       333,017
  Deferred loan costs, less accumulated amortization of
     $7,144,000 and $2,014,000..............................     12,134        24,331
                                                              ---------    ----------
                                                              $ 740,358    $1,445,422
                                                              =========    ==========

                       LIABILITIES AND PARTNERS' DEFICIT


LIABILITIES:
  Notes payable.............................................  $ 911,221    $1,611,353
  Accounts payable..........................................      9,169        10,341
  Accrued expenses..........................................     52,789        83,077
  Customer deposits and prepayments.........................      1,452         2,257
  Deferred income taxes.....................................      7,553         8,664
  Minority interest.........................................        354           403
  Equity in losses of affiliated partnerships in excess of
     investment.............................................      3,202            --
                                                              ---------    ----------
TOTAL LIABILITIES...........................................    985,740     1,716,095
                                                              ---------    ----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PARTNERS' EQUITY.................................    171,373       133,023
                                                              ---------    ----------
PARTNERS' DEFICIT:
  General partners..........................................    (13,200)     (408,369)
  Limited partners..........................................   (403,555)        4,673
                                                              ---------    ----------
TOTAL PARTNERS' DEFICIT.....................................   (416,755)     (403,696)
                                                              ---------    ----------
                                                              $ 740,358    $1,445,422
                                                              =========    ==========

          See accompanying notes to consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                              YEAR ENDED DECEMBER 31,
                                                         ---------------------------------
                                                           1996        1997        1998
                                                         --------    --------    ---------
                                                              (DOLLARS IN THOUSANDS)
REVENUES...............................................  $217,320    $255,886    $ 307,558
                                                         --------    --------    ---------
EXPENSES:
  Service costs........................................    60,302      75,643       97,832
  General and administrative expenses..................    36,878      46,437       63,401
  Depreciation and amortization........................   100,415     118,856      152,585
                                                         --------    --------    ---------
          Total expenses...............................   197,595     240,936      313,818
                                                         --------    --------    ---------
          Operating income (loss)......................    19,725      14,950       (6,260)
                                                         --------    --------    ---------
OTHER INCOME (EXPENSE):
  Interest expense, net................................   (71,602)    (79,137)    (102,591)
  Equity in net income (loss) of investee
     partnerships......................................       (44)        443         (176)
  Other income (expense), net..........................       814         885       (2,917)
  Income tax benefit (expense).........................     1,122       2,021       (1,897)
                                                         --------    --------    ---------
Net loss before extraordinary item.....................   (49,985)    (60,838)    (113,841)
Extraordinary item, retirement of debt.................        --          --      (30,642)
                                                         --------    --------    ---------
NET LOSS...............................................  $(49,985)   $(60,838)   $(144,483)
                                                         ========    ========    =========

          See accompanying notes to consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

                  CONSOLIDATED STATEMENTS OF PARTNERS' DEFICIT

                                                               UNREALIZED GAIN ON
                                      GENERAL      LIMITED     AVAILABLE-FOR-SALE
                                     PARTNERS     PARTNERS         SECURITIES          TOTAL
                                     ---------    ---------    ------------------    ---------
                                                      (DOLLARS IN THOUSANDS)
PARTNERS' DEFICIT,
  January 1, 1996..................  $ (12,091)   $(399,423)         $(167)          $(411,681)
     Sale of marketable
       securities..................         --           --            167                 167
     Capital contribution..........         --        5,000             --               5,000
     Net loss for year.............       (500)     (49,485)            --             (49,985)
                                     ---------    ---------          -----           ---------
PARTNERS' DEFICIT,
  December 31, 1996................    (12,591)    (443,908)            --            (456,499)
     Reclassification from
       redeemable partners'
       equity......................         --      100,529             --             100,529
     Capital contribution..........         --           53             --                  53
     Net loss for year.............       (609)     (60,229)            --             (60,838)
                                     ---------    ---------          -----           ---------
PARTNERS' DEFICIT,
  December 31, 1997................    (13,200)    (403,555)            --            (416,755)
     Reclassification of partners'
       deficit.....................   (408,603)     408,603             --                  --
     Redemption of partners'
       interests...................   (155,908)          --             --            (155,908)
     Net assets retained by the
       managing general partner....     (5,392)          --             --              (5,392)
     Reclassification from
       redeemable partners'
       equity......................     38,350           --             --              38,350
     Acquisition of Falcon Video
       and TCI net assets..........    280,409           --             --             280,409
     Capital contributions.........         83           --             --                  83
     Net loss for year.............   (144,108)        (375)            --            (144,483)
                                     ---------    ---------          -----           ---------
PARTNERS' DEFICIT,
  December 31, 1998................  $(408,369)   $   4,673          $  --           $(403,696)
                                     =========    =========          =====           =========

          See accompanying notes to consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                             YEAR ENDED DECEMBER 31,
                                                       ------------------------------------
                                                         1996         1997         1998
                                                       ---------    --------    -----------
                                                              (DOLLARS IN THOUSANDS)
Cash flows from operating activities:
  Net loss...........................................  $ (49,985)   $(60,838)   $  (144,483)
  Adjustments to reconcile net loss to net cash
     provided by operating activities:
     Payment-in-kind interest expense................     26,580      20,444             --
     Amortization of debt discount...................         --          --         19,342
     Depreciation and amortization...................    100,415     118,856        152,585
     Amortization of deferred loan costs.............      2,473       2,192          2,526
     Write-off deferred loan costs...................         --          --         10,961
     Gain on sale of securities......................     (2,264)         --             --
     Gain on casualty losses.........................         --      (3,476)          (314)
     Equity in net (income) loss of investee
       partnerships..................................         44        (443)           176
     Provision for losses on receivables, net of
       recoveries....................................      2,417       5,714          4,775
     Deferred income taxes...........................     (2,684)     (2,748)         1,111
     Other...........................................        764       1,319            278
  Increase (decrease) from changes in:
     Receivables.....................................     (2,420)     (9,703)        (1,524)
     Other assets....................................       (274)     (4,021)           906
     Accounts payable................................      4,750      (1,357)           337
     Accrued expenses................................     10,246      13,773         24,302
     Customer deposits and prepayments...............        569        (175)           633
                                                       ---------    --------    -----------
     Net cash provided by operating activities.......     90,631      79,537         71,611
                                                       ---------    --------    -----------
Cash flows from investing activities:
  Capital expenditures...............................    (57,668)    (76,323)       (96,367)
  Proceeds from sale of available-for-sale
     securities......................................      9,502          --             --
  Increase in intangible assets......................     (4,847)     (1,770)        (7,124)
  Acquisitions of cable television systems...........   (247,397)         --        (83,391)
  Cash acquired in connection with the acquisition of
     TCI and Falcon Video Communications, L.P. ......         --          --            317
  Proceeds from sale of cable system.................     15,000          --             --
  Assets retained by the Managing General Partner....         --          --         (3,656)
  Other..............................................      1,163       1,806          1,893
                                                       ---------    --------    -----------
     Net cash used in investing activities...........   (284,247)    (76,287)      (188,328)
                                                       ---------    --------    -----------
Cash flows from financing activities:
  Borrowings from notes payable......................    700,533      37,500      2,388,607
  Repayment of debt..................................   (509,511)    (40,722)    (2,244,752)
  Deferred loan costs................................     (3,823)        (29)       (25,684)
  Capital contributions..............................      5,000          93             --
  Redemption of partners' interests..................         --          --         (1,170)
  Minority interest capital contributions............         --         192             83
                                                       ---------    --------    -----------
     Net cash provided by (used in) financing
       activities....................................    192,199      (2,966)       117,084
                                                       ---------    --------    -----------
Increase (decrease) in cash and cash equivalents.....     (1,417)        284            367
Cash and cash equivalents, at beginning of year......     15,050      13,633         13,917
                                                       ---------    --------    -----------
Cash and cash equivalents, at end of year............  $  13,633    $ 13,917    $    14,284
                                                       =========    ========    ===========

          See accompanying notes to consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- SUMMARY OF ACCOUNTING POLICIES

FORM OF PRESENTATION

     Falcon Communications, L.P., a California limited partnership (the "Partnership") and successor to Falcon Holding Group, L.P. ("FHGLP"), owns and operates cable television systems serving small to medium-sized communities and the suburbs of certain cities in 25 states. On September 30, 1998, pursuant to a Contribution and Purchase Agreement dated as of December 30, 1997, as amended (the "Contribution Agreement"), FHGLP acquired the assets and liabilities of Falcon Video Communications, L.P. ("Falcon Video" or the "Falcon Video Systems"), in exchange for ownership interests in FHGLP. Simultaneously with the closing of that transaction, in accordance with the Contribution Agreement, FHGLP contributed substantially all of the existing cable television system operations owned by FHGLP and its subsidiaries (including the Falcon Video Systems) to the Partnership and TCI Falcon Holdings, LLC ("TCI") contributed certain cable television systems owned and operated by affiliates of TCI (the "TCI Systems") to the Partnership (the "TCI Transaction"). As a result, TCI holds approximately 46% of the equity interests of the Partnership and FHGLP holds the remaining 54% and serves as the managing general partner of the Partnership. The TCI Transaction is being accounted for as a recapitalization of FHGLP into the Partnership and the concurrent acquisition by the Partnership of the TCI Systems.

     The consolidated financial statements include the accounts of the Partnership and its subsidiary holding companies and cable television operating partnerships and corporations, which include Falcon Cable Communications LLC ("Falcon LLC"), a Delaware limited liability company that serves as the general manager of the cable television subsidiaries. The assets contributed by FHGLP to the Partnership excluded certain immaterial investments, principally FHGLP's ownership of 100% of the outstanding stock of Enstar Communications Corporation ("ECC"), which is the general partner and manager of fifteen limited partnerships operating under the name "Enstar". ECC's ownership interest in the Enstar partnerships ranges from 0.5% to 5%. Upon the consummation of the TCI Transaction, the management of the Enstar partnerships was assigned to the Partnership by FHGLP. The consolidated statements of operations and statements of cash flows for the year ended December 31, 1998 include FHGLP's interest in ECC for the nine months ended September 30, 1998. The effects of ECC's operations on all previous periods presented are immaterial.

     Prior to closing the TCI Transaction, FHGLP owned and operated cable television systems in 23 states. FHGLP also controlled, held varying equity interests in and managed certain other cable television partnerships (the "Affiliated Partnerships") for a fee. FHGLP is a limited partnership, the sole general partner of which is Falcon Holding Group, Inc., a California corporation ("FHGI"). FHGI also holds a 1% interest in certain of the subsidiaries of the Partnership. At the beginning of 1998, the Affiliated Partnerships were comprised of Falcon Classic Cable Income Properties, L.P. ("Falcon Classic") whose cable television systems are referred to as the "Falcon Classic Systems," Falcon Video and the Enstar partnerships. As discussed in Note 3, the Falcon Classic Systems were acquired by FHGLP during 1998. The Falcon Video Systems were acquired on September 30, 1998 in connection with the TCI Transaction. As a result of these transactions, the Affiliated Partnerships consist solely of the Enstar partnerships from October 1, 1998 forward.

     All significant intercompany accounts and transactions have been eliminated in consolidation. The consolidated financial statements do not give effect to any assets that the partners may have

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


outside their interests in the Partnership, nor to any obligations, including income taxes, of the partners.

     On July 12, 1996, the Partnership acquired the assets of Falcon Cable Systems Company ("FCSC"), an Affiliated Partnership. The results of operations of these cable systems have been included in the consolidated financial statements from July 12, 1996. Management fees and reimbursed expenses received by the Partnership from FCSC for the period of January 1, 1996 through July 11, 1996 are also included in the consolidated financial statements and have not been eliminated in consolidation. See Note 3.

CASH EQUIVALENTS

     For purposes of the consolidated statements of cash flows, the Partnership considers all highly liquid debt instruments purchased with an initial maturity of three months or less to be cash equivalents. Cash equivalents at December 31, 1996, 1997 and 1998 included $4.1 million, $4.5 million and $345,000 of investments in commercial paper and short-term investment funds of major financial institutions.

INVESTMENTS IN AFFILIATED PARTNERSHIPS

     Prior to closing the TCI Transaction, the Partnership was the general partner of certain entities, which in turn acted as general partner of the Affiliated Partnerships. The Partnership's effective ownership interests in the Affiliated Partnerships were less than one percent. The Affiliated Partnerships were accounted for using the equity method of accounting. Equity in net losses were recorded to the extent of the investments in and advances to the partnerships plus obligations for which the Partnership, as general partner, was responsible. The liabilities of the Affiliated Partnerships, other than amounts due the Partnership, principally consisted of debt for borrowed money and related accrued interest. The Partnership's ownership interests in the Affiliated Partnerships were eliminated in 1998 with the acquisition of Falcon Video and Falcon Classic and the retention by FHGLP of its interests in the Enstar partnerships.

PROPERTY, PLANT, EQUIPMENT AND DEPRECIATION AND AMORTIZATION

     Property, plant and equipment are stated at cost. Direct costs associated with installations in homes not previously served by cable are capitalized as part of the distribution system, and reconnects are expensed as incurred. For financial reporting, depreciation and amortization is computed using the straight-line method over the following estimated useful lives.

CABLE TELEVISION SYSTEMS:
  Headend buildings and equipment.....................    10-16 years
  Trunk and distribution..............................     5-15 years
  Microwave equipment.................................    10-15 years
OTHER:
  Furniture and equipment.............................      3-7 years
  Vehicles............................................     3-10 years
  Leasehold improvements..............................  Life of lease

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


FRANCHISE COST AND GOODWILL

     The excess of cost over the fair values of tangible assets and customer lists of cable television systems acquired represents the cost of franchises and goodwill. In addition, franchise cost includes capitalized costs incurred in obtaining new franchises and in the renewal of existing franchises. These costs are amortized using the straight-line method over the lives of the franchises, ranging up to 28 years (composite 15 year average). Goodwill is amortized over 20 years. Costs relating to unsuccessful franchise applications are charged to expense when it is determined that the efforts to obtain the franchise will not be successful.

CUSTOMER LISTS AND OTHER INTANGIBLE COSTS

     Customer lists and other intangible costs include customer lists, covenants not to compete and organization costs which are amortized using the straight-line method over two to five years.

     In 1998, the American Institute of Certified Public Accountants issued Statement of Position 98-5, "Reporting on Costs of Start-Up Activities". The new standard, which becomes effective for the Partnership on January 1, 1999, requires costs of start-up activities, including certain organization costs, to be expensed as incurred. Previously capitalized start-up costs are to be written off as a cumulative effect of a change in accounting principle. The Partnership believes that adoption of this standard will not have a material impact on the Partnership's financial position or results of operations.

DEFERRED LOAN COSTS

     Costs related to borrowings are capitalized and amortized to interest expense over the life of the related loan.

RECOVERABILITY OF ASSETS

     The Partnership assesses on an ongoing basis the recoverability of intangible assets (including goodwill) and capitalized plant assets based on estimates of future undiscounted cash flows compared to net book value. If the future undiscounted cash flow estimates were less than net book value, net book value would then be reduced to estimated fair value, which generally approximates discounted cash flows. The Partnership also evaluates the amortization periods of assets, including goodwill and other intangible assets, to determine whether events or circumstances warrant revised estimates of useful lives.

REVENUE RECOGNITION

     Revenues from customer fees, equipment rental and advertising are recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable television system. Management fees are recognized on the accrual basis based on a percentage of gross revenues of the respective cable television systems managed. Effective October 1, 1998, 20% of the management fees from the Enstar partnerships is retained by FHGLP.

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


DERIVATIVE FINANCIAL INSTRUMENTS

     As part of the Partnership's management of financial market risk and as required by certain covenants in its New Credit Agreement, the Partnership enters into various transactions that involve contracts and financial instruments with off-balance-sheet risk, principally interest rate swap and interest rate cap agreements. The Partnership enters into these agreements in order to manage the interest-rate sensitivity associated with its variable-rate indebtedness. The differential to be paid or received in connection with interest rate swap and interest rate cap agreements is recognized as interest rates change and is charged or credited to interest expense over the life of the agreements. Gains or losses for early termination of those contracts are recognized as an adjustment to interest expense over the remaining portion of the original life of the terminated contract.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," which is required to be adopted in years beginning after June 15, 1999. The Partnership expects to adopt the new statement effective January 1, 2000. SFAS 133 will require the Partnership to recognize all derivatives on the balance sheet at fair value. Derivatives that are not hedges must be adjusted to fair value through income. If the derivative is a hedge, depending on the nature of the hedge, changes in the fair value of derivatives are either offset against the changes in fair value of assets, liabilities, or firm commitments through earnings or recognized in other comprehensive income until the hedged item is recognized in earnings. The ineffective portion of a derivative's change in fair value will be immediately recognized in earnings. The Partnership believes that adoption of SFAS 133 will not have a material impact on the Partnership's financial position or results of operations.

INCOME TAXES

     The Partnership and its subsidiaries, except for Falcon First, are limited partnerships or limited liability companies and pay no income taxes as entities except for nominal taxes assessed by certain state jurisdictions. All of the income, gains, losses, deductions and credits of the Partnership are passed through to its partners. The basis in the Partnership's assets and liabilities differs for financial and tax reporting purposes. At December 31, 1998, the book basis of the Partnership's net assets exceeded its tax basis by $621.8 million.

REPORTING COMPREHENSIVE INCOME

     In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income," which established standards for the reporting and display of comprehensive income and its components in a full set of comparative general-purpose financial statements. SFAS 130 became effective for the Partnership on January 1, 1998. The Partnership does not currently have items of comprehensive income.

ADVERTISING COSTS

     All advertising costs are expensed as incurred.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

RECLASSIFICATIONS

     Certain prior year amounts have been reclassified to conform with the 1998 presentation.

NOTE 2 -- PARTNERSHIP MATTERS

     The Amended and Restated Agreement of Limited Partnership of FCLP ("FCLP Partnership Agreement") provides that profits and losses will be allocated, and distributions will be made, in proportion to the partners' percentage interests. FHGLP is the managing general partner and a limited partner and owns a 54% interest in FCLP, and TCI is a general partner and owns a 46% interest. The partners' percentage interests are based on the relative net fair market values of the assets contributed to FCLP under the Contribution Agreement, as estimated at the closing. The percentage interests were subsequently adjusted to reflect the December 1998 redemption of a small part of FHGLP's partnership interest. To the extent the relative net fair market values of the assets contributed to FCLP under the Contribution Agreement, as finally determined, are different from the estimates used to calculate the partners' percentage interests, one or the other of the partners will be required to make an additional cash capital contribution to FCLP so as to cause the partners' capital contributions to be in proportion to their percentage interests. Any such additional cash contribution is required to be made only to the extent of distributions by FCLP to the contributing partner. Any such additional cash contribution must be accompanied by interest at 9% per year from the date of closing or, in certain cases, from the date on which FCLP incurred any liability that affected the net fair market value of the parties' capital contributions.

     At any time after September 30, 2005, either TCI or FHGLP can offer to sell to the other partner the offering partner's entire partnership interest in FCLP for a negotiated price. The partner receiving such an offer may accept or reject the offer. If the partner receiving such an offer rejects it, the offering partner may elect to cause FCLP to be liquidated and dissolved in accordance with the FCLP Partnership Agreement.

     The Partnership expires on July 1, 2013. The Partnership will be dissolved prior to its expiration date under certain circumstances, including the withdrawal of FHGLP as the managing general partner (unless the partners vote to continue the Partnership), the sale of substantially all of the Partnership's assets, and at the election by TCI in the event of changes in FCLP's key management.

     The FCLP Partnership Agreement provides for an Advisory Committee consisting of six individual representatives, three of whom are appointed by FHGLP, two of whom are appointed by TCI and one of whom is appointed by joint designation of FHGLP and TCI. The FCLP Partnership Agreement prohibits FCLP from taking certain actions without the affirmative vote of a majority of the members of the Advisory Committee, including, but not limited to, the following: (1) the acquisition or disposition of assets under certain circumstances; and (2) conducting or entering into any line of business other than the ownership and operation of cable television systems and related and ancillary businesses.

     The FCLP Partnership Agreement further prohibits the Partnership from taking certain actions without the affirmative approval of TCI, including, but not limited to, the following: (1) any merger, consolidation, recapitalization or other reorganization, with certain permitted exceptions;

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


(2) the acquisition or disposition of assets under certain circumstances; (3) any sale or disposition of assets that would result in the allocation of taxable income or gain to TCI; (4) incurring indebtedness if, after giving effect to such indebtedness, FCLP's Operating Cash Flow Ratio, as defined, would exceed 8.0:1 through April 15, 2000 and 7.5:1 thereafter; (5) the issuance or redemption of any partnership interest or convertible interest, with certain permitted exceptions; (6) any transaction with FHGLP or any affiliate of FHGLP, with certain permitted exceptions; (7) the adoption or amendment of any management incentive plan; (8) the incurring of Net Overhead Expenses, as defined, that exceed 4.5% of the gross revenues of FCLP and its subsidiaries in any fiscal year; or (9) the liquidation or dissolution of FCLP, except in accordance with the provisions of the FCLP Partnership Agreement.

     TCI may elect to purchase all of FHGLP's interests in the Partnership in certain circumstances if a court finds that FHGLP has engaged in conduct while acting as Managing General Partner that has resulted in material harm to the Partnership or TCI.

     Prior to the closing of the TCI Transaction, the FHGLP Partnership Agreement gave certain partners of FHGLP certain rights and priorities with respect to other partners. Among these rights were stated obligations of the Partnership to redeem certain partners' partnership interests at fair value or, in some cases, at stated value. These rights and priorities were eliminated upon the closing of the TCI Transaction. At the closing of the TCI Transaction, a portion of the partnership interests held by certain FHGLP limited partners, having an agreed value of $154.7 million, were redeemed for cash.

     Under the amended FHGLP partnership agreement, the non-management limited partners of FHGLP may elect at certain times either to require the incorporation of FHGLP or to require that FHGLP elect to incorporate FCLP. Neither of these elections may be made prior to March 30, 2006. If the non-management limited partners of FHGLP make either of these elections, then, at any time more than six months after the election and prior to the date on which the incorporation is completed, the non-management limited partners of FHGLP may elect to require that FCLP (or, if FHGLP has purchased all of TCI's interest in FCLP, FHGLP) purchase all of the non-management partners' partnership interests in FHGLP. Under certain circumstances, a non-management limited partner of FHGLP may elect to exclude its partnership interest in FHGLP from the purchase and sale and, upon such election, all put and call rights with respect to such partner's partnership interest in FHGLP will terminate.

     The put and call rights with respect to the partnership interests of the non-management partners will terminate automatically if either FHGLP or FCLP is incorporated, if the corporation that succeeds to the assets of FHGLP or FCLP concurrently effects an initial public offering, and if the aggregate price to the public (before underwriting discounts or commissions, registration fees, and other expenses) of all stock sold in the public offering (including stock sold by any selling shareholders, but excluding stock of a different class from that acquired by the non-management partners in the incorporation) is at least $150 million.

     At any time on or after April 1, 2006, FCLP (or, if FHGLP has purchased all of TCI's interest in FCLP, FHGLP) may require that each of the non-management limited partners of FHGLP sell its entire interest in FHGLP to FCLP or FHGLP, as applicable. In the case of either a put or a call of the non-management limited partners' interests in FHGLP, the purchase price will equal the amount that would be distributed to each partner in dissolution and liquidation of FHGLP, assuming the sale of FCLP's assets at fair market value, as determined by three appraisers.

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The estimated redemption values at December 31, 1997 and December 31, 1998 were $171.4 million and $133 million, respectively, and are reflected in the consolidated financial statements as redeemable partners' equity. Such amounts were determined based on management's estimate of the relative fair value of such interests under current market conditions. Management of the Partnership will continue to adjust the recorded redemption values based on its estimate of the relative fair value of the interests subject to redemption. The actual redemption value of any partnership interests will generally be determined through the third-party appraisal mechanisms described in the partnership agreements, and the appraisers will not be bound by management's estimates. Accordingly, such appraised valuations may be greater than or less than management's estimates and any such variations could be significant.

     While the Partnership has assumed the obligations of FHGLP under the 1993 Incentive Performance Plan (the "Incentive Performance Plan"), FHGLP has agreed to contribute cash to the Partnership in an amount equal to any payments made by the Partnership under the Incentive Performance Plan.

NOTE 3 -- ACQUISITIONS AND SALES

     The Partnership acquired the cable television systems of FCSC on July 12, 1996 through a newly-formed subsidiary operating partnership for a purchase price of $253 million including transaction costs. The acquisition of FCSC was accounted for by the purchase method of accounting, whereby the purchase price of the FCSC assets was allocated based on an appraisal. The excess of purchase price over the fair value of net assets acquired, or $18.2 million, has been recorded as goodwill and is being amortized using the straight-line method over 20 years.

     In March and July 1998, FHGLP acquired the Falcon Classic Systems for an aggregate purchase price of $83.4 million. Falcon Classic had revenue of approximately $20.3 million for the year ended December 31, 1997.

     As discussed in Note 1, on September 30, 1998 the Partnership acquired the TCI Systems and the Falcon Video Systems in accordance with the Contribution Agreement.

     The acquisitions of the TCI Systems, the Falcon Video Systems and the Falcon Classic Systems were accounted for by the purchase method of accounting, whereby the purchase prices were allocated to the assets acquired and liabilities assumed based on their estimated fair values at the dates of acquisition, as follows:

                                                         FALCON VIDEO        FALCON CLASSIC
                                      TCI SYSTEMS          SYSTEMS              SYSTEMS
                                      -----------    --------------------    --------------
                                                     (DOLLARS IN THOUSANDS)
Purchase Price:
General partnership interests
  issued............................   $234,457            $ 43,073             $    --
Debt assumed........................    275,000             112,196                  --
Debt incurred.......................         --                  --              83,391
Other liabilities assumed...........        955               3,315               2,804
Transaction costs...................      2,879                  --                  --
                                       --------            --------             -------
                                        513,291             158,584              86,195
                                       --------            --------             -------

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



                                                         FALCON VIDEO        FALCON CLASSIC
                                      TCI SYSTEMS          SYSTEMS              SYSTEMS
                                      -----------    --------------------    --------------
                                                     (DOLLARS IN THOUSANDS)
Fair Market Value of Net Assets
  Acquired:
Property, plant and equipment.......     77,992              41,889              33,539
Franchise costs.....................    170,799              36,374               7,847
Customer lists and other intangible
  assets............................    217,443              53,602              34,992
Other assets........................      4,165               2,381               3,164
                                       --------            --------             -------
                                        470,399             134,246              79,542
                                       --------            --------             -------
  Excess of purchase price over fair
     value of assets acquired and
     liabilities assumed............   $ 42,892            $ 24,338             $ 6,653
                                       ========            ========             =======


     The excess of purchase price over the fair value of net assets acquired has been recorded as goodwill and is being amortized using the straight-line method over 20 years. The allocation of the purchase price may be subject to possible adjustment pursuant to the Contribution Agreement.

     The general partnership interests issued in the TCI Transaction were valued in proportion to the estimated fair value of the TCI Systems and the Falcon Video Systems as compared to the estimated fair value of the Partnership's assets, which was agreed upon in the Contribution Agreement by all holders of Partnership interests.

     Sources and uses of funds for each of the transactions were as follows:

                                                            FALCON VIDEO    FALCON CLASSIC
                                             TCI SYSTEMS      SYSTEMS          SYSTEMS
                                             -----------    ------------    --------------
                                                        (DOLLARS IN THOUSANDS)
Sources of Funds:
Cash on hand...............................   $ 11,429        $ 59,038         $ 6,591
Advance under bank credit facilities.......    429,739          56,467          76,800
                                              --------        --------         -------
          Total sources of funds...........   $441,168        $115,505         $83,391
                                              ========        ========         =======
Uses of Funds:
Repay debt assumed from TCI and existing
  debt of Falcon Video, including accrued
  interest.................................   $429,739        $115,505         $    --
Purchase price of assets...................         --              --          83,391
Payment of assumed obligations at
  closing..................................      6,495              --              --
Transaction fees and expenses..............      2,879              --              --
Available funds............................      2,055              --              --
                                              --------        --------         -------
          Total uses of funds..............   $441,168        $115,505         $83,391
                                              ========        ========         =======

     The following unaudited condensed consolidated statements of operations present the consolidated results of operations of the Partnership as if the acquisitions referred to above had occurred at the beginning of the periods presented and are not necessarily indicative of what

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


would have occurred had the acquisitions been made as of such dates or of results which may occur in the future.

                                                     YEAR ENDED DECEMBER 31,
                                               -----------------------------------
                                                 1996         1997         1998
                                               ---------    ---------    ---------
                                                     (DOLLARS IN THOUSANDS)
Revenues.....................................  $ 399,449    $ 424,994    $ 426,827
Expenses.....................................   (429,891)    (438,623)    (444,886)
                                               ---------    ---------    ---------
  Operating loss.............................    (30,442)     (13,629)     (18,059)
Interest and other expenses..................   (126,904)    (115,507)    (130,632)
                                               ---------    ---------    ---------
Loss before extraordinary item...............  $(157,346)   $(129,136)   $(148,691)
                                               =========    =========    =========

NOTE 4 -- DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value:

CASH AND CASH EQUIVALENTS

     The carrying amount approximates fair value due to the short maturity of those instruments.

NOTES PAYABLE

     The fair value of the Partnership's 11% Senior Subordinated Notes, 8.375% Senior Debentures and 9.285% Senior Discount Debentures is based on quoted market prices for those issues of debt. The fair value of the Partnership's other subordinated notes is based on quoted market prices for similar issues of debt with similar maturities. The carrying amount of the Partnership's remaining debt outstanding approximates fair value due to its variable rate nature.

INTEREST RATE HEDGING AGREEMENTS

     The fair value of interest rate hedging agreements is estimated by obtaining quotes from brokers as to the amount either party would be required to pay or receive in order to terminate the agreements.

     The following table depicts the fair value of each class of financial instruments for which it is practicable to estimate that value as of December 31:

                                                     1997                       1998
                                            ----------------------    ------------------------
                                            CARRYING                   CARRYING
                                             VALUE      FAIR VALUE      VALUE       FAIR VALUE
                                            --------    ----------    ----------    ----------
                                                          (DOLLARS IN THOUSANDS)
Cash and cash equivalents.................  $ 13,917     $ 13,917     $   14,284     $ 14,284
Notes payable (Note 6):
  11% Senior Subordinated Notes...........   282,193      299,125             --           --
  8.375% Senior Debentures................        --           --        375,000      382,500
  9.285% Senior Discount Debentures.......        --           --        294,982      289,275
  Bank credit facilities..................   606,000      606,000        926,000      926,000
  Other Subordinated Notes................    15,000       16,202         15,000       16,426
  Capitalized lease obligations...........        10           10              1            1
  Other...................................     8,018        8,018            370          370

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                            NOTIONAL                   NOTIONAL
                                             AMOUNT     FAIR VALUE      AMOUNT      FAIR VALUE
                                            --------    ----------    ----------    ----------
Interest Rate Hedging Agreements (Note 6):
Interest rate swaps.......................  $585,000     $   (371)    $1,534,713     $(22,013)
Interest rate caps........................    25,000         (148)            --           --

     The carrying value of interest rate swaps and caps was an asset of $402,000 at December 31, 1997 and a net obligation of $20.3 million at December 31, 1998. See Note 6(g). The amount of debt on which current interest expense has been affected is $520 million and $960 million for swaps at December 31, 1997 and 1998 and $25 million for caps at December 31, 1997. The balance of the contract totals presented above reflects contracts entered into as of December 31 which do not become effective until existing contracts expire.

NOTE 5 -- PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consist of:

                                                          DECEMBER 31,
                                                     ----------------------
                                                       1997         1998
                                                     ---------    ---------
                                                     (DOLLARS IN THOUSANDS)
Cable television systems...........................  $ 555,253    $ 765,641
Furniture and equipment............................     19,067       25,576
Vehicles...........................................     12,067       18,381
Land, buildings and improvements...................     10,723       16,505
                                                     ---------    ---------
                                                       597,110      826,103
Less accumulated depreciation and amortization.....   (272,551)    (320,209)
                                                     ---------    ---------
                                                     $ 324,559    $ 505,894
                                                     =========    =========

NOTE 6 -- NOTES PAYABLE

     Notes payable consist of:

                                                          DECEMBER 31,
                                                     ----------------------
                                                       1997         1998
                                                     --------    ----------
                                                     (DOLLARS IN THOUSANDS)
FCLP (formerly FHGLP) Only:
  11% Senior Subordinated Notes(a).................  $282,193    $       --
  8.375% Senior Debentures(b)......................        --       375,000
  9.285% Senior Discount Debentures, less
     unamortized discount(b).......................        --       294,982
  Capitalized lease obligations....................        10             1
Owned Subsidiaries:
  Amended and Restated Credit Agreement(c).........   606,000            --
  New Credit Facility(d)...........................        --       926,000
  Other subordinated notes(e)......................    15,000        15,000
  Other(f).........................................     8,018           370
                                                     --------    ----------
                                                     $911,221    $1,611,353
                                                     ========    ==========

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


  (a) 11% Senior Subordinated Notes

     On March 29, 1993, FHGLP issued $175 million aggregate principal amount of 11% Senior Subordinated Notes due 2003 (the "Notes"). Interest payment dates were semi-annual on each March 15 and September 15 commencing September 15, 1993. Through September 15, 2000 FHGLP, at its option, could pay all or any portion of accrued interest on the Notes by delivering to the holders thereof, in lieu of cash, additional Notes having an aggregate principal amount equal to the amount of accrued interest not paid in cash. Through December 31, 1997, the Partnership elected to issue $107.2 million additional notes as payment-in-kind for interest. The Partnership elected to pay the interest payment due March 15, 1998 in cash and, under the terms of the Notes, was required to continue to make cash payments.

     On May 19, 1998, FHGLP repurchased approximately $247.8 million aggregate principal amount of the Notes for an aggregate purchase price of $270.3 million pursuant to a fixed spread tender offer for all outstanding Notes. The Notes tendered represented approximately 88% of the Notes previously outstanding. The approximate $34.4 million of Notes not repurchased in the tender offer were redeemed on September 15, 1998 in accordance with their terms.

  (b) 8.375% Senior Debentures and 9.285% Senior Discount Debentures

     On April 3, 1998, FHGLP and its wholly-owned subsidiary, Falcon Funding Corporation ("FFC" and, collectively with FHGLP, the "Issuers"), sold $375,000,000 aggregate principal amount of 8.375% Senior Debentures due 2010 (the "Senior Debentures") and $435,250,000 aggregate principal amount at maturity of 9.285% Senior Discount Debentures due 2010 (the "Senior Discount Debentures" and, collectively with the Senior Debentures, the "Debentures") in a private placement. The Debentures were exchanged for debentures with the same form and terms, but registered under the Securities Act of 1933, as amended, in August 1998.

     In connection with consummation of the TCI Transaction, the Partnership was substituted for FHGLP as an obligor under the Debentures and thereupon FHGLP was released and discharged from any further obligation with respect to the Debentures and the related Indenture. FFC remains as an obligor under the Debentures and is now a wholly owned subsidiary of the Partnership. FFC was incorporated solely for the purpose of serving as a co-issuer of the Debentures and does not have any material operations or assets and will not have any revenues.

     The Senior Discount Debentures were issued at a price of 63.329% per $1,000 aggregate principal amount at maturity, for total gross proceeds of approximately $275.6 million, and will accrete to stated value at an annual rate of 9.285% until April 15, 2003. The unamortized discount amounted to $140.3 million at December 31, 1998. After giving effect to offering discounts, commissions and estimated expenses of the offering, the sale of the Debentures (representing aggregate indebtedness of approximately $650.6 million as of the date of issuance) generated net proceeds of approximately $631 million. The Partnership used substantially all the net proceeds from the sale of the Debentures to repay outstanding bank indebtedness.

  (c) Amended and Restated Credit Agreement

     The Partnership had a $775 million senior secured Amended and Restated Credit Agreement that was scheduled to mature on July 11, 2005. The Amended and Restated Credit Agreement required the Partnership to make annual reductions of $1 million on the term loan portion

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


commencing December 31, 1997. Maximum available borrowings under the Amended and Restated Credit Agreement were $774 million at December 31, 1997. The Amended and Restated Credit Agreement required interest on the amount outstanding under the reducing revolver portion to be tied to the ratio of consolidated total debt (as defined) to consolidated annualized cash flow (as defined). Interest rates were based on LIBOR or prime rates at the option of the Partnership. The LIBOR margin under the reducing revolver ranged from 0.75% to 1.625%, while interest on the term loan was at the LIBOR rate plus 2.375%.

     At December 31, 1997, the weighted average interest rate on borrowings outstanding under the Amended and Restated Credit Agreement (including the effects of the interest rate hedging agreements) was 7.69%. The Partnership was also required to pay a commitment fee per annum on the unused portion.

  (d) New Credit Facility

     On June 30, 1998, the Partnership entered into a new $1.5 billion senior credit facility (the "New Credit Facility") which replaced the Amended and Restated Credit Agreement and provided funds for the closing of the TCI Transaction. See Note 1. The borrowers under the New Credit Facility were the operating subsidiaries prior to consummation of the TCI Transaction and, following the TCI Transaction, the borrower is Falcon LLC. The restricted companies, as defined under the New Credit Facility, are Falcon LLC and each of its subsidiaries (excluding certain subsidiaries designated as excluded companies from time to time) and each restricted company (other than Falcon LLC) is also a guarantor of the New Credit Facility.

     The New Credit Facility consists of three committed facilities (one revolver and two term loans) and one uncommitted $350 million supplemental credit facility (the terms of which will be negotiated at the time the Partnership makes a request to draw on such facility). Facility A is a $650 million revolving credit facility maturing December 29, 2006; Facility B is a $200 million term loan maturing June 29, 2007; and Facility C is a $300 million term loan maturing December 31, 2007. All of Facility C and approximately $126 million of Facility B were funded on June 30, 1998, and the debt outstanding under the Amended and Restated Credit Agreement of approximately $329 million was repaid. As a result, from June 30, 1998 until September 29, 1998, FHGLP had an excess cash balance of approximately $90 million. Immediately prior to closing the TCI Transaction, approximately $39 million was borrowed under Facility A to discharge certain indebtedness of Falcon Video. In connection with consummation of the TCI Transaction, Falcon LLC assumed the approximately $433 million of indebtedness outstanding under the New Credit Facility. In addition to utilizing cash on hand of approximately $63 million, Falcon LLC borrowed the approximately $74 million remaining under Facility B and approximately $366 million under Facility A to discharge approximately $73 million of Falcon Video indebtedness and to retire approximately $430 million of TCI indebtedness assumed as part of the contribution of the TCI Systems. As a result of these borrowings, the amount outstanding under the New Credit Facility at December 31, 1998 was $926 million. Subject to covenant limitations, the Partnership had available to it additional borrowing capacity thereunder of $224 million at December 31, 1998. However, limitations imposed by the Partnership's partnership agreement as amended would limit available borrowings at December 31, 1998 to $23.1 million.

  (e) Other subordinated notes

     Other subordinated notes consist of 11.56% Subordinated Notes due March 2001. The subordinated note agreement contains certain covenants which are substantially the same as the

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


covenants under the New Credit Facility, which is described in (d) above. At December 31, 1998, management believes that the Partnership was in compliance with such covenants.

  (f) Other

     Other notes payable as of December 31, 1997 consisted of $7.5 million owed by Enstar Finance Company, LLC ("EFC"). FHGLP's interest in EFC was not contributed to FCLP on September 30, 1998. Consequently, EFC's obligations are excluded from those of the Partnership as of December 31, 1998.

  (g) Interest Rate Hedging Agreements

     The Partnership utilizes interest rate hedging agreements to establish long-term fixed interest rates on a portion of its variable-rate debt. The New Credit Facility requires that interest be tied to the ratio of consolidated total debt to consolidated annualized cash flow (in each case, as defined therein), and further requires that the Partnership maintain hedging arrangements with respect to at least 50% of the outstanding borrowings thereunder plus any additional borrowings of the Partnership, including the Debentures, for a two year period. As of December 31, 1998, borrowings under the New Credit Facility bore interest at an average rate of 7.55% (including the effect of interest rate hedging agreements). The Partnership has entered into fixed interest rate hedging agreements with an aggregate notional amount at December 31, 1998 of $1.485 billion, including contracts of $160 million assumed from Falcon Video in connection with the TCI Transaction. Agreements in effect at December 31, 1998 totaled $910 million, with the remaining $575 million to become effective as certain of the existing contracts mature during 1999 through October of 2004. These agreements expire at various times through October, 2006. In addition to these agreements, the Partnership has one interest rate swap contract with a notional amount of $25 million under which it pays variable LIBOR rates and receives fixed rate payments.

     The hedging agreements resulted in additional interest expense of $1 million, $350,000 and $1.2 million for the years ended December 31, 1996, 1997 and 1998, respectively. The Partnership does not believe that it has any significant risk of exposure to non-performance by any of its counterparties.

  (h) Debt Maturities

     The Partnership's notes payable outstanding at December 31, 1998 mature as follows:

                                                                        OTHER
                       8.375% SENIOR    9.285% SENIOR    NOTES TO    SUBORDINATED
        YEAR            DEBENTURES       DEBENTURES       BANKS         NOTES        OTHER      TOTAL
        ----           -------------    -------------    --------    ------------    -----    ----------
                                                    (DOLLARS IN THOUSANDS)
  1999...............    $     --         $     --       $  5,000      $    --       $371     $    5,371
  2000...............          --               --          5,000           --         --          5,000
  2001...............          --               --          5,000       15,000         --         20,000
  2002...............          --               --          5,000           --         --          5,000
  2003...............          --               --          5,000           --         --          5,000
Thereafter...........     375,000          435,250        901,000           --         --      1,711,250

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


  (i) Extraordinary Item

     Fees and expenses incurred in connection with the repurchase of the Notes on May 19, 1998 and the retirement of the remaining Notes on September 15, 1998 were $19.7 million in the aggregate. In addition, the unamortized portion of deferred loan costs related to the Notes and the Amended and Restated Credit Agreement, which amounted to $10.9 million in the aggregate, were written off as an extraordinary charge upon the extinguishment of the related debt.

NOTE 7 -- COMMITMENTS AND CONTINGENCIES

     The Partnership leases land, office space and equipment under operating leases expiring at various dates through the year 2039. See Note 9.

     Future minimum rentals for operating leases at December 31, 1998 are as follows:

                          YEAR                                 TOTAL
                          ----                              -----------
                                                            (DOLLARS IN
                                                            THOUSANDS)
  1999..................................................      $ 2,758
  2000..................................................        2,545
  2001..................................................        2,264
  2002..................................................        1,919
  2003..................................................        1,119
Thereafter..............................................        4,449
                                                              -------
                                                              $15,054
                                                              =======

     In most cases, management expects that, in the normal course of business, these leases will be renewed or replaced by other leases. Rent expense amounted to $2.1 million in 1996, $2.4 million in 1997 and $3.1 million in 1998.

     In addition, the Partnership rents line space on utility poles in some of the franchise areas it serves. These rentals amounted to $2.8 million for 1996, $3.1 million for 1997 and $3.9 million for 1998. Generally, such pole rental agreements are short-term; however, the Partnership anticipates such rentals will continue in the future.

     Beginning in August 1997, the Partnership elected to self-insure its cable distribution plant and subscriber connections against property damage as well as possible business interruptions caused by such damage. The decision to self-insure was made due to significant increases in the cost of insurance coverage and decreases in the amount of insurance coverage available. In October 1998, the Partnership reinstated third party insurance coverage against damage to its cable distribution plant and subscriber connections and against business interruptions resulting from such damage. This coverage is subject to a significant annual deductible and is intended to limit the Partnership's exposure to catastrophic losses, if any, in future periods. Management believes that the relatively small size of the Partnership's markets in any one geographic area, coupled with their geographic separation, will mitigate the risk that the Partnership could sustain losses due to seasonal weather conditions or other events that, in the aggregate, could have a material adverse effect on the Partnership's liquidity and cash flows. The Partnership continues to purchase insurance coverage in amounts management views as appropriate for all other property, liability, automobile, workers' compensation and other types of insurable risks.

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


     The Partnership is required under various franchise agreements at December 31, 1998 to rebuild certain existing cable systems at a cost of approximately $83 million.

     The Partnership is regulated by various federal, state and local government entities. The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"), provides for among other things, federal and local regulation of rates charged for basic cable service, cable programming service tiers ("CPSTs") and equipment and installation services. Regulations issued in 1993 and significantly amended in 1994 by the Federal Communications Commission (the "FCC") have resulted in changes in the rates charged for the Partnership's cable services. The Partnership believes that compliance with the 1992 Cable Act has had a negative impact on its operations and cash flow. It also presently believes that any potential future liabilities for refund claims or other related actions would not be material. The Telecommunications Act of 1996 (the "1996 Telecom Act") was signed into law on February 8, 1996. As it pertains to cable television, the 1996 Telecom Act, among other things, (i) ends the regulation of certain CPSTs in 1999; (ii) expands the definition of effective competition, the existence of which displaces rate regulation; (iii) eliminates the restriction against the ownership and operation of cable systems by telephone companies within their local exchange service areas; and (iv) liberalizes certain of the FCC's cross-ownership restrictions.

     The Partnership has various contracts to obtain basic and premium programming from program suppliers whose compensation is generally based on a fixed fee per customer or a percentage of the gross receipts for the particular service. Some program suppliers provide volume discount pricing structures or offer marketing support to the Partnership. The Partnership's programming contracts are generally for a fixed period of time and are subject to negotiated renewal. The Partnership does not have long-term programming contracts for the supply of a substantial amount of its programming. Accordingly, no assurances can be given that the Partnership's programming costs will not continue to increase substantially or that other materially adverse terms will not be added to the Partnership's programming contracts. Management believes, however, that the Partnership's relations with its programming suppliers generally are good.

     Effective December 1, 1998, the Partnership elected to obtain certain of its programming services through an affiliate of TCI. This election resulted in a reduction in the Partnership's programming costs, the majority of which will be passed on to its customers in the form of reduced rates in compliance with FCC rules. The Partnership has elected to continue to acquire its remaining programming services under its existing programming contracts, but may elect to acquire additional programming services through the TCI affiliate in the future. The Partnership, in the normal course of business, purchases cable programming services from certain program suppliers owned in whole or in part by an affiliate of TCI.

     The Partnership is periodically a party to various legal proceedings. Such legal proceedings are ordinary and routine litigation proceedings that are incidental to the Partnership's business, and management presently believes that the outcome of all pending legal proceedings will not, in the aggregate, have a material adverse effect on the financial condition of the Partnership.

     The Partnership, certain of its affiliates, and certain third parties have been named as defendants in an action entitled Frank O'Shea I.R.A. et al. v. Falcon Cable Systems Company, et al., Case No. BC 147386, pending in the Superior Court of the State of California, County of Los Angeles (the "Action"). Plaintiffs in the Action are certain former unitholders of FCSC purporting to represent a class consisting of former unitholders of FCSC other than those affiliated with FCSC and/or its controlling persons. The complaint in the Action alleges, among other things,

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


that defendants breached their fiduciary and contractual duties to unitholders, and acted negligently, with respect to the purchase from former unitholders of their interests in FCSC in 1996. A settlement of the action has been agreed to and will be presented to the court for approval on April 22, 1999. The terms of the settlement, if approved, are not expected to have a material adverse effect on the financial condition of the Partnership. Net of insurance proceeds, the settlement's cost to the Partnership would amount to approximately $2.7 million, all of which had been reserved as of December 31, 1998. The Partnership recognized expenses related to the settlement of $52,000, $145,000 and $2.5 million in 1996, 1997 and 1998, respectively.

NOTE 8 -- EMPLOYEE BENEFIT PLANS

     The subsidiaries of the Partnership have a cash or deferred profit sharing plan (the "Profit Sharing Plan") covering substantially all of their employees. FHGLP joined in the adoption of the FHGI cash or deferred profit sharing plan as of March 31, 1993. The provisions of this plan were amended to be substantially identical to the provisions of the Profit Sharing Plan.

     The Profit Sharing Plan provides that each participant may elect to make a contribution in an amount up to 20% of the participant's annual compensation which otherwise would have been payable to the participant as salary. The Partnership's contribution to the Profit Sharing Plan, as determined by management, is discretionary but may not exceed 15% of the annual aggregate compensation (as defined) paid to all participating employees. There were no contributions for the Profit Sharing Plan in 1996, 1997 or 1998.

     On September 30 1998, the Partnership assumed the obligations of FHGLP for its 1993 Incentive Performance Plan (the "Incentive Plan"). The value of the interests in the Incentive Plan is tied to the equity value of certain partnership units in FHGLP held by FHGI. In connection with the assumption by the Partnership, FHGLP agreed to fund any benefits payable under the Incentive Plan through additional capital contributions to the Partnership, the waiver of its rights to receive all or part of certain distributions from the Partnership and/or a contribution of a portion of its partnership units to the Partnership. The benefits which are payable under the Incentive Plan are equal to the amount of distributions which FHGI would have otherwise received with respect to 1,932.67 of the units of FHGLP held by FHGI and a portion of FHGI's interest in certain of the partnerships that are the general partners of the Partnership's operating subsidiaries. Benefits are payable under the Incentive Plan only when distributions would otherwise be paid to FHGI with respect to the above-described units and interests. The Incentive Plan is scheduled to terminate on January 5, 2003, at which time the Partnership is required to distribute the units described above to the participants in the Incentive Plan. At such time, FHGLP is required to cause the units to be contributed to the Partnership to fund such distributions. The participants in the Incentive Plan are present and former employees of the Partnership, FHGLP and its operating affiliates, all of whom are 100% vested. Prior to the closing of the TCI Transaction, FHGLP amended the Incentive Plan to provide for payments by FHGLP at the closing of the TCI Transaction to participants in an aggregate amount of approximately $6.5 million and to reduce by such amount FHGLP's obligations to make future payments to participants under the Incentive Plan.

     In 1999, the Partnership adopted a Restricted Unit Plan (the "New FCLP Incentive Plan" or "Plan") for the benefit of certain employees. Grants of restricted units are provided at the discretion of the Advisory Committee. The value of the units in the New FCLP Incentive Plan is tied to the equity value of FCLP above a base equity as determined initially in 1999 by the partners, and for grants in subsequent years by an appraisal. Benefits are payable under the

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


New FCLP Incentive Plan only when distributions would otherwise be payable to equity holders of FCLP. An initial grant of 100,000 units representing 2.75% of the equity of FCLP in excess of the equity base was approved and will be allocated to the participants in the Plan. There is a five-year vesting requirement for all participants.

NOTE 9 -- RELATED PARTY TRANSACTIONS

     The Partnership is a separate, stand-alone holding company which employs all of the management personnel. The Partnership is financially dependent on the receipt of permitted payments from its operating subsidiaries, management and consulting fees from domestic cable ventures, and the reimbursement of specified expenses by certain of the Affiliated Partnerships to fund its operations. Expected increases in the funding requirements of the Partnership combined with limitations on its sources of cash may create liquidity issues for the Partnership in the future. Specifically, the Amended and Restated Credit Agreement and, subsequently, the New Credit Facility, permitted the subsidiaries of the Partnership to remit to the Partnership no more than 4.25% of their net cable revenues, as defined, in any year, effective July 12, 1996. Beginning on January 1, 1999, this limitation was increased to 4.5% of net cable revenues in any year. As a result of the 1998 acquisition by the Partnership of the Falcon Classic and Falcon Video Systems, the Partnership will no longer receive management fees and reimbursed expenses from Falcon Classic or receive management fees from Falcon Video. Commencing on October 1, 1998, FHGLP retains 20% of the management fees paid by the Enstar partnerships. The management fees earned from the Enstar partnerships were $1.9 million, $2 million and $1.9 million for the years ended December 31, 1996, 1997 and 1998, respectively.

     The management and consulting fees and expense reimbursements earned from the Affiliated Partnerships amounted to approximately $6.3 million and $3.7 million, $5.2 million and $2.1 million and $3.7 million and $1.5 million for the years ended December 31, 1996, 1997 and 1998, respectively. The fees and expense reimbursements of $6.3 million and $3.7 million earned in 1996 included $1.5 million and $1 million earned from FCSC from January 1, 1996 through July 11, 1996. The fees and expense reimbursements of $3.7 million and $1.5 million earned in 1998 included $191,000 and $128,000 earned from Falcon Classic from January 1, 1998 through July 16, 1998, and $1.2 million in management fees from Falcon Video from January 1, 1998 through September 30, 1998. Subsequent to these acquisitions, the amounts payable to the Partnership in respect of its management of the former FCSC, Falcon Classic and Falcon Video Systems became subject to the limitations contained in the Amended and Restated Credit Agreement and, subsequently, the New Credit Facility.

     Receivables from the Affiliated Partnerships for services and reimbursements described above amounted to approximately $11.3 million and $2.3 million (which, in 1997, included $7.5 million of notes receivable from the Enstar partnerships) at December 31, 1997 and 1998.

     Included in Commitments and Contingencies (Note 7) are two facility lease agreements with the Partnership's Chief Executive Officer and his wife, or entities owned by them, requiring annual future minimum rental payments aggregating $2.1 million through 2001, one facility being assumed by a subsidiary as part of the assets acquired on July 12, 1996 from FCSC. That subsidiary acquired the property in February 1999 for $282,500, a price determined by two independent appraisals. During the years ended December 31, 1996, 1997 and 1998 rent expense on the first facility amounted to $397,000, $383,000 and $416,000, respectively. The rent paid for the second facility for the period July 12, 1996 through December 31, 1996 amounted to

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


approximately $18,000, and the amount paid in each of 1997 and 1998 was approximately $41,000.

     In addition, the Partnership provides certain accounting, bookkeeping and clerical services to the Partnership's Chief Executive Officer. The costs of services provided were determined based on allocations of time plus overhead costs (rent, parking, supplies, telephone, etc.). Such services amounted to $118,300, $163,000 and $212,000 for the years ended December 31, 1996, 1997 and
1998, respectively. These costs were net of amounts reimbursed to the Partnership by the Chief Executive Officer amounting to $75,000, $55,000 and $72,000 for the years ended December 31, 1996, 1997 and 1998, respectively.

NOTE 10 -- OTHER INCOME (EXPENSE)

     Other income (expense) is comprised of the following:

                                                                 YEAR ENDED DECEMBER 31,
                                                              -----------------------------
                                                               1996       1997       1998
                                                              -------    -------    -------
                                                                 (DOLLARS IN THOUSANDS)
Gain on sale of Available-for-Sale Securities...............  $ 2,264    $    --    $    --
Gain on insured casualty losses.............................       --      3,476        314
Write down of investment....................................   (1,000)        --         --
Gain (loss) on sale of investment...........................       --     (1,360)       174
Net lawsuit settlement costs................................       --     (1,030)    (2,614)
Other, net..................................................     (450)      (201)      (791)
                                                              -------    -------    -------
                                                              $   814    $   885    $(2,917)
                                                              =======    =======    =======

NOTE 11 -- SUBSEQUENT EVENTS

     In March 1999, AT&T and Tele-Communications, Inc. completed a merger under which Tele-Communications, Inc. became a unit of AT&T called AT&T Broadband & Internet Services. The unit will continue to be headquartered in the Denver area. Leo J. Hindery, Jr., who had been president of Tele-Communications, Inc. since January 1997, was named President and Chief Executive Officer of AT&T Broadband & Internet Services, which became the owner of TCI Falcon Holdings, LLC as a result of the merger.

     The Partnership entered into a letter of intent with AT&T to form a joint venture. This joint venture would provide local or any-distance communications services, other than mobile wireless services, video entertainment services and high speed Internet access services, to residential and certain small business customers under the AT&T brand name over the Partnership's infrastructure. Formation of the joint venture is subject to certain conditions. The Partnership is unable to predict if or when such conditions will be met.

NOTE 12 -- SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

OPERATING ACTIVITIES

     During the years ended December 31, 1996, 1997 and 1998, the Partnership paid cash interest amounting to approximately $39.7 million, $48.1 million and $84.9 million, respectively.

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


INVESTING ACTIVITIES

     See Note 3 regarding the non-cash investing activities related to the acquisitions of the cable systems of the TCI Systems, the Falcon Video Systems, the Falcon Classic Systems and FCSC.

FINANCING ACTIVITIES

     See Note 3 regarding the non-cash financing activities relating to the acquisitions of the cable systems of the TCI Systems, the Falcon Video Systems, the Falcon Classic Systems and FCSC. See Note 2 regarding the reclassification to redeemable partners' equity.

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


NOTE 13 -- FCLP (PARENT COMPANY ONLY)

     The following parent-only condensed financial information presents Falcon Communications, L.P.'s balance sheets and related statements of operations and cash flows by accounting for the investments in its subsidiaries on the equity method of accounting. The condensed balance sheet information for 1997 and condensed statement of operations information through September 30, 1998 is for FHGLP (parent only). The accompanying condensed financial information should be read in conjunction with the consolidated financial statements and notes thereto.

                      CONDENSED BALANCE SHEET INFORMATION

                                                                  DECEMBER 31,
                                                             ----------------------
                                                               1997         1998
                                                             ---------    ---------
                                                             (DOLLARS IN THOUSANDS)
ASSETS:
  Cash and cash equivalents................................  $   8,177    $   1,605
  Receivables:
     Intercompany notes and accrued interest receivable....    226,437      655,128
     Due from affiliates and other entities, of which
       $23,374,000 was contractually restricted or
       otherwise deferred at December 31, 1997 (see Note
       9)..................................................     25,340        2,129
  Prepaid expenses and other...............................        711          236
  Investments in affiliated partnerships...................     12,827           --
  Other investments........................................      1,519           --
  Property, plant and equipment, less accumulated
     depreciation and amortization.........................      1,323        3,599
  Deferred loan costs, less accumulated amortization.......      4,846       20,044
                                                             ---------    ---------
                                                             $ 281,180    $ 682,741
                                                             =========    =========
LIABILITIES:
  Notes payable............................................  $      10    $      --
  Senior notes payable.....................................    282,193      669,982
  Notes payable to affiliates..............................         --       70,805
  Accounts payable.........................................        179          135
  Accrued expenses.........................................     14,025       14,000
  Equity in net losses of subsidiaries in excess of
     investment............................................    230,155      198,492
                                                             ---------    ---------
          TOTAL LIABILITIES................................    526,562      953,414
REDEEMABLE PARTNERS' EQUITY................................    171,373      133,023
PARTNERS' DEFICIT..........................................   (416,755)    (403,696)
                                                             ---------    ---------
                                                             $ 281,180    $ 682,741
                                                             =========    =========

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                           FCLP (PARENT COMPANY ONLY)
                 CONDENSED STATEMENT OF OPERATIONS INFORMATION

                                                      YEAR ENDED DECEMBER 31,
                                                 ---------------------------------
                                                   1996        1997        1998
                                                 --------    --------    ---------
                                                      (DOLLARS IN THOUSANDS)
REVENUES:
  Management fees:
     Affiliated Partnerships...................  $  3,962    $  2,873    $   2,120
     Subsidiaries..............................    12,020      13,979       14,010
     International and other...................       413         281           33
                                                 --------    --------    ---------
          Total revenues.......................    16,395      17,133       16,163
                                                 --------    --------    ---------
EXPENSES:
  General and administrative expenses..........     9,096      11,328       21,134
  Depreciation and amortization................       375         274          559
                                                 --------    --------    ---------
          Total expenses.......................     9,471      11,602       21,693
                                                 --------    --------    ---------
          Operating income (loss)..............     6,924       5,531       (5,530)
OTHER INCOME (EXPENSE):
  Interest income..............................    19,884      22,997       50,562
  Interest expense.............................   (27,469)    (30,485)     (59,629)
  Equity in net losses of subsidiaries.........   (50,351)    (56,422)    (105,659)
  Equity in net losses of investee
     partnerships..............................       (73)         (4)         (31)
  Other, net...................................     1,100      (2,455)          --
                                                 --------    --------    ---------
Net loss before extraordinary item.............   (49,985)    (60,838)    (120,287)
Extraordinary item, retirement of debt.........        --          --      (24,196)
                                                 --------    --------    ---------
NET LOSS.......................................  $(49,985)   $(60,838)   $(144,483)
                                                 ========    ========    =========

                          FALCON COMMUNICATIONS, L.P.

                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)



           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                           FCLP (PARENT COMPANY ONLY)
                 CONDENSED STATEMENT OF CASH FLOWS INFORMATION

                                                        YEAR ENDED DECEMBER 31,
                                                     ------------------------------
                                                      1996       1997       1998
                                                     -------    ------    ---------
                                                         (DOLLARS IN THOUSANDS)
Net cash provided by (used in)
  Operating activities.............................  $(8,969)   $1,478    $(418,226)
                                                     -------    ------    ---------
Cash flows from investing activities:
  Distributions from affiliated partnerships.......      773        --        1,820
  Capital expenditures.............................     (242)     (417)      (2,836)
  Investments in affiliated partnerships and other
     investments...................................   (9,000)     (254)      (2,998)
  Proceeds from sale of investments and other
     assets........................................        3       702        1,694
  Proceeds from sale of available-for-sale
     securities....................................    9,502        --           --
  Assets retained by Falcon Holding Group, L.P.....       --        --       (2,893)
                                                     -------    ------    ---------
Net cash provided by (used in) investing
  activities.......................................    1,036        31       (5,213)
                                                     -------    ------    ---------
Cash flows from financing activities:
  Repayment of debt................................     (120)     (131)    (282,203)
  Borrowings from notes payable....................       --        --      650,639
  Borrowings from subsidiaries.....................       --        --       70,805
  Capital contributions............................    5,000        93           --
  Redemption of partners' equity...................       --        --       (1,170)
  Deferred loan costs..............................       --        --      (21,204)
                                                     -------    ------    ---------
Net cash provided by (used in) financing
  activities.......................................    4,880       (38)     416,867
                                                     -------    ------    ---------
Net increase (decrease) in cash and cash
  equivalents......................................   (3,053)    1,471       (6,572)
Cash and cash equivalents, at beginning of year....    9,759     6,706        8,177
                                                     -------    ------    ---------
Cash and cash equivalents, at end of year..........  $ 6,706    $8,177    $   1,605
                                                     =======    ======    =========

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

                     CONDENSED CONSOLIDATED BALANCE SHEETS


                                                                DECEMBER 31,     JUNE 30,
                                                                   1998*           1999
                                                                ------------    -----------
                                                                                (UNAUDITED)
                                                                  (DOLLARS IN THOUSANDS)
ASSETS:
  Cash and cash equivalents.................................     $   14,284     $   11,852
  Receivables:
  Trade, less allowance of $670,000 and $699,000 for
     possible losses........................................         15,760         19,102
     Affiliates.............................................          2,322          6,949
  Other assets..............................................         16,779         35,007
  Property, plant and equipment, less accumulated
     depreciation and amortization of $320,209,000 and
     $349,316,000...........................................        505,894        522,587
  Franchise cost, less accumulated amortization of
     $226,526,000 and $251,998,000..........................        397,727        384,197
  Goodwill, less accumulated amortization of $25,646,000 and
     $30,547,000............................................        135,308        133,480
  Customer lists and other intangible costs, less
     accumulated amortization of $59,422,000 and
     $97,912,000............................................        333,017        300,314
  Deferred loan costs, less accumulated amortization of
     $2,014,000 and $2,352,000..............................         24,331         23,354
                                                                 ----------     ----------
                                                                 $1,445,422     $1,436,842
                                                                 ==========     ==========
                             LIABILITIES AND PARTNERS' DEFICIT
LIABILITIES:
  Notes payable.............................................     $1,611,353     $1,665,676
  Accounts payable..........................................         10,341          6,088
  Accrued expenses..........................................         83,077        138,804
  Customer deposits and prepayments.........................          2,257          2,630
  Deferred income taxes.....................................          8,664          2,287
  Minority interest.........................................            403            387
                                                                 ----------     ----------
TOTAL LIABILITIES...........................................      1,716,095      1,815,872
                                                                 ----------     ----------
COMMITMENTS AND CONTINGENCIES
REDEEMABLE PARTNERS' EQUITY.................................        133,023        400,471
                                                                 ----------     ----------
PARTNERS' EQUITY (DEFICIT):
  General partner...........................................       (408,369)      (783,100)
  Limited partners..........................................          4,673          3,599
                                                                 ----------     ----------
TOTAL PARTNERS' DEFICIT.....................................       (403,696)      (779,509)
                                                                 ----------     ----------
                                                                 $1,445,422     $1,436,842
                                                                 ==========     ==========


---------------
*As presented in the audited financial statements.

     See accompanying notes to condensed consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              -----------------------
                                                                1998          1999
                                                              ---------    ----------
                                                              (DOLLARS IN THOUSANDS)
                                                                    (UNAUDITED)
REVENUES....................................................  $133,332     $ 212,205
                                                              --------     ---------
OPERATING COSTS AND EXPENSES:
  Programming costs.........................................    25,933        47,233
  Service costs.............................................    14,124        25,545
  General and administrative expenses.......................    24,516        39,779
  Equity-based deferred compensation........................        --        44,600
  Depreciation and amortization.............................    64,006       110,048
                                                              --------     ---------
          Total operating costs and expenses................   128,579       267,205
                                                              --------     ---------
          Operating income (loss)...........................     4,753       (55,000)

OTHER INCOME (EXPENSE):
  Interest expense, net.....................................   (44,699)      (64,852)
  Equity in net loss of investee partnerships...............      (266)          163
  Other income (expense), net...............................      (824)        9,807
  Income tax benefit........................................     1,831         2,459
                                                              --------     ---------
NET LOSS BEFORE EXTRAORDINARY ITEMS.........................  $(39,205)    $(107,423)
EXTRAORDINARY ITEMS.........................................   (28,412)           --
                                                              --------     ---------
NET LOSS....................................................  $(67,617)    $(107,423)
                                                              ========     =========


     See accompanying notes to condensed consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                 SIX MONTHS ENDED
                                                                     JUNE 30,
                                                              ----------------------
                                                                 1998         1999
                                                              ----------    --------
                                                              (DOLLARS IN THOUSANDS)
                                                                   (UNAUDITED)
Net cash provided by operating activities...................  $   13,558    $ 36,697
                                                              ----------    --------
Cash flows from investing activities:
  Acquisition of cable television systems...................     (76,789)    (16,450)
  Capital expenditures......................................     (38,609)    (59,034)
  Increase in intangible assets.............................      (1,102)     (2,151)
  Other.....................................................       1,065      (2,107)
                                                              ----------    --------
     Net cash used in investing activities..................    (115,435)    (79,742)
                                                              ----------    --------
Cash flows from financing activities:
  Borrowings from notes payable.............................   1,445,957      68,500
  Repayment of debt.........................................  (1,224,683)    (27,871)
  Deferred loan costs.......................................     (23,944)        (16)
  Other.....................................................          83          --
                                                              ----------    --------
     Net cash provided by financing activities..............     197,413      40,613
                                                              ----------    --------
Net increase (decrease) in cash and cash equivalents........      95,536      (2,432)
Cash and cash equivalents at beginning of period............      13,917      14,284
                                                              ----------    --------
Cash and cash equivalents at end of period..................  $  109,453    $ 11,852
                                                              ==========    ========


     See accompanying notes to condensed consolidated financial statements.

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)


         NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 -- BASIS OF PRESENTATION


     Falcon Communications, L.P., a California limited partnership (the "Partnership") and successor to Falcon Holding Group, L.P. ("FHGLP"), owns and operates cable television systems serving small to medium-sized communities and the suburbs of certain cities in 23 states. On September 30, 1998, pursuant to a Contribution and Purchase Agreement dated as of December 30, 1997, as amended (the "Contribution Agreement"), FHGLP acquired the assets and liabilities of Falcon Video Communications, L.P. ("Falcon Video" or the "Falcon Video systems"), in exchange for ownership interests in FHGLP. Simultaneously with the closing of that transaction, in accordance with the Contribution Agreement, FHGLP contributed substantially all of the existing cable television system operations owned by FHGLP and its subsidiaries (including the Falcon Video systems) to the Partnership and TCI Falcon Holdings, LLC ("TCI") contributed certain cable television systems owned and operated by affiliates of TCI (the "TCI systems") to the Partnership (the "TCI Transaction"). In March 1999, AT&T and Tele-Communications, Inc. completed a merger under which Tele-Communications, Inc. became a unit of AT&T called AT&T Broadband & Internet Services, which became the owner of TCI Falcon Holdings, LLC as a result of the merger. As a result, AT&T Broadband and Internet Services holds approximately 46% of the equity interests of the Partnership and FHGLP holds the remaining 54% and serves as the managing general partner of the Partnership. The TCI Transaction has been accounted for as a recapitalization of FHGLP into the Partnership and the concurrent acquisition by the Partnership of the TCI systems.



     On May 26, 1999, the Partnership and Charter Communications ("Charter") announced a definitive agreement in which Charter will acquire the Partnership in a cash and stock transaction valued at approximately $3.6 billion. Closing of the pending sale is subject to obtaining all necessary government approvals, and is anticipated to take place in the fourth quarter of 1999.


NOTE 2 -- INTERIM FINANCIAL STATEMENTS


     The interim financial statements for the six months ended June 30, 1999 and 1998 are unaudited. These condensed interim financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Partnership's latest Annual Report on Form 10-K. In the opinion of management, such statements reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of such periods. The results of operations for the six months ended June 30, 1999 are not indicative of results for the entire year.



NOTE 3 -- REDEEMABLE PARTNERS' EQUITY



     Redeemable partners' equity has been adjusted as of June 30, 1999 based on the estimated redemption value to be recognized from the pending sale to Charter.



NOTE 4 -- EQUITY-BASED DEFERRED COMPENSATION



     In connection with the pending sale of the Partnership to Charter discussed in Note 1, the Partnership recorded a non-cash charge of $42 million during the three months ended June 30, 1999 related to both the 1993 Incentive Performance Plan ($17.2 million) and the 1999 Employee Restricted Unit Plan ($24.8 million). The amounts were determined based on the value of the underlying ownership units, as established by the pending sale of the Partnership to Charter. $2.6 million of additional compensation related to the 1993 Incentive Performance Plan was recorded in the three months ended March 31, 1999 based on management's estimate of the increase in value of the underlying ownership interests since December 31, 1998. Payments under the plans are subject to closing of the sale to Charter, and will be paid from net sales

                          FALCON COMMUNICATIONS, L.P.
                   (SUCCESSOR TO FALCON HOLDING GROUP, L.P.)


 NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



proceeds. The total deferred compensation of $44.6 million under these plans is included in accrued expenses.



NOTE 5 -- ACQUISITIONS


     In March 1998, the Partnership acquired substantially all of the assets of Falcon Classic Cable Income Properties, L.P. As discussed in Note 1, on September 30, 1998 the Partnership acquired the TCI systems and the Falcon Video systems in accordance with the Contribution Agreement. The following unaudited condensed consolidated pro forma statement of operations presents the consolidated results of operations of the Partnership as if the acquisitions had occurred at January 1, 1998 and is not necessarily indicative of what would have occurred had the acquisitions been made as of that date or of results which may occur in the future.


                                                           SIX
                                                       MONTHS ENDED
                                                      JUNE 30, 1998
                                                      -------------
                                                  (DOLLARS IN THOUSANDS)
Revenues......................................          $ 213,639
Expenses......................................           (221,238)
                                                        ---------
  Operating loss..............................             (7,599)
Interest and other expenses...................            (63,951)
                                                        ---------
Net loss......................................          $ (71,550)
                                                        =========



     In January 1999, the Partnership acquired the assets of certain cable systems located in Oregon for $800,700. The acquired systems serve approximately 591 customers, and are being operated as part of the Medford region. On March 15, 1999, the Partnership acquired the assets of certain cable systems located in Utah for $6.8 million. This system serves approximately 7,928 customers and is being operated as part of the St. George region. On March 22, 1999, the Partnership acquired the assets of the Franklin, Virginia system in exchange for the assets of its Scottsburg, Indiana systems and $8 million in cash and recognized a gain of $8.3 million. The Franklin system serves approximately 9,042 customers and the Scottsburg systems served approximately 4,507 customers. The effects of this transaction on results of operations are not material. On July 30, 1999, the Partnership acquired the assets of certain cable systems serving 6,500 customers located in Oregon for $9.5 million.



NOTE 6 -- RECENT DEVELOPMENTS



     On April 8, 1999, the Partnership announced that it had executed a term sheet with regard to a joint venture to be formed called @Home Solutions, which would offer turnkey, fully managed and comprehensive high speed Internet access to cable operators serving small to medium-sized communities, including the Partnership. In connection with the sale of the Partnership to Charter as discussed in Note 1, the Partnership withdrew from the @Home Solutions joint venture and reimbursed @Home Solutions $500,000 for costs incurred.



NOTE 7 -- SALE OF SYSTEMS


     On March 1, 1999, the Partnership contributed $2.4 million cash and certain systems located in Oregon with a net book value of $5.6 million to a joint venture with Bend Cable Communications, Inc., who manages the joint venture. The Partnership owns 17% of the joint venture. These systems had been acquired from Falcon Classic in March 1998, and served approximately 3,471 subscribers at March 1, 1999.

     On March 26, 1999, the Partnership sold certain systems serving approximately 2,550 subscribers in Kansas for $3.2 million and recognized a gain of $2.5 million.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Tele-Communications, Inc.:

     We have audited the accompanying combined balance sheets of the TCI Falcon Systems (as defined in Note 1 to the combined financial statements) as of September 30, 1998 and December 31, 1997, and the related combined statements of operations and parent's investment, and cash flows for the nine-month period ended September 30, 1998 and for each of the years in the two-year period ended December 31, 1997. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the TCI Falcon Systems as of September 30, 1998 and December 31, 1997, and the results of their operations and their cash flows for the nine-month period ended September 30, 1998 and for each of the years in the two-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                   /s/ KPMG LLP

Denver, Colorado
June 21, 1999

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS

                                                              SEPTEMBER 30,    DECEMBER 31,
                                                                  1998             1997
                                                              -------------    ------------
                                                                 (AMOUNTS IN THOUSANDS)
ASSETS
Trade and other receivables, net............................    $  2,452         $  4,665
Property and equipment, at cost:
  Land......................................................       1,289            1,232
  Distribution systems......................................     151,017          137,767
  Support equipment and buildings...........................      20,687           18,354
                                                                --------         --------
                                                                 172,993          157,353
  Less accumulated depreciation.............................      80,404           69,857
                                                                --------         --------
                                                                  92,589           87,496
                                                                --------         --------
Franchise costs.............................................     399,258          393,540
  Less accumulated amortization.............................      70,045           62,849
                                                                --------         --------
                                                                 329,213          330,691
                                                                --------         --------
Other assets, net of accumulated amortization...............         630              714
                                                                --------         --------
                                                                $424,884         $423,566
                                                                ========         ========
LIABILITIES AND PARENT'S INVESTMENT
Accounts payable............................................    $    729         $    350
Accrued expenses............................................       5,267            3,487
Deferred income taxes (note 4)..............................     124,586          121,183
                                                                --------         --------
          Total liabilities.................................     130,582          125,020
Parent's investment (note 5)................................     294,302          298,546
                                                                --------         --------
Commitments and contingencies (note 6)......................    $424,884         $423,566
                                                                ========         ========

            See accompanying notes to combined financial statements.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

           COMBINED STATEMENTS OF OPERATIONS AND PARENT'S INVESTMENT

                                                       JANUARY 1, 1998        YEARS ENDED
                                                           THROUGH            DECEMBER 31,
                                                        SEPTEMBER 30,     --------------------
                                                            1998            1997        1996
                                                       ---------------    --------    --------
                                                               (AMOUNTS IN THOUSANDS)
Revenue..............................................     $ 86,476        $113,897    $102,155
Operating costs and expenses:
  Operating (note 5).................................       31,154          39,392      33,521
  Selling, general and administrative................       17,234          19,687      21,695
  Administrative fees (note 5).......................        2,853           5,034       5,768
  Depreciation.......................................       10,317          12,724      12,077
  Amortization.......................................        7,440           9,785       8,184
                                                          --------        --------    --------
                                                            68,998          86,622      81,245
                                                          --------        --------    --------
     Operating income................................       17,478          27,275      20,910
Other income (expense):
  Intercompany interest expense (note 5).............       (4,343)         (5,832)     (4,701)
  Other, net.........................................           28             (84)        (44)
                                                          --------        --------    --------
                                                            (4,315)         (5,916)     (4,745)
                                                          --------        --------    --------
     Earnings before income taxes....................       13,163          21,359      16,165
Income tax expense...................................       (5,228)         (8,808)     (6,239)
                                                          --------        --------    --------
     Net earnings....................................        7,935          12,551       9,926
Parent's investment:
  Beginning of period................................      298,546         319,520     262,752
  Change in due to Tele-Communications, Inc. ("TCI")
     (note 5)........................................      (12,179)        (33,525)     46,842
                                                          --------        --------    --------
  End of period......................................     $294,302        $298,546    $319,520
                                                          ========        ========    ========

            See accompanying notes to combined financial statements.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                       JANUARY 1, 1998        YEARS ENDED
                                                           THROUGH            DECEMBER 31,
                                                        SEPTEMBER 30,     --------------------
                                                            1998            1997        1996
                                                       ---------------    --------    --------
                                                               (AMOUNTS IN THOUSANDS)
Cash flows from operating activities:
  Net earnings.......................................     $  7,935        $ 12,551    $  9,926
  Adjustments to reconcile net earnings to net cash
     provided by operating activities:
     Depreciation and amortization...................       17,757          22,509      20,261
     Deferred income tax expense.....................        3,403           7,181       4,533
     Changes in operating assets and liabilities, net
       of effects of acquisitions:
       Change in receivables.........................        2,213          (1,644)        (55)
       Change in other assets........................           84            (125)       (248)
       Change in accounts payable and accrued
          expenses...................................        2,159             418        (473)
                                                          --------        --------    --------
          Net cash provided by operating
            activities...............................       33,551          40,890      33,944
                                                          --------        --------    --------
Cash flows from investing activities:
  Capital expended for property and equipment........      (13,540)         (7,586)    (13,278)
  Cash paid for acquisitions.........................           --              --     (68,240)
  Other investing activities.........................         (809)            221         732
                                                          --------        --------    --------
          Net cash used in investing activities......      (14,349)         (7,365)    (80,786)
                                                          --------        --------    --------
Cash flows from financing activities:
  Change in due to TCI...............................      (19,202)        (33,525)     46,842
                                                          --------        --------    --------
          Net cash provided by (used in) financing
            activities...............................      (19,202)        (33,525)     46,842
                                                          --------        --------    --------
          Net change in cash.........................           --              --          --
          Cash:
            Beginning of period......................           --              --          --
                                                          --------        --------    --------
            End of period............................     $     --        $     --    $     --
                                                          ========        ========    ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest...........     $  4,343        $  5,832    $  4,701
                                                          ========        ========    ========
  Cash paid during the period for income taxes.......     $     --        $    140    $     86
                                                          ========        ========    ========

            See accompanying notes to combined financial statements.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
           FOR THE PERIOD FROM JANUARY 1, 1998 TO SEPTEMBER 30, 1998,
               AND FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996

(1) BASIS OF PRESENTATION

     The combined financial statements include the accounts of thirteen of TCI's cable television systems serving certain subscribers within Oregon, Washington, Alabama, Missouri and California (collectively, the "TCI Falcon Systems"). This combination was created in connection with the Partnership formation discussed below. The TCI Falcon Systems were indirectly wholly-owned by TCI in all periods presented herein up to the date of the Contribution, as defined below. All significant inter-entity accounts and transactions have been eliminated in combination. The combined net assets of the TCI Falcon Systems including amounts due to TCI are referred to as "Parent's Investment".

     TCI's ownership interests in the TCI Falcon Systems, as described above, were acquired through transactions wherein TCI acquired various larger cable entities (the "Original Systems"). The TCI Falcon System's combined financial statements include an allocation of the purchase price and certain purchase accounting adjustments, including the related deferred tax effects, from TCI's acquisition of the Original Systems. Such allocation and the related franchise cost amortization was based on the relative fair market value of the systems acquired. In addition, certain costs of TCI are charged to the TCI Falcon Systems based on their number of customers (see note 5). Although such allocations are not necessarily indicative of the costs that would have been incurred by the TCI Falcon Systems on a stand alone basis, management believes that the resulting allocated amounts are reasonable.

  Partnership Formation

     On September 30, 1998, TCI and Falcon Holding Group, LP ("Falcon") closed a transaction under a Contribution and Purchase Agreement (the "Contribution"), whereby TCI contributed the TCI Falcon Systems to a newly formed partnership (the "Partnership") between TCI and Falcon in exchange for an approximate 46% ownership interest in the Partnership. The accompanying combined financial statements reflect the position, results of operations and cash flows of the TCI Falcon Systems immediately prior to the Contribution, and, therefore, do not include the effects of such Contribution.

(2) ACQUISITION

     On January 1, 1998, a subsidiary of TCI acquired certain cable television assets in and around Ellensburg, WA from King Videocable Company. On the same date, these assets were transferred to the TCI Falcon Systems. As a result of these transactions, the TCI Falcon Systems recorded non-cash increases in property and equipment of $2,100,000, in franchise costs of $4,923,000, and in parent's investment of $7,023,000. Assuming the acquisition had occurred on January 1, 1997, the TCI Falcon Systems' pro forma results of operations would not have been materially different from the results of operations for the year ended December 31, 1997.

(3) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Receivables

     Receivables are reflected net of an allowance for doubtful accounts. Such allowance at September 30, 1998 and December 31, 1997 was not significant.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Property and Equipment

     Property and equipment are stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, labor and applicable overhead related to installations, and interest during construction are capitalized. During the nine-month period ended September 30, 1998 and for the years ended December 31, 1997 and 1996, interest capitalized was not significant.

     Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

     Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety.

  Franchise Costs

     Franchise costs include the difference between the cost of acquiring cable television systems and amounts assigned to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by the TCI Falcon Systems in negotiating and renewing franchise agreements are amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

  Impairment of Long-Lived Assets

     Management periodically reviews the carrying amounts of property, plant and equipment and its intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary based on an analysis of undiscounted cash flows, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets, accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

  Revenue Recognition

     Cable revenue for customer fees, equipment rental, advertising, and pay-per-view programming is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable television system.

  Combined Statements of Cash Flows

     Transactions effected through the intercompany account with TCI (except for the acquisition and dividend discussed in notes 2 and 5, respectively) have been considered constructive cash receipts and payments for purposes of the combined statements of cash flows.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Estimates

     The preparation of combined financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the combined financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

  Reclassifications

     Certain prior year amounts have been reclassified for comparability with the 1998 presentation.

(4) INCOME TAXES

     The TCI Falcon Systems were included in the consolidated federal income tax return of TCI. Income tax expense for the TCI Falcon Systems is based on those items in the consolidated calculation applicable to the TCI Falcon Systems. Intercompany tax allocation represents an apportionment of tax expense or benefit (other than deferred taxes) among subsidiaries of TCI in relation to their respective amounts of taxable earnings or losses. The payable or receivable arising from the intercompany tax allocation is recorded as an increase or decrease in amounts due to TCI. Deferred income taxes are based on the book and tax basis differences of the assets and liabilities within the TCI Falcon Systems. The income tax amounts included in the accompanying combined financial statements approximate the amounts that would have been reported if the TCI Falcon Systems had filed a separate income tax return.

     Income tax expense for the nine-month period ended September 30, 1998 and for the years ended December 31, 1997 and 1996 consists of:

                                                      CURRENT    DEFERRED     TOTAL
                                                      -------    --------    -------
                                                          (AMOUNTS IN THOUSANDS)
Nine-month period ended September 30, 1998:
  Intercompany allocation...........................  $(1,825)   $    --     $(1,825)
  Federal...........................................       --     (2,778)     (2,778)
  State and local...................................       --       (625)       (625)
                                                      -------    -------     -------
                                                      $(1,825)   $(3,403)    $(5,228)
                                                      =======    =======     =======
Year ended December 31, 1997:
  Intercompany allocation...........................  $(1,487)   $    --     $(1,487)
  Federal...........................................       --     (5,862)     (5,862)
  State and local...................................     (140)    (1,319)     (1,459)
                                                      -------    -------     -------
                                                      $(1,627)   $(7,181)    $(8,808)
                                                      =======    =======     =======
Year ended December 31, 1996:
  Intercompany allocation...........................  $(1,620)   $    --     $(1,620)
  Federal...........................................       --     (4,032)     (4,032)
  State and local...................................      (86)      (501)       (587)
                                                      -------    -------     -------
                                                      $(1,706)   $(4,533)    $(6,239)
                                                      =======    =======     =======

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Income tax expense differs from the amounts computed by applying the federal income tax rate of 35% as a result of the following:

                                                 JANUARY 1, 1998       YEARS ENDED
                                                     THROUGH           DECEMBER 31,
                                                  SEPTEMBER 30,     ------------------
                                                      1998           1997       1996
                                                 ---------------    -------    -------
                                                        (AMOUNTS IN THOUSANDS)
Computed "expected" tax expense................      $(4,607)       $(7,476)   $(5,658)
Amortization not deductible for tax purposes...         (198)          (265)      (178)
State and local income taxes, net of federal
  income tax benefit...........................         (406)          (948)      (382)
Other..........................................          (17)          (119)       (21)
                                                     -------        -------    -------
                                                     $(5,228)       $(8,808)   $(6,239)
                                                     =======        =======    =======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax asset and deferred tax liabilities at September 30, 1998 and December 31, 1997 are presented below:

                                                  SEPTEMBER 30,    DECEMBER 31,
                                                      1998             1997
                                                  -------------    ------------
                                                     (AMOUNTS IN THOUSANDS)
Deferred tax asset -- principally due to non-
  deductible accruals...........................    $    146         $    128
                                                    --------         --------
Deferred tax liabilities:
  Property and equipment, principally due to
     differences in depreciation................      24,246           20,985
  Franchise costs, principally due to
     differences in amortization and initial
     basis......................................     100,486          100,326
                                                    --------         --------
          Total gross deferred tax
            liabilities.........................     124,732          121,311
                                                    --------         --------
          Net deferred tax liability............    $124,586         $121,183
                                                    ========         ========

(5) PARENT'S INVESTMENT

     Parent's investment in the TCI Falcon Systems at September 30, 1998 and December 31, 1997 is summarized as follows:

                                                  SEPTEMBER 30,    DECEMBER 31,
                                                      1998             1997
                                                  -------------    ------------
                                                     (AMOUNTS IN THOUSANDS)
Due to TCI......................................    $ 642,228        $224,668
Retained earnings (deficit).....................     (347,926)         73,878
                                                    ---------        --------
                                                    $ 294,302        $298,546
                                                    =========        ========

     The amount due to TCI represents advances for operations, acquisitions and construction costs, as well as, the amounts owed as a result of the allocation of certain costs from TCI. TCI charges intercompany interest expense at variable rates to cable systems within the TCI Falcon Systems based upon amounts due to TCI from the cable systems. Such amounts are due on demand.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     On August 15, 1998, TCI caused the TCI Falcon Systems to effect distributions from the TCI Falcon Systems to TCI aggregating $429,739,000 (the "Dividend"). The Dividend resulted in a non-cash increase to the intercompany amounts owed to TCI and a corresponding non-cash decrease to retained earnings.

     As a result of TCI's ownership of 100% of the TCI Falcon Systems prior to the Contribution, the amounts due to TCI have been classified as a component of parent's investment in the accompanying combined financial statements.

     The TCI Falcon Systems purchase, at TCI's cost, substantially all of their pay television and other programming from affiliates of TCI. Charges for such programming were $21,479,000, $25,500,000 and $20,248,000 for the nine months ended September 30, 1998 and the years ended December 31, 1997 and 1996, respectively, and are included in operating expenses in the accompanying combined financial statements.

     Certain subsidiaries of TCI provide administrative services to the TCI Falcon Systems and have assumed managerial responsibility of the TCI Falcon Systems' cable television system operations and construction. As compensation for these services, the TCI Falcon Systems pay a monthly fee calculated on a per-customer basis.

     The intercompany advances and expense allocation activity in amounts due to TCI consists of the following:

                                               JANUARY 1, 1998        YEARS ENDED
                                                   THROUGH            DECEMBER 31,
                                                SEPTEMBER 30,     --------------------
                                                    1998            1997        1996
                                               ---------------    --------    --------
                                                       (AMOUNTS IN THOUSANDS)
Beginning of period..........................     $224,668        $258,193    $211,351
  Transfer of cable system acquisition
     purchase price..........................        7,023              --      68,240
  Programming charges........................       21,479          25,500      20,248
  Administrative fees........................        2,853           5,034       5,768
  Intercompany interest expense..............        4,343           5,832       4,701
  Tax allocations............................        1,825           1,487       1,620
  Distribution to TCI........................      429,739              --          --
  Cash transfer..............................      (49,702)        (71,378)    (53,735)
                                                  --------        --------    --------
End of period................................     $642,228        $224,668    $258,193
                                                  ========        ========    ========

(6) COMMITMENTS AND CONTINGENCIES

     The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") imposed certain rate regulations on the cable television industry. Under the 1992 Cable Act, all cable systems are subject to rate regulation, unless they face "effective competition," as defined by the 1992 Cable Act and expanded in the Telecommunications Act of 1996 (the "1996 Act"), in their local franchise area.

     Although the Federal Communications Commission (the "FCC") has established regulations required by the 1992 Cable Act, local government units (commonly referred to as local franchising authorities) are primarily responsible for administering the regulation of a cable system's basic service tier ("BST"). The FCC itself directly administered rate regulation of any

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

cable programming service tier ("CPST"). The FCC's authority to regulate CPST rates expired on March 31, 1999. The FCC has taken the position that it will still adjudicate CPST complaints filed after this sunset date (but no later than 180 days after the last CPST rate increase imposed prior to March 31, 1999), and will strictly limit its review (and possible refund orders) to the time period predating the sunset date.

     Under the FCC's rate regulations, most cable systems were required to reduce their BST and CPST rates in 1993 and 1994, and have since had their rate increases governed by a complicated price structure that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for expanding channel carriage. Operators also have the opportunity to bypass this "benchmark" regulatory structure in favor of the traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Premium cable services offered on a per-channel or per-program basis remain unregulated, as do affirmatively marketed packages consisting entirely of new programming product.

     The management of the TCI Falcon Systems believes that it has complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including its rate setting provisions. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of CPST rates would be retroactive to the date of complaint. Any refunds of the excess portion of BST or equipment rates would be retroactive to one year prior to the implementation of the rate reductions.

     Certain plaintiffs have filed or threatened separate class action complaints against certain of the systems of TCI Falcon Systems, alleging that the systems' practice of assessing an administrative fee to customers whose payments are delinquent constitutes an invalid liquidated damage provision, a breach of contract, and violates local consumer protection statutes. Plaintiffs seek recovery of all late fees paid to the subject systems as a class purporting to consist of all customers who were assessed such fees during the applicable limitation period, plus attorney fees and costs.

     The TCI Falcon Systems have contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is possible the TCI Falcon Systems may incur losses upon conclusion of the matters referred to above, an estimate of any loss or range of loss cannot presently be made. Based upon the facts available, management believes that, although no assurance can be given as to the outcome of these actions, the ultimate disposition should not have a material adverse effect upon the combined financial condition of the TCI Falcon Systems.

     The TCI Falcon Systems lease business offices, have entered into pole rental agreements and use certain equipment under lease arrangements. Rental expense under such arrangements amounted to $1,268,000, $1,868,000 and $1,370,000 for the nine-month period ended September 30, 1998, and the years ended December 31, 1997 and 1996, respectively.

                               TCI FALCON SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease payments under noncancellable operating leases for each of the next five years are summarized as follows (amounts in thousands):

YEARS ENDING
SEPTEMBER 30,
-------------
1999........................................................  $  762
2000........................................................     667
2001........................................................     533
2002........................................................     469
2003........................................................     414
Thereafter..................................................   2,768
                                                              ------
                                                              $5,613
                                                              ======

     TCI formed a year 2000 Program Management Office (the "PMO") to organize and manage its year 2000 remediation efforts. The PMO is responsible for overseeing, coordinating and reporting on TCI's year 2000 remediation efforts, including the year 2000 remediation efforts of the TCI Falcon Systems prior to the Contribution. Subsequent to the date of the Contribution, the year 2000 remediation efforts of the TCI Falcon Systems are no longer the responsibility of TCI or the PMO.

     The failure to correct a material year 2000 problem could result in an interruption or failure of certain important business operations. There can be no assurance that the TCI Falcon Systems or the systems of other companies on which the TCI Falcon Systems relies will be converted in time or that any such failure to convert by the TCI Falcon Systems or other companies will not have a material adverse effect on its financial position, results of operations or cash flows.

                         REPORT OF INDEPENDENT AUDITORS

The Management Committee
  TWFanch-one Co. and TWFanch-two Co.

     We have audited the accompanying combined balance sheets of Fanch Cable Systems (comprised of components of TWFanch-one Co. and TWFanch-two Co.), as of December 31, 1998 and 1997, and the related combined statements of operations, net assets and cash flows for the years then ended. These financial statements are the responsibility of Fanch Cable System's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of Fanch Cable Systems at December 31, 1998 and 1997, and the combined results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.


/s/ ERNST & YOUNG LLP


Denver, Colorado


March 11, 1999
except for Notes 1 and 8, as to which the dates are May 12, 1999 and June 22, 1999, respectively

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                            COMBINED BALANCE SHEETS

                                                                      DECEMBER 31
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
ASSETS
Current assets:
  Cash and cash equivalents.................................  $         --    $         --
  Accounts receivable, less allowance for doubtful accounts
     of $406,230 and $412,119 in 1998 and 1997,
     respectively...........................................     2,681,911       2,573,619
  Prepaid expenses and other current assets.................     1,546,251         790,034
                                                              ------------    ------------
Total current assets........................................     4,228,162       3,363,653
Property, plant and equipment:
  Transmission and distribution systems and related
     equipment..............................................   170,156,150     141,800,640
  Furniture and equipment...................................     7,308,581       5,553,886
                                                              ------------    ------------
                                                               177,464,731     147,354,526
  Less accumulated depreciation.............................   (34,878,712)    (19,011,830)
                                                              ------------    ------------
Net property, plant and equipment...........................   142,586,019     128,342,696
Goodwill, net of accumulated amortization of $63,029,579 and
  $46,771,501, in 1998 and 1997, respectively...............   266,776,690     282,543,281
Subscriber lists, net of accumulated amortization of
  $15,023,945 and $8,900,365, in 1998 and 1997,
  respectively..............................................    17,615,055      23,738,635
Other intangible assets, net of accumulated amortization of
  $2,723,918 and $1,586,203, in 1998 and 1997,
  respectively..............................................     2,717,486       4,237,237
Other assets................................................     1,050,815          50,315
                                                              ------------    ------------
Total assets................................................  $434,974,227    $442,275,817
                                                              ============    ============
LIABILITIES AND NET ASSETS
Current liabilities:
  Accounts payable and other accrued liabilities............  $ 11,755,752    $  9,685,993
  Subscriber advances and deposits..........................     1,797,068       1,987,336
  Payable to general partner................................     2,576,625       1,895,456
                                                              ------------    ------------
Total current liabilities...................................    16,129,445      13,568,785
Net assets..................................................   418,844,782     428,707,032
                                                              ------------    ------------
Total liabilities and net assets............................  $434,974,227    $442,275,817
                                                              ============    ============

                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                       COMBINED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED DECEMBER 31
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
Revenues:
  Service...................................................  $107,881,831    $102,455,766
  Installation and other....................................    16,672,813      15,079,103
                                                              ------------    ------------
                                                               124,554,644     117,534,869
Operating expenses, excluding depreciation and
  amortization..............................................    36,927,860      35,609,829
Selling, general and administrative expenses................    18,296,290      19,496,885
                                                              ------------    ------------
                                                                55,224,150      55,106,714
Income before other expenses................................    69,330,494      62,428,155
Other expenses:
  Depreciation and amortization.............................    40,918,647      58,089,015
  Management fees...........................................     3,170,784       3,012,943
  Loss on disposal of assets................................     6,246,237       2,746,920
  Other expense, net........................................       181,185         128,554
                                                              ------------    ------------
                                                                50,516,853      63,977,432
                                                              ------------    ------------
Net income (loss)...........................................  $ 18,813,641    $ (1,549,277)
                                                              ============    ============

                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                       COMBINED STATEMENTS OF NET ASSETS
                     YEARS ENDED DECEMBER 31, 1998 AND 1997

                                                                 TOTAL
                                                              ------------
Net assets at December 31, 1996.............................  $471,180,470
Net loss....................................................    (1,549,277)
Net distributions to partners...............................   (40,924,161)
                                                              ------------
Net assets at December 31, 1997.............................   428,707,032
Net income..................................................    18,813,641
Net distributions to partners...............................   (28,675,891)
                                                              ------------
Net assets at December 31, 1998.............................  $418,844,782
                                                              ============

                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                       COMBINED STATEMENTS OF CASH FLOWS

                                                                 YEAR ENDED DECEMBER 31
                                                              ----------------------------
                                                                  1998            1997
                                                              ------------    ------------
OPERATING ACTIVITIES
Net income (loss)...........................................  $ 18,813,641    $ (1,549,277)
Adjustments to reconcile net income (loss) to net cash
  provided by operating activities:
  Depreciation and amortization.............................    40,918,647      58,089,015
  Loss on disposal of assets................................     6,246,237       2,746,920
  Decrease (increase) in accounts receivable, prepaid
     expenses and other current assets......................      (864,509)      1,754,581
  (Decrease) increase in accounts payable and other accrued
     liabilities and subscriber advances and deposits.......     2,560,660      (3,214,781)
                                                              ------------    ------------
Net cash provided by operating activities...................    67,674,676      57,826,458
INVESTING ACTIVITIES
Purchases of property, plant and equipment..................   (38,114,463)    (16,863,419)
Additions to intangible assets..............................    (1,109,951)       (466,470)
Proceeds from the disposal of assets........................       225,629         427,592
                                                              ------------    ------------
Net cash used in investing activities.......................   (38,998,785)    (16,902,297)
FINANCING ACTIVITIES
Net distributions to partners...............................   (28,675,891)    (40,924,161)
                                                              ------------    ------------
Net cash used in financing activities.......................   (28,675,891)    (40,924,161)
                                                              ------------    ------------
Net change in cash and cash equivalents.....................            --              --
Cash and cash equivalents at beginning of year..............            --              --
                                                              ------------    ------------
Cash and cash equivalents at end of year....................  $         --    $         --
                                                              ============    ============

                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                               DECEMBER 31, 1998

1.  BASIS OF PRESENTATION

ACQUISITION BY CHARTER COMMUNICATIONS, INC. AND BASIS OF PRESENTATION


     TWFanch-one Co. and TWFanch-two Co. (collectively the "Partnerships"), both of which are Delaware general partnerships, are affiliated through common control and management. Pursuant to a purchase agreement, dated May 12, 1999 between certain partners of TWFanch-one Co. and TWFanch-two Co. and Charter Communications, Inc. ("Charter"), the partners of the Partnerships entered into a distribution agreement whereby the Partnerships will distribute and/or sell certain of their cable systems ("Combined Systems") to certain of their respective partners. These partners will then sell the Combined Systems through a combination of asset sales and the sale of equity and partnership interests to Charter. The Combined Systems may have some liabilities related to refunds of programming launch credits that are due at the date of the acquisition by Charter. The refund of these credits is contingent upon the acquisition by Charter occurring and the amount will vary based upon the actual sale date.


     Accordingly, these combined financial statements of the Combined Systems reflect the "carved out" historical financial position, results of operations, cash flows and changes in net assets of the operations of the Combined Systems as if they had been operating as a separate company. For purposes of determining the financial statement amounts of the Combined Systems, management excluded certain systems (the "Excluded Systems). In order to exclude the results of operations and financial position of the Excluded Systems from the combined financial statements, management has estimated certain revenues, expenses, assets and liabilities that are not specifically identified to systems based on the ratio of each Excluded System's basic subscribers to the total basic subscribers served by the respective partnerships. Management believes the basis used for these allocations is reasonable. The Combined Systems' results of operations are not necessarily indicative of future operating results or the results that would have occurred if the Combined Systems were a separate legal entity.

DESCRIPTION OF BUSINESS

     The Combined Systems, operating in various states throughout the United States, are principally engaged in operating cable television systems and related activities under non-exclusive franchise agreements.

PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of the Combined Systems, as if the Combined Systems were a single company. All material intercompany balances and transactions have been eliminated.

CASH, INTERCOMPANY ACCOUNTS AND DEBT

     Under the Partnerships' centralized cash management system, the cash requirements of its individual operating units were generally provided directly by the Partnerships and the cash generated or used by the Combined Systems was transferred to/from the Partnerships, as appropriate, through the use of intercompany accounts. The resulting intercompany account balances between the Partnerships and the Combined Systems are not intended to be settled. Accordingly, the balances are excluded or included in net assets and all the net cash generated from/(used in) operations, investing activities and financing activities has been included in the

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Combined Systems' net distributions to partners in the combined statements of cash flows. The Partnerships maintain external debt to fund and manage operations on a centralized basis. Debt, unamortized loan costs and interest expense of the Partnerships have not been allocated to the Combined Systems. As such, the debt, unamortized loan costs, and related interest are not representative of the debt that would be required or interest expense incurred if the Combined Systems were a separate legal entity.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PROPERTY, PLANT AND EQUIPMENT

     The Combined Systems record additions to property, plant and equipment at cost, which in the case of assets constructed includes amounts for material, labor and overhead. Maintenance and repairs are charged to expense as incurred.

     For financial reporting purposes, the Combined Systems use the straight-line method of depreciation over the estimated useful lives of the assets as follows:

Transmission and distribution systems and related             3 to 20 years
  equipment...............................................
Furniture and equipment...................................    4 to 8 1/2
                                                              years

INCOME TAXES

     The Partnerships as entities pay no income taxes, except for an immaterial amount in Michigan. No provision or benefit for income taxes is reported by any of the Combined Systems because the Combined Systems are currently owned by various partnerships and, as such, the tax effects of the Combined Systems' results of operations accrue to the partners.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and disclosures made in the accompanying notes to the financial statements. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Combined Systems recognize revenue when services have been delivered. Revenues on long-term contracts are recognized over the term of the contract using the straight-line method.

INTANGIBLES

     Intangibles are recorded at cost and are amortized on a straight-line basis over their estimated useful lives. The estimated useful lives are as follows:

                                                               LIVES
                                                               -----
Goodwill...........................................    20 years (10 in 1997)
Subscriber list....................................           5 years
Other, including franchise costs...................        4 -- 10 years

     The estimated useful life of goodwill was changed from 10 years in 1997 to 20 years effective January 1, 1998 to better match the amortization period to anticipated economic lives of

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

the franchises and to better reflect industry practice. This change in estimate resulted in an increase in net income of approximately $20 million for the year ended December 31, 1998.

     Amortization expense was $23,519,373 and $43,094,595 for the years ended December 31, 1998 and 1997, respectively.

3.  DISPOSAL OF ASSETS

     During 1998 and 1997, a loss on disposal of assets was recognized on plant that was replaced to technically upgrade the system and for other operational purposes. The loss on the disposal of assets is summarized as follows:

                                                             1998           1997
                                                          -----------    ----------
Cost....................................................  $ 8,004,258    $3,467,785
Accumulated depreciation................................   (1,532,392)     (293,273)
Proceeds................................................     (225,629)     (427,592)
                                                          -----------    ----------
Loss on disposal........................................  $ 6,246,237    $2,746,920
                                                          ===========    ==========

4.  PURCHASE AND SALE OF SYSTEMS

     On March 30, 1997, the Combined Systems acquired cable television systems, including plant, franchise license and business license, serving communities in the states of Pennsylvania and Virginia. The purchase price was $1,400,000, of which $765,000 was allocated to property, plant and equipment and $635,000 was allocated to intangible assets.

     Concurrent with the purchase of the systems in Pennsylvania on March 30, 1997, the Combined Systems sold certain of these assets, including plant, franchise and business license, for $340,000. No gain or loss on this transaction was recorded.

     The above acquisition was accounted for using the purchase method of accounting, and accordingly, results of operations of the acquired assets have been included in the financial statements from the dates of acquisition.

5.  RELATED PARTIES

     The Partnerships have entered into a management agreement with an entity (the "Manager") whose sole stockholder is affiliated with several of the Partnerships' general partners. The Partnerships also entered into a management agreement with another of the Partnerships' general partners (the "General Partner"). The agreements provide that the Manager and General Partner will manage their respective systems and receive annual compensation equal to 2.5% of the gross revenues from operations for their respective systems. Management fees for the years ended December 31, 1998 and 1997 were $3,170,784 and $3,012,943, respectively.

     A company affiliated with the Manager provides subscriber billing services for a portion of the Combined Systems' subscribers. The Combined Systems incurred fees for monthly billing and related services in the approximate amounts of $308,943 and $307,368 for the years ended December 31, 1998 and 1997, respectively.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The Combined Systems purchase the majority of its programming through the Partnerships' General Partner. Fees incurred for programming were approximately $24,600,000 and $22,200,000 for the years ended December 31, 1998 and 1997, respectively.

     The Manager and General Partner pay amounts on behalf of and receive amounts from the Combined Systems in the ordinary course of business. Accounts receivable and payable of the Combined Systems include amounts due from and due to the Manager and General Partner.

6.  COMMITMENTS

     The Combined Systems, as an integral part of its cable operations, has entered into lease contracts for certain items including tower rental, microwave service and office space. Rent expense, including office, tower and pole rent, for the years ended December 31, 1998 and 1997 was approximately $2,326,328 and $2,154,961, respectively. The majority of these agreements are on month-to-month arrangements and, accordingly, the Combined Systems has no material future minimum commitments related to these leases.

7.  EMPLOYEE BENEFIT PLAN

     TWFanch-one Co. and TWFanch-two Co. each have a defined contribution plan (the Plan) which qualifies under section 401(k) of the Internal Revenue Code. Therefore, each system of the Combined Systems participates in the respective plan. Combined Systems contributions were approximately $342,067 and $288,493 for the years ended December 31, 1998 and 1997, respectively.

8.  SUBSEQUENT EVENTS

     On July 8, 1998, the Combined Systems entered into an Asset Purchase Agreement to acquire cable television systems, including plant, franchise license and business license, serving communities in the states of Maryland, Ohio and West Virginia. The purchase price was $248,000,000, subject to purchase price adjustments. The transaction was completed and the assets were transferred to the Combined Systems on February 24, 1999.

     On June 12, 1998, the Combined Systems entered into an agreement to acquire cable television systems, including plant, franchise licenses, and business licenses serving communities in the state of Michigan. The purchase price was $42,000,000, subject to purchase price adjustments. In connection with the agreement, the Combined Systems received an additional $8.76 million in capital contributions. The agreement was completed and the assets were transferred to the Combined Systems on February 1, 1999.

     On January 15, 1999 the Combined Systems entered into an agreement to acquire cable television systems, including plant, franchise licenses, and business licenses serving communities in the state of Michigan from a related party. The purchase price was $70 million, subject to purchase price adjustments. The agreement was completed and the assets were transferred to the Combined Systems on March 31, 1999. In connection with the agreement, the Combined Systems received an additional $25 million in capital contributions under a new TWFanch-two partnership agreement.

     On May 12, 1999, the Combined Systems entered into an agreement to acquire the stock of ARH, Ltd. ARH, Ltd. is engaged in the business of owning and operating cable television systems in Texas and West Virginia. The purchase price was $50,000,000 subject to purchase price

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

adjustments. The transaction was completed and the assets were transferred to the Combined Systems on June 22, 1999.

     Unaudited pro forma operating results as though the acquisitions discussed above had occurred on January 1, 1998, with adjustments to give effect to amortization of franchises and certain other adjustments for the year ended December 31, 1998 is as follows:

Revenues....................................................  $197,803,975
Income from operations......................................  $107,053,905
Net income..................................................  $ 32,130,293

The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been complete as of the assumed date or which may be obtained in the future.

9.  YEAR 2000 (UNAUDITED)

     The Year 2000 issue is the result of computer programs being written using two digits rather than four to define the applicable year. Any of the Combined Systems' computer programs or hardware that have date-sensitive software or embedded chips may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices, or engage in similar normal business activities.

     Based on recent assessments, the Combined Systems determined that it will be required to modify or replace portions of its software and certain hardware so that those systems will properly utilize dates beyond December 31, 1999. The Combined Systems presently believe that with modifications or replacements of existing software and certain hardware, the Year 2000 issue can be mitigated. However, if such modifications and replacements are not made, or are not completed timely, the Year 2000 issue could have a material impact on the operations of the Combined Systems. The Combined Systems believe any cost for the necessary modification or replacement will not be material to the Combined Systems' operations.

     The Combined Systems have queried its significant suppliers and subcontractors that do not share information systems with the Combined Systems (external agents). To date, the Combined Systems are aware of external agents with Year 2000 issues that would materially impact the Combined Systems' results of operations, liquidity or capital resources, if these issues are not addressed. Such agents have represented that they are in the process of addressing these issues and expect to have these issues materially resolved by December 31, 1999. However, the Combined Systems have no means of ensuring that external agents will be Year 2000 ready. The inability of external agents to complete their Year 2000 resolution process in a timely fashion could materially impact the Combined Systems. The effect of noncompliance by external agents is not determinable.

     Management of the Combined Systems believes it has an effective program in place to resolve material Year 2000 issues in a timely manner. The Combined Systems have contingency plans for certain critical applications and are working on such plans for others.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                            COMBINED BALANCE SHEETS


                                                                JUNE 30       DECEMBER 31
                                                                  1999            1998
                                                              ------------    ------------
                                                              (UNAUDITED)
ASSETS
Current assets:.............................................  $         --    $         --
  Accounts receivable, less allowance for doubtful accounts
     of $637,290 and $406,230 in 1999 and 1998,
     respectively...........................................     2,336,387       2,681,911
  Prepaid expenses and other current assets.................     1,145,297       1,546,251
                                                              ------------    ------------
Total current assets........................................     3,481,684       4,228,162
Property, plant and equipment:
  Transmission and distribution systems and related
     equipment..............................................   262,358,553     170,156,150
  Furniture and equipment...................................    10,576,311       7,308,581
                                                              ------------    ------------
                                                               272,934,864     177,464,731
  Less accumulated depreciation.............................   (47,798,021)    (34,878,712)
                                                              ------------    ------------
Net property, plant and equipment...........................   225,136,843     142,586,019
Intangible assets, net of accumulated amortization of
  $97,736,092 and $80,777,442 in 1999 and 1998,
  respectively..............................................   604,605,789     287,109,231
Other assets................................................        40,310       1,050,815
                                                              ------------    ------------
Total assets................................................  $833,264,626    $434,974,227
                                                              ============    ============
LIABILITIES AND NET ASSETS
Current liabilities:
  Accounts payable and other accrued liabilities............  $ 21,622,379    $ 11,755,752
  Subscriber advances and deposits..........................     2,501,429       1,797,068
  Payable to general partner................................            --       2,576,625
                                                              ------------    ------------
Total current liabilities...................................    24,123,808      16,129,445
Net assets..................................................   809,140,818     418,844,782
                                                              ------------    ------------
Total liabilities and net assets............................  $833,264,626    $434,974,227
                                                              ============    ============


                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                       COMBINED STATEMENTS OF OPERATIONS


                                                                   SIX MONTHS ENDED
                                                                       JUNE 30
                                                              --------------------------
                                                                 1999           1998
                                                              -----------    -----------
                                                                     (UNAUDITED)
Revenues:
  Service...................................................  $80,422,935    $56,149,864
  Installation and other....................................    9,934,295      5,666,114
                                                              -----------    -----------
                                                               90,357,230     61,815,978
Operating expenses, excluding depreciation and
  amortization..............................................   28,064,816     18,007,042
Selling, general and administrative expenses................   12,373,069      9,186,774
                                                              -----------    -----------
                                                               40,437,885     27,193,816
Income before other expenses................................   49,919,345     34,622,162
Other expenses:
  Depreciation and amortization.............................   29,877,959     20,086,252
  Management fees...........................................    2,215,696      1,545,212
  (Gain)/loss on disposal of assets.........................      (59,354)        (4,001)
  Other expense, net........................................      (43,754)       142,859
                                                              -----------    -----------
                                                               31,990,547     21,770,322
                                                              -----------    -----------
Net income..................................................  $17,928,798    $12,851,840
                                                              ===========    ===========


                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                       COMBINED STATEMENTS OF NET ASSETS

                    SIX MONTHS ENDED JUNE 30, 1999 AND 1998

                                  (UNAUDITED)


                                                                 TOTAL
                                                              ------------
Net assets at December 31, 1997.............................  $428,707,032
Net income for the six months ended June 30, 1998...........    12,851,840
Net distributions to partners...............................    (7,481,713)
                                                              ------------
Net assets at June 30, 1998.................................  $434,077,159
                                                              ============

Net assets at December 31, 1998.............................  $418,844,782
Net income for the six months ended June 30, 1999...........    17,928,798
Contributions from partners, net of distributions...........   372,367,238
                                                              ------------
Net assets at June 30, 1999.................................  $809,140,818
                                                              ============


                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                       COMBINED STATEMENTS OF CASH FLOWS


                                                                    SIX MONTHS ENDED
                                                                        JUNE 30
                                                              ----------------------------
                                                                  1999            1998
                                                              -------------    -----------
                                                                      (UNAUDITED)
OPERATING ACTIVITIES
Net income..................................................  $  17,928,798    $12,851,840
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................     29,877,959     20,086,252
  Loss/(gain) on disposal of assets.........................        (59,354)        (4,001)
  Decrease/(Increase) in accounts receivable, prepaid
     expenses and other current assets......................      1,756,983     (1,978,090)
  Increase (decrease) in accounts payable and other accrued
     liabilities, and subscriber advances and deposits and
     deferred revenue.......................................      7,994,363     (3,093,260)
                                                              -------------    -----------
Net cash provided by operating activities...................     57,498,749     27,862,741
INVESTING ACTIVITIES
Acquisition of cable systems................................   (410,655,208)
Purchases of property, plant and equipment..................     19,210,779    (20,381,028)
                                                              -------------    -----------
Net cash used in investing activities.......................    429,865,987    (20,381,028)
FINANCING ACTIVITIES
Net contributions from (distribution to) partners...........    372,367,238     (7,481,713)
                                                              -------------    -----------
Net cash (used in) provided by financing activities.........    372,367,238     (7,481,713)
                                                              -------------    -----------
Net change in cash and cash equivalents.....................             --             --
Cash and cash equivalents at beginning of year..............             --             --
                                                              -------------    -----------
                                                              -------------    -----------
Cash and cash equivalents at end of year....................  $          --    $        --
                                                              =============    ===========


                            See accompanying notes.

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                                  (UNAUDITED)

                                 JUNE 30, 1999


1.  BASIS OF PRESENTATION

ACQUISITION BY CHARTER COMMUNICATIONS, INC. AND BASIS OF PRESENTATION

     TWFanch-one Co. and TWFanch-two Co. (collectively the "Partnerships"), both of which are Delaware general partnerships, are affiliated through common control and management. Pursuant to a purchase agreement, dated May 21, 1999 between certain partners of TWFanch-one Co. and TWFanch-two Co. and Charter Communications, Inc. ("Charter"), the partners of the Partnership entered into a distribution agreement whereby the partnerships will distribute and/or sell certain of their cable systems ("Combined Systems") to certain of their respective partners. These partners will then sell the Combined Systems through a combination of asset sales and sale of equity and partnership interests to Charter.

     Accordingly, these combined financial statements of the Combined Systems reflect "carved out" historical financial position, results of operations, cash flows and changes in net assets of the operations of the Combined Systems as if they had been operating as a separate company. For purposes of determining the financial statement amounts of the Combined Systems, management excluded certain systems (the "Excluded Systems"). In order to exclude the results of operations and financial position of the Excluded Systems from the combined financial statements, management has estimated certain revenues, expenses, assets and liabilities that are not specifically identified to systems based on the ratio of each Excluded System's basic subscribers to the total basic subscribers served by the respective partnerships. Management believes the basis used for these allocations is reasonable. The Combined Systems' results of operations are not necessarily indicative of future operating results or the results that would have occurred if the Combined Systems were a separate legal entity.


     The accompanying combined financial statements as of and for the periods ended June 30, 1999 and 1998 are unaudited. However, in the opinion of management, the financial statements reflect all adjustments, consisting of normal recurring adjustments, necessary for fair presentation in accordance with generally accepted accounting principles applicable to interim periods. Interim results of operations are not indicative of results for the full year. The accompanying financial statements should be read in conjunction with the audited combined financial statements of Fanch Cable Systems (comprised of components of TWFanch-one Co. and TWFanch-two Co.).


DESCRIPTION OF BUSINESS

     The Combined Systems, operating in various states throughout the United States, are principally engaged in operating cable television systems and related activities under non-exclusive franchise agreements.

PRINCIPLES OF COMBINATION

     The accompanying combined financial statements include the accounts of the Combined Systems, as if the Combined Systems were a single company. All material intercompany balances and transactions have been eliminated.

CASH, INTERCOMPANY ACCOUNTS AND DEBT

     Under the Partnerships' centralized cash management system, cash requirements of its individual operating units were generally provided directly by the Partnerships and the cash

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

generated or used by the Combined Systems was transferred to/from the Partnerships, as appropriate, through the intercompany accounts. The intercompany account balances between the Partnerships and the Combined Systems are not intended to be settled. Accordingly, the balances are excluded/included in net assets and all the cash generated from operations, investing activities and financing activities have been included in the Combined Systems' net distributions from/to partners in the combined statements of cash flows. The Partnerships maintain all external debt to fund and manage operations on a centralized basis. Debt, unamortized loan costs and interest expense of the Partnerships have not been allocated to the Combined Systems. As such debt, unamortized loan costs, and related interest expense are not representative of the debt that would be required or interest expense incurred if the Combined Systems were a separate legal entity.

2.  ACQUISITIONS


     On May 12, 1999, the Combined Systems entered into an agreement to acquire the stock of ARH, Ltd. ARH, Ltd. is engaged in the business of owning and operating cable television systems in Texas and West Virginia. The purchase price was $50 million subject to purchase price adjustments. The transaction was completed and the assets were transferred to the Combined Systems on June 22, 1999.



     On June 12, 1998, the Combined Systems entered into an agreement to acquire cable television systems, including plant, franchise license, and business license serving communities in the state of Michigan. The purchase price was $42 million subject to purchase price adjustments. In connection with the agreement, the Combined Systems received an additional $8.76 million in capital contributions. The agreement was completed and the assets were transferred to the Combined Systems on February 1, 1999.


     On July 8, 1998, the Combined Systems entered into an Asset Purchase Agreement to acquire cable television systems, including plant, franchise license and business license, serving communities in the states of Maryland, Ohio and West Virginia. The purchase price was $248 million subject to purchase price adjustments. The transaction was completed and the assets were transferred to the Combined Systems on February 24, 1999.


     On January 15, 1999 the Combined Systems entered into an agreement to acquire cable television systems, including plant, franchise license, and business license serving communities in the state of Michigan from a related party. The purchase price was $70 million, subject to purchase price adjustments. The agreement was completed and the assets were transferred to the Combined Systems on March 31, 1999. In connection with the agreement, the Combined Systems received an additional $25 million in capital contributions under a new TWFanch-two partnership agreement.


     Unaudited proforma operating results as though the acquisitions discussed above had occurred on January 1, 1998, with adjustments to give effect to amortization of franchises and certain other adjustments are as follows:


                                                             SIX MONTHS ENDED
                                                                  JUNE 30
                                                        ---------------------------
                                                            1999           1998
                                                        ------------    -----------
Revenues..............................................  $131,527,873    $98,263,557
Income from operations................................  $ 71,104,843    $52,227,958
Net income............................................  $ 30,561,993    $18,465,907

                              FANCH CABLE SYSTEMS
        (COMPRISED OF COMPONENTS OF TWFANCH-ONE CO. AND TWFANCH-TWO CO.)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The unaudited pro forma information has been presented for comparative purposes and does not purport to be indicative of the results of operations had these transactions been complete as of the assumed date or which may be obtained in the future.

                        BRESNAN COMMUNICATIONS GROUP LLC

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)


                                                              DECEMBER 31,    JUNE 30,
                                                                  1998          1999
                                                              ------------    ---------
                           ASSETS
Cash and cash equivalents...................................    $  6,636      $   2,488
Restricted cash.............................................      47,199            338
Trade and other receivables, net............................       8,874         14,917
Property and equipment, at cost:
  Land and buildings........................................       4,123          6,708
  Distribution systems......................................     443,114        469,677
  Support equipment.........................................      50,178         56,651
                                                                --------      ---------
                                                                 497,415        533,036
  Less accumulated depreciation.............................     190,752        202,160
                                                                --------      ---------
                                                                 306,663        330,876
Franchise costs, net........................................     291,103        324,990
Other assets, net of accumulated amortization...............       3,961         23,515
                                                                --------      ---------
     Total assets...........................................    $664,436      $ 697,124
                                                                ========      =========
         LIABILITIES AND MEMBER'S EQUITY (DEFICIT)
Accounts payable............................................    $  3,193      $   5,442
Accrued expenses............................................      13,395         20,503
Accrued interest............................................      21,835         17,573
Due to affiliated companies.................................          --          3,698
Debt........................................................     232,617        846,364
Other liabilities...........................................      11,648         12,015
                                                                --------      ---------
     Total liabilities......................................     282,688        905,595
Member's equity (deficit)...................................     381,748       (208,471)
                                                                --------      ---------
Commitments and contingencies (note 5)
     Total liabilities and member's equity (deficit)........    $664,436      $ 697,124
                                                                ========      =========

                        BRESNAN COMMUNICATIONS GROUP LLC

      CONSOLIDATED STATEMENTS OF OPERATIONS AND MEMBER'S EQUITY (DEFICIT)

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                  (UNAUDITED)


                                                                1998         1999
                                                              ---------    ---------
Revenue.....................................................  $ 126,453    $ 137,291
Operating costs and expenses:
  Programming (note 4)......................................     31,198       35,752
  Operating.................................................     14,382       15,698
  Selling, general and administrative (note 4)..............     25,863       32,806
  Depreciation and amortization.............................     26,441       26,035
                                                              ---------    ---------
                                                                 97,884      110,291
                                                              ---------    ---------
     Operating income.......................................     28,569       27,000
Other income (expense):
  Interest expense:
     Related party (note 4).................................       (944)        (152)
     Other..................................................     (8,484)     (31,789)
  Gain (loss) on sale of cable television systems...........      6,869         (170)
  Other, net................................................         (9)        (437)
                                                              ---------    ---------
                                                                 (2,568)     (32,548)
                                                              ---------    ---------
     Net earnings (loss)....................................     26,001       (5,548)
Member's equity (deficit)
  Beginning of period.......................................    359,098      381,748
  Operating expense allocations and charges.................     30,015       20,172
  Cash transfers, net.......................................    (54,729)          --
  Capital contributions by members..........................         --      131,189
  Capital distributions to members..........................         --     (736,032)
                                                              ---------    ---------
  End of period.............................................  $ 360,385    $(208,471)
                                                              =========    =========


          See accompanying notes to consolidated financial statements.

                        BRESNAN COMMUNICATIONS GROUP LLC

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                    SIX MONTHS ENDED JUNE 30, 1998 AND 1999

                                  (UNAUDITED)


                                                                1998        1999
                                                              --------    ---------
Cash flows from operating activities:
  Net earnings (loss).......................................  $ 26,001    $  (5,548)
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................    26,441       26,035
     Loss (gain) on sale of cable systems...................    (6,869)         169
     Amortization of deferred financing costs...............        --        2,746
     Changes in operating assets and liabilities, net of
      effects of acquisitions:
       Change in receivables................................     3,152      (11,766)
       Change in other assets...............................       284       (3,858)
       Change in accounts payable, accrued expenses and
        other liabilities...................................    (1,194)      15,223
                                                              --------    ---------
       Net cash provided by operating activities............    47,815       23,001
                                                              --------    ---------
Cash flows from investing activities:
  Capital expended for property and equipment...............   (17,497)     (22,827)
  Capital expended for franchise costs......................    (3,534)        (811)
  Cash paid in acquisitions of cable television systems.....   (16,239)     (64,763)
  Proceeds on dispositions of cable televisions systems.....        --        4,097
  Change in restricted cash.................................        --       46,861
                                                              --------    ---------
          Net cash used in investing activities.............   (37,270)     (37,443)
Cash flows from financing activities:
  Borrowings under note agreement...........................    33,400      867,751
  Repayments under note agreement...........................   (15,301)    (254,004)
  Deferred finance costs paid...............................        --      (18,781)
  Contributions from members................................        --      136,500
  Distributions to members..................................   (24,764)    (721,172)
                                                              --------    ---------
          Net cash provided by (used in) financing
            activities......................................    (6,665)      10,294
                                                              --------    ---------
          Net increase (decrease) in cash...................     3,880       (4,148)
Cash and cash equivalents:
  Beginning of period.......................................     6,957        6,636
                                                              --------    ---------
  End of period.............................................  $ 10,837    $   2,488
                                                              ========    =========
Supplemental disclosure of cash flow information -- cash
  paid during the period for interest.......................  $  8,895    $  33,457
                                                              ========    =========


          See accompanying notes to consolidated financial statements.

                        BRESNAN COMMUNICATIONS GROUP LLC

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                 JUNE 30, 1999

                                  (UNAUDITED)
                                 (IN THOUSANDS)

(1) FORMATION AND BASIS OF PRESENTATION

     Bresnan Communications Group, LLC and its subsidiaries ("BCG" or the "Company") are wholly owned by Bresnan Communications Company Limited Partnership, a Michigan limited partnership ("BCCLP"), is a Delaware limited liability corporation formed on August 5, 1998 for the purpose of acting as co-issuer with its wholly-owned subsidiary, Bresnan Capital Corporation ("BCC"), of $170,000 aggregate principal amount at maturity of 8% Senior Notes and $275,000 aggregate principal amount at maturity of 9.25% Senior Discount Notes, both due in 2009 (collectively the "Notes"). Prior to the issuance of the Notes on February 2, 1999, BCCLP completed the terms of a contribution agreement dated June 3, 1998, as amended, whereby certain affiliates of Tele-Communications, Inc. ("TCI") contributed certain cable television systems along with assumed TCI debt of approximately $708,854 to BCCLP. In addition, Blackstone BC Capital Partners LP and affiliates contributed $136,500 to BCCLP. Upon completion of the Notes offering on February 2, 1999 BCCLP contributed all of its assets and liabilities to BCG, which simultaneously formed a wholly owned subsidiary, Bresnan Telecommunications Company LLC ("BTC"), into which it contributed all of its assets and liabilities. The above noted contributed assets and liabilities were accounted for at predecessor cost because of the common ownership and control of TCI and have been reflected in the accompanying financial statements in a manner similar to a pooling of interests.

     The Company owns and operates cable television systems in small- and medium-sized communities in the midwestern United States.


     The accompany interim consolidated financial statements are unaudited but, in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for a fair presentation of the results of such periods. The results of operations for the period ended June 30, 1999 are not necessarily indicative of results for a full year. These consolidated financial statements should be read in conjunction with the combined financial statements and notes thereto of the predecessor to the Company contained in the Bresnan Communications Group Systems financial statements for the year ended December 31, 1998.


     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(2) ACQUISITIONS AND SYSTEM DISPOSITIONS

     In February 1998, the Company acquired certain cable television assets located in Michigan which were accounted for under the purchase method. The purchase price was allocated to the cable television assets acquired in relation to their fair values as increase in property and equipment of $3,703 and franchise costs of $12,797. In addition, the Company acquired two additional systems in the first quarter of 1999 which were accounted for under the purchase method. The purchase price was allocated to the cable televisions assets acquired in relation to their estimated fair values as increase in property and equipment of $22,200 and franchise costs of $44,600.

                        BRESNAN COMMUNICATIONS GROUP LLC

                                 JUNE 30, 1999

                                  (UNAUDITED)
                                 (IN THOUSANDS)

     The results of these operations of these cable television systems have been included in the accompanying consolidated statements of operations from their dates of acquisition. Pro forma information has not been presented because the effect was not significant.


     The Company also disposed of cable television systems during 1998 and 1999 for gross proceeds of $12,000 and $4,400, respectively and resulting in gain
(loss) on cable television systems of $7,010 and $(181) for 1998 and 1999, respectively. The results of operations of these cable television systems through the date of the disposition and the gain (loss) from the dispositions have been included in the accompanying consolidated statements of operations. As part of one of the dispositions, the Company received cash that was restricted to reinvestment in additional cable television systems.


(3) DEBT

     Debt is summarized as follows:


                                                              JUNE 30, 1999
                                                              -------------
Senior Credit Facility(a)...................................    $500,000
Senior Notes Payable(b).....................................     170,000
Senior Discount Notes Payable(b)............................     175,021
Other Debt..................................................       1,343
                                                                --------
                                                                $846,364
                                                                ========


---------------

(a) The Senior Credit Facility represents borrowings under a $650,000 senior reducing revolving credit and term loan facilities (the "Credit Facility") as documented in the loan agreement as of February 2, 1999. The Credit Facility calls for a current available commitment of $650,000 of which $500,000 is outstanding at June 30, 1999. The Credit Facility provides for three tranches, a revolving loan tranche for $150,000 (the "Revolving Loan"), a term loan tranche of $328,000 (the "A Term Loan" and together with the Revolving Loan, "Facility A") and a term loan tranche of $172,000 (the "Facility B").


    The commitments under the New Credit Facility will reduce commencing with the quarter ending March 31, 2002. Facility A permanently reduces in quarterly amounts ranging from 2.5% to 6.25% of the Facility A amount starting March 31, 2002 and matures approximately eight and one half years after February 2, 1999. Facility B is also to be repaid in quarterly installments of .25% of the Facility B amount beginning in March 2002 and matures approximately nine years after February 2, 1999, on which date all remaining amounts of Facility B will be due and payable. Additional reductions of the New Credit Facility will also be required upon certain asset sales, subject to the right of the Company and its subsidiaries to reinvest asset sale proceeds under certain circumstances. The interest rate options include a LIBOR option and a Prime Rate option plus applicable margin rates based on the Company's total leverage ratio. In addition, the Company is required to pay a commitment fee on the unused revolver portion of Facility A which will accrue at a rate ranging from .25% to .375% per annum, depending on the Company's total leverage ratio.


    The rate applicable to balances outstanding at June 30, 1999 ranged from 7.00% to 7.85%. Covenants of the Credit Facility require, among other conditions the maintenance of specific levels of the ratio of cash flows to future debt and interest expense and certain limitations on additional investments, indebtedness, capital expenditures, asset sales and affiliate transactions.

                        BRESNAN COMMUNICATIONS GROUP LLC

                                 JUNE 30, 1999

                                  (UNAUDITED)
                                 (IN THOUSANDS)

(b) On February 2, 1999, the Company sold $170,000 aggregate principal amount senior notes payable (the "Senior Notes"). In addition, on the same date, the Company issued $275,000 aggregate principal amount at maturity of senior discount notes, (the "Senior Discount Notes") for approximately $175,000 gross proceeds collectively (the "Notes").

     The Senior Notes are unsecured and will mature on February 1, 2009. The Senior Notes bear interest at 8% per annum payable semi-annually on February 1 and August 1 of each year, commencing August 1, 1999.

     The Senior Discount Notes are unsecured and will mature on February 1, 2009. The Senior Discount Notes were issued at a discount to their aggregate principal amount at maturity and will accrete at a rate of approximately 9.25% per annum, compounded semi-annually, to an aggregate principal amount of $275,000 on February 1, 2004. Subsequent to February 1, 2004, the Senior Discount Notes will bear interest at a rate of 9.25% per annum payable semi-annually in arrears on February 1 and August 1 of each year, commencing August 1, 2004.

     The Company may elect, upon not less than 60 days prior notice, to commence the accrual of interest on all outstanding Senior Discount Notes on or after February 1, 2002, in which case the outstanding principal amount at maturity of each Senior Discount Note will on such commencement date be reduced to the accreted value of such Senior Discount Note as of such date and interest shall be payable with respect to the Senior Discount Notes on each February and August 1 thereafter.

     The Company may not redeem the Notes prior to February 1, 2004 except that prior to February 1, 2002, the Company may redeem up to 35% of the Senior Notes and Senior Discount Notes at redemption prices equal to 108% and 109% of the applicable principal amount or accreted value. Subsequent to February 1, 2004, the Company may redeem the Notes at redemption prices declining annually from approximately 104% of the principal amount or accreted value.

     Bresnan Communications Group LLC and its wholly owned subsidiary Bresnan Capital Corporation are the sole obligors of the Senior Notes and Senior Discount Notes. Bresnan Communications Group LLC has no other assets or liabilities other than its investment in its wholly owned subsidiary Bresnan Telecommunications Company LLC. Bresnan Capital Corporation has no other assets or liabilities.

     Upon change of control of the Company, the holders of the notes have the right to require the Company to purchase the outstanding notes at a price equal to 101% of the principal amount or accrete value plus accrued and unpaid interest.

     BCG has entered into an interest rate swap agreement to effectively fix or set a maximum interest rate on a portion of its floating rate long-term debt. BCG is exposed to credit loss in the event of nonperformance by the counterparties to the interest rate swap agreement.


     At June 30, 1999, such Interest Rate Swap agreement effectively fixed or set a maximum libor base interest rate between 5.84% and 8.08% on an aggregate notional principal amount of $110,000 which rate would become effective upon the occurrence of certain events. The effect of the Interest Rate Swap on interest expense for the six months ended June 30, 1998 and 1999 was not significant. The expiration dates of the Interest Rate Swaps ranges from August 25, 1999 to April 3, 2000. The difference between the fair market value and book value of long-term debt and the Interest Rate Swap at June 30, 1998 and 1999 is not significant.

                        BRESNAN COMMUNICATIONS GROUP LLC

                                 JUNE 30, 1999

                                  (UNAUDITED)
                                 (IN THOUSANDS)

(4) TRANSACTIONS WITH RELATED PARTIES


     BCG and its predecessor purchased, at TCI's cost, substantially all of its pay television and other programming from affiliates of TCI. Charges for such programming were $28,118 and $30,809 for the six months ended June 30, 1998 and 1999, respectively, and are included in programming expenses in the accompanying consolidated financial statements.



     Prior to February 2, 1999, certain affiliates of the predecessor to BCG provided administrative services to BCG and assumed managerial responsibility of BCG's cable television system operations and construction. As compensation for these services, BCG paid a monthly fee calculated pursuant to certain agreed upon formulas. Subsequent to the TCI Transaction on February 2, 1999, certain affiliates of BCG provide administrative services and have assumed managerial responsibilities of BCG. As compensation for these services, BCG pays a monthly fee equal to 3% of gross revenues. Such aggregate charges totaled $5,961 and $5,040 and have been included in selling, general and administrative expenses for the six months ended June 30, 1998 and 1999, respectively.


(5) COMMITMENTS AND CONTINGENCIES

     The Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act") imposed certain rate regulations on the cable television industry. Under the 1992 Cable Act, all cable systems are subject to rate regulation, unless they face "effective competition," as defined by the 1992 Cable Act and expanded in the Telecommunications Act of 1996 (the "1996 Act"), in their local franchise area.

     Although the Federal Communications Commission (the "FCC") has established regulations required by the 1992 Cable Act, local government units (commonly referred to as local franchising authorities) are primarily responsible for administering the regulation of a cable system's basic service tier ("BST"). The FCC itself directly administered rate regulation of any cable programming service tier ("CPST"). The FCC's authority to regulate CPST rates expired on March 31, 1999. The FCC has taken the position that it will still adjudicate CPST complaints filed after this sunset date (but no later than 180 days after the last CPST rate increase imposed prior to March 31, 1999), and will strictly limit its review (and possible refund orders) to the time period predating the sunset date.

     Under the FCC's rate regulations, most cable systems were required to reduce their BST and CPST rates in 1993 and 1994, and have since had their rate increases governed by a complicated price structure that allows for the recovery of inflation and certain increased costs, as well as providing some incentive for expanding channel carriage. Operators also have the opportunity to bypass this "benchmark" regulatory structure in favor of the traditional "cost-of-service" regulation in cases where the latter methodology appears favorable. Premium cable service offered on a per-channel or per-program basis remain unregulated, as do affirmatively marketed packages consisting entirely of new programming product.

     The management of BCG believes that it has complied in all material respects with the provisions of the 1992 Cable Act and the 1996 Act, including its rate setting provisions. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of CPST rates would be retroactive to the date

                        BRESNAN COMMUNICATIONS GROUP LLC

                                 JUNE 30, 1999

                                  (UNAUDITED)
                                 (IN THOUSANDS)

of complaint. Any refunds of the excess portion of BST or equipment rates would be retroactive to one year prior to the implementation of the rate reductions.

     Certain plaintiffs have filed or threatened separate class action complaints against certain of the systems of BCG, alleging that the systems' practice of assessing an administrative fee to subscribers whose payments are delinquent constitutes an invalid liquidated damage provision, a breach of contract, and violates local consumer protection statutes. Plaintiffs seek recovery of all late fees paid to the subject systems as a class purporting to consist of all subscribers who were assessed such fees during the applicable limitation period, plus attorney fees and costs.

     BCG has contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is possible that BCG may incur losses upon conclusion of the matters referred to above, an estimate of any loss or range of loss cannot presently be made. Based upon the facts available, management believes that, although no assurance can be given as to the outcome of these actions, the ultimate disposition should not have material adverse effect upon the combined financial condition of BCG.


     BCG leases business offices, has entered into pole attachment agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $1,582 and $1,691 during the six months ended June 30, 1998 and 1999, respectively.


     Future minimum lease payments under noncancelable operating leases are estimated to approximate $2,240 per year for each of the next five years.

     It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on the same or other properties.

     During 1999, BCG has continued enterprise-wide comprehensive efforts to assess and remediate its respective computer systems and related software and equipment to ensure such systems, software and equipment recognized, process and store information in the year 2000 and thereafter. Such year 2000 remediation efforts, include an assessment of its most critical systems, such as customer service and billing systems, headends and other cable plant, business support operations, and other equipment and facilities. BCG also continued its efforts to verify the year 2000 readiness of its significant suppliers and vendors and continued to communicate with significant business partners and affiliates to assess affiliates' year 2000 status.

     BCG has formed a year 2000 program management team to organize and manage its year 2000 remediation efforts. The program management team is responsible for overseeing, coordinating and reporting on its respective year 2000 remediation efforts.

     During 1999, the project management team continued its surveys of significant third-party vendors and suppliers whose systems, services or products are important to its operations (e.g., suppliers of addressable controllers and set-top boxes, and the provider of billing services). BCG has instituted a verification process to determine the vendors' year 2000 readiness. Such verification includes, as deemed necessary, reviewing vendors' test and other data and engaging in regular conferences with vendors' year 2000 teams. BCG is also requiring testing to validate the year 2000 compliance of certain critical products and services. The year 2000 readiness of such providers is critical to continued provision of cable service.

                        BRESNAN COMMUNICATIONS GROUP LLC

                                 JUNE 30, 1999

                                  (UNAUDITED)
                                 (IN THOUSANDS)

     The failure to correct a material year 2000 problem could result in an interruption or failure of certain important business operations. There can be no assurance that the systems of BCG or the systems of other companies on which they rely will be converted in time, or that any such failure to convert by the BCG or other companies will not have a material adverse effect on the financial position, results of operations or cash flows of BCG.

(6)  SUBSEQUENT EVENT

     In June 1999, the Partners of BCCLP entered into an agreement to sell all of their partnership interests in BCCLP to Charter Communications Holding Company, LLC for a purchase price of approximately $3.1 billion in cash and stock which will be reduced by the assumption of BCCLP'S debt at closing. The cable systems to be acquired are located in Michigan, Minnesota, Wisconsin and Nebraska. BCCLP anticipates that this transaction will close in early 2000.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Tele-Communications, Inc.:

     We have audited the accompanying combined balance sheets of Bresnan Communications Group Systems, (as defined in Note 1 to the combined financial statements) as of December 31, 1997 and 1998, and the related combined statements of operations and Parents' investment and cash flows for each of the years in the three-year period ended December 31, 1998. These combined financial statements are the responsibility of the Bresnan Communications Group Systems management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Bresnan Communications Group Systems, as of December 31, 1997 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1998, in conformity with generally accepted accounting principles.

                                   /s/ KPMG LLP

Denver, Colorado
April 2, 1999

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                            COMBINED BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1998

                                                                1997         1998
                                                              ---------    ---------
                                                              (AMOUNTS IN THOUSANDS)
                           ASSETS
Cash and cash equivalents...................................  $  6,957     $  6,636
Restricted cash (note 3)....................................        --       47,199
Trade and other receivables, net............................    11,700        8,874
Property and equipment, at cost:
  Land and buildings........................................     5,229        4,123
  Distribution systems......................................   410,158      443,114
  Support equipment.........................................    45,687       50,178
                                                              --------     --------
                                                               461,074      497,415
  Less accumulated depreciation.............................   157,618      190,752
                                                              --------     --------
                                                               303,456      306,663
Franchise costs, net........................................   291,746      291,103
Other assets, net of accumulated amortization...............     3,339        3,961
                                                              --------     --------
     Total assets...........................................  $617,198     $664,436
                                                              ========     ========
            LIABILITIES AND PARENTS' INVESTMENT
Accounts payable............................................  $  2,071     $  3,193
Accrued expenses............................................    11,809       13,395
Accrued interest............................................    20,331       21,835
Debt........................................................   214,170      232,617
Other liabilities...........................................     9,719       11,648
                                                              --------     --------
     Total liabilities......................................   258,100      282,688
Parents' investment.........................................   359,098      381,748
                                                              --------     --------
Commitments and contingencies (note 7)
     Total liabilities and Parents' investment..............  $617,198     $664,436
                                                              ========     ========

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

           COMBINED STATEMENTS OF OPERATIONS AND PARENTS' INVESTMENT
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                            1996        1997        1998
                                                          --------    --------    --------
                                                               (AMOUNTS IN THOUSANDS)
Revenue.................................................  $216,609    $247,108    $261,964
Operating costs and expenses:
  Programming (note 6)..................................    46,087      53,857      63,686
  Operating.............................................    31,405      31,906      28,496
  Selling, general and administrative (note 6)..........    52,485      50,572      58,568
  Depreciation and amortization.........................    50,908      53,249      54,308
                                                          --------    --------    --------
                                                           180,885     189,584     205,058
                                                          --------    --------    --------
     Operating income...................................    35,724      57,524      56,906
Other income (expense):
  Interest expense:
     Related party (note 4).............................    (1,859)     (1,892)     (1,872)
     Other..............................................   (13,173)    (16,823)    (16,424)
  Gain on sale of cable television systems..............        --          --      27,027
  Other, net............................................      (844)       (978)       (273)
                                                          --------    --------    --------
                                                           (15,876)    (19,693)      8,458
                                                          --------    --------    --------
     Net earnings.......................................    19,848      37,831      65,364
Parents' investment:
  Beginning of year.....................................   344,664     347,188     359,098
  Operating expense allocations and charges (notes 4 and
     6).................................................    54,643      60,389      71,648
  Net assets of acquired systems (note 3)...............        --      33,635          --
  Cash transfers, net...................................   (71,967)   (119,945)   (114,362)
                                                          --------    --------    --------
  End of year...........................................  $347,188    $359,098    $381,748
                                                          ========    ========    ========

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                       COMBINED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                               1996       1997       1998
                                                              -------    -------    -------
                                                                 (AMOUNTS IN THOUSANDS)
Cash flows from operating activities
  Net earnings..............................................  $19,848    $37,831    $65,364
  Adjustments to reconcile net earnings to net cash provided by operating activities:
     Depreciation and amortization..........................   50,908     53,249     54,308
     Gain on sale of cable television systems...............       --         --    (27,027)
     Other noncash charges..................................    1,171      2,141        452
     Changes in operating assets and liabilities, net of
       effects of acquisitions:
       Change in receivables................................     (291)    (3,413)     2,826
       Change in other assets...............................     (144)       164         --
       Change in accounts payable, accrued expenses and
          other liabilities.................................    7,178      2,305      6,141
       Other, net...........................................      473        271        297
                                                              -------    -------    -------
          Net cash provided by operating activities.........   79,143     92,548    102,361
                                                              -------    -------    -------
Cash flows from investing activities:
  Capital expended for property and equipment...............  (78,248)   (33,875)   (58,601)
  Capital expended for franchise costs......................      (87)    (1,407)      (157)
  Cash received in acquisitions.............................       --      1,179     28,681
  Change in restricted cash.................................       --         --    (47,199)
                                                              -------    -------    -------
          Net cash used in investing activities.............  (78,335)   (34,103)   (77,276)
                                                              -------    -------    -------
Cash flows from financing activities:
  Borrowings under note agreement...........................   40,300     31,300     49,400
  Repayments under note agreement...........................  (18,546)   (24,364)   (30,953)
  Deferred finance costs paid...............................     (595)    (2,121)    (1,139)
  Change in Parents' investment.............................  (24,259)   (59,556)   (42,714)
                                                              -------    -------    -------
          Net cash used in financing activities.............   (3,100)   (54,741)   (25,406)
                                                              -------    -------    -------
          Net increase (decrease) in cash...................   (2,292)     3,704       (321)
Cash and cash equivalents:
  Beginning of year.........................................    5,545      3,253      6,957
                                                              -------    -------    -------
  End of year...............................................  $ 3,253    $ 6,957    $ 6,636
                                                              =======    =======    =======
Supplemental disclosure of cash flow information --
  Cash paid during the year for interest....................  $12,996    $16,971    $16,792
                                                              =======    =======    =======

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

                     NOTES TO COMBINED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

(1) BASIS OF PRESENTATION AND PARTNERSHIP FORMATION

     The financial statements of Bresnan Communications Group Systems are the combination of the financial statements of Bresnan Communications Company Limited Partnership ("BCCLP") and certain additional cable television systems (the "TCI Bresnan Systems") owned by affiliates of Tele-Communications, Inc. ("TCI"). BCCLP and the TCI Bresnan Systems are under the common ownership and control of TCI for all periods presented. Based on such common ownership and control, the accompanying financial statements are presented herein at historical cost on a combined basis and will serve as a predecessor to Bresnan Communications Group LLC. The combined net assets of Bresnan Communications Group Systems are herein referred to as "Parents' investment".

     BCCLP is a partnership between a subsidiary of TCI and William J. Bresnan and certain entities which he controls (collectively, the "Bresnan Entities"). BCCLP owns and operates cable television systems principally located in the midwestern United States. TCI and the Bresnan Entities hold 78.4% and 21.6% interests, respectively, in BCCLP.

     Certain of the TCI Bresnan Systems have been acquired through transactions whereby TCI acquired various larger cable entities (the "Original Systems"). The accounts of certain of the TCI Bresnan Systems include allocations of purchase accounting adjustments from TCI's acquisition of the Original Systems. Such allocations and the related franchise cost amortization are based upon the relative fair market values of the systems involved. In addition, certain costs of TCI and the Bresnan Entities are charged to the Bresnan Communications Group Systems based on the methodologies described in note 6. Although such allocations are not necessarily indicative of the costs that would have been incurred by the Bresnan Communications Group Systems on a stand alone basis, management of TCI and the Bresnan Entities believe that the resulting allocated amounts are reasonable.

     On June 3, 1998, certain affiliates of TCI, the Bresnan Entities, BCCLP and Blackstone Cable Acquisition Company, LLC ("Blackstone") (collectively, the "Partners") entered into a Contribution Agreement. Effective February 2, 1999 under the terms of the contribution agreement, certain systems of affiliates of TCI were transferred to BCCLP along with approximately $708,854 of assumed TCI debt (the "TCI Transaction") which is not reflected in the accompanying combined financial statements. At the same time, Blackstone contributed $136,500 to BCCLP. As a result of these transactions, the Bresnan Entities remain the managing partner of BCCLP, with a 10.2% combined general and limited partner interest, while TCI and Blackstone are 50% and 39.8% limited partners of BCCLP, respectively. The amount of the assumed TCI debt will be adjusted based on certain working capital adjustments at a specified time after the consummation of TCI Transaction. Upon completion of these transactions BCCLP formed a wholly-owned subsidiary, Bresnan Communications Group LLC ("BCG"), into which it contributed all its assets and liabilities. Simultaneous with this transaction Bresnan Communications Group LLC formed a wholly-owned subsidiary, Bresnan Telecommunications Company LLC ("BTC"), into which it contributed all its assets and liabilities.

     In anticipation of these transactions, on January 25, 1999, BCG sold $170,000 aggregate principal amount of 8% senior notes (the "Senior Notes") due 2009 and $275,000 aggregate principal amount at maturity (approximately $175,000 gross proceeds) of 9.25% senior discount notes (the "Senior Discount Notes") due 2009. The net proceeds from the offering of the Senior Notes and the Senior Discount Notes approximated $336,000 after giving effect to discounts and

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

commissions. Also, BTC borrowed $508,000 of $650,000 available under a new credit facility (the "Credit Facility").

     The proceeds of the Senior Notes, the Senior Discount Notes and the Credit Facility were used to retire the assumed TCI debt and the outstanding debt of the Bresnan Communications group systems prior to the TCI Transaction (see Note
4), as well as the payment of certain fees and expenses. Deferred financing costs of $2.6 million associated with the retired debt will be written off.

     After giving effect to the issuance of debt noted above, the unaudited proforma debt outstanding at December 31, 1998 would be $857 million and the Parents' investment would decrease to a deficit position of $206 million at December 31, 1998.

     On March 9, 1999, AT&T Corp. ("AT&T") acquired TCI in a merger (the "AT&T Merger"). In the AT&T Merger, TCI became a subsidiary of AT&T.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Cash Equivalents

     Cash equivalents consist of investments which are readily convertible into cash and have maturities of three months or less at the time of acquisition.

  (b) Trade and Other Receivables

     Receivables are reflected net of an allowance for doubtful accounts. Such allowance at December 31, 1997 and 1998 was not significant.

  (c) Property and Equipment

     Property and equipment is stated at cost, including acquisition costs allocated to tangible assets acquired. Construction costs, including interest during construction and applicable overhead, are capitalized. During 1996, 1997 and 1998, interest capitalized was $1,005, $324 and $47, respectively.

     Depreciation is computed on a straight-line basis using estimated useful lives of 3 to 15 years for distribution systems and 3 to 40 years for support equipment and buildings.

     Repairs and maintenance are charged to operations, and renewals and additions are capitalized. At the time of ordinary retirements, sales or other dispositions of property, the original cost and cost of removal of such property are charged to accumulated depreciation, and salvage, if any, is credited thereto. Gains or losses are only recognized in connection with the sales of properties in their entirety.

  (d) Franchise Costs

     Franchise costs include the difference between the cost of acquiring cable television systems and amounts allocated to their tangible assets. Such amounts are generally amortized on a straight-line basis over 40 years. Costs incurred by Bresnan Communications Group Systems in negotiating and renewing franchise agreements are amortized on a straight-line basis over the life of the franchise, generally 10 to 20 years.

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

  (e) Impairment of Long-Lived Assets

     Management periodically reviews the carrying amounts of property and equipment and identifiable intangible assets to determine whether current events or circumstances warrant adjustments to such carrying amounts. If an impairment adjustment is deemed necessary based on an analysis of undiscounted cash flow, such loss is measured by the amount that the carrying value of such assets exceeds their fair value. Considerable management judgment is necessary to estimate the fair value of assets. Accordingly, actual results could vary significantly from such estimates. Assets to be disposed of are carried at the lower of their financial statement carrying amount or fair value less costs to sell.

  (f) Financial Instruments

     Bresnan Communications Group Systems has entered into fixed interest rate exchange agreements ("Interest Rate Swaps") which are used to manage interest rate risk arising from its financial liabilities. Such Interest Rate Swaps are accounted for as hedges; accordingly, amounts receivable or payable under the Interest Rate Swaps are recognized as adjustments to interest expense. Such instruments are not used for trading purposes.

     During 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities," ("SFAS 133"), which is effective for all fiscal years beginning after June 15, 1999. SFAS 133 establishes accounting and reporting standards for derivative instruments and hedging activities by requiring that all derivative instruments be reported as assets or liabilities and measured at their fair values. Under SFAS 133, changes in the fair values of derivative instruments are recognized immediately in earnings unless those instruments qualify as hedges of the (1) fair values of existing assets, liabilities, or firm commitments, (2) variability of cash flows of forecasted transactions, or
(3) foreign currency exposures of net investments in foreign operations. Although management has not completed its assessment of the impact of SFAS 133 on its combined results of operations and financial position, management estimates that the impact of SFAS 133 will not be material.

  (g) Income Taxes

     The majority of the net assets comprising the TCI Bresnan Systems and BCCLP were historically held in partnerships. In addition, BCG has been formed as a limited liability company, to be treated for tax purposes as a flow-through entity. Accordingly, no provision has been made for income tax expense or benefit in the accompanying combined financial statements as the earnings or losses of Bresnan Communications Group Systems will be reported in the respective tax returns of BCG's members (see note 5).

  (h) Revenue Recognition

     Cable revenue for customer fees, equipment rental, advertising, and pay-per-view programming is recognized in the period that services are delivered. Installation revenue is recognized in the period the installation services are provided to the extent of direct selling costs. Any remaining amount is deferred and recognized over the estimated average period that customers are expected to remain connected to the cable distribution system.

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

  (i) Combined Statements of Cash Flows

     Except for acquisition transactions described in note 3, transactions effected through Parents' investment have been considered constructive cash receipts and payments for purposes of the combined statements of cash flows.

  (j) Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

(3) ACQUISITIONS AND SYSTEM DISPOSITIONS

     In January 1997, affiliates of TCI acquired certain cable television assets located in or around the Saginaw, Michigan area which are included in the TCI Bresnan Systems. TCI's cost basis in such acquired assets has been allocated based on their respective fair values. Such allocation has been reflected in the accompanying combined financial statements as follows:

Cash........................................................  $ 1,179
Property and equipment......................................   10,786
Franchise costs.............................................   21,670
                                                              -------
  Parents' investment.......................................  $33,635
                                                              =======

     In addition in 1998, BCCLP acquired two cable systems which were accounted for under the purchase method. The purchase prices were allocated to the assets acquired in relation to their fair values as increases in property and equipment of $7,099 and franchise costs of $21,651.

     The results of operations of these cable television systems have been included in the accompanying combined statements of operations from their dates of acquisition. Pro forma information on the acquisitions has not been presented because the effects were not significant.

     During 1998, BCCLP also disposed of two cable systems for gross proceeds of $58,949, which resulted in gain on sale of cable television systems of $27,027. In connection with one of the dispositions, a third party intermediary received $47,199 of cash that is designated to be reinvested in certain identified assets for income tax purposes.

(4) DEBT

     Debt is summarized as follows:

                                                         1997        1998
                                                       --------    --------
Notes payable to banks(a)............................  $190,300    $209,000
  Notes payable to partners(b).......................    22,100      22,100
  Other debt.........................................     1,770       1,517
                                                       --------    --------
                                                       $214,170    $232,617
                                                       ========    ========

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

---------------
(a) The notes payable to banks represent borrowings under a $250,000 senior unsecured reducing revolving credit and term loan facility (the "Bank Facility") as documented in the loan agreement as amended and restated as of August 5, 1998. The Bank Facility calls for a current available commitment of $250,000 of which $209,000 is outstanding at December 31, 1998. The Bank Facility provides for two tranches, a revolving loan tranche of $175,000 (the "Revolving Loan Tranche") and a term loan tranche of $75,000 (the "Term Loan Tranche"). The Revolving Loan Tranche is available through March 30, 1999 and then requires quarterly payments/commitment reductions ranging from 2.5% to 7.5% of the principal through its maturity on March 31, 2005. The Term Loan Tranche, fully drawn at closing and maturing March 31, 2006, requires quarterly payments of .25% beginning March 31, 1999 through December 31, 2004, quarterly payments of 2.5% for the year ended December 31, 2005 and 84% of the principal at maturity. The Bank Facility provides for interest at varying rates based on two optional measures: 1) for the Revolving Loan Tranche, the prime rate plus .625% and/or the London Interbank Offered Rate ("LIBOR") plus 1.625% and 2) for the Term Loan Tranche, the prime rate plus 1.75% and/or LIBOR plus 2.75%. The Bank Facility has provisions for certain performance-based interest rate reductions which are available under either interest rate option. In addition, the Bank Facility allows for interest rate swap agreements.

    The rates applicable to balances outstanding at December 31, 1998 ranged from 6.815% to 8.000% Covenants of the Bank Facility require, among other conditions, the maintenance of certain earnings, cash flow and financial ratios and include certain limitations on additional investments, indebtedness, capital expenditures, asset sales, management fees and affiliate transactions. Commitment fees of .375% per annum are payable on the unused principal amounts of the available commitment under the Bank Facility, as well as an annual agency fee to a bank of $60. A guarantee in the amount of $3,000, has been provided by one of the BCCLP partners.

    Balances outstanding at December 31, 1998 are due as follows:

   1999..........................................  $ 14,150
   2000..........................................    17,500
   2001..........................................    20,850
   2002..........................................    24,200
   2003 and thereafter...........................   132,300
                                                   --------
                                                   $209,000
                                                   ========

(b) The note payable to a partner is comprised of a $25,000 subordinated note of which $22,100 was outstanding at December 31, 1997 and 1998. The note, dated May 12, 1988, is junior and subordinate to the senior debt represented by the notes payable to banks. Interest is to be provided for at the prime rate (as defined) and is payable quarterly, to the extent allowed under the bank subordination agreement, or at the maturity date of the note, which is the earlier of April 30, 2001 or the first business day following the full repayment of the entire amount due under the notes payable to banks. Applicable interest rates at December 31, 1997 and 1998 were 8.25% and 7.75%, respectively. The note also provides for repayment at any time without penalty, subject to subordination restrictions.

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

     Bresnan Communications Group Systems has entered into Interest Rate Swaps to effectively fix or set a maximum interest rate on a portion of its floating rate long-term debt. Bresnan Communications Group Systems is exposed to credit loss in the event of nonperformance by the counterparties to the Interest Rate Swaps.

     At December 31, 1998, such Interest Rate Swaps effectively fixed or set maximum interest rates between 9.625% and 9.705% on an aggregate notional principal amount of $110,000, which rate would become effective upon the occurrence of certain events. The effect of the Interest Rate Swaps was to increase interest expense by $851, $460, and $19 for the years ended December 31, 1996, 1997 and 1998, respectively. The expiration dates of the Interest Rate Swaps ranges from August 25, 1999 to April 3, 2000. The difference between the fair market value and book value of long-term debt and the Interest Rate Swaps at December 31, 1997 and 1998 is not significant.

(5) INCOME TAXES

     Taxable earnings differ from those reported in the accompanying combined statements of operations due primarily to differences in depreciation and amortization methods and estimated useful lives under regulations prescribed by the Internal Revenue Service. At December 31, 1998, the reported amounts of Bresnan Communications Group Systems' assets exceeded their respective tax bases by approximately $394 million.

(6) TRANSACTIONS WITH RELATED PARTIES

     Bresnan Communications Group Systems purchases, at TCI's cost, substantially all of its pay television and other programming from affiliates of TCI. Charges for such programming were $42,897, $48,588 and $58,562 for 1996, 1997 and 1998, respectively, and are included in programming expenses in the accompanying combined financial statements.

     Certain affiliates of the Partners provide administrative services to Bresnan Communications Group Systems and have assumed managerial responsibility of Bresnan Communications Group Systems cable television system operations and construction. As compensation for these services, Bresnan Communications Group Systems pays a monthly fee calculated pursuant to certain agreed upon formulas. Such charges totaled $11,746, $11,801 and $13,086 and have been included in selling, general and administrative expenses for years ended December 31, 1996, 1997 and 1998, respectively.

(7) COMMITMENTS AND CONTINGENCIES

     On October 5, 1992, Congress enacted the Cable Television Consumer Protection and Competition Act of 1992 (the "1992 Cable Act"). In 1993 and 1994, the Federal Communications Commission ("FCC") adopted certain rate regulations required by the 1992 Cable Act and imposed a moratorium on certain rate increases. As a result of such actions, Bresnan Communications Group Systems' basic and tier service rates and its equipment and installation charges (the "Regulated Services") are subject to the jurisdiction of local franchising authorities and the FCC. Basic and tier service rates are evaluated against competitive benchmark rates as published by the FCC, and equipment and installation charges are based on actual costs. Any rates for Regulated Services that exceeded the benchmarks were reduced as required by the 1993 and 1994 rate regulations. The rate regulations do not apply to the relatively few systems

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

which are subject to "effective competition" or to services offered on an individual service basis, such as premium movie and pay-per-view services.

     Bresnan Communications Group Systems believes that it has complied in all material respects with the provisions of the 1992 Cable Act, including its rate setting provisions. However, Bresnan Communications Group Systems' rates for Regulated Services are subject to review by the FCC, if a complaint has been filed by a customer, or the appropriate franchise authority, if such authority has been certified by the FCC to regulate rates. If, as a result of the review process, a system cannot substantiate its rates, it could be required to retroactively reduce its rates to the appropriate benchmark and refund the excess portion of rates received. Any refunds of the excess portion of tier service rates would be retroactive to the date of complaint. Any refunds of the excess portion of all other Regulated Service rates would be retroactive to one year prior to the implementation of the rate reductions.

     Certain of Bresnan Communications Group Systems' individual systems have been named in purported class actions in various jurisdictions concerning late fee charges and practices. Certain of Bresnan Communications Group Systems' cable systems charge late fees to customers who do not pay their cable bills on time. Plaintiffs generally allege that the late fees charged by such cable systems are not reasonably related to the costs incurred by the cable systems as a result of the late payment. Plaintiffs seek to require cable systems to provide compensation for alleged excessive late fee charges for past periods. These cases are at various stages of the litigation process. Based upon the facts available, management believes that, although no assurances can be given as to the outcome of these actions, the ultimate disposition of these matters should not have a material adverse effect upon the financial condition or results of operations of Bresnan Communications Group Systems.

     BCCLP entered into three letters of intent with three different cable operators pursuant to which the BCCLP intends to sell a small cable television system in Michigan and acquire cable television systems in both Michigan and Minnesota. These transactions would result in a net cost to the BCCLP of approximately $63,000, $2,000 was deposited for the acquisition in Michigan. BCCLP expects to fund these transactions through the use of restricted cash, cash flow from operations and additional borrowings.

     Bresnan Communications Group Systems has other contingent liabilities related to legal proceedings and other matters arising in the ordinary course of business. Although it is reasonably possible Bresnan Communications Group Systems may incur losses upon conclusion of such matters, an estimate of any loss or range of loss cannot be made. In the opinion of the management, it is expected that amounts, if any, which may be required to satisfy such contingencies will not be material in relation to the accompanying combined financial statements.

     Bresnan Communications Group Systems leases business offices, has entered into pole attachment agreements and uses certain equipment under lease arrangements. Rental expense under such arrangements amounted to $3,208, $3,221 and $2,833 in 1996, 1997 and 1998, respectively.

     Future minimum lease payments under noncancelable operating leases are estimated to approximate $2,240 per year for each of the next five years.

     It is expected that, in the normal course of business, expiring leases will be renewed or replaced by leases on the same or similar properties.

                      BRESNAN COMMUNICATIONS GROUP SYSTEMS
            (A COMBINATION OF CERTAIN ASSETS, AS DEFINED IN NOTE 1)

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)
                        DECEMBER 31, 1996, 1997 AND 1998
                                 (IN THOUSANDS)

     During 1998, TCI and BCCLP have continued enterprise-wide, comprehensive efforts to assess and remediate their respective computer systems and related software and equipment to ensure such systems, software and equipment will recognize, process and store information in the year 2000 and thereafter. Such year 2000 remediation efforts, which encompass the TCI Bresnan Systems and the Bresnan Entities, respectively, include an assessment of their most critical systems, such as customer service and billing systems, headends and other cable plant, business support operations, and other equipment and facilities. TCI and BCCLP also continued their efforts to verify the year 2000 readiness of their significant suppliers and vendors and continued to communicate with significant business partners' and affiliates to assess such partners and affiliates' year 2000 status.

     TCI and BCCLP have formed year 2000 program management teams to organize and manage their year 2000 remediation efforts. The program management teams are responsible for overseeing, coordinating and reporting on their respective year 2000 remediation efforts. Upon consummation of the TCI Transaction, assessment and remediation of year 2000 issues for the TCI Bresnan Systems became the responsibility of BCCLP.

     During 1998, the project management teams continued their surveys of significant third-party vendors and suppliers whose systems, services or products are important to their operations (e.g., suppliers of addressable controllers and set-top boxes, and the provider of billing services). The year 2000 readiness of such providers is critical to continued provision of cable service.

     TCI and BCCLP have instituted a verification process to determine the vendors' year 2000 readiness. Such verification includes, as deemed necessary, reviewing vendors' test and other data and engaging in regular conferences with vendors' year 2000 teams. TCI and BCCLP are also requiring testing to validate the year 2000 compliance of certain critical products and services.

     The failure to correct a material year 2000 problem could result in an interruption or failure of certain important business operations. There can be no assurance that the systems of Bresnan Communications Group Systems or the systems of other companies on which they rely will be converted in time, or that any such failure to convert by the Bresnan Communications Group Systems or other companies will not have a material adverse effect on the financial position, results of operations or cash flows of Bresnan Communications Group Systems.

                                  UNDERWRITING


     CCI, Charter Communications Holding Company and the underwriters for the U.S. offering (the "U.S. underwriters") named below have entered into an underwriting agreement with respect to the Class A common stock being offered in the United States and Canada. Subject to certain conditions, each U.S. underwriter has severally agreed to purchase the number of shares indicated in the following table. Goldman, Sachs & Co., Bear, Stearns & Co. Inc., Morgan Stanley & Co. Incorporated, Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc.,
A. G. Edwards & Sons, Inc. and M. R. Beal & Company are the representatives of the U.S. underwriters.


                                                              Number of
                     U.S. Underwriters                         Shares
                     -----------------                        ---------
Goldman, Sachs & Co.........................................
Bear, Stearns & Co. Inc.....................................
Morgan Stanley & Co. Incorporated...........................
Donaldson, Lufkin & Jenrette Securities Corporation.........
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........
Salomon Smith Barney Inc....................................
A. G. Edwards & Sons, Inc...................................
M. R. Beal & Company........................................

          Total.............................................
                                                               -------
                                                               =======

                             ----------------------

     If the U.S. underwriters sell more shares than the total number set forth in the table above, the U.S. underwriters have an option to buy up to an
additional           shares from CCI to cover such sales. They may exercise that option for 30 days. If any shares are purchased pursuant to this option, the underwriters will severally purchase shares in approximately the same proportion as set forth in the table above.

     The following table shows the per share and total underwriting discounts and commissions to be paid to the U.S. underwriters by CCI. Such amounts are shown assuming both no exercise and full exercise of the U.S. underwriters' option to purchase additional shares.


                                                                     Paid by CCI
                                                             ----------------------------
                                                             No Exercise    Full Exercise
                                                             -----------    -------------
Per share..................................................   $               $
Total......................................................   $               $


     Shares sold by the underwriters to the public are being offered at the initial public offering price set forth on the cover page of this prospectus. Any shares sold by the underwriters to securities dealers may be sold at a
discount of up to $     per share from the initial public offering price. Any
such securities dealers may resell any shares purchased from the underwriters to
certain other brokers or dealers at a discount of up to $     per share from the
initial public offering price. If all of the shares are not sold at the initial public offering price, the representatives may change the offering price and the other selling terms.


     CCI and Charter Communications Holding Company have entered into an underwriting agreement with the underwriters for the international offering of shares of Class A common stock outside the United States and Canada (the "international underwriters"). The terms and conditions of both offerings are the same and the sale of shares in both offerings are conditioned on each other. Goldman Sachs International, Bear, Stearns International Limited, Morgan Stanley & Co. International Limited, Donaldson, Lufkin & Jenrette Securities Corporation, Merrill Lynch International, Salomon Brothers International ABN Amro, Rothschild Credit Lyonnais Securities and Dresdner Bank AG are representatives of the international underwriters. CCI has granted the international underwriters an option similar to that granted the U.S.
underwriters to purchase up to an aggregate of an additional        shares.


     The underwriters for both of the offerings have entered into an agreement in which they have agreed to restrictions on where and to whom they and any dealer purchasing from them may offer shares as a part of the distribution of the shares. The underwriters have also agreed that they may sell shares among each of the underwriting groups.


     CCI, all of its directors and executive officers, Charter Communications Holding Company, Charter Investment and Vulcan Cable III have agreed not to dispose of or hedge any of their Class A common stock or their Charter Communications Holding Company membership units or securities convertible into or exchangeable for Class A common stock or membership units during the period from the date of this prospectus continuing through the date 180 days after the date of this prospectus, except with the prior written consent of Goldman, Sachs & Co. See "Shares Eligible for Future Sale" for a discussion of certain transfer restrictions.


     Prior to the offering, there has been no public market for the shares. The initial public offering price will be negotiated among CCI and the representatives. Among the factors to be considered in determining the initial public offering price of the shares, in addition to prevailing market conditions, will be our historical performance, estimates of our business potential and our earnings prospects, an assessment of our management and the consideration of the above factors in relation to market valuation of companies in related businesses.


     CCI has applied to have the Class A common stock included for quotation on the Nasdaq National Market under the symbol "CHTR".


     In connection with the offering, the underwriters may purchase and sell shares of Class A common stock in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of shares than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the Class A common stock while the offering is in progress.

     The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased shares sold by or for the account of such underwriter in stabilizing or short covering transactions.

     These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The underwriters do not expect sales to discretionary accounts to exceed five percent of the total number of shares offered.

     CCI estimates that its share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $
          .


     CCI and Charter Communications Holding Company have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     At our request, the underwriters have reserved for sale at the initial
public offering price up to   % of the shares offered by us to be sold to our
directors, officers, employees and business associates. The number of shares available for sale to the general public will be reduced to the extent such shares are purchased. Any of these reserved shares not so purchased will be offered by the underwriters on the same basis as the shares offered hereby.

     At our request, the underwriters will reserve up to $12 million of Class A common stock at the initial public offering price for sale to specified sellers
of the Helicon cable systems. This would represent             shares of Class A
common stock, calculated at the mid-point of the range set forth on the cover page of this prospectus.


     Certain of the underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking and general financing and banking services to Charter Communications Holding Company and its affiliates for which they have in the past received, and may in the future receive, customary fees.


     This prospectus may be used by the underwriters and other dealers in connection with offers and sales of the shares, including sales of shares initially sold by the underwriters in the offering being made outside of the United States, to persons located in the United States.

[Inside Back Cover]



[Text:] Mission: "To develop the cable industry's pre-eminent customer service oriented broadband company that implements Paul Allen's Wired World vision, while continuing to generate internal customer and cash flow growth that places us in the upper echelon of the industry."



[Graphics of friendly customer service representative assisting customer using a headset and people enjoying cable programming; background image of computer screen displaying Charter website; caption beneath the two graphics reads "Customer Service"].

             ------------------------------------------------------
             ------------------------------------------------------

     No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.
                           -------------------------

                               TABLE OF CONTENTS


                                       PAGE
                                       ----
Prospectus Summary...................     1
Risk Factors.........................    12
Forward-Looking Statements...........    23
Use of Proceeds......................    24
Dividend Policy......................    25
Capitalization.......................    26
Dilution.............................    29
Unaudited Pro Forma Financial
  Statements.........................    30
Selected Historical Financial Data...    56
Management's Discussion and Analysis
  of Financial Condition And Results
  of Operations......................    57
Business.............................    77
Regulation and Legislation...........   109
Management...........................   116
Principal Stockholders...............   127
Certain Relationships and Related
  Transactions.......................   128
Description of Certain
  Indebtedness.......................   140
Description of Capital Stock and
  Membership Units...................   152
Shares Eligible for Future Sale......   158
Certain United States Tax
  Considerations for Non-United
  States Holders.....................   160
Legal Matters........................   164
Experts..............................   164
Index to Financial Statements........   F-1
Underwriting.........................   U-1


     Through and including        , 1999 (the 25th day after the date of this
prospectus), all dealers effecting transactions in these securities, whether or not participating is offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
                                          Shares
                                    CHARTER
                              COMMUNICATIONS, INC.
                              Class A Common Stock

                         [Charter Communications Logo]
                                     A Wired World Company
                              GOLDMAN, SACHS & CO.
                            BEAR, STEARNS & CO. INC.
                           MORGAN STANLEY DEAN WITTER
                          DONALDSON, LUFKIN & JENRETTE
                              MERRILL LYNCH & CO.
                              SALOMON SMITH BARNEY
                           A. G. EDWARDS & SONS, INC.
                              M. R. BEAL & COMPANY

                      Representatives of the Underwriters
             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the expenses, other than underwriting discounts and commissions, to be paid in connection with the sale of the Class A common stock being registered, all of which will be paid by the Registrant. All amounts are estimates except the registration fee, the Nasdaq National Market listing fee and the NASD filing fee.

Registration fee............................................  $959,100
Nasdaq National Market listing fee..........................     *
NASD filing fee.............................................    30,500
Accounting fees and expenses................................     *
Legal fees and expenses.....................................     *
Blue Sky fees and expenses..................................     *
Printing and engraving expenses.............................     *
Transfer agent and registrar fees...........................     *
Miscellaneous expenses......................................     *
                                                              --------
          Total.............................................  $  *
                                                              ========

---------------
* To be completed by amendment.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

INDEMNIFICATION UNDER THE CERTIFICATE OF INCORPORATION AND BYLAWS OF THE REGISTRANT

     The Registrant's certificate of incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the directors' duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under Section 174 of the Delaware General Corporation law; or (iv) for any transaction from which the director derived an improper personal benefit. The Registrant's bylaws require the Registrant to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed proceeding by reason of the fact that he is or was a director or officer of the Registrant, or any other person designated by the board of directors (which may include any person serving at the request of the Registrant as a director, officer, employee, agent, fiduciary or trustee of another corporation, partnership, joint venture, trust, employee benefit plan or other entity or enterprise), in each case, against certain liabilities (including damages, judgments, amounts paid in settlement, fines, penalties and expenses), except where such indemnification is expressly prohibited by applicable law, where such person has engaged in willful misconduct or recklessness or where such indemnification has been determined to be unlawful. Such indemnification as to expenses is mandatory to the extent the individual is successful on the merits of the matter.

INDEMNIFICATION UNDER THE DELAWARE GENERAL CORPORATION LAW

     Section 145 of the Delaware General Corporation Law, authorizes a corporation to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person's conduct was unlawful. In addition, the Delaware General Corporation Law permits indemnification only for expenses (including attorneys fees) in connection with an action or suit by or in the right of the corporation, and, in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation, such indemnification is permitted only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses, which such court shall deem proper. To the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter, such person shall be indemnified against expenses, including attorneys' fees, actually and reasonably incurred by such person.


INDEMNIFICATION UNDER THE LIMITED LIABILITY COMPANY AGREEMENT OF CHARTER COMMUNICATIONS HOLDING COMPANY



     The limited liability company agreement of Charter Communications Holding Company, entered into as of February 9, 1999, by Charter Investment as the initial member, provides that the members, the manager, the directors, their affiliates or any person who at any time serves or has served as a director, officer, employee or other agent of any member or any such affiliate, and who, in such capacity, engages or has engaged in activities on behalf of Charter Communications Holding Company, shall be indemnified and held harmless by Charter Communications Holding Company to the fullest extent permitted by law from and against any losses, damages, expenses, including attorneys' fees, judgments and amounts paid in settlement actually and reasonably incurred by or in connection with any claim, action, suit or proceeding arising out of or incidental to such indemnifiable person's conduct or activities on behalf of Charter Communications Holding Company. Notwithstanding the foregoing, no indemnification is available under the limited liability company agreement for actions constituting bad faith, willful misconduct or fraud. Payment of these indemnification obligations shall be made from the assets of Charter Communications Holding Company and the members shall not be personally liable to an indemnifiable person for payment of indemnification.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     The Registrant has not issued any common stock prior to the offering. Concurrently with the consummation of the offering to which this registration statement relates, Paul G. Allen, Jerald L. Kent, Barry L. Babcock and Howard L.
Wood will each purchase           shares of Class B common stock for an
aggregate purchase price of $          . The offering and sale of the shares of
common stock will not be registered under the Securities Act of 1933 because the offering and sales will be made in reliance on the exemption provided by Section 4(2) of the Securities Act of 1933 and Rule 506 thereunder for transactions by an issuer not involving a public offering.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

EXHIBITS


 1.1 Form of Underwriting Agreement by and among Registrant and the underwriters*
 2.1      Merger Agreement, dated March 31, 1999, by and between
          Charter Communications Holdings, LLC and Marcus Cable
          Holdings, LLC(1)

 2.2(a) Membership Purchase Agreement, dated as of January 1, 1999, by and between ACEC Holding Company, LLC and Charter
          Communications, Inc. (now called Charter Investment,
          Inc.)(1)
 2.2(b)   Assignment of Membership Purchase Agreement, dated as of
          February 23, 1999, by and between Charter Communications,
          Inc. (now called Charter Investment, Inc.) and Charter
          Communications Entertainment II, LLC(1)
 2.3(a) Asset Purchase Agreement, dated as of February 17, 1999, among Greater Media, Inc., Greater Media Cablevision, Inc.
          and Charter Communications, Inc. (now called Charter
          Investment, Inc.)(1)
 2.3(b)   Assignment of Asset Purchase Agreement, dated as of February
          23, 1999, by and between Charter Communications, Inc. (now called Charter Investment, Inc.) and Charter Communications
          Entertainment I, LLC(1)
 2.4 Purchase Agreement, dated as of February 23, 1999, by and among Charter Communications, Inc. (now called Charter
          Investment, Inc.), Charter Communications, LLC, Renaissance
          Media Holdings LLC and Renaissance Media Group LLC(1)
 2.5      Purchase Agreement, dated as of March 22, 1999, among
          Charter Communications, Inc. (now called Charter Investment,
          Inc.), Charter Communications, LLC, Charter Helicon, LLC,
          Helicon Partners I, L.P., Baum Investments, Inc. and the limited partners of Helicon Partners I, L.P.(1)
 2.6(a) Asset and Stock Purchase Agreement, dated April 20, 1999, between Intermedia Partners of West Tennessee, L.P. and
          Charter Communications, LLC(1)
 2.6(b)   Stock Purchase Agreement, dated April 20, 1999, between TCID
          1P-V, Inc. and Charter Communications, LLC(1)
 2.6(c)   RMG Purchase Agreement, dated as of April 20, 1999, between
          Robin Media Group, Inc., InterMedia Partners of West
          Tennessee, L.P. and Charter RMG, LLC(1)
 2.6(d)   Asset Exchange Agreement, dated April 20, 1999, among
          InterMedia Partners Southeast Charter Communications, LLC,
          Charter Communications Properties, LLC, and Marcus Cable
          Associates, L.L.C.(1)
 2.6(e)   Asset Exchange Agreement, dated April 20, 1999, among
          InterMedia Partners, a California Limited Partnership,
          Brenmor Cable Partners, L.P. and Robin Media Group, Inc.(1)
 2.6(f)   Common Agreement, dated April 20, 1999, between InterMedia
          Partners, InterMedia Partners Southeast, InterMedia Partners of West Tennessee, L.P., InterMedia Capital Partners IV,
          L.P., InterMedia Partners IV, L.P., Brenmor Cable Partners,
          L.P., TCID IP-V, Inc., Charter Communications, LLC, Charter
          Communications Properties, LLC, Marcus Cable Associates,
          L.L.C. and Charter RMG, LLC*
 2.7(a) Purchase and Sale Agreement, dated as of April 26, 1999, by and among Interlink Communications Partners, LLLP, the sellers listed therein and Charter Communications, Inc. (now called Charter Investment, Inc.)(1)
 2.7(b) Purchase and Sale Agreement, dated as of April 26, 1999, by and among Rifkin Acquisition Partners, L.L.L.P., the sellers listed therein and Charter Communications, Inc. (now called
          Charter Investment, Inc.)(1)
 2.7(c) RAP Indemnity Agreement, dated April 26, 1999, by and among the sellers listed therein and Charter Communications, Inc.
          (now called Charter Investment, Inc.)(1)
 2.7(d)   Assignment of Purchase Agreement with Interlink
          Communications Partners, LLLP, dated as of June 30, 1999, by and between Charter Communications, Inc. (now called Charter
          Investment, Inc.) and Charter Communications Operating,
          LLC(1)

 2.7(e)   Assignment of Purchase Agreement with Rifkin Acquisition
          Partners L.L.L.P., dated as of June 30, 1999, by and between Charter Communications, Inc. (now called Charter Investment,
          Inc.) and Charter Communications Operating, LLC*
 2.7(f)   Assignment of RAP Indemnity Agreement, dated as of June 30,
          1999, by and between Charter Communications, Inc. (now called Charter Investment, Inc.) and Charter Communications
          Operating, LLC(1)
 2.7(g)   Amendment to the Purchase Agreement with Interlink
          Communications Partners, LLLP, dated June 29, 1999(1)
 2.8 Securities Purchase Agreement, dated May 13, 1999, by and between Avalon Cable Holdings LLC, Avalon Investors, L.L.C.,
          Avalon Cable of Michigan Holdings, Inc. and Avalon Cable LLC and Charter Communications Holdings LLC and Charter
          Communications, Inc. (now called Charter Investment, Inc.)*
 2.9      Purchase and Contribution Agreement, dated as of May 26,
          1999, by and among Falcon Communications, L.P., Falcon
          Holding Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
          Trust, Falcon Holding Group, Inc. and DHN INC. and Charter
          Communications, Inc. (now called Charter Investment, Inc.)*
 2.10     Purchase Agreement, dated as of May 21, 1999, among
          Blackstone TWF Capital Partners, L.P., Blackstone TWF
          Capital Partners A L.P., Blackstone TWF Capital Partners B
          L.P., Blackstone TWF Family Investment Partnership, L.P.,
          RCF Carry, LLC, Fanch Management Partners, Inc., PBW Carried
          Interest, Inc., RCF Indiana Management Corp, The Robert C.
          Fanch Revocable Trust, A. Dean Windry, Thomas Binning, Jack
          Pottle, SDG/Michigan Communications Joint Venture, Fanch-JV2
          Master Limited Partnership, Cooney Cable Associates of Ohio,
          Limited Partnership, North Texas Cablevision, LTD., Post
          Cablevision of Texas, Limited Partnership, Spring Green
          Communications, L.P., Fanch-Narragansett CSI Limited
          Partnership, and Fanch Cablevision of Kansas General
          Partnership and Charter Communications, Inc. (now known as
          Charter Investment, Inc.*
 2.11     Purchase and Contribution Agreement, entered into as of June
          1999, by and among BCI (USA), LLC, William Bresnan,
          Blackstone BC Capital Partners L.P., Blackstone BC Offshore
          Capital Partners L.P., Blackstone Family Investment
          Partnership III L.P., TCID of Michigan, Inc. and TCI Bresnan
          LLC and Charter Communications Holding Company, LLC (now called Charter Investment, Inc.)*
 3.1      Certificate of Incorporation of Registrant*
 3.2      Bylaws of Registrant*
 4.1 Form of certificate evidencing shares of Class A common stock*
 5.1 Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality of the securities being registered*
10.1      Credit Agreement, dated as of March 18, 1999, between
          Charter Communications Operating, LLC and certain lenders and agents named therein(1)
10.2      Amended and Restated Management Agreement, dated March 17,
          1999, between Charter Communications Operating, LLC and
          Charter Communications, Inc. (now called Charter Investment,
          Inc.)(1)
10.3 Consulting Agreement, dated as of March 10, 1999, by and between Vulcan Northwest Inc., Charter Communications, Inc.
          (now called Charter Investment, Inc.) and Charter
          Communications Holdings, LLC(1)
10.4 Indenture relating to the 8.250% Senior Notes due 2007, dated as of March 17, 1999, between Charter Communications
          Holdings, LLC, Charter Communications Holdings Capital
          Corporation and Harris Trust and Savings Bank(1)

10.5      Exchange and Registration Rights Agreement, dated March 17,
          1999, by and among Charter Communications Holdings, LLC,
          Charter Communications Holdings Capital Corporation,
          Goldman, Sachs & Co., Chase Securities Inc., Donaldson,
          Lufkin & Jenrette Securities Corporation, Bear, Stearns &
          Co. Inc., NationsBanc Montgomery Securities LLC, Salomon
          Smith Barney Inc., Credit Lyonnais Securities (USA), Inc.,
          First Union Capital Markets Corp., Prudential Securities
          Incorporated, TD Securities (USA) Inc., CIBC Oppenheimer
          Corp. and Nesbitt Burns Securities Inc., relating to the
          8.250% Senior Notes due 2007(1)
10.6 Indenture relating to the 8.625% Senior Notes due 2009, dated as of March 17, 1999, among Charter Communications
          Holdings, LLC, Charter Communications Holdings Capital
          Corporation and Harris Trust and Savings Bank(1)
10.7      Exchange and Registration Rights Agreement, dated March 17,
          1999, by and among Charter Communications Holdings, LLC,
          Charter Communications Holdings Capital Corporation,
          Goldman, Sachs & Co., Chase Securities Inc., Donaldson,
          Lufkin & Jenrette Securities Corporation, Bear, Stearns &
          Co. Inc., NationsBanc Montgomery Securities LLC, Salomon
          Smith Barney Inc., Credit Lyonnais Securities (USA), Inc.,
          First Union Capital Markets Corp., Prudential Securities
          Incorporated, TD Securities (USA) Inc., CIBC Oppenheimer
          Corp. and Nesbitt Burns Securities Inc., relating to the
          8.625% Senior Notes due 2009(1)
10.8      Indenture relating to the 9.920% Senior Discount Notes due
          2011, dated as of March 17, 1999, among Charter
          Communications Holdings, LLC, Charter Communications
          Holdings Capital Corporation and Harris Trust and Savings
          Bank(1)
10.9      Exchange and Registration Rights Agreement, dated March 17,
          1999, by and among Charter Communications Holdings, LLC,
          Charter Communications Holdings Capital Corporation,
          Goldman, Sachs & Co., Chase Securities Inc., Donaldson,
          Lufkin & Jenrette Securities Corporation, Bear, Stearns &
          Co. Inc., NationsBanc Montgomery Securities LLC, Salomon
          Smith Barney Inc., Credit Lyonnais Securities (USA), Inc.,
          First Union Capital Markets Corp., Prudential Securities
          Incorporated, TD Securities (USA) Inc., CIBC Oppenheimer
          Corp. and Nesbitt Burns Securities Inc., relating to the
          9.920% Senior Discount Notes due 2011(1)
10.10     Charter Communications Holdings, LLC 1999 Option Plan(1)
10.11     Membership Interests Purchase Agreement, dated July 22,
          1999, by and between Charter Communications Holding Company,
          LLC and Paul G. Allen(1)
10.12     Employment Agreement, dated as of August 28, 1998, between
          Jerald L. Kent and Paul G. Allen(1)
10.13     Employment Agreement, dated as of December 23, 1998, between
          Barry L. Babcock and Paul G. Allen(1)
10.14     Employment Agreement, dated as of December 23, 1998, between
          Howard L. Wood and Paul G. Allen(1)
10.15(a)  Option Agreement, dated as of February 9, 1999, between
          Jerald L. Kent and Charter Communications Holdings, LLC(1)
10.15(b) Amendment to the Option Agreement, dated as of May 25, 1999, between Jerald L. Kent and Charter Communications Holding
          Company, LLC(1)
10.16     Letter Agreement, dated as of July 22, 1999 between Charter
          Communications Holding Company, LLC and Charter
          Communications Holdings, LLC(1)
10.17     Assignment of Employment Agreements, dated as of December
          23, 1998, between Paul G. Allen and Charter Communications,
          Inc. (now called Charter Investment, Inc.)(1)

10.18 Amendment to Membership Interests Purchase Agreement, dated as of August 10, 1999, by and among Charter Communications
          Holding Company, LLC, Vulcan Cable III Inc. and Paul G.
          Allen(1)
10.19 Assumption Agreement, dated as of May 25, 1999, by and between Charter Communications Holdings, LLC and Charter
          Communications Holding Company, LLC(1)
21.1      Subsidiaries of Registrant*
23.1 Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit No. 5.1)*
23.2      Consent of Arthur Andersen LLP
23.3      Consent of KPMG LLP
23.4      Consent of Ernst & Young LLP
23.5      Consent of Ernst & Young LLP
23.6      Consent of KPMG LLP
23.7      Consent of PricewaterhouseCoopers LLP
23.8      Consent of PricewaterhouseCoopers LLP
23.9      Consent of Ernst & Young LLP
23.10     Consent of PricewaterhouseCoopers LLP
23.11     Consent of PricewaterhouseCoopers LLP
23.12     Consent of Greenfield, Altman, Brown, Berger & Katz, P.C.
23.13     Consent of PricewaterhouseCoopers LLP
23.14     Consent of KPMG LLP
23.15     Consent of Ernst & Young LLP
23.16     Consent of KPMG LLP
23.17     Consent of KPMG LLP
23.18     Consent of Ernst & Young LLP
23.19     Consent of Ernst & Young LLP
24.1      Power of Attorney (included on the signature page hereto)**
27.1      Financial Data Schedule


---------------
  * To be filed by amendment.


 ** Previously filed.



(1) Incorporated by reference to the Registration Statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation (File No. 333-77499).


FINANCIAL STATEMENT SCHEDULES

     Schedules not listed above are omitted because of the absence of the conditions under which they are required or because the information required by such omitted schedules is set forth in the financial statements or the notes thereto.

ITEM 17.  UNDERTAKINGS.

     The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Charter Communications, Inc. has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of St. Louis, State of Missouri on the third day of September 1999.


                                   CHARTER COMMUNICATIONS, INC.

                                   By: /s/ CURTIS S. SHAW
                                      ------------------------------------------
                                       Name: Curtis S. Shaw
                                       Title:   Senior Vice President, General
                                                Counsel and Secretary


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.



              SIGNATURE                                        CAPACITY                                DATE
              ---------                                        --------                                ----

*                                      Chairman of the Board of Directors                        September 3, 1999
------------------------------------
Paul G. Allen

*                                      President, Chief Executive Officer and Director           September 3, 1999
------------------------------------   (Principal Executive Officer)
Jerald L. Kent

*                                      Director                                                  September 3, 1999
------------------------------------
William D. Savoy

*                                      Senior Vice President and Chief Financial Officer         September 3, 1999
------------------------------------   (Principal Financial Officer and Principal Accounting
Kent D. Kalkwarf                       Officer)

*By: /s/ CURTIS S. SHAW
     ------------------------------
Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
 NUMBER    DESCRIPTION                                                   PAGE NO.
--------   -----------                                                   --------
 1.1       Form of Underwriting Agreement by and among Registrant and the underwriters*
 2.1       Merger Agreement, dated March 31, 1999, by and between
           Charter Communications Holdings, LLC and Marcus Cable
           Holdings, LLC(1)
 2.2(a)    Membership Purchase Agreement, dated as of January 1, 1999, by and between ACEC Holding Company, LLC and Charter
           Communications, Inc. (now called Charter Investment,
           Inc.)(1)
 2.2(b)    Assignment of Membership Purchase Agreement, dated as of
           February 23, 1999, by and between Charter Communications,
           Inc. (now called Charter Investment, Inc.) and Charter
           Communications Entertainment II, LLC(1)
 2.3(a)    Asset Purchase Agreement, dated as of February 17, 1999,
           among Greater Media, Inc., Greater Media Cablevision, Inc.
           and Charter Communications, Inc. (now called Charter
           Investment, Inc.)(1)
 2.3(b)    Assignment of Asset Purchase Agreement, dated as of February
           23, 1999, by and between Charter Communications, Inc. (now called Charter Investment, Inc.) and Charter Communications
           Entertainment I, LLC(1)
 2.4       Purchase Agreement, dated as of February 23, 1999, by and
           among Charter Communications, Inc. (now called Charter
           Investment, Inc.), Charter Communications, LLC, Renaissance
           Media Holdings LLC and Renaissance Media Group LLC(1)
 2.5       Purchase Agreement, dated as of March 22, 1999, among
           Charter Communications, Inc. (now called Charter Investment,
           Inc.), Charter Communications, LLC, Charter Helicon, LLC,
           Helicon Partners I, L.P., Baum Investments, Inc. and the
           limited partners of Helicon Partners I, L.P.(1)
 2.6(a)    Asset and Stock Purchase Agreement, dated April 20, 1999,
           between Intermedia Partners of West Tennessee, L.P. and
           Charter Communications, LLC(1)
 2.6(b)    Stock Purchase Agreement, dated April 20, 1999, between TCID
           1P-V, Inc. and Charter Communications, LLC(1)
 2.6(c)    RMG Purchase Agreement, dated as of April 20, 1999, between
           Robin Media Group, Inc., InterMedia Partners of West
           Tennessee, L.P. and Charter RMG, LLC(1)
 2.6(d)    Asset Exchange Agreement, dated April 20, 1999, among
           InterMedia Partners Southeast Charter Communications, LLC,
           Charter Communications Properties, LLC, and Marcus Cable
           Associates, L.L.C.(1)
 2.6(e)    Asset Exchange Agreement, dated April 20, 1999, among
           InterMedia Partners, a California Limited Partnership,
           Brenmor Cable Partners, L.P. and Robin Media Group, Inc.(1)
 2.6(f)    Common Agreement, dated April 20, 1999, between InterMedia
           Partners, InterMedia Partners Southeast, InterMedia Partners
           of West Tennessee, L.P., InterMedia Capital Partners IV,
           L.P., InterMedia Partners IV, L.P., Brenmor Cable Partners,
           L.P., TCID IP-V, Inc., Charter Communications, LLC, Charter
           Communications Properties, LLC, Marcus Cable Associates,
           L.L.C. and Charter RMG, LLC*
 2.7(a)    Purchase and Sale Agreement, dated as of April 26, 1999, by and among Interlink Communications Partners, LLLP, the
           sellers listed therein and Charter Communications, Inc. (now called Charter Investment, Inc.)(1)

EXHIBIT
 NUMBER    DESCRIPTION                                                   PAGE NO.
--------   -----------                                                   --------
 2.7(b)    Purchase and Sale Agreement, dated as of April 26, 1999, by and among Rifkin Acquisition Partners, L.L.L.P., the sellers listed therein and Charter Communications, Inc. (now called
           Charter Investment, Inc.)(1)
 2.7(c)    RAP Indemnity Agreement, dated April 26, 1999, by and among the sellers listed therein and Charter Communications, Inc.
           (now called Charter Investment, Inc.)(1)
 2.7(d)    Assignment of Purchase Agreement with Interlink
           Communications Partners, LLLP, dated as of June 30, 1999, by and between Charter Communications, Inc. (now called Charter
           Investment, Inc.) and Charter Communications Operating,
           LLC(1)
 2.7(e)    Assignment of Purchase Agreement with Rifkin Acquisition
           Partners L.L.L.P., dated as of June 30, 1999, by and between
           Charter Communications, Inc. (now called Charter Investment,
           Inc.) and Charter Communications Operating, LLC*
 2.7(f)    Assignment of RAP Indemnity Agreement, dated as of June 30,
           1999, by and between Charter Communications, Inc. (now
           called Charter Investment, Inc.) and Charter Communications
           Operating, LLC(1)
 2.7(g)    Amendment to the Purchase Agreement with Interlink
           Communications Partners, LLLP, dated June 29, 1999(1)
 2.8       Securities Purchase Agreement, dated May 13, 1999, by and
           between Avalon Cable Holdings LLC, Avalon Investors, L.L.C.,
           Avalon Cable of Michigan Holdings, Inc. and Avalon Cable LLC
           and Charter Communications Holdings LLC and Charter
           Communications, Inc. (now called Charter Investment, Inc.)*
 2.9       Purchase and Contribution Agreement, dated as of May 26,
           1999, by and among Falcon Communications, L.P., Falcon
           Holding Group, L.P., TCI Falcon Holdings, LLC, Falcon Cable
           Trust, Falcon Holding Group, Inc. and DHN INC. and Charter
           Communications, Inc. (now called Charter Investment, Inc.)*
 2.10      Purchase Agreement, dated as of May 21, 1999, among
           Blackstone TWF Capital Partners, L.P., Blackstone TWF
           Capital Partners A L.P., Blackstone TWF Capital Partners B
           L.P., Blackstone TWF Family Investment Partnership, L.P.,
           RCF Carry, LLC, Fanch Management Partners, Inc., PBW Carried
           Interest, Inc., RCF Indiana Management Corp, The Robert C.
           Fanch Revocable Trust, A. Dean Windry, Thomas Binning, Jack
           Pottle, SDG/Michigan Communications Joint Venture, Fanch-JV2
           Master Limited Partnership, Cooney Cable Associates of Ohio,
           Limited Partnership, North Texas Cablevision, LTD., Post
           Cablevision of Texas, Limited Partnership, Spring Green
           Communications, L.P., Fanch-Narragansett CSI Limited
           Partnership, and Fanch Cablevision of Kansas General
           Partnership and Charter Communications, Inc. (now known as
           Charter Investment, Inc.*
 2.11      Purchase and Contribution Agreement, entered into as of June
           1999, by and among BCI (USA), LLC, William Bresnan,
           Blackstone BC Capital Partners L.P., Blackstone BC Offshore
           Capital Partners L.P., Blackstone Family Investment
           Partnership III L.P., TCID of Michigan, Inc. and TCI Bresnan
           LLC and Charter Communications Holding Company, LLC (now
           called Charter Investment, Inc.)*
 3.1       Certificate of Incorporation of Registrant*
 3.2       Bylaws of Registrant*
 4.1       Form of certificate evidencing shares of Class A common
           stock*
 5.1       Opinion of Paul, Hastings, Janofsky & Walker LLP regarding legality of the securities being registered*

EXHIBIT
 NUMBER    DESCRIPTION                                                   PAGE NO.
--------   -----------                                                   --------
10.1       Credit Agreement, dated as of March 18, 1999, between
           Charter Communications Operating, LLC and certain lenders
           and agents named therein(1)
10.2       Amended and Restated Management Agreement, dated March 17,
           1999, between Charter Communications Operating, LLC and
           Charter Communications, Inc. (now called Charter Investment,
           Inc.)(1)
10.3       Consulting Agreement, dated as of March 10, 1999, by and
           between Vulcan Northwest Inc., Charter Communications, Inc.
           (now called Charter Investment, Inc.) and Charter
           Communications Holdings, LLC(1)
10.4       Indenture relating to the 8.250% Senior Notes due 2007,
           dated as of March 17, 1999, between Charter Communications
           Holdings, LLC, Charter Communications Holdings Capital
           Corporation and Harris Trust and Savings Bank(1)
10.5       Exchange and Registration Rights Agreement, dated March 17,
           1999, by and among Charter Communications Holdings, LLC,
           Charter Communications Holdings Capital Corporation,
           Goldman, Sachs & Co., Chase Securities Inc., Donaldson,
           Lufkin & Jenrette Securities Corporation, Bear, Stearns &
           Co. Inc., NationsBanc Montgomery Securities LLC, Salomon
           Smith Barney Inc., Credit Lyonnais Securities (USA), Inc.,
           First Union Capital Markets Corp., Prudential Securities
           Incorporated, TD Securities (USA) Inc., CIBC Oppenheimer
           Corp. and Nesbitt Burns Securities Inc., relating to the
           8.250% Senior Notes due 2007(1)
10.6       Indenture relating to the 8.625% Senior Notes due 2009,
           dated as of March 17, 1999, among Charter Communications
           Holdings, LLC, Charter Communications Holdings Capital
           Corporation and Harris Trust and Savings Bank(1)
10.7       Exchange and Registration Rights Agreement, dated March 17,
           1999, by and among Charter Communications Holdings, LLC,
           Charter Communications Holdings Capital Corporation,
           Goldman, Sachs & Co., Chase Securities Inc., Donaldson,
           Lufkin & Jenrette Securities Corporation, Bear, Stearns &
           Co. Inc., NationsBanc Montgomery Securities LLC, Salomon
           Smith Barney Inc., Credit Lyonnais Securities (USA), Inc.,
           First Union Capital Markets Corp., Prudential Securities
           Incorporated, TD Securities (USA) Inc., CIBC Oppenheimer
           Corp. and Nesbitt Burns Securities Inc., relating to the
           8.625% Senior Notes due 2009(1)
10.8       Indenture relating to the 9.920% Senior Discount Notes due
           2011, dated as of March 17, 1999, among Charter
           Communications Holdings, LLC, Charter Communications
           Holdings Capital Corporation and Harris Trust and Savings
           Bank(1)
10.9       Exchange and Registration Rights Agreement, dated March 17,
           1999, by and among Charter Communications Holdings, LLC,
           Charter Communications Holdings Capital Corporation,
           Goldman, Sachs & Co., Chase Securities Inc., Donaldson,
           Lufkin & Jenrette Securities Corporation, Bear, Stearns &
           Co. Inc., NationsBanc Montgomery Securities LLC, Salomon
           Smith Barney Inc., Credit Lyonnais Securities (USA), Inc.,
           First Union Capital Markets Corp., Prudential Securities
           Incorporated, TD Securities (USA) Inc., CIBC Oppenheimer
           Corp. and Nesbitt Burns Securities Inc., relating to the
           9.920% Senior Discount Notes due 2011(1)
10.10      Charter Communications Holdings, LLC 1999 Option Plan(1)
10.11      Membership Interests Purchase Agreement, dated July 22,
           1999, by and between Charter Communications Holding Company,
           LLC and Paul G. Allen(1)
10.12      Employment Agreement, dated as of August 28, 1998, between
           Jerald L. Kent and Paul G. Allen(1)

EXHIBIT
 NUMBER    DESCRIPTION                                                   PAGE NO.
--------   -----------                                                   --------
10.13      Employment Agreement, dated as of December 23, 1998, between
           Barry L. Babcock and Paul G. Allen(1)
10.14      Employment Agreement, dated as of December 23, 1998, between
           Howard L. Wood and Paul G. Allen(1)
10.15(a)   Option Agreement, dated as of February 9, 1999, between
           Jerald L. Kent and Charter Communications Holdings, LLC(1)
10.15(b)   Amendment to the Option Agreement, dated as of May 25, 1999, between Jerald L. Kent and Charter Communications Holding
           Company, LLC(1)
10.16      Letter Agreement, dated as of July 22, 1999 between Charter
           Communications Holding Company, LLC and Charter
           Communications Holdings, LLC(1)
10.17      Assignment of Employment Agreements, dated as of December
           23, 1998, between Paul G. Allen and Charter Communications,
           Inc. (now called Charter Investment, Inc.)(1)
10.18      Amendment to Membership Interests Purchase Agreement, dated as of August 10, 1999, by and among Charter Communications
           Holding Company, LLC, Vulcan Cable III Inc. and Paul G.
           Allen(1)
10.19      Assumption Agreement, dated as of May 25, 1999, by and
           between Charter Communications Holdings, LLC and Charter
           Communications Holding Company, LLC(1)
21.1       Subsidiaries of Registrant*
23.1       Consent of Paul, Hastings, Janofsky & Walker LLP (contained in Exhibit No. 5.1)*
23.2       Consent of Arthur Andersen LLP
23.3       Consent of KPMG LLP
23.4       Consent of Ernst & Young LLP
23.5       Consent of Ernst & Young LLP
23.6       Consent of KPMG LLP
23.7       Consent of PricewaterhouseCoopers LLP
23.8       Consent of PricewaterhouseCoopers LLP
23.9       Consent of Ernst & Young LLP
23.10      Consent of PricewaterhouseCoopers LLP
23.11      Consent of PricewaterhouseCoopers LLP
23.12      Consent of Greenfield, Altman, Brown, Berger & Katz, P.C.
23.13      Consent of PricewaterhouseCoopers LLP
23.14      Consent of KPMG LLP
23.15      Consent of Ernst & Young LLP
23.16      Consent of KPMG LLP
23.17      Consent of KPMG LLP
23.18      Consent of Ernst & Young LLP

EXHIBIT
 NUMBER    DESCRIPTION                                                   PAGE NO.
--------   -----------                                                   --------
23.19      Consent of Ernst & Young LLP
24.1       Power of Attorney (included on the signature page hereto)**
27.1       Financial Data Schedule


---------------
  * To be filed by amendment.


 ** Previously filed.



(1) Incorporated by reference to the Registration Statement on Form S-4 of Charter Communications Holdings, LLC and Charter Communications Holdings Capital Corporation (File No. 333-77499).